As filed with the Securities and Exchange Commission on August 5, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JBS Foods International Designated Activity Company

(Exact Name of Registrant as Specified in its Charter)

Republic of Ireland	2011	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2nd Floor Building 1

Imperial Place, Maxwell Road

Borehamwood, Hertfordshire

WD6 1JN United Kingdom

+44 20 8369-5310

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

JBS USA Food Company

1770 Promontory Circle

Greeley, CO 80634

(970) 506-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

John Vetterli, Esq.

Victor Mendoza, Esq.

White & Case LLP

1155 Avenue of the Americas

New York, New York 10036

(212) 819-8200

Approximate date of commencement of proposed sale to the public: As soon as practicable on or after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Ordinary shares, US$0.001 par value per ordinary share (1)	US$3,077,305,141.89	US$309,884.63
Brazilian Depositary Receipts representing one JBS Foods International ordinary share (1)	N/A	N/A (4)

(1)	Ordinary shares, par value US$0.001 per share, of the registrant (the “JBS Foods International ordinary shares”), including in certain cases JBS Foods International ordinary shares represented by Brazilian Depositary Receipts (the “JBS Foods International BDRs”), will be distributed on a pro rata basis to all holders of shares of common stock, without par value, of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil ( “JBS S.A. common shares”) (including to holders of JBS S.A. common shares represented by American Depositary Shares), pursuant to the distribution described in this registration statement (the “distribution”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Determined in accordance with Section 6(b) of the Securities Act, at a rate equal to US$100.70 per US$1,000,000 of the proposed maximum aggregate offering price calculated as described in note 2 above.
(4)	In the aggregate, the proposed maximum aggregate offering price of the JBS Foods International ordinary shares and the JBS Foods International BDRs in the distribution is estimated at US$3,077,305,141.89 . Therefore, no additional filing fee is required for the JBS Foods International BDRs being registered herein.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

JBS Foods International Designated Activity Company, a private limited company incorporated under the laws of the Republic of Ireland (“Ireland”), is filing this registration statement on Form F-1 to register the distribution (as defined below) that is part of a proposed global reorganization (the “Global Reorganization”) of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil (“Brazil”), and its subsidiaries (collectively, the “JBS Group”). Upon the completion of the Global Reorganization, JBS Foods International plc (as JBS Foods International Designated Activity Company is expected to be known upon its re-registration as a public limited company in Ireland, or “JBS Foods International”) will be the ultimate parent company of the JBS Group. JBS Foods International intends to apply to have its ordinary shares, par value US$0.001 per ordinary share (the “JBS Foods International ordinary shares”), listed for trading on the New York Stock Exchange. JBS Foods International also intends to sponsor a Brazilian Depositary Receipt (“BDR”) program to permit JBS Foods International ordinary shares represented by BDRs (the “JBS Foods International BDRs”) to be listed for trading on the São Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) (“BM&FBOVESPA”).

Asset contribution. As the first step in the Global Reorganization, JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business (the “asset contribution”), to a new wholly-owned subsidiary holding company of JBS Foods International (“New Holdco”) in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. At the time of the asset contribution, JBS Foods International will be a wholly-owned subsidiary of JBS S.A. No approval of the asset contribution is required or being sought from holders of JBS S.A. common shares or JBS S.A. ADSs.

Distribution of JBS Foods International ordinary shares. Following the asset contribution, JBS S.A. plans to implement a capital reduction, pursuant to which it will distribute on a pro rata basis (the “distribution”) 100% of the JBS Foods International ordinary shares allotted to it in connection with the asset contribution to all holders of shares of common stock of JBS S.A. (“JBS S.A. common shares”) (including holders of JBS S.A. common shares represented by American Depositary Shares (“JBS S.A. ADSs”)). Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the deposit agreement to be entered into between JBS Foods International and the JBS Foods International BDR Depositary (the “JBS Foods International BDR Deposit Agreement”) in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs held by holders of JBS S.A. common shares or JBS S.A. ADSs, as the case may be. This registration statement on Form F-1 is being filed to register the distribution in the United States. Approval of the distribution will require the affirmative vote of holders representing a majority of the number of issued and outstanding JBS S.A. common shares present or represented at a duly convened extraordinary general shareholders’ meeting (the “JBS S.A. EGM”). JBS S.A. will issue a notice to call the JBS S.A. EGM Brazil at least 30 days prior to the expected date of the JBS S.A. EGM, in accordance with Brazilian law. However, at the time this registration statement on Form F-1 is declared effective, the distribution will have been approved by the JBS S.A. EGM. Therefore, holders of JBS S.A. common shares and JBS S.A. ADSs are not being asked for a proxy and are requested not to send a proxy in connection with the distribution being registered pursuant to this registration statement.

JBS Foods International capital increase. To complete the Global Reorganization, following the distribution, JBS Foods International will conduct a capital increase (the “JBS Foods International capital increase”), following which JBS S.A. is expected to be a consolidated subsidiary of JBS Foods International.

JBS S.A.’s common shares are expected to remain listed and trading on the Novo Mercado segment of the BM&FBOVESPA. Only holders of JBS S.A. common shares, including holders of JBS S.A. ADSs, will be entitled to participate in the JBS Foods International capital increase, as follows:

(1)	Affiliate private capital contribution. Following the distribution, each of FB Participações S.A. (“FB”), BNDES Participações S.A. (“BNDESPar”) and Banco Original S.A. and Banco Original do Agronegócio S.A. (collectively referred to as “Banco Original”), each a Brazilian shareholder of JBS S.A., will be entitled to contribute all or a portion of its JBS S.A. common shares to JBS Foods International in return for the option to receive newly-issued JBS Foods International ordinary shares or JBS Foods International BDRs.

(2)	Following the conclusion of the affiliate private capital contribution, JBS Foods International intends to apply to list its ordinary shares on the NYSE. JBS Foods International will then make an offer to the holders of JBS S.A. common shares (including those JBS S.A. common shares represented by JBS S.A. ADSs) at the same exchange ratio applicable to the affiliate private capital contribution but subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), through concurrent transactions in the United States and Brazil, as follows:

a.	U.S. exchange offer. JBS Foods International will launch an offer in the United States to exchange (the “exchange offer”): (1) JBS S.A. common shares owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares. Holders of JBS S.A common shares who validly tender their JBS S.A. common shares in the exchange offer will receive JBS Foods International BDRs and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program and tender their JBS S.A. ADSs prior to the expiration date. Holders of JBS S.A. ADSs who validly tender their JBS S.A. ADSs in the exchange offer will receive JBS Foods International ordinary shares. Concurrently with this registration statement on Form F-1, JBS Foods International has filed a registration statement on Form F-4 to register the exchange offer in the United States.

b.	Brazilian private capital contribution. Concurrently with the exchange offer, all holders of JBS S.A. common shares who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in the JBS Foods International capital increase through a private transaction in Brazil (the “Brazilian private capital contribution”), whereby such holders may contribute their JBS S.A. common shares in consideration for newly-issued JBS Foods International BDRs. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date. A separate Portuguese-language shareholders’ circular (aviso aos acionistas) relating to the Brazilian private capital contribution will be made available in Brazil to eligible holders of JBS S.A. common shares. Holders of JBS S.A. ADSs will not have the option to participate in the Brazilian private capital contribution.

Following the JBS Foods International capital increase, JBS Foods International will transfer its JBS S.A. common shares to New Holdco.

The conclusion of the Global Reorganization is subject to several conditions as described elsewhere in this registration statement, including, without limitation, the receipt of consent from holders of certain notes guaranteed by JBS S.A. and from certain creditors. No assurances can be made that the Global Reorganization will take place as outlined above or at all. This registration statement will be amended as necessary to reflect changes to the proposed structure of the Global Reorganization.

The information in this preliminary prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be distributed or sold prior to the time the registration statement becomes effective. This preliminary prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities in any jurisdiction where such offer or solicitation is not permitted.

PRELIMINARY PROSPECTUS (Subject to Completion)

Dated                      , 2016

JBS FOODS INTERNATIONAL DESIGNATED ACTIVITY COMPANY

(a private limited company incorporated under the laws of the Republic of Ireland)

Ordinary Shares

This prospectus is being furnished to you as a shareholder of JBS S.A., a corporation (sociedade anônima) incorporated under the laws of the Federative Republic of Brazil, or Brazil, in connection with a pro rata distribution by JBS S.A. to all holders of shares of common stock of JBS S.A., or the JBS S.A. common shares (including holders of JBS S.A. common shares represented by American Depositary Shares, or the JBS S.A. ADSs), of 100% of the ordinary shares of JBS Foods International plc, or the JBS Foods International ordinary shares, that will be allotted to JBS S.A. by JBS Foods International immediately prior to the distribution. We refer to this distribution as the “distribution.”

JBS Foods International Designated Activity Company was incorporated in the Republic of Ireland, or Ireland, on May 9, 2016 as a private limited company. On                     , 2016 JBS Foods International Designated Activity Company re-registered in Ireland as a public limited company under the name “JBS Foods International plc.”

In connection with the distribution, holders of JBS S.A. common shares and JBS S.A. ADSs (each representing two JBS S.A. common shares) as of 5:00 p.m., New York City time (    :00 p.m. São Paulo time), on                     , 2016, or the distribution record date, will receive:

•	one JBS Foods International ordinary share represented by a Brazilian Depositary Receipt, or JBS Foods International BDR, for every four JBS S.A. common shares held; and

•	one JBS Foods International ordinary share for every two JBS S.A. ADSs held.

Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs that you hold, and you have no appraisal rights in connection with the distribution. You are not being asked for a proxy and are requested not to send a proxy in connection with the distribution.

The proposed distribution date is on or about                     , 2016.

Currently, no public market exists for the JBS Foods International ordinary shares. We intend to apply to list the JBS Foods International ordinary shares on the New York Stock Exchange, or the NYSE, under the symbol “JBS.”

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 19.

None of the U.S. Securities and Exchange Commission, or the SEC, any state securities commission in the United States or the Central Bank of Ireland has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For the avoidance of doubt, this document is not intended to be, and is not, a prospectus for the purposes of Part 23 of the Companies Act 2014 of Ireland (as amended), the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland or the Prospectus Rules issued under the Companies Act 2014 of Ireland (as amended), and the Central Bank of Ireland has not approved this document.

The date of this prospectus is                     , 2016.

Introduction and Certain Definitions

This prospectus is being furnished to holders of JBS S.A. common shares and JBS S.A. ADSs who will receive JBS Foods International ordinary shares and/or JBS Foods International BDRs in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any securities of JBS S.A. or JBS Foods International. This prospectus describes, among other things, JBS Foods International’s business, its relationship with JBS S.A. and how the transaction affects JBS S.A. and its shareholders, and provides other information to assist you in evaluating the benefits and risks of holding or disposing of the JBS Foods International ordinary shares or JBS Foods International BDRs that you will receive as a result of the distribution.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer or sale thereof is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Neither JBS Foods International nor JBS S.A. has taken any action under non-U.S. regulations to facilitate a public offer of shares of JBS Foods International outside the United States.

i

Non-U.S. shareholders should consult their advisors in considering whether there are any restrictions or limitations on transactions in the JBS Foods International ordinary shares, JBS Foods International BDRs, JBS S.A. common shares and/or JBS S.A. ADSs that may apply in their home countries. Neither JBS Foods International nor JBS S.A. can provide any assurance about whether such limitations may exist.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date set forth on the cover. Changes to the information contained in this prospectus may occur after that date, and we undertake no obligation to update the information, except in the normal course of our public disclosure obligations.

JBS Foods International Designated Activity Company was incorporated in Ireland on May 9, 2016 as a private company. On                 , 2016, JBS Foods International Designated Activity Company re-registered in Ireland as a public limited company under the name “JBS Foods International plc.” In this prospectus “JBS Foods International” refers to JBS Foods International plc unless otherwise noted. JBS Foods International intends to be a tax resident in the U.K.

“We,” “our,” “us,” “our company” or like terms, when used in a historical context, refer to JBS S.A. and its consolidated subsidiaries and when used in the present tense or prospectively, refer to JBS Foods International and its consolidated subsidiaries, assuming that the transaction has been completed as of the date of the applicable disclosure. JBS S.A. is our predecessor for accounting purposes.

In addition, in this prospectus, except where otherwise indicated or where the context requires otherwise:

•	the “affiliate private capital contribution” means the private transaction to be completed following the distribution, whereby each of FB, BNDESPAR and Banco Original will be entitled to contribute all or a portion of its JBS S.A. common shares in exchange for the option to receive up to: 74,814,208; 36,117,192; and 337,509 newly-issued JBS Foods International ordinary shares (or JBS Foods International BDRs), respectively;

•	the “asset contribution” means the contribution by JBS S.A. of substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. The asset contribution is expected to take place immediately prior to the distribution;

•	“AUS$” means Australian dollars, the official currency of Australia;

•	“Australia” means the Commonwealth of Australia;

•	“Banco Original” means, collectively: (1) Banco Original S.A.; and (2) Banco Original do Agronegócio S.A., each a Brazilian financial institution owned by J&F. As of August 3, 2016, Banco Original S.A. and Banco Original do Agronegócio S.A. owned 0.14% and 0.5%, respectively, of JBS S.A.’s total capital stock. For more information, see “Principal Shareholders;”

•	the “Batista Family” means our founder, José Batista Sobrinho, his wife, Flora Mendonça Batista, and five of their children: Valere Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista;

•	“BNDES” means the Brazilian Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social—BNDES);

•	“BNDESPar” means BNDES Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil and wholly owned by BNDES. As of August 3, 2016, BNDESPar owned 21.4% of JBS S.A.’s total outstanding capital stock. For more information, see “Principal Shareholders;”

•	“Brazil” means the Federative Republic of Brazil;

•	the “Brazilian private capital contribution” means the private transaction in Brazil that will take place concurrently with the exchange offer, whereby all holders of JBS S.A. common shares who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in the JBS Foods International capital increase pari passu with participants in the exchange offer by contributing their JBS S.A. common shares to JBS Foods International in consideration for newly-issued JBS Foods International BDRs. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date;

•	a “business day” means any day that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in São Paulo, Brazil or New York, New York;

•	“Caixa” means Caixa Econômica Federal, a financial institution owned by the Brazilian federal government;

•	the “Cargill Acquisition” means our acquisition of Cargill Meat Solutions Corporation’s U.S. pork business. We concluded the Cargill Acquisition on October 30, 2015. For more information about the Cargill Acquisition, see “Business—History and Development—Cargill Acquisition;”

•	“Central Bank of Brazil” means the Central Bank of Brazil (Banco Central do Brasil);

•	the “distribution” means the pro rata distribution by JBS S.A. to all holders of JBS S.A. common shares (including holders of JBS S.A. ADSs), of 100% of the JBS Foods International ordinary shares that will be allotted to JBS S.A. by JBS Foods International in connection with the asset contribution. The registration statement on Form F-1 of which this prospectus is a part has been filed to register the distribution in the United States;

•	“dollars,” “U.S. dollars” or “US$” means United States dollars;

•	“DTC” means The Depository Trust Company;

•	“EPA” means the United States Environmental Protection Agency;

•	“EUR” or “€” means the Euro, the official currency of the European Economic Area;

•	the “exchange offer” means JBS Foods International’s offer to exchange: (1) the JBS S.A. common shares, owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares, in each case subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado). Concurrently with the registration statement of which this prospectus is a part, JBS Foods International has filed a registration statement on Form F-4 to register the exchange offer in the United States;

•	“FB” means FB Participações S.A., a corporation (sociedade por ações) incorporated under the laws of Brazil. As of August 3, 2016, FB owned 44.3% of JBS S.A.’s total outstanding capital stock. FB is a wholly-owned subsidiary of J&F. For more information, see “Principal Shareholders;”

•	“FDA” means the United States Food and Drug Administration;

•	“Ireland” means the Republic of Ireland;

•	“J&F” means J&F Investimentos S.A. (formerly J&F Participações S.A.), a corporation (sociedade por ações) incorporated under the laws of Brazil. J&F is controlled by the Batista Family through several holding companies and ZMF;

•	“J&F Australia” means J&F Australia Pty Limited, an Australian proprietary limited company. J&F Australia is a wholly-owned subsidiary of J&F;

•	“J&F Oklahoma” means J&F Oklahoma Holdings, Inc., a Delaware corporation. J&F Oklahoma is a wholly-owned subsidiary of J&F;

•	“J&F Ranch Canada” means J&F Ranch Canada Inc., a Canadian corporation. J&F Ranch Canada is a wholly-owned subsidiary of J&F;

•	“JBS Australia” means JBS Australia Pty Limited, an Australian proprietary limited company. JBS Australia is our wholly-owned subsidiary;

•	“JBS Canada” means JBS Food Canada ULC (formerly JBS Foods Canada Inc.), a Canadian unlimited company. JBS Canada is our wholly-owned subsidiary;

•	“JBS Five Rivers” means JBS Five Rivers Cattle Feeding LLC, a Delaware limited liability corporation. JBS Five Rivers is our wholly-owned subsidiary and one of the largest feedlot businesses in the United States;

•	a “JBS Foods International BDR” means a Brazilian Depositary Receipt representing one JBS Foods International ordinary share;

•	the “JBS Foods International BDR Depositary” means , the Brazilian depositary for the JBS Foods International BDRs;

•	the “JBS Foods International BDR Program” means the BDR program sponsored by JBS Foods International;

•	the “JBS Foods International capital increase” means, collectively, the affiliate private capital contribution, the exchange offer and the Brazilian private capital contribution. The JBS Foods International capital increase is expected to take place following the completion of the distribution;

•	a “JBS Foods International ordinary share” means an ordinary share of JBS Foods International, par value US$0.001 per ordinary share;

•	the “JBS Foods International reduction of capital” means the possible reduction of capital of JBS Foods International in order to create distributable reserves;

•	the “JBS Foods International transfer agent” means Computershare Trust Company, N.A.;

•	the “JBS Group” means JBS S.A. and its consolidated subsidiaries. JBS S.A. is our predecessor for accounting purposes;

•	the “JBS S.A. ADS Depositary” means The Bank of New York Mellon, the depositary for the JBS S.A. ADSs;

•	“JBS USA” means JBS USA Lux S.A. (formerly JBS USA, LLC)

•	“JBS USA Holdings” means JBS USA Holding Lux S.à r.l. (formerly JBS USA Holdings, Inc.)

•	“Marfrig” means Marfrig Global Foods S.A. (formerly Marfrig Alimentos S.A.);

•	the “Moy Park Acquisition” means our acquisition of 100% of the total capital stock of Moy Park Holdings Europe Ltd., owner of the companies that comprised Marfrig’s U.K.-based “Moy Park” business. We concluded the Moy Park Acquisition on September 28, 2015. For more information about the Moy Park Acquisition, see “Business—History and Development—Moy Park Acquisition;”

•	“New Holdco” means a company incorporated in on , 2016. New Holdco is a wholly-owned subsidiary holding company of JBS Foods International;

•	“PPC” means Pilgrim’s Pride Corporation, a Delaware corporation. PPC is a poultry producer with operations in the United States, Mexico and Puerto Rico. As of March 31, 2016, we owned 76.7% of PPC’s total capital stock;

•	the “Primo Acquisition” means our acquisition of 100% of the total capital stock of Australian Consolidated Food Holdings Pty Limited, an Australian proprietary limited company. We concluded the Primo Acquisition on March 30, 2015. For more information about the Primo Acquisition, see “Business—History and Development—Primo Acquisition;”

•	“real,” “reais” or “R$” means the Brazilian real, the official currency of Brazil;

•	the “Seara Acquisition” means our acquisition of the “Seara Brasil” poultry, pork and processed food business unit from Marfrig. We concluded the Seara Acquisition on September 30, 2013. For more information about the Seara Acquisition, see “Business—History and Development—Seara and Zenda Acquisitions;”

•	a “trading day” means any day in which the NYSE or BM&FBOVESPA, as the case may be, is open for trading;

•	the “transaction” means, collectively, the asset contribution, the distribution, and the JBS Foods International capital increase;

•	“U.K.” means the United Kingdom;

•	“U.S.” or “United States” means the United States of America;

•	a “U.S. business day” means any day, other than a Saturday, Sunday or U.S. federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 (midnight) New York City time;

•	the “U.S. custodian” means The Bank of New York Mellon, as U.S. custodian for the JBS Foods International BDR Depositary;

•	“USDA” means the United States Department of Agriculture;

•	“Vigor” means Vigor Alimentos S.A., corporation (sociedade por ações) incorporated under the laws of Brazil. Vigor is a Brazilian dairy and food company. As of March 31, 2016, we owned 19.43% of Vigor’s total capital stock. Vigor is considered our associate for accounting purposes, and we record our investment in Vigor using the equity method;

•	the “Zenda Acquisition” means our acquisition of the Uruguay-based Zenda leather business from Marfrig. We concluded the Zenda Acquisition on June 30, 2013. For more information about the Zenda Acquisition, see “Business—History and Development—Seara and Zenda Acquisitions;” and

•	“ZMF” means ZMF Fundo de Investimentos em Participações, a Brazilian investment fund. ZMF is one of the shareholders of J&F. The Batista Family (except for José Batista Sobrinho and Flora Mendonça Batista) owns 100% of the equity interests in ZMF.

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PRESENTATION OF FINANCIAL AND OTHER INFORMATION

Solely for the convenience of the reader, we have translated some amounts included in “Summary,” “Summary Historical and Pro Forma Financial Data,” “Risk Factors,” “Capitalization,” “Selected Historical Financial Data,” “Historical Per Share, Dividend and Market Price Data” and “Business” from reais into U.S. dollars using the selling rate as reported by the Central Bank of Brazil as of March 31, 2016 of R$3.559 to US$1.00. As a result of fluctuations in the real/U.S. dollar exchange rate, the selling rate at March 31, 2016 may not be indicative of current or future exchange rates. As a result, prospective investors should not read these convenience translations as representations that any amounts have been or could be converted into U.S. dollars or reais at those or any other exchange rates. The selling rate was R$3.905 to US$1.00 as of December 31, 2015, R$2.656 to US$1.00 as of December 31, 2014 and R$2.343 to US$1.00 as of December 31, 2013, in each case, as reported by the Central Bank of Brazil. See “Exchange Rate Information” for information regarding exchange rates for the real since January 1, 2011.

Financial Statements

JBS Foods International

JBS Foods International was incorporated on May 9, 2016 as a private limited company in Ireland under the name “JBS Foods International DAC.” It maintains its books and records in U.S. dollars. JBS Foods International’s presentation currency is the real. JBS Foods International intends to be a tax resident in the U.K.

Audited Historical Financial Statements

This prospectus includes the audited historical financial statements of JBS Foods International as of July 12, 2016 and for the period from May 9, 2016, our date of incorporation, to July 12, 2016, and the related notes thereto, which were prepared in accordance with International Financial Reporting Standards, or IFRS, and interpretations issued by the IFRS Interpretations Committee applicable to companies reporting under IFRS, as issued by the International Accounting Standards Board, or the IASB, and audited in accordance with Public Company Accounting Oversight Board, or PCAOB, standards.

These audited historical financial statements of JBS Foods International have been prepared for the purposes of this prospectus and do not constitute statutory accounts within the meaning of section 340 of the Companies Act 2014 of Ireland (as amended). JBS Foods International will prepare separate financial statements for the year ended December 31, 2016, which will be filed with the Irish Registrar of Companies when issued by its directors. Such financial statements will be the first statutory financial statements filed with the Irish Registrar of Companies by JBS Foods International.

Unaudited Pro Forma Condensed and Combined Financial Statements

Immediately following the distribution, the shareholders of JBS S.A. (including holders of JBS S.A. ADSs) will be entitled to participate in the JBS Foods International capital increase, as a result of which we expect that JBS S.A. will become a subsidiary of JBS Foods International.

In accordance with Article 11 of Regulation S-X, this prospectus includes the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of March 31, 2016 and the unaudited pro forma condensed and combined statements of income of JBS Foods International for the three-month period ended March 31, 2016 and for the year ended December 31, 2015, which financial information, combined with the notes thereto, we refer to as the “JBS Foods International pro forma financial information.”

The JBS Foods International pro forma financial information gives effect to the transaction as if it had taken place on March 31, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position and, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of income. The JBS Foods International pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the transaction had occurred on the dates indicated, or the results that will be obtained in the future.

In connection with the JBS Foods International capital increase, we have assumed that we will acquire an aggregate 75% of the then-outstanding JBS S.A. common shares (assuming that all of the shareholders of JBS S.A. and holders of JBS S.A. ADSs will participate in the JBS Foods International capital increase and will contribute the maximum number of JBS S.A. common shares or JBS S.A. ADSs, as the case may be, that they are entitled to contribute to JBS Foods International). For illustrative purposes, in the notes to the unaudited pro forma condensed and combined financial information of JBS Foods International, we also present certain pro forma financial information assuming that we will acquire an aggregate 44.50% of the then-outstanding JBS S.A. common shares (assuming that only FB and Banco Original will participate in the JBS Foods International capital increase and will contribute the maximum number of JBS S.A. common shares that they are entitled to contribute to JBS Foods International).

The JBS Foods International pro forma financial information has been derived from the (1) unaudited historical interim consolidated interim financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the notes thereto, in each case, which are included elsewhere in this prospectus. The JBS Foods International pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

JBS S.A.

JBS S.A., our predecessor for accounting purposes, maintains its books and records in reais, which is the currency of the primary economic environment in which it operates, or its functional currency, as well as its presentation currency.

JBS S.A.’s historical consolidated financial statements included in this prospectus are presented in reais. JBS S.A. fully consolidates all subsidiaries and records investments in associates and joint ventures by the equity method. The financial statements of JBS S.A.’s subsidiaries located outside Brazil are prepared using each subsidiary’s respective functional currency. The results and financial position of all the entities that have a functional currency different from the real are translated as follows:

•	assets and liabilities are translated at the current rate at the date of the applicable closing period;

•	income and expenses are translated at the average rate for the applicable period; and

•	all resulting exchange differences are recognized in “other comprehensive income.”

Unaudited Historical Interim Consolidated Financial Statements

This prospectus includes the unaudited historical interim consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, which were prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, and the related notes thereto.

Audited Historical Consolidated Financial Statements

This prospectus includes the audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which were prepared in accordance with IFRS, as issued by the IASB, and the related notes thereto, and audited in accordance with PCAOB standards.

Unaudited Pro Forma Consolidated Financial Statements

To allow you to better understand the financial position of JBS S.A. following the distribution, this prospectus includes the unaudited pro forma consolidated statement of financial position of JBS S.A. as of March 31, 2016 and the unaudited pro forma consolidated statements of income of JBS S.A. for the three-month period ended March 31, 2016 and for the year ended December 31, 2015, which financial information, combined with the notes thereto, we refer to as the “JBS S.A. pro forma financial information.”

The JBS S.A. pro forma financial information gives effect to the asset contribution and the distribution as if they had taken place on March 31, 2016, in the case of the unaudited pro forma consolidated statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma consolidated statements of income. The asset contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. For more information about the accounting treatment of the transaction, see “The Transaction—Accounting Treatment.” The JBS S.A. pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the asset contribution and/or the distribution had occurred on the dates indicated, or the results that will be obtained in the future.

The JBS S.A. pro forma financial information has been derived from the (1) unaudited historical interim consolidated interim financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the notes thereto, in each case, which are included elsewhere in this prospectus. The JBS S.A. pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

JBS Foods International is expected to own and operate the current businesses of JBS S.A., directly or indirectly, effective as of the closing of the JBS Foods International capital increase. JBS S.A. will continue to hold the assets not contributed to JBS Foods International pursuant to the asset contribution. Depending on the result of the JBS Foods International capital increase, up to 75% of the JBS S.A. common shares will be held by JBS Foods International following the transaction. The remaining JBS S.A. common shares will be held by non-controlling shareholders. As a result of the transaction, part of the non-controlling shareholders of JBS S.A. will become non-controlling shareholders of JBS Foods International.

Non-IFRS Financial Measures

We have disclosed our historical EBITDA and Adjusted EBITDA in this prospectus, which are non-IFRS financial measures. See “Summary Historical and Pro Forma Financial Data,” and “Selected Historical Financial Data.” EBITDA and Adjusted EBITDA are used as measures of performance by our management. They should not be considered as measures of financial performance in accordance with IFRS.

We calculate EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets).

We calculate Adjusted EBITDA as EBITDA minus: share of profit of equity—accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies. The use of EBITDA and Adjusted EBITDA, instead of net income, has limitations as an analytical tool, including the following:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay taxes;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements;

•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments; and

•	EBITDA and Adjusted EBITDA include adjustments that represented a cash expense or that represented a non-cash charge that may relate to a future cash expense, and some of these expenses are of a type that we expect to incur in the future, although we cannot predict the amount of any such future charge.

EBITDA and Adjusted EBITDA should not be considered as alternatives to net income or operating cash flow, nor should they be considered as liquidity measurements, since they do not reflect certain costs involved in our operations, such as finance expenses, taxes, depreciation, capital expenses and other related costs, any of which may have a significant effect on our net income. We believe EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of our ability to generate cash to service debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA.

You should rely primarily on our IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner. There is no standard definition of EBITDA and Adjusted EBITDA, and our definitions may not be comparable to EBITDA or Adjusted EBITDA as used by other companies.

Market Share and Other Information

We obtained the statistical data and information relating to the markets where we operate from reports prepared by government agencies and other publicly-available sources. Although we believe that these sources are reliable, we have not performed any independent verification with respect to such statistical data and information and, therefore, we cannot guarantee its accuracy or completeness. Nothing in this prospectus should be interpreted as a market forecast.

Rounding

Certain figures and some percentages included in this prospectus have been subject to rounding adjustments. Accordingly, the totals included in certain tables contained in this prospectus may not correspond to the arithmetic aggregation of the figures or percentages that precede them.

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION

The following questions and answers briefly address some commonly asked questions about the transaction. They may not include all the information that is important to you. We encourage you to read carefully this entire prospectus and the other documents to which we have referred you. We have included references in certain parts of this section to direct you to a more detailed discussion of each topic presented in this section.

Questions and Answers About the Transaction

Q: What are JBS S.A. and JBS Foods International proposing to do?

A: JBS S.A. intends to pursue a global reorganization, or the Global Reorganization, pursuant to which it will transfer all of its businesses, other than its Brazilian beef business and related activities, including its leather business, to New Holdco. New Holdco will be a wholly-owned subsidiary of JBS Foods International, and JBS S.A. will become a consolidated subsidiary of JBS Foods International while remaining listed on the Novo Mercado segment of the BM&FBOVESPA. Following the Global Reorganization, JBS Foods International will become the new holding company of the JBS Group, and the existing shareholders of JBS S.A. will also become shareholders of JBS Foods International. JBS Foods International intends to list its ordinary shares on the NYSE and sponsor a BDR program, or the JBS Foods International BDR Program, to list its BDRs on the BM&FBOVESPA. JBS S.A. and JBS Foods International propose to implement the Global Reorganization as follows:

Step 1:	SEC and CVM registrations; BM&FBOVEPA listing. JBS Foods International will (i) have the registration statement of which this prospectus is a part declared effective by SEC; (ii) be registered as a foreign private issuer of listed securities with CVM; (iii) have the JBS Foods International BDR Program registered with CVM; and (iv) have its BDRs listed on the BM&FBOVESPA under the symbol “JBSF.”

Step 2:	Asset contribution. JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco, a wholly-owned subsidiary holding company of JBS Foods International, in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information about the asset contribution, see “The Asset Contribution.”

Step 3:	Distribution. JBS S.A. will implement a capital reduction pursuant to which it will, on a pro rata basis, distribute to all holders of JBS S.A. common shares (including holders of JBS S.A. common shares represented by JBS S.A. ADSs) 100% of the JBS Foods International ordinary shares that will be allotted to JBS S.A. by JBS Foods International as a result of Step 2 above. For more information about the distribution, see “The Transaction—The Distribution.” Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the deposit agreement to be entered into between JBS Foods International and the JBS Foods International BDR Depositary, or the JBS Foods International BDR Deposit Agreement, in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs held by holders of JBS S.A. common shares or JBS S.A. ADSs, as the case may be.

x

Step 4:	Affiliate private capital contribution. Following the distribution, each of FB, BNDESPar and Banco Original will be entitled to participate in a private capital contribution, pursuant to which each of FB, BNDESPAR and Banco Original will be entitled to contribute all or a portion of its JBS S.A. common shares in exchange for the option to receive up to: 74,814,208; 36,117,192 and 337,509 newly-issued JBS Foods International ordinary shares (or JBS Foods International BDRs), respectively. A portion of such ordinary shares or BDRs may be redeemed by JBS Foods International pursuant to redemption deeds to be entered into between JBS Foods International and each of FB, BNDESPar and Banco Original. The amount of such ordinary shares or BDRs to be redeemed will be determined following the calculation of the final exchange ratio in order to ensure that the exchange ratio to be applied to FB, BNDESPar, Banco Original and the other shareholders of JBS S.A. common shares in the JBS Foods International capital increase will be the same. For more information about the affiliate private capital contribution, see “The Transaction—The JBS Foods International Capital Increase—The Affiliate Private Capital Contribution.”

Step 5:	NYSE Listing. JBS Foods International intends to apply to list its ordinary shares for trading on the NYSE under the symbol “JBS.”

Step 6:	Following the conclusion of the affiliate private capital contribution described in Step 4 above, JBS Foods International will make an offer to the holders of JBS S.A. common shares (including those JBS S.A. common shares represented by JBS S.A. ADSs) at the same exchange ratio applicable to the affiliate private capital contribution but subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), through concurrent transactions in the United States and Brazil, as follows:

(a)	U.S. exchange offer. JBS Foods International will make an offer to exchange: (1) JBS S.A. common shares owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares. For more information about the exchange offer, see “The Transaction—The JBS Foods International Capital Increase—The Exchange Offer.”

(b)	Brazilian private capital contribution. Concurrently with the exchange offer, all holders of JBS S.A. common shares and who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in a private transaction in Brazil, whereby such holders may contribute their JBS S.A. common shares to JBS Foods International in consideration for newly-issued JBS Foods International BDRs. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date. A separate Portuguese-language shareholders’ circular (aviso aos acionistas) relating to the Brazilian private capital contribution will be made available in Brazil to eligible holders of JBS S.A. common shares. Holders of JBS S.A. ADSs will not have the option to participate in the Brazilian private capital contribution.

Following the JBS Foods International capital increase, JBS Foods International will transfer its JBS S.A. common shares to New Holdco.

Q: What are the reasons for the transaction?

A: We believe the principal advantages of the transaction for our shareholders will be to:

•	better reflect our global presence and diverse international operations by obtaining a NYSE listing for the JBS Foods International ordinary shares;

•	improve our access to international equity and debt capital markets, which we expect to enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital;

•	enhance our ability to participate in the expected further consolidation of the global food industry and to better compete with other global food companies for international development opportunities;

•	raise our profile among the global institutional investor community and create greater proximity to our trading comparables; and

•	create the JBS Foods International BDR Program and keep JBS S.A. as a listed company in Brazil, which is intended to allow the existing Brazilian shareholders of JBS S.A. to participate in our expected global growth.

Q: How will JBS Foods International ordinary shares trade?

A: Currently, there is no public market for JBS Foods International ordinary shares. We intend to list JBS Foods International ordinary shares on the NYSE under the symbol “JBS.” We anticipate that trading in JBS Foods International ordinary shares will begin “regular way” on or about the date on which the distribution is consummated. We cannot predict the trading prices for JBS Foods International ordinary shares after the distribution date.

Q: When is the transaction expected to be completed?

A: JBS Foods International expects to complete the transaction in the fourth quarter of 2016.

Q: Will the transaction affect the trading price of my JBS S.A. common shares?

A: We expect the trading price of JBS S.A. common shares immediately following the distribution to be lower than immediately prior to the distribution because the trading price will no longer reflect the value of JBS S.A. and its subsidiaries, other than the assets related to JBS S.A.’s Brazilian beef business and related activities, including its leather business. Furthermore, until the market has fully analyzed the value of JBS S.A. without all of its historical businesses, other than JBS S.A.’s Brazilian beef business and related activities, including its leather business, the trading price of JBS S.A. common shares may fluctuate significantly. We cannot assure you that, following the transaction, the combined trading prices of JBS S.A. common shares and JBS Foods International ordinary shares will equal or exceed what the trading price of JBS S.A. common shares would have been in the absence of the transaction. It is possible that after the transaction, the combined equity value of JBS S.A. and JBS Foods International will be less than JBS S.A.’s equity value before the transaction.

Q: Are there risks associated with owning JBS Foods International ordinary shares?

A: Yes. Our business faces both general and specific risks and uncertainties. Our business also faces risks relating to the distribution. Following the distribution, JBS Foods International will also face risks associated with being an independent publicly-traded company in the United States. Accordingly, you should read carefully the information set forth in the section titled “Risk Factors” in this prospectus.

Q: Does the Company intend to pay cash dividends?

A: Although we currently expect to pay a regular annual dividend following the closing of the transaction, any such determination to pay dividends will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements (including restrictions in our debt agreements that limit our ability to pay dividends to shareholders), limitations under Irish law, which differ from Brazilian law, and other factors the board of directors deems relevant. See “Risk Factors—Risks Relating to the Distribution and Ownership of the JBS Foods International Ordinary Shares—Our dividend policy is subject to the discretion of our board of directors and may be limited by our debt agreements and limitations under Irish law (which differs from Brazilian law) including the required court approval of the JBS Foods International reduction of capital” and “Description of Share Capital—Dividends” for more information about our dividend policy.

Q: Where can I get more information about the transaction?

A: If you have any questions relating to the transaction, you may contact JBS S.A. or JBS Foods International at:

Investor Relations

JBS S.A. or JBS Foods International

Av. Marginal Direita do Tietê, 500

Vila Jaguara - São Paulo - SP—Brazil

Telephone: +55 11 3144-4224

Questions and Answers About the Distribution

Q: What is the distribution?

A: The distribution is the method by which JBS Foods International will separate from JBS S.A. The distribution will be implemented by JBS S.A. carrying out a reduction of its share capital. Following the distribution, JBS Foods International is expected to be an independent company, and JBS S.A. will not retain any ownership interest in JBS Foods International.

Q: Will the number of JBS S.A. common shares I own change as a result of the distribution?

A: No, the number of JBS S.A. common shares (including JBS S.A. ADSs) you own will not change as a result of the distribution.

Q: Why is the separation of JBS Foods International structured as a distribution?

A: JBS S.A. believes that a distribution of JBS Foods International ordinary shares is the most efficient way to separate its Brazilian beef business and related activities, including its leather business, from its other operations in a manner that will achieve the benefits set forth above under “—Questions and Answers About the Transaction—What are the reasons for the transaction?”

Q: Has the board of directors of JBS S.A. taken any position relating to the distribution?

A: Yes. On                     , 2016, the board of directors of JBS S.A. approved the distribution and the related transactions contemplated by the distribution.

Q: Are shareholder approvals needed to approve the distribution?

A: Yes. On                     , 2016, the shareholders of JBS S.A. approved the distribution under certain conditions precedent at a duly convened extraordinary shareholders’ meeting. You are not being asked for a proxy and are requested not to send a proxy in connection with the distribution.

Q: What will I receive in the distribution?

A: As a holder of JBS S.A. common shares, you will receive one JBS Foods International ordinary share represented by one JBS Foods International ordinary BDR for every four JBS S.A. common shares you hold on the distribution record date. As a holder of JBS S.A. ADSs, you will receive one JBS Foods International ordinary share for every two JBS S.A. ADSs you hold on the distribution record date. The JBS Foods International transfer agent will deliver whole JBS Foods International ordinary shares only in the distribution. See “—How will fractional shares be treated in the distribution?” for more information on the treatment of the fractional shares you may be entitled to receive in the distribution. Your proportionate interest in JBS S.A. will not change as a result of the distribution. For a more detailed description about the distribution, see “The Transaction—The Distribution.” For more information about the JBS Foods International ordinary shares and JBS Foods International BDRs being distributed, see “Description of Share Capital.”

Q: What is the record date for the distribution?

A: JBS S.A. will designate the close of business as of 5:00 p.m. New York City time (    :00 p.m. São Paulo time), on                     , 2016, which we refer to as the “distribution record date,” as the record ownership date for the distribution. If you hold JBS S.A. common shares on the distribution record date, you will receive JBS Foods International BDRs as promptly as practicable on or after the distribution date. If you hold JBS S.A. ADSs on the distribution record date, you will receive JBS Foods International ordinary shares on the distribution date.

Q: When will the distribution of JBS Foods International ordinary shares or JBS Foods International BDRs occur?

A: The distribution will take place on or about                     , 2016, which we refer to as the “distribution date.”

Q: What do I have to do to participate in the distribution?

A: You will not be required to surrender or exchange your JBS S.A. common shares or JBS S.A. ADSs or take any action to receive JBS Foods International BDRs (if you hold JBS S.A. common shares) or JBS Foods International ordinary shares (if you hold JBS S.A. ADSs). In any event, we urge you to read this prospectus carefully.

However, if you hold JBS S.A. common shares and would like to receive JBS Foods International ordinary shares, you will have to either (1) cancel your JBS Foods International BDRs following the distribution or (2) deposit your JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date.

Q: If I sell my JBS S.A. common shares or JBS S.A. ADSs before the distribution date, will I still be entitled to receive JBS Foods International ordinary shares in the distribution?

A: If you hold JBS S.A. common shares or JBS S.A. ADSs on the distribution record date you will receive JBS Foods International ordinary shares or JBS Foods International BDRs, as the case may be, on or about the distribution date even if you sell your JBS S.A. common shares or JBS S.A. ADSs following the distribution record date and before the distribution date.

Q: How will JBS S.A. distribute JBS Foods International ordinary shares and JBS Foods International BDRs?

A: On or prior to the distribution date, JBS S.A. will direct JBS Foods International to deliver the JBS Foods International ordinary shares allotted to it in connection with the asset contribution to DTC or as otherwise specified by JBS S.A. in the letter of allotment.

On the distribution date, the JBS Foods International transfer agent will deliver the JBS Foods International ordinary shares due to JBS S.A. ADS holders to DTC via an SCL (Shipment Control List) and the JBS Foods International ordinary shares that will underlie the JBS Foods International BDRs due to holders of JBS S.A. common shares to DTC to the participant account of the U.S. custodian for the JBS Foods International BDR Depositary. The BM&FBOVESPA will credit JBS Foods International BDRs to the holders of JBS S.A. common shares who have their shares deposited with the BM&FBOVESPA Central Depository (Central Depositária), and the JBS Foods International BDR Depositary will credit JBS Foods International BDRs to the holders of JBS S.A. common shares whose shares are registered with the JBS S.A. share registrar. Your JBS Foods International BDRs will be made available as soon as practicable after the related JBS Foods International ordinary shares are deposited with the U.S. custodian for the JBS Foods International BDR Depositary. This deposit is expected to occur as promptly as practicable on or after the distribution date.

Following receipt of your JBS Foods International BDRs, if you would like to receive the JBS Foods International ordinary shares underlying those JBS Foods International BDRs, you will have to arrange with your Brazilian brokerage firm or custody agent to transfer your JBS Foods International BDRs from your account to the account of the JBS Foods International BDR Depositary, issue an instruction letter for the cancellation of your JBS Foods International BDRs and generally follow the instructions provided in the JBS Foods International BDR Deposit Agreement to cancel your JBS Foods International BDRs. See “Description of Share Capital—Description of the JBS Foods International Brazilian Deposit Agreement.” You may also have to pay fees due to the JBS Foods International BDR Depositary and taxes or other governmental charges in connection with such cancellation. See “Taxation—Material Brazilian Tax Consequences—Material Brazilian Tax Consequences for Holders of JBS Foods International BDRs and JBS Foods International Ordinary Shares.”

If you are holder of JBS S.A. common shares and would like to receive JBS Foods International ordinary shares, you may also deposit your JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. However, you will have to pay an issuance fee to the JBS S.A. ADS Depositary and all applicable taxes or other governmental charges payable in connection with such deposit. You will need to take these steps sufficiently in advance of the distribution record date so that you can validly receive JBS Foods International ordinary shares in the distribution.

For more information, see “The Transaction—The Distribution—When and How You Will Receive JBS Foods International Ordinary Shares or JBS Foods International BDRs.”

Q: How will fractional shares be treated in the distribution?

A: Any fractional JBS Foods International ordinary shares or JBS Foods International BDRs otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. For an explanation of how the cash payments for fractional shares will be determined, see “The Transaction—The Distribution—Treatment of Fractional Shares.”

Q: Do I have appraisal rights in connection with the distribution?

A: No. You are not entitled to appraisal rights in connection with the distribution.

Q: Who is the transfer agent and registrar for the JBS Foods International ordinary shares?

A: Computershare Trust Company N.A. is the transfer agent and registrar for the JBS Foods International ordinary shares.

Q: Are there any conditions to completing the distribution?

A: Yes. The distribution is subject to the conditions set forth under “The Transaction—The JBS Foods International Capital Increase—The Distribution—Distribution Conditions and Termination,” including:

•	approval of the distribution by JBS S.A.’s board of directors and shareholders;

•	lapse of the 60-day creditor objection period as required under the Brazilian Corporate Law for the distribution to be effective;

•	receiving consents from the noteholders and lenders under certain notes and credit agreements of JBS S.A. and its subsidiaries;

•	completion of the asset contribution;

•	listing the JBS Foods International BDRs with the BM&FBOVESPA; and

•	approvals from regulatory agencies, including the SEC and CVM.

While we do not expect that once obtained any of the required approvals or authorizations will be revoked, amended, modified or supplemented in any way that could reasonably be expected to materially impede or interfere with, delay, postpone or adversely affect the completion of the distribution, there can be no assurances that the relevant regulators will not take such action or that litigation challenging these approvals or authorizations will not be commenced, any of which could cause us to elect to cancel the distribution.

Q: What are the U.S. federal income tax consequences to me of the distribution?

A: You may be required to pay U.S. withholding or other taxes in connection with the JBS Foods International ordinary shares or JBS Foods International BDRs that will be distributed to you. See “Taxation—Material U.S. Federal Income Tax Consequences” for more information regarding the potential tax consequences to you of the distribution.

Q: What are the Brazilian tax consequences to me of the distribution?

A: You may be required to pay Brazilian capital gains or other taxes in connection with the JBS Foods International ordinary shares or JBS Foods International BDRs that will be distributed to you. See “Taxation—Material Brazilian Tax Consequences” for more information regarding the potential tax consequences to you of the distribution.

Q: What are the Irish tax consequences to me of the distribution?

A: See “Taxation—Irish Tax Consequences” for more information regarding the potential tax consequences to you of the distribution.

Q: What are the United Kingdom tax consequences to me of the distribution?

A: See “Taxation—United Kingdom Tax Consequences” for more information regarding the potential tax consequences to you of the distribution.

Question and Answer About the JBS Foods International Reduction of Capital

Q: What is the JBS Foods International reduction of capital?

A. Under Irish law, dividends may be paid (and share repurchases and redemptions must generally be funded) only out of “distributable reserves,” which JBS Foods International will not have immediately following the completion of the transaction. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of reduction of capital. JBS Foods International may decide to proceed with a reduction of capital to create distributable reserves in this manner in order to facilitate JBS Foods International’s ability to pay dividends (and repurchase or redeem shares) in the future. See “The Transaction—Following the Distribution—Creation of Distributable Reserves of JBS Foods International.” If JBS Foods International decides to proceed with a reduction of capital to create distributable reserves in this manner, the JBS Foods International reduction of capital also requires the approval of the Irish High Court.

SUMMARY

The following is a summary of some of the information contained in this prospectus. It does not contain all the details concerning JBS Foods International or the transaction, including information that may be important to you. We urge you to read this entire document carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the notes thereto included elsewhere in this prospectus.

Overview of JBS Foods International

General

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Our consolidated net revenue for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014 was R$43,911.9 million (US$12,338.3 million), R$162,914.5 million (US$45,775.4 million) and R$120,469.7 million (US$33,849.3 million). Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products from our facilities located around the world. In 2015, we sold our products in approximately 190 countries on five continents, and for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014, we generated 85.1%, 84.2% and 80.7%, respectively, of our consolidated gross revenue from sales outside of Brazil. Our protein products are recognized through our well-known brands, including “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America, “Friboi,” “Seara,” “Maturatta” and “Cabaña Las Lilas” in South America, “Primo” and “Beehive” in Australia and New Zealand and “Moy Park” and “O’Kane” in Europe.

We believe that, as of March 31, 2016, we were one of the largest:

•	beef producers and exporters in the world in terms of capacity, with operations in the United States, Brazil, Argentina, Paraguay, Uruguay, Australia and Canada and a total daily slaughtering capacity of approximately 82,400 head of cattle;

•	poultry producers in the world in terms of capacity, with operations in the United States, Mexico, Puerto Rico, Brazil and the United Kingdom and a total daily slaughtering capacity of approximately 13.8 million chickens;

•	pork producers in the United States and Brazil in terms of capacity, with total daily slaughtering capacities of approximately 89,700 hogs and 20,800 hogs, respectively. We also operate one pork facility in Australia with a daily slaughtering capacity of approximately 4,000 hogs;

•	lamb and sheep producers and exporters in the world in terms of capacity, with operations in Australia and a total daily slaughtering capacity of approximately 23,100 lambs; and

•	leather tanners in the world in terms of capacity, with operations in Brazil, the United States, Australia, Argentina, Mexico, China, Uruguay, Italy, Germany and Vietnam and a total daily production capacity of approximately 95,000 hides.

We also believe that we are a significant producer of further processed and value-added meat products in the world, with a total monthly production capacity of approximately 204,100 tons as of March 31, 2016.

Our fresh products include fresh and frozen cuts of beef, pork, lamb and sheep, whole chickens and chicken parts. Our processed and value-added meat products include products that are cut, ground and packaged in a customized manner for specific orders and include frozen, cooked, canned, seasoned, marinated and consumer-ready products. In addition, we produce and sell animal by-products that are derived from our beef processing operations, such as hides, to customers in the shoe, clothing and automobile industries, among others. In Brazil, we also produce and sell personal hygiene and cleaning products, collagen, biodiesel fuel and metal cans.

We sell our products primarily to retailers (such as supermarkets, club stores and other retail distributors) and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors) in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. As of March 31, 2016, we had more than 350,000 active customers in our database, including retailers and wholesalers.

JBS Foods International Designated Activity Company was incorporated in Ireland on May 9, 2016 as a private limited company. On                     , 2016 JBS Foods International Designated Activity Company re-registered in Ireland as a public limited company under the name “JBS Foods International plc.” Immediately prior to the commencement of the asset contribution, JBS Foods International was a wholly-owned subsidiary of JBS S.A. However, as explained below, we expect that JBS S.A. will become a subsidiary of JBS Foods International as a result of the JBS Foods International capital increase.

Our registered office is located at 25-28 North Wall Quay, I.F.S.C., Dublin 1, Ireland, and our principal executive offices are located at 2nd Floor Building 1, Imperial Place, Maxwell Road, Borehamwood, Hertfordshire, WD6 1JN United Kingdom. Our telephone number is +44 20 8369-5310.

Recent Development

In accordance with our financial risk management policy, in April 2016, our risk management committee decided to unwind most of our currency derivatives that were in place at March 31, 2016, effectively reducing our currency derivatives exposure to close to zero.

Overview of the Transaction

Key Steps

JBS S.A. intends to pursue a Global Reorganization, pursuant to which it will transfer all of its businesses, other than its Brazilian beef business and related activities, including its leather business, to New Holdco. New Holdco will be a wholly-owned subsidiary of JBS Foods International, and JBS S.A. will become a consolidated subsidiary of JBS Foods International while remaining listed on the Novo Mercado segment of the BM&FBOVESPA. Following the Global Reorganization, JBS Foods International will become the new holding company of the JBS Group, and the existing shareholders of JBS S.A. will also become shareholders of JBS Foods International. JBS Foods International intends to list its ordinary shares on the NYSE and sponsor the JBS Foods International BDR Program to list its BDRs on the BM&FBOVESPA. JBS S.A. and JBS Foods International propose to implement the Global Reorganization as follows:

Step 1:	SEC and CVM registrations; BM&FBOVEPA listing. JBS Foods International will (i) have the registration statement of which this prospectus is a part declared effective by SEC; (ii) be registered as a foreign private issuer of listed securities with CVM; (iii) have the JBS Foods International BDR Program registered with CVM; and (iv) have its BDRs listed on the BM&FBOVESPA under the symbol “JBSF.”

Step 2:

Asset contribution. JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information about the asset contribution, see “The Asset Contribution.”

The charts below set forth our actual or anticipated simplified corporate structure (ex-treasury shares):

(1)	as of August 3, 2016:

(a)	As of August 3, 2016, JBS Foods International was wholly owned by Wesley Mendonça Batista, chief executive officer of JBS S.A. Prior to the asset contribution, Wesley Mendonça Batista will transfer all of the share capital of JBS Foods International to JBS S.A. in exchange for cash. For simplicity, this chart assumes that this transfer had occurred as of August 3, 2016.

(2)	immediately following the completion of the asset contribution (assuming the shareholding structure of JBS S.A. as of August 3, 2016):

Step 3:	Distribution. JBS S.A. will implement a capital reduction pursuant to which it will, on a pro rata basis, distribute to all holders of JBS S.A. common shares (including holders of JBS S.A. common shares represented by JBS S.A. ADSs) 100% of the JBS Foods International ordinary shares that will be allotted to JBS S.A. by JBS Foods International as a result of Step 2 above. For more information about the distribution, see “The Transaction—The Distribution.” Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs held by holders of JBS S.A. common shares or JBS S.A. ADSs, as the case may be.

The chart below sets forth our anticipated simplified corporate structure immediately following the completion of the distribution (assuming the shareholding structure of JBS S.A. as of August 3, 2016):

Step 4:	Affiliate private capital contribution. Following the distribution, each of FB, BNDESPar and Banco Original will be entitled to participate in a private capital contribution, pursuant to which each of FB, BNDESPAR and Banco Original will be entitled to contribute all or a portion of its JBS S.A. common shares in exchange for the option to receive up to: 74,814,208; 36,117,192 and 337,509 newly-issued JBS Foods International ordinary shares (or JBS Foods International BDRs), respectively. A portion of such ordinary shares or BDRs may be redeemed by JBS Foods International pursuant to redemption deeds to be entered into between JBS Foods International and each of FB, BNDESPar and Banco Original. The amount of such ordinary shares or BDRs to be redeemed will be determined following the calculation of the final exchange ratio in order to ensure that the exchange ratio to be applied to FB, BNDESPar, Banco Original and the other shareholders of JBS S.A. common shares in the JBS Foods International capital increase will be the same. For more information about the affiliate private capital contribution, see “The Transaction—The JBS Foods International Capital Increase—The Affiliate Private Capital Contribution.”

Step 5:	NYSE Listing. The JBS Foods International intends to apply to list its ordinary shares for trading on the NYSE under the symbol “JBS.”

Step 6:	Following the conclusion of the affiliate private capital contribution described in Step 4 above, JBS Foods International will make an offer to the holders of JBS S.A. common shares (including those JBS S.A. common shares represented by JBS S.A. ADSs) at the same exchange ratio applicable to the affiliate private capital contribution but subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), through concurrent transactions in the United States and Brazil, as follows:

(a)	U.S. exchange offer. JBS Foods International will make an offer to exchange: (1) JBS S.A. common shares owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares. For more information about the exchange offer, see “The Transaction—Following the Distribution—The JBS Foods International Capital Increase—The Exchange Offer.”

(b)	Brazilian private capital contribution. Concurrently with the exchange offer, all holders of JBS S.A. common shares and who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in a private transaction in Brazil, whereby such holders may contribute their JBS S.A. common shares to JBS Foods International in consideration for newly-issued JBS Foods International BDRs. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date. A separate Portuguese-language shareholders’ circular (aviso aos acionistas) relating to the Brazilian private capital contribution will be made available in Brazil to eligible holders of JBS S.A. common shares. Holders of JBS S.A. ADSs will not have the option to participate in the Brazilian private capital contribution.

Following the JBS Foods International capital increase, JBS Foods International will transfer its JBS S.A. common shares to New Holdco.

The chart below sets forth our anticipated simplified corporate structure immediately following the completion of the transaction (assuming (x) the shareholding structure (ex-treasury shares) of JBS S.A. immediately prior to the distribution is the same as its shareholding structure as of August 3, 2016 (ex-treasury shares) and (y) the maximum exchange ratio and maximum allowable participation by all of the shareholders of JBS S.A. in the transactions described in Steps 4 and 6):

Rationale

We believe the principal advantages of the transaction for our shareholders will be to:

•	better reflect our global presence and diverse international operations by obtaining a NYSE listing for the JBS Foods International ordinary shares;

•	improve our access to international equity and debt capital markets, which we expect to enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital;

•	enhance our ability to participate in the expected further consolidation of the global food industry and to better compete with other global food companies for international development opportunities;

•	raise our profile among the global institutional investor community and create greater proximity to our trading comparables; and

•	create the JBS Foods International BDR Program and keep JBS S.A. as a listed company in Brazil, which is intended to allow the existing Brazilian shareholders of JBS S.A. to participate in our expected global growth.

SUMMARY OF THE DISTRIBUTION

The following is a brief summary of the terms of the distribution. Please see “The Transaction” for a more detailed description of the matters described below.

Distributing Company	JBS S.A., which will receive an allotment of 100% of the total voting shares of JBS Foods International immediately prior to the distribution. See “—The Asset Contribution.” Following the distribution, JBS S.A. will no longer retain any JBS Foods International ordinary shares or rights to receive any JBS Foods International ordinary shares.

Distributed Company	JBS Foods International, which will be a wholly-owned subsidiary of JBS S.A. immediately prior to the commencement of the transaction. Immediately following the distribution, JBS Foods International will be an independent company.

Distribution Record Date	The distribution record date is 5:00 p.m. New York City time ( :00 p.m. São Paulo time), on , 2016.

Distribution Date	The proposed distribution date is on or about , 2016.

The Distribution	Holders of JBS S.A. common shares and JBS S.A. ADSs (each representing two JBS S.A. common shares) as of the distribution record date will receive:

•	one JBS Foods International ordinary share (or JBS Foods International BDR) for every four JBS S.A. common shares held; and

•	one JBS Foods International ordinary share for every two JBS S.A. ADSs held.

You will not be required to surrender or exchange your JBS S.A. common shares or JBS S.A. ADSs or take any action to receive JBS Foods International BDRs (if you hold JBS S.A. common shares) or JBS Foods International ordinary shares (if you hold JBS S.A. ADSs).

However, if you hold JBS S.A. common shares and would like to receive JBS Foods International ordinary shares, you will be required to (1) cancel your JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement following the distribution or (2) deposit your JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date since holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution.

The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs that you hold, and you have no appraisal rights in connection with the distribution.

Conditions to the Distribution	We expect that the distribution will be completed on the distribution date, provided that the conditions set forth under the caption “The Transaction—The Distribution—Distribution Conditions and Termination” have been satisfied in JBS S.A.’s sole and absolute discretion.

Fractional Shares	Holders of JBS S.A. common shares and JBS S.A. ADSs will receive only whole JBS Foods International ordinary shares or JBS Foods International BDRs in the distribution. Any fractional JBS Foods International ordinary shares or JBS Foods International BDRs otherwise issuable to you will be sold on your behalf, and you will receive a cash payment with respect to that fractional share. See “The Transaction—The Distribution—Treatment of Fractional Shares.”

Stock Exchange Listings	Currently, there is no public market for JBS Foods International ordinary shares. We intend to apply to list JBS Foods International ordinary shares on the NYSE under the symbol “JBS.” We anticipate that trading in JBS Foods International ordinary shares will begin “regular way” trading on or about the date on which the distribution is consummated. We cannot predict the trading prices for JBS Foods International ordinary shares after the distribution date.

Concurrently with the filing of the registration statement of which this prospectus is a part, JBS Foods International intends to (1) register as a foreign private company in Brazil pursuant to the requirements of the Brazilian Securities Commission (Comissão de Valores Mobiliários), or the CVM, and the BM&FBOVESPA, and (2) register and list the JBS Foods International BDRs, each representing one JBS Foods International ordinary share, with the BM&FBOVESPA under the symbol “JBSF.”

Following the distribution, the JBS S.A. common shares will remain outstanding and continue to trade in Brazil on the BM&FBOVESPA, under the symbol “JBSS3,” and the JBS S.A. common ADSs will remain outstanding and continue to trade in the United States in the over-the-counter market, under the symbol “JBSAY.”

In addition, we cannot predict any change that may occur in the trading price of JBS S.A.’s common shares, which will continue to trade in Brazil on the BM&FBOVESPA, under the symbol “JBSS3,” following the transaction. See “Risk Factors—Risks Relating to the Transaction and Ownership of the JBS Foods International Ordinary Shares—Following the distribution, the JBS S.A. common shares may become less liquid.”

U.S. Tax Consequences of the Distribution	See “Taxation—Material U.S. Federal Income Tax Consequences.”

Brazilian Tax Consequences of the Distribution	See “Taxation—Material Brazilian Tax Consequences.”

Irish Tax Consequences of the Distribution	See “Taxation—Irish Tax Consequences.”

U.K. Tax Consequences of the Distribution	See “Taxation—U.K. Tax Consequences.”

Risk Factors	You should review the risks relating to the distribution and ownership of the JBS Foods International ordinary shares and/or JBS Foods International BDRs, our business and industries and the markets in which we operate described in “Risk Factors.”

The Asset Contribution	JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco, a wholly-owned subsidiary holding company of JBS Foods International, in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information, see “The Asset Contribution.”

SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

The following summary historical consolidated financial data of JBS Foods International, summary historical consolidated financial data of JBS S.A. and summary pro forma combined financial data of JBS Foods International are being provided to help you in your analysis of the financial aspects of the transaction. The summary pro forma combined financial data of JBS Foods International and pro forma per share data of JBS Foods International have been prepared for illustrative purposes only and are not necessarily indicative of what the operating results or financial position of JBS Foods International would have been had the transaction been completed at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. You should read this information in conjunction with the financial statements included elsewhere in this prospectus and with the sections of this prospectus entitled “Presentation of Financial and Other Information,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Historical Per Share, Dividend and Market Data,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Summary Historical Financial Data of JBS Foods International

JBS Foods International was incorporated on May 9, 2016 as a private limited company in Ireland under the name “JBS Foods International DAC.” It maintains its books and records in U.S. dollars, its functional currency. JBS Foods International’s presentation currency is the real.

The summary historical financial data of JBS Foods International presented below has been derived from the audited historical financial statements of JBS Foods International as of July 12, 2016 and for the period from May 9, 2016 to July 12, 2016, and the related notes thereto, which are included elsewhere in this prospectus.

As of July 12, 2016 and for the period from May 9, 2016 to July 12, 2016
(in reais)
Statement of financial position data at period end:
Cash and cash equivalents	3
Total assets	3
Total liabilities	—
Total equity	3

Cash flow data:

Cash flows related to:
Financing activities
Issuance of shares	3

Summary Historical Consolidated Financial Data of JBS S.A.

JBS S.A., our predecessor for accounting purposes, maintains its books and records in reais, its functional currency, as well as its presentation currency. JBS S.A.’s historical consolidated financial statements included in this prospectus are also presented in reais. Further, JBS S.A.’s historical financial statements have been prepared in accordance with IFRS as issued by the IASB.

The summary historical consolidated financial data of JBS S.A. presented below has been derived from: (1) the unaudited historical interim consolidated financial statements of JBS S.A. as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; (2) the audited historical consolidated financial statements of JBS S.A. as of

December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus; and (3) the historical consolidated financial statements of JBS S.A. as of December 31, 2013, which are not included in this prospectus.

JBS S.A.’s consolidated results of operations for the three-month period ended March 31, 2016 and year ended December 31, 2015 are of limited comparability with its results of operations for the three-month period ended March 31, 2015 and the year ended December 31, 2014, respectively, due to the Primo, Moy Park and Cargill Acquisitions, which closed on March 30, 2015, September 28, 2015 and October 30, 2015, respectively. JBS S.A.’s consolidated results of operations for the year ended December 31, 2014 are of limited comparability with its results of operations for the year ended December 31, 2013 due to the Zenda and Seara Acquisitions, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Solely for the convenience of the reader, we have translated certain real amounts included below into U.S. dollars at the rate of R$3.559 to US$1.00, which was the commercial selling rate at closing for the purchase of U.S. dollars in effect as of March 31, 2016, as reported by the Central Bank of Brazil. The U.S. dollar equivalent information included in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rate Information” for further information about recent fluctuations in exchange rates.

	As of and for the three-month period ended March 31,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)		(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)
Statement of income data:
Net revenue	12,338.3	43,911.9	33,819.0	45,775.4	162,914.5	120,469.7	92,902.8
Cost of sales	(10,999.8)	(39,148.1)	(29,041.2)	(39,428.0)	(140,324.2)	(101,796.3)	(81,056.1)

Gross profit	1,338.5	4,763.8	4,777.8	6,347.4	22,590.3	18,673.4	11,846.7

General and administrative expenses	(315.5)	(1,122.9)	(841.2)	(1,149.8)	(4,092.1)	(3,715.7)	(2,435.9)
Selling expenses	(752.6)	(2,678.5)	(1,955.2)	(2,635.0)	(9,377.9)	(7,154.3)	(5,262.2)

Operating expense	(1,068.1)	(3,801.4)	(2,796.4)	(3,784.7)	(13,469.9)	(10,870.0)	(7,698.1)

Operating profit	270.4	962.4	1,981.4	2,562.6	9,120.4	7,803.3	4,148.6

Finance income	590.1	2,100.0	4,718.4	3,252.0	11,574.0	1,538.3	1,255.9
Finance expense	(1,957.1)	(6,865.3)	(4,634.5)	(3,617.5)	(12,874.6)	(5,175.9)	(3,636.2)

Finance income (expense), net	(1,338.9)	(4,765.3)	83.9	(365.4)	(1,300.6)	(3,637.6)	(2,380.3)

Share of profit of equity-accounted investee, net of tax	0.1	0.3	24.1	16.5	58.9	26.1	6.7

Profit (loss) before income taxes	(1,068.4)	(3,802.6)	2,089.4	2,213.7	7,878.7	4,191.8	1,775.0

Current income taxes	(20.5)	(72.9)	(840.2)	(837.2)	(2,979.7)	(1,656.9)	(166.2)
Deferred income taxes	345.8	1,230.8	278.8	64.5	229.7	(128.5)	(490.4)

	325.4	1,157.9	(561.3)	(772.7)	(2,750.0)	(1,785.4)	(656.7)

Net income (loss)	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3

Attributable to:
Controlling interest	(770.2)	(2,741.2)	1,393.7	1,303.8	4,640.1	2,035.9	926.9
Non-controlling interest	27.1	96.5	134.4	137.3	488.5	370.5	191.4

	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3

	As of and for the three-month period ended March 31,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)		(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)
Weighted average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,824.1	2,888.7		2,894.6	2,881.7	2,866.9
Diluted (3)		2,824.1	2,892.0		2,898.3	2,881.7	2,866.9
Earnings (loss) per JBS S.A. common share (in reais):
Basic (4)	(0.27)	(0.97)	0.48	0.45	1.60	0.71	0.32
Diluted (5)	(0.27)	(0.97)	0.48	0.45	1.60	0.71	0.32
Cash dividends declared per JBS S.A. common share (in reais) (6)	—	—	—	0.11	0.38	0.17	0.08

Statement of financial position data at period end:
Cash and cash equivalents	4,295.4	15,287.2	14,120.8	5,294.7	18,844.0	14,910.4	9,013.1
Trade accounts receivable	2,750.4	9,788.5	10,680.3	3,405.4	12,119.7	9,577.5	8,919.9
Inventories	2,985.2	10,624.3	9,861.3	3,121.6	11,109.7	8,273.1	6,904.6
Property, plant and equipment	9,562.7	34,033.5	27,095.0	9,941.3	35,381.1	24,188.9	20,940.6
Goodwill	6,632.2	23,334.0	24,619.4	6,954.7	24,411.4	13,213.7	11,387.1
Total assets	31,626.4	112,288.2	92,988.6	34,516.2	122,502.9	82,315.6	68,867.4
Total loans and financing (7)	17,991.7	64,032.6	47,341.9	18,511.6	65,882.7	40,079.1	32,761.3
Total equity	7,076.0	24,913.6	28,067.9	8,418.6	29,621.3	25,873.0	23,307.6

Cash flow data:

Cash flows related to:
Operating activities	(306.8)	(1,091.9)	(109.2)	1,687.0	6,004.1	6,798.1	2,143.4
Investing activities	(249.2)	(887.0)	(4,558.3)	(5,444.0)	(19,375.3)	(4,635.4)	(2,260.2)
Financing activities	(287.2)	(1,022.3)	3,011.1	4,261.1	15,165.3	3,424.3	3,458.4

Other financial data (unaudited):
EBITDA (8)	598.1	2,128.6	2,782.0	3,616.8	12,872.1	10,376.2	6,194.1
Adjusted EBITDA (8)	600.5	2,137.2	2,757.8	3,737.1	13,300.4	11,090.0	6,130.3

(1)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.
(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “Historical Per Share, Dividend and Market Price Data—Historical Dividend Data.”
(7)	Total current loans and financing plus total non-current loans and financing.
(8)	EBITDA and Adjusted EBITDA are used as measures of performance by JBS S.A.’s management. JBS S.A. calculates EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). JBS S.A. calculates Adjusted EBITDA as EBITDA minus: share of profit of equity—accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on JBS S.A.’s IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

Each of EBITDA and Adjusted EBITDA is reconciled to net income (loss) below (unaudited):

	For the three-month period ended March 31,			For the year ended December 31,
	2016 (a)	2016	2015	2015 (a)	2015	2014	2013
	(in millions of U.S. dollars)	(in millions of reais)		(in millions of U.S. dollars)	(in millions of reais)
Net income (loss)	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3
Income taxes	(325.4)	(1,157.9)	561.3	772.7	2,750.0	1,785.4	656.7
Finance income	590.1	2,100.0	4,718.4	3,252.0	11,574.0	1,538.3	1,255.9
Finance expense	(1,957.1)	(6,965.3)	(4,634.5)	(3,617.5)	(12,874.6)	(5,175.9)	(3,636.2)
Depreciation and amortization	327.6	1,165.9	776.4	1,037.6	3,692.8	2,546.8	2,038.8

EBITDA	598.1	2,128.6	2,782.0	3,616.8	12,872.1	10,376.2	6,194.1
Share of profit of equity—accounted investees, net of tax	(0.1)	(0.3)	(24.1)	(16.5)	(58.9)	(26.1)	(6.7)
Bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net	2.5	8.9	—	136.9	487.2	403.6	(57.1)
Non-recurring tax contingencies (b)	—	—	—	—	—	336.3	—

Adjusted EBITDA	600.5	2,137.2	2,757.8	3,737.1	13,300.4	11,090.0	6,130.3

(a)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(b)	During the year ended December 31, 2014, JBS S.A. recognized a one-time charge of R$336.3 million (US$94.5 million) related to a State of Goiás value-added tax (Imposto sobre Circulação de Bens e Serviços), or ICMS, debt installment payment plan, and this charge has been included in selling, general and administrative expenses.

Summary Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International

The summary unaudited pro forma condensed and combined financial data of JBS Foods International presented below has been derived from the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of March 31, 2016 and the unaudited pro forma condensed and combined statements of income of JBS Foods International for the three-month period ended March 31, 2016 and for the year ended December 31, 2015, which are included elsewhere in this prospectus and which, combined with the notes thereto, we refer to as the “JBS Foods International pro forma financial information.”

The JBS Foods International pro forma financial information gives effect to the transaction as if it had taken place on March 31, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position and, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of operations. The JBS Foods International pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the transaction had occurred on the dates indicated, or the results that will be obtained in the future.

The JBS Foods International pro forma financial information has been derived from the (1) unaudited historical interim consolidated interim financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and

2013, and the notes thereto, in each case, which are included elsewhere in this prospectus. The JBS Foods International pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

The JBS Foods International pro forma financial information gives pro forma effect to the matter described in the accompanying notes (item 1. Pro Forma Adjustments and Assumptions), including the asset contribution and the resulting change in the non-controlling interest in JBS S.A.’s equity for the portion of the JBS S.A.’s operations, assets and liabilities not contributed to JBS Foods International.

No pro forma statement of financial position adjustment is required as a result of the financial items contributed to JBS Foods International as these items are recorded in the financial statements of JBS S.A. and will continue to be recorded in our financial statements after the transaction, except for the change in the non-controlling interest in JBS S.A.’s equity mentioned in the preceding paragraph.

			As of and for the three-month period ended March 31, 2016			For the year ended December 31, 2015
			Historical	Adjustments	Pro Forma	Historical	Adjustments	Pro Forma
			(in millions of reais, except as otherwise indicated)			(in millions of reais, except as otherwise indicated)
Statement of income data:
Net revenue			43,911.9	—	43,911.9	162,914.5	—	162,914.5
Cost of sales			(39,148.1)	—	(39,148.1)	(140,324.2)	—	(140,324.2)

Gross profit			4,763.8	—	4,763.8	22,590.3	—	22,590.3

General and administrative expenses			(1,122.9)	—	(1,122.9)	(4,092.1)	—	(4,092.1)
Selling expenses			(2,678.5)	—	(2,678.5)	(9,377.9)	—	(9,377.9)

Operating expense			(3,801.4)	—	(3,801.4)	(13,469.9)	—	(13,469.9)

Operating profit			962.4	—	962.4	9,120.4	—	9,120.4

Finance income			2,100.0	—	2,100.0	11,574.0	—	11,574.0
Finance expense			(6,865.3)	—	(6,865.3)	(12,874.6)	—	(12,874.6)

Finance expense, net			(4,765.3)	—	(4,765.3)	(1,300.6)	—	(1,300.6)

Share of profit of equity—accounted investees, net of tax			0.3	—	0.3	58.9	—	58.9

Profit (loss) before income taxes			(3,802.6)	—	(3,802.6)	7,878.7	—	7,878.7

Current income taxes			(72.9)	—	(72.9)	(2,979.7)	—	(2,979.7)
Deferred income taxes			1,230.8	—	1,230.8	229.7	—	229.7

			1,157.9	—	1,157.9	(2,750.0)	—	(2,750.0)

Net income (loss)			(2,644.6)	—	(2,644.6)	5,128.6	—	5,128.6

Attributable to:
Controlling interest	1	(a)	(2,741.2)	580.5	(2,160.7)	4,640.1	(270.5)	4,369.6
Non-controlling interest	1	(a)	96.5	(580.5)	(484.0)	488.5	270.5	759.1

			(2,644.6)	—	(2,644.6)	5,128.6	—	5,128.6

Weighted average JBS S.A. common shares outstanding (in millions):
Basic	1	(b)	2,824.1	(2,018.0)	806.1	2,894.6	(2,088.5)	806.1
Diluted	1	(b)	2,824.1	(2,018.0)	806.1	2,898.3	(2,092.2)	806.1

			As of and for the three-month period ended March 31, 2016			For the year ended December 31, 2015
			Historical	Adjustments	Pro Forma	Historical	Adjustments	Pro Forma
			(in millions of reais, except as otherwise indicated)			(in millions of reais, except as otherwise indicated)
Earnings (loss) per JBS S.A. common share (in reais):
Basic			(0.97)		(2.68)	1.60		5.42
Diluted			(0.97)		(2.68)	1.60		5.42

Statement of financial position data at period end:
Cash and cash equivalents			15,287.2	—	15,287.2
Trade accounts receivable			9,788.5	—	9,788.5
Inventories			10,624.3	—	10,624.3
Property, plant and equipment			34,033.5	—	34,033.5
Goodwill			23,334.0	—	23,334.0
Total assets			112,288.2	—	112,288.2
Total loans and financing (1)			64,032.6	—	64,032.6
Total equity			24,913.6	—	24,913.6
Total equity:
Attributable to controlling interest	1	(a)	23,380.1	(3,107.0)	20,273.1
Attributable to non-controlling interest	1	(a)	1,533.5	3,107.0	4,640.4

			24,913.6	—	24,913.6

(1)	Total current loans and financing plus total non-current loans and financing.

1. Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions will differ from the pro forma adjustments. We have only included adjustments that are directly attributable to the transactions, factually supportable and, with respect to the statement of income, expected to have a continuing impact on the consolidated results. A general description of this transaction and adjustment is provided as follows:

(a)	After the asset contribution, JBS Foods International will own: (1) 99.62% equity interest in JBS Argentina S.A., or JBS Argentina; (2) 100% equity interest in JBS Paraguay S.A., or JBS Paraguay; (3) 100% equity interest in Frigorifico Canelones S.A., or JBS Uruguay; (4) 100% equity interest in JBS Global Luxembourg S.à r.l., or JBS Global Luxembourg; (5) 99.99% equity interest in Seara Alimentos Ltda., or Seara Alimentos; (6) 100% equity interest in Moy Park Lux Holdings S.à r.l., or Moy Park; and (7) 100% equity interest in Rigamonti Salumificio S.p.A., or Rigamonti. The pro forma adjustment reflects the attribution of the non-controlling interest for the assets not contributed to JBS Foods International by JBS S.A. The calculation of the non-controlling interest assumes that (x) FB, BNDESPar and Banco Original will exchange all of their JBS S.A. common shares for JBS Foods International ordinary shares and (y) JBS S.A.’s other shareholders will exchange the maximum amount of their JBS S.A. common shares that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), resulting in 75% ownership of JBS S.A. shares by JBS Foods International.

If only FB and Banco Original elect to exchange their JBS S.A. common shares for JBS Foods International ordinary shares, 44.50% of the JBS S.A. common shares would be owned by JBS Foods International. In this case, the resulting pro forma adjustments would be as follows:

			For the three-month period ended March 31, 2016
			Historical	Adjustments	Pro Forma
			(in millions of reais, except as otherwise indicated)
Net loss			(2,644.6)	—	(2,644.6)

Attributable to:
Controlling interest			(2,741.2)	1,288.7	(1,452.5)
Non-controlling interest			96.5	(1,288.7)	(1,192.1)

			(2,644.6)	—	(2,644.6)

Weighted-average JBS S.A. common shares outstanding (in millions)
Basic	1	(b)	2,824.1	(2,069.8)	754.3
Diluted	1	(b)	2,824.1	(2,069.8)	754.3
Loss per JBS S.A. common share:
Basic			(0.97)		(1.93)
Diluted			(0.97)		(1.93)

			For the year ended December 31, 2015
			Historical	Adjustments	Pro Forma
			(in millions of reais, except as otherwise indicated)
Net income			5,128.6	—	5,128.6

Attributable to:
Controlling interest			4,640.1	(600.6)	4,039.5
Non-controlling interest			488.5	600.6	1,089.1

			5,128.6	—	5,128.6

Weighted-average JBS S.A. common shares outstanding (in millions)
Basic	1	(b)	2,894.6	(2,140.3)	754.3
Diluted	1	(b)	2,898.3	(2,144.0)	754.3
Earnings per JBS S.A. common share (in reais):
Basic			1.60		5.36
Diluted			1.60		5.36

			As of March 31, 2016
			Historical	Adjustments	Pro Forma
			(in millions of reais)
Equity
Attributable to controlling interest			23,380.1	(6,897.5)	16,482.6
Attributable to non-controlling interest			1,533.5	6,897.5	8,431.0

Total equity			24,913.6	—	24,913.6

(b)

The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International ordinary shares that JBS Foods International will have outstanding after the transaction. The number of JBS Foods International ordinary shares following the consummation of the transaction was considered to be equal to one quarter of the total number of JBS S.A. common shares, plus the relative number of JBS Foods

International ordinary shares given in exchange for the contribution of JBS S.A. common shares into JBS Foods International, assuming that (x) FB, BNDESPar and Banco Original will exchange all of their JBS S.A. common shares for JBS Foods International ordinary shares and (y) JBS S.A.’s other shareholders will exchange the maximum amount of their JBS S.A. common shares that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), resulting in 75% ownership of JBS S.A. shares by JBS Foods International. The transaction would then result in a total number of 806,100,000 shares of JBS Foods International common stock being outstanding.

If only FB and Banco Original elect to exchange their JBS S.A. common shares for JBS Foods International ordinary shares, 44.50% of the JBS S.A. common shares would be owned by JBS Foods International. In this case, the transaction would then result in a total number of 754,300,000 shares of JBS Foods International ordinary stock being outstanding.

RISK FACTORS

As a shareholder of JBS Foods International following the completion of the transaction, you will be subject to all risks inherent in the business of JBS Foods International in addition to the risks relating to JBS S.A. The market value of your JBS Foods International ordinary shares and JBS S.A. common shares will reflect the performance of each business relative to, among other things, their competitors and general economic, market and industry conditions. You should carefully consider the following factors, as well as the other information contained in this prospectus.

Risks Relating to the Distribution and Ownership of the JBS Foods International Ordinary Shares

Following the distribution, the JBS S.A. common shares may become less liquid.

We expect that the liquidity of the market for the remaining JBS S.A. common shares after the completion of the distribution will be reduced. When there is little or no active trading market for securities, it can become more difficult to sell the securities in a timely manner at or near their perceived value. In such a market, the value of such securities may fall. Accordingly, following the distribution, the liquidity of the market for the JBS S.A. common shares and the price per JBS S.A. common share could be adversely affected.

Following the distribution, JBS Foods International will become a U.S. public reporting company subject to U.S. financial reporting rules and regulations and other requirements of the SEC. Our accounting and other management systems and resources may not be adequately prepared to meet these requirements, which may strain our resources.

Following the distribution, JBS Foods International will become a public reporting company in the United States and will be subject to reporting, disclosure control and other applicable obligations under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, or SOX, and the Dodd-Frank Act, as well as rules adopted, and to be adopted, by the SEC and the NYSE.

As a result, we will incur higher legal, accounting and other expenses than before, and these expenses may increase even more in the future. For example, Section 404 of SOX requires annual management assessment of the effectiveness of internal controls over financial reporting and a report by our independent registered public accounting firm addressing these assessments, subject to phase-in accommodations for newly listed companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which we are in the process of developing and implementing while at the same time remaining focused on our existing operations. If we are unable to implement our compliance initiatives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired.

In addition, we cannot assure you that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our cash flows, results of operations or financial condition. If we are unable to conclude that our internal controls over financial reporting are effective, or if our independent registered public accounting firm determines we have a material weakness in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of the JBS Foods International ordinary shares could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies in the United States, could also restrict our future access to capital markets and reduce or eliminate the trading market for our ordinary shares.

The distribution could result in substantial U.S. tax liability for you.

U.S. Holders (as defined in “Taxation—Material U.S. Federal Income Tax Consequences”) of JBS S.A. shares are not expected to recognize any gain or loss for U.S. federal income tax purposes as a result of the distribution, except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of JBS Foods International ordinary shares. However, there can be no assurance that the IRS will not successfully assert that the distribution is a taxable transaction, and that a court will not sustain such assertion, which could result in tax being incurred by U.S. Holders of JBS S.A. shares upon receipt of the JBS Foods International ordinary shares pursuant to the distribution.

See “Taxation—Material U.S. Federal Income Tax Consequences” for more information regarding the potential tax consequences to you of the distribution, including the tax consequences if the distribution were to be treated as a taxable transaction for U.S. federal income tax purposes.

The distribution could result in substantial Brazilian tax liability for you.

You may be required to pay Brazilian capital gains or other taxes in connection with the receipt of JBS Foods International ordinary shares or JBS Foods International BDRs in the distribution. See “Taxation—Material Brazilian Tax Consequences—Material Brazilian Tax Consequences on Distribution of JBS Foods International BDRs or JBS Foods International Ordinary Shares” for more information regarding the potential Brazilian tax consequences to you of the distribution.

Following the completion of the distribution, a future transfer of your JBS Foods International ordinary shares, other than by means of the transfer of book-entry interests in The Depository Trust Company, or DTC, or by way of transfer of BDRs representing book-entry interests in JBS Foods International ordinary shares held through DTC may be subject to Irish stamp duty.

JBS Foods International has applied to the Irish Revenue Commissioners for confirmation in respect of the stamp duty treatment of certain aspects of the transaction. In particular, JBS Foods International has sought confirmation that no Irish stamp duty will arise on transfers of JBS Foods International ordinary shares effected by means of the transfer of book entry interests in DTC or by way of the transfer of BDRs representing book entry interests in JBS Foods International ordinary shares held through DTC. There is no certainty that such confirmation will be obtained from the Irish Revenue Commissioners. However, irrespective of such confirmation being obtained, if you hold your JBS Foods International ordinary shares directly rather than either beneficially through DTC or by way of BDRs representing book entry interests in JBS Foods International ordinary shares held through DTC, any transfer of your JBS Foods International ordinary shares could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the shares acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your JBS Foods International ordinary shares. See “Taxation—Irish Tax Consequences—Stamp Duty.”

The equity values of JBS S.A. and JBS Foods International after the transaction may not accurately reflect the value of the underlying entities and equity values may fluctuate significantly.

The trading price of JBS S.A. common shares immediately following the distribution is expected to be lower than immediately prior to the distribution because the trading price will no longer reflect the value of JBS S.A. and its subsidiaries, other than the assets and liabilities related to JBS S.A.’s Brazilian beef business and related activities, including its leather business. Furthermore, until the market has fully analyzed the value of JBS S.A. without all of its historical businesses, other than JBS S.A.’s Brazilian beef business and related activities, as well as its leather business, the trading price of JBS S.A. common shares may fluctuate significantly. We cannot assure you that, following the distribution, the combined trading prices of JBS S.A. common shares and JBS Foods International ordinary shares will equal or exceed what the trading price of JBS S.A. common shares would have been in the absence of the distribution. It is possible that after the distribution, the combined equity value of JBS S.A. and JBS Foods International will be less than JBS S.A.’s equity value before the distribution.

We may not realize the potential benefits from the transaction.

We may not realize the potential benefits that we expect from the transaction, which we have described elsewhere in this prospectus. For more information about our rationale for the transaction, see “The Transaction—Rationale for the Transaction.”

We cannot assure you that an active trading market will develop or be sustained for the JBS Foods International ordinary shares or JBS Foods International BDRs you will receive or that we will be able to maintain our listing on the NYSE or the BM&FBOVESPA. The trading volume of the JBS Foods International ordinary shares or JBS Foods International BDRs may be volatile, and holders of our ordinary shares or BDRs may not be able to sell their shares or BDRs following the distribution.

JBS Foods International does not have any class of securities publicly traded or listed in the United States. The listing of shares on the NYSE does not assure that a market for the JBS Foods International ordinary shares will develop or be sustained or that we will be able to maintain our listing on the NYSE or the BM&FBOVESPA. No assurance can be provided as to the demand for or trading price of the JBS Foods International ordinary shares or JBS Foods International BDRs following the completion of the distribution and the JBS Foods International ordinary shares or JBS Foods International BDRs may trade at a price less than the current market price of JBS S.A. common shares.

The trading price of and demand for the JBS Foods International ordinary shares or JBS Foods International BDRs following completion of the distribution and the development and continued existence of a market and favorable price for the JBS Foods International ordinary shares or JBS Foods International BDRs will depend on a number of conditions, including:

•	the risk factors described in this prospectus;

•	general economic conditions internationally and within the markets in which we operate, including changes in interest and exchange rates;

•	actual or anticipated fluctuations in our quarterly and annual results and those of our competitors;

•	our businesses, operations, results and prospects;

•	future mergers and strategic alliances;

•	market conditions in the animal protein industry;

•	changes in government regulation, taxes, legal proceedings or other developments;

•	shortfalls in our operating results from levels forecasted by securities analysts;

•	investor sentiment toward the stock of animal protein companies in general;

•	announcements concerning us or our competitors;

•	maintenance of acceptable credit ratings or credit quality; and

•	the general state of the securities markets.

These and other factors may impair the development or sustainability of a liquid market for the JBS Foods International ordinary shares or JBS Foods International BDRs and the ability of investors to sell their JBS Foods International ordinary shares or JBS Foods International BDRs at an attractive price. These factors also could cause the market price and demand for the JBS Foods International ordinary shares or JBS Foods International BDRs to fluctuate substantially, which may negatively affect the price and liquidity of the JBS Foods International ordinary shares or JBS Foods International BDRs. Many of these factors and conditions are beyond our or our shareholders’ control.

JBS Foods International may issue additional ordinary shares in the future, as a result of which your investment may be diluted. JBS Foods International may also issue securities that have rights and privileges that are more favorable than the rights and privileges accorded to you.

Certain statutory preemption rights apply automatically in favor of JBS Foods International’s shareholders where shares in JBS Foods International are to be issued for cash. However, JBS Foods International has opted out of these preemption rights in its articles of association as permitted under Irish company law. U.S. holders of JBS Foods International ordinary shares may not be able to exercise such subscription rights for new ordinary shares, unless a registration statement under the Securities Act is effective with respect to such rights and new ordinary shares, or an exemption from the registration requirements is available. JBS Foods International’s decision to file a registration statement will depend on the costs and potential liabilities associated with any such registration statement, the perceived benefits to JBS Foods International of enabling U.S. holders of JBS Foods International to exercise their subscription rights and any other facts which JBS Foods International considers appropriate at the time.

For example, immediately following the distribution, each of FB, BNDESPar and Banco Original will be entitled to participate in the JBS Foods International capital increase through the affiliate private capital contribution, pursuant to which they may contribute all or a portion of their JBS S.A. common shares in consideration for the option to receive additional JBS Foods International ordinary shares (or JBS Foods International BDRs). The other shareholders of JBS Foods International, however, will not be entitled to participate in the JBS Foods International capital increase under the same conditions as FB, BNDESPar and Banco Original. Instead, JBS Foods International will make an offer to the holders of JBS S.A. common shares (including those JBS S.A. common shares represented by JBS S.A. ADSs) at the same exchange ratio applicable to the affiliate private capital contribution but subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado). For more information about the JBS Foods International capital increase, see “The Transaction—Following the Distribution—The JBS Foods International Capital Increase.”

To the extent that you are not able (or choose not) to exercise subscription rights granted in connection with an issue of JBS Foods International ordinary shares, your proportional shareholding in JBS Foods International would be diluted.

In addition, the articles of association of JBS Foods International permit the directors of JBS Foods International to issue preferred shares without shareholder approval and to determine the terms of such preferred shares, which may be more favorable than the terms of its ordinary shares.

The grant of registration rights to BNDESPar may adversely affect the market price of the JBS Foods International ordinary shares.

Pursuant to a registration rights agreement that is expected to be entered into with BNDESPar concurrently with the distribution of the JBS Foods International ordinary shares, BNDESPar will be able to demand that we register the JBS Foods International ordinary shares (including those JBS Foods International ordinary shares underlying JBS Foods International BDRs) that BNDESPar will receive in the distribution and the JBS Foods International capital increase. We will bear the cost of registering these ordinary shares. The registration and availability of such a significant number of shares for trading in the public market may have an adverse effect on the market price of the JBS Foods International ordinary shares (including those JBS Foods International ordinary shares underlying JBS Foods International BDRs). For more information about BNDES’ registration rights agreement, see “Principal Shareholders—Registration Rights Agreement with BNDES.”

FB and BNDESPar are expected to have influence over the conduct of our business and their respective interests may differ from each other and may also differ from the interests of other shareholders.

Upon completion of the distribution, FB and BNDESPar will collectively own up to approximately 65.7% of the JBS Foods International ordinary shares (including ordinary shares represented by JBS Foods International BDRs). The Batista Family, through various intermediate holding companies, controls J&F, which in turn owns 100% of the common shares of FB. See “Principal Shareholders.” Members of the Batista Family may also serve on the board of directors of JBS Foods International and are officers of JBS Foods International. See “Management.”

We expect that the board of directors of JBS Foods International will be composed of nine directors, two of which will be appointed by FB and one of which may be appointed by BNDESPar. We expect FB and BNDESPar to exercise influence over the conduct of JBS Foods International’s business through their representation on JBS Foods International’s board of directors. Since the board of directors will be composed of nine directors upon completion of the transaction, neither FB nor BNDESPar, acting individually, will be in a position to control (positively or negatively) decisions of the board of directors that are subject to simple majority approval.

The respective interests of FB and BNDESPar may differ from your interests. As a result of their influence on JBS Foods International’s business, FB and BNDESPar could prevent JBS Foods International from making certain decisions or taking certain actions that would protect your interests or which would otherwise benefit JBS Foods International.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about us or our businesses, the price and trading volume of the JBS Foods International ordinary shares could decline.

The trading market for the JBS Foods International ordinary shares will depend in part on the research and reports that securities or industry analysts publish about us or our businesses. While securities and industry analysts currently cover JBS S.A., securities and industry analysts do not currently cover JBS Foods International, and may never publish research on us. If no securities or industry analysts commence coverage of JBS Foods International, the trading price for the JBS Foods International ordinary shares would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our securities or publish inaccurate or unfavorable research about our businesses, the price of the JBS Foods International ordinary shares would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for the JBS Foods International ordinary shares could decrease, which might cause the price and trading volume of the JBS Foods International ordinary shares to decline.

There is no guarantee that the JBS Foods International ordinary shares will be included in market indices such as the S&P 500.

There can be no assurance that the JBS Foods International ordinary shares will be listed in market indices, such as the S&P 500. For example, for JBS Foods International ordinary shares to be included in the S&P 500, current S&P rules would require greater than 50% of JBS Foods International ordinary shares (including the JBS Foods International ordinary shares represented by JBS Foods International BDRs) to be held by certain unaffiliated shareholders. FB and BNDESPar would not be considered to be unaffiliated shareholders for this purpose and after the consummation of the transaction, will own up to 46.7% and 22.5%, respectively, of the total issued JBS Foods International ordinary shares (including the JBS Foods International ordinary shares represented by JBS Foods International BDRs). In that situation, JBS Foods International ordinary shares would not be eligible for inclusion in the S&P 500 unless and until it would effect a further issuance of JBS Foods International ordinary shares or FB and BNDESPar reduce their respective shareholdings.

Furthermore, the earliest that the S&P will consider JBS Foods International for inclusion in the S&P 500 is six to twelve months after its initial listing on the NYSE. The S&P exercises an element of discretion in determining whether a company is eligible for inclusion, and such discretion relates to matters outside of JBS Foods International’s control, such as measures of liquidity in its stock and the sector balance within the S&P 500 Index. There is no certainty that the S&P 500 eligibility criteria will be achieved or that the benefits associated with inclusion in the S&P 500 will be available to JBS Foods International. Even if JBS Foods International ordinary shares are ultimately included in the S&P 500, there is no assurance that the S&P will not publish new guidance in the future regarding non-U.S. incorporated companies or other discretionary factors which could effectively remove JBS Foods International ordinary shares from the S&P 500.

Any shareholder whose principal currency is not the U.S. dollar will be subject to exchange rate fluctuations.

The JBS Foods International ordinary shares will be traded in, and any cash dividends or other distributions to be declared in respect of them, if any, will be denominated, in U.S. dollars. Shareholders whose principal currency is not the U.S. dollar will be exposed to foreign currency exchange rate risk. Any depreciation of the U.S. dollar in relation to such foreign currency would reduce the value of the JBS Foods International ordinary shares held by such shareholders, whereas any appreciation of the U.S. dollar would increase their value in foreign currency terms. In addition, we will not offer our shareholders the option to elect to receive dividends, if any, in any other currency. Consequently, our shareholders may be required to arrange their own foreign currency exchange, either through a brokerage house or otherwise, which could incur additional commissions or expenses.

As a holding company, JBS Foods International’s operating results, financial condition and ability to pay dividends or other distributions are entirely dependent on dividends and other distributions received from its subsidiaries.

As a holding company, JBS Foods International’s operating results and financial condition are entirely dependent on the performance of its operating subsidiaries. Additionally, JBS Foods International’s ability to pay dividends or other distributions in the future will depend on the level of dividends and other distributions, if any, received from its operating subsidiaries. The ability of JBS Foods International’s operating companies to make loans or distributions (directly or indirectly) to JBS Foods International’s may, from time to time, be restricted as a result of several factors, including restrictions in financing agreements, capital controls or other foreign exchange limitations, the requirements of applicable law and regulatory and fiscal or other restrictions (including, for example, the application of a dividend withholding tax and the ability to use any double tax treaty to mitigate such tax) in the jurisdictions in which JBS Foods International’s subsidiaries operate or if such operating subsidiaries were unable to make loans or distributions to JBS Foods International either directly or indirectly. If earnings and cash flow from operating subsidiaries were substantially reduced for a sufficient length of time, JBS Foods International may not be in a position in the longer term to make distributions to holders of the JBS Foods International ordinary shares in line with any future announced proposals or at all.

Our dividend policy is subject to the discretion of our board of directors and may be limited by our debt agreements and limitations under Irish law (which differs from Brazilian law) including the required court approval of the JBS Foods International reduction of capital.

Although we currently expect to pay a regular annual dividend following the closing of the transaction, any such determination to pay dividends will be at the discretion of our board of directors and will be dependent on then-existing conditions, including our financial condition, earnings, legal requirements, including limitations under Irish law, restrictions in our debt agreements that limit our ability to pay dividends to shareholders and other factors the board of directors deems relevant. For example, the indentures governing our notes restrict our ability to make certain restricted payments, including paying dividends, unless there is sufficient restricted payment capacity to pay dividends or we rely on a permitted exception. If we comply with the net debt to EBITDA ratio set forth in the restricted payment covenants in the indentures governing our notes, we will be able to make restricted payments as long as the aggregate amount of the payments does not exceed the sum of 50% of net income for the applicable period, net cash proceeds from new equity issuances, cash received from investments and dividends received from a subsidiary that is not subject to the covenants. Our board of directors may, in its sole discretion, change the amount or frequency of dividends or discontinue the payment of dividends entirely. For these reasons, you will not be able to rely on dividends to receive a return on your investment. Accordingly, realization of a gain on the JBS Foods International ordinary shares you receive in the distribution may depend on the appreciation of the price of our ordinary shares, which appreciation may never occur.

Moreover, any determination to pay dividends in the future would be subject to compliance with applicable laws, including the Irish Companies Act 2014, or the Irish Companies Act. The Irish Companies Act, among other requirements, requires Irish companies to have distributable reserves equal to or greater than the amount of the proposed dividend. Unless JBS Foods International creates sufficient distributable reserves from its business activities, the creation of such distributable reserves would involve a reduction of JBS Foods International’s share premium account, which would require the approval of the Irish High Court. We may seek to create such distributable reserves by undertaking the JBS Foods International reduction of capital and, should we do so, we are not aware of any reason why the Irish High Court would not approve the creation of distributable reserves in this manner; however, the issuance of the required order is a matter for the discretion of the Irish High Court. In the event that we do not undertake the JBS reduction of capital to create distributable reserves, no distributions by way of dividends, share repurchases or otherwise will be permitted under Irish law until such time as JBS Foods International has created sufficient distributable reserves from its business activities.

Your rights as a shareholder of JBS Foods International will be governed by Irish law and differ from the rights of shareholders under U.S. law.

As of the date of this prospectus, JBS Foods International is a public limited company incorporated under the laws of Ireland. Therefore, the rights of holders of ordinary shares are governed by Irish law and by its memorandum and articles of association. These rights differ from the typical rights of shareholders in U.S. and Brazilian corporations. In certain cases, facts that, under U.S. law, would entitle a shareholder in a U.S. corporation to claim damages may not give rise to a cause of action under Irish law entitling a shareholder in an Irish company to claim damages. For example, the rights of shareholders to bring proceedings against JBS Foods International or against its directors or officers in relation to public statements are more limited under Irish law than under the civil liability provisions of the U.S. securities laws.

You may have difficulties enforcing, in actions brought in courts in jurisdictions located outside the United States, judgments obtained in the U.S. courts under the U.S. securities laws. In particular, if you sought to bring proceedings in Ireland based on U.S. securities laws, the Irish court might consider that:

•	it did not have jurisdiction;

•	it was not the appropriate forum for such proceedings;

•	applying Irish conflict of laws rules, U.S. laws (including U.S. securities laws) did not apply to the relationship between you and us or our directors and officers; or

•	the U.S. securities laws were of a penal nature or violated Irish public policy and should not be enforced by the Irish court.

You should also be aware that Irish law does not allow for any form of legal proceedings directly equivalent to the class action available in the United States. For further information with respect to your rights as a holder of our ordinary shares, see the section of this prospectus titled “Description of Share Capital.”

Anti-takeover provisions in JBS Foods International’s memorandum and articles of association could deter potential acquirers and make an acquisition of us difficult, limit attempts by our shareholders to replace or remove our current directors and management team, and limit the market price of our ordinary shares.

Our memorandum and articles of association contain provisions that, although do not make us immune from takeovers, may delay or prevent a change of control, discourage bids at a premium over the market price of our ordinary shares and adversely affect the market price of our ordinary shares and the voting and other rights of the holders of our ordinary shares. These provisions include:

•	dividing our board of directors into three classes, with each class serving a staggered three-year term;

•	permitting our board of directors to issue preference shares without shareholder approval, with such rights, preferences and privileges as they may designate;

•	provisions which allow our board of directors to adopt plans to allow our shareholders to subscribe for new shares upon such terms and conditions as our board of directors deems expedient and in our best interests;

•	establishing an advance notice procedure for shareholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;

•	the ability of our board of directors to fill vacancies on our board; and

•	imposing particular approval and other requirements in relation to certain business combinations, acquisitions of shares above certain thresholds and purchases by JBS Foods International of its own shares in certain circumstances.

These provisions may be applied even if an offer may be considered beneficial by some shareholders. In addition, these provisions may frustrate or prevent any attempts by our shareholders to replace or remove our current management team by making it more difficult for shareholders to replace members of our board of directors, which is responsible for appointing the members of our management.

Irish law differs from the laws in effect in the United States with respect to defending unwanted takeover proposals and, once our board of directors has received an offer or believes an offer may be imminent, may give our board of directors less ability to control negotiations with hostile offerors.

We are subject to the Irish Takeover Rules. Under the Irish Takeover Rules, once our board of directors has received an approach that may lead to an offer or has reason to believe that such an offer is or may be imminent, our board of directors is not permitted to take any action that might frustrate an offer for our ordinary shares, subject to certain exceptions. Potentially frustrating actions such as

•	the issuance of shares, options, restricted share units or convertible securities;

•	material acquisitions or disposals;

•	entering into contracts other than in the ordinary course of business; or

•	any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any earlier time during which our board of directors has reason to believe an offer is or may be imminent.

These provisions may give our board of directors less ability to control negotiations with hostile offerors than would be the case for a corporation incorporated in the United States. We discuss these differences in the section titled “Description of Share Capital.”

We are a “foreign private issuer” under U.S. securities laws and, as a result, are subject to disclosure obligations that are different from those applicable to U.S. domestic registrants listed on the NYSE.

We are incorporated under the laws of Ireland and, as such, will be considered a “foreign private issuer” under U.S. securities laws. Although we will be subject to the periodic reporting requirements of the Exchange Act, the periodic disclosure required of foreign private issuers under the Exchange Act is different from the periodic disclosure required of U.S. domestic registrants. Therefore, there may be less publicly available information about us than is regularly published by or about other public companies in the United States. We are also exempt from certain other sections of the Exchange Act that U.S. domestic registrants are otherwise subject to, including the requirement to provide our shareholders with information statements or proxy statements that comply with the Exchange Act. Moreover, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies may reduce the frequency and scope of information and protections to which you may otherwise have been eligible in you held ordinary shares or common stock of a domestic U.S. issuer.

In addition, insiders and large shareholders of ours will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act and will not be obligated to file the reports required by Section 16 of the Exchange Act.

We would lose our foreign private issuer status if a majority of our shares became held by U.S. persons and a majority of our directors or executive officers are U.S. citizens or residents and we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer, and to prepare our financial statements under U.S. Generally Accepted Accounting Principles. To the extent we had not already done so, we may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and may lose our ability to rely upon exemptions from certain corporate governance requirements on the NYSE that are available to foreign private issuers.

As a foreign private issuer, we may, in the future, follow certain home country corporate governance practices instead of otherwise applicable NYSE corporate governance requirements, and this may result in less investor protection than that accorded to investors under rules applicable to domestic non-controlled U.S. issuers.

As a foreign private issuer, we are permitted to follow certain home country corporate governance practices instead of those otherwise required under the NYSE’s rules for domestic U.S. issuers, provided that we disclose which requirements we are not following and describe the equivalent home country requirement. For example, foreign private issuers are permitted to follow home country practice with regard to director nomination procedures and the approval of compensation of officers. Additionally, we are not required to maintain a board comprised of a majority of independent directors, although we intend to do so.

Availing ourselves of any of these exemptions, as opposed to complying with the requirements that are applicable to a U.S. domestic registrant, may provide less protection to you than is accorded to investors under the NYSE’s corporate governance rules. Therefore, any foreign private issuer exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor.

Risks Relating to Our Business and Industries

Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.

Our operating margins depend on, among other factors, the purchase price of raw materials, primarily livestock and animal feed ingredients, and the sales price of our products. These prices may vary significantly, including during short periods of time, due to a number of factors, including the beef, pork and poultry supply and demand and the market of other protein products. Raw materials accounted for 70.4% and 80.2% of the total cost of products sold during the three-month periods ended March 31, 2016 and 2015, respectively. Raw materials accounted for 81.9% of the total cost of products sold during the years ended December 31, 2015 and 2014. The supply and market for livestock depend on a number of factors that we have little or no control over, including outbreaks of diseases such as bovine spongiform encephalopathy (commonly referred to as mad cow disease), or BSE, and foot and mouth disease, or FMD, the cost of animal feeding, economic and weather conditions.

Livestock prices demonstrate a cyclical nature both seasonally and over longer periods, reflecting the supply of and demand for livestock on the market and the market for other protein products such as fish. These costs are determined by constantly changing market forces of supply and demand as well as other factors over which we have little or no control. These other factors include:

•	import and export restrictions

•	changing livestock and grain inventory levels;

•	economic conditions;

•	crop and livestock diseases; and

•	environmental and conservation regulations.

We do not generally enter into long-term sales arrangements with our customers with fixed price contracts, and, as a result, the prices at which we sell our products are determined in large part by market conditions. A majority of our livestock is purchased from independent producers who sell livestock to us under marketing contracts or on the open market. A significant decrease in beef, pork or chicken prices for a sustained period of time could have a material adverse effect on our net revenue. Also, a portion of our forward purchase and sale contracts are marked-to-market such that the related unrealized gains and losses are reported in earnings on a quarterly basis. Therefore, losses on those contracts would adversely affect our earnings and may cause significant volatility in our quarterly earnings.

Profitability in the processing industry is materially affected by the commodity prices of animal feed ingredients, such as grain, corn and soybeans. The production of feed ingredients is positively or negatively affected primarily by the global level of supply inventories and demand for feed ingredients, the agricultural policies of the United States and foreign governments and weather patterns throughout the world. Market prices for feed ingredients remain volatile. High prices for animal feed ingredients may have a material adverse effect on our operating results.

Accordingly, we may be unable to pass on all or part of any increased costs we experience from time to time to consumers of our products directly, in a timely manner or at all. Additionally, if we do not attract and maintain contracts or marketing relationships with independent producers and growers, our production operations could be disrupted, adversely affecting us.

Outbreaks of livestock diseases may affect our ability to conduct our business and harm demand for our products.

Outbreaks of diseases affecting livestock, such as BSE, FMD and various strains of influenza, which may be caused by factors beyond our control, or concerns that these diseases may occur and spread in the future, could lead to cancellation of orders by our customers or governmental restrictions on the import and export of our products to or from our suppliers, facilities or customers. Moreover, outbreaks of livestock diseases could have a significant effect on the livestock we own by requiring us to, among other things, destroy any affected livestock and create negative publicity that may have a material adverse effect on customer demand for our products. In addition, if the products of our competitors become contaminated, the adverse publicity associated with such an event may lower consumer demand for our products.

Any perceived or real health risks related to the food industry could adversely affect our ability to sell our products. If our products become contaminated, we may be subject to product liability claims and product recalls.

We are subject to risks affecting the food industry generally, including risks posed by the following:

•	food spoilage or food contamination;

•	consumer product liability claims;

•	product tampering;

•	the possible unavailability and expense of product liability insurance; and

•	the potential cost and disruption of a product recall.

Our products have in the past been, and may in the future be, exposed to contamination by organisms that may produce food borne illnesses, such as E. coli, listeria monocytogenes and salmonella. These organisms are generally found in the environment and, as a result, there is a risk that they could be present in our products. These pathogens can also be introduced to our products through tampering or as a result of improper handling at the further processing, foodservice or consumer level. Once contaminated products have been shipped for distribution, illness or death may result if the products are not properly prepared prior to consumption or if the pathogens are not eliminated in further processing.

Our systems designed to monitor food safety risks throughout all stages of our processes may not eliminate the risks related to food safety. As a result, we may voluntarily recall, or be required to recall, our products if they are or may be contaminated, spoiled or inappropriately labeled.

We may be subject to significant liability in the jurisdictions in which our products are sold if the consumption of any of our products causes injury, illness or death. Such liability may result from proceedings filed by the government’s attorney’s office, consumer agencies and individual consumers. We may have to pay significant damages to consumers or to the government and such liability may be in excess of applicable liability insurance policy limits. Adverse publicity concerning any perceived or real health risk associated with our products could also cause customers to lose confidence in the safety and quality of our food products, which could adversely affect our ability to sell our products. We could also be adversely affected by perceived or real health risks associated with similar products produced by others to the extent such risks cause customers to lose confidence in the safety and quality of such products generally.

Changes in consumer preferences could adversely affect our business.

The food industry, in general, is subject to changing consumer trends, demands and preferences. Our products compete with other protein sources, such as fish. Trends within the food industry frequently change, and our failure to anticipate, identify or react to changes in these trends could lead to reduced demand and prices for our products, among other concerns, and could have a material adverse effect on our business, financial condition and results of operations.

We face competition in our business, which may adversely affect our market share and profitability.

The beef, pork and chicken industries are highly competitive. Competition exists both in the purchase of live cattle and hogs and grains, and in the sale of beef, pork and chicken products. In addition, our beef, pork and chicken products compete with other protein sources, such as fish. We face competition from a number of beef, pork and chicken producers in the countries in which we operate.

The principal competitive factors in the animal protein processing industries are operating efficiency and the availability, quality and cost of raw materials and labor, price, quality, food safety, product distribution, technological innovations and brand loyalty. Our ability to be an effective competitor depends on our ability to compete on the basis of these characteristics. In addition, some of our competitors may have greater financial and other resources than us. We may be unable to compete effectively with these companies, and if we are unable to remain competitive with these beef, pork and poultry producers in the future, our market share may be adversely affected.

Our growth (organic and inorganic) may require substantial capital and long-term investments.

Our competitiveness and growth depend on our ability to fund our capital expenditures. We cannot assure you that we will be able to fund our capital expenditures at reasonable costs due to adverse macroeconomic conditions, our performance or other external factors.

We may pursue additional opportunities to acquire complementary businesses, which could further increase leverage and debt service requirements and could adversely affect our financial situation if we fail to successfully integrate the acquired business.

We intend to continue to pursue selective acquisitions of complementary businesses in the future. Inherent in any future acquisitions are certain risks such as increasing leverage and debt service requirements and combining company cultures and facilities, which could have a material adverse effect on our operating results, particularly during the period immediately following such acquisitions. Additional debt or equity capital may be required to complete future acquisitions, and there can be no assurance that we will be able to raise the required capital. Furthermore, acquisitions involve a number of risks and challenges, including:

•	diversion of management’s attention;

•	potential loss of key employees and customers of the acquired companies;

•	an increase in our expenses and working capital requirements;

•	failure of the acquired entities to achieve expected results;

•	our failure to successfully integrate any acquired entities into our business; and

•	our inability to achieve expected synergies and/or economies of scale.

These opportunities may also expose us to successor liability relating to actions involving any acquired entities, their respective management or contingent liabilities incurred prior to our involvement and will expose us to liabilities associated with ongoing operations, in particular to the extent we are unable to adequately and safely manage such acquired operations. These transactions may also be structured in such a manner that would result in our assumption of obligations or liabilities not identified during our pre-acquisition due diligence.

Any of these and other factors could adversely affect our ability to achieve anticipated cash flows at acquired operations or realize other anticipated benefits of acquisitions, which could adversely affect our reputation and have a material adverse effect on us.

Our indebtedness could adversely affect our business.

As of March 31, 2016, we had total outstanding consolidated debt of R$64,032.6 million (US$17,991.7 million), of which R$20,834.3 million (US$5,854.0 million) was classified as current loans and financing. If we are unable to repay or refinance our short- or long-term debt as it matures, this would have a material adverse effect on our financial condition. Our consolidated indebtedness may:

•	make it difficult for us to satisfy our obligations, including making interest payments on debt obligations;

•	limit our ability to obtain additional financing to operate our business;

•	require us to dedicate a substantial portion of our cash flow to serve our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements;

•	limit our flexibility to plan for, and react to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage relative to some of our competitors that have less debt than us;

•	make us more vulnerable to increases in interest rates, resulting in higher interest costs in respect of our floating rate debt; and

•	increase our vulnerability to general adverse economic and industry conditions, including changes in interest rates, lower cattle and hog prices or a downturn in our business or the economy.

In addition, any business that we acquire by borrowing additional funds may increase our leverage and make it more difficult for us to satisfy our obligations, limit our ability to obtain additional financing to operate our business, require us to dedicate a substantial portion of our cash flow to payments on our debt, reducing our ability to use our cash flow to fund working capital, capital expenditures and other general corporate requirements, and place us at a competitive disadvantage relative to some of our competitors that have less debt than us.

Covenant restrictions under debt agreements limit our ability to operate our business.

Our debt agreements contain, among other things, covenants that restrict our ability to finance future operations or capital needs or to engage in other business activities. Such debt agreements restrict, among other things, our ability to:

•	incur additional indebtedness;

•	create liens on or sell our assets;

•	pay dividends on or redeem capital stock;

•	make restricted payments;

•	create or permit restrictions on the ability of subsidiaries to pay dividends or make other distributions;

•	enter into transactions with affiliates; and

•	engage in mergers, consolidations and certain dispositions of assets.

In addition, certain of our credit facilities require us and certain of our subsidiaries to maintain specified financial ratios and tests which may require that we or they take action to reduce debt or to act in a manner contrary to our business objectives. Events beyond our control, including changes in general business and economic conditions, may affect our ability to meet those financial ratios and tests.

We may not meet those ratios and tests, and our creditors may not waive any failure to meet those ratios and tests. A breach of any of these covenants or failure to maintain these ratios would result in an event of default under the relevant credit facility, and any such event of default or resulting acceleration under such credit facility could result in an event of default under other debt agreements.

We are subject to interest rate fluctuations, which may be harmful to our business.

As of March 31, 2016, 23.9% of our loans and financing, in the amount of R$15,317.6 million (US$4,303.9 million), was subject to interest rate fluctuations, including fluctuations in: (1) Brazilian financial market rates or inflation rates, such as the Interbank Deposit Certificate (Certificado de Depósito Interbancário), or the Brazilian CDI rate, and the Long-Term Interest Rate (Taxa de Juros de Longo Prazo), or the Brazilian TJLP rate (Brazil’s long-term interest rate published quarterly by the Brazilian National Monetary Council); and (2) non-Brazilian financial market rate, such as the London Interbank Offered Rate, or LIBOR, and the Euro Interbank Offered Rate, or EURIBOR. Fluctuations in exchange rates and interest rates are caused by a number of factors that are beyond our control. If exchange rates or interest rates, such as the Brazilian CDI, Brazilian TJLP, LIBOR or EURIBOR rates, increase significantly, our finance expenses will increase and our ability to obtain financings may decrease, which may materially adversely affect our results of operations.

Our business may be adversely impacted by risks related to hedging activities.

We may enter into hedging transactions, including exchange rate and commodities transactions that cover varying periods of time and have varying pricing provisions. We are exposed to potential changes in the value of our derivative instruments primarily caused by fluctuations in currency exchange rates and commodities prices. These fluctuations may result from changes in economic conditions, investor sentiment, monetary and fiscal policies, the liquidity of global markets, international and regional political events, and acts of war or terrorism.

Unfavorable decisions in legal, administrative or arbitration proceedings may adversely affect us.

We are defendants in legal, administrative and arbitration proceedings arising from the ordinary conduct of our business, especially with respect to civil, tax, labor and environmental claims, which may be decided to our detriment. Adverse rulings that have material economic impacts on our business or impede the execution of our growth plan may adversely affect our financial condition and results of operations. For some of these lawsuits, we were not required to and have not established any provision on our statement of financial position or have established provisions only for part of the amounts in dispute, based on our judgments or opinions of our legal counsel as to the likelihood of winning these lawsuits. For more information regarding our proceedings, see “Business—Legal Proceedings.”

We may not be able to ensure that our raw material suppliers are in compliance with all applicable environmental and labor laws and regulations, which could adversely affect our business, financial condition and results of operations.

The raising of cattle and other livestock is at times associated with deforestation, invasion of indigenous lands and protected areas and other environmental and human rights concerns. Most of the cattle we process are raised by our suppliers. We aim to ensure that cattle are sourced from responsible suppliers and rely on suppliers to comply with applicable laws. In Brazil, we have a system in place to monitor our cattle suppliers using satellite images, georeferenced maps of farms, deforestation data and data from government agencies regarding embargoed areas. The purpose of this system is to identify and block suppliers that are not in compliance with environmental regulations. If we are unable to ensure that the suppliers of the cattle we use in our production process are in compliance with all applicable environmental and human rights laws and regulations, we may be subject to fines and other penalties that may adversely affect our reputation, business, financial condition and results of operations.

We are subject to various risks relating to worker safety.

Given the nature of our operations, we are subject to various risks relating to worker safety. We conduct training and educational campaigns to improve awareness of risks and safety in the work environment and strive to improve safety conditions in the workplace, but cannot ensure that accidents will not occur. If our efforts to improve worker safety and reduce the frequency and number of workplace accidents are not successful, our business, financial condition and results of operations may be adversely affected.

We depend on our information technology systems, and any failure of these systems could adversely affect our business.

We depend on information technology systems for significant elements of our operations, including the storage of data and retrieval of critical business information. Our information technology systems are vulnerable to damage from a variety of sources, including network failures, malicious human acts, and natural disasters. Moreover, despite network security and back-up measures, some of our servers are potentially vulnerable to physical or electronic break-ins, computer viruses, and similar disruptive problems. Failures or significant disruptions to our information technology systems or those used by our third-party service providers could prevent us from conducting our general business operations. Any disruption or loss of information technology systems on which critical aspects of our operations depend could have an adverse effect on our business, results of operations, and financial condition. Further, we store highly confidential information on our information technology systems, including information related to our products. If our servers or the servers of the third party on which our data is stored are attacked by a physical or electronic break-in, computer virus or other malicious human action, our confidential information could be stolen or destroyed. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our suppliers, customers, or others, whether by us or a third party, could (1) subject us to civil and criminal penalties, (2) have a negative impact on our reputation, or (3) expose us to liability to our suppliers, customers, other third parties or government authorities. Any of these developments could have an adverse impact on our business, financial condition and results of operations.

The loss of members of our senior management or our inability to attract and retain qualified senior management personnel could have an adverse effect on us.

Our ability to maintain our competitive position depends in large part on the performance of our senior management team, mainly because of our business model and our acquisition strategy. As a result of factors such as improving economic conditions in the Ireland, the United Kingdom, the United States, Brazil and elsewhere, we may lose key employees or face problems hiring qualified key employees. In order to retain key employees, we may have to make significant changes in our compensation policy to remain competitive, which would increase our costs. There is no assurance that we will succeed in attracting and retaining qualified senior management personnel. The loss of the services of any member of our senior management or our inability to attract and retain qualified personnel could have an adverse effect on us.

Our performance depends on favorable labor relations with our employees and our compliance with labor laws. Any deterioration of those relations or increase in labor costs could adversely affect our business.

As of March 31, 2016, we had approximately 229,000 employees worldwide. A majority of these employees are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements. Upon the expiration of existing collective bargaining agreements or other labor agreements, we may not reach new agreements without union action and any such new agreements may not be on terms satisfactory to us. In addition, any new agreements may be for shorter durations than our historical agreements. Moreover, additional groups of currently non-unionized employees may seek union representation in the future. If we are unable to negotiate acceptable collective bargaining agreements, we may become subject to union-initiated work stoppages, including strikes. Any significant increase in labor costs, deterioration of employee relations, slowdowns or work stoppages at any of our locations, whether due to union activities, employee turnover or otherwise, could have a material adverse effect on our business, financial condition, results of operations and cash flows. For more information about the labor claims and proceedings to which we are a party, see “Business—Legal Proceedings.”

The consolidation of our customers could adversely affect our business.

Our customers, such as supermarkets, warehouse clubs and food distributors, have consolidated in recent years, and consolidation is expected to continue. These consolidations have produced large, sophisticated customers with increased buying power who are more capable of operating with reduced inventories, opposing price increases, and demanding lower pricing, increased promotional programs and specifically tailored products. These customers also may use shelf space currently used for our products for their own private label products. If we fail to respond to these trends, our volume growth could slow or we may need to lower prices or increase promotional spending for our products, any of which would adversely affect our financial results.

Risks Relating to the Markets in Which We Operate

Deterioration of global economic conditions could adversely affect our business.

Our business may be adversely affected by changes in global economic conditions, including changes in GDP, inflation, interest rates, availability of capital, consumer spending rates, energy availability and costs (including fuel surcharges) and the effects of governmental initiatives to manage economic conditions. Any such changes could adversely affect the demand for products both in domestic and international markets, or the cost and availability of our needed raw materials, cooking ingredients and packaging materials, thereby adversely affecting our financial results.

Disruptions in credit and other financial markets and deterioration of global economic conditions could, among other things:

•	adversely affect global demand for protein products, which could result in a reduction of sales, operating income and cash flows;

•	make it more difficult or costly for us to obtain financing for our operations or investments or to refinance our debt in the future;

•	cause our lenders to depart from prior credit industry practice and make more difficult or expensive the granting of any technical or other waivers under our debt agreements to the extent we may seek them in the future;

•	impair the financial condition of some of our customers and suppliers; and

•	decrease the value of our investments.

Our exports are subject to a wide range of political and economic risks.

Exports account for a significant portion of our sales, representing 27.9% and 30.4% of our gross revenue for the three-month period ended March 31, 2016 and the year ended December 31, 2015, respectively. We are subject to risk factors that are outside our control in our principal sales markets, including:

•	changes in foreign currency exchange rates;

•	deterioration of economic conditions;

•	imposition of tax increases, anti-dumping tariffs and other trade and/or health barriers;

•	exchange controls and restrictions to exchange operations;

•	strikes or other events that may affect ports and transportation; and

•	compliance with different foreign legal and regulatory regimes; and

•	trade barriers.

Our future financial performance will depend significantly on economic, political and social conditions in our principal sales markets.

We are exposed to emerging and developing country risks.

Our operations in emerging and developing countries are subject to the customary risks of operating in these countries, which include potential political and economic uncertainty, government debt crises, application of exchange controls, reliance on foreign investment, nationalization or expropriation, crime and lack of law enforcement, political insurrection, terrorism, religious unrest, external interference, currency fluctuations and changes in government policy.

In Brazil, for example, the federal government frequently intervenes in the economy and its actions to control inflation and other regulations and policies have often involved, among other measures, increases in interest rates, changes in tax policies, price controls, currency devaluations, capital controls and limits on imports, among others. Due to our exposure in Brazil, these factors could affect us more than our competitors with less exposure to such emerging and developing countries, and any general decline in emerging and developing countries as a whole could impact us disproportionately compared to our competitors.

Such factors could affect our results by causing interruptions to operations, by increasing the costs of operating in those countries or by limiting the ability to repatriate profits from those countries. These circumstances could adversely impact our business, results of operations and financial condition.

Our businesses are subject to government policies and extensive regulations affecting the beef, pork and poultry industries.

Livestock production and trade flows are significantly affected by government policies and regulations. Government policies affecting the livestock industry, such as taxes, tariffs, duties, subsidies and import and export restrictions on livestock products, can influence industry profitability, the use of land resources, the location and size of livestock production, whether unprocessed or processed commodity products are traded, and the volume and types of imports and exports. Our plants and products are subject to periodic inspections by federal, state and municipal authorities and to comprehensive food regulation, including controls over processed food. Our operations are subject to extensive regulation and oversight by state, local and foreign authorities regarding the processing, packaging, storage, distribution, advertising and labeling of its products, including food safety standards. Our exported products are often inspected by foreign food safety authorities, and any violation discovered during these inspections may result in a partial or total return of a shipment, partial or total destruction of the shipment and costs due to delays in product deliveries to our customers.

Government policies in the jurisdictions in which we operate may adversely affect the supply of, demand for and prices of livestock products, restrict our ability to do business in existing and target domestic and export markets and could adversely affect our results of operations. For example, in August 2014, Russia banned the importation of chicken and other agricultural products from the U.S. and certain other western countries in retaliation for sanctions imposed by the U.S. and Europe on Russia over its actions in Ukraine. In addition, if we are required to comply with future material changes in food safety regulations, we could be subject to material increases in operating costs and we could be required to implement regulatory changes on schedules that may require us to interrupt our operations.

The volatility of the real against the U.S. dollar, the euro and other currencies may have a material adverse effect on us and the market price of the notes.

The Brazilian currency has during past decades experienced frequent and substantial variations in relation to the U.S. dollar and other foreign currencies. In the past, the Brazilian government has implemented various economic plans and exchange rate policies, including sudden devaluations and periodic mini-devaluations, during which the frequency of adjustments has ranged from daily to monthly, floating exchange rate systems, exchange controls and dual exchange rate markets. There have been significant fluctuations in the exchange rate between the Brazilian currency and the U.S. dollar, the euro and other currencies.

However, during 2015, due to the poor economic conditions in Brazil, including as a result of political instability, the real has devalued at a rate that is much higher than in previous years. On September 24, 2015, the real fell to the lowest level since the introduction of the currency, at R$4.195 per US$1.00. Overall in 2015, the real depreciated 47%, reaching R$3.905 per US$1.00 on December 31, 2015. In early 2016, the real appreciated against the U.S. dollar, primarily as a result of Brazil’s changing political conditions whereby markets reacted favorably to the impeachment proceedings against President Dilma Rousseff and the increased likelihood of a change in the current governing regime. On March 31, 2016, and August 3, 2016, the exchange rates were R$3.559 per US$1.00 and R$3.273 per US$1.00, respectively. There can be no assurance that the real will not depreciate or appreciate further against the U.S. dollar, the euro and other currencies.

A significant portion of our indebtedness, revenues and some of our operating expenses are, and we expect them to continue to be, denominated or indexed to the U.S. dollar and other foreign currencies. As of March 31, 2016, our indebtedness denominated in foreign currencies was R$29,674.5 million. Any exchange rate fluctuations may have a material adverse effect on our business and results of operations. A less favorable exchange rate may effectively increase the borrowing cost of our debt denominated in U.S. dollars and other foreign currencies.

Compliance with existing or changing environmental requirements relating to current and/or discontinued operations may result in significant costs, and failure to comply may result in civil liabilities for damages as well as criminal and administrative sanctions.

Our operations are subject to extensive and increasingly stringent federal, state, local and foreign laws and regulations pertaining to the protection of the environment, including those relating to the discharge of materials into the environment, the handling, treatment and disposal of wastes and remediation of soil and groundwater contamination. Failure to comply with these requirements could have serious consequences for us, including criminal as well as civil and administrative penalties, claims for property damage, personal injury and damage to natural resources and negative publicity. Our activities may also be affected by future international agreements entered into force to protect the environment. As a result of possible new environmental international agreements or other unforeseen events, especially if environmental rules and regulations become stricter in the markets in which we operate, we may have to incur additional expenses in order to comply with such environmental rules and regulations, which may adversely affect our available resources for capital expenditures and other purposes. Compliance with existing or new environmental rules and regulations may increase our costs and expenses, and, as a result, reduce our profit.

Climate change, climate change regulations, adverse weather conditions and greenhouse effects may adversely impact our operations and markets.

There is a growing political and scientific consensus that emissions of greenhouse gases, or GHG, continue to alter the composition of the global atmosphere in ways that are affecting and are expected to continue affecting the global climate. Climate change, including the impact of global warming, creates physical and financial risk. Physical risks from climate change include an increase in sea level and changes in weather conditions, such as an increase in changes in precipitation and extreme weather events. Climate change could have a material adverse effect on our results of operations, financial condition and liquidity. Natural disasters, fire, bioterrorism, pandemics, drought, changes in rainfall patterns or extreme weather, including floods, excessive cold or heat, hurricanes or other storms, could impair the health or growth of livestock or interfere with our operations due to power outages, fuel shortages, damage to our production and processing plants or disruption of transportation channels, among other things. Any of these factors, as well as disruptions in our information systems, could have an adverse effect on our financial results.

We are subject to legislation and regulation regarding climate change, and compliance with related rules could be difficult and costly. Concerned parties in the countries in which we operate, such as government agencies, legislators and regulators, shareholders and non-governmental organizations, as well as companies in many business sectors, are considering ways to reduce GHG emissions. We could incur increased energy, environmental and other costs and capital expenditures to comply with existing or new GHG limitations. We could also face increased costs related to defending and resolving legal claims and other litigation related to climate change and the alleged impact of our operations on climate change.

Efforts to comply with immigration laws and/or the introduction of new immigration legislation could make it more difficult or costly for us to hire employees, as well as have a material adverse effect on our operations and subject us to civil or possible criminal penalties.

Immigration reform continues to attract significant attention among the public and governments in the markets in which we operate. For example, if new immigration legislation is enacted, such legislation may contain provisions that could make it more difficult or costly for us to hire legal immigrant workers. In such a case, we may incur additional labor costs and other costs of doing business, which could have a material adverse effect on our business, operating results and financial condition.

In addition, despite our efforts to hire only persons legally authorized to work in the jurisdictions in which we operate, we are unable to ensure that all of our employees are persons legally authorized to work.

Moreover, efforts by governmental authorities in enforcing the law may occur, including civil or possible criminal penalties, and we may face shortages of personnel or interruptions in our operations in one or more plants, resulting in an adverse impact on our business.

We are subject to anti-corruption laws in the jurisdictions in which we operate, including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act.

We are subject to a number of anti-corruption laws, including the U.S. Foreign Corrupt Practices Act, or the FCPA and the UK Bribery Act. The FCPA and similar anti-bribery laws generally prohibit companies and their intermediaries from making improper payments to foreign officials and others for the purpose of obtaining or keeping business and/or other benefits. Some of these laws have legal effect outside the jurisdictions in which they are adopted under certain circumstances. For example, the FCPA generally prohibits U.S. companies and their intermediaries and agents from making improper payments to government officials for the purpose of obtaining or retaining business. The FCPA also requires maintenance of adequate record-keeping and internal accounting practices to accurately reflect transactions. Under the FCPA, companies operating in the United States may be held liable for actions taken by their strategic or local partners or representatives. The UK Bribery Act is broader in scope than the FCPA in that it directly addresses commercial bribery in addition to bribery of government officials and it does not recognize certain exceptions, notably facilitation payments that are permitted by the FCPA. The UK Bribery Act also has wide jurisdiction. It covers any offense committed in the United Kingdom, but proceedings can also be brought if a person who has a close connection with the United Kingdom commits the relevant acts or omissions outside the United Kingdom. The UK Bribery Act defines a person with a close connection to include British citizens, individuals ordinarily resident in the United Kingdom and bodies incorporated in the United Kingdom. The UK Bribery Act also provides that any organization that conducts part of its business in the United Kingdom, even if it is not incorporated in the United Kingdom, can be prosecuted for the corporate offense of failing to prevent bribery by an associated person, even if the bribery took place entirely outside the United Kingdom and the associated person had no connection with the United Kingdom. Other jurisdictions in which we operate have adopted similar anti-corruption, anti-bribery and anti-kickback laws to which we are subject. Civil and criminal penalties may be imposed for violations of these laws.

Although we expect that our code of ethics and standards of conduct will require our employees to comply with the FCPA, UK Bribery Act and similar laws, we have not yet put in place a formal anti-corruption compliance program or policy that covers our employees and consultants. We operate in some countries which are viewed as high risk for anti-corruption compliance and despite our ongoing efforts to ensure compliance with the FCPA, UK Bribery Act and similar laws, there can be no assurance that our employees, agents, third-party intermediaries and the companies to which we outsource certain of our business operations, will comply with the FCPA, UK Bribery Act and similar anti-bribery laws or the policies that we implement to seek to ensure compliance with such laws, for which we may be ultimately held responsible. If we are not in compliance with anti-corruption laws and other laws governing the conduct of business with government entities (including local laws), we may be subject to criminal and civil penalties and other remedial measures, which could harm our reputation and have a material adverse impact on our business, financial condition, results of operations and prospects. Any investigation of any actual or alleged violations of such laws could also harm our reputation or have an adverse impact on our business, financial condition, results of operations and prospects.

The recent vote by the U.K. electorate in favor of having the U.K. exit the European Union could adversely impact our business, results of operations and financial condition.

In a referendum held in the United Kingdom on June 23, 2016, a majority of those voting voted for the United Kingdom to leave the European Union (referred to as Brexit). For now, the United Kingdom remains a member of the European Union and there will not be any immediate change in either European Union or U.K. law as a consequence of the vote. European Union law does not govern contracts and the United Kingdom is not part of the European Union’s monetary union. However, Brexit vote signals the beginning of a lengthy process under which the terms of the United Kingdom’s withdrawal from, and future relationship with, the European Union will be negotiated and legislation to implement the United Kingdom’s withdrawal from the European Union will be enacted. The ultimate impact of Brexit vote will depend on the terms that are negotiated in relation to the United Kingdom’s future relationship with the European Union. Although the timetable for U.K. withdrawal is not at all clear at this stage, it is likely that the withdrawal of the United Kingdom from the European Union will take more than two years to be negotiated and conclude.

Brexit could impair our ability to transact business in the United Kingdom and in countries in the European Union. Brexit has already and could continue to adversely affect European and/or worldwide economic and market conditions and could continue to contribute to instability in the global financial markets. The long-term effects of Brexit will depend in part on any agreements the United Kingdom makes to retain access to markets in the European Union following the United Kingdom’s withdrawal from the European Union. In addition, we expect that Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which European Union laws to replicate or replace. If the United Kingdom were to significantly alter its regulations affecting the food industry, we could face significant new costs. It may also be time-consuming and expensive for us to alter our internal operations in order to comply with new regulations. Additionally, our Moy Park results of operations may be adversely affected if the United Kingdom is unable to secure replacement trade agreements and arrangements on terms as favorable as those currently enjoyed by the United Kingdom. Any of the effects of Brexit could adversely affect our business, business opportunities, results of operations, financial condition and cash flows.

There are several reports in the media related to alleged potential improper conduct carried out by our controlling shareholder and certain of our affiliates.

Certain media reports have mentioned that J&F (our indirect controlling shareholder), Banco Original S.A. (one of our affiliates controlled by J&F) and Mr. Joesley Mendonça Batista (one of our indirect individual shareholders) may have had allegedly improper business and financing relationships with government representatives and public entities, private entities and individuals under investigation by the Brazilian authorities. None of these media reports relate to allegations of misconduct by our company and no investigations have been commenced against us.

As of August 3, 2016, these media reports have not been corroborated and each of J&F, Banco Original S.A. and Mr. Joesley Batista have confirmed to us that, except as described below under “—Mr. Joesley Mendonça

Batista, one of our indirect individual shareholders, is a defendant in a criminal proceeding,” they have not been notified or charged in connection with the allegations in these media reports. We cannot assure you that these or similar media reports or further developments or formal or informal allegations or related investigations will not affect the public perception of our company, our executives, directors or affiliates or our reputation and on the trading price of the JBS Foods International ordinary shares or the JBS Foods International BDRs.

Mr. Joesley Mendonça Batista, one of our indirect individual shareholders, is a defendant in a criminal proceeding.

On January 19, 2016, the Federal Court (Justiça Federal) of the State of São Paulo accepted a criminal complaint filed by the Federal Prosecutor’s Office (Ministério Público Federal) against certain individuals, including Mr. Joesley Mendonça Batista, one of our indirect individual shareholders, for alleged violations of the Brazilian financial system laws in relation to certain financial transactions involving Banco Original S.A. (one of our affiliates controlled by J&F), Banco Rural S.A. and other companies of their respective economic groups. We are not a party to this proceeding. Although Mr. Joesley Mendonça Batista has been served and notified to present a preliminary statement, this proceeding is in its early stages. We cannot assure you that this proceeding will not affect our reputation or the trading price of the JBS Foods International ordinary shares or the JBS Foods International BDRs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The statements included in this prospectus regarding our plans, forecasts, expectations of future events, strategies, projections and financial trends affecting our business, as well as statements regarding other information, including, without limitation, under the headings “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” consist of forward-looking statements that involve risks and uncertainties and, therefore, constitute no guarantee of future results. Many important factors, in addition to those discussed elsewhere in this prospectus, could cause our actual results to differ substantially from those anticipated in our forward-looking statements, including, among other factors:

•	the risk of outbreak of animal diseases, more stringent trade barriers in key export markets and increased regulation of food safety and security;

•	product contamination or recall concerns;

•	fluctuations in the prices of live cattle, hogs, chicken, corn and soymeal;

•	fluctuations in the selling prices of beef, pork and chicken products;

•	developments in, or changes to, the laws, regulations and governmental policies governing our business and products or failure to comply with them, including environmental and sanitary liabilities;

•	currency exchange rate fluctuations, trade barriers, exchange controls, political risk and other risks associated with export and foreign operations;

•	changes in international trade regulations;

•	deterioration of economic conditions globally and more specifically in the principal markets in which we operate;

•	our ability to obtain capital when required and on reasonable terms and the implementation of our financing strategy and capital expenditure plan;

•	our ability to effect, and to reap expected benefits from, our corporate reorganization as described in this prospectus;

•	the successful integration or implementation of mergers and acquisitions, joint ventures, strategic alliances or divestiture plans;

•	the competitive nature of the industry in which we operate and the consolidation of our customers;

•	customer demands and preferences;

•	adverse weather conditions in our areas of operations;

•	continued access to a stable workforce and favorable labor relations with employees;

•	our dependence on key members of our management;

•	influence and interests of FB and BNDESPar;

•	the declaration or payment of dividends;

•	unfavorable outcomes in legal and regulatory proceedings;

•	the risk factors discussed under the heading “Risk Factors”;

•	other factors or trends affecting our financial conditions, liquidity or results of operations; and

•	other statements contained in this prospectus regarding matters that are not historical facts.

The words “believe,” “anticipate,” “expect,” “estimate,” “should,” “plan,” “can,” “may,” “intend,” “foresee,” “project” and “will,” among other similar words, are intended to identify forward-looking statements.

Forward-looking statements involve uncertainties, risks and assumptions, since these statements include information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update publicly or to revise any forward-looking statements after we distribute this prospectus because of new information, future events or other factors. In light of the risks and uncertainties described above, the forward-looking events and circumstances discussed in this prospectus might not occur and are not guarantee of future performance. Our actual results and performance could differ substantially from those anticipated in our forward-looking statements.

EXCHANGE RATE INFORMATION

The Brazilian foreign exchange system allows the purchase and sale of foreign currency and the international transfer of reais by any person or legal entity, regardless of the amount, subject to certain regulatory procedures. The rules governing the foreign exchange system were made more flexible in 2010 with respect to the registration of flows of direct investments, credits, royalties, transfers of technology and cross-border leases, among others.

Since 1999, the Central Bank of Brazil has allowed the real/U.S. dollar exchange rate to float freely, and, since that time, the real/U.S. dollar exchange rate has fluctuated considerably.

In the past, the Brazilian government has implemented various economic plans and utilized a number of exchange rate policies, including sudden devaluation, periodic mini-devaluation during which the frequency of adjustments ranged from a daily to a monthly basis, floating exchange rate systems, exchange controls and dual exchange rate markets. We cannot predict whether the Central Bank of Brazil or the Brazilian government will continue to let the real float freely or intervene in the exchange rate market by returning to a currency band system or otherwise. The real may depreciate or appreciate substantially against the U.S. dollar.

The following table sets forth the exchange rate, expressed in reais per U.S. dollar (R$/US$), for the periods indicated, as reported by the Central Bank of Brazil:

	Period-end	Average for Period (1)	Low	High
	(reais per U.S. dollar)
Year Ended December 31,

2011	1.876	1.675	1.535	1.902
2012	2.044	1.955	1.702	2.112
2013	2.343	2.161	1.953	2.446
2014	2.656	2.355	2.197	2.740
2015	3.905	3.339	2.575	4.195

2015
First Quarter	3.208	2.870	2.575	3.268
Second Quarter	3.103	3.073	2.894	3.179
Third Quarter	3.973	3.538	3.117	4.195
Fourth Quarter	3.905	3.844	3.701	4.001

2016
First Quarter	3.559	3.902	3.559	4.156
Second Quarter	3.210	3.508	3.210	3.692

Month

January 2016	4.043	4.052	3.986	4.156
February 2016	3.980	3.973	3.865	4.049
March 2016	3.559	3.704	3.559	3.991
April 2016	3.451	3.566	3.451	3.692
May 2016	3.595	3.539	3.465	3.617
June 2016	3.210	3.424	3.210	3.613
July 2016	3.239	3.276	3.230	3.339
August 2016 (through August 3)	3.273	3.263	3.249	3.273

(1)	Represents the daily average of the exchange rates during the period.

Source: Central Bank of Brazil

THE TRANSACTION

General

JBS S.A. intends to pursue a Global Reorganization, pursuant to which it will transfer all of its businesses, other than its Brazilian beef business and related activities, including its leather business, to New Holdco. New Holdco will be a wholly-owned subsidiary of JBS Foods International, and JBS S.A. will become a consolidated subsidiary of JBS Foods International while remaining listed on the Novo Mercado segment of the BM&FBOVESPA. Following the Global Reorganization, JBS Foods International will become the new holding company of the JBS Group, and the existing shareholders of JBS S.A. will also become shareholders of JBS Foods International. JBS Foods International intends to list its ordinary shares on the NYSE and sponsor the JBS Foods International BDR Program to list its BDRs on the BM&FBOVESPA. JBS S.A. and JBS Foods International propose to implement the Global Reorganization as follows:

Step 1:	SEC and CVM registrations; BM&FBOVEPA listing. JBS Foods International will (i) have the registration statement of which this prospectus is a part declared effective by SEC; (ii) be registered as a foreign private issuer of listed securities with CVM; (iii) have the JBS Foods International BDR Program registered with CVM; and (iv) have its BDRs listed with BM&FBOVESPA under the symbol “JBSF.”

Step 2:	Asset contribution. JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information about the asset contribution, see “The Asset Contribution.”

The charts below set forth our actual or anticipated simplified corporate structure (ex-treasury shares):

(1)	as of August 3, 2016:

(b)	As of August 3, 2016, JBS Foods International was wholly owned by Wesley Mendonça Batista, chief executive officer of JBS S.A. Prior to the asset contribution, Wesley Mendonça Batista will transfer all of the share capital of JBS Foods International to JBS S.A. in exchange for cash. For simplicity, this chart assumes that this transfer had occurred as of August 3, 2016.

(2)	immediately following the completion of the asset contribution (assuming the shareholding structure of JBS S.A. as of August 3, 2016):

Step 3:	Distribution. JBS S.A. will implement a capital reduction pursuant to which it will, on a pro rata basis, distribute to all holders of JBS S.A. common shares (including holders of JBS S.A. common shares represented by JBS S.A. ADSs) all of the JBS Foods International ordinary shares that will be allotted to JBS S.A. by JBS Foods International as a result of Step 2 above. For more information about the distribution, see “—The Distribution.” Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs held by holders of JBS S.A. common shares or JBS S.A. ADSs, as the case may be.

The chart below sets forth our anticipated simplified corporate structure immediately following the completion of the distribution (assuming the shareholding structure of JBS S.A. as of August 3, 2016):

Step 4:	Affiliate private capital contribution. Following the distribution, each of FB, BNDESPar and Banco Original will be entitled to participate in a private capital contribution, pursuant to which each of FB, BNDESPAR and Banco Original will be entitled to contribute all or a portion of its JBS S.A. common shares in exchange for the option to receive up to: 74,814,208; 36,117,192 and 337,509 newly-issued JBS Foods International ordinary shares (or JBS Foods International BDRs), respectively. A portion of such ordinary shares or BDRs may be redeemed by JBS Foods International pursuant to redemption deeds to be entered into between JBS Foods International and each of FB, BNDESPar and Banco Original. The amount of such ordinary shares or BDRs to be redeemed will be determined following the calculation of the final exchange ratio in order to ensure that the exchange ratio to be applied to FB, BNDESPar, Banco Original and the other shareholders of JBS S.A. common shares in the JBS Foods International capital increase will be the same. For more information about the affiliate private capital contribution, see “—The JBS Foods International Capital Increase—The Affiliate Private Capital Contribution.”

Step 5:	NYSE Listing. JBS Foods International intends to apply to list its ordinary shares for trading on the NYSE under the symbol “JBS.”

Step 6:	Following the conclusion of the affiliate private capital contribution described in Step 4 above, JBS Foods International will make an offer to the holders of JBS S.A. common shares (including those JBS S.A. common shares represented by JBS S.A. ADSs) at the same exchange ratio applicable to the affiliate private capital contribution but subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), through concurrent transactions in the United States and Brazil, as follows:

(a)

U.S. exchange offer. JBS Foods International will make an offer to exchange: (1) JBS S.A. common shares owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares. For more information about the exchange offer, see “—Following the Distribution—The JBS Foods International Capital Increase—The Exchange Offer.”

(b)	Brazilian private capital contribution. Concurrently with the exchange offer, all holders of JBS S.A. common shares and who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in a private transaction in Brazil, whereby such holders may contribute their JBS S.A. common shares to JBS Foods International in consideration for newly-issued JBS Foods International BDRs. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date. A separate Portuguese-language shareholders’ circular (aviso aos acionistas) relating to the Brazilian private capital contribution will be made available in Brazil to eligible holders of JBS S.A. common shares. Holders of JBS S.A. ADSs will not have the option to participate in the Brazilian private capital contribution.

Following the JBS Foods International capital increase, JBS Foods International will transfer its JBS S.A. common shares to New Holdco.

The chart below sets forth our anticipated simplified corporate structure immediately following the completion of the transaction (assuming (x) the shareholding structure (ex-treasury shares) of JBS S.A. immediately prior to the distribution is the same as its shareholding structure as of August 3, 2016 (ex-treasury shares) and (y) the maximum exchange ratio and maximum allowable participation by all of the shareholders of JBS S.A. in the transactions described in Steps 4 and 6):

Rationale for the Transaction

We believe the principal advantages of the transaction for our shareholders will be to:

•	better reflect our global presence and diverse international operations by obtaining a NYSE listing for the JBS Foods International ordinary shares;

•	improve our access to international equity and debt capital markets, which we expect to enhance our ability to raise financing to support our operations and fund growth, as well as lower our cost of capital;

•	enhance our ability to participate in the expected further consolidation of the global food industry and to better compete with other global food companies for international development opportunities;

•	raise our profile among the global institutional investor community and create greater proximity to our trading comparables; and

•	create the JBS Foods International BDR Program and keep JBS S.A. as a listed company in Brazil, which is intended to allow the existing Brazilian shareholders of JBS S.A. to participate in our expected global growth.

Market for JBS Foods International Ordinary Shares

Currently, there is no public market for JBS Foods International ordinary shares. We intend to list JBS Foods International ordinary shares on the NYSE under the symbol “JBS.” We anticipate that trading in JBS Foods International ordinary shares will begin “regular way” trading on or about the date on which the distribution is consummated. We cannot predict the trading prices for JBS Foods International ordinary shares after the distribution date. We also intend to apply to list the JBS Foods International BDRs on the BM&FBOVESPA under the symbol “JBSF.” In addition, we cannot predict any change that may occur in the trading price of JBS S.A.’s common shares, which will continue to trade in Brazil on the Novo Mercado segment of the BM&FBOVESPA, under the symbol “JBSS3,” following the transaction. See “Risk Factors—Risks Relating to the Transaction and Ownership of the JBS Foods International Ordinary Shares.”

The Distribution

General

The distribution will result in a reduction in JBS S.A’s share capital in an amount equal to approximately R$11.0 billion. The distribution required the affirmative vote of a majority of the holders present at a duly convened extraordinary general shareholders’ meeting. A duly convened extraordinary general shareholders’ meeting approved the distribution under certain conditions precedent on                     , 2016. You are not being asked for a proxy and you are requested not to send a proxy. The distribution will not affect the number of JBS S.A. common shares or JBS S.A. ADSs that you hold and you have no appraisal rights in connection with the distribution.

In connection with the distribution, holders of JBS S.A. common shares and JBS S.A. ADSs (each representing two JBS S.A. common shares) as of the distribution record date (5:00 p.m., New York City time (    :00 p.m. São Paulo time), on                     , 2016), will receive:

•	one JBS Foods International ordinary share represented by a JBS Foods International BDR for every four JBS S.A. common shares held; and

•	one JBS Foods International ordinary share for every two JBS S.A. ADSs held.

Holders of JBS S.A common shares will automatically receive JBS Foods International BDRs in their securities accounts in Brazil and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. Holders of JBS S.A. ADSs will automatically receive JBS Foods International ordinary shares in the distribution.

The proposed distribution date is expected to be on or about                     , 2016.

Each JBS Foods International ordinary share that is distributed will be validly issued, fully paid and non-assessable. Holders of JBS Foods International ordinary shares will not be entitled to preemptive rights. See “Description of Share Capital” for more information about the rights of holders of JBS Foods International ordinary shares and JBS Foods International BDRs.

When and How You Will Receive JBS Foods International Ordinary Shares or JBS Foods International BDRs

On or prior to the distribution date, JBS S.A. will direct JBS Foods International to deliver the JBS Foods International ordinary shares allotted to it in connection with the asset contribution to DTC or as otherwise specified by JBS S.A. in the letter of allotment.

Holders of JBS S.A. ADSs

On the distribution date, the JBS Foods International transfer agent will deliver the JBS Foods International ordinary shares due to JBS S.A. ADS holders to DTC via an SCL (Shipment Control List).

If you are a registered holder of JBS S.A. ADSs (i.e., if you hold JBS S.A. ADSs in your own name and not through a bank or brokerage firm), the JBS Foods International transfer agent will cause the number of whole JBS Foods International ordinary shares to which you are entitled to be registered in your name in uncertificated form and will provide you with a confirmation of that registration. If you hold JBS S.A. ADSs in a securities account with a broker or other securities intermediary, the JBS Foods International transfer agent will register your JBS Foods International ordinary shares in the name of DTC’s nominee. DTC will allocate those shares to your broker or other securities intermediary’s account in DTC, and your intermediary will credit the number of whole shares to which you are entitled to your account.

Holders of JBS S.A. Common Shares

Also on the distribution date, the JBS Foods International transfer agent will deliver the JBS Foods International ordinary shares that will underlie the JBS Foods International BDRs due to holders of JBS S.A. common shares to DTC to the participant account of the U.S. custodian for the JBS Foods International BDR Depositary. The BM&FBOVESPA will credit JBS Foods International BDRs to the holders of JBS S.A. common shares who have their shares deposited with the BM&FBOVESPA Central Depository (Central Depositária), and the JBS Foods International BDR Depositary will credit JBS Foods International BDRs to the holders of JBS S.A. common shares whose shares are registered with the JBS S.A. share registrar. Your JBS Foods International BDRs will be made available as soon as practicable after the related JBS Foods International ordinary shares are deposited with the U.S. custodian for the JBS Foods International BDR Depositary. This deposit is expected to occur as promptly as practicable on or after the distribution date.

Following receipt of your JBS Foods International BDRs, if you would like to receive the JBS Foods International ordinary shares underlying those JBS Foods International BDRs, you will have to arrange with your Brazilian brokerage firm or custody agent to transfer your JBS Foods International BDRs from your account to the account of the JBS Foods International BDR Depositary, issue an instruction letter for the cancellation of your JBS Foods International BDRs and generally follow the instructions provided in the JBS Foods International BDR Deposit Agreement to cancel your JBS Foods International BDRs. See “Description of Share

Capital—Description of the JBS Foods International Brazilian Deposit Agreement.” You may also have to pay fees due to the JBS Foods International BDR Depositary and taxes or other governmental charges in connection with such cancellation. See “Taxation—Material Brazilian Tax Consequences—Material Brazilian Tax Consequences for Holders of JBS Foods International BDRs and JBS Foods International Ordinary Shares.

If you are holder of JBS S.A. common shares and would like to receive JBS Foods International ordinary shares, you may also deposit your JBS S.A. common shares into the JBS S.A. ADS program prior to the distribution record date. However, you will have to pay an issuance fee to the JBS S.A. ADS Depositary and all applicable taxes or other governmental charges payable in connection with such deposit. You will need to take these steps sufficiently in advance of the distribution record date so that you can validly receive JBS Foods International ordinary shares in the distribution.

Unless you are a holder of JBS S.A. common shares and would like to receive JBS Foods International ordinary shares, you do not have to take any action in connection with the distribution because, as a holder of JBS S.A. common shares on the distribution record date, you will automatically receive JBS Foods International BDRs on or about the distribution date. If you are a holder of JBS S.A. ADSs on the distribution record date, you do not have the option to receive JBS Foods International BDRs and will automatically receive JBS Foods International ordinary shares on the distribution date.

You may be required to pay Brazilian capital gains or other taxes in connection with the JBS Foods International ordinary shares or JBS Foods International BDRs that will be distributed to you. See “Taxation—Material Brazilian Tax Consequences—Material Brazilian Tax Consequences on Distribution of JBS Foods International BDRs or JBS Foods International Ordinary Shares.”

Treatment of Fractional Shares

No fractional JBS Foods International ordinary shares or JBS Foods International BDRs will be delivered to you in connection with the distribution.

Instead of delivering any such fractional JBS Foods International ordinary shares that you would otherwise be entitled to receive, the JBS S.A. ADS Depositary or a DTC participant will aggregate fractional JBS Foods International ordinary shares that any holder of JBS S.A. ADSs would otherwise be entitled to receive pursuant to the distribution, sell such fractional JBS Foods International ordinary shares at such times, in such manner and on such terms as the JBS S.A. ADS Depositary or DTC participants determine in their reasonable discretion and pay the resulting cash proceeds in U.S. dollars to such shareholders.

Given that fractional JBS Foods International BDRs are not eligible to trade on the BM&FBOVESPA, BM&FBOVESPA will aggregate all fractional JBS Foods International BDRs allocated to all holders of JBS S.A. common shares and sell such fractional JBS Foods International BDRs on behalf of such holders (at such times, in such manner and on such terms as BM&FBOVESPA determines in its reasonable discretion) and deliver the resulting cash proceeds in Brazilian reais to such shareholders.

None of JBS S.A., JBS Foods International, JBS Foods International transfer agent, DTC, BM&FBOVESPA or any securities intermediary will guarantee any minimum sale price for any fractional shares or pay any interest on the proceeds from the sale of fractional shares. Cash in lieu of fractional shares will generally be taxable to the recipient shareholders to the extent it represents capital gain. See “Taxation—Material U.S. Federal Income Tax Consequences of the Transaction.”

Distribution Conditions and Termination

We expect that the distribution will be completed on or about                 , 2016, provided that, among other things:

•	JBS S.A.’s board of directors, in its sole and absolute discretion, will have authorized and approved the asset contribution and the distribution, and such authorization and approval shall not have been withdrawn before the duly convened extraordinary shareholders’ meeting to approve the distribution and the amendment of JBS S.A.’s by-laws;

•	JBS S.A. will have completed the asset contribution;

•	the distribution will have been approved by the affirmative vote of holders representing a majority of issued and outstanding JBS S.A.’s common shares present or represented at a duly convened extraordinary shareholders’ meeting;

•	the 60-day creditor objection period as required under the Brazilian Corporate Law for the distribution to be effective, during which time JBS S.A. may cancel the distribution, will have lapsed;

•	the SEC will have declared effective, under the Securities Act, the registration statement of which this prospectus is a part, with no stop order in effect or pending before or threatened by the SEC with respect to such registration statement;

•	the CVM will have registered JBS Foods International as a foreign issuer of listed securities in Brazil and registered the JBS Foods International BDR Program;

•	the BM&FBOVESPA will have admitted the listing of the JBS Foods International BDRs for trading;

•	JBS S.A. will have obtained the requisite consents from the noteholders and lenders under certain notes and credit agreements of JBS S.A. and its subsidiaries;

•	no order, injunction or decree that would prevent the consummation of the distribution will be threatened, pending or issued by any governmental authority of competent jurisdiction, no other legal restraint or prohibition preventing the consummation of the distribution shall be in effect, and no other event outside the control of JBS S.A. shall have occurred or failed to occur that prevents the consummation of the distribution; and

•	no other events or developments will have occurred that, in the judgment of the board of directors of JBS S.A. would result in the distribution having a material adverse effect on JBS S.A. or its shareholders.

The fulfillment of these conditions will not create any obligation on JBS S.A.’s part to effect the distribution, and JBS S.A. has reserved the right to amend, modify or abandon any and all terms of the distribution and the related transactions at any time prior to the distribution date. JBS S.A. does not intend to notify its shareholders of any modifications to the terms or the conditions to the distribution that, in the judgment of its board of directors, are not material. To the extent that JBS S.A.’s board of directors determines that any such modifications materially change the terms and conditions of the distribution, JBS S.A. will notify its shareholders in a manner reasonably calculated to inform them of such modifications with a press release or other similar means.

Reason for this Prospectus

With respect to the distribution, this prospectus is being made available to JBS S.A. shareholders solely to provide information to JBS S.A. shareholders who will receive JBS Foods International ordinary shares or JBS Foods International BDRs in the distribution. It is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this prospectus is accurate as of the date set forth on the cover. Changes may occur after that date and neither we nor JBS S.A. undertakes any obligation to update the information, except to the extent so required by applicable securities laws.

Certain Legal and Regulatory Matters

General

Except as otherwise disclosed in this section, JBS Foods International is not aware of any other material regulatory approvals or other regulatory actions required for the consummation of the distribution. Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the distribution pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to JBS S.A.’s business or the distribution.

CVM Registration

Before commencement of the distribution, JBS Foods International must be registered as a foreign issuer with the CVM, and the JBS Foods International BDR Program must be registered with the CVM.

BM&FBOVESPA Listing

In order to have the JBS Foods International BDRs admitted to trade on the BM&FBOVESPA, JBS Foods International must be registered as a foreign issuer on the BM&FBOVESPA, and the JBS Foods International BDRs must be listed with the BM&FBOVESPA. JBS Foods International expects to obtain the necessary BM&FBOVESPA registration and listing prior to the distribution.

Accounting Treatment

In connection with the transaction, we will transfer control of all of JBS S.A.’s businesses, other than its Brazilian beef business and related activities, including its leather business, with a corresponding increase in the shareholders’ equity of JBS Foods International equal to the predecessor (historical cost) book value of the net assets transferred. The transfer will occur as follows:

•	We will conduct a capital increase in JBS Foods International, through the transfer of substantially all of JBS S.A.’s assets and certain liabilities, other than the assets and certain liabilities of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, from JBS S.A., which will be recorded as a capital reduction in JBS S.A.

•	We expect that affiliates of JBS S.A. will convert their JBS S.A. common shares for JBS Foods International ordinary shares, at which time JBS Foods International will become the new controlling shareholder of JBS S.A. Some shareholders of JBS S.A. will not be able to exchange all of their JBS S.A. common shares (or JBS S.A. ADSs) and, therefore, will remain shareholders in JBS S.A., thus becoming non-controlling interests in the consolidated statement of financial position of JBS Foods International.

The net assets transferred will be recorded at their predecessor (historical cost) basis under IFRS as the net assets were under the control of the ultimate controlling shareholder, FB, before and after the transaction. As the transaction will be under common control it is outside the scope of IFRS 3 “Business Combinations” and predecessor accounting will be applied instead of purchase accounting. The consolidated net assets of JBS Foods International will thus be the same as the consolidated net assets currently recorded in the books of JBS S.A. Non-controlling interests in the JBS Foods International consolidated statement of financial position will be greater than JBS S.A. because certain non-controlling shareholders of JBS S.A. will remain shareholders of JBS S.A.

U.S. Federal Income Tax Consequences of the Distribution

You may be required to pay U.S. withholding or other taxes in connection with the JBS Foods International ordinary shares or JBS Foods International BDRs that will be distributed to you. See “Taxation—Material U.S. Federal Income Tax Consequences” for more information regarding the potential U.S. federal income tax consequences to you of the distribution.

Brazilian Tax Consequences of the Distribution

You may be required to pay Brazilian capital gains or other taxes in connection with the JBS Foods International ordinary shares or JBS Foods International BDRs that will be distributed to you. See “Taxation—Material Brazilian Tax Consequences” for more information regarding the potential Brazilian tax consequences to you of the distribution.

Irish Tax Consequences of the Distribution

See “Taxation—Irish Tax Consequences” for more information regarding the potential Irish ax consequences to you of the distribution.

United Kingdom Tax Consequences of the Distribution

See “Taxation—United Kingdom Tax Consequences” for more information regarding the potential United Kingdom tax consequences to you of the distribution.

Certain Matters Relating to Non-U.S. Jurisdictions

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. Countries outside the United States generally have their own legal requirements that govern securities offerings made to persons resident in those countries and often impose stringent requirements about the form and content of offers made to the general public. Neither JBS Foods International nor JBS S.A. has taken any action under non-U.S. regulations to facilitate a public offer of shares of JBS Foods International outside the United States. For example, some countries exempt transactions from the rules governing public offerings if they involve persons who meet certain eligibility requirements relating to their status as sophisticated or professional investors.

Non-U.S. shareholders should consult their advisors in considering whether there are any restrictions or limitations on transactions in the JBS Foods International ordinary shares, JBS Foods International BDRs, JBS S.A. common shares and/or JBS S.A. ADSs that may apply in their home countries. Neither JBS Foods International nor JBS S.A. can provide any assurance about whether such limitations may exist.

Following the Distribution

The JBS Foods International Capital Increase

Following the distribution, JBS Foods International will conduct the JBS Foods International capital increase. Upon the conclusion of the JBS Foods International capital increase, JBS S.A. is expected to be a consolidated subsidiary of JBS Foods International. JBS S.A.’s common shares are expected to remain listed and trading on the Novo Mercado segment of the BM&FBOVESPA. Only holders of JBS S.A. common shares, including holders of JBS S.A. ADSs, will be entitled to participate in the JBS Foods International capital increase, which will consist of the three transactions described below:

•	the affiliate private capital contribution;

•	the exchange offer; and

•	the Brazilian private capital contribution.

Following the conclusion of the affiliate private capital contribution, JBS Foods International will make an offer to the holders of JBS S.A. common shares (including holders of JBS S.A. ADSs), subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), through the following concurrent transactions in the United States and Brazil: (x) the exchange offer; and (y) the Brazilian private capital contribution.

The Affiliate Private Capital Contribution

Following the distribution, each of FB, BNDESPar and Banco Original will be entitled to participate in the JBS Foods International capital increase through the affiliate private capital contribution, pursuant to which each of FB, BNDESPAR and Banco Original will be entitled to contribute all or a portion of its JBS S.A. common shares in exchange for the option to receive up to: 74,814,208; 36,117,192 and 337,509 newly-issued JBS Foods International ordinary shares (or JBS Foods International BDRs), respectively. These amounts represent the maximum amount of JBS Foods International ordinary shares (or JBS Foods International BDRs) that they could receive based on a maximum exchange ratio of 0.0621 but without giving effect to proration thereunder that requires JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado).

A portion of such ordinary shares or BDRs may be redeemed by JBS Foods International pursuant to redemption deeds to be entered into between JBS Foods International and each of FB, BNDESPar and Banco Original. The terms and conditions of these redemption deeds provide that following the calculation of the final exchange ratio (as discussed below under “—The Exchange Offer—Exchange Ratio”, which is subject to a floor of 0.0211 JBS Foods International ordinary share (or JBS Foods International BDR) for each JBS S.A. common share tendered), and if such final exchange ratio is less than the maximum exchange ratio, then JBS Foods International will redeem, for no consideration, JBS Foods International ordinary shares (or JBS Foods International BDRs) in an amount equal to: the amount of ordinary shares or BDRs they received; minus the amount of ordinary shares or BDRs they would have received based on the final exchange ratio.

As a result of the affiliate private capital contribution, JBS S.A. is expected to become a subsidiary of JBS Foods International, since a majority of the then-outstanding JBS S.A. common shares are expected to be converted into JBS Foods International ordinary shares, making JBS Foods International the new holding company of the JBS Group.

The Exchange Offer

General

JBS Foods International will make an offer to exchange: (1) JBS S.A. common shares owned by (a) U.S. persons (as such term is defined under Regulation S under the Securities Act), (b) persons who are located in the United States or (c) persons who are residents of, or located in, jurisdictions outside of Brazil, for newly-issued JBS Foods International ordinary shares, including in certain cases JBS Foods International ordinary shares represented by JBS Foods International BDRs; and (2) JBS S.A. ADSs, for newly-issued JBS Foods International ordinary shares. Holders of JBS S.A common shares who validly tender their JBS S.A. common shares in the exchange offer will receive JBS Foods International BDRs and will be required to cancel their JBS Foods International BDRs in accordance with the terms of the JBS Foods International BDR Deposit Agreement in order to receive JBS Foods International ordinary shares, unless they deposit their JBS S.A. common shares into the JBS S.A. ADS program and tender their JBS S.A. ADSs prior to the expiration date. Holders of JBS S.A. ADSs who validly tender their JBS S.A. ADSs in the exchange offer will receive JBS Foods International ordinary shares.

Exchange Ratio

The number of JBS Foods International ordinary shares (or JBS Foods International BDRs, as the case may be) to be received by holders of JBS S.A. common shares per JBS S.A. common share exchanged in the exchange offer will be based on an exchange ratio calculated by dividing:

•	the volume weighted average trading price of the JBS S.A. common shares as reported by the BM&FBOVESPA during the period of 20 consecutive BM&FBOVESPA trading days beginning on the first BM&FBOVESPA trading day that the JBS Foods International ordinary shares begin to trade on the NYSE; by

•	the volume weighted average trading price of the JBS Foods International ordinary shares as reported by the NYSE during the period of 20 consecutive NYSE trading days beginning on the first day that the JBS Foods International ordinary shares begin to trade on the NYSE;

subject to a maximum exchange ratio of 0.0621 and a minimum exchange ratio of 0.0211.

Prior to calculating the weighted average trading price of the JBS S.A. common shares during the period of 20 consecutive BM&FBOVESPA trading days, each daily average trading price of the JBS S.A. common shares during such period will be converted into U.S. dollars based on the rate determined by JBS S.A. that is equal to the Brazilian real/U.S. dollar commercial rate, expressed as the amount of Brazilian reais per one U.S. dollar as reported by the Central Bank on Brazil on the SISBACEN Data System and on its website (which, at the date hereof, is located at http://bcb.gov.br) under transaction code PTAX800 (“Consultas de Câmbio” or “Exchange Rate Enquiry”), Option 5, “Venda” (“Cotações para Contabilidade” or “Rates for Accounting Purposes”) (or any successor screen established by the Central Bank of Brazil), for each BM&FBOVESPA trading day during the period of 20 consecutive BM&FBOVESPA trading days.

This exchange ratio will also be applied to holders of JBS S.A. ADSs and each of the two JBS S.A. common shares underlying each of their JBS S.A. ADSs validly tendered in the exchange offer.

For purposes of illustration, the table below indicates the number of JBS Foods International ordinary shares or JBS Foods International BDRs that you would receive per JBS S.A. common share or JBS S.A. ADS accepted in the exchange offer considering a range of exchange ratios of 0.0211 (floor), 0.0370 (mid) and 0.0621 (cap) JBS Foods International ordinary shares or JBS Foods International BDRs received for each JBS S.A. common share and JBS S.A. ADS tendered.

Tendered security	Exchange Ratio	Number of JBS Foods International ordinary shares or JBS Foods International BDRs to be received in the exchange offer
One JBS S.A. common share	Floor	0.0211
	Mid	0.0370
	Cap	0.0621

One JBS S.A. ADS (representing two JBS S.A. common shares)	Floor	0.0421
	Mid	0.0741
	Cap	0.1242

Proration

The number of JBS S.A. common shares and JBS S.A. ADSs that will be accepted if this exchange offer is completed will be subject to proration that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado). Upon the expiration of the exchange offer, if more JBS S.A. common shares and JBS S.A. ADSs have been validly tendered and not properly withdrawn than JBS Foods International is able to accept in the exchange offer (and also taking into account the total number of JBS S.A. common shares contributed in the affiliate private capital contribution and the Brazilian private capital contribution), then JBS Foods International will accept for exchange the JBS S.A. common shares and JBS S.A. ADSs validly tendered and not properly withdrawn by such tendering shareholder on the following pro rata basis:

JBS Foods International will first calculate a proration factor equal to:

•	the total number of JBS S.A. common shares (including JBS S.A. common shares represented by JBS S.A. ADSs) that JBS Foods International is able to accept in the JBS Foods International capital increase; divided by

•	the total number of JBS S.A. common shares (including JBS S.A. common shares represented by JBS S.A. ADSs) validly tendered and/or contributed and not properly withdrawn by each shareholder participating in the JBS Foods International capital increase.

JBS Foods International will then apply the proration factor to each tendering shareholder by multiplying the proration factor by the number of JBS S.A. common shares (including JBS S.A. common shares represented by JBS S.A. ADSs) validly tendered and not properly withdrawn by such tendering shareholder.

For purposes of illustration, the table below indicates the JBS Foods International shareholder structure following the completion of the JBS Foods International capital increase, considering a range of exchange ratios and assuming that: (1) FB, BNDESPar, Banco Original and the minority shareholders of JBS S.A. hold 44.33%, 21.40%, 0.20% and 34.07%, respectively, of the total issued JBS S.A. common shares immediately prior to the JBS Foods International capital increase, which represents the equity structure of JBS S.A. as of August 3, 2016; and (2) FB, BNDESPar, Banco Original and all of the other shareholders of JBS S.A. contribute the maximum allowable number of JBS S.A. common shares (including JBS S.A. common shares represented by JBS S.A. ADSs) in the JBS Foods International capital increase.

Shareholder	Exchange Ratio
	Floor	Mid	Cap
FB	45.2%	45.8%	46.7%
BNDESPar	21.8%	22.1%	22.5%
Banco Original	0.2%	0.2%	0.2%
Other shareholders	32.8%	31.9%	30.6%

Total	100.0%	100.0%	100.0%

The Brazilian Private Capital Contribution

Concurrently with the exchange offer, all holders of JBS S.A. common shares who are not (x) U.S. persons (as such term is defined under Regulation S under the Securities Act) or (y) located in the United States will be entitled to participate in a private transaction in Brazil, whereby such holders may contribute their JBS S.A. common shares to JBS Foods International in consideration for newly-issued JBS Foods International BDRs using the same exchange ratio calculated in relation to the exchange offer and also subject to proration, as discussed above. As a condition to their participation in the Brazilian private capital contribution, such holders of JBS S.A. common shares must also hold JBS Foods International ordinary shares or JBS Foods International BDRs as of the applicable record date. A separate Portuguese-language shareholders’ circular (aviso aos acionistas) relating to the Brazilian private capital contribution will be made available in Brazil to eligible holders of JBS S.A. common shares and such documents are not part of the exchange offer.

Creation of Distributable Reserves of JBS Foods International

The JBS Foods International reduction of capital may be implemented following completion of the steps outlined above. Under Irish law, dividends and distributions and, generally, share repurchases and redemptions may only be made from distributable reserves in JBS Foods International’s unconsolidated statement of financial position prepared in accordance with the Irish Companies Acts. Distributable reserves generally means the accumulated realized profits of JBS Foods International less accumulated realized losses of JBS Foods International and includes reserves created by way of a reduction in the share premium account. In addition, no distribution or dividend may be made by JBS Foods International unless the net assets of JBS Foods International are equal to, or in excess of, the aggregate of JBS Foods International’s called up share capital plus undistributable reserves and the distribution does not reduce JBS Foods International’s net assets below such aggregate. Undistributable reserves include the share premium account, the capital redemption reserve fund, the amount by which JBS Foods International’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed JBS Foods International’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital, and any other reserves that JBS Foods International is prohibited from distributing by applicable law. See “Description of Share Capital—Dividends” and “—Share Repurchases, Redemptions and Conversions.”

Immediately following completion of the transaction, the unconsolidated statement of financial position of JBS Foods International will not contain any distributable reserves.

The necessary resolutions to implement the JBS Foods International reduction of capital that would create distributable reserves by reducing the entire amount standing to the credit of the share premium account of JBS Foods International have been passed by JBS Foods International and JBS S.A. JBS Foods International will begin the process of obtaining the required approval of the Irish High Court after the completion of the transaction if the directors consider it to be in the best interests of JBS Foods International to do so.

The approval of the JBS Foods International reduction of capital is not a condition to the completion of the other transactions described above. Until the Irish High Court approval is obtained or distributable reserves are created as a result of the profitable operation of JBS Foods International, JBS Foods International will not have sufficient distributable reserves to pay dividends or to repurchase or redeem shares. In addition, although JBS Foods International is not aware of any reason why the Irish High Court would not approve the creation of distributable reserves should JBS Foods International proceed with the necessary application, the issuance of the required order is a matter for the discretion of the Irish High Court.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2016:

•	on an actual historical basis; and

•	on an “As Adjusted” basis to give effect to the transaction as if it had been completed on March 31, 2016.

The information below is not necessarily indicative of what our cash and cash equivalents and capitalization would have been had the transaction been completed on March 31, 2016. In addition, this information is not indicative of our future cash and cash equivalents and capitalization.

You should read this table in conjunction with “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Historical Per Share, Dividend and Market Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and accompanying notes thereto included elsewhere in this prospectus.

	As of March 31, 2016
	Actual		As Adjusted
	(in millions of US$) (1)	(in millions of R$)	(in millions of US$) (1)	(in millions of R$)
Cash and cash equivalents	4,295.4	15,287.2	4,295.4	15,287.2

Current loans and financing:
Secured	488.3	1,737.9	488.3	1,737.9
Unsecured	5,365.7	19,096.5	5,365.7	19,096.5

Total current loans and financing	5,854.0	20,834.3	5,854.0	20,834.3

Non-current loans and financing:
Secured	3,532.1	12,570.6	3,532.1	12,570.6
Unsecured	8,605.7	30,627.7	8,605.7	30,627.7

Total non-current loans and financing	12,137.8	43,198.3	12,137.8	43,198.3

Total loans and financing	17,991.7	64,032.6	17,991.7	64,032.6

Total equity	7,000.2	24,913.6	7,000.2	24,913.6

Attributable to:
Controlling interest	6,569.3	23,380.1	5,696.3	20,273.1
Non-controlling interest	430.9	1,533.5	1,303.8	4,640.4

Total equity	7,000.2	24,913.6	7,000.2	24,913.6

Total capitalization (2)	19,138.0	68,111.9	19,138.0	68,111.9

(1)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Includes only non-current loans and financing and equity.

Other than as described in the table above, there has been no material change in our capitalization since March 31, 2016, except for certain borrowings incurred in the ordinary course for working capital and capital expenditures.

SELECTED HISTORICAL FINANCIAL DATA

The following selected historical consolidated financial data of JBS Foods International and selected historical consolidated financial data of JBS S.A. are being provided to help you in your analysis of the financial aspects of the transaction. You should read this information in conjunction with the financial statements included elsewhere in this prospectus and with the sections of this prospectus entitled “Presentation of Financial and Other Information,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International,” “Historical Per Share, Dividend and Market Data,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Selected Historical Financial Data of JBS Foods International

JBS Foods International was incorporated on May 9, 2016 as a private limited company in Ireland under the name “JBS Foods International DAC.” It maintains its books and records in U.S. dollars, its functional currency. JBS Foods International’s presentation currency is the real.

The selected historical financial data of JBS Foods International presented below has been derived from the audited historical financial statements of JBS Foods International as of July 12, 2016 and for the period from May 9, 2016 to July 12, 2016, and the related notes thereto, which are included elsewhere in this prospectus.

As of July 12, 2016 and for the period from May 9, 2016 to July 12, 2016
(in reais)
Statement of financial position data at period end:
Cash and cash equivalents	3
Total assets	3
Total liabilities	—
Total equity	3

Cash flow data:

Cash flows related to:
Financing activities
Issuance of shares	3

Selected Historical Consolidated Financial Data of JBS S.A.

JBS S.A., our predecessor for accounting purposes, maintains its books and records in reais, its functional currency, as well as its presentation currency. JBS S.A.’s historical consolidated financial statements included in this prospectus are also presented in reais.

The selected historical consolidated financial data of JBS S.A. presented below has been derived from: (1) the unaudited historical interim consolidated financial statements of JBS S.A. as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; (2) the audited historical consolidated financial statements of JBS S.A. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus; and (3) the historical consolidated financial statements of JBS S.A. as of December 31, 2013, 2012 and 2011 and for the years ended December 31, 2012 and 2011, which were prepared in accordance with IFRS and are not included in this prospectus.

JBS S.A.’s consolidated results of operations for the three-month period ended March 31, 2016 and year ended December 31, 2015 are of limited comparability with its results of operations for the three-month period ended March 31, 2015 and the year ended December 31, 2014, respectively, due to the Primo, Moy Park and Cargill Acquisitions, which closed on March 30, 2015, September 28, 2015 and October 30, 2015, respectively.

JBS S.A.’s consolidated results of operations for the year ended December 31, 2014 are of limited comparability with its results of operations for the year ended December 31, 2013 due to the Zenda and Seara Acquisitions, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Solely for the convenience of the reader, we have translated certain real amounts included below into U.S. dollars at the rate of R$3.559 to US$1.00, which was the commercial selling rate at closing for the purchase of U.S. dollars in effect as of March 31, 2016, as reported by the Central Bank of Brazil. The U.S. dollar equivalent information included in this prospectus is provided solely for the convenience of investors and should not be construed as implying that the real amounts represent, or could have been or could be converted into, U.S. dollars at such rates or at any other rate. See “Exchange Rate Information” for further information about recent fluctuations in exchange rates.

	As of and for the three-month period ended March 31,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)		(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)
Statement of income data:
Net revenue	12,338.3	43,911.9	33,819.0	45,775.4	162,914.5	120,469.7	92,902.8	75,696.7	61,796.8
Cost of sales	(10,999.8)	(39,148.1)	(29,041.2)	(39,428.0)	(140,324.2)	(101,796.3)	(81,056.1)	(67,066.9)	(55,100.2)

Gross profit	1,338.5	4,763.8	4,777.8	6,347.4	22,590.3	18,673.4	11,846.7	8,689.8	6,696.6

General and administrative expenses	(315.5)	(1,122.9)	(841.2)	(1,149.8)	(4,092.1)	(3,715.7)	(2,435.9)	(2,092.4)	(1,771.9)
Selling expenses	(752.6)	(2,678.5)	(1,955.2)	(2,635.0)	(9,377.9)	(7,154.3)	(5,262.2)	(3,877.7)	(3,144.1)

Operating expense	(1,068.1)	(3,801.4)	(2,796.4)	(3,784.7)	(13,469.9)	(10,870.0)	(7,698.1)	(5,970.1)	(4,916.0)

Operating income	270.4	962.4	1,981.4	2,562.6	9,120.4	7,803.3	4,148.6	2,719.7	1,780.6

Finance income	590.1	2,100.0	4,718.4	3,252.0	11,574.0	1,538.3	1,255.9	1,113.1	326.9
Finance expense	(1,957.1)	(6,865.3)	(4,634.5)	(3,617.5)	(12,874.6)	(5,175.9)	(3,636.2)	(2,451.3)	(2,337.6)

Finance income (expense), net	(1,338.9)	(4,765.3)	83.9	365.4	(1,300.6)	(3,637.6)	(2,380.3)	(1,338.2)	(2,010.7)

Share of profit of equity—accounted investees, net of tax	0.1	0.3	24.1	16.5	58.9	26.1	6.7	0.8	—

Profit (loss) before income taxes	(1,068.4)	(3,802.6)	2,089.4	2,213.7	7,878.7	4,191.8	1,775.0	1,382.3	(230.1)

Current income taxes	(20.5)	(72.9)	(840.2)	(837.2)	(2,979.7)	(1,656.9)	(166.2)	(176.7)	(520.7)
Deferred income taxes	345.8	1,230.8	278.8	64.5	229.7	(128.5)	(490.4)	(442.7)	427.9

	(325.4)	(1,157.9)	561.3	772.7	2,750.0	1,785.4	656.7	619.4	92.8

Net income (loss)	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3	762.9	(322.9)

Attributable to:
Controlling interest	(770.2)	(2,741.2)	1,393.7	1,303.8	4,640.1	2,035.9	926.9	718.9	(75.7)
Non-controlling interest	27.1	96.5	134.4	137.3	488.5	370.5	191.4	44.0	(247.2)

	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3	762.9	(322.9)

Weighted average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,824.1	2,888.7		2,894.6	2,881.7	2,866.9	2,900.8	2,726.0
Diluted (3)		2,824.1	2,892.0		2,898.3	2,881.7	2,866.9	2,900.8	2,726.0

	As of and for the three-month period ended March 31,			As of and for the year ended December 31,
	2016 (1)	2016	2015	2015 (1)	2015	2014	2013	2012	2011
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
	(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)		(in millions of U.S. dollars, except per share data)	(in millions of reais, except per share data)
Earnings (loss) per JBS S.A. common share (in reais):
Basic (4)	(0.27)	(0.97)	0.48	0.45	1.60	0.71	0.32	0.25	(0.03)
Diluted (5)	(0.27)	(0.97)	0.48	0.45	1.60	0.71	0.32	0.25	(0.03)
Cash dividends declared per JBS S.A. common share (in reais) (6)	—	—	—	0.11	0.38	0.17	0.08	0.06	—
Statement of financial position data at period end:
Cash and cash equivalents	4,295.4	15,287.2	14,120.8	5,294.7	18,844.0	14,910.4	9,013.1	5,383.1	5,288.2
Trade accounts receivable	2,750.4	9,788.5	10,680.3	3,405.4	12,119.7	9,577.5	8,919.9	5,688.6	4,679.8
Inventories	2,985.2	10,624.3	9,861.3	3,121.6	11,109.7	8,273.1	6,904.6	5,182.2	5,405.7
Property, plant and equipment	9,562.7	34,033.5	27,095.0	9,941.3	35,381.1	24,188.9	20,940.6	16,207.6	15,378.7
Goodwill	6,632.2	23,334.0	24,619.4	6,954.7	24,411.4	13,213.7	11,387.1	10,351.6	11,189.9
Total assets	31,626.4	112,288.2	92,988.6	34,516.2	122,502.9	82,315.6	68,867.4	49,756.2	47,410.9
Total loans and financing (7)	17,991.7	64,032.6	47,341.9	18,511.6	65,882.7	40,079.1	32,761.3	20,488.9	14,216.6
Total equity	7,076.0	24,913.6	28,067.9	8,418.6	29,621.3	25,873.0	23,307.6	21,433.3	21,599.2

Other financial data (unaudited):
EBITDA (8)	598.1	2,128.6	2,782.0	3,616.8	12,872.1	10,376.2	6,194.1	4,334.2	3,072.0
Adjusted EBITDA (8)	600.5	2,137.2	2,757.8	3,737.1	13,300.4	11,090.0	6,130.3	4,410.3	3,151.0

(1)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.
(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “Historical Per Share, Dividend and Market Price Data—Historical Dividend Data.”
(7)	Total current loans and financing plus total non-current loans and financing.
(8)	EBITDA and Adjusted EBITDA are used as measures of performance by JBS S.A.’s management. JBS S.A. calculates EBITDA as net income plus: income taxes; finance expense (income), net; and depreciation and amortization (including amortization of biological assets). JBS S.A. calculates Adjusted EBITDA as EBITDA minus: share of profit of equity—accounted investees, net of tax; plus: bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net; and non-recurring tax contingencies.

EBITDA and Adjusted EBITDA are useful tools for assessing financial performance but are not reliable indicators of a company’s ability to generate cash to service its debt obligations because certain of the items added to net income (loss) to determine EBITDA and Adjusted EBITDA involve outlays of cash. As a result, actual cash available to service debt obligations will be different from EBITDA and Adjusted EBITDA. You should rely primarily on JBS S.A.’s IFRS results, and use EBITDA and Adjusted EBITDA in a supplemental manner in making your investment decision. For more information about the limitations of EBITDA and Adjusted EBITDA, see “Presentation of Financial and Other Information—Non-IFRS Financial Measures.”

Each of EBITDA and Adjusted EBITDA is reconciled to net income (loss) below (unaudited):

	For the three-month period ended March 31,			For the year ended December 31,
	2016 (a)	2016	2015	2015 (a)	2015	2014	2013	2012	2011
	(in millions of U.S. dollars)	(in millions of reais)		(in millions of U.S. dollars)	(in millions of reais)
Net income (loss)	(743.1)	(2,644.6)	1,528.1	1,441.0	5,128.6	2,406.4	1,118.3	762.9	(322.9)
Income taxes	(325.4)	(1,157.9)	561.3	772.7	2,750.0	1,785.4	656.7	619.4	92.8
Finance income	590.1	2,100.0	4,718.4	3,252.0	11,574.0	1,538.3	1,255.9	1,113.1	326.9
Finance expense	(1,957.1)	(6,965.3)	(4,634.5)	(3,617.5)	(12,874.6)	(5,175.9)	(3,636.2)	(2,451.3)	(2,337.6)
Depreciation and amortization	327.6	1,165.9	776.4	1,037.6	3,692.8	2,546.8	2,038.8	1,613.7	1,291.4

EBITDA	598.1	2,128.6	2,782.0	3,616.8	12,872.1	10,376.2	6,194.1	4,334.2	3,072.0
Share of profit of equity—accounted investees, net of tax	(0.1)	(0.3)	(24.1)	(16.5)	(58.9)	(26.1)	(6.7)	(0.8)	—
Bargain purchase gain, indemnity, reorganization and restructuring expenses and other non-recurring items, net	2.5	8.9	—	136.9	487.2	403.6	(57.1)	76.9	79.0
Non-recurring tax contingencies (b)	—	—	—	—	—	336.3	—	—	—

Adjusted EBITDA	600.5	2,137.2	2,757.8	3,737.1	13,300.4	11,090.0	6,130.3	4,410.3	3,151.0

(a)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(b)	During the year ended December 31, 2014, JBS S.A. recognized a one-time charge of R$336.3 million (US$94.5 million) related to a State of Goiás value-added tax (Imposto sobre Circulação de Bens e Serviços), or ICMS, debt installment payment plan, and this charge has been included in selling, general and administrative expenses.

UNAUDITED PRO FORMA CONDENSED AND COMBINED FINANCIAL DATA OF JBS FOODS INTERNATIONAL

This prospectus includes the unaudited pro forma condensed and combined statement of financial position of JBS Foods International as of March 31, 2016 and the unaudited pro forma condensed and combined statements of income of JBS Foods International for the three-month period ended March 31, 2016 and for the year ended December 31, 2015, which financial information, combined with the notes thereto, we refer to as the “JBS Foods International pro forma financial information.”

The JBS Foods International pro forma financial information gives effect to the transaction as if it had taken place on March 31, 2016, in the case of the unaudited pro forma condensed and combined statement of financial position and, and on January 1, 2015, in the case of the unaudited pro forma condensed and combined statements of operations. The JBS Foods International pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the transaction had occurred on the dates indicated, or the results that will be obtained in the future.

The JBS Foods International pro forma financial information has been derived from the (1) unaudited historical interim consolidated interim financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the notes thereto, in each case, which are included elsewhere in this prospectus. The JBS Foods International pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, we believe that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transaction and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

The JBS Foods International pro forma financial information gives pro forma effect to the matter described in the accompanying notes (item 1. Pro Forma Adjustments and Assumptions), including the asset contribution and the resulting change in the non-controlling interest in JBS S.A.’s equity for the portion of the JBS S.A.’s operations, assets and liabilities not contributed to JBS Foods International.

No pro forma statement of financial position adjustment is required as a result of the financial items contributed to JBS Foods International as these items are recorded in the financial statements of JBS S.A. and will continue to be recorded in our financial statements after the transaction, except for the change in the non-controlling interest in JBS S.A.’s equity mentioned in the preceding paragraph.

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Operations

For the Three-Month Period Ended March 31, 2016

(in thousands of reais, except as otherwise indicated)

			Historical	Adjustments	Pro Forma
Net revenue			43,911,939	—	43,911,939
Cost of sales			(39,148,148)	—	(39,148,148)

Gross profit			4,763,791	—	4,763,791

General and administrative expenses			(1,122,910)	—	(1,122,910)
Selling expenses			(2,678,493)	—	(2,678,493)

Operating expense			(3,801,403)	—	(3,801,403)

Operating income			962,388	—	962,388

Finance income			2,100,015	—	2,100,015
Finance expense			(6,865,290)	—	(6,865,290)

Finance expense, net			(4,765,275)	—	(4,765,275)

Share of profit of equity—accounted investees, net of tax			295	—	295

Loss before income taxes			(3,802,592)	—	(3,802,592)

Current income taxes			(72,858)	—	(72,858)
Deferred income taxes			1,230,806	—	1,230,806

			1,157,948	—	1,157,948

Net loss			(2,644,644)	—	(2,644,644)

Attributable to:
Controlling interest	1	(a)	(2,741,162)	580,478	(2,160,684)
Non-controlling interest	1	(a)	96,518	(580,478)	483,960

			(2,644,644)	—	(2,644,644)

Weighted average JBS S.A. common shares outstanding (in thousands):
Basic	1	(b)	2,824,125	(2,018,025)	806,100
Diluted	1	(b)	2,824,125	(2,018,025)	806,100
Loss per JBS S.A. common share (in reais):
Basic			(0.97)		(2.68)
Diluted			(0.97)		(2.68)

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Operations

For the Year Ended December 31, 2015

(in thousands of reais, except as otherwise indicated)

			Historical	Adjustments	Pro Forma
Net revenue			162,914,526	—	162,914,526
Cost of sales			(140,324,213)	—	(140,324,213)

Gross profit			22,590,313	—	22,590,313

General and administrative expenses			(4,092,056)	—	(4,092,056)
Selling expenses			(9,377,895)	—	(9,377,895)

Operating expense			(13,469,951)	—	(13,469,951)

Operating income			9,120,362	—	9,120,362

Finance income			11,573,979	—	11,573,979
Finance expense			(12,874,595)	—	(12,874,595)

Finance expense, net			(1,300,616)	—	(1,300,616)

Share of profit of equity—accounted investees, net of tax			58,935	—	58,935

Profit before income taxes			7,878,681	—	7,878,681

Current income taxes			(2,979,735)	—	(2,979,735)
Deferred income taxes			229,701	—	229,701

			(2,750,034)	—	(2,750,034)

Net income			5,128,647	—	5,128,647

Attributable to:
Controlling interest	1	(a)	4,640,114	(270,534)	4,369,580
Non-controlling interest	1	(a)	488,533	270,534	759,067

			5,128,647	—	5,128,647

Weighted average JBS S.A. common shares outstanding (in thousands):
Basic	1	(b)	2,894,596	(2,088.5)	806,100
Diluted	1	(b)	2,898,331	(2,092.2)	806,100
Earnings (loss) per JBS S.A. common share (in reais):
Basic			1.60		5.42
Diluted			1.60		5.42

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International

Unaudited Pro Forma Condensed and Combined Statement of Financial Position

As of March 31, 2016

(in thousands of reais)

			Historical	Adjustments	Pro Forma
Assets
Current assets
Cash and cash equivalents			15,287,228	—	15,287,228
Trade accounts receivable			9,788,546	—	9,788,546
Inventories			10,624,334	—	10,624,334
Biological assets			2,869,028	—	2,869,028
Recoverable taxes			3,208,628	—	3,208,628
Derivative assets			—	—	—
Prepaid expenses and other			968,904	—	968,904

Total current assets			42,746,668	—	42,746,668

Non-current assets
Biological assets			1,045,170	—	1,045,170
Recoverable taxes			1,588,330	—	1,588,330
Related parties receivables			1,797,903	—	1,797,903
Investments in associate and joint ventures			354,422	—	354,422
Property, plant and equipment			34,033,542	—	34,033,542
Intangible assets			6,338,505	—	6,338,505
Goodwill			23,333,960	—	23,333,960
Other non-current assets			1,049,700	—	1,049,700

Total non-current assets			69,541,532	—	69,541,532

Total assets			112,288,200	—	112,288,200

Liabilities and Equity

Liabilities

Current liabilities
Trade accounts payable			10,027,004	—	10,027,004
Loans and financing			20,834,313	—	20,834,313
Accrued income taxes and other taxes			390,028	—	390,028
Payroll and social charges			2,477,496	—	2,477,496
Dividends payable			1,103,308	—	1,103,308
Other financial liabilities			685,023	—	685,023
Derivative liabilities			1,723,631	—	1,723,631
Other current liabilities			892,847	—	892,847

Total current liabilities			38,133,650	—	38,133,650

Non-current liabilities
Loans and financing			43,198,302	—	43,198,302
Accrued income taxes and other taxes			281,140	—	281,140
Payroll and social charges			587,228	—	587,228
Other financial liabilities			242,118	—	242,118
Deferred income taxes			2,914,863	—	2,914,863
Provisions			1,303,305	—	1,303,305
Other non-current liabilities			714,032	—	714,032

Total non-current liabilities			49,240,988	—	49,240,988

Total liabilities			87,374,638	—	87,374,638

Equity

Attributable to controlling interest	1	(a)	23,380,111	(3,106,996)	20,273,115
Attributable to non-controlling interest	1	(a)	1,533,451	3,106,996	4,640,447

Total equity			24,913,562	—	24,913,562

Total liabilities and equity			112,288,200		112,288,200

See accompanying notes to the Unaudited Pro Forma Condensed and Combined Financial Information of JBS Foods International

JBS Foods International Designated Activity Company

Notes to the Unaudited Pro Forma Condensed and Combined Financial Information

(in thousands of reais)

1.	Pro Forma Adjustments and Assumptions

The pro forma adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of these transactions will differ from the pro forma adjustments. We have only included adjustments that are directly attributable to the transactions, factually supportable and, with respect to the statement of income, expected to have a continuing impact on the consolidated results. A general description of this transaction and adjustment is provided as follows:

(a)	After the asset contribution, JBS Foods International will own: (1) 99.62% equity interest in JBS Argentina; (2) 100% equity interest in JBS Paraguay; (3) 100% equity interest in JBS Uruguay; (4) 100% equity interest in JBS Global Luxembourg; (5) 99.99% equity interest in Seara Alimentos; (6) 100% equity interest in Moy Park; and (7) 100% equity interest in Rigamonti. The pro forma adjustment reflects the attribution of the non-controlling interest for the assets not contributed to JBS Foods International by JBS S.A. The calculation of the non-controlling interest assumes that (x) FB, BNDESPar and Banco Original will exchange all of their JBS S.A. common shares for JBS Foods International ordinary shares and (y) JBS S.A.’s other shareholders will exchange the maximum amount of their JBS S.A. common shares that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), resulting in 75% ownership of JBS S.A. shares by JBS Foods International.

If only FB and Banco Original elect to exchange their JBS S.A. common shares for JBS Foods International ordinary shares, 44.50% of the JBS S.A. common shares would be owned by JBS Foods International. In this case, the resulting pro forma adjustments would be as follows:

			For the three-month period ended March 31, 2016
			Historical	Adjustments	Pro Forma
Net loss			(2,644,644)	—	(2,644,644)

Attributable to:
Controlling interest			(2,741,162)	1,288,661	(1,452,501)
Non-controlling interest			96,518	(1,288,661)	(1,192,143)

			(2,644,644)	—	(2,644,644)

Weighted-average JBS S.A. common shares outstanding (in thousands)
Basic	1	(b)	2,824,125	(2,069,825)	754,300
Diluted	1	(b)	2,824,125	(2,069,825)	754,300
Earnings (loss) per JBS S.A. common share (in reais):
Basic			(0.97)		(1.93)
Diluted			(0.97)		(1.93)

			For the year ended December 31, 2015
			Historical	Adjustments	Pro Forma
Net income			5,128,647	—	5,128,647

Attributable to:
Controlling interest			4,640,114	(600,585)	4,039,529
Non-controlling interest			488,533	600,585	1,089,118

			5,128,647	—	5,128,647

Weighted-average JBS S.A. common shares outstanding (in thousands)
Basic	1	(b)	2,894,596	(2,140,296)	754,300
Diluted	1	(b)	2,898,331	(2,144,031)	754,300
Earnings (loss) per JBS S.A. common share (in reais):
Basic			1.60		5.36
Diluted			1.60		5.36

	As of March 31, 2016
	Historical	Adjustments	Pro Forma
Equity
Attributable to controlling interest	23,380,111	(6,897,530)	16,482,581
Attributable to non-controlling interest	1,533,451	6,897,530	8,430,981

Total equity	24,913,562	—	24,913,562

(b)	The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International ordinary shares that JBS Foods International will have outstanding after the transaction. The number of JBS Foods International ordinary shares following the consummation of the transaction was considered to be equal to one quarter of the total number of JBS S.A. common shares, plus the relative number of JBS Foods International ordinary shares given in exchange for the contribution of JBS S.A. common shares into JBS Foods International, assuming that (x) FB, BNDESPar and Banco Original will exchange all of their JBS S.A. common shares for JBS Foods International ordinary shares and (y) JBS S.A.’s other shareholders will exchange the maximum amount of their JBS S.A. common shares that would allow JBS S.A. to maintain a minimum free float of at least 25% of its issued and outstanding JBS S.A. common shares (as required by the listing rules of the Novo Mercado segment of the BM&FBOVESPA in order to maintain JBS S.A.’s listing on the Novo Mercado), resulting in 75% ownership of JBS S.A. shares by JBS Foods International. The transaction would then result in a total number of 806,100,000 shares of JBS Foods International common stock being outstanding.

If only FB and Banco Original elect to exchange their JBS S.A. common shares for JBS Foods International ordinary shares, 44.50% of the JBS S.A. common shares would be owned by JBS Foods International. In this case, the transaction would then result in a total number of 754,300,000 shares of JBS Foods International ordinary stock being outstanding.

HISTORICAL PER SHARE, DIVIDEND AND MARKET PRICE DATA

Comparative Historical and Pro Forma Per Share Data

The following tables set forth pro forma per share data for JBS Foods International and historical per share data for JBS S.A. The JBS Foods International pro forma data has been prepared by JBS Foods International and derived from, and should be read together with, the unaudited pro forma condensed and combined financial statements of JBS Foods International as of and for the three-month period ended March 31, 2016 and as of and for the year ended December 31, 2015, and the related notes thereto, included elsewhere in this prospectus and which gives effect to the completion of transaction. No comparative historical per share data for JBS Foods International is being presented since JBS Foods International was incorporated on May 9, 2016.

The JBS S.A. historical data has been derived from, and should be read together with: (1) the unaudited historical condensed consolidated financial statements of JBS S.A. as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the related notes thereto, which are included elsewhere in this prospectus; and (2) the audited historical consolidated financial statements of JBS S.A. as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, and the related notes thereto, which are included elsewhere in this prospectus.

This historical and pro forma per share data is being provided for illustrative purposes only and is not necessarily indicative of the results that would have been achieved had the transaction been completed during the period presented, nor are they necessarily indicative of the results of operations or financial condition that may be expected for any future period or date. JBS Foods International and JBS S.A. may have performed differently had the transaction occurred prior to the period presented.

The following table presents certain pro forma per share data for JBS Foods International (unaudited):

	As of and for the three-month period ended March 31, 2016		As of and for the year ended December 31, 2015
	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)
Weighted-average JBS Foods International ordinary shares outstanding (in millions) (2):
Basic		806.1		806.1
Diluted		806.1		806.1
Earnings per JBS Foods International ordinary share (3):
Basic	(0.75)	(2.68)	1.52	5.42
Diluted	(0.75)	(2.68)	1.52	5.42
Book value per JBS Foods International ordinary share	7.07	25.15

(1)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)

The pro forma number of shares is adjusted to reflect the estimated number of JBS Foods International ordinary shares that JBS Foods International will have outstanding after the transaction. The number of JBS Foods International ordinary shares following the consummation of the transaction was considered to be equal to one quarter of the total number of shares of JBS S.A, plus the relative number of JBS Foods International ordinary shares given in exchange for the contribution of JBS S.A. common shares to JBS Foods International in connection with the JBS Foods International capital increase, assuming that each of FB, BNDESPar and Banco Original will exchange all of their JBS S.A. common shares for JBS Foods International ordinary shares, together with the other shareholders of JBS S.A., in the case of the latter up to the minimum JBS S.A. free float required by the listing rules of the Novo Mercado segment of the

BM&FBOVESPA, resulting in 75% ownership of JBS S.A. common shares (including JBS S.A. ADSs) by JBS Foods International. The transaction would then result in a total number of 806,100,000 shares of JBS Foods International ordinary shares being outstanding.
(3)	Earnings per JBS foods International ordinary share is calculated on net income (loss) attributable to controlling interest.

The following table presents certain historical per share data for JBS S.A.:

	As of and for the three-month period ended March 31, 2016		As of and for the year ended December 31, 2015
	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)	(in U.S. dollars) (1)	(in reais, except as otherwise indicated)
Weighted-average JBS S.A. common shares outstanding (in millions) (2):
Basic		2,824.1		2,894.6
Diluted (3)		2,824.1		2,898.3
Earnings (loss) per JBS S.A. common share:
Basic (4)	(0.27)	(0.97)	0.45	1.60
Diluted (5)	(0.27)	(0.97)	0.45	1.60
Book value per JBS S.A. common share	2.33	8.29	2.72	9.68
Cash dividends declared per JBS S.A. common share (6)	—	—	0.11	0.38

(1)	Solely for the convenience of the reader, real amounts have been translated into U.S. dollars at an exchange rate of R$3.559 per US$1.00, which was the commercial selling rate for U.S. dollars in effect on March 31, 2016, as reported by the Central Bank of Brazil. These U.S. dollar amounts have not been audited.
(2)	Excludes treasury shares.
(3)	Adjusted for the effects of all potential common shares that are dilutive. Beginning in January 2015, the only category of potential common shares that would cause dilution were outstanding options to purchase common shares.
(4)	Basic earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.
(5)	Diluted earnings per JBS S.A. common share is calculated by dividing (i) net income (loss) during the period attributable to controlling interest by (ii) the weighted average number of common shares outstanding during the period (diluted), excluding treasury shares.
(6)	For more information, see “—Historical Dividend Data.”

Historical Dividend Data

JBS Foods International

Since its incorporation on May 9, 2016, JBS Foods International has not declared or paid any dividends. For more information about JBS Foods International’s dividend policy expected to be in place on the date of this prospectus, see “Description of Share Capital—Dividends.”

JBS S.A.

The following table sets forth the dividends declared to holders of JBS S.A. common shares for the indicated periods, in accordance with Brazilian Corporate Law and the bylaws of JBS S.A.

	For the year ended December 31,
	2015	2014	2013	2012	2011
	(in millions of reais, except per share data)
Net income (loss) attributable to controlling interest	4,640.1	2,035.9	926.9	718.9	(75.7)
Legal reserve (5%)	(232.0)	(101.8)	(46.3)	(35.9)	—

Adjusted net income	4,408.1	1,934.1	880.6	683.0	—

Mandatory dividend (25%)	1,102.0	483.5	220.1	170.7	—

Declared dividend	1,102.0	483.5	220.1	170.7	—

Weighted-average JBS S.A. common shares outstanding, excluding treasury shares—basic (in millions)	2,894.6	2,881.7	2,866.9	2,900.8	2,726.0
Cash dividends declared per JBS S.A. common share (1)	0.38	0.17	0.08	0.06	—

(1)	Cash dividends declared per JBS S.A. common share is calculated by dividing (i) declared dividend by (ii) the weighted average number of common shares outstanding during the period (basic), excluding treasury shares.

For more information about the comparative dividend policies of JBS Foods International and JBS S.A., see “Description of Share Capital—Comparison of the Rights of Holders of JBS S.A. Common Shares, JBS Foods International Ordinary Shares and Shares in a Delaware Corporation—Distributions, Dividends, Repurchases and Redemptions.”

Historical Per Share Market Data

JBS Foods International

JBS Foods International’s ordinary shares are not listed on any stock exchange and are not traded in an organized market. Therefore, no market data is available for JBS Foods International.

JBS S.A.

The principal trading market for the JBS S.A. common shares is the BM&FBOVESPA, where they are traded under the symbol “JBSS3.” The JBS S.A. common shares began trading on the BM&FBOVESPA on March 29, 2007. On December 4, 2008, the JBS S.A. ADSs began trading on the OTCQX market in the United States under the symbol “JBSAY.”

The table below sets forth the high and low closing sales prices and the approximate average daily trading volume for the JBS S.A. common shares on the BM&FBOVESPA and the high and low closing sales prices and the approximate average daily trading volume for the JBS ADSs on the OTCQX market for the periods indicated.

	BM&FBOVESPA			OTCQX
	Closing Price per JBS S.A. Common Share		Average Daily Trading Volume	Closing Price per JBS S.A. ADS		Average Daily Trading Volume
	High	Low		High	Low
	(in reais)		(in thousands of shares)	(in U.S. dollars)		(in thousands of shares)
2011	6.61	3.27	4,217.26	8.38	3.60	8.93
2012	7.73	4.59	3,950.00	8.78	4.58	5.31
2013	8.24	5.43	4,825.36	7.32	4.93	14.69
2014	11.55	6.74	5,441.90	9.26	5.74	15.85
2015	16.43	9.57	7,522.00	10.86	5.91	20.13

2014
First Quarter	8.33	6.74	4,224.93	7.07	5.74	11.14
Second Quarter	7.62	6.98	4,207.19	6.91	6.17	17.23
Third Quarter	9.88	7.12	5,943.87	8.82	6.43	16.22
Fourth Quarter	11.55	8.67	7,307.86	9.26	6.83	18.28
2015
First Quarter	13.42	9.57	5,935.78	8.53	7.31	12.42
Second Quarter	16.14	14.01	6,017.90	10.86	8.75	13.69
Third Quarter	16.43	12.99	7,717.34	9.94	7.29	8.98
Fourth Quarter	16.07	11.16	10,455.49	8.20	5.91	44.87
2016
First Quarter	12.01	8.03	9,909.11	6.57	4.01	27.34
Second Quarter	12.22	8.47	8,826.30	6.91	4.75	33.77

Most Recent Six Months	12.17	11.16	7,842.39	6.41	5.91	106.96
January 2016	11.51	8.03	13,397.22	5.67	4.01	27.99
February 2016	11.44	9.60	9,296.34	5.92	4.92	13.14
March 2016	12.01	10.13	7,420.99	6.57	5.60	39.01
April 2016	10.27	8.53	7,037.83	5.85	4.77	27.15
May 2016	12.22	8.47	11,581.99	6.91	4.82	40.33
June 2016	10.79	9.06	7,789.37	6.29	5.34	37.34
July 2016	10.90	9.50	6,672.93	6.79	5.73	26.77
August 2016 (through August 3)	11.10	10.87	6,236.10	6.84	6.69	43.71

Source: Bloomberg

On August 3, 2016, the closing sales price of:

•	the JBS S.A. common shares on the BM&FBOVESPA was R$11.10 per share; and

•	the JBS S.A. ADSs on the OTCQX was US$6.84 per JBS S.A. ADS.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from those discussed in the forward-looking statements for several reasons, including those described under “Cautionary Note Regarding Forward-Looking Statements,” “Risk Factors” and other issues discussed herein. The following analysis and discussion of our financial condition and results of operations should be read in conjunction with, and is qualified in its entirety by reference to: (1) JBS S.A.’s unaudited interim consolidated financial statements as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, which were prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the IASB, and the related notes, included elsewhere in this prospectus; (2) JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014, and for the years ended December 31, 2015, 2014 and 2013, which were prepared in accordance with IFRS, as issued by the IASB, and the related notes, included elsewhere in this prospectus; and (3) the information presented under the sections entitled “Presentation of Financial and Other Information,” “Selected Historical Financial Data,” “Unaudited Pro Forma Condensed and Combined Financial Data of JBS Foods International” and “Historical Per Share, Dividend and Market Data.”

Overview

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Our consolidated net revenue for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014 was R$43,911.9 million (US$12,338.3 million), R$162,914.5 million (US$45,775.4 million) and R$120,469.7 million (US$33,849.3 million). Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products from our facilities located around the world. In 2015, we sold our products in approximately 190 countries on five continents, and for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014, we generated 85.1%, 84.2% and 80.7%, respectively, of our consolidated gross revenue from sales outside of Brazil. Our protein products are recognized through our well-known brands, including “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America, “Friboi,” “Seara,” “Maturatta” and “Cabaña Las Lilas” in South America, “Primo” and “Beehive” in Australia and New Zealand and “Moy Park” and “O’Kane” in Europe.

We believe that, as of March 31, 2016, we were one of the largest:

•	beef producers and exporters in the world in terms of capacity, with operations in the United States, Brazil, Argentina, Paraguay, Uruguay, Australia and Canada and a total daily slaughtering capacity of approximately 82,400 head of cattle;

•	poultry producers in the world in terms of capacity, with operations in the United States, Mexico, Puerto Rico, Brazil and the United Kingdom and a total daily slaughtering capacity of approximately 13.8 million chickens;

•	pork producers in the United States and Brazil in terms of capacity, with total daily slaughtering capacities of approximately 89,700 hogs and 20,800 hogs, respectively. We also operate one pork facility in Australia with a daily slaughtering capacity of approximately 4,000 hogs;

•	lamb and sheep producers and exporters in the world in terms of capacity, with operations in Australia and a total daily slaughtering capacity of approximately 23,100 lambs; and

•	leather tanners in the world in terms of capacity, with operations in Brazil, the United States, Australia, Argentina, Mexico, China, Uruguay, Italy, Germany and Vietnam and a total daily production capacity of approximately 95,000 hides.

We also believe that we are a significant producer of further processed and value-added meat products in the world, with a total monthly production capacity of approximately 204,100 tons as of March 31, 2016.

Our fresh products include fresh and frozen cuts of beef, pork, lamb and sheep, whole chickens and chicken parts. Our processed and value-added meat products include products that are cut, ground and packaged in a customized manner for specific orders and include frozen, cooked, canned, seasoned, marinated and consumer-ready products. In addition, we produce and sell animal by-products that are derived from our beef processing operations, such as hides, to customers in the shoe, clothing and automobile industries, among others. In Brazil, we also produce and sell personal hygiene and cleaning products, collagen, biodiesel fuel and metal cans.

We sell our products primarily to retailers (such as supermarkets, club stores and other retail distributors) and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors) in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. As of March 31, 2016, we had more than 350,000 active customers in our database, including retailers and wholesalers.

Critical Accounting Policies

The presentation of our financial condition and results of operation in accordance with IFRS, as issued by the IASB, requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by our management.

Significant accounting policies related to property plant and equipment, intangible assets and goodwill, inventory, revenue recognition and borrowings are described within the notes to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

Business Combination, Goodwill, Intangible Assets, and Impairment

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in note 12 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus, including the Seara Acquisition, Primo Acquisition, Cargill Acquisition and Moy Park Acquisition, among others as described in note 3 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations,” the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized but they should be tested annually for impairment.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in different estimates of value of assets acquired and liabilities assumed.

Assets are tested for impairment annually and whenever events and circumstances indicate that the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in note 12 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus. We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

Allowance for Doubtful Accounts

We are subject to credit risk related to accounts receivable, therefore our management use estimates and judgments in determining the amount that will not be recovered. Allowance for doubtful accounts is calculated based on estimated probable losses that were considered sufficient to cover any probable losses on the realization of our accounts receivable. We do not believe there is a reasonable likelihood there will be a material change in the collectable amounts in our accounts receivable as the diversity in the portfolio contributes significantly to reduce the credit risk. See note 29 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Biological Assets

Management use estimates and judgments in determining the fair value of live assets, poultry and hogs, relate to market prices, average lifecycle growth and laying and reproduction profile. Market prices for poultry and hogs are based on the group’s knowledge of a limited market for poultry transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in note 7 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Stock-Based Compensation

We have a stock option plan that is settled with shares as described in note 25 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus. The fair value of the share options is estimated at grant date, using an option pricing model that is most appropriate for the respective option. Based on the expected number of options that will be exercised, the fair value of the options granted is recognized as an expense over the vesting period with a credit to equity. Stock-based compensation is described in note 25 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Deferred and Current Income Taxes

We recognize deferred tax effects of tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review the deferred tax assets for recoverability and will only recognize if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at each statement of financial position date. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and current income taxes are describe in note 19 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Provisions for Contingencies

The preparation of our financial statements requires our management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements and the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable, but reasonably possible losses are disclosed in the notes to JBS S.A.’s financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary. We discuss our material contingencies in note 20 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded by its fair value, plus any costs of the transaction that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measuring of financial instruments occurs as of each reporting date in accordance with the rules set forth depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) fair value through profit or loss; (2) held-to-maturity; (3) loans and receivables; (4) derivative financial instruments; and (5) other liabilities at amortized costs. We have not designated any of our derivatives as cash flow hedges and therefore all fair value adjustments have been recorded in profit and loss for all periods presented. See note 29 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.

Foreign Currency Translation

Functional and Presentation Currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. These consolidated financial statements are presented in Brazilian reais (R$), which is JBS S.A.’s presentation and functional currency. All financial information is presented in thousands of reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income, under the caption “Finance expense.”

Group Companies with a Different Functional Currency

The financial statements of our subsidiaries located outside Brazil are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from our presentation currency are translated into the presentation currency as follows:

(1)	assets and liabilities are translated at the current rate at the date of each closing period;

(2)	income and expenses are translated at the monthly average rate; and

(3)	all resulting exchange differences are recognized in Accumulated Other Comprehensive Income, and are presented in the statement of comprehensive income in foreign currency translation adjustments and in the equity.

Consolidated Financial Statements

We consolidate all majority-owned subsidiaries. We control an entity when it is exposed or has the right to variable returns resulting from our involvement with the entity and we have the ability to affect those returns through our power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us. The consolidation is discontinued from the date that control ceases.

Investments in associates and joint venture (“joint ventures”) are recorded using the equity method. An associate is an entity over which we have significant influence, but does not exercise control. Joint ventures are all entities over which we share control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by us. Intercompany transactions, balances, income and expenses transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by us and is presented in the financial statements as part of shareholder’s equity, as well as the net income (loss) attributable to them in the statement of income.

When we acquire or dispose of shares of an entity that we already controls, any resulting gains from the different between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis, gains or losses are recorded within the capital reserve, a component of shareholders’ equity.

Recent Accounting Pronouncements

The following new standards have been issued by IASB but are not effective for 2015. The early adoption of standards is allowed.

IFRS 9—“Financial Instruments” addresses the classification, measurement and recognition of financial assets and financial liabilities. IFRS 9 addresses the classification, measurement and derecognition of financial assets and financial liabilities and introduces new rules for hedge accounting. The effective date is January 1, 2018. We are assessing the impacts on the adoption of IFRS 9 and have not determined the transition method that will be used.

IFRS 15—“Revenue from Contracts with Customers” replaces IAS 11, “Construction Contracts,” IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize of revenue. The IASB has issued a new standard for the recognition of revenue. This will replace IAS 18 which covers contracts for goods and services and IAS 11 which covers construction contracts. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer—so the notion of control replaces the existing notion of risks and rewards. The standard permits a modified retrospective approach for the adoption. Under this approach, entities will recognize transitional adjustments in retained earnings on the date of initial application (i.e., January 1, 2017), i.e. without restating the comparative period. They will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. We are assessing the impacts on the adoption of IFRS 15 and have not determined the transition method that will be used.

IFRS 16—“Leases” supersedes the existing standard on leasing, IAS 17—“Leases” and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors, the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. We are assessing the impacts on the adoption of IFRS 16 and have not defined the transition method that will be used.

There are no other IFRS or IFRIC interpretations that are not yet effective that would be expected to have a material impact on our financial statements.

Description of Main Statement of Income Line Items

Net Revenue. Our net revenue (revenue after the deductions corresponding to cancellations, discounts and sales taxes levied on revenue) consists primarily of:

•	Revenue from Sales of Beef. Revenue from sales of: (1) fresh and frozen cuts of beef, including traditional cuts, prime cuts and offal, produced in South America (Brazil, Argentina, Uruguay and Paraguay), the United States, Canada and Australia; (2) processed and value-added beef products, including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages, produced in South America (Brazil, Argentina, Uruguay and Paraguay), the United States, Canada, Australia and New Zealand; (3) fresh and frozen cuts of sheep, lamb and pork produced in Australia; and (4) processed and value-added sheep, lamb and pork products produced in Australia and New Zealand; in each case for the domestic and export markets.

•	Revenue from Sales of Pork. Revenue from sales of: (1) fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal produced in the United States and Brazil; and (2) processed and value-added pork products, including ham, trimmings, bacon, sausages and deli and lunch meats, produced in the United State; in each case for the domestic and export markets.

•	Revenue from Sales of Chicken. Revenue from sales of: (1) refrigerated and frozen whole and cut-up chickens, prepackaged case-ready chickens produced in Brazil, the United States, Mexico, Puerto Rico and the United Kingdom; and (2) prepared chicken products, including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts produced in the United States Puerto Rico and Mexico; in each case for the domestic and export markets.

•	Other. Revenue from sales of: (1) processed and value-added pork products, including ham, trimmings, bacon, sausages and deli and lunch meats, produced in Brazil for the domestic and export markets; (2) processed and value-added chicken products, including deli products, formed nuggets and patties, produced in Brazil and Europe (United Kingdom, Ireland, France and the Netherlands) for the domestic and export markets; (3) prepared food products (including ready-to-eat meals, frozen pizza and lasagna) produced in Brazil and Europe (United Kingdom, France and the Netherlands) for the domestic and export markets; (4) leather products from our global platform; and (5) other animal by-products (including collagen, biodiesel fuel, hygiene and cleaning products, metal packaging and casings) and carrier, waste management and raw materials trading services in Brazil.

Cost of Sales. A significant portion of our cost of sales consists of the cost of purchasing raw materials. We generally purchase livestock and grains in spot market transactions. In North America, our chicken business is influenced by fluctuations in prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. Our beef and pork businesses are indirectly influenced by fluctuations in the price of feed ingredients since we do not keep or raise our own cattle and we raise only about 15% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs. In Brazil, our beef operations are impacted primarily by grass-fed cattle supply and prices. Our chicken operations in Brazil are impacted by fluctuations in feed ingredients, and although these costs are denominated in reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. In addition to livestock and feed costs, our cost of sales also consists of other production costs (including packaging and other raw materials) and labor.

Operating Expenses. Our operating expenses consists primarily of:

•	General and Administrative Expenses. This line item includes primarily expenses relating to payroll, utilities and maintenance of our offices and headquarters.

•	Selling Expenses. This line item includes expenses relating to advertising, payment of commissions and salaries to members of our sales team and allowances for doubtful accounts.

•	Finance Expense, Net. This line item includes expenses relating to interest incurred on our indebtedness, revenue from interest on our investments, taxes on our financial income, taxes on financial transactions, expenses and revenue and expenses from fluctuations of the real against the U.S. dollar and revenue and expenses from derivatives transactions primarily related to our exposure to the U.S. dollar.

Deferred and Current Income Taxes. We recognize deferred tax effects of tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review the deferred tax assets for recoverability and will only recognize if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at each statement of financial position date. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Effects of Fluctuations in Exchange Rates Between the Brazilian Real and Foreign Currencies

Our results of operations and financial condition have been, and will continue to be, affected by the rate of depreciation or appreciation of the Brazilian real against foreign currencies.

We have a global production and distribution platform. Political uncertainties and general economic conditions in the countries where we operate may adversely affect our results of operations.

A substantial portion of our net revenue is linked to foreign currencies because a large part of our exports are denominated in foreign currencies. Any depreciation or appreciation of the real against foreign currencies may impact our export revenues, causing a monetary increase or decrease, provided that the other variables remain unchanged.

In addition, a substantial portion of our loans and financing is linked to foreign currencies. As of March 31, 2016 and December 31, 2015, our consolidated loans and financing denominated in foreign currencies accounted for 46.3% and 45.9%, respectively of our total loans and financing. For this reason, any depreciation of the real against foreign currencies may significantly increase our finance expense and our current and non-current loans and financing denominated in reais. Conversely, any appreciation of the real against foreign currencies may significantly decrease our finance expense and its current and non-current loans and financing denominated in reais.

Results of Operations

In the following discussion, references to increases or decreases in any period are made by comparison with the corresponding prior period, except as the context otherwise indicates.

Our consolidated results of operations for the three-month period ended March 31, 2016 and year ended December 31, 2015 are of limited comparability with our results of operations for the three-month period ended March 31, 2015 and the year ended December 31, 2014, respectively, due to the Acquisition of Tyson Foods Assets in Brazil and Mexico, which closed on December 1, 2014 and June 29, 2015, respectively, and Primo, Moy Park and Cargill Acquisitions, which closed on March 30, 2015, September 28, 2015 and October 30, 2015, respectively. Our consolidated results of operations for the year ended December 31, 2014 are of limited comparability with our results of operations for the year ended December 31, 2013 due to the Acquisition of Tyson Foods Assets in Brazil, which closed on December 1, 2014 and the Zenda and Seara Acquisitions, which closed on June 30, 2013 and September 30, 2013, respectively. For more information about these acquisitions, see “Business—History and Development.”

Three-Month Period Ended March 31, 2016 Compared to the Three-Month Period Ended March 31, 2015

The following table sets forth certain historical financial information for the periods indicated:

	Three-month periods ended March 31,
	2016	2015
	(in millions of reais)
Net revenue	43,911.9	33,819.0
Cost of sales	(39,148.1)	(29,041.2)

Gross profit	4,763.8	4,777.8

General and administrative expenses	(1,122.9)	(841.2)
Selling expenses	(2,678.5)	(1,955.2)

Operating expense	(3,801.4)	(2,796.4)

Operating income	962.4	1,981.4

Finance income	2,100.0	4,718.4
Finance expense	(6,865.3)	(4,634.5)

Finance income (expense), net	(4,765.3)	83.9

Share of profit of equity—accounted investees, net of tax	0.3	24.1

Profit (loss) before income taxes	(3,802.6)	2,089.4

Income taxes
Current income taxes	(72.9)	(840.2)
Deferred income taxes	1,230.8	278.8

	1,157.9	(561.3)

Net income (loss)	(2,644.6)	1,528.1

Attributable to:
Controlling interest	(2,741.2)	1,393.7
Non-controlling interest	96.5	134.4

	(2,644.6)	1,528.1

Our results of operations were impacted by fluctuations in foreign exchange rates. The average real/U.S. dollar exchange rate was R$2.870 per US$1.00 for the three-month period ended March 31, 2015, as compared to R$3.902 per US$1.00 for the corresponding period in 2016, representing a variation of 36.0% between these periods.

Net Revenue

Our total net revenue increased by R$10,092.9 million, or 29.8%, from R$33,819.0 million for the three-month period ended March 31, 2015 to R$43,911.9 million for the corresponding period in 2016, primarily due to increases in net revenues in each of our segments.

The following table sets forth the breakdown of our net revenue by segment for the periods indicated.

	Three-month periods ended March 31,
	2016	2015	Variation
	(in millions of reais)		(in millions of reais)	% Change
Beef segment	24,537.2	20,936.7	3,600.5	17.2%
Pork segment	5,158.0	2,422.2	2,735.8	112.9%
Chicken segment	11,444.5	8,315.5	3,129.0	37.6%
Other segment	2,772.2	2,144.6	627.6	29.3%

Total	43,911.9	33,819.0	10,092.9	29.8%

Beef

Net revenue from our Beef segment increased by R$3,600.5 million, or 17.2%, from R$20,936.7 million for the three-month period ended March 31, 2015 to R$24,537.2 million for the corresponding period in 2016, primarily due to an increase of 18.3% in the average sales price of our beef products, from R$12.31 per kilogram for the three-month period ended March 31, 2015 to R$14.56 per kilogram for the corresponding period in 2016; which was partially offset by a decrease of 0.9% in sales volume, from 1,701.0 thousand tons for the three-month period ended March 31, 2015 to 1,685.3 thousand tons for the corresponding period in 2016, primarily as a result: of (1) the Primo Acquisition, which closed on March 30, 2015; (2) the impact of the devaluation of the real against the U.S. dollar; and (3) the decrease in sales volumes from our operations in Brazil.

Pork

Net revenue from our Pork segment increased by R$2,735.8 million, or 112.9%, from R$2,422.2 million for the three-month period ended March 31, 2015 to R$5,158.0 million for the corresponding period in 2016, primarily due to: (1) an increase of 75.9% in sales volume, from 397.2 thousand tons for the three-month period ended March 31, 2015 to 698.5 thousand tons for the corresponding period in 2016; and (2) an increase of 21.1% in the average sales price of our pork products, from R$6.10 per kilogram for the three-month period ended March 31, 2015 to R$7.38 per kilogram for the corresponding period in 2016, primarily as a result of (i) the Cargill Acquisition, which closed on October 30, 2015 and (ii) the impact of the devaluation of the real against the U.S. dollar.

Chicken

Net revenue from our Chicken segment increased by R$3,129.0 million, or 37.6%, from R$8,315.5 million for the three-month period ended March 31, 2015 to R$11,444.5 million for the corresponding period in 2016, primarily due to: (1) an increase of 20.8% in the average sales price of our chicken products, from R$4.68 per kilogram for the three-month period ended March 31, 2015 to R$5.65 per kilogram for the corresponding period in 2016; and (2) an increase of 13.9% in sales volume, from 1,778.6 thousand tons for the three-month period ended March 31, 2015 to 2,025.9 thousand tons for the corresponding period in 2016, primarily as a result of (i) the Moy Park Acquisition, which closed on September 28, 2015 and (ii) the impact of the devaluation of the real against the U.S. dollar.

Other

Net revenue from our Other segment increased by R$627.6 million, or 29.3%, from R$2,144.6 million for the three-month period ended March 31, 2015 to R$2,772.2 million for the corresponding period in 2016, primarily due to: (1) the Moy Park Acquisition, which closed on September 28, 2015, resulting in an additional R$916.7 million in net revenue from the sale of processed and prepared chicken products; and (2) the impact of the devaluation of the real against the U.S. dollar.

Cost Sales

Our cost of sales increased by R$10,106.9, or 34.8%, from R$29,041.2 million for the three-month period ended March 31, 2015 to R$39,148.1 million for the corresponding period in 2016, primarily due: to (1) the overall increase in sales volumes, particularly as a result of the acquisitions that we completed in 2015, including the Primo, Moy Park and Cargill Acquisitions; (2) commodity price volatility during the period, primarily cattle prices in the United States and Canada; (3) the low availability of cattle for slaughter in Australia as a result of adverse climate conditions; and (4) the impact of devaluation of the real against the U.S. dollar.

As a percentage of net revenue, our cost of sales increased by 3.3 percentage points, from 85.9% for the three-month period ended March 31, 2015 to 89.2% for the corresponding period in 2016.

Gross Profit

Our gross profit decreased by R$14.0 million, or 0.3%, from R$4,777.8 million for the three-month period ended March 31, 2015 to R$4,763.8 million in the corresponding period of 2016, as a result of the above factors. Our gross margin decreased from 14.1% for the three-month period ended March 31, 2015 to 10.8% for the corresponding period in 2016.

General and Administrative Expenses

Our general and administrative expenses increased by R$281.7 million, or 33.5%, from R$841.2 million for the three-month period ended March 31, 2015 to R$1,122.9 million for corresponding period in 2016, primarily due to the integration of various administrative departments in connection with the acquisitions that we completed in 2015, in particular the Primo, Moy Park and Cargill Acquisitions. As a percentage of net revenue, our general and administrative expenses increased by 0.1 percentage points, from 2.5% for the three-month period ended March 31, 2015 to 2.6% for the corresponding period in 2016.

Selling Expenses

Our selling expenses increased by R$723.3 million, or 37.0%, from R$1,955.2 million for the three-month period ended March 31, 2015 to R$2,678.5 million in 2016, primarily due to the integration of various sales departments in connection with the acquisitions that we completed in 2015, in particular the Primo, Moy Park and Cargill Acquisitions, and the corresponding overall increase in sales volume. As a percentage of net revenue, our selling expenses increased 0.3 percentage points, from 5.8% for the three-month period ended March 31, 2015 to 6.1% for the corresponding period in 2016.

Finance Income (Expense), Net

We recorded finance income, net of R$83.9 million for the three-month period ended March 31, 2015, as compared to finance expense, net of R$4,765.3 million for the corresponding period in 2016, primarily due to:

(1)	our recording income from the results of derivatives transactions of R$4,489.0 million for the three-month period ended March 31, 2015, as compared to expenses from the results of derivatives transactions of R$5,823.1 million for the corresponding period of 2016, substantially all related to our prior practice of hedging our exposure against the devaluation of the real; and

(2)	an increase of 21.2% in interest expense, from R$825.6 million for the three-month period ended March 31, 2015 to R$1,000.5 million for the corresponding period in 2016, primarily resulting from new loans and financing, the impact of devaluation of the real against the U.S. dollar and the increase of Brazilian CDI rate;

which were partially offset by: (i) our recording expenses from exchange rate variation of R$3,757.0 million for the three-month period ended March 31, 2015, as compared to income from exchange rate variation of R$1,854.0 million for the corresponding period in 2016; (ii) an increase of 7.3% in interest income, from R$229.4 million for the three-month period ended March 31, 2015, as compared to R$246.0 million for the corresponding period in 2016, primarily as a result of the increase in cash and cash equivalents and the increase of Brazilian CDI rate; and (iii) a decrease of 19.6% in bank service fees and others expenses, from R$52.0 million for the three-month period ended March 31, 2015 to R$41.8 million for the corresponding period in 2016.

Current and Deferred Income Taxes

Current income taxes expense decreased by R$767.3 million, or 91.3%, from an expense of R$840.2 million for the three-month period ended March 31, 2015 to an expense of R$72.9 million for the corresponding period in 2016. Deferred income taxes benefit increased by R$952.0 million, or 341.4%, from a benefit of R$278.8 million for the three-month period ended March 31, 2015 to a benefit of R$1,230.8 million for the corresponding period in 2016. As a result, our effective income tax rate changed from 26.87% for the three-month period ended March 31, 2015 to 30.45% for the corresponding period in 2016 primarily as a result of the recognition of benefit from prior year tax loss carry forwards during the three-month period ended March 31, 2015.

Net Income (Loss)

As a result of the foregoing, we recorded net income of R$1,528.1 million for the three-month period ended March 31, 2015, as compared to net loss of R$2,644.6 million for the corresponding period in 2016. Our net income as a percentage of net revenue was 4.5% for the three-month period ended March 31, 2015. Our net loss as a percentage of net revenue was 6.0% during the three-month period ended March 31, 2016.

Net Income (Loss) Attributable to Controlling Interest

We recorded net income attributable to controlling interest of R$1,393.7 million for the three-month period ended March 31, 2015, as compared to net loss attributable to controlling interest of R$2,741.2 million for the corresponding period in 2016. Net income attributable to controlling interest as a percentage of net revenue was 4.1% for the three-month period ended March 31, 2015. Net loss attributable to controlling interest as a percentage of net revenue was 6.2% for the three-month period ended March 31, 2016.

Net Income Attributable to Non-Controlling Interest

Net income attributable to non-controlling interest decreased by R$37.9 million, or 28.2%, from R$134.4 million for the three-month period ended March 31, 2015 to R$96.5 million for the corresponding period in 2016. As a percentage of net revenue, net income attributable to non-controlling interest decreased by 0.2 percentage points, from 0.4% for the three-month period ended March 31, 2015 to 0.2% for the corresponding period in 2016.

Year Ended December 31, 2015 Compared to the Year Ended December 31, 2014

The following table sets forth certain historical financial information for the periods indicated:

	For the year ended December 31,
	2015	2014
	(in millions of reais)
Net revenue	162,914.5	120,469.7
Cost of sales	(140,324.2)	(101,796.3)

Gross profit	22,590.3	18,673.4

General and administrative expenses	(4,092.1)	(3,715.7)
Selling expenses	(9,377.9)	(7,154.3)

Operating expense	(13,469.9)	(10,870.0)

Operating income	9,120.4	7,803.3

Finance income	11,574.0	1,538.3
Finance expense	(12,874.6)	(5,175.9)

Finance expense, net	(1,300.6)	(3,637.6)

Share of profit of equity—accounted investees, net of tax	58.9	26.1

Profit before income taxes	7,878.8	4,191.8

Income taxes
Current income taxes	(2,979.7)	(1,656.9)
Deferred income taxes	229.7	(128.5)

	(2,750.0)	(1,785.4)

Net income	5,128.6	2,406.4

Attributable to:
Controlling interest	4,640.1	2,035.9
Non-controlling interest	488.5	370.5

	5,128.6	2,406.4

Our results of operations were impacted by fluctuations in foreign exchange rates. The average foreign exchange rate was R$2.355 per US$1.00 for the year ended December 31, 2014, as compared to R$3.339 per US$1.00 for the year ended December 31, 2015, representing a variation of 41.8% between these periods.

Net Revenue

Our total net revenue increased by R$42,444.8 million, or 35.2%, from R$120,469.7 million for the year ended December 31, 2014 to R$162,914.5 million for the year ended December 31, 2015, primarily due to increases in net revenues in each of our segments.

The following table sets forth the breakdown of our net revenue by segment for the periods indicated.

	For the year ended December 31,
	2015	2014	Variation
	(in millions of reais)		(in millions of reais)	% Change
Beef segment	99,715.3	74,296.4	25,418.9	34.2%
Pork segment	12,829.2	10,446.4	2,382.8	22.8%
Chicken segment	40,233.4	27,873.6	12,359.8	44.3%
Other segment	10,146.7	7,853.4	2,293.3	29.2%

Total	162,914.5	120,469.7	42,444.8	35.2%

Beef

Net revenue from our Beef segment increased by R$25,418.9 million, or 34.2%, from R$74,296.4 million for the year ended December 31, 2014 to R$99,715.3 million for the year ended December 31, 2015, primarily due to: (1) an increase of 31.8% in the average sales price of our beef products, from R$10.50 per kilogram for the year ended December 31, 2014 to R$13.85 per kilogram for the year ended December 31, 2015; and (2) an increase of 1.8% in sales volume, from 7,073.8 thousand tons for the year ended December 31, 2014 to 7,201.5 thousand tons for the year ended December 31, 2015, primarily as a result of (i) the Primo Acquisition, which closed on March 30, 2015 and (ii) the impact of the devaluation of the real against the U.S. dollar.

Pork

Net revenue from our Pork segment increased by R$2,382.8 million, or 22.8%, from R$10,446.4 million for the year ended December 31, 2014 to R$12,829.2 million for the year ended December 31, 2015, primarily due: (1) to an increase of 21.7% in sales volume, from 1,515.4 thousand tons for the year ended December 31, 2014 to 1,843.7 thousand tons for the year ended December 31, 2015; and (2) an increase of 0.9% in the average sales price of our pork products, from R$6.89 per kilogram for the year ended December 31, 2014 to R$6.96 per kilogram for the year ended December 31, 2015, primarily as a result of (i) the Cargill Acquisition, which closed on October 30, 2015 and (ii) the impact of the devaluation of the real against the U.S. dollar.

Chicken

Net revenue from our Chicken segment increased by R$12,359.8 million, or 44.3%, from R$27,873.6 million for the year ended December 31, 2014 to R$40,223.4 million for the year ended December 31, 2015, primarily due: (1) to an increase of 26.9% in the average sales price of our chicken products, from R$4.15 per kilogram for the year ended December 31, 2014 to R$5.26 per kilogram for the corresponding period in 2015; and (2) an increase of 13.7% in sales volume, from 6,718.1 thousand tons for the year ended December 31, 2014 to 7,640.9 thousand tons for the corresponding period in 2015, primarily as a result of (i) the Moy Park Acquisition, which closed on September 28, 2015, (ii) the Acquisition of Tyson Foods Assets in Brazil and Mexico, which closed on December 1, 2014 and June 29, 2015, respectively, and (iii) the impact of the devaluation of the real against the U.S. dollar.

Other

Net revenue from our Other segment increased by R$2,293.3 million, or 29.2%, from R$7,853.4 million for the year ended December 31, 2014 to R$10,146.7 million for the year ended December 31, 2015, primarily due to: (1) the Moy Park Acquisition, which closed on September 28, 2015, resulting in an additional R$907.7 million in net revenue from the sale of processed and prepared chicken products; (2) the impact of the devaluation of the real against the U.S. dollar; and (3) an increase of 27.1% in net revenue from of our processed chicken and pork operations in Brazil, from R$4,198.8 million for the year ended December 31, 2014 to R$5,336.2 million for the year ended December 31, 2015.

Cost of Sales

Our cost of sales increased by R$38,527.9, or 37.8%, from R$101,796.3 million for the year ended December 31, 2014 to R$140,324.2 million for the year ended December 31, 2015, primarily due to: (1) the overall increase in sales volumes, particularly as a result of the acquisitions that we completed in 2015 including the Primo, Moy Park and Cargill acquisitions; and (2) the increase in average cattle prices, particularly in Brazil due to supply of animals; and (3) the impact of devaluation of real against the U.S. dollar.

As a percentage of net revenue, our cost of sales increased by 1.6 percentage points, from 84.5% for the year ended December 31, 2014 to 86.1% for the year ended December 31, 2015.

Gross Profit

Our gross profit increased by R$3,916.0 million, or 21.0%, from R$18,673.4 million for the year ended December 31, 2014 to R$22,590.3 million for the year ended December 31, 2015, as a result of the above factors. Our gross margin decreased from 15.5% for the year ended December 31, 2014 to 13.9% for the year ended December 31, 2015.

General and Administrative Expenses

Our general and administrative expenses increased by R$376.4 million, or 10.1%, from R$3,715.7 million for the year ended December 31, 2014 to R$4,092.1 million for the year ended December 31, 2015, primarily due to the integration of various administrative departments in connection with the acquisitions that we completed in 2015, in particular the Primo, Moy Park and Cargill Acquisitions. As a percentage of net revenue, our general and administrative expenses decreased by 0.6 percentage points, from 3.1% for the year ended December 31, 2014 to 2.5% for the year ended December 31, 2015.

Selling Expenses

Our selling expenses increased by R$2,223.6 million, or 31.1%, from R$7,154.3 million for the year ended December 31, 2014 to R$9,377.9 million for the year ended December 31, 2015, primarily due to the integration of various sales departments in connection with the acquisitions that we completed in 2015, in particular the Primo, Moy Park and Cargill Acquisitions, and the corresponding overall increase in sales volume. As a percentage of net revenue, our selling expenses remained stable at 5.8% for each of the years ended December 31, 2015 and 2014.

Finance Expense, Net

Our finance expense, net decreased by R$2,337.0 million, or 64.2%, from R$3,637.6 million for the year ended December 31, 2014 to R$1,300.6 million for the year ended December 31, 2015, primarily due to:

(1)	an increase of 979.8% in income from results of derivatives transactions, from R$982.0 million for the year ended December 31, 2014 to R$10,603.3 million for the year ended December 31, 2015, substantially all related to our prior practicing of hedging our exposure against the devaluation of real; and

(2)	an increase of 74.5% in interest income, from R$556.3 million for the year ended December 31, 2014 to R$970.7 million for the year ended December 31, 2015, primarily as a result of the increase in cash and cash equivalents and the increase of the Brazilian CDI rate;

which were partially offset by: (i) an increase of 387.6% in finance expense, from R$1,891.8 million for the year ended December 31, 2014 to R$9,224.8 million for the year ended December 31, 2015, primarily due to exchange rate variations (and the resulting impact on our U.S. dollar-denominated exposure); (ii) an increase of

8.3% in interest expense, from R$3,167.1 million for the year ended December 31, 2014 to R$3,430.7 million for the year ended December 31, 2015 primarily resulting from new loans and financing, the devaluation of real against the U.S. dollar and the increase of the Brazilian CDI rate; and (iii) an increase of 87.2% in bank service fees and others expenses of 87.2%, from R$117.0 million for the year ended December 31, 2014 to R$219.1 million for the year ended December 31, 2015.

Current and Deferred Income Taxes

Current income taxes expenses increased by R$1,322.8 million, or 79.8%, from R$1,656.9 million for the year ended December 31, 2014 to R$2,979.7 million for the year ended December 31, 2015. Deferred income taxes changed from an expense of R$128.5 million for the year ended December 31, 2014 to a benefit of R$229.7 million for the corresponding period in 2015, primarily due to temporary differences at reporting dates between the taxable and accounting basis of our assets and liabilities.

Our effective income tax rate changed from 42.6% for the year ended December 31, 2014 to 34.9% for the year ended December 31, 2015 primarily as a result of other permanent differences related to earnings from foreign subsidiaries during the year ended December 31, 2015.

Net Income

As a result of the foregoing, our net income increased by R$2,722.2 million, or 113.1%, from R$2,406.4 million for the year ended December 31, 2014 to R$5,128.6 million for the year ended December 31, 2015. As a percentage of net revenue, our net income increased by 1.1 percentage points, from 2.0% for the year ended December 31, 2014 to 3.1% for the year ended December 31, 2015.

Net Income Attributable to Controlling Interest

Net income attributable to controlling interest increased by R$2,604.2 million, or 127.9%, from R$2,035.9 million for the year ended December 31, 2014 to R$4,640.1 million for the year ended December 31, 2015. As a percentage of net revenue, net income attributable to controlling interest increased by 1.1 percentage points, from 1.7% for the year ended December 31, 2014 to 2.8% for the year ended December 31, 2015.

Net Income Attributable to Non-Controlling Interest

Net income attributable to non-controlling interest increased by R$118.0 million, or 31.8%, from R$370.5 million for the year ended December 31, 2014 to R$488.5 million for the year ended December 31, 2015. As a percentage of net revenue, net income attributable to non-controlling interest remained stable at 0.3% for each of the year ended December 31, 2014 and 2015.

Year Ended December 31, 2014 Compared to the Year Ended December 31, 2013

The following table sets forth certain historical financial information for the periods indicated:

	For the year ended December 31,
	2014	2013
	(in millions of reais)
Net revenue	120,469.7	92,902.8
Cost of sales	(101,796.3)	(81,056.1)

Gross profit	18,673.4	11,846.7

General and administrative expenses	(3,715.7)	(2,435.9)
Selling expenses	(7,154.3)	(5,262.2)

Operating expense	(10,870.0)	(7,698.1)

Operating income	7,803.3	4,148.6

Finance income	1,538.3	1,255.9
Finance expense	(5,175.9)	(3,636.2)

Finance expense, net	(3,637.6)	(2,380.3)

Share of profit of equity—accounted investees, net of tax	26.1	6.7

Profit before income taxes	4,191.8	1,775.0

Income taxes
Current income taxes	(1,656.9)	(166.2)
Deferred income taxes	(128.5)	(490.4)

	(1,785.4)	(656.7)

Net income	2,406.4	1,118.3

Attributable to:
Controlling interest	2,035.9	926.9
Non-controlling interest	370.5	191.4

	2,406.4	1,118.3

Our results of operations were impacted by fluctuations in foreign exchange rates. The average foreign exchange rate was R$2.161 per US$1.00 for the year ended December 31, 2013, as compared to R$2.355 per US$1.00 for the year ended December 31, 2014, representing a variation of 9.0% between these periods.

Net Revenue

Our total net revenue increased by R$27,566.9 million, or 29.7%, from R$92,902.8 million for the year ended December 31, 2013 to R$120,469.7 million for the year ended December 31, 2014, primarily due to increases in net revenues in each of our segments.

The following table sets forth the breakdown of our net revenue by segment for the periods indicated.

	For the year ended December 31,
	2014	2013	Variation
	(in millions of reais)		(in millions of reais)	% Change
Beef segment	74,296.4	60,428.3	13,868.1	22.9%
Pork segment	10,446.4	7,972.3	2,519.1	31.8%
Chicken segment	27,873.6	21,039.0	6,834.6	32.5%
Other segment	7,853.4	3,508.3	4,345.1	123.9%

Total	120,469.7	92,902.8	27,566.9	29.7%

Beef

Our net revenue from our Beef segment increased by R$13,868.1 million, or 22.9%, from R$60,428.3 million for the year ended December 31, 2013 to R$74,296.4 million for the year ended December 31, 2014, primarily due to: (1) an increase of 22.2% in the average sales price of our beef products, from R$8.59 per kilogram for the year ended December 31, 2013 to R$10.50 per kilogram for the year ended December 31, 2014; and (2) an increase of 0.6% in sales volume, from 7,032.5 thousand tons for the year ended December 31, 2013 to 7,073.8 thousand tons for the year ended December 31, 2014, primarily as a result of (i) an increase in prices in all countries where we have operations and (ii) the impact of the devaluation of the real against the U.S. dollar.

Pork

Our net revenue from our Pork segment increased by R$2,519.1 million, or 31.8%, from R$7,927.3 million for the year ended December 31, 2013 to R$10,446.4 million for the year ended December 31, 2014, primarily due to: (1) an increase of 2.7% in sales volume, from 1,475.4 thousand tons for the year ended December 31, 2013 to 1,515.4 thousand tons for the year ended December 31, 2014; and (2) an increase of 28.3% in the average sales price of our pork products, from R$5.37 per kilogram for the year ended December 31, 2013 to R$6.89 per kilogram for the year ended December 31, 2014, primarily as a result of the Seara Acquisition, which closed on September 30, 2013, and the resulting increase of R$1,104.1 million in our net revenue from the sale of pork products from our operations in Brazil, from R$335.2 million for the year ended December 31, 2013 to R$1,439.3 million for the year ended December 31, 2014, and (ii) the impact of the devaluation of the real against the U.S. dollar.

Chicken

Our net revenue from our Chicken segment increased by R$6,834.6 million, or 32.5%, from R$21,039.0 million for the year ended December 31, 2013 to R$27,873.6 million for the year ended December 31, 2014, primarily due to: (1) an increase of 16.3% in the average sales price of our chicken products, from R$3.57 per kilogram for the year ended December 31, 2013 to R$4.15 per kilogram for the corresponding period in 2014; and (2) an increase of 13.9% in sales volume, from 5,896.9 thousand tons for the year ended December 31, 2013 to 6,718.1 thousand tons for the corresponding period in 2014, primarily as a result of (i) the Seara Acquisition, which closed on September 30, 2013, and the resulting increase of R$4,784.1 million in our net revenue from the sale of chicken products from our operations in Brazil, from R$2,948.7 million for the year ended December 31, 2013 to R$7,732.8 million for the year ended December 31, 2014 and (ii) the impact of the devaluation of real against U.S. dollar.

Other

Our net revenues from our Other segment increased by R$4,345.1 million, or 123.9%, from R$3,508.3 million for the year ended December 31, 2013 to R$7,853.4 million for the year ended December 31, 2014,

primarily due to: (1) the Seara Acquisition, which closed on September 30, 2013, and the resulting increase of R$3,230.2 million in our net revenue from the sale of processed chicken and pork products from our operations in Brazil, from R$968.6 million for the year ended December 31, 2013 to R$4,198.8 million for the year ended December 31, 2014; and (2) the Zenda Acquisition, which closed on June 30, 2013.

Cost of Sales

Our cost of sales increased by R$20,740.2 million, or 25.6%, from R$81,056.1 million for the year ended December 31, 2013 to R$101,796.3 million for the year ended December 31, 2014, primarily due to the overall increase in sales volumes, particularly as a result of the Seara Acquisition, which closed on September 30, 2013 and the impact of devaluation of real against the U.S. dollar. As a percentage of net revenues, our cost of sales decreased by 2.7 percentage points, from 87.2% for the year ended December 31, 2013 to 84.5% for the year ended December 31, 2014.

Gross Income

Our gross income increased by R$6,826.7 million, or 57.6%, from R$11,846.7 million for the year ended December 31, 2013 to R$18,673.4 million for the year ended December 31, 2014 as a result of the above factors. Our gross margin decreased from 12.8% for the year ended December 31, 2013 to 15.5% for the year ended December 31, 2014.

General and Administrative Expenses

Our general and administrative expenses increased by R$1,279.8 million, or 52.5%, from R$2,435.9 million for the year ended December 31, 2013 to R$3,715.7 million for the year ended December 31, 2014, primarily due to the integration of various administrative departments in connection with Seara Acquisition, which closed on September 30, 2013. As a percentage of net revenue, our general and administrative expenses increased by 0.5 percentage points, from 3.1% for the year ended December 31, 2013 to 2.6% in 2014.

Selling Expenses

Our selling expenses increased by R$1,892.1 million, or 36.0%, from R$5,262.2 million for the year ended December 31, 2013 to R$7,154.3 million for the year ended December 31, 2014, primarily due to: (1) the integration of various sales departments in connection with Seara Acquisition, which closed on September 30, 2013, and the corresponding overall increase in sales volume; and (2) expenses associated with a marketing campaign promoting the “Friboi” and “Seara” brands in Brazil during the year ended December 31, 2014. As a percentage of net revenue, our selling expenses increased by 0.2 percentage points, from 5.7% for the year ended December 31, 2013 to 5.9% for the year ended December 31, 2014.

Finance Expense, Net

Our finance expense, net increased by R$1,257.3 million, or 52.8%, from R$2,380.3 million for the year ended December 31, 2013 to R$3,637.6 million for the year ended December 31, 2014, primarily due to:

(1)	an increase of 46.2% in interest expense, from R$2,165.6 million for the year ended December 31, 2013 to R$3,167.1 million for the year ended December 31, 2014, primarily resulting from new loans and financing, the impact of devaluation of the real against the U.S. dollar and the increase of the Brazilian CDI rate;

(2)	an increase of 38.1% in finance expense, from R$1,370.0 million for the year ended December 31, 2013 to R$1,891.8 million for the year ended December 31, 2014, primarily due to exchange rate variations (and the resulting impact on our U.S. dollar-denominated exposure);

(3)	a decrease of 3.4% in interest income, from R$576.0 million for the year ended December 31, 2013 to R$556.3 million for the year ended December 31, 2014, primarily resulting from the increase in cash and cash equivalents and the increase of the Brazilian CDI rate; and

(4)	an increase in bank service fees and others expenses of 16.2%, from R$100.7 million for the year ended December 31, 2013 to R$117.0 million in 2014;

which were partially offset by an increase of 44.4% increase in income from results of derivatives transactions, from R$679.9 million for the year ended December 31, 2013 to R$982.0 million for the year ended December 31, 2014.

Current and Deferred Income Taxes

Current income taxes expenses increased by R$1,490.7 million, from R$166.2 million for the year ended December 31, 2013 to R$1,656.9 million for the year ended December 31, 2014. Deferred income tax expenses decreased by R$361.9 million, or 73.8%, from R$490.4 million for the year ended December 31, 2013 to R$128.5 million for the year ended December 31, 2014.

Our effective income tax rate changed from 37.0% for the year ended December 31, 2013 to 42.6% for the year ended December 31, 2014 primarily as a result of other permanent differences related to earnings from foreign subsidiaries during the year ended December 31, 2015.

Net Income

As a result of the foregoing, our net income increased by R$1,288.1 million, or 115.2%, from R$1,118.3 million for the year ended December 31, 2013 to R$2,406.4 million for the year ended December 31, 2014. As a percentage of net revenue, our net income increased by 0.8 percentage points, from 1.2% for the year ended December 31, 2013 to 2.0% for the year ended December 31, 2014.

Net Income Attributable to Controlling Interest

Net income attributable to controlling interest increased by R$1,109.0 million, or 119.6%, from R$926.9 million for the year ended December 31, 2013 to R$2,035.9 million for the year ended December 31, 2014. As a percentage of net revenue, net income attributable to controlling interest increased by 0.7 percentage points, from 1.0% for the year ended December 31, 2013 to 1.7% for the year ended December 31, 2014.

Net Income Attributable to Non-Controlling Interest

Net income attributable to non-controlling interest increased by R$179.1 million, or 93.6%, from R$191.4 million for the year ended December 31, 2013 to R$370.5 million for the year ended December 31, 2014. As a percentage of net revenue, net income attributable to non-controlling interest increased by 0.1 percentage points, from 0.2% for the year ended December 31, 2013 to 0.3% for the year ended December 31, 2014.

Liquidity and Capital Resources

Our financial condition and liquidity is and will continue to be influenced by a variety of factors, including:

•	our ability to generate cash flows from operations;

•	the level of our outstanding indebtedness and the interest we are obligated to pay on our indebtedness, which affects our net financial results;

•	prevailing domestic and international interest rates, which affect our debt service requirements;

•	our ability to continue to borrow funds from financial institutions or to access the domestic and international capital markets;

•	our working capital needs, based on our growth plans; and

•	our capital expenditure requirements, which consist primarily of purchasing equipment, strategic investments and acquisitions.

Our principal cash requirements consist of the following:

•	the purchase of raw materials, most of which represents the purchase of livestock for our processing operations in our Beef and Pork segments and the purchase of feed ingredients in our Chicken segment;

•	our working capital requirements;

•	the servicing of our indebtedness;

•	capital expenditures related mainly to our purchases of equipment, strategic investments, and acquisitions;

•	dividends and other distributions in respect of our share capital; and

•	tax, labor and social obligations and indirect taxes in connection with our operations.

Our main sources of liquidity consist of the following:

•	our cash flows from operating activities;

•	our short-term and long-term borrowings; and

•	our dividend payments and other distributions that we receive from our subsidiaries.

We believe that our cash on hand, cash flow from operations, remaining availability under credit lines from commercial banks and funds we receive in distributions and/or loans from our subsidiaries, will be sufficient to meet our ongoing operating requirements, make scheduled principal and interest payments on our outstanding debt and fund our capital expenditures for the foreseeable future. Our ability to continue to generate sufficient cash, however, is subject to certain general economic, financial, industry, legislative, regulatory and other factors beyond our control.

Cash Flows

The table below shows our cash flows from operating, investing and financing activities for the periods indicated:

	For the three-month period ended March 31,		For the year ended December 31,
	2016	2015	2015	2014	2013
	(in millions of reais)
Net cash provided by (used in) operating activities	(1,091.9)	(109.2)	6,004.1	6,798.1	2,143.4
Net cash used in investing activities	(887.0)	(4,558.3)	(19,375.3)	(4,635.4)	(2,260.2)
Net cash provided by (used in) financing activities	(1,022.3)	3,011.1	15,165.3	3,424.3	3,458.4
Effect of exchange variation on cash and cash equivalents	(555.6)	866.8	2,139.4	310.2	288.5

Variance in cash and cash equivalents, net	(3,556.8)	(789.6)	3,933.6	5,897.3	3,630.1

Cash and cash equivalents at the beginning of the period	18,844.0	14,910.4	14,910.4	9,013.1	5,383.1
Cash and cash equivalents at the end of the period	15,287.2	14,120.8	18,844.0	14,910.4	9,013.1

Operating Activities

Cash flow provided by (used in) operating activities may vary from time to time according to the fluctuation of sales revenues, cost of sales, operating expenses, changes in operating activities, interest paid and received and income tax paid.

Net cash used in operating activities for the three-month period ended March 31, 2015 was R$109.2 million, compared to net cash used in operating activities of R$1,091.9 million for the corresponding period for 2016. The variation in cash flow from operating activities between these periods was primarily due to: (i) our recording net income of R$1,528.1 million for the three-month period ended March 31, 2015, compared to a net loss of R$2,644.6 million in the corresponding period for 2016; which after adjustments, resulted in an income of R$2,781.4 for three-month period ended March 31, 2015, compared to an income of R$2,156.7 million for the corresponding period for 2016; (ii) the cash used in changes in operating activities, which increased from a use of R$1,170.1 million for the three-month period ended March 31, 2015 to a use of R$2,021.9 million for the corresponding period of 2016, primarily due to the use of cash related to the decrease in other current and non-current liabilities, the decrease in trade accounts payables and the increase in biological assets and recoverable taxes, partially offset by the generation of cash related to the decrease in related parties receivable, the decrease in trade accounts receivables and the decrease in other current and non-current assets; (iii) changes in interest paid, which changed from R$821.3 million for the three-month period ended March 31, 2015 to R$784.3 for the corresponding period for 2016; (iv) changes in interest received, which changed from R$229.4 million cash for the three-month period ended March 31, 2015 to R$246.0 for the corresponding period for 2016; and (v) changes in income tax paid, which changed from R$528.6 million for the three-month period ended March 31, 2015 to R$688.6 for the corresponding period for 2016.

Net cash provided by operating activities for the year ended December 31, 2014 was R$6,798.1 million, compared to net cash provided in operating activities of R$6,004.1 million for the corresponding period for 2015. The variation in cash flow from operating activities between these years was primarily due to: (i) our recording net income of R$2,406.4 million for the year ended December 31, 2014 compared to a net income of R$5,128.6 million in the corresponding period for 2015, which after adjustments, resulted in an income of R$10,238.2 for year ended December 31, 2014, compared to an income of R$12,824.2 million for the corresponding period for 2015; (ii) the cash related to changes in operating activities, which changed from a use of R$442.4 million for the year ended December 31, 2014 to a use of R$1,115.7 million for the corresponding period of 2015, primarily due to the use of cash related to the increase in related parties receivables and the increase in biological assets, partially offset by the generation of cash related to the increase in trade account payable, decrease in trade accounts receivable and decrease in inventories; (iii) changes in interest and bank service fees paid, which changed from R$2,635.8 million for the year ended December 31, 2014 to R$4,144.8 for the corresponding period for 2015; (iv) changes in interest received, which changed from R$556.3 million for the year ended December 31, 2014 to R$970.7 cash received for the corresponding period for 2015; and (v) changes in income tax paid, which changed from R$918.1 million for the year ended December 31, 2014 to R$2,530.3 for the corresponding period for 2015.

Net cash provided by operating activities for the year ended December 31, 2013 was R$2,143.4 million, compared to net cash provided in operating activities of R$6,798.1 million for the corresponding period of 2014. The variation in cash flow from operating activities between these years was primarily due to: (i) our recording net income of R$1,118.3 million for the year ended December 31, 2013 compared to a net income of R$2,406.4 million in the corresponding period for 2014, which after adjustments, resulted in an income of R$6,187.0 for year ended December 31, 2013, compared to an income of R$10,238.2 million for the corresponding period for 2014; (ii) the cash related to changes in operating activities, which changed from a use of R$2,441.8 million for the year ended December 31, 2013 to an use of R$442.4 million for the corresponding period for 2014, primarily due to the generation of cash related to the increase in trade accounts payable, decrease in related parties receivables and the decrease in trade accounts receivable, partially offset by the use of cash related to the increase in inventories, the increase in other current and non-current assets and the increase in biological assets;

(iii) changes in interest and bank service fees paid, which changed from R$2,089.5 million for the year ended December 31, 2013 to R$2,635.8 for the corresponding period for 2014; (iv) changes in interest received from R$576.0 million for the year ended December 31, 2013 to R$556.3 for the corresponding period for 2014; and (v) changes in income tax paid, which changed from R$88.3 million for the year ended December 31, 2013 to R$918.1 for the corresponding period for 2014.

Investing Activities

Cash flow provided by (used in) investing activities is primarily related to: (1) our acquisition of subsidiaries minus net cash at the time of acquisition; (2) our acquisition of property, plant and equipment; (3) our acquisition of intangible assets; and (4) our receipt of payment from the sale of property, plant and equipment.

For the three-month periods ended March 31, 2015 and 2016, net cash used in investing activities totaled R$4,558.3 million and R$887.0 million, respectively. For the three-month period ended March 31, 2015, R$719.3 million was cash used in purchase of property, plant and equipment, and R$3,864.6 million was cash used in payments of acquisitions, net of cash acquired, partially offset by R$25.6 million in proceeds from sale of property, plant and equipment. For the three-month period ended March 31, 2016, R$840.1 million was cash used in purchase of property, plant and equipment and R$130.0 million was cash used in payments of acquisitions, partially offset by R$83.1 million in sale of property, plant and equipment.

For the years ended December 31, 2013, 2014 and 2015, net cash used in investing activities totaled R$2,260.2 million, R$4,635.4 million and R$19,375.3 million, respectively. For the year ended December 31, 2013, R$2,454.9 million was cash used in purchase of property, plant and equipment, R$30.9 million was cash used in payments of acquisitions, net of cash acquired, partially offset by R$232.7 million in proceeds from sale of property, plant and equipment. For the year ended December 31, 2014, R$4,087.8 million was cash used in purchase of property, plant and equipment, R$665.1 million was cash used in payment of acquisitions, net of cash acquired, partially offset by R$155.8 million in proceeds from sale of property, plant and equipment. For the year ended December 31, 2015, R$5,637.9 million was cash used in purchase of property, plant and equipment, R$15,472.1 million was cash used in payments of acquisitions, net of cash acquired, partially offset by R$1,271.4 million in proceeds from sale or redemption of investments securities and R$510.0 million in proceeds from sale of property, plant and equipment.

Financing Activities

Cash flow provided by financing activities includes primarily proceeds from new loans and financing and derivatives settled in cash. Cash flow used in financing activities includes primarily principal and interest payments on loans and financing, payments related to derivatives settled in cash, payments for purchase of treasury shares and payments of dividends.

For the three-month periods ended March 31, 2015, net cash provided by financing activities was R$3,011.1 million, compared to net cash used in financing activities of R$1,022.3 million for the corresponding period for 2016. For the three-month period ended March 31, 2015, R$10,695.9 million was cash proceeds from loans and financing and R$4,001.3 million was cash proceeds from derivatives, partially offset primarily by R$10,447.4 million in payments of loans and financing and R$1,235.2 million dividends paid to non-controlling interest. For the three-month period ended March 31, 2016, R$7,047.6 million was cash used in payments of loans and financing, R$3,356.3 million was cash used in payments of derivatives and R$821.1 million in cash used in purchase of treasury shares, partially offset primarily by R$10,203.7 million in cash proceeds from loans and financing.

For the years ended December 31, 2013, 2014 and 2015, net cash provided by financing activities totaled R$3,458.4 million, R$3,424.3 million and R$15,165.3 million, respectively. For the year ended December 31,

2013, R$21,703.2 million was cash proceeds from loans and financing and R$707.4 million was cash proceeds from derivatives, partially offset by R$18,788.5 million in payments of loans and financing and R$170.4 in dividends paid. For the year ended December 31, 2014, R$ 24,655.5 million was cash proceeds from loans and financing and R$1,216.3 million was cash proceeds from derivatives, partially offset by R$22,170.3 million in payments of loans and financing and R$219.9 in dividends paid. For the year ended December 31, 2015, R$46,945.9 million was cash proceeds from loans and financing and R$9,639.3 million was cash proceeds from derivatives, partially offset primarily by R$37,943.4 million in payments of loans and financing, R$1,235.2 in dividends paid to non-controlling interest, R$1,432.7 million in cash used in purchase of treasury shares, R$482.7 in dividends paid and R$345.1 million in shares repurchased by subsidiary.

Indebtedness and Financing Strategy

As of March 31, 2016, our total outstanding indebtedness was R$64,032.6 million, consisting of R$20,834.3 million of current loans and financing and R$43,198.3 million of non-current loans and financing, representing 73.5% of our total liabilities, which totaled R$87,074.6 million as of March 31, 2016. As of December 31, 2015, our total outstanding indebtedness was R$65,882.7 million, consisting of R$20,906.6 million of current loans and financing and R$44,976.1 million of non-current loans and financing, representing 71.3% of our total liabilities, which totaled R$92,451.6 million as of December 31, 2015. As of December 31, 2014, our total outstanding indebtedness was R$40,079.1 million, consisting of R$13,687.0 million of short-term loans and financing and R$26,392.2 million of non-current loans and financing, representing 71.1% of our total liabilities, which totaled R$56,401.2 million as of December 31, 2014. As of December 31, 2013, our total outstanding loans and financing was R$32,761.3 million, excluding related party debt, consisting of R$9,403.9 million of short-term loans and financing and R$23,330.4 million of non-current loans and financing, representing 71.9% of its total liabilities, which totaled R$45,537.0 million as of December 31, 2013.

Our financing strategy has been and will be, over the next several years, to (1) extend the average maturity of our outstanding indebtedness, including by refinancing short-term debt through longer-term borrowings and issuing longer-term debt securities, in order to increase our liquidity levels and improve our strategic, financial and operational flexibility and (2) reduce our financing costs by accessing lower-cost sources of finance, including through the international capital markets and export finance.

Based on the profile of our indebtedness as of March 31, 2016 and our track record, we believe we will continue to be able to raise funds in U.S. dollars, euros and reais to meet our financial obligations. We further believe that our capital expenditures during recent years, in addition to capital expenditures that we intend to make in the near future, will allow us to increase our ability to generate cash, to strengthen our credit ratios and to enhance our capacity to meet our financial obligations. Our short-term loans and financing, including the current portion of our non-current loans and financing, increased from R$13,687.0 million as of December 31, 2014 to R$20,906.6 million as of December 31, 2015, and decreased from R$20,906.6 million to R$20,834.3 million as of March 31, 2016, primarily due to the incurrence of current loans and financing, the increase of the portion maturing of non-current loans and financing classified as current liability and the impact of the exchange rate variation on the current loans and financing.

We maintain lines of credit with various financial institutions to finance working capital requirements, and we believe we will continue to be able to obtain additional credit to finance our working capital needs based on our past track record and current market conditions.

Indebtedness Summary and Maturities

The table below sets forth our consolidated loans and financing as of March 31, 2016:

Type	Average interest rate	As of March 31, 2016
		(in millions of reais)
Foreign currency:
ACC (advances on exchange contracts)	2.99%	9,866.3
Prepayment	4.19%	9,512.1
144A	7.42%	10,082.5
Credit note—import	2.77%	143.7
Credit note—export	8.58%	37.1
FINIMP	3.97%	32.8

Total foreign currency		29,674.5

Local currency:
FINAME	6.80%	314.1
JBS Mortgage	5.80%	8.3
U.S. revolver	2.30%	1,293.3
Term Loan 2018	3.80%	1,484.4
JBS Five Rivers Term Loan due 2019	2.70%	333.0
2020 Notes	8.25%	2,490.0
2021 Notes	7.25%	4,131.1
2024 Notes	5.88%	2,672.0
2025 Notes	5.75%	3,227.2
PPC—U.S. Senior Notes due 2025	5.75%	1,767.4
PPC—Term Loan	1.73%	1,746.5
Marshalltown	2.34%	34.5
Working capital—Brazilian reais	16.56%	956.5
Working capital—U.S. dollars	4.11%	896.3
Working capital—Euros	2.42%	333.0
Working capital—Argentine pesos	37.00%	7.7
Export Credit Note	16.55%	3,445.1
Credit Note—Import	2.70%	328.7
FCO—Middle West Fund	10.21%	5.0
CDC—direct credit to consumers	1.27%	8.6
Finep—financing of studies and projects	7.06%	91.0
ACC (advances on exchange contracts)	3.56%	1.9
Livestock funding	8.52%	655.4
JBS Lux Term Loan 2020	3.80%	1,744.9
CCB—BNDES	8.91%	20.7
Moy Park Notes 2021	6.25%	1,539.6
JBS Lux Term Loan 2022	4.00%	4,209.9
ANZ credit line	3.00%	133.3
Canadian Credit Facility	4.50%	237.8
Canadian term loan due 2018	3.65%	38.8
Canadian bank facility	3.50%	2.6
Andrews Meat Credit Facility	3.30%	32.1
Mexican credit facility	5.00%	77.1
Others	2.00%	90.4

Total local currency		34,358.1

Total		64,032.6

Breakdown:
Current liabilities		20,834.3
Non-current liabilities		43,198.3

Total		64,032.6

The table below sets forth the payment schedule of our consolidated loans and financing, excluding estimated interest payments, in the total amount of R$64,032.6 million, as of March 31, 2016:

	As of March 31, 2016
	(in millions of reais)	(%)
Total current	20,834.3	32.5%

2017	3,108.8	4.9%
2018	4,087.2	6.4%
2019	2,175.1	3.4%
2020	10,028.4	15.7%
2021	5,957.5	9.3%
After 2021	17,841.2	27.9%

Total non-current	43,198.3	67.5%

Total	64,032.6	100.0%

Certain of our indebtedness is secured or guaranteed by the following: (1) receivables and inventories; (2) letters of credit; (3) guarantees by the controlling shareholder; and (4) mortgages and liens on real estate, equipment and other items.

Description of Indebtedness

ABL Revolving Facility

On August 15, 2014, JBS USA Lux S.A. (formerly JBS USA, LLC), or JBS USA, and JBS Australia Pty Limited, or JBS Australia, executed the Third Amended and Restated Revolving Syndicated Facility Agreement, which we refer to as the ABL Revolving Facility. The ABL Revolving Facility has a maximum borrowing availability of US$900.0 million, which is available in three tranches of US$675.0 million, US$150.0 million and US$75.0 million, subject to a borrowing base. The ABL Revolving Facility matures on August 15, 2019. Up to US$250.0 million of the ABL Revolving Facility is available for the issuance of letters of credit. Loans bear interest at applicable LIBOR or the prime rate plus applicable margins that are based on utilization of the ABL Revolving Facility. As of March 31, 2016, there were US$36.9 million of outstanding letters of credit and borrowing availability was US$497.6 million.

Borrowings made by JBS USA under the ABL Revolving Facility are guaranteed by JBS S.A., certain of JBS USA’s intermediate parent companies and certain of its U.S. subsidiaries. In addition, all material subsidiaries of JBS Australia guarantee JBS Australia borrowings. Borrowings under the ABL Revolving Facility are secured by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories of certain of JBS USA’s subsidiaries and a second priority security interest in assets securing the Senior Secured Term Loan.

Senior Secured Term Loan

On May 27, 2011, JBS USA entered into a credit agreement consisting of a term loan of US$475.0 million, which matures on May 27, 2018. Loans under this agreement may be either Alternate Base Rate, or ABR, loans or Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 1.75% with a 1.75% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 2.75% with a 1.0% LIBOR floor.

On September 18, 2013, JBS USA executed an increased facility activation notice, pursuant to which it incurred an incremental term loan, which allowed for a single borrowing in the amount of up to US$500.0 million. This incremental term loan was incurred as an additional tranche of term loans under the Senior Secured

Term Loan and matures on September 18, 2020. Loans under this tranche may be either ABR loans or Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 1.75% with a 1.75% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 2.75% with a 1.0% LIBOR floor. On October 30, 2015, JBS USA executed an increased facility activation notice, pursuant to which it incurred an incremental term loan, which allowed for a single borrowing in the amount of up to US$1.2 billion. This incremental term loan was incurred as an additional tranche of term loans under the Senior Secured Term Loan and matures on October 30, 2022. Loans under this tranche may be either ABR loans of Eurodollar loans at the election of JBS USA. Interest on the ABR loans is based on ABR plus 2.00% with a 2.00% ABR floor or interest on the Eurodollar loans is based on LIBOR plus 3.00% with a 1.00% floor.

All three tranches under the Senior Secured Term Loan are guaranteed by JBS S.A., certain of JBS USA’s intermediate parent companies and certain of its U.S. subsidiaries, and are secured by a perfected first priority security interest in all of JBS USA’s and certain of its subsidiaries’ fixed assets, whether real or personal, tangible or intangible, subject to certain exceptions and 100% of JBS USA’s capital stock and the capital stock of certain of its domestic subsidiaries and a second priority security interest in assets securing the ABL Revolving Facility.

PPC Credit Facility

On February 11, 2015, Pilgrim’s Pride Corporation, or PPC, and certain of its subsidiaries entered into a Second Amended and Restated Credit Agreement, or the PPC Credit Facility. The PPC Credit Facility provides: (1) a revolving credit facility in an aggregate principal amount of US$700.0 million subject to a borrowing base, or the 2020 Revolving Loan; and (2) a term loan commitment of up to US$1.0 billion, or the 2020 Term Loan. The 2020 Revolving Loan commitment under the PPC Credit Facility matures on February 10, 2020. The 2020 Term Loan is payable in quarterly installments equal to 1.25% of the principal outstanding as of closing, with all remaining principal and interest due at maturity on February 10, 2020.

The PPC Credit Facility includes a US$75.0 million sub-limit for swingline loans and a US$125.0 million sub-limit for letters of credit. Outstanding borrowings under the 2020 Revolving Loan and the 2020 Term Loan bear interest at a per annum rate equal to (1) in the case of LIBOR loans, applicable LIBOR plus applicable margins based on PPC’s net senior secured leverage ratio and (2) in the case of alternate base rate loans, applicable prime rate plus applicable margins based on PPC’s net senior secured leverage ratio.

All obligations under the PPC Credit Facility are unconditionally guaranteed by certain of PPC’s subsidiaries and are secured by a first priority lien on (1) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, (2) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, (3) substantially all of the personal property and intangibles of the borrowers and guarantors under the PPC Credit Facility and (4) substantially all of the real estate and fixed assets of PPC and the guarantors under the PPC Credit Facility.

Prepayment

On January 15, 2016, we entered into a US$1.0 billion pre-export financing facility with Bank of China. The Bank of China pre-export financing facility matures on January 21, 2023. As of March 31, 2016, US$800.0 million in principal amount of the loans had been disbursed to us. The remaining US$200.0 million in principal amount may be borrowed by us at any time between July 27, 2016 and August 27, 2016 subject to satisfying (or Bank of China waiving) certain conditions precedent. The outstanding principal amount of the loans are payable in four annual installments equal to 25% of the outstanding principal commencing on the fourth anniversary of the initial borrowing date.

Fixed-Rate Notes

We have 11 outstanding series of fixed-rate debt securities in the international capital markets. All of these securities pay interest semi-annually in arrears. The table below sets forth our outstanding fixed-rate debt securities as of March 31, 2016, the outstanding principal amount of these securities and their maturity dates.

Security	Outstanding Principal Amount		Final Maturity
	(in millions)
JBS S.A. 10.500% senior notes due 2016 (1)	US$	123.5	August 2016
JBS S.A. 10.250% senior notes due 2016 (1)	US$	118.2	October 2016
JBS S.A. 6.250% senior notes due 2023 (2)	US$	775.0	February 2023
JBS S.A. 7.750% senior notes due 2020 (2)	US$	1,000.0	October 2020
JBS S.A. 7.250% senior notes due 2024 (2)	US$	750.0	April 2024
JBS USA 8.250% senior notes due 2020 (3)	US$	700.0	February 2020
JBS USA 7.250% senior notes due 2021 (3)	US$	1,150.0	June 2021
JBS USA 5.875% senior notes due 2024 (3)	US$	750.0	July 2024
JBS USA 5.75% senior notes due 2025 (3)	US$	900.0	June 2025
Moy Park 6.25% senior notes due 2021 (4)		£300.0	May 2021
PPC 5.75% senior notes due 2025 (5)	US$	500.0	March 2025

(1)	These notes were issued or assumed by us and are fully and unconditionally guaranteed by certain of our material subsidiaries and any future significant subsidiary.
(2)	These notes were issued by JBS Investments GmbH and are fully and unconditionally guaranteed by us.
(3)	These notes were issued by JBS USA and JBS USA Finance, Inc. and are fully and unconditionally guaranteed by us, certain of JBS USA’s intermediate parent companies and certain of JBS USA’s U.S. subsidiaries.
(4)	These notes were issued by Moy Park (Bondco) Plc and are fully and unconditionally guaranteed by Moy Park Holdings (Europe) Limited, Moy Park (Newco) Limited, Moy Park Limited, O’Kane Poultry Limited and any future significant subsidiary.
(5)	These notes were issued by PPC and are guaranteed by Pilgrim’s Pride Corporation of West Virginia, Inc.

Capital Expenditures

We make capital expenditures primarily towards acquisitions, strategic investments and equipment purchases and maintenance, expansions and modernization of our facilities.

Our capital expenditures for the three-month period ended March 31, 2016 totaled R$970.1 million, as follows: R$840.1 million in purchase of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and R$130.0 million related to the payment of the first installment of the earn-out arrangement regarding the Moy Park acquisition. The total amount of the earn-out is R$430.0 million and is payable in installments on March 31, 2016, June 30, 2016 and September 30, 2016 and is based on whether a quarterly EBITDA margin target (EBITDA/net revenue) is met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016. Our capital expenditures for the three-month period ended March 31, 2015 totaled R$4,583.9 million, as follows: R$719.3 million in purchases of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and R$3,869.6 million in acquisitions, net of cash acquired, including the Primo Acquisition.

Our capital expenditures for year ended December 31, 2015 totaled R$21,110.0 million, as follows: R$5,637.9 million in purchases of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and R$15,472.1 million related to acquisitions, net of cash acquired, including Primo, Moy Park, Cargill and Tyson Mexico Acquisitions.

Our capital expenditures for year ended December 31, 2014 totaled R$4,752.8 million, as follows: R$4,087.8 million in purchases of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and R$665.1 million related to acquisitions, net of cash acquired, primarily to expand our chicken, pork and processed food business in Brazil, including Tyson Brazil Acquisition.

Our capital expenditures for year ended December 31, 2013 totaled R$2,485.8 million, as follows: R$2,454.9 million in purchases of property, plant and equipment in connection to investments in facility maintenance, expansions and modernization; and R$30.9 million related to acquisitions, net of cash acquired.

The source of cash for our capital expenditures generally tends to be our own cash flows.

Off-Balance Sheet Arrangements

As of March 31, 2016, we did not have any significant off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of SEC Regulation S-K other than our guarantee of J&F Oklahoma’s US$1.4 billion secured revolving credit facility. For more information about this facility, see “Related Party Transactions—Agreements with J&F Oklahoma—Guarantee of J&F Oklahoma Secured Revolving Credit Facility.”

Contractual Obligations

The following table summarizes our significant loans and financing, payables related to facilities acquisitions, finance lease obligations and operating lease obligations as of December 31, 2015 that have an impact on our liquidity.

Contractual obligations	2016	2017	2018	2019	2020	2021 and after	Total
	(in millions of reais)
Loans and financing (1)	20,906.6	4,308.6	4,275.2	856.8	10,578.6	24,957.0	65,882.8
Estimated interest on loans and financing (2)	3,367.4	2,665.5	2,340.9	2,190.0	1,951.1	3,884.9	16,359.9
Other financial liabilities (3)	901.9	119.9	68.8	20.3	13.3	11.6	1,135.8
Finance lease obligations (4)	55.0	37.7	29.6	16.6	8.3	48.8	195.9
Operating lease obligations (4)	372.4	335.2	277.9	200.8	140.5	328.3	1,655.2
Purchase obligations (5)	22,598.4	15,148.0	13,573.0	12,833.1	7,065.9	14,201.4	85,419.8

Total	48,201.6	22,615.0	20,565.4	16,117.6	19,757.7	43,392.0	170,649.4

(1)	Includes accrued and unpaid interest as of December 31, 2015.
(2)	Includes interest on all outstanding debt. Payments are estimated for variable rate and variable term debt based on effective interest rates at December 31, 2015, and expected payment dates.
(3)	Includes contingent consideration related to the purchase of Moy Park and seller-financed payables on the purchase of assets.
(4)	The amounts for finance lease obligations and operating lease obligations consist of the future minimum payments of non-cancellable obligations with terms exceeding one year.
(5)	Includes agreements to purchase goods or services that are enforceable and legally binding and that specify all significant terms, including fixed or minimum quantities to be purchased; fixed minimum or variable price provisions; and the approximate timing. The purchase obligations amounts include items such as future purchase commitments for livestock, grains, energy contracts and fixed grower fees. Amounts exclude future purchase commitments for contracts that are authorized, cancelable or contain termination clauses without penalty.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to various market risks arising from our normal business activities. These market risks, which are beyond our control, involve primarily the possibility that changes in interest rates, exchange rates, commodity prices and inflation will adversely affect the value of our financial assets and liabilities or future cash flows and earnings. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign exchange rates.

Our risk management strategy is designed to mitigate the financial impact derived from our exposure to market risks, and accordingly, we have used and may continue to use interest rate, exchange rates and commodity derivative instruments, cash and receivables. Our hedging activities are governed by a financial risk management department, which follows corporate governance standards and guidelines for our company that are established by our risk management committee and approved by our board of directors.

See note 29 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Interest Rate Risk

As of December 31, 2015 23.3% of our loans and financing, in the amount of R$15,362.4 million, was subject to interest rate fluctuations.

Interest rate risk is related to potentially adverse results that we may incur from interest rate fluctuations, which may be caused by economic crisis, sovereign monetary policy alterations or market movements. We have assets and mostly liabilities exposed to floating interest rates, such as the Brazilian CDI rate, the Brazilian TJLP rate, the BNDES basket of currencies rate (Unidade Monetária BNDES), or UMBNDES, LIBOR and EURIBOR, among others. Our financial risk management policy does not establish a proportion of our liabilities between floating interest rates and fixed interest rates but our risk management department monitors market conditions and may propose to our risk management committee strategies to rebalance the exposure.

The table below summarizes our indebtedness and cash and cash equivalents bearing interest at floating rates as of December 31, 2015:

As of December 31, 2015
(in millions of reais)
Net liabilities and assets exposure to the Brazilian CDI rate:
NCE / Compror / Others	(5,067.3)
CDB-DI	1,976.8
Investment funds and national treasury bill	3,428.7

Subtotal	338.2

Liabilities exposure to the LIBOR/EURIBOR rate:
Working capital—Euros	(99.8)
Working capital—U.S. dollars	(208.8)
Pre-payment	(9,633.7)
Others	(4.7)

Subtotal	(9,947.0)

Liabilities exposure to the Brazilian TJLP rate:
FINAME / FINEM	(306.5)
CDC	0.0

Subtotal	(306.5)

Liabilities exposure to UMBNDES:
CCB—BNDES	(41.6)

Subtotal	(41.6)

Total	(9,956.8)

The table below sets forth our risk sensitivity analysis to variations in interest rates. Scenario I (probable) considers the applicable interest rates as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to interest rates, as of the same date:

			Effect on income
Interest rate exposure	Risk	Current scenario	Scenario I VaR 99% horizon 1 day		Scenario II Interest rate variation—25%		Scenario II Interest rate variation—50%
			Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
				(in millions of reais)		(in millions of reais)		(in millions of reais)
Brazilian CDI	Decrease	14.1400%	14.0416%	(0.3)	10.6050%	(12.0)	7.0700%	(23.9)
Euribor	Increase	0.0060%	0.0600%	—	0.0750%	—	0.0900%	—
Libor	Increase	1.780%	1.1783%	—	1.4725%	(29.0)	1.7670%	(58.0)
Brazilian TJLP	Increase	7.0000%	7.0023%	—	8.7500%	(5.4)	10.5000%	(10.7)
UMBNDES	Increase	0.0762	0.0784	(1.2)	0.0952	(10.4)	0.1143	(20.8)

				(1.6)		(56.7)		(113.5)

Exchange Rate Risk

As of December 31, 2015, 45.9% of our indebtedness loans and financing were denominated in foreign currency. Accordingly, we are exposed to foreign currency exchange rate risk. Therefore, any depreciation of the real against the U.S. dollar may significantly increase our finance expense and our current and non-current loans and financing denominated in reais. Conversely, any appreciation of the real against the U.S. dollar may significantly reduce our finance expense and our current and non-current loans and financing denominated in reais. In addition, because we operate in a number of foreign countries to support our operations and investments, we are exposed to market risks from changes in foreign exchange rates and interest rates.

Our risk management department applies hedging instruments approved by our board of directors to protect financial assets and liabilities, potential future cash flow from commercial activities and net investments in foreign operations, such as future contracts, non-deliverable forwards, or NDFs, options and swaps, which may be used to hedge loans, investments, flows from interest payments, exports estimate, acquisition of raw material, and other cash flows, whenever they are quoted in currencies different than our functional currency. Our counterparties are financial institutions.

In accordance with our financial risk management policy, in April 2016, our risk management committee decided to unwind most of our currency derivatives that were in place at March 31, 2016, effectively reducing our currency derivatives exposure to close to zero.

The table below sets forth information about our significant exchange rate-sensitive instruments in U.S. dollars:

Exposure in US$	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	3,589.3
Trade accounts receivable	3,107.2
Sales orders	2,650.2
Trade accounts payable	(223.9)
Purchase orders	(469.6)

Subtotal	8,653.2

Financial:
Related-party transactions, net	666.7
Net debt in subsidiaries	(23,325.7)
Loans and financing	(29,668.9)

Subtotal	(52,327.8)

Total exposure	(43,674.7)

Derivatives:
Future contracts	23,557.9
NDFs (1)	23,668.2
Swap (assets)	1,601.9
Swap (liabilities)	(1,180.2)

Total of derivatives	47,647.8

Net exposure	3,973.1

(1)	NDFs and swaps are net cash settled at maturity. Swaps may have amortizations and interest payment schedules during the period.

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in U.S. dollar risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/US$)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		(205.9)		(1,865.0)		(3,730.0)
Financial	Appreciation of the R$		800.7		7,250.5		14,501.1
Hedge derivatives	Appreciation of the R$		(1,325.8)		(12,005.8)		(24,011.5)

			(731.1)		(6,620.2)		(13,240.4)

Assumption	Exchange rate (R$/US$)	R$	3.7970	R$	2.9286	R$	1.9524

The table below sets forth information about our significant exchange rate-sensitive instruments in Canadian dollars (C$):

Exposure in C$	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	14.5
Trade accounts receivable	32.1
Trade accounts payable	(0.6)

Total exposure	46.1

Derivatives:
Future contracts	(5.1)
NDFs	(54.1)

Total of derivatives	(59.1)

Net exposure	(13.1)

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Canadian dollar risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/C$)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		1.3		11.5		23.0
Hedge derivatives	Depreciation of the R$		(1.6)		(14.8)		(29.6)

			(0.4)		(3.3)		(6.5)

Assumption	Exchange rate (R$/C$)	R$	2.8951	R$	3.5214	R$	4.2257

The table below sets forth information about our significant exchange rate-sensitive instruments in euros (€):

Exposure in €	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	56.5
Trade accounts receivable	412.3
Sales orders	345.5
Trade accounts payable	(138.7)
Purchase orders	(20.4)

Subtotal	655.1

Financial:
Related-party transactions, net	333.6

Subtotal	333.6

Total exposure	988.7

Derivatives:
Future contracts	(660.9)
NDFs	50.3

Total of derivatives	(610.7)

Net exposure	378.0

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Euro risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/€)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		(20.2)		(163.8)		(327.5)
Financial	Appreciation of the R$		(10.3)		(83.4)		(166.8)
Hedge derivatives	Depreciation of the R$		18.8		152.7		305.3

			(11.7)		(94.5)		(189.0)

Assumption	Exchange rate (R$/€)	R$	4.1194	R$	3.1878	R$	2.1252

The table below sets forth information about our significant exchange rate-sensitive instruments in British pounds (£):

Exposure in £	As of December 31, 2015
(in millions of reais)
Operating:
Trade accounts receivable	76.0
Sales orders	4.8

Total exposure	80.8

Derivatives:
Future contracts	(38.5)
NDFs	(50.0)

Total of derivatives	(88.5)

Net exposure	(7.7)

The table below sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in British Pound risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/£)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		2.3		20.2		40.4
Hedge derivatives	Depreciation of the R$		(2.5)		(22.1)		(44.3)

			(0.2)		(1.9)		(3.9)

Assumption	Exchange rate (R$/£)	R$	5.9515	R$	7.2351	R$	8.6822

The table below sets forth information about our significant exchange rate-sensitive instruments in Japanese Yen (¥):

Exposure in ¥	As of December 31, 2015
(in millions of reais)
Operating:
Cash and cash equivalents	5.7
Trade accounts receivable	23.5
Sales orders	1.4

Total exposure	30.5

Derivatives:
NDFs	(85.2)

Total of derivatives	(85.2)

Net exposure	(54.8)

The following table sets forth our risk sensitivity analysis, relying on the fair value of the derivatives in Japanese Yen risk. Scenario I (probable) considers the fair value as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the closing prices used in the measurement of assets and liabilities, as of the same date:

		Effect on income
Exchange rate risk (R$/¥)	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except exchange rates)
Operating	Appreciation of the R$		1.0		7.6		15.2
Hedge derivatives	Depreciation of the R$		(2.9)		(21.3)		(42.6)

			(1.9)		(13.7)		(27.4)

Assumption	Exchange rate (R$/¥)	R$	0.0335	R$	0.0405	R$	0.0486

Commodity Risk

Our global operations expose us to fluctuations in the availability and prices of feeder cattle, live cattle, lean hogs, corn, soybean complex and energy, especially in the United States, Australia and Brazil. Commodity markets are characterized by volatility arising from external factors such as climate, supply levels, transportation costs, agricultural policies and storage costs, among others. Our financial risk management department is responsible for mapping our exposures to commodity prices and proposing strategies to our risk management committee in order to mitigate such exposures. We enter into various types of derivative contracts, primarily commodity exchange-traded futures and forwards, mainly in order to manage our exposure to adverse changes in the price per pound of cattle and corn and soybean, and to maintain future supply of these materials. Generally, we purchase derivatives in an attempt to mitigate price risk related to its anticipated consumption of commodity inputs for periods of up to 12 months. We use exchange-traded futures and options to hedge livestock commodities. We may enter into longer-term derivatives on particular commodities if deemed appropriate.

The table below sets forth information about our exposure to variations in the price of cattle:

As of December 31, 2015
(in millions of reais)
Operating:
Firm contracts of cattle purchase	48.1

Total exposure	48.1

The table below sets forth our individual risk sensitivity analysis to variations in the price of cattle. Scenario I (probable) considers the current price of cattle as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the price of cattle, as of the same date:

		Effect on income
Cattle price risk	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except the price of cattle)
Operating	Cattle depreciation		(0.6)		(12.1)		(24.0)
Hedge derivatives	Cattle appreciation		0.2		3.0		6.0

			(0.5)		9.0		(18.1)

Assumption	Price of cattle	R$	150.62	R$	114.47	R$	76.32

The table below sets forth information about our exposure to variations in the price of corn in Brazil:

As of December 31, 2015
(in millions of reais)
Operating:
Purchase orders	469.6

Total exposure	469.6

The table below sets forth our risk sensitivity analysis to variations in the price of corn in Brazil. Scenario I (probable) considers the current price of corn as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to the price of corn, as of the same date:

		Effect on income
Corn price risk	Risk	Scenario I VaR 99% horizon 1 day		Scenario II R$ Depreciation—25%		Scenario II R$ Depreciation—50%
		(in millions of reais, except the price of corn)
Operating	Corn price depreciation		(16.6)		(117.4)		(234.8)

			(16.6)		(117.4)		(234.8)

Assumption	Price of corn	R$	346.08	R$	269.06	R$	179.38

The table below sets forth information about our exposure to variations in commodity prices in the United States:

As of December 31, 2015
(in millions of reais)
Operating:
Forwards, commodities	5,294.3
Derivatives:
Future and option commodity contracts	9,692.2

Total exposure	14,986.5

The table below sets forth our risk sensitivity analysis to variations in commodity prices in the United States. Scenario I (probable) considers the price of cattle as of December 31, 2015 by applying the VaR for a confidence interval of 99% and a horizon of one day, and scenarios II and III (possible and remote) consider the variation of the applicable risk variable of 25% and 50%, respectively, in relation to commodity prices, as of the same date:

		Effect on income
Commodity price risk	Risk	Scenario I VaR 99% horizon 1 day	Scenario II R$ Depreciation—25%	Scenario II R$ Depreciation—50%
		(in millions of reais, except percentages)
Operating	Commodity price depreciation	(56.1)	(1,323.6)	(2,647.1)
Hedge derivatives	Commodity price depreciation	(102.7)	(2,423.0)	(4,846.1)

		(158.9)	(3,746.6)	(7,493.2)

Assumption	Commodity price variation	(1.06)%	(25.00%)	(50.00%)

BUSINESS

Overview of JBS Foods International

We are one of the world’s largest food companies and the world’s largest protein company in terms of revenue. Our consolidated net revenue for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014 was R$43,911.9 million (US$12,338.3 million), R$162,914.5 million (US$45,775.4 million) and R$120,469.7 million (US$33,849.3 million). Through strategic acquisitions in new geographies, primarily in the United States, Australia, Brazil and Europe, we have created a diversified global platform that allows us to prepare, package and deliver fresh, processed and value-added beef, poultry, pork, lamb and sheep products and animal by-products from our facilities located around the world. In 2015, we sold our products in approximately 190 countries on five continents, and for the three-month period ended March 31, 2016 and the years ended December 31, 2015 and 2014, we generated 85.1%, 84.2% and 80.7%, respectively, of our consolidated gross revenue from sales outside of Brazil. Our protein products are recognized through our well-known brands, including “Swift,” “Swift Premium,” “1855,” “Pilgrim’s Pride,” “Pierce,” “Gold Kist Farms” and “Del Dia” in North America, “Friboi,” “Seara,” “Maturatta” and “Cabaña Las Lilas” in South America, “Primo” and “Beehive” in Australia and New Zealand and “Moy Park” and “O’Kane” in Europe.

We believe that, as of March 31, 2016, we were one of the largest:

•	beef producers and exporters in the world in terms of capacity, with operations in the United States, Brazil, Argentina, Paraguay, Uruguay, Australia and Canada and a total daily slaughtering capacity of approximately 82,400 head of cattle;

•	poultry producers in the world in terms of capacity, with operations in the United States, Mexico, Puerto Rico, Brazil and the United Kingdom and a total daily slaughtering capacity of approximately 13.8 million chickens;

•	pork producers in the United States and Brazil in terms of capacity, with total daily slaughtering capacities of approximately 89,700 hogs and 20,800 hogs, respectively. We also operate one pork facility in Australia with a daily slaughtering capacity of approximately 4,000 hogs;

•	lamb and sheep producers and exporters in the world in terms of capacity, with operations in Australia and a total daily slaughtering capacity of approximately 23,100 lambs; and

•	leather tanners in the world in terms of capacity, with operations in Brazil, the United States, Australia, Argentina, Mexico, China, Uruguay, Italy, Germany and Vietnam and a total daily production capacity of approximately 95,000 hides.

We also believe that we are a significant producer of further processed and value-added meat products in the world, with a total monthly production capacity of approximately 204,100 tons as of March 31, 2016.

Our fresh products include fresh and frozen cuts of beef, pork, lamb and sheep, whole chickens and chicken parts. Our processed and value-added meat products include products that are cut, ground and packaged in a customized manner for specific orders and include frozen, cooked, canned, seasoned, marinated and consumer-ready products. In addition, we produce and sell animal by-products that are derived from our beef processing operations, such as hides, to customers in the shoe, clothing and automobile industries, among others. In Brazil, we also produce and sell personal hygiene and cleaning products, collagen, biodiesel fuel and metal cans.

We sell our products primarily to retailers (such as supermarkets, club stores and other retail distributors) and foodservice companies (such as restaurants, hotels, foodservice distributors and additional processors) in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. As of March 31, 2016, we had more than 350,000 active customers in our database, including retailers and wholesalers.

History and Development

Overview

We were founded in 1953 by José Batista Sobrinho, who began operating a small slaughterhouse in the City of Anápolis, in the State of Goiás, Brazil, with a daily slaughtering capacity of five head of cattle. Our predecessor was incorporated on December 10, 1998 and began operations under the name Friboi Ltda. in 1999, and in 2006 changed its name to JBS S.A.

From 1970 to 2001, we significantly expanded the scale of our operations in the Brazilian beef industry, primarily through the acquisition of slaughterhouses and beef processing facilities, as well as through capital expenditures to increase the production capacity of our existing facilities. During this period, our daily slaughtering capacity increased to 5,800 head of cattle.

In 2005, we started our international expansion by acquiring Swift-Armour Argentina S.A, the largest beef producer and exporter in Argentina.

In 2007, JBS S.A. completed its initial public offering in Brazil, with the sale of 150,000,000 common shares for total net proceeds of R$1,152.0 million. In 2010, JBS S.A. completed a follow-on equity offering of 200,000,000 common shares for total net proceeds of R$1,562.5 million.

In 2007, we acquired the U.S. meat packer Swift & Company for approximately US$1.5 billion. This acquisition represented our first major expansion into the United States.

In 2009, we acquired 64% of the total capital stock of PPC, one of the largest chicken processors in the United States, with operations in Mexico and Puerto Rico. As the result of subsequent purchases, as of March 31, 2016, we owned 76.7% of PPC’s total capital stock. We financed the 2009 acquisition of PPC stock through an issuance of JBS S.A. convertible debentures for total proceeds of approximately US$2.0 billion. BNDESPar purchased substantially all of these convertible debentures, which were cancelled in May 2011 following another capital raise, whereby BNDESPar acquired 584,417,512 JBS S.A. common shares, corresponding to 19.85% of JBS S.A.’s total capital stock at the time. In August 2013, BNDESPar acquired an additional 92,332,530 JBS S.A. common shares as a result of the liquidation of PROT—Fundo de Investimentos em Participações, an investment fund in which BNDESPar had an ownership interest and that held 102,773,401 JBS S.A. shares. As of March 31, 2016, BNDESPar owned 21.36% of JBS S.A.’s total capital stock. For more information about JBS S.A.’s principal shareholders, see “Principal Shareholders.”

In 2009, J&F Participações S.A. (currently J&F Investimentos S.A.) and ZMF Fundo de Investimentos em Participações, or ZMF, our former direct controlling shareholders, entered into an association agreement with the controlling shareholders of Bertin S.A., or Bertin, a Brazilian company that was one of the largest exporters of beef and other cattle by-products in Latin America. Pursuant to the association process, our controlling shareholders and the controlling shareholders of Bertin agreed to contribute all of their shares of JBS S.A. and Bertin, respectively, in exchange for shares of FB. The Bertin merger was consummated on December 31, 2009.

From 2012 to 2015, we completed a series of lease agreements and acquisitions that increased our production capacity of: (1) chicken and pork products in Brazil; (2) beef products in Brazil, Canada and the United States; (3) processed food products in Brazil and Australia; (4) chicken products in Mexico; and (5) leather products.

Below is a brief summary of certain other material corporate transactions that we have entered into since 2013.

Seara and Zenda Acquisitions

On June 30, 2013 and September 30, 2013, we concluded our acquisitions of Marfrig’s Uruguay-based leather business and “Seara Brasil” business unit, respectively. In consideration for the Seara Acquisition and the

Zenda Acquisition, we assumed an aggregate R$5.85 billion of Marfrig’s debt. In addition to increasing our presence in the poultry and pork sectors in Brazil, the Seara Acquisition represented our first major expansion into the processed food products sector.

Acquisition of Tyson Foods Assets

On December 1, 2014 and June 29, 2015, we concluded our acquisitions of the Brazilian and Mexican poultry assets, respectively, of Tyson Foods, Inc., or Tyson Foods, for an aggregate purchase price of approximately US$575.0 million (US$400.0 million for the Mexican assets and US$175.0 for the Brazilian assets).

Primo Acquisition

On March 30, 2015, we concluded our acquisition of 100% of the total capital stock of Australian Consolidated Food Holdings Pty Limited, also known as “Primo,” for a purchase price of approximately US$1.2 billion, paid in cash on a debt free basis. Primo is one of the leading manufacturers in Australia and New Zealand of processed lamb, sheep and pork products, including bacon, ham, salami, continentals and cooked sausages, as well as fresh beef and pork. Primo also operates a retail business in Australia and New Zealand, with retail butcher stores that sell a selection of fresh beef, pork, lamb, chicken, deli items and lamb and sheep products, including “Primo” brand, as well as third-party products.

Moy Park Acquisition

On September 28, 2015, we concluded our acquisition of 100% of the total capital stock of Moy Park Holdings Europe Ltd., owner of the companies that comprised Marfrig’s U.K.-based “Moy Park” business, for a purchase price of approximately US$1.5 billion, composed of a cash payment of US$1.2 billion and the assumption of US$293.0 million of debt. As a result of the Moy Park Acquisition, we expanded our operations in Europe, including our portfolio of processed and high value-added products.

Cargill Acquisition

On October 30, 2015, we concluded our acquisition of Cargill Meat Solutions Corporation’s U.S. pork business, for an aggregate purchase price of approximately US$1.4 billion, which was funded with cash on hand and long-term debt financing (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Description of Indebtedness—Senior Secured Term Loan”). As a result of the Cargill Acquisition, we further strengthened our strategic position in the U.S. pork market by acquiring two processing plants and expanding into hog production, with five feed mills and four hog farms.

Description of Business Segments

Overview

We report in four business segments, as follows:

•	Beef. Our Beef segment includes primarily our: (1) global fresh and processed beef business, with processing plants in Brazil, Argentina, Uruguay, Paraguay, the United States, Canada and Australia; and (2) fresh and processed lamb, sheep and pork businesses in Australia and New Zealand.

•	Pork. Our Pork segment includes primarily our global fresh pork business, with processing plants in Brazil and the United States and our processed pork business in the United States.

•	Chicken. Our Chicken segment includes primarily our global fresh poultry business, with processing plants in Brazil, the United States, Mexico, Puerto Rico and the United Kingdom and our processed chicken business in the United States, Mexico and Puerto Rico.

•	Other. Our Other segment includes primarily our: (1) processed chicken business, with processing plants in Brazil and the United Kingdom; (2) processed pork business in Brazil; (3) prepared food business, with processing plants in Brazil, the United Kingdom, Ireland, France and the Netherlands; (4) leather business, with processing plants in Brazil, Argentina, Mexico, China, Uruguay, Italy, Germany and Vietnam; and (5) collagen, biodiesel fuel, hygiene and cleaning products, metal packaging, carriers, waste management, casings and trading businesses in Brazil.

Products and Services

We generate the majority of our revenue in each segment from product sales. We sell our products domestically in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales. For example, a product sold in the United States would be classified as a domestic sale if produced in one of our plants in the United States or an export sale if produced in another country.

Our range of fresh products includes: fresh and frozen beef, lamb and sheep products (including traditional cuts, prime cuts and offal); fresh and frozen pork products (including pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal); and refrigerated and frozen chicken products (including whole and cut-up chickens, bone-in chicken parts and prepackaged case-ready chickens).

Our range of processed products includes: processed and value-added beef, lamb and sheep products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages); processed and value-added pork products (including ham, trimmings, bacon, sausage and deli and lunch meats); and prepared, processed and value-added chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts).

In addition, we sell prepared food products (including ready-to-eat meals, frozen pizza and lasagna) and animal by-products (including leather products, metal packaging (cans), collagen, biodiesel fuel and hygiene and cleaning products).

We also generate revenue from the services we provide, including cattle “hotelling” in the United States, Canada and Australia, hog farming in the United States and carrier, waste management and raw materials trading services in Brazil. Cattle “hotelling” operations involve the custom housing and feeding of cattle that are owned by third parties in return for fees. While the feedlot operator generally sells the cattle on behalf of the owner (deducting the fees from the sale proceeds), the ultimate risk of the cattle going unsold is borne by the cattle’s owner, not the feedlot.

The following table sets forth the percentages of our consolidated net revenue derived from each segment for the periods indicated:

	For the three-month period ended March 31,		For the year ended December 31,
	2016	2015	2015	2014	2013
Beef segment	55.9%	61.9%	61.2%	61.7%	65.0%
Pork segment	11.7%	7.2%	7.9%	8.7%	8.5%
Chicken segment	26.1%	24.6%	24.7%	23.1%	22.6%
Others segment	6.3%	6.3%	6.2%	6.5%	3.8%

Total	100.0%	100.0%	100.0%	100.0%	100.0%

Beef Segment

South America

Products, Sales and Marketing

Our beef products consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our Brazilian beef products to:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

In Brazil, we market our beef products through local sales teams and agents and distribute our products both directly from our facilities and through our 33 distribution centers in the States of São Paulo, Minas Gerais, Paraná, Rio Grande do Sul, Santa Catarina, Amazonas, Rio de Janeiro, Bahia, Pernambuco, Ceará, Maranhão, Mato Grosso, Mato Grosso do Sul, Goiás, Pará and Rondônia. We deliver our products using our own vehicles and through outsourced transportation companies. We market products under several brand names, including “Swift” and “Friboi.”

We also market our beef products outside South America. For example, JBS Trading USA, Inc. and its subsidiaries, which are located in the United States, sell our Brazilian processed beef products in the North American market, and two of our subsidiaries in England and Belgium market our beef products for sale and distribution in Europe, Asia and Africa.

Raw Materials

The primary raw material for our beef processing operations is live cattle. We seek to purchase cattle from ranchers in Brazil generally located within 500 kilometers of one or more of our beef processing plants. The close proximity of our cattle suppliers to our beef processing facilities results in reduced transportation costs and reduces the risk of weight loss and bruising of cattle during transportation.

We employ experienced cattle buyers who purchase cattle in the principal cattle raising areas in Brazil. Our buyers are trained to select high quality, disease-free animals, and we constantly monitor their performance. We purchase cattle only from select registered producers, based on rigorous animal selection guidelines. Our cattle suppliers are required to document the quality of their operations and verify that their use of antibiotics and agricultural chemicals complies with industry standards. All cattle that we purchase in Brazil are inspected by officials from the Brazilian Federal Inspection Service of the Ministry of Agriculture (Serviço de Inspeção Federal do Ministério da Agricultura), or SIF. We may also enter into livestock purchase agreements with our cattle suppliers.

Cattle supply and prices are affected by several factors, such as climate, access to capital by cattle raisers and harvest period. The majority of the cattle slaughtered in Brazil is grass-fed and its seasonality depends on the availability of grass. During the inter-crop season, between June and November, the lack of grass consequently reduces the availability of animals to be slaughtered. On the other hand, during the harvest, between December and May, the availability of animals increases.

Facilities

We own and operate 40 beef processing plants in Brazil located in the States of Acre, Bahia, Goiás, Maranhão, Mato Grosso, Mato Grosso do Sul, Minas Gerais, Pará, Rondônia, São Paulo and Tocantins, two processing plants in Paraguay, one processing plant in Argentina and one processing plant in Uruguay. We have the capacity to process approximately 40,490 head of cattle daily in South America. For more information about our beef operating facilities in South America, see “Properties—Operating Facilities.” We also own three cattle feedlots in Brazil.

United States and Canada

Products, Sales and Marketing

Our beef products consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We market products under several brand names, including “Swift,” “Swift Premium,” “Swift Angus Select,” “Swift Premium Black Angus,” “Aspen Ridge,” “Miller Blue Ribbon Beef,” “5 Star Beef,” “Cedar River Farms” and “Grass Run Farms.” Our hallmark brand, “Swift,” was founded in 1855. We believe that our brands, marketed primarily at the wholesale level, provide a platform for further growth and expansion of our value added and premium program product lines.

We sell our United States and Canadian beef products to:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	further processors who use our beef products as a food ingredient for prepared meals, raw materials for hamburger and by-products for pharmaceutical and leather production;

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and Hong Kong, as well as emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

In addition, we sell beef by-products to the variety meat, feed processing, fertilizer and pet food industries.

Our largest distribution channel is retail. We intend to focus on increasing our direct sales to retail and further processing customers and to international distribution channels, which we believe are likely to provide higher margin opportunities over time.

We also provide cattle “hotelling” services in the United States and Canada. We own 11 cattle feedlots in the United States with a one-time feeding capacity of more than 900,000 cattle, located in Colorado, Idaho, Kansas, Oklahoma, Arizona and Texas, and one feedlot in Canada. In the United States and Canada, we have entered into “hotelling” agreements with affiliates of J&F. For more information, see “Related Party Transactions—Agreements with J&F Oklahoma—Cattle Supply and Feeding Agreement and Cattle Supply and Feeding Incentive Program Agreement” and “—Agreements with J&F Ranch Canada—Cattle Supply and Feeding Agreement.”

Raw Materials

The primary raw material for our United States and Canadian beef processing facilities is live cattle. We do not own cattle on feed, and we generally purchase cattle in the spot market or pursuant to market-priced supply arrangements from feedlot operators and typically hold cattle for less than one day before processing. After processing, we sell the finished beef product at spot prices. Because we generally buy cattle at market prices and sell the finished beef product at market prices with just a short time between the purchase and sale, we are not exposed to changing market prices over as great a span of time as vertically integrated processors. As such, we are primarily a “spread” operator, and our operating profit is largely determined by plant operating efficiency and not by fluctuations in prices of cattle and beef.

Although we have in excess of 3,000 cattle suppliers, we also purchase a significant portion of our livestock cattle from affiliates of J&F. For more information, see “Related Party Transactions—Agreements with J&F Oklahoma—Cattle Purchase and Sale Agreement” and “—Agreements with J&F Ranch Canada—Cattle Purchase and Sale Agreement.”

Facilities

In the United States, we conduct our operations through nine beef processing plants and 11 feedlots. In Canada, we operate one beef processing facility and one feedlot. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We have the ability to process approximately 27,455 head of cattle daily in the United States and approximately 4,200 head of cattle daily in Canada. For more information about our beef processing facilities in the United States, see “Properties—Operating Facilities.”

We also own and operate three value-added facilities that are reported in both our Beef and Pork segments and produce consumer-ready beef and pork products for certain customers. We also operate one leather production facility in the United States.

Australia and New Zealand

Products, Sales and Marketing

Our beef products consist of fresh beef (including fresh and frozen chuck cuts, rib cuts, loin cuts, round cuts, thin meats, ground beef, offal and other products) and processed and value-added beef products (including frozen cooked and pre-cooked beef, corned cooked beef, beef cubes and consumer-ready products, such as hamburgers and sausages). We also operate lamb, sheep and pork processing facilities in Australia and New Zealand. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

The majority of our beef products are derived from grass-fed cattle. However, we also sell beef products derived from grain-fed cattle, which provide higher quality meat and command a premium price, primarily to Japan.

We also provide cattle “hotelling” services in Australia. We operate five feedlots that provide custom feeds for other producers on an opportunistic basis, with a one-time feeding capacity of more than 146,000 cattle. We have entered into a “hotelling” agreement with an affiliate of J&F in Australia. For more information, see “Related Party Transactions—Agreements with J&F Australia—Shared Services and Feeding Agreement.”

Raw Materials

The primary raw materials of our Australian and New Zealand processing facilities are live cattle, lamb, sheep and pork. Our Australian cattle procurement function is focused on efficiently sourcing both grass-fed cattle and feeder cattle for our grain-fed business. Grass-fed cattle are primarily sourced from third party suppliers with specific weight and grade characteristics. This process helps ensure that the cattle we source meet our future order requirements. The majority of our grain-fed cattle are sourced from our own feedlot operations.

We also purchase cattle from an affiliate of J&F. For more information, see “Related Party Transactions—Agreements with J&F Australia—Cattle Purchase and Sale Agreement.”

Facilities

In Australia, we own and operate six beef processing plants, including the largest and what we believe to be the most technologically advanced facility in Australia, three combined beef, lamb and sheep processing plants, two lamb and sheep processing plants and one pork processing plant. We have the ability to process approximately 10,153 head of cattle and 23,100 lamb and sheep daily in Australia. We also own and operate one pork processing plant in Australia with the capacity to process 4,000 hogs daily. For more information about our beef, lamb and sheep and pork operating facilities in Australia and New Zealand, see “Properties—Operating Facilities.”

We also operate five feedlots that provide grain-fed cattle exclusively for our processing operations in Australia. On average, cattle remain in their feedlots for approximately 140 days before they are transferred to our processing operations. We also operate seven value-added facilities and 32 retail locations in Australia. In New Zealand, we operate one value-add facility. Our facilities are strategically located to access raw materials in a cost effective manner and to service our global customer base. We also operate one leather production facility in Australia.

Pork Segment

Brazil

Products, Sales and Marketing

Our products primarily consist of fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal. We sell our pork products in Brazil and abroad under the brands “Seara,” “Rezende,” “Lebon,” “Wilson,” “Excelsior,” “Confiança” and “Mabella,” among others. We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our Brazilian fresh pork products to:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in China, Hong Kong, the Middle East, Europe and emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

Our pork operations are mostly vertically integrated, and we own and raise hogs on feed for use in our own slaughterhouses. The growing of hogs is outsourced to contract farmers under strict supervision and control. We purchase a small number of hogs from third parties in the spot market. The feed ingredients needed to raise hogs are substantially similar to those used to feed chickens. We generally purchase feed ingredients in the spot market or under forward purchase arrangements priced at market prices upon delivery or with fixed prices. We seek to hedge the feed ingredients we purchase in Brazil through financial instruments negotiated on the BM&FBOVESPA in order to attempt to protect ourselves from price variations between the date of their purchase and the date of their delivery.

Facilities

Our fresh pork operations in South America include eight processing facilities located in the States of Mato Grosso do Sul, Rio Grande do Sul, Paraná and Santa Catarina. We have the ability to process approximately 20,800 hogs daily in Brazil. For more information about our pork operating facilities in Brazil, see “Properties—Operating Facilities.”

United States

Products, Sales and Marketing

Our pork products consist of fresh pork (including fresh and frozen pork carcasses, bone-in cuts, boneless cuts, pork bellies and offal) and processed and value-added pork products (including ham, trimmings, bacon, sausage and deli and lunch meats). We sell these products in the United States, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our United States pork products in more than 20 countries on five continents. Most of our United States pork production is sold to Asia, Mexico and Canada, since the European Union prohibits the import of animals treated with certain antibiotics and certain growth hormones commonly used in the United States. However, our Worthington, Minnesota pork processing plant is EU-certified and does sell some of its production to the European Union.

We sell our United States pork products through several channels, including:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	further processors who use our pork products as a food ingredient for prepared meals, raw materials for sausage manufacturing and by-products for pharmaceutical and leather production;

•	international retailers and wholesale distributors (including in Japan, Mexico, South Korea and China, as well as emerging markets); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

The primary raw material that we use in our processing plants is live hogs. Vertically integrated pork processors, who own hogs on feed, can be subject to significant financial impact in terms of working capital utilization, since hogs on feed eat in the yards for approximately 180 days. In addition, since hogs on feed consume feed with a replacement price that is subject to market volatility, vertically integrated pork processors have direct financial exposure to the volatility in grains and feedstock prices. We own approximately 15% of our finished hogs need and the balance we purchase under long-term supply contracts at prevailing market prices. We process the hogs in our production facilities and sell the finished products at spot prices. Because the finished hogs typically are acquired within 24 hours of processing, they are not exposed to changing market prices over an extended span of time as vertically integrated processors.

We employ a network of hog buyers at our processing plants and buying stations to secure our hog supply. Our hog purchases are made through various forms of supply contracts that provide us with a stable supply of high-quality hogs. These supply contracts are typically four to five years in duration and stipulate minimum and maximum purchase commitments with prices based in part on the market price of hogs upon delivery, with adjustments based on quality, weight, lean composition and meat quality. We purchase our remaining hogs on the spot market at a daily market price with the same general quality and yield grade as we require under our contracts.

Facilities

In the United States, we own and operate five pork processing plants, with the ability to process approximately 89,700 hogs daily, located in close proximity to major hog growing regions of the United States. Our facilities utilize modern, highly-automated equipment to process and package pork products, which are typically marketed in the form of boxed pork. Our Louisville, Kentucky and Marshalltown, Iowa facilities also produce value-added products, including seasoned and marinated pork items, and we recently invested in a cold storage distribution center in our Marshalltown facility. For more information about our pork operating facilities in the United States, see “Properties—Operating Facilities.” We also own and operate four hog farms.

Chicken Segment

Brazil

Products, Sales and Marketing

Our fresh chicken products consist primarily of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts. Our brands include “Seara,” “Macedo,” “Nhô Bento,” “Rezende,” “Excelsior,” “Frangosul,” “LeBon,” “Agrovêneto,” “Big Frango,” and “Pena Branca.” We sell these products in Brazil, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our Brazilian fresh chicken products to:

•	national and regional retailers (including grocery store chains, independent grocers and our own retail stores), wholesale distributors and food processors;

•	international retailers and wholesale distributors (including in the Middle East, Europe, Africa, Asia and Latin America); and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in Brazil and control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. We own and raise breeder flocks for the production of hatching eggs. Once hatched, the chicks, or broilers, are transported to independent contract grow-out farms, where they are grown to an age of six to seven weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations, domestically and in the international markets. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Facilities

We have a daily processing capacity in Brazil of approximately 5.7 million birds. We operate our chicken business through 33 chicken processing plants. For more information about our fresh chicken operating facilities in Brazil, see “Properties—Operating Facilities.” As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in Brazil.

United States, Mexico and Puerto Rico

Products, Sales and Marketing

Our chicken products consist primarily of refrigerated whole and cut-up chickens and prepackaged case-ready chicken (including various combinations of freshly refrigerated whole chickens and chicken parts ready for the retail grocer’s fresh meat counter) and prepared chicken products (including refrigerated and frozen portion-controlled breast fillets, tenderloins and strips, delicatessen products and salads, formed nuggets and patties and bone-in chicken parts). Our prepared chicken products may be fully cooked, partially cooked or raw and include breaded and marinated products. We sell these products in the countries where we operate our facilities, which we classify as domestic sales, and elsewhere, which we classify as export sales.

We sell our North American chicken products to:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors in approximately 90 countries on five continents; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in the United States, Mexico and Puerto Rico. We control every phase of the production of our products, including feed mills, hatcheries, incubators, processing plants and distribution centers. Our broilers are transported to independent contract grow-out farms, where they are grown to an age of seven to nine weeks. We supply our contract growers with the chicks, feed and veterinary services.

We typically enter into long-term non-exclusive agreements with some of our suppliers for future physical delivery of feed ingredients at established prices. All of our suppliers are subject to inspection bodies and applicable laws in their area of operations. We have multiple suppliers and little risk of concentration.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations, domestically and in the international markets. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices. Furthermore, in 2012 we began migrating a majority of our North American finished goods sales contracts to cost-plus contracts with certain of our customers and market-based contracts for most of our customers, thereby mitigating our exposure to grain price fluctuations.

Facilities

We have an aggregate daily processing capacity in the United States, Mexico and Puerto Rico of approximately 7.3 million chickens and are able to conduct our chicken business through 23 chicken processing plants in the United States, six chicken processing plants in Mexico and one chicken processing plant in Puerto Rico. For more information about our chicken operating facilities in the United States, Mexico and Puerto Rico, see “Properties—Operating Facilities.” As a vertically-integrated chicken processor, we also own and operate rendering plants, feed mills and hatcheries in the United States, Mexico and Puerto Rico.

United Kingdom

Products, Sales and Marketing

Our fresh chicken products consist primarily of refrigerated and frozen whole chickens, breast fillets and bone-in chicken parts. Our brands include “Moy Park” and “O’Kane.”

We sell our United Kingdom fresh chicken products to:

•	national and regional retailers (including grocery supermarket chains, independent grocers and club stores) and wholesale distributors;

•	international retailers and wholesale distributors; and

•	the foodservice industry, including foodservice distributors, fast food and other restaurants, hotel chains and other institutional customers.

Raw Materials

We are a vertically-integrated chicken processor in the United Kingdom. We control every phase of the production of our products, including farms (contract, owned, under poultry rearing agreements or under tenancy), feed mills, hatcheries and processing plants. A portion of our broilers are transported to independent contract grow-out farms, where they are grown to an age of approximately five weeks. We supply our contract growers with the chicks, feed and veterinary services.

The prices of poultry feed may fluctuate significantly, including within short periods, due to several factors, including supply and demand of chicken and the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations, domestically and in the international markets. See “Risk Factors—Risks Relating to our Business and Industries—Our results of operations may be adversely affected by fluctuations in market prices for livestock and animal feed ingredients.” We try to manage some of these risks with risk and hedge management programs, including futures and options agreements. However, these strategies do not completely eliminate these risks. In addition, these programs may also limit gains from fluctuations in commodities prices.

Facilities

We have a daily processing capacity in the United Kingdom of approximately 750 thousand chickens and are able to conduct our chicken business through four fresh chicken processing plants. For more information about our chicken operating facilities in the United Kingdom, see “Properties—Operating Facilities.” As a vertically-integrated chicken processor, we also own and operate feed mills and hatcheries in the United Kingdom.

Other Segment

We also operate our processed products business in Brazil and Europe (United Kingdom, Ireland, France and the Netherlands), our leather business, and our collagen, biodiesel fuel, hygiene and cleaning products and other by-products and services businesses in Brazil.

Processed Products

In Brazil, we sell processed and value-added chicken products, such as formed nuggets and patties, and prepared chicken products, which may be fully cooked, partially cooked or raw, in addition to breaded and marinated products. We also sell processed and value-added pork, including trimmed cuts, marinated products, ham and bacon. We sell our pork and chicken processed products primarily in Brazil under the brands “Seara,” “Massa Leve,” “Rezende,” “Excelsior,” “LeBon,” “Big Frango,” “Confiança” and “Pena Branca.” We conduct our further processed products in Brazil through 20 processing facilities with a monthly capacity of 116,458 tons.

In the United Kingdom, Ireland, France and the Netherlands, we produce processed and prepared chicken products for sale to customers in retail, foodservice, agricultural and international distribution channels. We sell a range of ready-to-cook, coated and ready-to-eat chicken products to major retailers and large foodservice customers. We conduct our processed products in Europe through nine processing facilities with a monthly capacity of 16,900 tons.

Leather

We produce and sell a broad line of wet blue, semi-finished and finished leather and leather-related products to the shoe, automobile, furniture, clothing and footwear industries. We believe we are one of the largest leather processor in the world. We have daily processing capacity of approximately 82,109 hides, with 16 leather production facilities in Brazil, two leather production facilities in Italy and one leather production facility in each of Argentina, Mexico, Uruguay, China, Germany and Vietnam.

Collagen

We offer solutions in ingredients and collagen for a number of industries, such as the food, cosmetic, hygiene and cleaning and pharmaceutical industries, among others. The collagen manufacturing facility, located in the countryside of the City of Guiçara, in the State of São Paulo, has pioneered the production of bovine collagen and is the world’s largest bovine collagen manufacturer. Collagen is used to improve the texture of meat products and can also be used as an emulsifier and stabilizer in certain formulas, reducing water and fat loss during preparation and on-shelf display. We sell bovine collagen in the Brazilian domestic market and export to approximately 30 countries.

Biodiesel Fuel

We believe we are the largest producer of biodiesel fuel made of tallow in Brazil. We operate two facilities, one located in the City of Lins, in the State of São Paulo, and another in the City of Campo Verde, in the State of Mato Grossso. Our two biodiesel fuel facilities are automated and have an advanced production and lab analysis system that certifies the quality of this alternative power source, ensuring it meets Brazilian and international standards. This operation is subject to regulations issued by the Brazilian National Agency for Petroleum, Natural Gas and Biofuels (Agência Nacional do Petróleo, Gás Natural e Biocombustíveis—ANP).

Hygiene and Cleaning Products

We operate one hygiene and cleaning products facility specialized in the production of bar soaps, detergents, glycerin and soap base focusing on the business-to-business sector. We produce soap bar for some of the largest hygiene and cleaning companies in Brazil and worldwide.

Metal Cans

We operate two facilities in the State of São Paulo, one located in the City of Lins and another in the City of Barretos. We believe we are one of the largest manufacturers of metal packaging for the food sector in Brazil.

Carriers

We operate our own fleet of trucks in Brazil. The fleet is composed of approximately 1,250 trucks transporting containers, raw leather, livestock and refrigerated meat.

Waste Management

We treat and properly dispose of recyclable, non-recyclable and hazardous waste in a traceable manner, ensuring the certification of disposed waste. Using the collected material, we manufacture tarpaulins, plastic bags, garbage bags and customized HDPE and LDPE resins, based on the needs of our clients. All garbage bags used at our units in Brazil, for example, are made from recycled resin produced by us using waste from our own operations.

Casings

We produce and sell casings for the processed meat industry, for products such as salamis, sausages and hot dogs. We operate two facilities in Brazil and our products are recognized for their quality, supply capacity and the traceability of raw material.

Trading

We operate a trading office which sells raw material to the food, hygiene and cleaning and biodiesel sectors in Brazil. We primarily import and export tallow, vegetal oil and soda.

Distribution and Transportation

Our distribution and transportation network enables us to sell our products throughout the world and is fundamental to our strategy of expanding into new markets and consolidating our safe and high-quality services in markets in which we already operate. We continue to seek innovative solutions to accomplish this mission. Our distribution network consists of distribution centers and sales offices.

The table below sets forth our owned distribution centers by location and type as of March 31, 2016:

Number of Facilities
Brazil
Beef	33
Chicken and Pork	13
Argentina
Beef	1
United States
Pork	1
Mexico
Chicken	21
Puerto Rico
Chicken	1
Australia
Beef	8

Total	78

South America

Brazil

Our transportation network in Brazil consists of owned trucks that we use to transport cattle to our beef processing plants and export products to various ports throughout Brazil, as well as other vehicles that serve our direct distribution network of domestic retailers and end consumers. As of March 31, 2016, we owned a fleet of approximately 480 trucks to transport cattle to our beef processing plants, 480 container trucks to transport our export products, 130 vehicles to transport raw leather and 175 vehicles serving our domestic distribution network. As needed, we also outsource trucks for distribution and transportation of our products within Brazil.

In order to facilitate export logistics, we own an inland container terminal in the City of Cubatão, in the State of São Paulo, which is near the Port of Santos, the largest seaport in Latin America. Our inland container terminal operates as a cargo warehouse, so that our containers can be unloaded from our trucks, stored and reloaded onto other trucks that transport our products to various maritime carriers. Our inland container terminal has a total area of approximately 30,000 square meters, including an office building and container areas and other facilities that can (1) receive and store up to 240 full containers (up to 6,000 thousand tons of beef) and up to 600 empty containers and (2) accommodate up to 80 loaded trucks.

North America

We currently own or lease approximately 618 trucks in the United States that are especially equipped to transport raw materials and finished products. We also utilize third-party shipping companies that provide us with additional trucks to transport our raw materials and finished products. Diesel fuel cost is not a significant cost since fuel costs are generally borne by the customer and so are “passed through” to the buyer of the finished goods. We do not have long-term contracts to purchase diesel fuel.

We currently own or lease approximately 744 tractors and buses that are used to transport chicks from our hatcheries and feed mills to our contract growers and chickens from our contract growers to our processing plants.

Europe

In Europe, we rely on a mix of owned and contractor-operated vehicles to transport live chickens from farms to our primary production sites in specialized humane high-welfare containers. We also rely on a mix of owned and contractor-operated refrigerated vehicles to move partly finished products between our various production sites for further processing. Once processed, our products are chilled or frozen and delivered to our customers. Chilled products typically move from the processing plant to the customer within one to two days.

For deliveries to customers, we outsource the distribution using a number of distribution partners, which enables us to make use of a variety of flexible solutions provided by these logistics providers. Certain of our customers are involved in our product distribution process, either by handling all of their own delivery and distribution needs (effectively taking delivery of our products at the factory door) or by acting as contractors to back-haul certain products from Northern Ireland to destinations in Great Britain. In order to mitigate the risks associated with the refrigerated transportation of perishable items, we obtain insurance for loss of goods and we secure contractual provisions transferring some of the risk to haulers. However, we are at times forced to bear certain of these risks ourselves.

Our warehousing operations are predominantly focused at site level, with external cold storage locations available for use, as they are required, but with a focus on minimizing their use to reduce costs. A dedicated internal team drives planning for logistical processes to ensure that operations are as low cost but as flexible as possible while maintaining the highest levels of customer service.

Our poultry by-products typically have a longer lag time between processing and delivery to the customer.

Australia and New Zealand

Our distribution network in Australia and New Zealand varies by product type. We lease seven trading/distribution facilities in Australia and one in New Zealand. These distribution facilities are strategically located next to certain of our processing plants. We sell our products to food distributors that will supply products to restaurant and hotel chains and other customers. Such food distributors purchase from us through our processing plants.

We own or lease approximately 70 trucks in Australia that are especially equipped to transport raw materials and finished products.

Properties

Operating Facilities

The following tables set forth our operating facilities by business segment and location as of March 31, 2016:

	As of March 31, 2016
Beef Segment	Number of Facilities	Aggregate Daily Capacity (1)
Beef Processing Plants
Brazil (2)	40	36,340
United States	9	27,455
Australia (3)	9	10,153
Paraguay	2	1,600
Canada	1	4,200
Argentina	1	1,650
Uruguay	1	900

Total	63	82,298

Lamb and Sheep Processing Plants
Australia (3) (4)	5	23,100

Total	5	23,100

Pork Processing Plant
Australia	1	4,000

Total	1	4,000

Leather Processing Plants
United States	1	5,000
Australia	1	7,900

Total	2	12,900

(1)	Capacity measured in head of cattle (beef processing plants), lamb and sheep (beef processing plants) or hogs (pork processing plant).
(2)	Of our 40 beef processing plants in Brazil, 35 are owned and five are leased.
(3)	Includes three combined beef, lamb and sheep processing plants.
(4)	Includes three combined beef, lamb and sheep processing plants and two standalone lamb and sheep processing plants.

	As of March 31, 2016
Pork Segment	Number of Facilities	Aggregate Daily Capacity
		(hogs)
Fresh Pork Processing Plants
Brazil	8	20,800
United States	5	89,700

Total	13	110,500

	As of March 31, 2016
Chicken Segment	Number of Facilities	Aggregate Daily Capacity
		(broilers)
Fresh Chicken Processing Plants
Brazil (1)	33	5,691,000
United States	23	6,207,626
Mexico	6	1,056,000
United Kingdom	4	750,000
Puerto Rico	1	65,940

Total	67	13,770,566

(1)	Of our 33 fresh chicken processing plants in Brazil, 29 are owned and four are leased.

	As of March 31, 2016
Others Segment	Number of Facilities	Aggregate Monthly Capacity (1)
Processed and Prepared Products Plants (2)
Brazil (3)	20	116,458
United Kingdom	4	11,073
France	3	5,164
Ireland	1	340
Netherlands	1	324

Total	32	133,937

	Number of Facilities	Aggregate Daily Capacity (1)
Leather Plants
Brazil (4)	16	62,850
Italy	2	2,955
Uruguay	1	7,455
Vietnam	1	4,500
Argentina	1	2,000
China (5)	1	1,500
Mexico	1	750
Germany (6)	1	100

Total	24	82,109

(1)	Capacity measured in tons (processed and prepared products plants) or hides (leather plants).
(2)	Prepared food products plants process fresh and frozen beef, pork and chicken and other raw materials into ready-to-eat meals, frozen pizza and lasagna.
(3)	Of our 20 processed and prepared products plants in Brazil, 19 are owned and one is leased.
(4)	Of our 16 leather plants in Brazil, 15 are owned and one is leased.
(5)	Our leather plant in China is leased.
(6)	Our leather plant in Germany is leased.

We also own and operate 20 cattle feedlots (11 in the United States, five in Australia, three in Brazil and one in Canada) and other facilities and farms related to feed production and animal raising.

We believe our facilities are generally adequate and suitable for our current purposes; however, seasonal fluctuations in inventories and production may occur as a reaction to market demands for certain products. We regularly engage in construction and other capital improvement projects intended to expand capacity and improve the efficiency of our processing and support facilities. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Capital Expenditures.” We also evaluate the efficiencies of our operations and may from time to time consider changing the number or type of plants we operate to align with our capacity needs.

Offices

We own the building complexes in São Paulo, Brazil, and Greeley, Colorado, where the corporate headquarters of JBS S.A. and JBS USA Food Company, respectively, are located. We partially financed our Greeley, Colorado property with a loan that is secured by a mortgage.

We also operate sales offices in the United Kingdom, Belgium, Chile, China, Hong Kong, Italy, the Netherlands and the United Arab Emirates. These offices’ proximity to our end consumers enables them to provide efficient and customized service in accordance with cultural preferences and consumption patterns in each of these markets.

Competition

Beef and Pork Industries

The beef and pork sectors are highly competitive in the markets in which we operate. We believe that the main competitive factors in the beef and pork industries are operational efficiency, product availability, quality and cost of raw materials, manpower, price, quality, food safety, product distribution, technological innovation and brand loyalty. Our ability to compete effectively depends on our capacity to compete in these areas.

In the beef sector, our primary competitors are Marfrig and Minerva S.A. in Brazil, as well as international beef producers, such as Tyson Foods, National Beef Packing Company, LLC and Cargill Inc. in the United States and Teys Bros Pty Ltd. and Nippon Meat Packers Ltd. in Australia. In the pork sector, our primary competitors are Smithfield Foods, Inc., Tyson Foods, Seaboard Foods and Hormel Foods Corporation in the United States and Cooperativa Aurora—Cooperativa Central Oeste Catarinense Ltda. in Brazil.

In addition, our United States, Canadian and Australian beef operations also compete with our South American beef operations to a limited degree. For example, our Australian operations export to markets in the European Union, Africa and the Middle East, Japan and South Korea, which are markets to which our South American operations also exports. We do not believe our intra-company competition in these markets has a material adverse effect on our current business.

Poultry Industry

The poultry sector is highly competitive in the markets in which we operate. We believe that the main competitive factors in the poultry industry vary in accordance with the market. In the retail market, we believe that competition is primarily based on product quality, brand awareness, client service and price. In the food services market, we believe that competition is primarily based on consistent quality, product development, customer service and price. Our ability to compete effectively depends on our capacity to compete in these areas.

In the poultry sector, our primary competitors are Tyson Foods and Sanderson Farms, Inc. in North America, BRF, Inc. in Brazil and 2 Sisters Food Group in Europe.

Seasonality

Demand

In the beef sector in the United States, seasonal demand for beef products is higher in the summer and autumn months, when weather patterns allow for more outdoor activities. There is typically an increase in the demand for higher value products, such as steaks, during such months. Both the prices for live cattle and packaged beef tend to reach seasonal highs at such times. Because of the increase in consumption and more favorable conditions for the growth and housing of confined animals in the winter months, there are generally more cattle available in the summer and autumn. Seasonal demand in Australia does not fluctuate as much as it does in the United States.

The pork sector in the United States presents similar seasonal cycles, but in different months. The greatest demand for pork occurs from October to March, when the availability of hogs combined with the holidays increase the demand for ham, pork loin and other pork products with greater aggregated value.

We experience no major seasonal fluctuations in demand in our United States, Mexico and Puerto Rico chicken business. Nevertheless, our net sales have been historically higher in our second and third fiscal quarters, corresponding to the spring and summer in North America and lower in our first fiscal quarter, corresponding to the winter.

Generally, our sales in Brazil are not impacted by seasonality. However, in regards to our chicken segment, we have observed fluctuations in demand whereby our net sales in Brazil from this segment are historically higher in the first half of the year, coinciding with the summer and fall, and sales volume of certain of our special product lines undergo considerable variation during certain holidays, including Christmas, New Year and Easter. Nonetheless, we believe that such variations do not materially affect our results.

Our chicken and processed food businesses is generally subject to minor seasonal fluctuations in our European division, which includes operations in the United Kingdom, Ireland, France and the Netherlands. While product mix changes seasonally, with certain prepared foods and barbeque items selling in higher volumes during the summer, and certain prepared foods and raw turkeys selling in higher volumes around Christmas, there is generally a continued demand for poultry throughout the year.

Impact of Commodity Prices

As in the case of beef and pork markets, chicken markets are affected by fluctuations in the prices of certain commodities. In North America, our chicken business is more influenced by fluctuations in the prices of corn and soy meal, which are feed ingredients required for our vertically integrated operations. However, in 2012, we began migrating a majority of our finished goods sales contracts to a cost-plus type, thereby mitigating its exposure to grain price fluctuations. Our beef and pork businesses, on the other hand, are only indirectly influenced by fluctuations in the prices of feed ingredients since we do not keep or raise our own cattle and we raise only about 15% of our hogs. Instead, our beef and pork businesses are more directly affected by fluctuations in the spot market for beef cattle and hogs, where we buy a significant part of the beef cattle and hogs required for our operations.

Our Brazilian beef operations are impacted by fed cattle supply and prices which are affected by several factors, such as climate, access to capital by cattle raisers and harvest period. The majority of the cattle slaughtered in Brazil is grass-fed and its seasonality depends on the availability of grass. During the inter-crop season, between June and November, the lack of grass consequently reduces the availability of animals to be slaughtered. On the other hand, during the harvest, between December and May, the availability of animals increases.

A substantial portion of animal feed production used for the growing of chicken in Brazil comes from soy, soy products and corn, and although these costs are denominated in reais, the prices of these commodities tend to follow international prices, which in turn, are denominated in U.S. dollars and are influenced by exchange rate fluctuations. As a result, our businesses are heavily influenced by fluctuations in the prices of corn and soy meal, feed ingredients that are necessary for our vertically integrated operations.

Likewise, the fluctuation of commodities prices impacts the prices of raw materials, primarily wheat and soya, used to produce feed for our chicken operations in Europe.

Regulatory

Our operations are subject to local, state and federal health and environmental laws and regulations in the jurisdictions in which we operate. The following presents a summary of the regulatory schemes to which we are subjects in our most significant jurisdictions.

Brazil

Our operations in Brazil are subject to an environmental permitting process, which is required for potentially polluting activities or those that may in any way cause environmental degradation.

Environmental permitting includes “preliminary,” “installation” and “operation” permits. A “preliminary” permit is granted during the preliminary phase of an enterprise or activity, to authorize its location and concept, attesting its environmental feasibility. An “installation” permit authorizes the installation of an enterprise or activity in accordance with the specifications stated or approved plans, programs and projects. An “operation” permit authorizes an enterprise to operate after the conditions stated in the “installation” permit are fulfilled and verified, with environmental protection measures and certain conditions for operations.

Environmental permits must be renewed at the end of their period of validity, which is determined by the competent agency depending on the business activity. Carrying out a potentially polluting activity without the relevant operating license is an administrative violation and may lead to the immediate suspension of the activity and imposition of a fine, ranging from R$500 to R$10 million. In addition, the lack of license is considered a criminal offense and may subject the violator to imprisonment of one to six months and/or a fine. There is also a possibility of replacement of custodian sentences with penalties restricting rights and also the possibility of the suspension of the penalty or exoneration from criminal liability, in some cases, in which the damage is repaired.

Our operations in Brazil are subject to extensive regulation and oversight by the Brazilian Ministry of Agriculture (Ministério da Agricultura, Pecuária e Abastecimento), or MAPA, the Brazilian National Health Surveillance Agency (Agência Nacional de Vigilância Sanitária), or ANVISA, and other federal, state and local authorities regarding the processing, packaging, storage, distribution, advertising and labeling of our products, including food safety standards. Recently, the food safety practices and procedures of the meat processing industry have been subject to increased scrutiny and oversight by MAPA and ANVISA. Each facility in which we operate is subject to prior licensing by state authorities and must provide veterinarian oversight. If we fail to comply with any health laws, to renew permits or to otherwise comply with any laws regulating our industries, we may be subject to legal and civil liability, including warnings, fines, interdiction, and suspension of permits or licenses, as well as penalties under Law No. 6,437 of August 20, 1977. Fresh beef products need to be registered with the MAPA.

All of our meat processing plants in Brazil are approved by the SIF, which regulates the export of animal products and certifies our production facilities. Our animal product exports receive an international health certificate and our transfers in Brazil receive an uncertified transfer form. U.S. and European markets are regulated by the SIF, whose controls are stricter. We aim to ensure compliance with these regulations in all of our facilities through our animal products tracking system, by which we are able to track and verify the farm and supplier from which our animal products originated. Customers may also check certain websites to ensure the products they purchase do not originate in prohibited or restricted regions. We also invest in the quality of our farmers and have established criteria to assure the quality of the farms from which we purchase cattle. In addition to animal tracking and health monitoring, our quality control measures include the use of on-site laboratories and expert technicians. To meet international health standards, our products are handled in climate-controlled rooms and our freezing and refrigeration chambers are equipped with computerized temperature-control systems.

Between 2009 and 2013, we entered into several terms of adjustment of conduct (termos de ajustamento de conduta), or TACs, with the prosecutor’s offices of various Brazilians states as a result of certain environmental proceedings to which we were a party.

To enable our operations in these states to comply with the respective TACs, we have created a framework within our sustainability department to monitor our cattle purchases, renewing our commitment to purchase cattle only from farms that comply with applicable social, environmental and labor rules. Furthermore, we must verify if the land where the purchase cattle was raised is not embargoed by IBAMA (Instituto Brasileiro do Meio Ambiente e dos Recursos Naturais Renováveis) or by other competent authorities and if the producers have not received any infraction notice by IBAMA or any other competent authority during the prior five years.

If we fail to comply with the terms of any of these TACs, we will be subject to fines equivalent to 50 times the price of an arroba (a unit of measurement equivalent to 15 kilograms) per cattle purchased from farms that are not in compliance with all applicable environmental rules established by each TAC.

United States

Beef and Pork Industries

Our United States operations are subject to extensive regulation by the EPA, and other state and local authorities relating to handling and discharge of waste water, storm water, air emissions, treatment, storage and disposal of wastes, handling of hazardous substances and remediation of contaminated soil, surface water and groundwater. The EPA and/or other U.S. state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital.

Some of our facilities discharge wastewater in municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes that could result in additional costs. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

Increasing efforts to control emissions of GHG are likely to impact our operations. In the United States, the EPA issued a rule establishing a mandatory GHG reporting system for certain activities, including manure management systems, which exceed specified emission thresholds, and some of our facilities are subject to these reporting requirements. The EPA is regulating GHG emissions through the Clean Air Act.

Our U.S. operations are subject to the PSA. This statute generally prohibits meat packers in the livestock industry from engaging in certain anti-competitive practices. In addition, this statute requires us to make payment for our livestock purchases before the close of the next U.S. business day following the purchase and transfer of possession of the livestock we purchase, unless otherwise agreed to by our livestock suppliers. Any delay or attempt to delay payment will be deemed an unfair practice in violation of the statute. Under the PSA, we must hold our cash livestock purchases in trust for our livestock suppliers until they have received full payment of the cash purchase price. As of March 31, 2016, we maintained bonds in the aggregate amount of approximately US$125.0 million to secure payment obligations to our livestock suppliers.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards. As a proactive measure, our management team expanded our testing procedures in all of our beef processing plants.

Chicken Industry

The chicken industry is subject to government regulation, particularly in the health and environmental areas, including provisions relating to the discharge of materials into the environment, by the Center for Disease Control, the USDA, the FDA, and the EPA in the United States and by similar governmental agencies in Mexico. Our chicken processing plants in the United States are subject to on-site examination, inspection and regulation by the USDA. The FDA inspects the production of our feed mills in the United States. Our Mexican food processing plants and feed mills are subject to on-site examination, inspection and regulation by a Mexican governmental agency that performs functions similar to those performed by the USDA and the FDA. We believe that we are in substantial compliance with all applicable laws and regulations relating to the operations of our facilities.

Our operations are subject to extensive regulation by the EPA and other state and local authorities relating to handling and discharge of wastewater, storm water, air emissions, treatment, storage and disposal of wastes, handling of hazardous substances and remediation of contaminated soil, surface water and groundwater. Our Mexican operations also are subject to extensive regulation by Mexican environmental authorities. The EPA and/or other United States or Mexican state and local authorities may, from time to time, adopt revisions to environmental rules and regulations, and/or changes in the terms and conditions of our environmental permits, with which we must comply. Compliance with existing or new environmental requirements, including more stringent limitations imposed or expected in recently-renewed or soon-to be renewed environmental permits, will require capital expenditures and operating expenses which may be significant. Our operations are also subject to regulation by the EPA, the Occupational Safety and Health Administration, or OSHA, and other state and local regulatory authorities regarding the treatment and disposal of agricultural and food processing wastes, the use and maintenance of refrigeration systems, including ammonia-based chillers, noise, odor and dust management, the operation of mechanized processing equipment, and other operations.

Some of our facilities have been operating for many years, and were built before current environmental, health and safety standards were imposed and/or in areas that recently have become subject to residential and commercial development pressures. We are upgrading wastewater treatment facilities at a number of our facilities, either pursuant to consent agreements with regulatory authorities or on a voluntary basis in anticipation of future permit requirements. We do not anticipate that the capital expenditures associated with these upgrades, which will be spread over a number of years, will be material.

We have from time to time had incidents at our plants involving worker health and safety. These have included ammonia releases due to mechanical failures in chiller systems and worker injuries and fatalities involving processing equipment and vehicle accidents. We have taken preventive measures in response.

Some of our properties have been impacted by contamination from spills or other releases, and we have incurred costs to remediate such contamination. In addition, in the past we have acquired businesses with operations such as pesticide and fertilizer production that involved greater use of hazardous materials and generation of more hazardous wastes than our current operations. While many of those operations have been sold or closed, some environmental laws impose strict and, in certain circumstances, joint and several liability for costs of investigation and remediation of contaminated sites or third-party disposal sites on current and former owners and operators of the sites, and on persons who arranged for disposal of wastes at such sites. In addition, current owners or operators of such contaminated sites may seek to recover cleanup costs from us based on past operations or contractual indemnifications.

We anticipate increased regulation by the USDA concerning food safety, by the FDA concerning the use of medications in feed and by the EPA and various other state agencies concerning discharges to the environment.

Europe

Our operations in Europe through Moy Park are subject to a number of local, national and regional laws and other requirements relating to the protection of the environment and the safety and health of personnel and the public. These requirements relate to a broad range of activities, including:

•	the discharge of pollutants into the air and water;

•	the identification, generation, storage, handling, transportation, disposal, record-keeping, labelling, reporting of, and emergency response in connection with, hazardous materials (including asbestos) associated with our operations;

•	noise emissions from our facilities; and

•	safety and health standards, practices and procedures that apply to the workplace and the operation of our facilities.

In order to comply with these requirements, we may need to spend substantial amounts of money and other resources from time to time to: (1) construct or acquire new equipment; (2) acquire or amend permits to authorize facility operations; (3) modify, upgrade or replace existing and proposed equipment; and (4) clean up or decommission waste management facilities. Our capital and operating budgets for Moy Park include costs and expenses associated with complying with these laws. If we do not comply with environmental requirements that apply to our operations, regulatory agencies could seek to impose civil, administrative and/or criminal liabilities, as well as seek to curtail our operations. Under some circumstances, private parties could also seek to impose civil fines or penalties for violations of environmental laws or recover monetary damages, including those relating to property damage or personal injury.

The presence of hazardous materials at our facilities in Europe may expose us to potential liabilities associated with the clean-up of contaminated soil and groundwater, and we could be liable for (1) the costs of responding to and remediating that release and (2) the restoration of natural resources damaged by any such release, among other things. We have not incurred, nor do we anticipate incurring, material expenditures in order to comply with environmental laws or regulations. We are not aware of any environmental liabilities that we would expect to have a material adverse effect on our business.

Australia

Our Australian operations also are subject to extensive regulation by the Australian Quarantine Inspection Service, or AQIS, as well as Australian environmental authorities. The AQIS, and/or other Australian state and local authorities may, from time to time, adopt revisions to environmental rules and regulations with which we must comply. Such compliance may require us to incur additional capital and operating expenses which may be significant. In order to ensure ongoing compliance with existing environmental laws, rules, and regulations, we must, from time to time, replace, repair, or upgrade existing facilities, equipment, or supplies, which may require us to incur additional capital.

Some of our facilities discharge wastewater in municipally operated wastewater treatment plants, and if such municipal plants are unable to comply with environmental rules, we may be required to make improvements or operational changes that could result in additional costs. In addition, some of our facilities use hazardous substances, such as ammonia, in refrigeration systems that may leak and cause accidents that may result in liability. Some of our properties have been affected by contamination from spills and we and our predecessors have incurred costs to remediate such contamination. We also have voluntarily upgraded some of our facilities to address concerns of local governmental officials and/or our neighbors.

Increasing efforts to control emissions of GHG are likely to impact our operations. In Australia, the federal government has proposed a GHG cap and trade system that would cover agricultural operations, including certain of our feedlots, and at least two of our processing plants. Certain states in Australia could also adopt regulations of GHG emissions which are stricter than Australian federal regulations. While it is not possible to estimate the specific impact final GHG regulations will have on our operations, there can be no guarantee that these measures will not result in significant impacts on us.

We are also subject to voluntary market withdrawals and recalls of our meat products in the event of suspected contamination or adulteration that could constitute food safety hazards. We maintain a rigorous program of interventions, inspections and testing to reduce the likelihood of food safety hazards. As a proactive measure, our management team expanded our testing procedures in all of our beef processing plants.

Intellectual Property

Although we hold a number of trademarks that are registered or have been filed and are under analysis with the Brazilian Intellectual Property Office (Instituto Nacional de Propriedade Industrial), the United States Patent and Trademark Office and trademark offices in other jurisdictions, we do not depend on any specific trademark or other form of intellectual property to run our business.

Employees

As of March 31, 2016, we had approximately 229,000 employees distributed among management, sales and manufacturing/operating areas.

The following table sets forth the number of our employees as of the dates indicated:

	As of March 31,	As of December 31,
	2016	2015	2014	2013
Management	22,245	21,380	22,088	22,763
Sales	7,673	6,887	5,901	6,115
Manufacturing/operating	198,715	198,901	180,515	162,549

Total	228,633	227,168	208,504	191,427

The following table sets forth the number of our employees by location as of the dates indicated:

	As of March 31,	As of December 31,
	2016	2015	2014	2013
Brazil	128,984	126,878	116,823	101,891
United States	58,706	59,693	65,254	64,594
Australia	11,914	12,315	8,700	7,721
Mexico	9,862	9,850	5,115	5,842
United Kingdom	8,759	8,854	25	23
Others (1)	7,995	7,232	10,509	9,376

Total	228,633	227,168	208,504	191,427

(1)	“Others” refers to Uruguay, Paraguay, Europe (other than the United Kingdom), China, Canada, Russia, South Korea, Vietnam, Chile, Argentina and the United Arab Emirates.

Employee Compensation and Benefits

JBS Foods International Plc Incentive Plan

In connection with this offering, our board of directors expects to adopt the JBS Foods International Plc 2016 Incentive Award Plan, or the Plan, and, following its adoption, all equity-based awards will be granted under the Plan. The following summary describes the material terms that are expected to encompass the Plan.

The Plan will be discretionary and will enable the compensation committee of the board of directors, or the compensation committee, to grant share-based incentives to employees and executive directors of JBS Foods International, its subsidiaries and affiliates. It is expected that a sub-plan for awards to consultants and non-employee directors will also be established at or around the same time as the Plan is adopted. Awards under the Plan may be in the form of options (including incentive stock options), share appreciation rights, restricted shares and restricted share units. Awards may be subject to the fulfilment of certain performance criteria as determined by the compensation committee.

Shares Available for the Plan

There will be a maximum number of shares reserved for which awards may be granted under the Plan and a maximum number of shares that may be issued with respect to awards to any one participant in a calendar year.

If any award under the Plan lapses without the issuance of the shares, then the shares subject to the award will be added to the shares available for issuance under the Plan. In addition, any shares issued in connection with awards that are assumed, converted or substituted as a result of JBS Foods International’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be issued under the Plan. Shares acquired by a trustee of any employees trust established by JBS Foods International in conjunction with the Plan or acquired by any third party in conjunction with the Plan which have been counted as issued or purchased on the market shall not be counted for the purposes of the limitations on the number of shares for which awards may be granted.

The number of shares that may be issued and the number of shares subject to outstanding awards may be adjusted in the event any alteration or reorganization of the capital structure of JBS Foods International whether by way of recapitalization, rights issue, consolidation of sub-division of shares or other similar event affecting the number of issued shares of JBS Foods International.

Plan Administration

The compensation committee will administer the Plan. Subject to the specific provisions of the Plan, the compensation committee will determine award eligibility, timing and the type, amount and terms of the awards as well as the performance conditions or performance goals attaching to awards. The compensation committee will also interpret the Plan, establish rules and regulations under the Plan and make all other determinations necessary or advisable for the Plan’s administration.

Termination of Employment

The Plan will provide that, upon a participant’s death or termination of service for health reasons, redundancy, as a result of a voluntary severance, corporate transactions resulting in his or her employment moving outside of the group or any other reason at the discretion of the compensation committee, the compensation committee shall determine to what extent an award shall vest.

Claw Back

It is expected that the Plan will provide that awards may be subject to any claw back policy which JBS Foods International may implement from time to time.

Change in Control

In the event of JBS Foods International being subject to a change of control or, if the compensation committee considers this is about to occur, the Plan will provide that the compensation committee is entitled, without the participants consent, at its sole discretion to (i) accelerate the vesting of awards, (ii) agree that awards would be assumed or substituted by the acquiring company or its parent where a takeover occurs, (iii) arrange for continuation by JBS Foods International of outstanding awards, (iv) make a cash payment to participants equal for shares to the amount to be paid for one share under the agreement of merger or takeover or (v) to otherwise vary the outstanding awards on such conditions as the compensation committee may decide. Generally, a change in control will be defined in the Plan to mean (1) a change in ownership of 50% or more of the shares in JBS Foods International, (2) the consummation of a merger, consolidation or similar transaction following which the existing shareholders cease to own shares representing more than 50% of the voting power of the surviving entity, (3) a change in the composition of the board of directors so that a majority of the board of directors is comprised of individuals who are neither incumbent members nor their nominees, or (4) at the sale, transfer or other disposition of all or substantially all of JBS Foods International’s assets.

Performance-Based Awards

It is expected that the Plan will provide that the compensation committee may designate any award of restricted shares or restricted share units, performance shares or performance units as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. These awards will be conditioned on the achievement of certain performance measures, as selected by the compensation committee: earnings; earnings per share; earnings before interest, taxes, depreciation and amortization; revenue; profits; profit growth; profit-related return ratios; cost management; dividend payout ratios; market share; economic value added; cash flow; total shareholder return; book value per share; net interest margin; working capital; expense targets; operating efficiency; asset quality; enterprise value; employee retention; asset growth; dividend yield; or other measures of performance that include one or more variations of the foregoing that are selected by the compensation committee. The compensation committee shall have the authority to make equitable adjustments to the Performance Conditions in recognition of unusual or non-recurring events affecting JBS Foods International or the financial statements of JBS Foods International y, or in response to changes in applicable laws, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Conditions may be applied either individually, alternatively or in any combination to JBS Foods International, on a consolidated or individual company basis, or on a division, entity, line of business, project or geographical basis, either individually, alternatively or in any combination, as determined by the compensation committee, in its discretion.

Transferability

The recipient of an award under the Plan generally will not be able to pledge, assign, sell or otherwise transfer his or her options, share appreciation rights, restricted shares or restrictive share units save that on the death of a participant an award may be transferred to a participant’s personal representative. An award will lapse if a participant purports to assign or transfer it.

Plan Amendment and Termination

The Plan may be terminated at any time by ordinary resolution of JBS Foods International or by resolution of the board of directors of JBS Foods International and the Plan shall in any event terminate on the tenth anniversary of the date of its adoption. JBS Foods International may at any time by resolution of the compensation committee alter, amend or revoke any provisions of the Plan in such manner as may be thought fit (including any retrospective or coincident alternation, amendment or revocation).

The compensation committee may also establish sub-Plans in order to comply with, take advantage of or otherwise in connection with any taxation, legal, regulatory or other rule, law, guidelines, regulations or other provision in any jurisdiction in which the Plan is or is intended to be operated.

Subsidiary Benefits

Certain of our subsidiaries also offer benefits to their employees. For more information, see note 25 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Terms of Adjustment of Conduct

As a result of a 2012 ruling issued by the Superior Labor Court of Brazil (Tribunal Superior do Trabalho), we entered into several TACs with the prosecutor’s offices of various Brazilian states to improve working conditions for employees who work in artificially cold environments. In connection with the most significant TAC, we agreed to provide regular breaks to employees during working hours and pay a total amount of R$0.75 million over 30 months to certain worker-related institutions and training programs designated by the Brazilian labor authorities. If we fail to comply with the terms of this TAC, we will be subject to a monthly fine of R$2,000 per worker affected.

Relationship with Unions

Although we are subject to labor proceedings, investigations and fines in the ordinary course of business, we believe we have good relations with our employees and the unions and other labor organizations that represent them. See “—Legal Proceedings—Labor Proceedings.” A majority of our employees worldwide are represented by labor organizations, and our relationships with these employees are governed by collective bargaining agreements.

Legal Proceedings

We are defendants in several legal and administrative proceedings incident to the ordinary course of our business, including labor claims filed by former employees and public authorities relating to overtime payments, paid leave, working hours, labor safety, occupational accidents and compensation for exposure to health hazards, civil claims involving consumer issues and contract disputes and tax claims.

Accounting practices adopted require us to record provisions for loss contingencies when, in the opinion of our management and external counsel, we believe that an unfavorable result is probable and losses can be reasonably estimated.

The following table sets forth a summary of the legal and administrative proceedings in which we were defendants as of March 31, 2016:

	Approximate Number of Proceedings	Aggregate Provisions Recorded
		(in millions of reais)
Labor	34,508	369.3
Civil	3,079	272.4
Tax and Social Security	1,572	661.6

Total	39,159	1,303.3

The following are the material individual legal and administrative proceedings in which we were defendants as of March 31, 2016.

Brazil

Frigorífico Araputanga Dispute

Purchase of Slaughter Facility

In September 2004, Frigorífico Araputanga S.A., or Frigorífico Araputanga, filed a lawsuit against us in a state court in the City of Araputanga, in the State of Mato Grosso, in connection with our purchase of a slaughter facility from Frigorífico Araputanga in 2001. In its lawsuit, Frigorífico Araputanga alleged that the deed transferring the slaughter facility to us was improperly registered with the real estate notary and sought (i) an injunction to prevent us from finalizing the transfer of the slaughter facility and (ii) a declaratory judgment that the purchase agreement and the public deed registered with the real estate notary were null and void. Frigorífico Araputanga argued that the consent of the Brazilian government, which held a lien over the property, was not obtained as required under Brazilian law to effectively register the transfer deed. The case was transferred to a federal court in the City of Cáceres, in the State of Mato Grosso, which ruled in our favor. Since then, new forensic accounting evidence was presented to the court, which heard testimonial evidence relating to this case on March 9, 2016. As we consider the probability of loss to be remote, no provision was recorded.

Trademark Infringement

We are party to another lawsuit filed by Frigorífico Araputanga, which alleges that we misused one of their trademarks, “Frigoara.” Frigorífico Araputanga alleges that it has suffered damages in the amount of R$100.0 million, which is based on a report presented by Frigorífico Araputanga that appraised the “Frigoara” trademark in the amount of R$315.0 million. Frigorífico Araputanga also seeks punitive damages in the amount of R$26.9 million. This lawsuit was submitted to the federal court of Cáceres on January 17, 2007 and was joined with the lawsuit described above under “—Purchase of Slaughter Facility.” The Brazilian federal government was notified to issue an opinion on the matter, but the court has suspended the lawsuit until a final decision is issued with respect to the case described above. Since we expect the amount of damages relating to this lawsuit, if any, to be limited to a percentage of our products sold under the trademark “Frigoara,” as of March 31, 2016, based on the opinion of our legal advisors, we had provisioned R$0.6 million for loss in connection with this lawsuit.

Improper Favoring

On July 22, 2014, the District Attorney’s Office of the City of Cuiabá, in the State of Mato Grosso filed a claim challenging an ICMS credit granted to us by the State of Mato Grosso in the amount of R$73.6 million. According to the complaint, we were improperly favored and unduly received the ICMS credit. The District Attorney’s Office seeks to recover the full amount of the challenged credit, as well as a fine of 1% of the total amount of the credit. A lower court ruled in favor of the District Attorney’s Office, ordering our bank account to be blocked in the amount of R$73.6 million. An appellate court subsequently upheld the lower court’s decision. We have filed appeals with the Brazilian Supreme Court (Supremo Tribunal Federal) and the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). On December 28, 2015, we entered into a TAC with the Federal Public Prosecutor’s Office of the State of Mato Grosso in respect of the claim and executed a payment of R$380.9 million.

ICMS—Value Added Tax

The Tax Authority of the State of São Paulo (Secretaria da Fazenda do Estado de São Paulo) has filed 220 tax assessments against us, in which the Tax Authority of the State of São Paulo challenges the amount of ICMS credits arising from the purchase of cattle and transfer of meat by us in other Brazilian states. The Tax Authority of the State of São Paulo claims that the tax credits should be approved by the National Council of Fiscal Policy (Conselho Nacional de Política Fazendária), or Confaz, and does not recognize our ICMS tax credits up to the amount of the ICMS tax paid in such other states. We have used a significant portion of these credits to offset other tax obligations. The total aggregate amount of these administrative proceedings was approximately R$1,859.7 million as of March 31, 2016. In addition to presenting our defense in such administrative proceedings, we have filed legal proceedings seeking the payment of, and an indemnification for, damages from such other states if the Tax Authority of the State of São Paulo prevails in these administrative proceedings. The legal proceedings filed by us suspended the requirements of the State of São Paulo. Based on the opinion of our legal counsel and relevant case law, we believe our arguments will prevail and, therefore, no provision has been recorded.

Between 2003 and 2013, Seara Alimentos requested reimbursements of the Contribution for the Financing of Social Security (Contribuição para o Financiamento da Seguridade Social) and the Social Integration Program (Programa de Integração Social) taxes from the Brazilian Tax Authority (Receita Federal do Brasil). The Brazilian Tax Authority disallowed approximately 47% of the value of these reimbursements through the fourth quarter of 2009, resulting in probable losses of R$164.3 million. We have filed an administrative appeal regarding the reimbursements and await a final ruling.

Rural Workers’ Assistance Fund (Novo FUNRURAL)

In January 2001, we filed a writ of mandamus to challenge the collection of certain social security contributions (which we refer to as Rural Workers’ Assistance (Novo FUNRURAL)). These underlying administrative proceedings have been stayed, and the Brazilian National Social Security Institute (Instituto Nacional da Previdência Social), or INSS, has been prohibited from collecting these contributions. The Regional Federal Court of the Third Region upheld the INSS’s position; however, we have filed an extraordinary appeal, which halted the court’s decision pending a final ruling by the Brazilian Supreme Court.

In order to preserve its claims under the administrative proceeding and to avoid the lapse of the applicable statute of limitations period relating to these claims, the INSS issued 21 tax default notices (notificações fiscais de lançamento de débito) against us in the aggregate amount of approximately R$1,356.5 million. We argued that we did not pay the contributions with respect to the period described in such notices in light of the favorable decision issued by the court reviewing the writ of mandamus action, which ordered the stay of the administrative proceedings and prohibited the INSS from collecting the contributions until a final decision is reached under such action.

A similar legal proceeding was reviewed by the Brazilian Supreme Court and ruled in favor of taxpayers. Currently, we do not collect or withhold any amounts in connection with these contributions. Based on the opinion of our legal counsel and relevant case law and doctrine, we believe our arguments will prevail and, therefore, no provision has been recorded.

United States

ERISA Proceedings

On December 17, 2008, Kenneth Patterson filed suit in the U.S. District Court for the Eastern District of Texas, Marshall Division, against Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, Clifford E. Butler, J. Clinton Rivers, Richard A. Cogdill, Renee N. DeBar, PPC’s compensation committee and other unnamed defendants, or the Patterson action. On January 2, 2009, a nearly identical suit was filed by Denise M. Smalls in the same court against the same defendants, or the Smalls action. The complaints in both actions, brought pursuant to section 502 of the U.S. Employee Retirement Income Security Act of 1974, or ERISA, 29 USC. § 1132, alleged that the individual defendants breached fiduciary duties to participants and beneficiaries of the Pilgrim’s Pride Stock Investment Plan, or the Stock Plan, as administered through the Pilgrim’s Pride Retirement Savings Plan, or the RSP, and the To-Ricos, Inc. Employee Savings and Retirement Plan, or the To-Ricos Plan, and, collectively, the Plans by failing to sell the common stock held by the Plans before it declined in value in late 2008. Patterson and Smalls further alleged that they purported to represent a class of all persons or entities who were participants in or beneficiaries of the Plans at any time between May 5, 2008 through the present and whose accounts held PPC’s common stock or units in PPC’s common stock. Both complaints sought actual damages in the amount of any losses the Plans suffered, to be allocated among the participants’ individual accounts as benefits due in proportion to the accounts’ diminution in value, attorneys’ fees, an order for equitable restitution and the imposition of a constructive trust, and a declaration that each of the defendants have breached their fiduciary duties to the Plans’ participants.

On July 20, 2009, the Court entered an order consolidating the Smalls and Patterson actions. On August 12, 2009, the Court ordered that the consolidated case proceed under the caption “In re Pilgrim’s Pride Stock Investment Plan ERISA Litigation, No. 2:08-cv-472-TJW.”

Patterson and Smalls filed a consolidated amended complaint, or the Amended Complaint, on March 2, 2010. The Amended Complaint names as defendants the Pilgrim’s Pride Board of Directors, Lonnie “Bo” Pilgrim, Lonnie Ken Pilgrim, Charles L. Black, Linda Chavez, S. Key Coker, Keith W. Hughes, Blake D. Lovette, Vance C. Miller, James G. Vetter, Jr., Donald L. Wass, J. Clinton Rivers, Richard A. Cogdill, the Pilgrim’s Pride Pension Committee, Robert A. Wright, Jane Brookshire, Renee N. DeBar, the Pilgrim’s Pride Administrative Committee, Gerry Evenwel, Stacey Evans, Evelyn Boyden, and “John Does 1-10.” The Amended Complaint purports to assert claims on behalf of persons who were participants in or beneficiaries of the RSP or the To-Ricos Plan at any time between January 29, 2008 and December 1, 2008, or the alleged class period, and whose accounts included investments in PPC’s common stock.

Like the original Patterson and Smalls complaints, the Amended Complaint alleges that the defendants breached ERISA fiduciary duties to participants and beneficiaries of the RSP and To-Ricos Plan by permitting both Plans to continue investing in PPC’s common stock during the alleged class period. The Amended Complaint also alleges that certain defendants were “appointing” fiduciaries who failed to monitor the performance of the defendant-fiduciaries they appointed. Further, the Amended Complaint alleges that all defendants are liable as co-fiduciaries for one another’s alleged breaches. Plaintiffs seek actual damages in the amount of any losses the RSP and To-Ricos Plan attributable to the decline in the value of the common stock held by the Plans, to be allocated among the participants’ individual accounts as benefits due in proportion to the accounts’ alleged diminution in value, costs and attorneys’ fees, an order for equitable restitution and the imposition of a constructive trust, and a declaration that each of the defendants have breached their ERISA fiduciary duties to the RSP and To-Ricos Plan’s participants.

The defendants filed a motion to dismiss the Amended Complaint on May 3, 2010. On August 29, 2012, the Magistrate Judge issued a Report and Recommendation to deny the defendants’ motion to dismiss the complaint on grounds that the complaint included too many exhibits. The defendants filed objections with the Marshall Court, and on October 29, 2012, the Marshall Court adopted the Recommendation of the Magistrate Judge and entered an order denying the defendants’ motion to dismiss. On November 11, 2012, Plaintiffs filed a motion for class certification. The motion is fully briefed and was argued to the Marshall Court on February 28, 2013. The parties are awaiting a decision on the motion.

Tax Proceedings

In 2009, the Internal Revenue Service, or the IRS, asserted claims against PPC in the Bankruptcy Court for the Northern District of Texas, Fort Worth Division, or the Bankruptcy Court, totaling US$74.7 million. Following a series of objections and motions of opposition filed by both parties with the Bankruptcy Court, PPC worked with the IRS through the normal processes and procedures that are available to resolve the IRS’ claims. On December 12, 2012, PPC entered into two Stipulation of Settled Issues agreements with the IRS, or the Stipulations. The first Stipulation related to PPC’s 2003, 2005, and 2007 tax years and resolved all of the material issues in the case. The second Stipulation related to PPC as the successor in interest to Gold Kist Inc., or Gold Kist, for the tax years ended June 30, 2005 and September 30, 2005, and resolved all substantive issues in the case. These Stipulations accounted for approximately US$29.3 million of the claims and should result in no additional tax due.

In connection with the remaining US$45.4 million claimed by the IRS, PPC filed a petition in Tax Court on May 26, 2010 in response to a Notice of Deficiency that was issued to it as the successor in interest to Gold Kist. The Notice of Deficiency and the Tax Court proceeding relate to an ordinary loss that Gold Kist claimed for its tax year ended June 26, 2004. On December 11, 2013, the Tax Court issued its opinion in the Tax Court case holding the loss that Gold Kist claimed for its tax year ended June 26, 2004 was capital in nature. On April 14, 2014, PPC appealed the Tax Court’s findings of fact and conclusions of law to the United States Fifth Circuit Court of Appeal, or the Court of Appeal. On February 25, 2015, the Court of Appeal issued its opinion, which reversed the Tax Court’s judgment and rendered judgment in PPC’s favor. The IRS did not appeal the Court of Appeal’s decision, which has become final, and no additional tax should be due in connection with this matter.

Other Claims and Proceedings

From time to time, we are party various other legal proceedings incident to our business. As of the date of this prospectus, there were no other legal proceedings against us with respect to matters arising outside the ordinary course of our business or which we anticipate would have a material adverse effect on us.

BEEF, PORK AND POULTRY INDUSTRIES

Global Beef Industry

Beef is a rich source of protein and the third most produced and consumed protein in the world, after pork and poultry. According to data from the USDA, the world cattle herd stood at a total of 965.3 million head in 2015, producing 58.4 million tons of beef.

Imports and Exports

According to the USDA, global beef imports reached a total of 7.6 million tons in 2015, representing a 4.1% decrease from 2014. In the future, imports are expected to rise due to: (1) increased demand from developed and emerging nations; (2) the reduction of the Russian cattle herd driven by domestic politico-economic instability and, consequently, its productive capacity; and (3) the expectation that the volume of beef imports in China will increase as the gap between domestic production and demand widens.

Despite being the world’s leading beef producing nation, the United States is also a significant importer of beef as domestic production is insufficient to meet the full demand of United States consumers. The European Union, China and Russia are examples of other major markets experiencing deficits in beef production, making them dependent on importing beef from foreign markets.

Brazil was the world’s largest beef exporter from 2004 to 2014. In 2015, Australia surpassed Brazil to become the world’s largest beef exporter. The United States, despite a production deficit, is the world’s third largest beef exporting nation, exporting premium beef cuts to the global market. Australia, Brazil and the U.S. combined for 59% of total exports in 2015.

Key Geographies Where We Operate

United States

Excluding India, which for religious reasons does not make a significant part of its cattle herd available for commercial purposes, the United States has the third largest commercial cattle herd in the world, with 89.1 million head of cattle, and is the world’s top beef producing nation, producing 10.8 million tons of beef in 2015. The U.S. has more cattle in feedlots than any other country. Feedlots are the preferred method of raising commercial cattle in the United States due to the high quality of meat procured and the shorter time to prepare cattle for slaughter when compared to the free range method of raising cattle.

Pure U.S. beef processors generally buy cattle raised in feedlots on the spot market or pursuant to market-priced supply agreements. They process the cattle in their own facilities and sell the beef to various customers or further processors. Cattle are normally purchased at market prices and kept for less than one day before slaughter. Pure beef processors are primarily “spread” operators, and their operating profit is largely determined by the operational efficiency of their facilities, as opposed to fluctuations in market prices for cattle and beef. In the United States we operate as a pure beef processor.

Brazil

Brazilian cattle are predominantly raised through grazing, where animals consume vegetable-based feed, resulting in cattle with a generally lower fat content than cattle raised in other environments. Grazing and lower fat content are important attributes to the marketing position of Brazilian beef, especially for a number of developed countries.

The Brazilian beef industry has undergone an intense process of internationalization. From 2000 to 2015, beef exports have grown from approximately 7% of production to 18.1% in 2015. This increase in beef exports is directly related to increased productivity in the Brazilian beef sector resulting from greater availability of cattle for slaughter, reduced production costs and depreciation of the real.

Australia

Grazing is also the most common method for raising and feeding cattle in Australia. This method has lower feed input costs and requires a longer period of time for cattle to reach maturity. However, Australia also has a grain-fed beef cattle segment, which supplies beef predominantly processed for export, especially to Japan and South Korea. Australia has been one of the world’s leading beef exporters for over a decade and is expected to remain the largest beef exporter to the United States, which has replaced Japan as the largest export market for Australia.

Global Pork Industry

Pork is the most consumed protein in the world with China, the United States and the European Union representing the largest markets globally. According to data from the USDA, the world hog herd in 2015 stood at a total of 795.8 million head, producing 110.3 million tons of pork.

Imports and Exports

The world pork trade is growing faster than world pork production. Declining trade barriers are allowing pork to move more freely around the globe than ever, which is beneficial for pork producers who can produce quality pork at a competitive price, according to the industry publication National Hog Farmer.

China is among the fastest growing markets for pork imports and the world’s largest pork market. A growing gap between consumption and production in China is fueling demand for pork imports. The USDA’s foreign agricultural service expects China to import 1.3 million metric tons of pork in 2016. This is 26% more than 2015, and more than any other country except Japan. Japan has been the world’s top pork importer for more than 20 years.

The United States was the largest pork exporting country from 2005 to 2014, until the European Union surpassed it in 2015, exporting 6.6% more pork than the U.S. The European Union is expected to remain the top exporter globally as it has been successfully expanding pork sales to key markets such as China, South Korea and Japan. The weakening euro relative to the U.S. dollar has also supported growth in European pork exports. Combined, the European Union and the United States account for 64% of world pork exports, according to the industry publication National Hog Farmer.

Key Geographies Where We Operate

United States

The United States has the third largest commercial hog herd in the world with 67.8 million head and is also the third largest global producer, having produced 11.1 million tons of pork in 2015. The United States is also the third largest consumer, having consumed 9.4 million tons in 2015, according to the USDA.

In the United States, pork processors include vertically integrated companies, who own and raise hogs for use in their own processing facilities, and pure processors, who do not own hogs. Pure processors generally purchase finished hogs under long-term supply contracts at prevailing market prices, process the hogs in their own facilities and sell the finished products at spot prices. Pure processors are typically exposed to oscillations in market prices for less than two weeks and are primarily “spread” operators with their operating profit largely determined by a plant’s operating efficiency and not by fluctuations in the market prices for hogs and pork products. Our pork operations based in the United States are a mix of pure pork processors and vertically integrated processors.

Global Chicken Industry

Chicken is the second most consumed protein in the world, after pork, and the most commonly consumed protein in the United States and Brazil. The largest chicken consumers in the world are the United States, followed by China, the European Union and Brazil. According to data from the USDA, the world produced 88.7 million tons of chicken in 2015.

Imports and Exports

According to the USDA, world chicken imports reached a total of 8.7 million tons in 2015. The largest importers of poultry products are Japan, Saudi Arabia, Mexico and the European Union, which together account for 39.0% of the world’s imports of chicken products in aggregate.

Brazil is the largest exporter with 37.4% share of global chicken exports. The United States is the world’s second largest chicken exporter with 3.2 million tons shipped in 2015. Export demand growth will likely be driven by increased market access, removal of trade restrictions on U.S. poultry, robust Chinese demand and a continued weakness in the Brazilian real.

Key Geographies Where We Operate

United States

Chicken products are the most commonly consumed source of protein in the United States. According to the USDA, the United States represents the largest production and consumption market globally. In 2015, the United States produced 18.0 million tons and consumed 15.1 million tons of chicken.

Large-scale chicken processors in the U.S. are typically vertically integrated processors. Vertically integrated processors own and raise brood hens to lay eggs for incubation. Once hatched, the chicks are transported to independently contracted growth farms where they develop until they reach the age of seven to nine weeks. The processor supplies the hired farmers with the chicks, feed and veterinary services. Additionally, since chicks consume feed (meal produced from corn and soybean meal) with a replacement price that is subject to variations in market price, vertically integrated poultry processors have direct financial exposure to volatility in such grain prices.

The U.S. chicken sector is characterized by daily price alterations based on seasonal consumption patterns and overall supply and demand for chicken and other meats in the United States and abroad. The prices for chicken vary over time and are affected by inventory levels, production cycles, weather, disease and bird feeding costs, among other factors.

European Union

Chicken is the second most consumed protein in the European Union, after pork. According to the USDA, the European Union is the fourth largest chicken producer in the world, with production of 10.6 million tons in 2015 and the third largest chicken consumer, having consumed 10.2 million tons over the same period. In the last eight years, the European Union’s chicken production increased 23.6%, which represents an average annual growth of 3.1%.

Brazil

Chicken is the most commonly consumed protein in Brazil, followed by pork and beef. Brazil is the world’s fourth largest consumer of chicken, having consumed 9.3 million tons in 2015. According to World Poultry and the USDA, the Brazilian chicken industry has experienced significant growth over the past four decades, with production rising from 0.2 million tons in 1973 to 13.1 million tons in 2015. Chicken production and exports are expected to continue to grow through 2016 with the continued weakened real and China and Russia facing downward production pressures.

MANAGEMENT

In accordance with our memorandum and articles of association, we are managed by a board of directors who may appoint executive officers to manage our day-to-day operations.

We will be considered a “foreign private issuer” under the securities laws of the United States and the New York Stock Exchange listing standards. Under the securities laws of the United States, foreign private issuers are subject to different disclosure requirements than U.S.-domiciled registrants. We intend to take all actions necessary for us to maintain compliance as a foreign private issuer under the applicable corporate governance requirements of the Sarbanes-Oxley Act of 2002, the rules adopted by the SEC and the New York Stock Exchange listing standards. Under the New York Stock Exchange listing standards, a foreign private issuer is subject to less stringent corporate governance requirements. Subject to certain exceptions, the New York Stock Exchange listing standards permit a foreign private issuer to follow its home country practice in lieu of the New York Stock Exchange listing standards. For an overview of our corporate governance principles, see “Description of Share Capital.”

Board of Directors

The Irish Companies Act provides for a minimum of two directors. Our memorandum and articles of association provide for a minimum of two directors and a maximum of fifteen directors. Our shareholders may from time to time increase or reduce the minimum or maximum number of directors by special resolution. As of August 3, 2016, our board consisted of two directors. Holders of our ordinary shares are entitled to one vote for each share at all meetings at which directors are elected.

We expect that immediately prior to the completion of the transaction, our board of directors will consist of nine members. Our directors will be divided into three classes, designated Class I (consisting of three directors), Class II (consisting of three directors) and Class III (consisting of three directors). The term of the initial Class I directors shall terminate on the date of our 2017 annual general shareholders’ meeting; the term of the initial Class II directors shall terminate on the date of our 2018 annual general shareholders’ meeting; and the term of the initial Class III directors shall terminate on the date of our 2019 annual general shareholders’ meeting. At each annual general shareholders’ meeting beginning in 2017, successors to the class of directors whose term expires at that annual general shareholders’ meeting shall be elected for a three-year term.

Any vacancy on our board of directors, including a vacancy resulting from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a director, shall be deemed a casual vacancy. Any casual vacancy shall only be filled by the decision of a majority of our board of directors then in office, provided that a quorum is present and provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with our memorandum and articles of association as the maximum number of directors. Any director elected to fill a vacancy shall hold office until the next election of directors of the class of directors to which he or she has been appointed.

Our memorandum and articles of association provide that our shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term.

As of August 3, 2016, our board of directors consisted of the following two nominee directors: Marcus O’Sullivan and Ian Kemp, each of whom was appointed on June 3, 2016. Neither Mr. O’Sullivan nor Mr. Kemp is expected to a member of the board of directors upon the completion of the transaction. Immediately prior to the completion of the transaction, we will provide a table setting forth certain information regarding our directors and a summary of the business experience of each director.

All of our directors, except                     ,                     ,                    and                     , will be considered independent under the applicable rules and regulations of the New York Stock Exchange.

Board Committees

Upon completion of the transaction, we will have an audit committee, a compensation committee and a sustainability committee. Once the members of these committees are finalized prior to the completion of the transaction, we will provide a summary of the business experience of each member of our board committees and the responsibilities of each of the committees.

Senior Management

The following table sets forth the name, age and position of the members of our senior management as of August 3, 2016:

Name	Officer Since	Age	Position
Wesley Mendonça Batista	July 14, 2016	46	Chief Executive Officer
Russell Colaco	July 14, 2016	43	Chief Financial Officer
Jeremiah Alphonsus O’ Callaghan	July 14, 2016	62	Investor Relations Officer

The following is a summary of the business experience of our executive officers:

Wesley Mendonça Batista. Mr. Batista was appointed chief executive officer of JBS Foods International in July 2016. He has been president and chief executive officer of JBS S.A.’s global operations since February 2011. From 2007 to 2011, Mr. Batista served as president and chief executive officer of JBS USA Holdings, where he oversaw the growth and development of the U.S. market following JBS S.A.’s acquisition of Swift & Company. During Mr. Batista’s tenure, JBS USA Holdings acquired the Smithfield Beef business, the JBS USA Holdings feedlot operations and a controlling interest in PPC and expanded JBS S.A.’s Australian operations. Prior to that, Mr. Batista served as chief operating officer of JBS S.A.’s beef operations in Brazil and Argentina for 15 years, during which time JBS S.A. became the largest beef producer and exporter in Latin America. Mr. Batista also serves on the board of directors of JBS S.A. and PPC.

Russell Colaco. Mr. Colaco was appointed chief financial officer of JBS Foods International in July 2016. Before joining the JBS Group, he was a managing director in the investment banking division of Morgan Stanley for more than nine years. In that function, he advised leading global consumer and retail companies on strategic and corporate finance matters. Mr. Colaco holds an MBA degree from the University of Chicago Booth School of Business.

Jeremiah Alphonsus O’ Callaghan. Mr. O’Callaghan was appointed investor relations officer of JBS Foods International in July 2016. He has more than 30 years’ experience in the meat industry, primarily in the Brazilian beef sector. Mr. O’Callaghan joined the JBS Group in 1996 as JBS S.A. was beginning its international expansion. In 2008, after JBS S.A. became a publicly-listed company in Brazil, he was appointed investor relations officer of JBS S.A. Mr. O’Callaghan holds a degree in engineering from University College Cork in Ireland.

The remaining members of our senior management will be appointed prior to the completion of the transaction.

Compensation of Directors and Officers

We will pay the reasonable costs and expenses incurred by our directors in connection with attending meetings of the board of directors and its committees. As of August 3, 2016, we had not made any payments to our two nominee directors for board service for the period since their appointment on June 3, 2016.

Since our incorporation and the appointment of our chief executive officer, chief financial officer and investor relations officer on July 14, 2016, JBS Foods International has not paid any compensation to our directors and officers.

PRINCIPAL SHAREHOLDERS

Prior to the Transaction

As of August 3, 2016, JBS Foods International was wholly owned by Wesley Mendonça Batista, chief executive officer of JBS S.A. Prior to the asset contribution, Wesley Mendonça Batista will transfer all of the share capital of JBS Foods International to JBS S.A. in exchange for cash. JBS S.A.’s principal shareholder is FB, a Brazilian holding company, whose only investment is the ownership of shares of JBS S.A. and Vigor Alimentos S.A., an affiliate of JBS S.A. As of August 3, 2016, FB owned 1,204,869,813 JBS S.A. common shares, representing 44.3% of JBS S.A.’s total capital stock (ex-treasury shares). Pursuant to the listing rules of the Novo Mercado segment of the BM&FBOVESPA, JBS S.A.’s capital stock is represented solely by common shares.

The following table sets forth the holders of the issued and outstanding JBS S.A. common shares and their respective shareholdings as of August 3, 2016 (excluding 138,882,586 JBS S.A. common shares held in treasury):

Shareholder	Shares outstanding	%
FB (1)	1,204,869,813	44.3
Banco Original (2)	5,435,528	0.2
BNDESPar (3)	581,661,101	21.4
Caixa (4)	197,653,900	7.3
Other shareholders	728,354,577	26.8

Total	2,717,974,919	100.00

(1)	FB, our principal shareholder, is controlled by J&F. J&F is owned, indirectly through several Brazilian holding companies, by the Batista Family (José Batista Sobrinho and Flora Mendonça Batista and five of their children: Valere Batista Mendonça Ramos, Vanessa Mendonça Batista, Wesley Mendonça Batista, Joesley Mendonça Batista and Vivianne Mendonça Batista), and also by Pinheiros Fundo de Investimentos em Participações, or FIP Pinheiros, and ZMF. The Batista Family (except for José Batista Sobrinho and Flora Mendonça Batista) owns 100% of the equity interests in ZMF. FIP Pinheiros is indirectly owned by Colin Murdoch-Muirhead, James Walker, Nicolas Ferris and Paul Backhouse.
(2)	Banco Original S.A. was founded from the merger of two banks: Banco JBS S.A., which focused on providing financing for the development of farming in Brazil, and Banco Matone, which focused on payroll loans. The Batista Family indirectly, through several holding companies, own 100% of the issued and outstanding shares of each of Banco Original S.A. and Banco Original do Agronegócio S.A.
(3)	BNDESPar is wholly owned by the Brazilian National Economic and Social Development Bank (Banco Nacional de Desenvolvimento Econômico e Social), or BNDES. BNDESPar invests and owns equity interests in Brazilian companies.
(4)	Caixa is a financial institution owned by the Brazilian federal government.

Following the Transaction

The following table sets forth the holders of JBS Foods International’s outstanding common shares and their respective shareholdings immediately following the completion of the transaction, assuming: (1) the shareholding structure (ex-treasury shares) of JBS S.A. immediately prior to the distribution will be the same as its shareholding structure as of August 3, 2016; (2) the exchange ratio used for the JBS Foods International capital increase will be the maximum exchange ratio of 0.0621; and (3) the shareholders of JBS S.A. will contribute the maximum allowable amount of their respective JBS S.A. common shares (or JBS S.A. ADSs, as the case may be) in the JBS Foods International capital increase:

	Following the Distribution		Following the JBS Foods International Capital Increase
Shareholder (1)	Shares outstanding	%	Shares outstanding	%
FB	301,217,453	44.3	376,031,661	46.7
BNDESPar	145,415,275	21.4	181,532,467	22.5
Banco Original	1,358,882	0.2	1,696,391	0.2
Caixa	49,413,475	7.3	52,680,686	6.5
Other shareholders	182,088,644	26.8	194,128,319	24.1

Total	679,493,729	100.0	806,069,524	100.0

(1)	Only FB, BNDESPar and Banco Original will be entitled to participate in the affiliate private capital contribution and contribute all or a portion of their JBS S.A. common shares without proration in the JBS Foods International capital increase.

Interests of Certain Persons in the Transaction

The following table sets forth information with respect to the anticipated beneficial ownership of the JBS Foods International ordinary shares following the transaction by:

•	each shareholder who is expected to beneficially own more than 5% of the JBS Foods International ordinary shares;

•	each person expected to serve on our board of directors;

•	each person expected to be a member of our senior management; and

•	all of our directors and senior managers, as a group.

	Following the Distribution (1)		Following the JBS Foods International Capital Increase (2)
	Number of shares	% of total outstanding shares	Number of shares	% of total outstanding shares
5% Shareholders
FB	301,217,453	44.3	376,031,661	46.7
BNDESPar	145,415,275	21.4	181,532,467	22.5
Caixa Econômica Federal	49,413,475	7.3	52,680,686	6.5

Directors
Total directors	—	—	—	—

Senior managers
Wesley Mendonça Batista	—	—	—	—
Russell Colaco	—	—	—	—
Jeremiah Alphonsus O’ Callaghan	—	—	—	—

Total executive officers	—	—	—	—

Total directors and senior managers	—	—	—	—

(1)	Assumes the shareholding structure (ex-treasury shares) of JBS S.A. immediately prior to the distribution is the same as its shareholding structure as of August 3, 2016.
(2)	Assumes FB, Banco Original, BNDESPar and the minority shareholders of JBS S.A. (including Caixa Econômica Federal) contribute the maximum allowable number of JBS S.A. common shares in the JBS Foods International capital increase at the maximum exchange ratio. For more information about the JBS Foods International capital increase and the calculation of the exchange ratio, see “The Transaction—The Private Capital Contribution—Exchange Ratio.”

Shareholders’ Agreement of JBS Foods International

JBS Foods International, FB and BNDESPar expect to enter into a shareholders’ agreement, or the shareholders’ agreement, that will establish certain rights and obligations relating to the JBS Foods International ordinary shares that will be owned by FB and BNDESPar (directly or represented by JBS Foods International BDRs) after the transaction.

Registration Rights Agreement with BNDESPar

JBS Foods International and BNDESPAR expect to enter into a registration rights agreement, or the registration rights agreement, that will establish certain registration rights and obligations relating to the JBS Foods International ordinary shares that will be owned by BNDEPSAR (directly or represented by JBS Foods International BDRs) after the transaction.

RELATED PARTY TRANSACTIONS

During the regular course of our business, we engage in transactions with related parties on an arm’s length basis, some of which are of a recurring nature, including in respect of administrative, legal, financial, management, accounting, human resources and information technology services and the purchase and sale of raw material and cattle. The following summarizes the material transactions we engage in with our principal affiliates.

Transaction Documents

In connection with the distribution, we will enter into agreements with certain related parties as further described below.

Contribution Agreement

The contribution agreement is expected to set forth the terms and conditions pursuant to which JBS S.A. will contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco, in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. See “—Letter of Allotment.” In connection with the asset contribution, New Holdco will also assume all of the obligations of JBS S.A. as guarantor under the indentures governing certain notes and the obligations of JBS S.A. and/or its subsidiaries as borrower or guarantor under certain debt agreements. The letter of allotment to JBS S.A. will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information about the asset contribution and the contribution agreement, see “The Asset Contribution.”

Letter of Allotment

The letter of allotment sets forth the terms and conditions pursuant to which JBS Foods International will make an allotment of the JBS Foods International ordinary shares to be issued to JBS S.A. in connection with the transactions contemplated by the asset contribution and the procedures to be followed should JBS S.A. wish to renounce such an allotment (in whole or in part) in favor of third parties. Pursuant to the letter of allotment, JBS Foods International will irrevocably grant to JBS S.A. the right to have JBS S.A. direct JBS Foods International to deliver the JBS Foods International ordinary shares received by JBS S.A. in connection with the asset contribution to JBS S.A. or to allot and deliver such JBS Foods International ordinary shares in any such amount to such person or persons as JBS S.A. may reasonably notify JBS Foods International.

Agreements with BNDESPar

Shareholders’ Agreement

JBS Foods International, FB and BNDESPar expect to enter into a shareholders’ agreement, or the shareholders’ agreement, that establish will establish certain rights and obligations relating to the JBS Foods International ordinary shares (directly or represented by JBS Foods International BDRs) that will be owned by FB and BNDESPar after the transaction.

Registration Rights Agreement

JBS Foods International and BNDESPAR expect to enter into a registration rights agreement, or the registration rights agreement, that will establish certain registration rights and obligations relating to the JBS Foods International ordinary shares that will be owned by BNDEPSAR (directly or represented by JBS Foods International BDRs) after the transaction.

Agreements with J&F Oklahoma

We are party to the following agreements with J&F Oklahoma Holdings, Inc., or J&F Oklahoma, a wholly-owned subsidiary of J&F:

Cattle Supply and Feeding Agreement and Cattle Supply and Feeding Incentive Program Agreement

On October 23, 2008, J&F Oklahoma entered into a cattle supply and feeding agreement (as amended on September 21, 2010 and January 24, 2013) with our subsidiary JBS Five Rivers Cattle Feeding LLC, or JBS Five Rivers, pursuant to which JBS Five Rivers feeds and cares for cattle owned by J&F Oklahoma. J&F Oklahoma pays JBS Five Rivers for the cost of feed and medicine plus a yardage fee on a per head per day basis. This agreement continues through December 31, 2019. Pursuant to a related cattle supply and feeding incentive program agreement entered into by J&F Oklahoma and JBS Five Rivers on January 1, 2011, J&F Oklahoma will pay JBS Five Rivers an annual incentive payment to be calculated based upon a formula that takes into account J&F Oklahoma’s financial performance arising from the sale of cattle fed and raised by JBS Five Rivers. The cattle supply and feeding incentive program agreement terminates when the cattle supply and feeding agreement terminates and may also be terminated by either party upon 30 days prior written notice.

Cattle Purchase and Sale Agreement

On October 23, 2008, J&F Oklahoma and JBS USA entered into an amended and restated cattle purchase and sale agreement, as amended on September 22, 2010, May 23, 2013 and November 7, 2014, pursuant to which JBS USA agreed to purchase from J&F Oklahoma at least 800,000 head of cattle per year during each calendar year. The price for each head of cattle purchased pursuant to this agreement is determined in accordance with JBS USA’s pricing grid in effect on the date of delivery. The grid used for J&F Oklahoma is identical to the grid used for unrelated third parties. In addition, the agreement provides for supplemental payments each quarter, which require (1) in the event the average cost of cattle exceeds the average sale price of cattle for the quarter, JBS USA to pay J&F Oklahoma the product of (a) 40% of the difference between the average cost of cattle and sale price, multiplied by (b) the lesser of the number of cattle purchased from J&F Oklahoma by JBS USA during such quarter or 200,000 head of cattle; or (2) in the event the average sale price of cattle exceeds the average cost of cattle for the quarter, J&F Oklahoma to pay JBS USA the product of (a) 40% of the difference between the average sale price and cost of cattle, multiplied by (b) the lesser of number of cattle purchased from J&F Oklahoma by JBS USA during such quarter or 200,000 head of cattle.

Guarantee of J&F Oklahoma Secured Revolving Credit Facility

On October 7, 2008, J&F Oklahoma entered into a US$600.0 million secured revolving credit facility. This credit facility and the guarantee thereof are secured solely by the assets of J&F Oklahoma and the net assets of JBS Five Rivers. This credit facility is used to acquire cattle which are then fed in the JBS Five Rivers’ feed yards pursuant to the cattle supply and feeding agreement described above under “—Cattle Supply and Feeding Agreement.” The finished cattle are sold to JBS USA Food Company under the cattle purchase and sale agreement discussed above under “Cattle Purchase and Sale Agreement.” On June 14, 2011, J&F Oklahoma and JBS Five Rivers executed an amendment to increase the availability to $1.0 billion and to add J&F Australia as a borrower under the facility. On March 6, 2012, J&F Oklahoma and JBS Five Rivers executed an amendment to increase the availability up to US$1.2 billion. On January 24, 2013, J&F Oklahoma executed an amendment to add J&F Ranch Canada Inc., or J&F Ranch Canada, as a borrower under the facility, allow borrowings under additional currency options and extend the maturity date to June 14, 2016. On November 7, 2014, J&F Oklahoma and JBS Five Rivers executed an amendment to increase the availability up to US$1.4 billion and extend the maturity date to November 7, 2019. Borrowings under the facility bear interest at variable rates based on applicable LIBOR plus 1.75% to 2.25%, or based on the prime rate plus 0.5% to 1.0%. As of March 31, 2016, (i) no borrowings were used towards letters of credit, (ii) the borrowing availability was US$79.8 million and (iii) J&F Oklahoma had US$1.0 billion in outstanding borrowings under the facility.

The credit agreement is collateralized by accounts receivable and inventories of J&F Oklahoma and by certain fixed assets, accounts receivable and inventories of JBS Five Rivers. Among other requirements, the facility requires J&F Oklahoma to maintain certain financial ratios, minimum levels of net worth and establish limitations on certain types of payments, including dividends, investments and capital expenditures. In most instances, the covenants consider the combined position and results of J&F Oklahoma along with JBS Five Rivers. J&F Oklahoma’s parent company has entered into a keep-well agreement whereby it will make contributions to J&F Oklahoma if J&F Oklahoma is not in compliance with its financial covenants under this credit facility. If J&F Oklahoma defaults on its obligations under the credit facility and such default is not cured by its parent under the keep-well agreement, JBS Five Rivers is obligated for up to US$250.0 million of guaranteed borrowings plus certain other obligations and costs under this credit facility. J&F Oklahoma was in compliance with the financial covenants under this credit facility as of March 31, 2016.

J&F Oklahoma Revolving Credit Facility

JBS Five Rivers is party to an agreement with J&F Oklahoma pursuant to which JBS Five Rivers has agreed to loan up to US$450.0 million in revolving loans to J&F Oklahoma. The loans are used by J&F Oklahoma to acquire feeder animals which are placed in JBS Five Rivers’ feed yards for finishing and for working capital needs. Borrowings accrue interest at a per annum rate of LIBOR plus 2.75% and interest is payable at least quarterly. This facility matures on December 31, 2019. On October 30, 2015, the agreement was amended to extend the facility up to US$675.0 million. As of March 31, 2016, the amount outstanding under this agreement was US$498.6 million.

Agreements with J&F Australia

We are party to the following agreements with J&F Australia Pty Limited, or J&F Australia, a wholly-owned subsidiary of J&F:

Shared Services and Feeding Agreement

On January 21, 2013, J&F Australia entered into an amended and restated shared services and feeding agreement with our subsidiary, JBS Australia, as amended on November 10, 2014, pursuant to which JBS Australia agreed to provide feed and care for cattle owned by J&F Australia. J&F Australia pays JBS Australia for the cost of feed and medicine plus a yardage fee on a per head per day basis. This agreement matures on December 31, 2019.

Cattle Purchase and Sale Agreement

On January 21, 2013, J&F Australia entered into an amended and restated cattle purchase and sale agreement with JBS Australia Pty Limited, as amended on November 10, 2014, pursuant to which JBS Australia Pty Limited agreed to purchase from J&F Australia at least 200,000 head of cattle per calendar year. The price for each head of cattle purchased pursuant to this agreement is based on the cost of feed and the shared service and feeding cost plus a markup of between 2.00% and 5.00%, determined by J&F Australia from time to time.

Agreements with J&F Ranch Canada

We are party to the following agreements with J&F Ranch Canada, a wholly-owned subsidiary of J&F:

Cattle Supply and Feeding Agreement

On January 24, 2013, J&F Ranch Canada entered into a cattle supply and feeding agreement with JBS Food Canada ULC (formerly JBS Food Canada Inc.), or JBS Canada, pursuant to which JBS Canada feeds and cares for cattle owned by J&F Ranch Canada. J&F Ranch Canada pays JBS Canada for the cost of feed and medicine plus a yardage fee on a per head per day basis. Under the terms of this agreement, J&F Ranch Canada has agreed to maintain sufficient cattle on JBS Canada’s feed yards so that its feed yards are at least 75% of their capacity with cattle at all times. This agreement expires on December 31, 2019.

Cattle Purchase and Sale Agreement

On January 24, 2013, J&F Ranch Canada and JBS Canada entered into a cattle purchase and sale agreement (as amended on September 22, 2010, May 23, 2013 and November 7, 2014), pursuant to which JBS Canada has agreed to purchase from J&F Ranch Canada at least 50,000 head of cattle per calendar year. In addition, the agreement provides for supplemental payments each quarter, which require: (1) in the event the average cost of cattle exceeds the average sale price of cattle for the quarter, JBS Canada will pay J&F Ranch Canada the product of (a) 40% of the difference between the average cost of cattle and sale price, multiplied by (b) the lesser of the number of cattle purchased from J&F Ranch Canada by JBS Canada during such quarter or 12,500 head of cattle; or (2) in the event the average sale price of cattle exceeds the average cost of cattle for the quarter, J&F Ranch Canada will pay JBS Canada the product of (a) 40% of the difference between the average sale price and cost of cattle, multiplied by (b) the lesser of number of cattle purchased from J&F Ranch Canada by JBS Canada during such quarter or 12,500 head of cattle.

Other Transactions

We have entered into an assignment agreement with Banco Original S.A., a direct shareholder of JBS S.A. and subsidiary of J&F, pursuant to which we may transfer our rights to receivables of certain clients in Brazil, including all associated benefits and risks, to Banco Original S.A. for market value. As of March 31, 2016, we had transferred receivables to Banco Original in the outstanding aggregate amount of R$783.4 million. As a result of such transfers, we incurred finance expense in the aggregate amount of R$33.3 million during the three-month period ended March 31, 2016.

In addition, we have entered into financing agreements with BNDES, an affiliate of JBS S.A.’s shareholder BNDESPar, and Caixa, a direct shareholder of JBS S.A. As of March 31, 2016, the aggregate amounts outstanding under the loans and financing with BNDES and Caixa were R$33.8 million and R$4,203.1 million, respectively.

For more information about related party transactions between us and our affiliates, see note 9 to JBS S.A.’s audited consolidated financial statements as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, included elsewhere in this prospectus.

Policies and Procedures for Related Party Transactions

Our board of directors will be expected to review in advance any proposed related party transaction. All of our directors, officers and employees will be required to report to our board of directors any related party transaction prior to entering into the transaction.

It is our intention to ensure that all transactions between us and our officers, directors and principal shareholders and their affiliates are approved by our board of directors, and are on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

THE ASSET CONTRIBUTION

This section of this prospectus describes the material terms of the asset contribution. The description in this section and elsewhere in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by reference to, the complete text of the contribution agreement, a copy of which will be included as an exhibit to the registration statement of which this prospectus is a part. This summary may not contain all of the information about the contribution agreement that is important to you.

General

Prior to the distribution, JBS S.A. intends to contribute substantially all of its assets, other than the assets of JBS S.A. associated with its Brazilian beef business and related activities, including its leather business, to New Holdco, a wholly-owned subsidiary holding company of JBS Foods International, in exchange for JBS Foods International issuing and delivering a letter of allotment to JBS S.A. The contribution agreement is expected to set forth the terms and conditions of the asset contribution.

In addition, because the asset contribution involves a transfer of substantially all of JBS S.A.’s assets, successor obligor clauses in the indentures governing notes and debt agreements guaranteed, issued or entered into by JBS S.A. and its wholly-owned subsidiary JBS USA will require that New Holdco assume the liabilities as issuer and/or guarantor, as the case may be, under such indentures and debt agreements.

The letter of allotment will represent 100% of the total voting shares of JBS Foods International and will be equivalent to the net assets contributed to New Holdco by JBS S.A. For more information about the letter of allotment, see “Related Party Transactions—Transaction Documents—Letter of Allotment.”

Unaudited Pro Forma Consolidated Financial Data of JBS S.A.

To allow you to better understand the financial position of JBS S.A. following the distribution, this prospectus includes the unaudited pro forma consolidated statement of financial position of JBS S.A. as of March 31, 2016 and the unaudited pro forma consolidated statements of income of JBS S.A. for the three-month period ended March 31, 2016 and for the year ended December 31, 2015, which financial information, combined with the notes thereto, we refer to as the “JBS S.A. pro forma financial information.”

The JBS S.A. pro forma financial information gives effect to the asset contribution and the distribution as if they had taken place on March 31, 2016, in the case of the unaudited pro forma consolidated statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma consolidated statements of income. The asset contribution will be recorded at historical cost as it is considered to be a reorganization of entities under common control. For more information about the accounting treatment of the transaction, see “The Transaction—Accounting Treatment.” The JBS S.A. pro forma financial information has been presented for informational purposes only and may not be indicative of the results that actually would have occurred if the asset contribution and/or the distribution had occurred on the dates indicated, or the results that will be obtained in the future.

The JBS S.A. pro forma financial information has been derived from the (1) unaudited historical interim consolidated interim financial statements of JBS S.A. (as predecessor to JBS Foods International) as of March 31, 2016 and for the three-month periods ended March 31, 2016 and 2015, and the notes thereto, and (2) audited historical consolidated financial statements of JBS S.A. (as predecessor to JBS Foods International) as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, and the notes thereto, in each case, which are included elsewhere in this prospectus. The JBS S.A. pro forma financial information should be read in conjunction with, and is qualified in its entirety by reference to, such historical financial statements and historical financial information and the related notes contained therein. The pro forma adjustments are based upon currently available information and certain estimates and assumptions, and actual results may differ from the pro forma adjustments. However, management believes that these estimates and assumptions provide a reasonable basis for presenting the significant effects of the contemplated transactions and that the pro forma adjustments are factually supportable and give appropriate effect to those estimates and assumptions.

JBS Foods International is expected to own and operate the current businesses of JBS S.A., directly or indirectly, effective as of the closing of the JBS Foods International capital increase. JBS S.A. will continue to hold the assets not contributed to JBS Foods International pursuant to the asset contribution. Depending on the result of the JBS Foods International capital increase, up to 75% of the JBS S.A. common shares will be held by JBS Foods International following the transaction. The remaining JBS S.A. common shares will be held by non-controlling shareholders. As a result of the transaction, part of the non-controlling shareholders of JBS S.A. will become non-controlling shareholders of JBS Foods International.

JBS S.A.

Unaudited Pro Forma Consolidated Statement of Income

For the Three-Month Period Ended March 31, 2016

(in thousands of reais, except as otherwise indicated)

	Historical	Adjustments		Pro Forma
		Equity Interests Contribution 1.(a)	Financial Items Contribution 1.(b)
Net revenue	43,911,939	(36,999,490)	—	6,912,449
Cost of sales	(39,148,148)	33,994,559	—	(5,153,589)	(1)

Gross profit	4,763,791	(3,004,931)	—	1,758,860

General and administrative expenses	(1,122,910)	653,355	—	(469,555)	(1)
Selling expenses	(2,678,493)	1,921,660	—	(756,833)

Operating expense	(3,801,403)	2,575,015	—	(1,226,388)

Operating income	962,388	(429,916)	—	532,472

Finance income	2,100,015	(127,308)	(173,135)	1,799,571	(2)
Finance expense	(6,865,290)	933,392	176,749	(5,755,149)	(2)

Finance expense, net	(4,765,275)	806,084	3,614	(3,955,577)

Share of profit of equity – accounted investees, net of tax	295	—	—	295

Loss before income taxes	(3,802,592)	376,168	3,614	(3,422,810)

Current income taxes	(72,858)	67,527	(1,229)	(6,560)
Deferred income taxes	1,230,806	(122,192)	—	1,108,614

	1,157,948	(54,665)	(1,229)	1,102,054

Net loss	(2,644,644)	321,503	2,385	(2,320,756)

Attributable to:
Controlling interest	(2,741,162)	419,251	2,385	(2,319,526)
Non-controlling interest	96,518	(97,748)	—	(1,230)

	(2,644,644)	321,503	2,385	(2,320,756)

Weighted average JBS S.A. common shares outstanding (in thousands)
Basic	2,824,125			2,824,125	1.(c)
Diluted	2,824,125			2,824,125	1.(c)
Loss per JBS S.A. common share (in reais):
Basic	(0.97)			(0.82)
Diluted	(0.97)			(0.82)

(1)	These amounts include R$(184,857) thousand of expenses related to depreciation and amortization.
(2)	These amounts include R$(5,453,217) thousand of expenses related to derivatives.

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Information of JBS S.A.

JBS S.A.

Unaudited Pro Forma Consolidated Statement of Income

For the Year Ended December 31, 2015

(in thousands of reais, except as otherwise indicated)

	Historical	Adjustments		Pro Forma
		Equity Interests Contribution 1.(a)	Financial Items Contribution 1.(b)
Net revenue	162,914,526	(133,642,577)	—	29,271,949
Cost of sales	(140,324,213)	117,019,499	—	(23,304,714)	(1)

Gross profit	22,590,313	(16,623,078)	—	5,967,235

General and administrative expenses	(4,092,056)	2,359,726	—	(1,732,330)	(1)
Selling expenses	(9,377,895)	6,225,624	—	(3,152,271)

Operating expense	(13,469,951)	8,585,360	—	(4,884,601)

Operating income	9,120,362	(8,037,728)	—	1,082,634

Finance income	11,573,979	(649,168)	(552,058)	10,372,753	(2)
Finance expense	(12,874,595)	2,598,438	620,576	(9,655,581)	(2)

Finance income (expense), net	(1,300,616)	1,949,270	68,518	717,172

Share of profit of equity – accounted investees, net of tax	58,935	—	—	58,935

Profit before income taxes	7,878,681	(6,088,458)	68,518	1,858,741

Current income taxes	(2,979,735)	2,909,087	(23,296)	(93,944)
Deferred income taxes	229,701	(872,471)	—	(642,770)

	(2,750,034)	2,036,616	(23,296)	(736,714)

Net income	5,128,647	(4,051,842)	45,222	1,122,027

Attributable to:
Controlling interest	4,640,114	(3,557,978)	45,222	1,127,358
Non-controlling interest	488,533	(493,864)	—	(5,331)

	5,128,647	(4,051,842)	45,222	1,122,027

Weighted average JBS S.A. common shares outstanding (in thousands):
Basic	2,894,596			2,894,596	1.(c)
Diluted	2,898,331			2,898,331	1.(c)
Earnings per JBS S.A. common share (in reais):
Basic	1.60			0.39
Diluted	1.60			0.39

(1)	These amounts include R$(719,284) thousand of expenses related to depreciation and amortization.
(2)	These amounts include R$9,654,446 thousand of income related to derivatives.

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Information of JBS S.A.

JBS S.A.

Unaudited Pro Forma Consolidated Statement of Financial Position

As of March 31, 2016

(in thousands of reais)

	Historical	Adjustments		Pro Forma
		Equity Interests Contribution 1.(a)	Financial Items Contribution 1.(b)
Assets

Current assets
Cash and cash equivalents	15,287,228	(4,680,210)	(101)	10,606,917
Trade accounts receivable	9,788,546	(8,028,312)	—	1,760,234
Inventories	10,624,334	(8,154,739)	—	2,469,595
Biological assets	2,869,028	(2,840,841)	—	28,187
Recoverable taxes	3,208,628	(1,594,752)	—	1,613,876
Derivative assets	—	—	—	—
Prepaid expenses and other	968,904	(958,210)	—	10,694

Total current assets	42,746,668	(26,257,064)	(101)	16,489,503

Non-current assets
Biological assets	1,045,170	(1,045,170)	—	—
Recoverable taxes	1,588,330	(794,516)	—	793,814
Related parties receivables	1,797,903	3,055,696	(3,955,886)	897,713
Investments in associate and joint ventures	354,422	—	—	354,422
Property, plant and equipment	34,033,542	(21,389,810)	—	12,643,732
Intangible assets	6,338,505	(5,861,035)	—	477,470
Goodwill	23,333,960	(14,154,837)	—	9,179,123
Other non-current assets	1,049,700	(522,037)	—	527,663

Total non-current assets	69,541,532	(40,711,709)	(3,955,886)	24,873,937

Total assets	112,288,200	(66,968,773)	(3,955,987)	41,363,440

Liabilities and Equity

Liabilities

Current liabilities
Trade accounts payable	10,027,004	(8,023,503)	—	2,003,501
Loans and financing	20,834,313	(5,159,049)	(242,128)	15,433,136
Accrued income taxes and other taxes	390,028	(258,716)	—	131,312
Payroll and social charges	2,477,496	(2,022,138)	—	455,358
Dividends payable	1,103,308	—	—	1,103,308
Other financial liabilities	685,023	(370,013)	—	315,010
Derivative liabilities	1,723,631	169,143	—	1,892,774
Other current liabilities	892,847	(710,278)	—	182,569

Total current liabilities	38,133,650	(16,374,554)	(242,128)	21,516,968

Non-current liabilities
Loans and financing	43,198,302	(28,419,305)	(8,986,223)	5,792,774
Accrued income taxes and other taxes	281,140	(174,454)	—	106,686
Payroll and social charges	587,228	(587,228)	—	—
Other financial liabilities	242,118	(205,818)	—	36,300
Deferred income taxes	2,914,863	(2,110,050)	—	804,813
Provisions	1,303,305	(1,092,717)	—	210,588
Other non-current liabilities	714,032	(640,913)	389,892	463,011

Total non-current liabilities	49,240,988	(33,230,485)	(8,596,331)	7,414,172

Total liabilities	87,374,638	(49,605,039)	(8,838,459)	28,931,140

Equity
Attributable to controlling interest	23,380,111	(15,834,601)	4,882,472	12,427,982
Attributable to non-controlling interest	1,533,451	(1,529,133)	—	4,318

Total equity	24,913,562	(17,363,734)	4,882,472	12,432,300

Total liabilities and equity	112,288,200	(66,968,773)	(3,955,987)	41,363,440

See accompanying notes to the Unaudited Pro Forma Consolidated Financial Information of JBS S.A.

Notes to the Unaudited Pro Forma Consolidated Financial Information of JBS S.A.

1.	Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been prepared as if the asset contribution and the distribution had taken place on March 31, 2016, in the case of the unaudited pro forma consolidated statement of financial position, and on January 1, 2015, in the case of the unaudited pro forma consolidated statements of income.

(a)	Equity interests contribution

Represents the pro forma adjustment considering JBS S.A.’s investments in the following entities will be contributed to JBS Foods International, which will become a separate, unconsolidated, legal entity following the distribution: (1) 99.62% equity interest in JBS Argentina; (2) 100% equity interest in JBS Paraguay; (3) 100% equity interest in JBS Uruguay; (4) 100% equity interest in JBS Global Luxembourg; (5) 99.99% equity interest in Seara Alimentos; (6) 100% equity interest in Moy Park; and (7) 100% equity interest in Rigamonti. This also includes the reversion of consolidation adjustments previously performed on the historical balances of JBS S.A. in order to eliminate intercompany balances between JBS S.A. and the entities being contributed.

(b)	Financial items contribution

Represents the pro forma adjustment considering the contribution of the following JBS S.A. assets and liabilities to JBS Foods International, which will become a separate, unconsolidated, legal entity following the distribution: (1) cash of R$101 thousand; (2) intercompany receivable in the total amount of R$4,345,778 thousand (R$3,955,886 thousand receivable from Seara Alimentos and R$389,892 thousand receivable from JBS S.A.); and (3) loan with third parties of R$9,228,351 thousand (US$2,590,591 thousand), of which R$242,138 thousand (US$67,971 thousand) is current and R$8,986,223 thousand (US$2,522,620 thousand) is non-current. The impact to income arising from interest on receivables and loans to third parties is as follows:

	Three-month period ended March 31, 2016	Year ended December 31, 2015
	(in thousands of reais)
Impact on interest income from intercompany receivable (1)	(173,135)	(552,058)

Impact on interest expense from loans with third parties (2)	176,749	620,576

Subtotal, impact on finance income (expense), net	3,614	68,518
Tax impact (34%) (3)	(1,229)	(23,296)

Total	2,385	45,222

(1)	The intercompany receivable from Seara Alimentos, currently held by JBS S.A., once transferred to JBS Foods International, will result in a reduction in interest income. The intercompany receivable bears interest at the Brazilian CDI rate, plus a fixed rate of 12% per annum, resulting in an effective interest rate of 26.72% per annum for the three-month period ended March 31, 2016 and 25.18% per annum for the year ended December 31, 2015.
(2)	After transferring the loans with third parties to JBS Foods International, JBS S.A. will no longer incur the interest expense related to these loans. The loans had fixed interest rates ranging from 6.25% to 7.75% per annum. For these pro forma adjustment purposes, the result on exchange rate variation related to these loans for the year ended December 31, 2015 and three-month period ended March 31, 2016 and the current and non-current liabilities were not considered, as historically JBS S.A. had entered into derivative financial instruments which mitigated this impact on the statement of income and statement of financial position of JBS S.A. Please note that the derivative financial instruments entered into to mitigate the foreign exchange risk related to these loans will not be contributed by JBS S.A. to JBS Foods International on the date of the asset contribution.

(3)	The impacts of the adjustment on income tax and social contribution is calculated based on the rates provided by the current Brazilian fiscal legislation of 25% and 9%, respectively (34% combined rate), over the pro forma adjustments previously described.

(c)	Pro forma number of common shares outstanding

The pro forma number of shares outstanding used for calculating the earnings per share was the same number of JBS S.A. common shares outstanding presented in JBS S.A.’s historical financial statements, considering that the distribution will be made through a capital reduction and not a cancellation of shares. Therefore, there will be no impact on the number of JBS S.A. common shares outstanding after the conclusion of the asset contribution and the distribution.

DESCRIPTION OF SHARE CAPITAL

The following description of JBS Foods International’s share capital is a summary. It does not purport to be complete and is qualified in its entirety by reference to the Irish Companies Act and the complete text of the form of JBS Foods International’s memorandum and articles of association, which, as of the date of this prospectus, is substantially in the form attached as an exhibit to the registration statement of which this prospectus is a part. You should read those documents carefully.

There are differences between JBS S.A.’s by-laws (estatuto social) and JBS Foods International’s memorandum and articles of association as they will be in effect after the completion of the transaction. Certain provisions of the JBS S.A. by-laws will not be replicated in the JBS Foods International memorandum and articles of association because Irish law would not permit such replication, and certain provisions will be included in the JBS Foods International memorandum and articles of association although they were not in the JBS S.A. by-laws because Irish law requires such provisions to be included in the memorandum and articles of association of an Irish public limited company. See “—Comparison of the Rights of Holders of JBS S.A. Common Shares, JBS Foods International Ordinary Shares and Shares in a Delaware Corporation” below for more information about the differences between JBS S.A’s by-laws and JBS Foods International’s memorandum and articles of association.

Capital Structure

Authorized Share Capital

As of the date of this prospectus, the authorized share capital of JBS Foods International is €25,000 and US$3,100,000, comprised of 25,000 euro deferred shares of €1.00 each, 3,000,000,000 ordinary shares of US$0.001 each and 100,000,000 preferred shares of US$0.001 each with a liquidation preference per share as determined by the directors.

JBS Foods International may issue shares subject to the maximum authorized share capital contained in its memorandum and articles of association. The authorized share capital may be increased or reduced (but not below the number of issued ordinary shares, preferred shares or euro deferred shares, as applicable) by a resolution approved by a simple majority of the votes of JBS Foods International’s shareholders cast at a general meeting (referred to under Irish law as an “ordinary resolution”) (unless otherwise determined by the directors). The shares comprising the authorized share capital of JBS Foods International may be divided into shares of any nominal value. As a matter of Irish company law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. The articles of association of JBS Foods International authorize the board of directors of JBS Foods International to issue new ordinary or preferred shares up to the authorized share capital without shareholder approval for a period of five years from the date of adoption of such articles of association, which are expected to become effective before the completion of the transaction.

The rights and restrictions to which the ordinary shares will be subject will be prescribed in JBS Foods International’s articles of association. JBS Foods International’s articles of association entitle the JBS Foods International board of directors, without shareholder approval, to determine the terms of the preferred shares issued by JBS Foods International. Preferred shares may be preferred as to dividends, rights upon liquidation or voting in such manner as the directors of JBS Foods International may resolve. The preferred shares may also be redeemable at the option of the holder of the preferred shares or at the option of JBS Foods International, and may be convertible into or exchangeable for shares of any other class or classes of JBS Foods International, depending on the terms of such preferred shares.

Irish law does not recognize fractional shares held of record. Accordingly, JBS Foods International’s articles of association will not provide for the issuance of fractional shares of JBS Foods International, and the official Irish register of JBS Foods International will not reflect any fractional shares.

Whenever an alteration or reorganization of the share capital of JBS Foods International would result in any JBS Foods International shareholder becoming entitled to fractions of a share, the JBS Foods International board of directors may, on behalf of those shareholders that would become entitled to fractions of a share, arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion among the shareholders who would have been entitled to the fractions.

Issued Share Capital

Immediately prior to the distribution, the issued share capital of JBS Foods International will consist of 1,000 ordinary shares of par value $0.001 per share and 25,000 euro deferred shares of par value €1.00 per share, all of which will ultimately be redeemed by JBS Foods International. In connection with the distribution, JBS Foods International will issue 100% of the JBS Foods International ordinary shares that will be allotted to JBS S.A. by JBS Foods International as a result of the asset contribution.

Preemption Rights, Share Warrants and Share Options

Under Irish law certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, JBS Foods International has opted out of these preemption rights in its articles of association as permitted under Irish company law. Irish law requires this opt-out to be renewed every five years by a resolution approved by not less than 75% of the votes of the shareholders of JBS Foods International cast at a general meeting (referred to under Irish law as a “special resolution”). If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of JBS Foods International on a pro rata basis to their existing shareholding before the shares can be issued to any new shareholders. The statutory preemption rights do not apply where shares are issued for non-cash consideration (such as in a share-for-share acquisition) and do not apply to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or where shares are issued pursuant to an employee stock option or similar equity plan.

The memorandum and articles of association of JBS Foods International provide that, subject to any shareholder approval requirement under any laws, regulations or the rules of any stock exchange to which JBS Foods International is subject, the board is authorized, from time to time, in its discretion, to grant such persons, for such periods and upon such terms as the board deems advisable, options to purchase such number of shares of any class or classes or of any series of any class as the board may deem advisable, and to cause warrants or other appropriate instruments evidencing such options to be issued. The Irish Companies Act provides that directors may issue share warrants or options without shareholder approval once authorized to do so by the articles of association. JBS Foods International will be subject to the rules of the NYSE that require shareholder approval of certain equity plans and share issuances if it opts not to avail itself of the relief from this rule granted to foreign private issuers. JBS Foods International’s board of directors may authorize the issuance of shares upon exercise of warrants or options without shareholder approval or authorization (up to the relevant authorized share capital limit).

Under Irish law, JBS Foods International is prohibited from allotting shares without consideration. Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or any other share based grant must paid pursuant to the Irish Companies Act.

Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits, so far as not previously utilized by distribution or capitalization, less accumulated realized losses, so far as not previously written off in a reduction or reorganization of capital, and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of JBS Foods International are equal to, or in excess of, the aggregate of JBS Foods International’s called up share capital plus undistributable reserves and the distribution does not reduce JBS Foods International’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the amount by which JBS Foods International’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed JBS Foods International’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital and any other reserve that JBS Foods International is prohibited from distributing by applicable law.

The determination as to whether or not JBS Foods International has sufficient distributable reserves to fund a dividend must be made by reference to “relevant financial statements” of JBS Foods International. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

Although JBS Foods International will not have any distributable reserves immediately following the completion of the transaction, the directors may seek to create such distributable reserves, see “The Transaction—Following the Transaction—Creation of Distributable Reserves of JBS Foods International” and “Risk Factors.”

JBS Foods International’s articles of association authorize the directors to declare interim dividends without shareholder approval out of funds lawfully available for the purpose, to the extent they appear justified by profits and subject always to the requirement to have distributable reserves at least equal to the amount of the proposed dividend. The board of directors may also recommend a dividend to be approved and declared by the JBS Foods International shareholders at a general meeting. The board of directors may direct that the payment be made by distribution of assets, shares or cash and no dividend issued may exceed the amount recommended by the directors. Dividends may be paid in U.S. dollars or any other currency.

The directors of JBS Foods International may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to JBS Foods International in relation to the shares of JBS Foods International.

The directors may also authorize JBS Foods International to issue shares with preferred rights to participate in dividends declared by JBS Foods International. The holders of preferred shares may, depending on their terms, rank senior to the JBS Foods International ordinary shares in terms of dividend rights and/or be entitled to claim arrears of a declared dividend out of subsequently declared dividends in priority to ordinary shareholders.

The 25,000 euro deferred shares do not have any right to receive a dividend.

For information about the Irish tax issues relating to dividend payments, see “Taxation—Irish Tax Consequences—Withholding Tax on Dividends.”

Share Repurchases, Redemptions and Conversions

Overview

JBS Foods International’s memorandum and articles of association provide that, in general, any ordinary share which JBS Foods International has agreed to acquire shall be deemed to be a redeemable share. Accordingly, for Irish company law purposes, the repurchase of ordinary shares by JBS Foods International may technically be effected as a redemption of those shares as described below under “—Repurchases and

Redemptions by JBS Foods International.” If the articles of association of JBS Foods International did not contain such provision, all repurchases by JBS Foods International would be subject to many of the same rules that apply to purchases of JBS Foods International ordinary shares by subsidiaries described below under “—Purchases by Subsidiaries of JBS Foods International,” including the shareholder approval requirements described below and the requirement that any on-market purchases be effected on a “recognized stock exchange.” Except where otherwise noted, references elsewhere in this prospectus to repurchasing or buying back ordinary shares of JBS Foods International refer to the redemption of ordinary shares by JBS Foods International or the purchase of ordinary shares of JBS Foods International by a subsidiary of JBS Foods International, in each case in accordance with the JBS Foods International memorandum and articles of association and Irish company law as described below.

Repurchases and Redemptions by JBS Foods International

Under Irish law, a company may issue redeemable shares and redeem them out of distributable reserves or, if the company proposes to cancel the shares on redemption, the proceeds of a new issue of shares for that purpose. As described in “The Transaction—Following the Transaction—Creation of Distributable Reserves of JBS Foods International” JBS Foods International will not have any distributable reserves immediately following the completion of the transaction, however, it may take steps to create such distributable reserves. Please see also “—Dividends” and “Risk Factors.” JBS Foods International may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of JBS Foods International. All redeemable shares must also be fully-paid and the terms of redemption of the shares must provide for payment on redemption. Redeemable shares may, upon redemption, be cancelled or held in treasury. Based on the provision of JBS Foods International’s articles described above, shareholder approval will not be required to redeem JBS Foods International shares.

JBS Foods International may also be given an additional general authority by its shareholders to purchase its own shares on-market, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by JBS Foods International’s subsidiaries as described below.

The board of directors of JBS Foods International may also issue preferred shares which may be redeemed at the option of either JBS Foods International or the shareholder, depending on the terms of such preferred shares. Please see “—Capital Structure—Authorized Share Capital” for additional information on preferred shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by JBS Foods International at any time must not exceed 10% of the nominal value of the issued share capital of JBS Foods International. JBS Foods International may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by JBS Foods International or re-issued subject to certain conditions.

JBS Foods International’s articles of association provide that JBS Foods International may not, directly or indirectly, purchase or agree to purchase any shares entitled to vote from a person who beneficially owns five percent or more of the voting power of JBS Foods International for more than the market value thereof if the shares have been beneficially owned by the person for less than two years, unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of JBS Foods International entitled to vote or JBS Foods International makes an offer, of at least equal value per share, to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.

Purchases by Subsidiaries of JBS Foods International

Under Irish law, an Irish or non-Irish subsidiary may purchase shares of JBS Foods International either as overseas market purchases on a recognized stock exchange such as NYSE or off-market. For a subsidiary of JBS

Foods International to make market purchases of JBS Foods International ordinary shares, the shareholders of JBS Foods International must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular market purchase by a subsidiary of JBS Foods International ordinary shares is required.

For an off-market purchase by a subsidiary of JBS Foods International, the proposed purchase contract must be authorized by special resolution of the shareholders before the contract is entered into. The person whose shares are to be bought back cannot vote in favor of the special resolution and, for at least 21 days prior to the special resolution being passed, the purchase contract must be on display or must be available for inspection by shareholders at the registered office of JBS Foods International from the date of the notice of the meeting at which the resolution approving the contract is to be proposed.

In order for a subsidiary of JBS Foods International to make an on-market purchase of JBS Foods International’s shares, such shares must be purchased on a “recognized stock exchange.” The NYSE, on which the shares of JBS Foods International will be listed following the closing, is specified as a recognized stock exchange for this purpose by Irish company law.

The number of shares held by the subsidiaries of JBS Foods International at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of JBS Foods International. While a subsidiary holds shares of JBS Foods International, it cannot exercise any voting rights in respect of those shares. The acquisition of the shares of JBS Foods International by a subsidiary must be funded out of distributable reserves of the subsidiary.

Lien on Shares, Calls on Shares and Forfeiture of Shares

JBS Foods International’s articles of association provide that JBS Foods International will have a first and paramount lien on every share for all debts and liabilities of any shareholder to the company, whether presently due or not, payable in respect of such share. Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, JBS Foods International may sell the shares. These provisions are standard inclusions in the articles of association of an Irish company limited by shares such as JBS Foods International and will only be applicable to shares of JBS Foods International that have not been fully paid up. See also “—Transfer and Registration of Shares” below.

Consolidation and Division; Subdivision

Under its articles of association, JBS Foods International may, by ordinary resolution (unless the directors determine otherwise), consolidate and divide all or any of its issued share capital into a smaller number of shares of larger nominal value than its existing shares or subdivide all or any of its issued share capital into smaller amounts than is fixed by its memorandum of association, provided that the proportion between the amount paid for such share and the amount, if any, unpaid on each reduced share after the subdivision remains the same.

Reduction of Share Capital

JBS Foods International may, by ordinary resolution (unless the directors determine otherwise), reduce its authorized but unissued share capital in any way. JBS Foods International also may, by special resolution and subject to confirmation by the Irish High Court, reduce or cancel its issued share capital in any manner permitted by the Irish Companies Act.

Annual Meetings of Shareholders

JBS Foods International will be required to hold an annual general meeting within 18 months of incorporation and at intervals of no more than 15 months thereafter, provided that an annual general meeting is held in each calendar year following the first annual general meeting and no more than nine months after JBS Foods International’s fiscal year-end. JBS Foods International plans to hold its first annual general meeting in 2017 if the transaction is consummated. Subject to Section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.

Notice of an annual general meeting must be given to all JBS Foods International shareholders and to the auditors of JBS Foods International. The articles of association of JBS Foods International provide for a minimum notice period of 21 clear days (i.e. 21 days excluding the day when the notice is given or deemed to be given and the day of the event for which it is given or on which it is to take effect), which is the minimum permitted under Irish law.

The only matters which must, as a matter of Irish company law, be transacted at an annual general meeting are the consideration of the statutory financial statements, report of the directors, report of the statutory auditors, review by the members of the company’s affairs and the appointment or re-appointment of the statutory auditors.

At any annual general meeting, only such business may be conducted as has been brought before the meeting:

•	in the notice of the meeting;

•	by or at the direction of the board of directors;

•	in certain circumstances, at the direction of the Irish High Court;

•	as required by law; or

•	such business that the chairman of the meeting determines is properly within the scope of the meeting.

In addition, and subject to compliance with the articles of association of JBS Foods International, shareholders entitled to vote at an annual general meeting may make nominations of candidates for election to the board of directors.

Extraordinary General Meetings of Shareholders

Extraordinary general meetings of JBS Foods International may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of JBS Foods International carrying voting rights, (iii) on requisition of JBS Foods International’s auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purpose of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed pursuant to and in accordance with the procedures and requirements set out in the articles of association.

Notice of an extraordinary general meeting must be given to all JBS Foods International shareholders and to the auditors of JBS Foods International. Under Irish law and JBS Foods International’s articles of association, the minimum notice periods are 21 clear days’ notice in writing for an extraordinary general meeting to approve a special resolution and 15 clear days’ notice in writing for any other extraordinary general meeting.

In the case of an extraordinary general meeting convened by shareholders of JBS Foods International, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the JBS Foods International board of directors has 21 days to convene a meeting of JBS Foods International shareholders to vote on the matters set out in the requisition notice. This meeting must be held within 60 days of the receipt of the requisition notice. If the board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of JBS Foods International’s receipt of the requisition notice.

If the board of directors becomes aware that the net assets of JBS Foods International are not greater than half of the amount of JBS Foods International’s called-up share capital, the directors of JBS Foods International must convene an extraordinary general meeting of JBS Foods International shareholders not later than 28 days from the date that the fact is known to a director.

Quorum for General Meetings

The articles of association of JBS Foods International provide that no business shall be transacted at any general meeting unless a quorum is present. One or more shareholders present in person or by proxy at any meeting of shareholders holding not less than one-third of the issued and outstanding shares entitled to vote at the meeting in question will constitute a quorum for such meeting.

Voting

JBS Foods International’s articles of association provide that all votes will be decided on a poll and that the board or the chairman may determine the manner in which the poll is to be taken and the manner in which the votes are to be counted.

Every shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in JBS Foods International’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by JBS Foods International articles of association, which provide that the JBS Foods International board may permit shareholders to notify JBS Foods International of their proxy appointments electronically.

In accordance with the articles of association of JBS Foods International, the directors of JBS Foods International may from time to time authorize JBS Foods International to issue preferred shares. These preferred shares may have such voting rights as may be specified in the terms of such preferred shares (e.g., they may carry more votes per share than ordinary shares). Treasury shares or shares of JBS Foods International that are held by subsidiaries of JBS Foods International will not be entitled to be voted at general meetings of shareholders.

Irish company law requires special resolutions of the shareholders at a general meeting to approve certain matters. Examples of matters requiring special resolutions include:

•	amending the objects or memorandum of association of JBS Foods International;

•	amending the articles of association of JBS Foods International;

•	approving a change of name of JBS Foods International;

•	authorizing the entering into of a guarantee or provision of security in connection with a loan, quasi-loan or credit transaction to a director or connected person;

•	opting out of preemption rights on the issuance of new shares;

•	re-registration of JBS Foods International from a public limited company to a private company;

•	purchase of own shares off-market;

•	reduction of issued share capital;

•	sanctioning a compromise/scheme of arrangement;

•	resolving that JBS Foods International be wound up by the Irish courts;

•	resolving in favor of a shareholders’ voluntary winding-up;

•	re-designation of shares into different share classes;

•	setting the re-issue price of treasury shares; and

•	variation of class rights attaching to classes of shares (where the articles of association of JBS Foods International do not provide otherwise).

Neither Irish law nor any constituent document of JBS Foods International places limitations on the right of non-resident or foreign owners to vote or hold JBS Foods International ordinary shares.

Variation of Rights Attaching to a Class or Series of Shares

Under the JBS Foods International articles of association and the Irish Companies Act, any variation of class rights attaching to the issued shares of JBS Foods International must be approved by an ordinary resolution passed at a general meeting of the shareholders of the affected class or with the consent in writing of the holders of a majority of the issued shares of that class of shares entitled to vote on such variation.

The provisions of the articles of association of JBS Foods International relating to general meetings apply to general meetings of the holders of any class of shares except that the necessary quorum is determined in reference to the shares of the holders of the class. Accordingly, for general meetings of holders of a particular class of shares, a quorum consists of one or more shareholders present in person or by proxy holding not less than one-third of the issued and outstanding shares of the class entitled to vote at the meeting in question.

Inspection of Books and Records

Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of JBS Foods International and any act of the Irish Government which alters the memorandum of JBS Foods International; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of JBS Foods International; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by JBS Foods International; (iv) receive copies of statutory financial statements and directors’ and auditors’ reports which have previously been sent to shareholders prior to an annual general meeting; and (v) receive statements of financial position of any subsidiary of JBS Foods International which have previously been sent to shareholders prior to an annual general meeting for the preceding ten years. The auditors of JBS Foods International will also have the right to inspect all books, records and vouchers of JBS Foods International. The auditors’ report must be circulated to the shareholders with JBS Foods International’s financial statements prepared in accordance with Irish law, 21 clear days before the annual general meeting and must be read to the shareholders at JBS Foods International’s annual general meeting.

Acquisitions

An Irish public limited company may be acquired in a number of ways, including:

•	a court-approved scheme of arrangement under the Irish Companies Act. A scheme of arrangement with shareholders requires a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve the scheme;

•

through a tender or takeover offer by a third party, in accordance with the Irish Takeover Rules and the Irish Companies Act, for all of the shares of JBS Foods International. Where the holders of 80% or more of JBS Foods International ordinary shares (excluding any shares already beneficially owned by the bidder) have accepted an offer for their shares in JBS Foods International, the remaining shareholders may also be statutorily required to transfer their shares, unless, within one month, the non-tendering shareholders can obtain an Irish court order otherwise providing. If the bidder does not exercise its “squeeze out” right, then the non-accepting JBS Foods International shareholders also have a statutory right to require the bidder to acquire their shares on the same terms as the original offer, or such other terms as the bidder and the non-tendering shareholders may agree or on such term as an Irish court, on application of the bidder or non-tendering shareholder, may order. If JBS Foods International ordinary shares were to be listed on the Irish Stock Exchange, or the ISE, or another regulated stock exchange in the European Union, the aforementioned 80% threshold would be increased to 90%;

•	by way of a transaction with an EU-incorporated company under the EU Cross-Border Mergers Directive 2005/56/EC. Such a transaction must be approved by a special resolution. If JBS Foods International is being merged with another EU company under the EU Cross-Border Mergers Directive 2005/56/EC and the consideration payable to JBS Foods International shareholders is not all in the form of cash, JBS Foods International shareholders may be entitled to require their shares to be acquired at fair value; and

•	by way of a merger with another Irish company under the Irish Companies Act which must be approved by a special resolution and by the Irish High Court.

Appraisal Rights

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008, as amended, governing the merger of an Irish company limited by shares such as JBS Foods International and a company incorporated in the European Economic Area (the European Economic Area includes all member states of the European Union and Norway, Iceland and Liechtenstein) and the other company is the surviving entity, a shareholder (i) who voted against the special resolution approving the transaction or (ii) of a company in which 90% of the shares are held by the other party to the transaction has the right to request that the company acquire its shares for cash at a price determined in accordance with the share exchange ratio set out in the acquisition agreement. In addition, a dissenting shareholder in a successful tender offer for an Irish company may, by application to the Irish High Court, object to the compulsory squeeze out provisions.

Disclosure of Interests in Shares

Under the Irish Companies Act, JBS Foods International shareholders must notify JBS Foods International if, as a result of a transaction, the shareholder will become interested in 3% or more of the shares of JBS Foods International or if, as a result of a transaction a shareholder who was interested in 3% or more of the shares of JBS Foods International ceases to be so interested. Where a shareholder is interested in 3% or more of the shares of JBS Foods International, the shareholder must notify JBS Foods International of any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction. The relevant percentage figure is calculated by reference to the aggregate nominal value of the shares in which the shareholder is interested as a proportion of the entire nominal value of the issued share capital of JBS Foods International (or any such class of share capital in issue). Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. JBS Foods International must be notified within five business days of the transaction or alteration of the shareholder’s interests that gave rise to the notification requirement. If a shareholder fails to comply with these notification requirements, the shareholder’s rights in respect of any JBS Foods International shares it holds will not be enforceable, either directly or indirectly. However, such person may apply to the court to have the rights attaching to such shares reinstated.

In addition to these disclosure requirements, JBS Foods International, under the Irish Companies Act, may, by notice in writing, require a person whom JBS Foods International knows or has reasonable cause to believe to be, or at any time during the three years immediately preceding the date on which such notice is issued to have been, interested in shares comprised in JBS Foods International’s relevant share capital to: (i) indicate whether or not it is the case and (ii) where such person holds or has during that time held an interest in the ordinary shares of JBS Foods International, to provide additional information, including the person’s own past or present interests in shares of JBS Foods International. If the recipient of the notice fails to respond within the reasonable time period specified in the notice, JBS Foods International may apply to court for an order directing that the affected shares be subject to certain restrictions, as prescribed by the Irish Companies Act, as follows:

•	any transfer of those shares, or in the case of unissued shares any transfer of the right to be issued with shares and any issue of shares, will be void;

•	no voting rights will be exercisable in respect of those shares;

•	no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

•	no payment will be made of any sums due from JBS Foods International on those shares, whether in respect of capital or otherwise.

The court may also order that shares subject to any of these restrictions be sold with the restrictions terminating upon the completion of the sale.

In the event JBS Foods International is in an offer period pursuant to the Irish Takeover Rules, accelerated disclosure provisions apply for persons holding an interest in JBS Foods International securities of 1% or more.

In addition, the beneficial ownership disclosures of the U.S. federal securities laws will apply with respect to beneficial ownership of JBS Foods International shares.

Anti-Takeover Provisions

Irish Takeover Rules

A transaction in which a third party seeks to acquire 30% or more of the voting rights of JBS Foods International will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

General Principles

The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

•	in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires control of a company, the other holders of securities must be protected;

•	the holders of the securities in the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

•	the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

•	false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

•	a bidder must announce an offer only after ensuring that he or she can fulfill in full, any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

•	a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

•	a substantial acquisition of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Mandatory Bid

Under certain circumstances, a person who acquires shares or other voting rights in JBS Foods International may be required under the Irish Takeover Rules to make a mandatory cash offer for the remaining outstanding shares in JBS Foods International at a price not less than the highest price paid for the shares by the acquirer (or any parties acting in concert with the acquirer) during the previous 12 months. This mandatory bid requirement is triggered if an acquisition of shares would increase the aggregate holding of an acquirer (including the holdings of any parties acting in concert with the acquirer) to shares representing 30% or more of the voting rights in JBS Foods International, unless the Irish Takeover Panel otherwise consents. An acquisition of shares by a person holding (together with its concert parties) shares representing between 30% or more of the voting rights in JBS Foods International would also trigger the mandatory bid requirement if, after giving effect to the acquisition, the percentage of the voting rights held by that person (together with its concert parties) would increase by 0.05% within a 12-month period. Any person (excluding any parties acting in concert with the holder) holding shares representing more than 50% of the voting rights of a company is not subject to these mandatory offer requirements in purchasing additional securities.

Voluntary Bid; Requirements to Make a Cash Offer and Minimum Price Requirements

If a person makes a voluntary offer to acquire outstanding ordinary shares of JBS Foods International, the offer price must be no less than the highest price paid for JBS Foods International ordinary shares by the bidder or its concert parties during the three-month period prior to the commencement of the offer period. The Irish Takeover Panel has the power to extend the “look back” period to 12 months if the Irish Takeover Panel, taking into account the General Principles, believes it is appropriate to do so.

If the bidder or any party acting in concert with it has acquired ordinary shares of JBS Foods International (i) during the period of 12 months prior to the commencement of the offer period which represent more than 10% of the total ordinary shares of JBS Foods International or (ii) at any time after the commencement of the offer period, the offer must be in cash (or accompanied by a full cash alternative) and the price per JBS Foods International ordinary share must not be less than the highest price paid by the bidder or any party acting in concert with it during, in the case of (i), the 12-month period prior to the commencement of the offer period and, in the case of (ii), the offer period. The Irish Takeover Panel may apply this rule to a bidder who, together with any party acting in concert with it, has acquired less than 10% of the total ordinary shares of JBS Foods International in the 12-month period prior to the commencement of the offer period if the Irish Takeover Panel, taking into account the General Principles, considers it just and proper to do so.

An offer period will generally commence from the date of the first announcement of the offer or proposed offer.

Substantial Acquisition Rules

The Irish Takeover Rules also contain rules governing substantial acquisitions of shares which restrict the speed at which a person may increase his or her holding of shares and rights over shares to an aggregate of between 15% and 30% of the voting rights of JBS Foods International. Except in certain circumstances, an acquisition or series of acquisitions of shares or rights over shares representing 10% or more of the voting rights of JBS Foods International is prohibited, if such acquisition(s), when aggregated with shares or rights already held, would result in the acquirer holding 15% or more but less than 30% of the voting rights of JBS Foods International and such acquisitions are made within a period of seven days. These rules also require accelerated disclosure of acquisitions of shares or rights over shares relating to such holdings.

Shareholder Rights Plan

JBS Foods International’s articles of association expressly authorize JBS Foods International’s board of directors to adopt a shareholder rights plan, subject to applicable law.

Frustrating Action

Under the Irish Takeover Rules, the JBS Foods International board of directors is not permitted to take any action which might frustrate an offer for the shares of JBS Foods International once the JBS Foods International board of directors has received an approach which may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions such as (i) the issue of shares, options or convertible securities, (ii) material acquisitions or disposals, (iii) entering into contracts other than in the ordinary course of business or (iv) any action, other than seeking alternative offers, which may result in frustration of an offer, are prohibited during the course of an offer or at any time during which the board has reason to believe an offer is imminent. Exceptions to this prohibition are available where:

•	the action is approved by JBS Foods International’s shareholders at a general meeting; or

•	the Irish Takeover Panel has given its consent, where:

•	it is satisfied the action would not constitute frustrating action;

•	JBS Foods International shareholders that hold 50% of the voting rights state in writing that they approve the proposed action and would vote in favor of it at a general meeting;

•	the action is taken in accordance with a contract entered into prior to the announcement of the offer; or

•	the decision to take such action was made before the announcement of the offer and either has been at least partially implemented or is in the ordinary course of business.

Further Provisions

Business Combination: JBS Foods International’s articles of association provide that, subject to certain exceptions, JBS Foods International may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of the outstanding voting shares of JBS Foods International for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of JBS Foods International’s disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of disinterested shareholders.

Control Share Acquisition: JBS Foods International’s articles of association provide that any “control share acquisition” must generally be approved by disinterested shareholders, unless the requirement is waived by a committee of disinterested directors. Shareholders who acquire shares in a “control share acquisition” without such shareholder or director approval would lose their voting rights with respect to shares in excess of 15% of the voting rights of JBS Foods International and would be subject to certain redemption privileges in favor of JBS Foods International unless and until disinterested director or shareholder approval is subsequently obtained. A “control share acquisition” is any share acquisition which results in the acquiring person holding more than 15% of the voting shares of JBS Foods International.

JBS Foods International’s articles of association provide that it may not acquire shares from any person who beneficially owns five percent or more of the outstanding voting shares of JBS Foods International unless the acquisition is approved at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of JBS Foods International entitled to vote or the same offer is made to all shareholders.

The business combination and control share acquisition provisions outlined above do not apply to FB or its affiliates or associates.

Certain other provisions of Irish law or the JBS Foods International memorandum and articles of association may be considered to have anti-takeover effects, including those described under the following captions: “—Capital Structure—Authorized Share Capital,” “—Preemption Rights, Share Warrants and Share Options,” “—Disclosure of Interests in Shares,” “—Comparison of the Rights of Holders of JBS S.A. Common Shares, JBS Foods International Ordinary Shares and Shares in a Delaware Corporation—Vacancies, Election of Directors, Calling Special Meetings of Shareholders.”

Insider Dealing

The Irish Takeover Rules also provide that no person, other than the bidder, who is privy to confidential price-sensitive information concerning an offer made in respect of the acquisition of a company (or a class of its securities) or a contemplated offer shall deal in relevant securities of the target during the period from the time at which such person first has reason to suppose that such an offer, or an approach with a view to such an offer being made, is contemplated to the time of (i) the announcement of such offer or approach or (ii) the termination of discussions relating to such offer, whichever is earlier.

Corporate Governance

The articles of association of JBS Foods International allocate authority over the day-to-day management of JBS Foods International to the JBS Foods International board of directors. The JBS Foods International board of directors may delegate any of its powers, authorities and discretions (with power to sub-delegate) to any committee, or delegate to any director, officer or member of management of JBS Foods International or any of its subsidiaries such of its powers as it considers desirable to be exercised by him or her, but regardless, the directors will remain responsible, as a matter of Irish law, for the proper management of the affairs of JBS Foods International. Committees may meet and adjourn as they determine proper. Unless otherwise determined by the board of directors, the quorum necessary for the transaction of business at any committee meeting shall be a majority of the members of the committee.

JBS Foods International intends to put in place an audit committee, a compensation committee and a sustainability committee.

Legal Name; Incorporation; Fiscal Year; Registered Office

As of August 3, 2016, the legal and commercial name of JBS Foods International was JBS Foods International Designated Activity Company. JBS Foods International was incorporated in Ireland on May 9, 2016, as a private limited company, under the name JBS Foods International designated Activity Company (registration number 582070) and was renamed JBS Food International plc on                 , 2016. JBS Foods International’s fiscal year will end on December 31 and JBS Foods International’s registered address is 25-28 North Wall Quay, I.F.S.C., Dublin 1, Ireland. JBS Foods International’s purposes as set forth in its memorandum of association are, among other things, to carry on the business of a holding company and to coordinate the administration, finances and activities of any subsidiaries or associated companies.

Appointment of Directors

The Irish Companies Act provide for a minimum of two directors. JBS Foods International’s articles of association provide that the number of directors will be not less than two and not more than 15. The authorized number of directors within the prescribed range will be determined solely by the JBS Foods International board and does not require approval or ratification by the shareholders in general meeting. Directors of JBS Foods International will be elected by way of an ordinary resolution at a general meeting save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of the directors is reduced below the fixed minimum number, the remaining director or directors must appoint, as soon as practicable, an additional director or additional directors to make up such minimum or must convene a general meeting of JBS Foods International for the purpose of making such appointment.

No person may be appointed director unless nominated in accordance with the articles of association of JBS Foods International. JBS Foods International’s articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the JBS Foods International board of directors may be made by (i) the affirmative vote of the JBS Foods International board of directors or a committee thereof, (ii) any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in JBS Foods International’s articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with the articles of association of JBS Foods International and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

Removal of Directors

Under the Irish Companies Act, the shareholders may, by an ordinary resolution, remove a director from office before the expiration of his or her term at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against JBS Foods International in respect of his or her removal.

The board of directors may fill any vacancy occurring on the board of directors. If the JBS Foods International board of directors fills a vacancy, the director shall hold office until the expiration of the remaining term of his or her predecessor or, where the vacancy arises from an increase in the number or direction of any class, until expiration of the remaining term of that class. A vacancy on the board of directors created by the removal of a director may be filled by the JBS Foods International board of directors.

Director Interested Transactions

Under the Irish Companies Act and the articles of association of JBS Foods International, a director who has an interest in a proposal, arrangement or contract is required to declare the nature of his or her interest at the first opportunity either (i) at a meeting of the board at which such proposal, arrangement or contract is first considered (provided such director knows this interest then exists, or in any other case, at the first meeting of the board after learning that he or she is or has become so interested) or (ii) by providing a general notice to the directors declaring that he or she is to be regarded as interested in any proposal, arrangement or contract with a particular person, and after giving such general notice will not be required to give special notice relating to any particular transaction. Provided the interested director makes such required disclosure, he or she shall be counted in determining the presence of a quorum at a meeting regarding the relevant proposal, arrangement or contract and will be permitted to vote on such proposal, arrangement or contract.

Pursuant to the articles of association of JBS Foods International, it is within the directors’ sole discretion to determine their compensation.

Borrowing

Pursuant to the articles of association of JBS Foods International, among the directors’ powers are the right to borrow money and to mortgage or charge the company’s undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds or such other securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

Duration; Dissolution; Rights upon Liquidation

JBS Foods International’s duration will be unlimited. JBS Foods International may be dissolved and wound up at any time by way of a shareholders’ voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding-up, a special resolution of shareholders is required. JBS Foods International may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where JBS Foods International has failed to file certain returns. JBS Foods International may also be dissolved by the Director of Corporate Enforcement in Ireland where the affairs of JBS Foods International have been investigated by an inspector and it appears from the report or any information obtained by the Director of Corporate Enforcement that JBS Foods International should be wound up.

The rights of the shareholders to a return of JBS Foods International’s assets on dissolution or winding up, following the settlement of all claims of creditors, are prescribed in JBS Foods International’s articles of association or the terms of any preferred shares issued by the directors of JBS Foods International from time to time. The holders of preferred shares in particular may have the right to priority in a dissolution or winding up of JBS Foods International. Pursuant to the articles of association of JBS Foods International, subject to the priorities of any creditors, the assets will be distributed to ordinary shareholders in proportion to the paid-up nominal value or credited as paid up value of the shares held at the commencement of the winding up. JBS Foods International’s articles of association provide that the ordinary shareholders of JBS Foods International are entitled to participate pro rata in a winding up, but their right to do so may be subject to the rights of any preferred shareholders to participate under the terms of any series or class of preferred shares.

Uncertificated Shares

Unless otherwise provided for by the board of directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by any exchange, depository or any operator of any clearance or settlement system or by law, holders of ordinary shares of JBS Foods International will not have the right to require JBS Foods International to issue certificates for their shares. JBS Foods International intends only to issue uncertificated ordinary shares.

Stock Exchange Listing

JBS Foods International intends to apply to list the JBS Foods International ordinary shares on the NYSE under the symbol “JBS.” JBS Foods International also intends to apply to list the JBS Foods International BDRs on the BM&FBOVESPA under the symbol “JBSF.”JBS Foods International’s ordinary shares are not currently intended to be listed on the Irish Stock Exchange.

No Sinking Fund

The JBS Foods International ordinary shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares to be issued in the transaction will be duly and validly issued and fully paid.

Transfer and Registration of Shares

The JBS Foods International transfer agent will maintain the share register. Registration in the share register will be determinative of membership in JBS Foods International. A shareholder of JBS Foods International who holds shares beneficially will not be the holder of record of such shares. Instead, the depository or other nominee will be the holder of record of those shares. Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in JBS Foods International’s official share register, as the depository or other nominee will remain the record holder of any such shares.

A written instrument of transfer is required under Irish law in order to register on JBS Foods International’s official share register any transfer of shares (i) from a person who holds such shares directly to any other person, (ii) from a person who holds such shares beneficially to a person who holds such shares directly or (iii) from a person who holds such shares beneficially to another person who holds such shares beneficially where the transfer involves a change in the depository or other nominee that is the record owner of the transferred shares. An instrument of transfer is also required for a shareholder who directly holds shares to transfer those shares into his or her own broker account (or vice versa). Such instruments of transfer may give rise to Irish stamp duty, which must be paid prior to registration of the transfer on JBS Foods International’s official Irish share register. However, a shareholder who directly holds shares may transfer those shares into his or her own broker account (or vice versa) without giving rise to Irish stamp duty provided there is no change in the ultimate beneficial ownership of the shares as a result of the transfer and the transfer is not made in contemplation of a sale of the shares.

Any transfer of JBS Foods International ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the JBS Foods International transfer agent. JBS Foods International’s articles of association allow JBS Foods International, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, JBS Foods International is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the JBS Foods International ordinary shares on which it has paid stamp duty. Parties to a share transfer may assume that any stamp duty arising in respect of a transaction in JBS Foods International ordinary shares has been paid unless one or both of such parties is otherwise notified by JBS Foods International.

JBS Foods International’s memorandum and articles of association delegate to JBS Foods International’s Secretary (or such other person as may be nominated by the Secretary for this purpose) the authority to execute an instrument of transfer on behalf of a transferring party.

In order to help ensure that the official share register is regularly updated to reflect trading of JBS Foods International ordinary shares occurring through normal electronic systems, JBS Foods International intends to regularly produce any required instruments of transfer in connection with any transactions for which it pays stamp duty (subject to the reimbursement and set-off rights described above). In the event that JBS Foods International notifies one or both of the parties to a share transfer that it believes stamp duty is required to be paid in connection with the transfer and that it will not pay the stamp duty, the parties may either themselves arrange for the execution of the required instrument of transfer (and may request a form of instrument of transfer from JBS Foods International for this purpose) or request that JBS Foods International execute an instrument of transfer on behalf of the transferring party in a form determined by JBS Foods International. In either event, if the parties to the share transfer have the instrument of transfer duly stamped (to the extent required) and then provide it to the JBS Foods International transfer agent, the buyer will be registered as the legal owner of the relevant shares on JBS Foods International’s official Irish share register (subject to the matters described below).

The directors may suspend registration of transfers from time to time, not exceeding 30 days in aggregate each year.

Comparison of the Rights of Holders of JBS S.A. Common Shares, JBS Foods International Ordinary Shares and Shares in a Delaware Corporation

The rights of the shareholders of JBS Foods International and the relative powers of JBS Foods International’s board of directors are governed primarily by Irish company law and JBS Foods International’s articles of association. Because JBS Foods International will be, on the date of this prospectus, a public limited company organized under the laws of Ireland, the rights of the shareholders of JBS Foods International will be governed by applicable Irish law, including the Irish Companies Act, and by JBS Foods International’s memorandum and articles of association.

The following is a summary comparison of certain differences between the rights of JBS S.A. shareholders under Brazilian law and the JBS S.A. by-laws, the rights JBS Foods International shareholders will have as shareholders, under the Irish Companies Act and JBS Foods International’s memorandum and articles of association effective upon the consummation of the transaction, and the rights of shareholders, under the Delaware general corporation law, or the DGCL, in a corporation incorporated in Delaware. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE listing requirements or on JBS S.A.’s or JBS Foods International’s governance or other policies. Such rights, obligations or provisions generally apply equally to the JBS S.A. common shares and the JBS Foods International ordinary shares.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of JBS S.A.’s by-laws currently in effect and JBS Foods International’s memorandum and articles of association as they will be in effect from and after the completion of the transaction. You are also urged to carefully read the relevant provisions of Brazilian Corporate Law and CVM rulings, U.S. federal securities laws, NYSE listing requirements and the Irish Companies Act for a more complete understanding of the differences between being a shareholder of JBS S.A. and a shareholder of JBS Foods International.

	JBS S.A.	JBS Foods International	Delaware Entity
Authorized and Outstanding Capital Stock	JBS S.A.’s bylaws set forth that JBS S.A. is authorized to increase its share capital without shareholder approval, regardless of amendment to the bylaws, by up to 1,375,889,473 registered book-entry common shares with no par value. Within the limits mentioned above, JBS S.A. may, by resolution of the board of directors, increase the capital stock regardless of amendment to the bylaws and approval by the shareholders. The board of directors shall determine the number, price, payment term and other conditions of the issuance of shares. There is no term restriction for the authorized capital stock.

Immediately prior to the completion of the transaction, the authorized share capital of JBS Foods International will be €25,000 and US$3,100,000 comprised of 25,000 euro deferred shares of €1.00 each, 3,000,000,000 ordinary shares of US$0.001 each and 100,000,000 preferred shares of US$0.001 each. The authorized share capital includes 25,000 euro deferred shares with a par value of €1.00 per share in order to satisfy statutory requirements for the incorporation of all Irish public limited companies.

Under Irish law, the directors of a company may issue new ordinary or preferred shares without shareholder approval once authorized to do so by the memorandum and articles of association or by an ordinary resolution adopted by the shareholders at a general meeting. The authorization may be granted for a maximum period of five years, at which point it must be renewed by the shareholders by an ordinary resolution. Because of this requirement of Irish

Under the DGCL, the board of directors, without stockholder approval, may approve the issuance of authorized but unissued shares of common stock.

Delaware corporations generally provide their authorized capital stock in their certificate of incorporation.

	JBS S.A.	JBS Foods International	Delaware Entity
law, the articles of association of JBS Foods International authorize the board of directors of JBS Foods International to issue new ordinary or preferred shares without shareholder approval for a period of five years from the date of adoption of such articles of association (which is expected to be effective 2016).

Consolidation and Division; Subdivision	JBS S.A.’s bylaws provide that the general shareholders’ meeting shall be responsible for approval of splits or reverse share splits.	JBS Foods International’s articles of association provide that its board may, by ordinary resolution (unless the directors determine otherwise), consolidate and divide all or any of its share capital into shares of larger par value than its existing shares, or subdivide its shares into smaller amounts than is fixed by its memorandum of association.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation.

Preemption Rights, Share Warrants and Share Options	The Brazilian Corporate Law provides that the shareholders shall have a right of first refusal in the subscription of a capital increase in proportion to the number of shares they own. The bylaws or a general meeting shall establish a period of not less than thirty days within which a right of first refusal may be exercised. However, the bylaws of a publicly-	Under Irish law, certain statutory preemption rights apply automatically in favor of shareholders where shares are to be issued for cash. However, JBS Foods International has opted out of these preemption rights in its articles of association as permitted under Irish law. Irish law requires this opt-out to be	Under the DGCL, capital stock issued by a Delaware corporation may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the company, in each case, having a value not less than the par value or stated capital

JBS S.A.	JBS Foods International	Delaware Entity
held company with authorized capital may provide for the issue of shares without any right of first refusal for existing shareholders or with a reduction of the thirty days term, provided that the placement of the applicable securities occurs: (i) by sale on a stock exchange or by public subscription; or (ii) pursuant to an exchange for shares in a public offer for the acquisition of control.

renewed every five years by a special resolution of the shareholders and there is no equivalent provision of Brazilian law. If the opt-out is not renewed, shares issued for cash must be offered to existing shareholders of JBS Foods International on a pro rata basis to their existing shareholding before the shares may be issued to any new shareholders. Statutory preemption rights do not apply (i) where shares are issued for non-cash consideration (such as in a stock-for-stock acquisition), (ii) to the issue of non-equity shares (that is, shares that have the right to participate only up to a specified amount in any income or capital distribution) or (iii) where shares are issued pursuant to an employee stock option or similar equity plan.

Under Irish law, JBS Foods International is prohibited from allotting shares without consideration.

Accordingly, at least the nominal value of the shares issued underlying any restricted share award, restricted share unit, performance share award, bonus share or other share based grant must be paid of the shares so issued, as determined by the company’s board of directors.

	JBS S.A.	JBS Foods International	Delaware Entity
pursuant to the provisions of the Irish Companies Act.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

According to Brazilian Corporate Law, dividends may be paid from the net profit of the company during the fiscal year or as set out in its bylaws, based on a percentage of profits, share capital or any other criteria established in the bylaws. The Brazilian Corporate Law requires an annual payment of dividends with reference to the minimum portion established in the bylaws, with a minimum limit of twenty five percent (25%) of the net profit of the year or, if not prescribed, half of the year’s net profits adjusted for the following items: (i) appropriations to the legal reserve, (ii) contingency reserves, and (iii) reserves for unrealized profits. Payment of a minimum dividend may also be avoided if the payment is shown to be incompatible with the company’s financial situation.

Payment of interim dividends out of current year profit or existing profit reserves from previous years shall be decided by the board of

Distributions / Dividends

Under Irish law, dividends and distributions may only be made from distributable reserves. Distributable reserves generally means accumulated realized profits less accumulated realized losses and includes reserves created by way of capital reduction. In addition, no distribution or dividend may be made unless the net assets of JBS Foods International are equal to, or in excess of, the aggregate of JBS Foods International’s called up share capital plus undistributable reserves and the distribution does not reduce JBS Foods International’s net assets below such aggregate.

Undistributable reserves include the share premium account, the capital redemption reserve fund and the amount by which JBS Foods International’s accumulated unrealized profits, so far as not previously utilized by any capitalization, exceed

Distributions / Dividends

Under the DGCL, a Delaware corporation’s board of directors may declare and pay dividends to the holders of such corporation’s capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets. Dividends may be paid in cash, in shares of such corporation’s capital stock or in other property.

Repurchases / Redemptions

Unless otherwise restricted in a Delaware corporation’s certificate of incorporation, under the DGCL, a Delaware corporation may redeem or repurchase its own shares, except that

JBS S.A.	JBS Foods International	Delaware Entity
directors, without shareholder approval. JBS S.A.’s bylaws establish that: (a) five percent (5%) of the profit shall be applied before any other allocation, on the constitution of the legal reserve, which shall not exceed twenty percent (20%) of the share capital. In the financial year in which the legal reserve balance plus the amounts of the capital reserves in Paragraph 1 of article 182 of the Brazilian Corporate Law exceeds thirty percent (30%) of the share capital, the allocation of part of the net income for the year to the legal reserve will not be mandatory; (b) a portion, at the proposal of the bodies of the management, may be allocated to the formation of reserves for contingencies and reversal of the same reserves formed in previous financial years, in accordance with article 195 of the Brazilian Corporate Law; (c) from the balance of the net profit remaining after the allocations of legal reserve and reserve for contingencies as determined in (a) and (b) above, a portion allocated for the payment of a minimum mandatory dividend of not less than, in each fiscal year, twenty five

JBS Foods International’s accumulated unrealized losses, so far as not previously written off in a reduction or reorganization of capital.

The determination as to whether or not JBS Foods International has sufficient distributable reserves to fund a dividend must be made by reference to the “relevant financial statements” of JBS Foods International. The “relevant financial statements” are either the last set of unconsolidated annual audited financial statements or other financial statements properly prepared in accordance with the Irish Companies Act, which give a “true and fair view” of JBS Foods International’s unconsolidated financial position and accord with accepted accounting practice. The relevant financial statements must be filed in the Companies Registration Office (the official public registry for companies in Ireland).

The articles of association of JBS Foods International authorizes the generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If a Delaware corporation designates and issues shares of a series of preferred stock that are redeemable in accordance with its terms, such terms will govern the redemption of such shares.

Repurchased and redeemed shares may be cancelled or held as treasury shares. Shares that have been repurchased but have not been cancelled may be resold by a corporation for such consideration as the board may determine in its discretion.

JBS S.A.	JBS Foods International	Delaware Entity
percent (25%); (d) in the financial year in which the amount of the minimum mandatory dividend, calculated pursuant to letter (c) above, exceeds the portion held of the net income for the year, the general meeting may, on proposal of the management bodies, allocate the excess to constitution of a profit reserve, subject to the provisions of article 197 of the Brazilian Corporate Law; and (e) the profits that remain after legal deductions and minimum dividends referred to in letter (c) above will be allocated in an annual installment, not exceeding ninety percent (90%) of the net profit adjusted for the formation of the statutory reserve of investment, which will eventually finance the implementation in operational assets, and this reserve may not exceed the share capital.

directors to pay interim dividends without shareholder approval to the extent they appear justified by profits. The JBS Foods International board of directors may also recommend a dividend to be approved and declared by the shareholders at a general meeting and may direct that the payment be made by distribution of assets, shares or cash. No dividend issued may exceed the amount recommended by the directors.

JBS Foods International may take steps to create distributable reserves, by reducing amounts standing to the credit of its share premium account.

Dividends may be declared and paid in the form of cash or non-cash assets and may be paid in dollars or any other currency.

The JBS Foods International board of directors may deduct from any dividend payable to any shareholder any amounts payable by such shareholder to JBS Foods International in relation to the shares of JBS Foods International.

JBS S.A.	JBS Foods International	Delaware Entity

Repurchases / Redemptions

Under the terms of the Brazilian Corporate Law and according to CVM Rule no.567, of September 17, 2015, JBS S.A. may repurchase its own shares and shall not keep in treasury more than ten percent (10%) of its shares.

According to Brazilian Corporate Law, the bylaws or an extraordinary general meeting may authorize the allocation of profits or reserves to the redemption of shares, and shall prescribe the conditions and the procedure for this purpose. Redemptions which do not cover all shares of the same class shall be carried out by drawing lots.

As mentioned above, despite the fact that JBS S.A.’s bylaws does not provide for how the redemption of shares shall be made, a general shareholder’s meeting may regulate the terms and conditions of the redemption. The redemption of shares can only be carried out if, in a general meeting called to resolve this specific matter, the redemption is approved by shareholders who represent at least half of the shares.

The 25,000 Euro Deferred Shares do not have any right to receive a dividend.

Repurchases / Redemptions

JBS Foods International’s articles of association provide that, unless the board of directors determines otherwise, if an ordinary share is not listed on a recognized stock exchange within the meaning of the Irish Companies Act, it shall be deemed to be a redeemable share on, and from the time of, the existence or creation of an agreement, transaction or trade between JBS Foods International and any person pursuant to which JBS Foods International acquires or will acquire ordinary shares, or an interest in ordinary shares, from the relevant person. In these circumstances, the ordinary share concerned shall have the same characteristics as any other ordinary share in accordance with these articles save that it shall be redeemable in accordance with the arrangement.

If an ordinary share is listed on a recognized stock exchange within

JBS S.A.	JBS Foods International	Delaware Entity
the meaning of the Irish Companies Act, the same requirements will apply unless the board determines otherwise. Accordingly, for purposes of Irish law, the repurchase of ordinary shares by JBS Foods International may technically be effected as a redemption. JBS Foods International’s articles of association provide that any ordinary share that JBS Foods International has agreed to acquire shall be deemed to be a redeemable share (unless the board determines otherwise).

Under Irish law, JBS Foods International may issue redeemable shares and redeem them out of distributable reserves or the proceeds of a new issue of shares for that purpose. JBS Foods International may only issue redeemable shares if the nominal value of the issued share capital that is not redeemable is not less than 10% of the nominal value of the total issued share capital of JBS Foods International. All redeemable shares must also be fully paid and the terms of redemption of the

JBS S.A.	JBS Foods International	Delaware Entity
shares must provide for payment on redemption. JBS Foods International may also be given authority to purchase its own shares either on market on a recognized stock exchange such as the NYSE or off market with such authority to be given by its shareholders at a general meeting, which would take effect on the same terms and be subject to the same conditions as applicable to purchases by JBS Foods International’s subsidiaries.

Repurchased and redeemed shares may be cancelled or held as treasury shares. The nominal value of treasury shares held by JBS Foods International at any time must not exceed 10% of the nominal value of the issued share capital of JBS Foods International. JBS Foods International may not exercise any voting rights in respect of any shares held as treasury shares. Treasury shares may be cancelled by JBS Foods International or re-issued subject to certain conditions.

JBS Foods International’s articles

JBS S.A.	JBS Foods International	Delaware Entity
of association provide that JBS Foods International may not, directly or indirectly, purchase or agree to purchase any shares entitled to vote from a person who beneficially owns 5.0% or more of the voting power of JBS Foods International for more than the market value thereof if the shares have been beneficially owned by the person for less than two years, unless the purchase or agreement to purchase is approved at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of JBS Foods International entitled to vote or JBS Foods International makes an offer, of at least equal value per share, to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.

Purchases by Subsidiaries of JBS Foods International Under Irish law, JBS Foods International’s subsidiaries may purchase shares of JBS Foods International either on market on a

JBS S.A.	JBS Foods International	Delaware Entity
recognized stock exchange such as NYSE or off market. For a subsidiary of JBS Foods International to make on market purchases of JBS Foods International ordinary shares, the shareholders of JBS Foods International must provide general authorization for such purchase by way of ordinary resolution. However, as long as this general authority has been granted, no specific shareholder authority for a particular on market purchase by a subsidiary of JBS Foods International ordinary shares is required. For a purchase by a subsidiary of shares of JBS Foods International off market, the proposed purchase contract must be authorized by special resolution of JBS Foods International shareholders before the contract is entered into. The person whose JBS Foods International ordinary shares are to be bought back cannot vote in favor of the special resolution, and, for at least 21 days prior to the special resolution being passed, the purchase contract

	JBS S.A.	JBS Foods International	Delaware Entity
must be on display or must be available for inspection by JBS Foods International shareholders at the registered office of JBS Foods International.

The number of shares held by the subsidiaries of JBS Foods International at any time will count as treasury shares and will be included in any calculation of the permitted treasury share threshold of 10% of the nominal value of the issued share capital of JBS Foods International. While a subsidiary holds shares of JBS Foods International, such subsidiary cannot exercise any voting rights in respect of those shares. The acquisition of JBS Foods International ordinary shares by a subsidiary must be funded out of distributable reserves of the subsidiary.

Dividends in Shares; Bonus Issues

Within the limit of its authorized capital, JBS S.A.’s board of directors may resolve on the issuance of subscription bonus to its shareholders.

The shareholders gathered in a general meeting may, at their own discretion, assign share bonuses to be

		Under the JBS Foods International articles of association, the board of directors may resolve to capitalize any amount for the time being standing to the credit of any of JBS Food International’s reserves accounts or to the credit of the profit and loss account	The DGCL does not restrict distributions of capital stock to shareholders in the form of a share dividend.

	JBS S.A.	JBS Foods International	Delaware Entity
	distributed to the shareholders.	which is not available for distribution by applying such sum in paying up in full unissued shares to be allotted as fully paid bonus shares to those shareholders of JBS Food International who would have been entitled to that sum if it were distributable and had been distributed by way of dividend (and in the same proportions).

Lien on Shares, Calls on Shares and Forfeiture of Shares

All liens on shares are registered in the relevant corporate book.

According to Brazilian Corporate Law, shareholders shall pay for their subscribed or acquired shares as provided by the bylaws and subscription bulletin of shares. If the bylaws or the subscription bulletin of shares do not specify the amount to be paid or the term for payment, the management shall call the payment by means of notice published in the relevant newspaper, on three (3) occasions, establishing the term of at least thirty (30) days for the payment. The shareholder that does not comply with its obligation of payment shall be considered in default and subject to the payment of penalty and interest.

The JBS Foods International memorandum and articles of association provide that JBS Foods International will have a first and paramount lien on every share that is not a fully paid up share for all amounts payable at a fixed time or called in respect of that share.

Subject to the terms of their allotment, directors may call for any unpaid amounts in respect of any shares to be paid, and if payment is not made within 14 days after notice demanding payment, JBS Foods International may sell the shares. These articles are standard provisions in the memorandum and articles of association of an Irish public limited company such as JBS Foods

Under the DGCL, a Delaware corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. When the whole of the consideration payable for shares of a corporation has not been paid in full, and the assets of the corporation shall be insufficient to satisfy the claims of creditors, each holder of shares not paid in full shall be bound to pay the unpaid balance due for such shares.

JBS S.A.	JBS Foods International	Delaware Entity
International and will only be applicable to shares of JBS Foods International that have not been fully paid up.

Once the shareholder is in default, the company may: (i) file an enforcement proceeding against the shareholder or any other jointly liable person; or (ii) force the sale of the shareholder’s shares at the stock exchange, at the shareholder’s sole risk.

JBS S.A.’s bylaws provide for authorized capital up to which the company’s capital stock may be increased by means of a capital call by the board of directors indicating the number of shares, price and term for paying in, as well as any other conditions for the issuance of shares.

The company may declare the forfeiture of the shares held by any shareholders in default if it fails to force the payment of such shares by means of the methods described above. In this case, the company shall pay for the shares using profits or reserves, except for the legal reserve. If the company does not have profits or reserves to pay for the shares, it shall have one (1) year to find a buyer for the

Any transfer of JBS Foods International ordinary shares that is subject to Irish stamp duty will not be registered in the name of the buyer unless an instrument of transfer is duly stamped and provided to the JBS Foods International transfer agent. JBS Foods International’s articles of association allow JBS Foods International, in its absolute discretion, to create an instrument of transfer and pay (or procure the payment of) any stamp duty, which is the legal obligation of a buyer. In the event of any such payment, JBS Foods International is (on behalf of itself or its affiliates) entitled to (i) seek reimbursement from the buyer or seller (at its discretion), (ii) set-off the amount of the stamp duty against future dividends payable to the buyer or seller (at its discretion) and (iii) claim a lien against the JBS Foods International ordinary shares on which it has paid stamp duty.

	JBS S.A.	JBS Foods International	Delaware Entity
forfeited shares. After this period, if the company fails to find a buyer for such shares, the general meeting shall resolve on a reduction of the capital stock corresponding to the forfeited shares.

Share Certificates	All JBS S.A. shares are book-entry shares, kept in a deposit account at a financial institution authorized by the CVM as designated by the board of directors, on behalf of its holders. There are no issued share certificates.	JBS Foods International’s articles of association provide that, unless otherwise provided for by the board of directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by an exchange, depository or other operator of any clearance or settlement system, no person whose name is entered as a member in the register of members will be entitled to receive a share certificate for the shares held by them.	The DGCL does not restrict use of physical share certificates or book-entry shares.

Election of Directors and Quorum	Pursuant to the listing rules of the Novo Mercado segment of the BM&FBOVESPA, a minimum of five (5) directors is required. JBS S.A. bylaws establish that the board of directors will be made up of at least five (5) and at most eleven (11) members, all elected and removable by the general shareholders’ meeting, with a unified mandate of two (2) years,

The Irish Companies Act provides for a minimum of two directors. JBS Foods International’s articles of association provide that the number of directors will be not less than two and not more than 15. As of the date of this prospectus, the JBS Foods International board consisted of two members.

A Delaware corporation’s certificate of incorporation may provide for the number of directors serving on the board of directors, who determines the number of board members and the determination of classes and quorums for board meetings.

The DGCL provides that shareholders of a corporation do not

JBS S.A.	JBS Foods International	Delaware Entity
considering each year as the period between two ordinary general shareholders’ meeting, with re-election permitted. The director shall hold his or her office until a successor is elected. In the general shareholders’ meeting that aims to deliberate on the election of members of the board of directors, shareholders must establish, first, the actual number of members of the board of directors to be elected. At least twenty percent (20%) of the members of the board of directors shall be Independent Councilors. “Independent Councilor” means a director who: (i) has no relationship with JBS S.A., except for participation in the share capital; (ii) is not a controlling shareholder, spouse or relative up to the second degree of such, and is not and has not been, in the last three (3) years, linked to the company or entity related to a controlling shareholder (except people linked to public institutions for teaching and/or research); (iii) was not, in the last three years, an employee or director of JBS S.A., a controlling shareholder or company controlled by the company; (iv) is not a supplier or buyer, directly or indirectly, of services and/or products

The JBS Foods International articles provide that the authorized number of directors within the prescribed range will be determined solely by the JBS Foods International board and does not require approval or ratification by the shareholders in general meeting.

Directors are elected by ordinary resolution at a general meeting, save that directors in contested elections will be elected by a plurality of the votes of the shares present in person or represented by proxy at the relevant general meeting and entitled to vote on the election of directors. If the number of directors is reduced below a fixed minimum number, the remaining director or directors must appoint, as soon as practicable, an additional director or additional directors to make up such minimum or convene a general meeting of JBS Foods International for the purpose of making such appointment.

Each director must retire from office at the annual general meeting for the year in which her or his term have the right to cumulate their votes in the election of directors unless such right is granted in the certificate of incorporation of the corporation.

JBS S.A.	JBS Foods International	Delaware Entity

of the company, in a magnitude resulting in a loss of independence; (v) is not an employee or administrator of a company or entity that is offering or providing services and/or products to the company in a magnitude resulting in a loss of independence; (vi) is not a spouse or relative up to the second degree of any administrator of JBS S.A.; (vii) does not receive other remuneration from the company beyond that of counselor (cash proceeds from participation in the capital are excluded from this restriction).

The positions of president of the board of directors and chief executive officer of the company cannot be held by the same person, except in the events contemplated in the listing rules of the Novo Mercado segment of the BM&FBOVESPA.

Board meetings shall be held at least quarterly and will be called by written communication by the chairman of the board of directors at least seven (7) days in advance, unless the majority of its members establish a shorter deadline, not less than 48 hours.

expires, as determined by the class of director, and shall be eligible for re-election.

No person may be appointed director unless nominated in accordance with the articles of association of JBS Foods International. JBS Foods International’s articles of association provide that, with respect to an annual or extraordinary general meeting of shareholders, nominations of persons for election to the board of directors may be made by (i) the affirmative vote of the JBS Foods International board of directors or a committee thereof, (ii) with respect to election at a general meeting, any shareholder who is entitled to vote at the meeting and who has complied with the advance notice procedures provided for in JBS Foods International’s articles of association, or (iii) with respect to election at an extraordinary general meeting requisitioned in accordance with section 178 of the Irish Companies Act, by a shareholder who holds ordinary shares or other shares

	JBS S.A.	JBS Foods International	Delaware Entity
Subject to the provisions of JBS S.A.’s bylaws, any of the management bodies must meet in the presence of the majority of their respective members and deliberate by vote of the absolute majority of those present.

carrying the general right to vote at general meetings of the company and who makes such nomination in the written requisition of the extraordinary general meeting in accordance with the articles of association of JBS Foods International and the Irish Companies Act relating to nominations of directors and the proper bringing of special business before an extraordinary general meeting.

The JBS Foods International articles of association provide that the quorum for board meetings is a majority of the directors in office when the meeting is convened and that questions arising at any meeting at which there is a quorum will be decided by a majority of the votes of the directors present.

Removal of Directors; Vacancies

Removal of Directors

Under the terms of JBS S.A.’s bylaws and shareholders agreement, the shareholders may remove a director from office before the expiration of his or her term, at a general shareholders’ meeting.

Removal of Directors Under the Irish Companies Act and notwithstanding anything contained in JBS Foods International’s memorandum and articles of association or in any agreement

Removal of Directors

Delaware corporations may specify in their certificate of incorporation the procedure for removal of directors, which may include a vote of the board of directors and/or a vote of any or

JBS S.A.	JBS Foods International	Delaware Entity

According to JBS S.A.’s shareholders agreement, if the director being dismissed/substituted is the director appointed by BNDESPar, BNDESPar shall notify the other shareholders and a general shareholders’ meeting shall be called within 10 days, starting as of the receipt of notice, to dismiss the director or appoint a substitute of the director chosen by BNDESPar. The shareholders shall vote in blocks.

According to the Brazilian Corporate Law, dismissal of a director appointed by (i) multiple voting results in the dismissal of all other directors, and (ii) separate voting shall also be made by separate voting.

between JBS Foods International and a director, the shareholders may, by ordinary resolution, remove a director from office before the expiration of his or her term, at a meeting held on no less than 28 days’ notice and at which the director is entitled to be heard. Because of this provision of the Irish Companies Act, a director may be so removed before the expiration of his or her period of office notwithstanding anything in any agreement between JBS Foods International and the removed director. The power of removal is without prejudice to any claim for damages for breach of contract (e.g., employment contract) that the director may have against JBS Foods International in respect of his or her removal.

all classes of shareholders.

Vacancies

Delaware corporations may specify in their certificate of incorporation the procedure for addressing board vacancies, which may require a resolution of the board or election by a quorum or majority of the board of directors and/or any or all classes of shareholders.

Vacancies

JBS S.A.’s bylaws and Brazilian Corporate Law provide that if a vacancy occurs on the board of directors, the alternate director, if appointed, may fill such vacancy, or if there is no alternate director, a substitute shall be appointed by the other

Vacancies

JBS Foods International’s memorandum and articles of association provide that the board of directors may fill any vacancy occurring on the board of directors. If the JBS Foods International board of directors fills

	JBS S.A.	JBS Foods International	Delaware Entity
directors to hold office until the next general shareholders’ meeting. If the vacancy is of a director appointed by multiple vote, if there is no alternate director, the shareholders’ meeting shall proceed with the appointment of all board members. In the event of vacancy of the majority of offices, a shareholders’ meeting shall be convened in order to make the new appointments.

a vacancy, the director will hold office for a term that will coincide with the remaining term of that class of director and until his or her successor is elected.

During any vacancy on the board, the remaining directors will have full power to act as the board but, if and so long as, their number is reduced below the minimum number, the continuing directors or director only may act to increase the number of directors to that minimum number or to summon a general meeting of JBS Foods International to elect directors, and for no other purpose.

Duties of Directors	According to Brazilian Corporate Law, JBS S.A.’ directors have fiduciary duties. Under the terms of JBS S.A.’s bylaws the directors have all the powers to practice the acts necessary for the regular functioning of JBS S.A. and the achievement of the corporate purpose, however special they may be, including to waive rights, compromise and agree, subject to legal or statutory provisions. Observing the purview values of the board established by the board of directors, it is	The directors of JBS Foods International have certain statutory and fiduciary duties as a matter of Irish law. All of the directors have equal and overall responsibility for the management of JBS Foods International (although directors who also serve as employees may have additional responsibilities and duties arising under their employment agreements (if applicable), and it is likely that more will be expected of them in compliance with their	Under the DGCL, a corporation’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, prior to making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty

JBS S.A.	JBS Foods International	Delaware Entity

responsible for the management of the company’s business, especially:

(i) to comply with and enforce these bylaws and the deliberations of the board of directors and general shareholders’ meeting;

(ii) to draw up, annually, the management report, the accounts of the board, and the financial statements of JBS S.A. accompanied by the independent auditors’ report, as well as the proposed allocation of the profits assessed in the previous fiscal year, for consideration of the board of directors and the general shareholders’ meeting;

(iii) to propose, to the board of directors, the annual budget, the capital budget, the business plan and the multi-year plan, which must be reviewed and approved annually;

(iv) to deliberate on the installation and the closing of branches, deposits, distribution centers, offices, sections, agencies, representations on its own account or that of third parties, at any point in the country or abroad;

(v) to decide on any matter that is not in the

duties than non-executive directors). The Irish Companies Act provides specifically for certain fiduciary duties of the directors of Irish companies, including duties:

(i) to act in good faith and in the best interests of the company;

(ii) to act honestly and responsibly in relation to the company’s affairs;

(iii) to act in accordance with the company’s constitution and to exercise powers only for lawful purposes;

(iv) not to misuse the company’s property, information and/or opportunity;

(v) not to fetter their independent judgment;

(vi) to avoid conflicts of interest;

(vii) to exercise care, skill and diligence; and

(viii) to have regard for the interests of the company’s shareholders.

Additional statutory duties under the Irish Companies Act

of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

Under the DGCL, a member of the board of directors, or a member of any

JBS S.A.	JBS Foods International	Delaware Entity

private jurisdiction of the general shareholders’ meeting or the board of directors; and

(vi) to convene the general shareholders’ meeting, in case of vacancy of all the positions of the board of directors.

include ensuring the maintenance of proper books of account, having annual accounts prepared, having an annual audit performed, and the duty to maintain certain registers and make certain filings as well as certain disclosures of personal interests.

For public limited companies like JBS Foods International, directors are under a specific duty to ensure that the company secretary has the skills or resources and the requisite knowledge and experience to discharge the role.

Under Irish law, a director is generally entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, prepared or presented by (i) other directors, officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters prepared or presented, (ii) legal counsel, public accountants or other persons as to matters the director reasonably believes are within their professional or expert competence or (iii) a committee of committee designated by the board of directors, shall, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

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the board of which the director does not serve as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

Conflicts of Interest of Directors

As a matter of Brazilian Corporate Law, a director is under a general fiduciary duty to avoid conflicts of interest.

JBS S.A.’s bylaws and the Brazilian Corporate Law provide that a director or its alternate may not have access to information or participate in any meeting of the board of directors that deliberates on matters in which such director has conflict of interest, and shall inform the company of any existing conflict, which shall be recorded in the minutes of the shareholders’ meeting. Any act taken in breach of such provision shall be voidable and the director shall reimburse the company for any advantages earned.

As a matter of Irish law, a director is under a general fiduciary duty to avoid conflicts of interest. Under Irish law, directors who have a personal interest in a contract or proposed contract with the applicable Irish company are required to declare the nature of their interest at a meeting of the board of directors of the applicable Irish company. An Irish company is required to maintain a register of declared interests, which must be available for shareholder inspection.

JBS Foods International’s memorandum and articles of association and Irish statutory law, as applicable, provide that a director who is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with JBS Foods International and has complied with

Under the DGCL, a contract or transaction in which a director has an interest will not be voidable solely for this reason if:

•       the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the board of directors, and the board of directors in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•       the material facts with respect to such interested director’s relationship or interest are disclosed or are known to the shareholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of

JBS S.A.	JBS Foods International	Delaware Entity

his or her disclosure obligations under the Irish Companies Act and the JBS Foods International articles of association shall be entitled to vote in respect of any contract, transaction or arrangement in which he or she is so interested, and if he or she shall do so his or her vote shall be counted, and he or she shall be taken into account in ascertaining whether a quorum is present.

Under the JBS Foods International articles of association, a director of JBS Foods International may be a director of, other officer of, or otherwise interested in, any company promoted by JBS Foods International or in which JBS Foods International is interested, and such director will not be accountable to JBS Foods International for any remuneration received from such employment or other interest. JBS Foods International articles of association further provide that (i) no director will be prevented from contracting with JBS Foods International because of his or her position as a director, (ii) any contract shares entitled to vote thereon; or

•       the transaction is fair to the corporation as of the time it is authorized, approved or ratified.

The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Under the DGCL, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

	JBS S.A.	JBS Foods International	Delaware Entity
entered into between a director and JBS Foods International will not be subject to avoidance and (iii) no director will be liable to account to JBS Foods International for any profits realized by virtue of any contract between such director and JBS Foods International because the director holds such office or because of the fiduciary relationship established thereby.

Indemnification of Officers and Directors

The Brazilian Corporate Law does not have any specific provision regarding indemnification of officers and directors. However, JBS S.A.’s Reference Form (Formulário de Referência) indicates that such company has entered into civil liability insurance policies to indemnify an individual director or officer from any liability arising from his or her position as a director/officer of JBS S.A.

There are no provisions in JBS S.A.’s bylaws regarding this matter.

		Pursuant to JBS Foods International’s articles of association, its directors and secretary are indemnified to the extent permitted by the Irish Companies Acts. Under the Irish Companies Act, a company is restricted from indemnifying a director or the company secretary in respect of any liability accruing to him or her resulting from negligence, default, breach of duty or breach of trust on his or her part in relation to the company. JBS Foods International may indemnify its directors or the company secretary if the indemnified party receives a favorable judgment in respect of the liability, or where an Irish court determines that the director or the	The DGCL provides that a corporation has the power to indemnify any person who is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is serving at the request of the corporation as a director, officer, employee or agent of another corporation against expenses actually and reasonably incurred by the person in connection with such

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company secretary acted honestly and reasonably and ought fairly to be excused, or the proceedings are otherwise disposed of without any finding of admission of any material breach of duty on the part of the director or the company secretary, or in which she or he is acquitted. This restriction in the Irish Companies Act does not apply to executives who are not directors or the company secretary of JBS Foods International. Any provision for indemnification to a greater extent is void under Irish law, whether contained in a constitution or any contract between the director and the Irish company.

The JBS Foods International articles of association also provide for, as far as is permissible under the Irish Companies Act, an indemnity for current or former executives who are not directors or the company secretary of JBS Foods International.

The directors of JBS Foods International may, on a case-by-case basis, decide at their discretion that it action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. However, no indemnification will be made in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless and only to the extent that the Court or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL allows a corporation to purchase and maintain insurance on behalf of any person eligible for indemnification against any liability asserted against such person and incurred by such person in any capacity, or arising out of such person’s status, whether or not

	JBS S.A.	JBS Foods International	Delaware Entity

is in the best interests of JBS Foods International to indemnify an individual director from any liability arising from his or her position as a director of JBS Foods International. However, this discretion must be exercised bona fide in the best interests of JBS Foods International as a whole. Any such indemnity will be limited in the manner described in the foregoing paragraphs and by the Irish Companies Act.

JBS Foods International may enter into deeds of indemnification, and a subsidiary of JBS Foods International may enter into indemnification agreements with certain directors and officers of JBS Foods International.

the corporation would have the power to indemnify such person against such liability.

Limitation on Director Liability	Under Brazilian Corporate Law, a director shall not be personally liable for obligations undertaken in name of the company in the regular performance of its duties. Also, according to Brazilian Corporate Law, a company may not exempt its directors from liability for negligence, willful	Under Irish law, a company may not exempt its directors from liability for negligence or a breach of duty. However, where a breach of duty has been established, directors may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among

Under Section 102(b)(7) of the DGCL, the certificate of incorporation may eliminate or limit the liability of a director for monetary damages, provided that it does not eliminate or limit the liability of a director:

•       for any breach of the director’s

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misconduct, breach of duty, or breach of the applicable law or the company’s bylaws.

Directors shall not be liable by illegal acts performed by the other directors, unless in case of complicity or negligence on acknowledging such act.

According to Brazilian Corporate Law, the company, upon prior approval of a shareholders’ meeting, may file a liability lawsuit against a director. However, where a breach of duty has been established, directors may be exempted by a Brazilian court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and in the best interest of the company.

Also, the Brazilian Corporate Law provides that the filing of liability lawsuit by the company against the director does not prevent any claim or right of action of a shareholder or third party due to any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company that has directly adversely affected such shareholder or third party.

other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.

Under Irish law, shareholders may not agree to exempt a director or officer from any claim or right of action a shareholder may have, whether individually or in the right of a company, on account of any action taken or the failure to take any action in the performance of such director’s or officer’s duties to the company.

duty of loyalty to the corporation or its shareholders;

•       for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•       under Section 174 of the DGCL (i.e., unlawful payment of dividends or unlawful purchase or redemption of stock); or

•       for any transaction from which the director derived an improper personal benefit.

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Annual Meetings of Shareholders	According to Brazilian Corporate Law, an annual general meeting of the shareholders must be held within four months after the end of the corporation’s financial year to review the financial statements presented by officers of the corporation. At the meeting shareholders vote on the dividend distribution and elect members of the board of directors or board of officers and the audit committee.

JBS Foods International will be required to hold an annual general meeting at intervals of no more than 15 months from the previous annual general meeting, provided that an annual general meeting is held in each calendar year following the first annual general meeting. Each general meeting will be held at such time and place as designated by the JBS Foods International board of directors and as specified in the notice of meeting. Subject to section 176 of the Irish Companies Act, all general meetings may be held outside of Ireland.

The only matters that must, as a matter of Irish law, be transacted at an annual general meeting are the review by the members of the company’s affairs, presentation of the annual accounts, statement of financial position and reports of the directors and auditors, and the appointment or re-appointment of new auditors.

If no resolution is made in respect of the reappointment of an existing auditor at an

The DGCL provides that if a corporation has not held its annual meeting of stockholders for a period of 30 days after the date designated, or if no date has been designated, for a period of 13 months after its last annual meeting, a court may summarily order a meeting to be held upon the application of any stockholder or director.

The bylaws of a Delaware corporation generally provide for procedure for the determination of the date, time and place of the annual meeting of shareholders. Each annual meeting of shareholders is generally presided over by an officer of the corporation and the content of the meeting may be dictated by the board of directors or as requested by shareholders, depending on procedures dictated by the corporation, generally in the bylaws of the corporation.

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annual general meeting, the existing auditor will be deemed to have continued in office.

The provisions of the memorandum and articles of association of JBS Foods International relating to general meetings will apply to every such general meeting of the holders of any class of shares except that the necessary quorum will be one or more persons holding or representing by proxy at least one-third of the issued shares of such class.

The memorandum and articles of association of JBS Foods International provide that a resolution may only be put to vote at a general meeting of JBS Foods International or of the holders of any class of shares if (i) it is specified in the notice of the meeting; (ii) it is proposed by or at the direction of the board; (iii) it is proposed at the direction of a court of competent jurisdiction; (iv) it is proposed by a shareholder pursuant to and in accordance with the procedures and requirements set out in the articles of association; (v) it is proposed on the

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requisition in writing of the holder of the share as is prescribed by, and is made in accordance with, section 178 of the Irish Companies Act; (vi) the chairman of the meeting in his or her absolute discretion decides that the resolution may properly be regarded as within the scope of the meeting; or (vii) it has not been withdrawn by the chairperson.

Calling Special Meetings of Shareholders

The general shareholders’ meeting of JBS S.A. shall be convened by the board of directors or, as provided for by law, by shareholders or by the audit committee upon notice published, and the first call must be made with at least fifteen (15) days in advance, and the second with at least eight (8) days.

A general shareholders’ meeting to deliberate on JBS S.A.’s deregistering as a publicly-held company or delisting from the Novo Mercado segment of the BM&FBOVESPA must be convened at least thirty (30) days in advance.

At general shareholders’ meetings, the shareholders must present, at least 72

		Extraordinary general meetings of JBS Foods International may be convened by (i) the board of directors, (ii) on requisition of the shareholders holding not less than 10% of the paid up share capital of JBS Foods International carrying voting rights, (iii) on requisition of JBS Foods International’s auditors; or (iv) in exceptional cases, by order of the Irish High Court. Extraordinary general meetings are generally held for the purposes of approving shareholder resolutions as may be required from time to time. At any extraordinary general meeting, only such business will be conducted as is set forth in the notice thereof or is proposed	Under the DGCL, special meetings of shareholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

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hours in advance, in addition to the identity document and/or relevant corporate acts proving the legal representation, as the case may be: (i) proof issued by the bookkeeping institution, a maximum of five days before the date the General Assembly is held; (ii) the power of attorney with acknowledgment of the signature of the grantor; and/or (iii) as relates to the shareholders participating in the fungible custody of registered shares, evidence of their shareholding, issued by the competent body.

It is the responsibility of the shareholders at the general shareholders’ meeting, in addition to the powers set out in law:

(a) to elect and dismiss the members of the board of directors and audit committee;

(b) to set the overall annual remuneration of directors, as well as the members of the audit committee;

(c) to amend the bylaws;

(d) to deliberate on the dissolution, liquidation, merger, split, incorporation of the company, or of any company thereunder;

pursuant to and in accordance with the procedures and requirements set out in the articles of association.

In the case of an extraordinary general meeting convened by the JBS Foods International shareholders, the proposed purpose of the meeting must be set out in the requisition notice. Upon receipt of any such valid requisition notice, the JBS Foods International board of directors has 21 days to convene a meeting of JBS Foods International shareholders to vote on the matters set out in the requisition notice. This meeting must be held within two months of the receipt of the requisition notice. If the JBS Foods International board of directors does not convene the meeting within such 21-day period, the requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, may themselves convene a meeting, which meeting must be held within three months of JBS Foods International’s receipt

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(e) to assign share bonuses and decide about eventual grouping and development of actions;

(f) to approve share purchase options aimed at administrators, employees or individuals who provide services to the company or companies controlled thereby;

(g) to decide, in accordance with any proposal presented by the management, on the allocation of net income and the distribution of dividends;

(h) to select and dismiss the liquidator, as well as the audit committee to operate during the liquidation period;

(i) to deliberate on the output of the Novo Mercado segment of the BM&FBOVESPA;

(j) to deliberate on deregistration as a publicly-traded company in the CVM;

(k) to choose the institution or specialized company responsible for the preparation of the appraisal report of the company’s shares, in the event of deregistration as a publicly-held company or delisting from the Novo Mercado segment of the BM&FBOVESPA; and

of the requisition notice.

If the JBS Foods International board of directors becomes aware that the net assets of JBS Foods International are not greater than half of the amount of JBS Foods International’s called-up share capital, it must convene an extraordinary general meeting of JBS Foods International’s shareholders not later than 28 days from the date that the directors learn of this fact to consider how to address the situation.

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(l) deliberate on any matter that is referred to it by the board of directors.

Notice Provisions

Notice of an annual or extraordinary general shareholders’ meeting of JBS S.A., on first or second call, shall be published at least three (3) times at a local newspaper and the official gazette, with minimum notice period, counted as of the first published notice, of at least fifteen (15) days for the meeting to be held on first call, and at least eight (8) days for the meeting to be held on second call. The Brazilian Securities Exchange Commission (CVM) recommends companies to, whenever possible, publish the notice, in first call, thirty (30) days prior to the meeting.

Notice of the general shareholders’ meeting to deliberate on JBS S.A.’ deregistering as a publicly-held company or delisting from the Novo Mercado segment of the BM&FBOVESPA shall follow the same procedure indicated for an annual or extraordinary general shareholders’ meeting, however, with minimum notice period of thirty (30) days, counted as of the first published notice.

		Notice of an annual or extraordinary general meeting must be given to all JBS Foods International shareholders and to the auditors of JBS Foods International. The JBS Foods International memorandum and articles of association provide for a minimum notice period of 21 days for an annual general meeting, which is the minimum permitted under Irish law. In addition, under Irish law and the JBS Foods International memorandum and articles of association, the minimum notice periods are 21 days’ notice in writing for an extraordinary general meeting to approve a special resolution and 15 days’ notice in writing for any other extraordinary general meeting.	Notice provisions may be dictated in a Delaware corporation’s bylaws.

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According to the Brazilian Corporate Law, the formalities above may be ignored if all the shareholders attend the meeting.

The company’s management shall inform, at least one (1) month prior to the date of the meeting, by notice published in the relevant newspaper, that the documents necessary for the resolutions in the ordinary shareholders’ meeting are available at the company’s headquarters and copies of such documents shall be published with at least five (5) days in advance of the date of the meeting. If such documents are published with one (1) month in advance of the meeting, the notice mentioned above shall not be required.

Quorum at Shareholder Meetings

According to JBS S.A.’s bylaws, the deliberations of the general shareholders’ meeting shall be made by majority of the votes present, observing the provision mentioned below.

The choice of the institution or specialized company responsible for the determination of JBS S.A.’ economic value in the event of deregistration as a publicly-held company

		The JBS Foods International memorandum and articles of association provide that no business shall be transacted at any general meeting unless a quorum is present. One or more JBS Foods International shareholders present in person or by proxy holding not less than one-third of the issued and outstanding shares of JBS Foods International entitled	A Delaware corporation’s bylaws may provide that at any meeting of shareholders, the presence in person or by proxy of the holders of a majority of the shares entitled to vote shall constitute a quorum.

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	or delisting from the Novo Mercado segment of the BM&FBOVESPA, is exclusive of the general shareholders’ meeting and its deliberation is to be taken by a majority of the votes of shareholders representing the outstanding shares present at the meeting to deliberate on the matter, not counting the blank votes. For the meeting to be installed on first call, it requires the presence of shareholders representing at least 20% (twenty percent) of the total outstanding shares or, may be installed on second call, with the presence of any number of shareholders representing the outstanding shares.	to vote at the meeting in question constitutes a quorum for the conduct of business.

Adjournment of Shareholder Meetings

According to Brazilian Corporate Law, resolutions of an annual shareholders’ meeting may be adjourned when further clarifications are necessary, for the conduction of diligence on such matter, or if the management member, auditors or fiscal committee member are not present.

Extraordinary meetings may also be adjourned by the chairman upon resolution of the shareholders.

		The articles of association of JBS Foods International provide that whether or not a quorum is present, the chairman may, and must if so directed by the meeting (upon the passage of an ordinary resolution), adjourn a general meeting. No business may be transacted at any adjourned meeting other than the business left unfinished at the meeting at which the adjournment took place. New notice must be given for meetings adjourned for 30 days or more.	A Delaware corporation’s bylaws may provide for procedures for adjournment of shareholder meetings as well as procedures for reconvening meetings.

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Voting Rights	JBS S.A.’s articles of association provide that all shareholder votes will be decided on a poll. Each JBS S.A. shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in JBS S.A.’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder.

JBS Foods International’s articles of association provide that all shareholder votes will be decided on a poll. Each JBS Foods International shareholder is entitled to one vote for each ordinary share that he or she holds as of the record date for the meeting. Voting rights may be exercised by shareholders registered in JBS Foods International’s share register as of the record date for the meeting or by a duly appointed proxy, which proxy need not be a shareholder. Where interests in shares are held by a nominee trust company, this company may exercise the rights of the beneficial holders on their behalf as their proxy. All proxies must be appointed in the manner prescribed by JBS Foods International articles of association, which provide that the JBS Foods International board may permit shareholders to notify JBS Foods International of their proxy appointments electronically.

Irish law requires approval of certain matters by “special resolution” of the shareholders at a

A Delaware corporation’s bylaws and/or certificate of incorporation may provide for the voting rights of each of the corporation’s class of shares.

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general meeting. A special resolution requires the approval of not less than 75% of the votes of JBS Foods International’s shareholders cast at a general meeting at which a quorum is present. Ordinary resolutions, by contrast, require a simple majority of the votes of JBS Foods International cast at a general meeting at which a quorum is present.

Irish law also distinguishes between “ordinary business” and “special business” at a general meeting. Most matters are deemed “special business” with the exception of declaring a dividend, the consideration of the accounts, statements of financial position and the reports of the directors and auditors, the election of directors, the reappointment of the retiring auditors and the fixing of the remuneration of the auditors, all of which are deemed to be “ordinary business.”

Shareholder Action by Written Consent	Not applicable.	Not applicable.	The DGCL allows action by written consent to be made by the holders of the minimum number of votes that would be needed to approve

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such a matter at an annual or special meeting of shareholders, unless this right to act by written consent is denied in the certificate of incorporation.

Shareholder Suits

According to Brazilian Corporate Law, any measures, proceedings or actions provided by law to the shareholders cannot be withdrawn by the company’s bylaws or shareholders’ meeting, however the decision to file a lawsuit is generally the determination of the company’s board of directors.

With respect to civil liability claims against the companies’ directors, the Brazilian Corporate Law determines that the decision of filing a lawsuit shall be taken in shareholder’s meeting, however, shareholders that have suffered direct losses may individually file judicial proceedings against the directors. Once the shareholder’s meeting decides to file such lawsuit, if after a period of three (3) months the lawsuit is not started, any shareholder, individually, may do so on behalf of the company. If the shareholder’s meeting decides not to file a lawsuit, shareholders

In Ireland, the decision to institute proceedings is generally taken by a company’s board of directors, who will usually be empowered to manage the company’s business. In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of the company. The central question at issue in deciding whether a minority shareholder may be permitted to bring a derivative action is whether, unless the action is brought, a wrong committed against the company would otherwise go un-redressed.

The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (i) that the company is entitled to the relief claimed and (ii) that the action falls within one of the five exceptions derived

Generally, Delaware corporations may be sued under federal securities law, and under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. Generally, a person may institute and maintain such a suit only if such person was a shareholder at the time of the transaction that is the subject of the suit or his or her shares thereafter devolved upon him or her by operation of law. The DGCL also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff, unless such demand would be futile.

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representing at least 5% of the capital stock are entitled to file such lawsuit.

According to Brazilian Corporate Law, there is no limit on permissible subject matters of lawsuits filed by shareholders, who are entitled to file, for example, lawsuits to: (i) void the acts of incorporations of the company (limitation period of one (1) year); (ii) void decisions taken by irregular meetings (limitation period of two (2) years); (iii) claim civil liabilities against experts and capital subscribers (limitation period of one (1) year); (iv) claim the payment of dividends (limitation period of three (3) years, calculated as from the date on which such dividends were made available to the shareholder); (v) claim civil liabilities against the founders, shareholders, managers, liquidators, auditors or controlling companies, in the case of violation of the law or bylaws (limitation period of three (3) years); and (vi) claims against the company for whatever reason (limitation period of three (3) years).

In addition to the matters above, the shareholder may also request judicially the dissolution of the from case law, as follows:

(1) where an ultra vires or illegal act is perpetrated;

(2) where more than a bare majority is required to ratify the “wrong” complained of;

(3) where the shareholders’ personal rights are infringed;

(4) where a fraud has been perpetrated upon a minority by those in control; or

(5) where the justice of the case requires a minority to be permitted to institute proceedings.

Shareholders may also bring proceedings against the company where the affairs of the company are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests. Oppression connotes conduct that is burdensome, harsh or wrong. Conduct must relate to the internal management of the company. This is an Irish statutory remedy and the court can grant any order it sees fit, usually providing for the

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company: (a) if the company’s incorporation is voidable; (b) if proven that the company is not able to achieve its purpose (this case may only be requested by shareholders representing at least 5% of the company’s capital stock); and (c) in case of bankruptcy. In such cases, if the directors or the majority of the shareholder do not proceed with the liquidation of the company, any shareholder individually may file judicial request for the liquidation.

Additionally, the Brazilian Corporate Law entitles shareholders, representing at least 5% of the company’s capital stock or any shareholder that guarantees with pledge (caução) the relevant judicial fees, to file civil liability claims against the controlling company for losses incurred as a result of breach of any of its duties or responsibilities.

purchase or transfer of the shares of any shareholder.

Inspection of Books and Records	The board of directors of the company is responsible for oversight of the company’s books and records. According to the Brazilian Corporate Law, shareholders have the right to: (i) request	Under Irish law, shareholders have the right to: (i) receive a copy of the memorandum and articles of association of JBS Foods International and any act of the Irish government that alters the memorandum of	Under Section 220 of the DGCL, a shareholder or his or her agent has a right to inspect the corporation’s ledger, a list of all of its shareholders and its other books and records during the usual hours of

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copies of the minutes of general meetings and resolutions of the Company; (ii) receive copies of support documents for resolutions in annual or extraordinary general shareholders’ meetings (i.e. management and auditors’ reports and statements of financial position); and (iii) receive certificates of corporate books.

Additionally, shareholders representing 5% or more of the capital stock may request by means of judicial proceeding the exhibition of the complete corporate books.

Pursuant to the company’s bylaws, the shareholders and third parties shall have access to related party agreements, shareholders agreements and stock option programs, or other option programs related to securities issued by the company, all which shall be made available at the company’s headquarters.

		JBS Foods International; (ii) inspect and obtain copies of the minutes of general meetings and resolutions of JBS Foods International; (iii) inspect and receive a copy of the register of shareholders, register of directors and secretaries, register of directors’ interests and other statutory registers maintained by JBS Foods International; (iv) receive copies of statements of financial position and directors’ and auditors’ reports that have previously been sent to shareholders prior to an annual general meeting; and (v) receive statements of financial position of any subsidiary of JBS Foods International that have previously been sent to shareholders prior to an annual general meeting for the preceding ten years.	business upon written demand stating his or her purpose (which must be reasonably related to such person’s interest as a shareholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the shareholder may apply to a Delaware court for an order to compel such inspection.

Disclosure of Interests in Shares	The CVM Rule no. 480/09 sets forth that information regarding the shareholder or groups of shareholders operating jointly or representing the same interest, with participation equal to or	Under the Irish Companies Acts, there is a notification requirement for shareholders who acquire or cease to be interested in 3% of the shares of an Irish public limited	Shareholders in Delaware corporations are not required to disclose their interests in such corporation under DGCL, but this may be required under a corporation’s bylaws.

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higher than 5% of the same class or types of stocks of a publicly-held company must be disclosed in the company’s reference form. All shares held directly or indirectly by a shareholder or group of controlling shareholders in the share capital of the issuer should be informed. If the shareholder is a legal entity it must disclose its direct and indirect controllers until the natural person is reached and disclosed in the form, regardless of any confidential treatment conferred to information due to legal business or the law of the country in which the partner or controller is established or domiciled. The company will not be required to disclose the information related to the natural person controlling a publicly-held company’s shareholder if such shareholder is a mixed corporation (whose controlling shareholder is the Federal Government, the State or the Municipality, which, do not have shareholders), a multilateral organization (its controlling shareholders would be its country sponsors), a pension fund and endowments (which have participants and not shareholders).

company. A JBS Foods International shareholder therefore must make such a notification to JBS Foods International if, as a result of a transaction, the shareholder will be interested in 3% or more of the relevant share capital of JBS Foods International; or if, as a result of a transaction, a shareholder who was interested in more than 3% of the relevant share capital of JBS Foods International ceases to be so interested. Where a shareholder is interested in more than 3% of the relevant share capital of JBS Foods International (i.e., voting shares), any alteration of his or her interest that brings his or her total holding through the nearest whole percentage number, whether an increase or a reduction, must be notified to JBS Foods International.

The relevant percentage figure is calculated by reference to the aggregate par value of the shares in which the shareholder is interested as a proportion of the entire par value of JBS Foods International

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If the relevant participation is held together by different investment funds or portfolios under the same discretionary management, the identification of funds or portfolios may be replaced by indication of the fund manager’s name, with the presentation of the entire stake held by funds or portfolios managed by him.

Under the CVM Rule no. 358/02, the direct or indirect controlling shareholders and the shareholders that vote for members of the board of directors or audit committee, as well as any person or company or group of people acting together or representing the same interest that have made Relevant Negotiations with shares issued by a publicly-held company shall monthly report to the company its current corporate interest in the company.

For the purposes of CVM Rule 358, “Relevant Negotiations” means the negotiation or set of negotiations through which the direct or indirect participation of the people mentioned above exceeds, up or down, the levels of (five percent) 5%, (ten percent) 10%, (fifteen percent) 15%, and so on, share capital. Where the percentage level of the shareholder’s interest does not amount to a whole percentage, this figure may be rounded down to the next whole number. All such disclosures must be notified to the company within five business days of the alteration of the shareholder’s interests that gave rise to the requirement to notify.

Where a person fails to comply with the notification requirements described above, no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, will be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the court to have the rights attaching to the shares concerned reinstated.

In addition to the above disclosure requirement, JBS Foods International, under the Irish Companies Acts, may by notice in writing require a person whom the company knows or has reasonable cause to

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taking into account the type or class of shares of a publicly-held company. Additionally, the listing rules of the Novo Mercado segment of the BM&FBOVESPA provide that controlling shareholders and respective connected persons are required to disclose to the company the amount and characteristics of the securities issued by the company held by them, directly or indirectly, including derivatives based on these securities. Any subsequent trades or changes in previously disclosed holdings of equity securities issued by the company and its derivatives shall be disclosed to the company in detail, including the respective price, if any. The disclosure requirement established in the listing rules of the Novo Mercado segment of the BM&FBOVESPA shall extend to securities derivatives which are directly or indirectly held by a spouse or common law spouse and dependents claimed as such on the controlling shareholder’s income tax return.

As set forth in the listing rules of the Novo Mercado segment of the BM&FBOVESPA, the company is required to forward to the believe to be, or at any time during the three years immediately preceding the date on which such notice is issued, to have been interested in shares comprised in the company’s relevant share capital: (a) to indicate whether or not it is the case, and (b) where such person holds or has during that time held an interest in the shares of the company, to give such further information as may be required by JBS Foods International, including particulars of such person’s own past or present interests in JBS Foods International shares. Any information given in response to the notice is required to be given in writing within such reasonable time as may be specified in the notice.

Where such a notice is served by JBS Foods International on a person who is or was interested in shares of the company and that person fails to give the company any of the requested information within the reasonable time specified, JBS Foods International may apply to the court for an order directing that the affected shares be subject to certain restrictions.

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BM&FBOVESPA on a monthly basis, on or before the tenth (10th) day of each month, in separate and consolidated basis, the information referred above.

Under the Irish Companies Act, the restrictions that may be placed on the shares by the court are as follows:

(a) any transfer of those shares, or in the case of unissued shares, any transfer of the right to be issued with shares and any issue of shares, will be void;

(b) no voting rights will be exercisable in respect of those shares;

(c) no further shares will be issued in right of those shares or in pursuance of any offer made to the holder of those shares; and

(d) no payment will be made of any sums due from the company on those shares, whether in respect of capital or otherwise.

Where the shares in the company are subject to these restrictions, the court may order the shares to be sold and may also direct that the shares shall cease to be subject to these restrictions.

Shareholder Approval of Transaction(s)	In addition to the customary management matters provided in the Brazilian Corporate Law and the company’s	Pursuant to Irish law, shareholder approval in connection with a transaction involving JBS Foods	Under the DGCL, in general, the affirmative vote of a majority of the outstanding voting

JBS S.A.	JBS Foods International	Delaware Entity

bylaws, shareholder approval in connection with a transaction involving JBS S.A. would be required for consolidation, spin-off, merger of the company, or of any other company into it.

BNDESPar’s approval, in connection with a transaction involving JBS S.A., would be required under the following circumstances:

(i) reduction of JBS S.A. or JBS USA’s corporate capital, or of their controlled companies, if such reduction exceeds the “Indebtedness Management Threshold”, except for reductions of the corporate capital of companies controlled 99% or more by JBS S.A.;

(ii) material amendment to JBS S.A.’s corporate purpose or amendment to the company’s bylaws that conflicts with the provisions of the shareholders agreement;

(iii) any corporate reorganization involving JBS S.A., JBS USA, or their controlled companies, except for corporate reorganizations among companies controlled 99% or more by JBS S.A., or among JBS S.A. or JBS USA and

International would be required under the following circumstances:

(i) in connection with a scheme of arrangement, both a court order from the Irish High Court and the approval of a majority in number representing 75% in value of the shareholders present and voting in person or by proxy at a meeting called to approve such a scheme would be required;

(ii) in connection with an acquisition of JBS Foods International by way of a merger with an EU company under the EU Cross-Border Mergers Directive 2005/56/EC, approval by a special resolution of the shareholders would be required; and

(iii) in connection with a merger with an Irish company under the Irish Company Act, approval by a special resolution of shareholders would be required.

power of a corporation entitled to vote on the matter is required to amend the certificate of incorporation and approve mergers and consolidations involving the incorporation (with certain exceptions), the dissolution of the corporation and the sale, lease or exchange of all or substantially all of the assets of the corporation. Under the DGCL, if a parent entity owns 90% of the outstanding shares of each class of stock of a subsidiary corporation that otherwise would be entitled to vote on such merger, such corporation may be merged into its parent without the approval of shareholders of either entity.

	JBS S.A.	JBS Foods International	Delaware Entity

companies controlled 99% or more by JBS S.A.;

(iv) purchase or sale by JBS S.A. or its controlled companies of non-current assets that individually or jointly represent amount superior to 10% of the company’s total asset; and

(v) purchase or sale by JBS S.A. or its controlled companies of (a) equity stakes considered material investments to JBS S.A. and not contemplated in the business plan or budget approved by the board of directors, or (b) non-current assets that when converted exceeds the “Indebtedness Management Threshold.”

Rights of Dissenting Shareholders	According to the Brazilian Corporate Law, the dissenting shareholder is entitled to withdraw from the company if the following occurs: (i) amendment to the bylaws for adoption of arbitration provision; (ii) creation or issuance of new preferred shares; (iii) change in the conditions of the preferred shares or creation of a different class with more advantages than the others; (iv) decrease of the minimum compulsory dividend;	Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights. Under the European Communities (Cross-Border Mergers) Regulations 2008, as amended, governing the merger of an Irish public limited company such as JBS Foods International and a company incorporated in the European Economic Area (the European Economic Area includes all member	Under the DGCL, shareholders have appraisal rights in connection with mergers and consolidations, provided the shareholder complies with certain procedural requirements of the DGCL. However, this right to demand appraisal does not apply to shares of any class or series if, at the record date fixed to determine the shareholders entitled to receive notice of

JBS S.A.	JBS Foods International	Delaware Entity

(v) consolidation or merger of the company; (vi) participation of the company in a corporate group; (vii) change of the company’s corporate purpose; (viii) spin off of the company that results in (a) change of the company’s corporate purpose; (b) decrease of the minimum compulsory dividend; or (c) participation of the company in a corporate group; (ix) transformation of the company’s corporate type; (x) merger, consolidation or spin-off of the company in case the succeeding company is not a publicly held company; (xi) approval by the merging company of all shares of the merged company which shall become a wholly-owned subsidiary; and (xi) acquisition of control of a company where the acquisition price is 1.5x higher than the parameters set forth by the applicable law.

For items (ii) and (iii) above, only shareholders that have been harmed shall have the right to withdraw from the company. Shareholders holding shares with liquidity and dispersion shall not have the right to withdraw from the company in the events listed in items (i), (v) and (vi) above.

Dissenting shareholders that withdraw from the

	states of the European Union and Norway, Iceland and Liechtenstein), a shareholder (i) who voted against the special resolution approving the merger or (ii) of a company in which 90% of the shares are held by the other party to the merger has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.	and to vote: (i) the shares are listed on a national securities exchange; or (ii) the shares are held of record by more than 2,000 shareholders.

	JBS S.A.	JBS Foods International	Delaware Entity

company will receive the corresponding value of its shares (reembolso).

BNDESPar, by means of the shareholders agreement, expressly waived its right of withdrawal with regard to matters that entitle such right in the event it has previously expressly or tacitly approved such matter.

Anti-takeover Measures

JBS S.A. bylaws contain a provision that rules that any buyer who acquires or becomes a holder of shares or of other rights, including enjoyment or trust over shares issued by JBS S.A. in an amount equal to or greater than twenty percent (20%) of its share capital shall conduct a public offering for the acquisition of all the shares issued by JBS S.A., in accordance with the provisions of applicable rules of the CVM and the regulations of the BM&FBOVESPA. The buyer must apply for the registration of said offer within thirty (30) days from the date of purchase or the event which resulted in ownership of rights shares in an amount equal to or greater than twenty percent (20%) of the share capital of JBS S.A.

The purchase price of the public offering for

A transaction in which a third party seeks to acquire 30% or more of the voting rights of JBS Foods International will be governed by the Irish Takeover Panel Act 1997 and the Irish Takeover Rules made thereunder and will be regulated by the Irish Takeover Panel. The “General Principles” of the Irish Takeover Rules and certain important aspects of the Irish Takeover Rules are described below.

The Irish Takeover Rules are built on the following General Principles, which will apply to any transaction regulated by the Irish Takeover Panel:

(a) in the event of an offer, all holders of securities of the target company should be afforded equivalent treatment and, if a person acquires

Under the DGCL, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, is generally required to be approved by the holders of a majority of the shares entitled to vote on the matter, unless the certificate of incorporation provides otherwise.

Under the DGCL, mergers in which less than 20% of a corporation’s stock is issued generally do not require stockholder approval. In addition, mergers in which one corporation owns 90% or more of each class of shares of a second corporation may be completed without the vote of the second corporation’s

JBS S.A.	JBS Foods International	Delaware Entity
acquiring each share issued by JBS S.A. may not be less than the higher value between: (i) 135% of the economic value determined in the appraisal report; (ii) 135% of the issue price of shares in any capital increase carried out by public distribution which occurred in the period of 24 months prior to the date on which realization of the public offer for the acquisition of shares becomes obligatory under this article, which should be updated by the IPCA from the date of issue of shares for a JBS S.A. capital increase until the moment of financial settlement of the public offer for the acquisition of shares; (iii) 135% of the average unit listing of the shares issued by JBS S.A. during the period of ninety (90) days prior to the completion of the offer, weighted by the volume of trading on the stock exchange on which there is the largest volume of trading of the shares issued by the company; and (iv) 135% of the highest unit price paid by the purchaser, at any time, for a share or group of shares issued by the company. If the regulation of the CVM applicable to the offer referred to in this case determines the adoption control of a company, the other holders of securities must be protected;

(b) the holders of the securities of the target company must have sufficient time and information to enable them to reach a properly informed decision on the offer; where it advises the holders of securities, the board of the target company must give its views on the effects of implementation of the offer on employment, conditions of employment and the locations of the target company’s places of business;

(c) the board of the target company must act in the interests of the company as a whole and must not deny the holders of securities the opportunity to decide on the merits of the offer;

(d) false markets must not be created in the securities of the target company, the bidder or of any other company concerned by the offer in such a way that the rise or fall of the prices of the securities becomes artificial and the normal functioning of the markets is distorted;

board of directors or shareholders. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares.

JBS S.A.	JBS Foods International	Delaware Entity

of a calculation criterion for fixing the purchase price of each share in the company in the offer that results in a higher purchase price, the acquisition price calculated in accordance with the rules of the CVM shall prevail in completion of the offer called for.

If the buyer does not comply with the obligations mentioned above, even with regard to maximum time limits: (i) to carry out or request the registration of the public offering for acquisition of shares; or (ii) for any requests or requirements from the CVM, the JBS S.A. board of directors shall convene an extraordinary general shareholders’ meeting in which the buyer will not be able to vote, to decide on the suspension of the exercise of the rights of the buyer who failed to comply with any obligation imposed by this article, as provided for in article 120 of the Brazilian Corporate Law, without prejudice to the responsibility of the buyer for damages caused to the other shareholders as a result of the breach of the obligations imposed.

(e) a bidder must announce an offer only after ensuring that he or she can fulfill in full any cash consideration, if such is offered, and after taking all reasonable measures to secure the implementation of any other type of consideration;

(f) a target company must not be hindered in the conduct of its affairs for longer than is reasonable by an offer for its securities; and

(g) a “substantial acquisition” of securities (whether such acquisition is to be effected by one transaction or a series of transactions) shall take place only at an acceptable speed and shall be subject to adequate and timely disclosure.

Irish law also includes mandatory bid rules, other requirements in relation to offers, “substantial acquisition” rules and restrictions on “frustrating action,” as described in more detail under “Anti-Takeover Provisions.”

Business Combination: JBS Foods International’s articles of association

JBS S.A.	JBS Foods International	Delaware Entity
However, the provisions mentioned above shall not apply in the event that a person becomes a holder of shares issued by JBS S.A. in an amount exceeding twenty percent (20%) of the total shares issued as a result of: (i) legal succession, under the condition that the shareholder disposes of excess shares within thirty (30) days of the relevant event; (ii) the incorporation of another company by JBS S.A.; (iii) the acquisition of the shares of another company by JBS S.A.; or (iv) the subscription of shares of JBS S.A. held on a single primary issue, which has been approved in JBS S.A.’s general shareholders’ meeting, convened by its board of directors, and whose proposed capital increase has given the issue price of the shares on the basis of the economic value obtained from an economic and financial appraisal report of the company conducted by a specialized company with proven experience in the evaluation of publicly-held companies. In addition, the provisions mentioned above shall not apply to current shareholders who are already holders of twenty percent (20%) or more of the total shares provide that JBS Foods International generally may not engage in certain business combinations with any person that acquires beneficial ownership of 15% or more of the outstanding voting shares of JBS Foods International for a period of three years following the date on which the person became a 15% shareholder unless: (i) a committee of JBS Foods International’s disinterested directors approved the business combination; and (ii) in certain circumstances, the business combination is authorized by a special resolution of the disinterested shareholders.

Control Share Acquisition: JBS Foods International’s articles of association provide that any “control share acquisition” must generally be approved by disinterested shareholders unless the requirement is waived by a committee of disinterested directors. Shareholders who acquire shares in a “control share acquisition” without such shareholder or director approval would lose their

	JBS S.A.	JBS Foods International	Delaware Entity
issued by JBS S.A. and their successors on the effective date of membership and listing of JBS S.A. on the Novo Mercado segment of the BM&FBOVESPA, applying exclusively to those investors who purchase shares and become shareholders of JBS S.A. after such general shareholders’ meeting.

voting rights with respect to shares in excess of 15% of the voting rights of JBS Foods International and would be subject to certain redemption privileges in favor of JBS Foods International unless and until disinterested director or shareholder approval is subsequently obtained. A “control share acquisition” is any share acquisition which results in the acquiring person holding more than 15% of the voting shares of JBS Foods International.

JBS Foods International’s articles of association provide that it may not acquire shares from any person who beneficially owns five percent or more of the outstanding voting shares of JBS Foods International unless the acquisition is approved at a meeting of shareholders by the affirmative vote of the holders of not less than a majority of the issued and outstanding shares of JBS Foods International entitled to vote or the same offer is made to all shareholders.

Anti-parachute Provision	Not Applicable.	Under the Irish Takeover Rules, the	Not Applicable.

	JBS S.A.	JBS Foods International	Delaware Entity
JBS Foods International board of directors is not permitted to take any action that might frustrate an offer for the shares of JBS Foods International once the board of directors has received an approach that may lead to an offer or has reason to believe an offer is imminent, subject to certain exceptions. Potentially frustrating actions would generally include increases in the compensation of officers or directors outside of the ordinary course without prior shareholder or Irish Takeover Panel approval.

Rights Agreement

Brazilian companies do not adopt rights agreement as anti- takeover measures and the adoption of any similar measure in publicly held companies is very unlikely.

Additionally, the Brazilian Securities and Exchange Commission (CVM) has stated that it will not apply or enforce, in administrative proceedings, penalties set forth in the company’s bylaws for shareholders that vote in favor of excluding or amending poison pill provisions.

		The JBS Foods International articles of association expressly authorize the adoption of a shareholders rights plan by the JBS Foods International board of directors, subject to applicable law. Irish law does not expressly authorize or prohibit companies from issuing share purchase rights or adopting a shareholder rights plan as an anti- takeover measure and there is no directly relevant case law on this issue.	The DGCL does not restrict the use of rights agreements.

	JBS S.A.	JBS Foods International	Delaware Entity
Variation of Rights Attaching to a Class or Series of Shares	Due to the fact that JBS S.A. is allowed to issue only common shares, this item is not applicable.	Any variation of class rights attaching to the issued shares of JBS Foods International must be approved with the consent in writing of the holders of a majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a general meeting of the holders of the shares of that class.	Delaware corporations may provide for different rights for its different classes of shares and may provide such information in the corporation’s certificate of incorporation and/or bylaws.

Amendments of Governing Documents

JBS S.A.’s bylaws and the Brazilian Corporate Law set forth that only the general shareholders’ meeting may amend the bylaws. An extraordinary general meeting convened to amend the bylaws shall only be held on first call in the presence of shareholders representing at least two-thirds (2/3) of the voting capital but may be held on second call with any number of shareholders present. Before they can be enforced against third parties, any amendments to the bylaws shall be registered with the commercial registry and published.

Material amendment to JBS S.A.’s corporate purpose or amendment to the company’s bylaws that conflicts with the provisions of the shareholders agreement shall be approved by BNDESPar.

JBS Foods International, pursuant to Irish law, may only alter its memorandum and articles of association by the passing of a special resolution of shareholders.

The JBS Foods International memorandum and articles of association provide that certain amendments, including amendments with respect to the business combination and control share acquisition provisions, must be approved by a special resolution of disinterested shareholders.

Under the DGCL, a corporation’s certificate of incorporation may be amended with approval of the board of directors and the outstanding stock entitled to vote, either before or after the approval by the board.

	JBS S.A.	JBS Foods International	Delaware Entity
Rights Upon Liquidation

According to the Brazilian Corporation Law, if JBS S.A. is wound up, after paying all indebtedness, the assets available for distribution among the members must be apportioned and distributed to the shareholders in the proportion of the equity stake held by them.

JBS S.A. may be dissolved and wound up (i) at the end of its term; (ii) at any time by resolution of shareholders representing at least fifty per cent (50%) of the voting shares; (iii) in case of being verified in the annual shareholders’ meeting that such company is held by only one (1) foreign shareholder, if the minimum of two (2) shareholders is not observed at the annual shareholders’ meeting of the following year; (iv) at the extinguishment of its operational permit; (v) upon judicial determination that voids its incorporation acts in a lawsuit filed by any shareholder; (vi) upon judicial determination when proven that the company does not fulfill its purpose in a lawsuit filed by shareholders representing five percent (5%) or more of the capital stock; (vii) upon judicial determination in the event of bankruptcy;

JBS Foods International’s memorandum and articles of association provide that, if JBS Foods International is wound up and the assets available for distribution among the members are insufficient to repay the whole of the paid up or credited as paid up share capital, such assets must be distributed so that, as nearly as may be, the losses will be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares held by them respectively. If in a winding up the assets available for distribution among the members are more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess must be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively.

JBS Foods International may be dissolved and wound up at any time by way of a shareholders’

Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by the written consent of shareholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

	JBS S.A.	JBS Foods International	Delaware Entity
	or (viii) upon administrative determination, pursuant to the terms of special applicable law.	voluntary winding up or a creditors’ winding up. In the case of a shareholders’ voluntary winding up, a special resolution of shareholders is required. JBS Foods International may also be dissolved by way of court order on the application of a creditor, or by the Companies Registration Office as an enforcement measure where JBS Foods International has failed to file certain returns.

Enforcement of Civil Liabilities Against Foreign Persons

A judgment for the payment of money rendered by a foreign court will be enforceable in the courts of Brazil if previously confirmed by the Superior Court of Justice, without reexamination of the merits. Such confirmation is only given if such judgment:

(a) is rendered by a competent court;

(b) is rendered after due service of process on the parties, as required by applicable law, or after sufficient evidence of the parties’ absence has been given, as required by applicable law;

(c) is final and, therefore, not subject to appeal in the country of origin;

(d) is effective in the country of origin;

A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the foreign judgment will be deemed to be enforceable in Ireland:

(i) the judgment must be for a definite sum;

(ii) the judgment must be final and conclusive; and

(iii) the judgment must be provided by a court of competent jurisdiction.

A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

JBS S.A.	JBS Foods International	Delaware Entity

(e) is not against decisions protected by res judicata in Brazil;

(f) was authenticated by a Brazilian Diplomatic Office and/or Consulate in the country in which it was issued, and is accompanied by a sworn translation into the Portuguese language; and

(g) does not violate Brazilian national sovereignty, human dignity, morality and/or public policy.

An Irish court will also exercise its right to refuse judgment if the foreign judgment was obtained by fraud, if the judgment violated Irish public policy, if the judgment is in breach of natural justice or if it is irreconcilable with an earlier foreign judgment.

Description of the JBS Foods International Brazilian Deposit Agreement

The JBS Foods International BDR Deposit Agreement will govern the relationship between us and the JBS Foods International BDR Depositary with respect to the issuance, custodianship and cancellation in Brazil of the JBS Foods International BDRs, each representing one JBS Foods International ordinary share. The JBS Foods International BDR Deposit Agreement will also govern the actions of the JBS Foods International BDR Depositary with respect to the management of the JBS Foods International BDR Program and the services to be performed by the JBS Foods International BDR Depositary for holders of JBS Foods International BDRs.

BDR Registry Book

Pursuant to the JBS Foods International BDR Deposit Agreement, the JBS Foods International BDR Depositary will maintain the BDR registry book, which will record the holders of the JBS Foods International BDRs, including the individual holders of the JBS Foods International BDRs as well as the JBS Foods International BDRs registered in the name of the BM&FBOVESPA, as custodian, and the total number of certificates. Ownership of the JBS Foods International BDRs is presumed by entry of the beneficial holder’s name in the BDR registry book or, in the case of JBS Foods International BDRs registered in the name of the BM&FBOVESPA, by a statement provided by BM&FBOVEPA to the holders of the JBS Foods International BDRs. The BDR registry book will also record any issuances, cancellations and modifications arising from corporate measures.

Issuance and Cancellation of the JBS Foods International BDRs

Investors may purchase shares abroad to be held in trust for the issue of JBS Foods International BDRs in Brazil. Such shares shall be delivered to the custodian free and clear of any burdens and encumbrances, which will guarantee the JBS Foods International BDRs to be issued in Brazil. The JBS Foods International BDR Depositary will issue the JBS Foods International BDRs after receiving confirmation from the custodian of receipt of the JBS Foods International BDRs, payment of all fees due in connection with such issuance and an instruction letter from the investor’s Brazilian brokerage firm or custody agent regarding receipt of the JBS Foods International BDRs.

Investors may sell their shares abroad upon cancellation of the corresponding JBS Foods International BDRs in Brazil. In order to cancel the JBS Foods International BDRs, the investor’s Brazilian brokerage firm or custody agent will be required to transfer the JBS Foods International BDRs to the JBS Foods International BDR Depositary in the BDR account, issue an instruction letter for the cancellation of the JBS Foods International BDRs and pay all fees due in connection with such cancellation. The JBS Foods International ordinary shares underlying the JBS Foods International BDRs will be transferred by the U.S. custodian for the JBS Foods International BDR Depositary once it receives confirmation from the JBS Foods International BDR Depositary that the corresponding JBS Foods International BDRs have been cancelled.

Dividends and Other Distributions

Holders of the JBS Foods International BDRs will have the same right to receive dividends and other distributions in cash paid abroad as holders of our outstanding shares. JBS Foods International will disclose such distribution to the market, simultaneously abroad and in Brazil. Upon receipt of the amounts due abroad, the JBS Foods International BDR Depositary will enter into a foreign exchange agreement in order to undertake the payments on behalf of holders of the JBS Foods International BDRs. JBS Foods International will then communicate the base date of the distribution, the amount payable by BDR, the taxes levied, if any, and the payment date.

Cash distributions shall be proportionate to the number of JBS Foods International ordinary shares represented by the JBS Foods International BDRs and those distributions will be made in undivided reais and whole reais cents.

No interest or any compensation will be owed by JBS Foods International to the holders of JBS Foods International BDRs for the period between the date the dividend payments and other cash distributions are paid abroad and the date such payments are credited to holders of JBS Foods International BDRs in Brazil.

Preemptive Rights

Holders of the JBS Foods International BDRs will have the same preemptive rights to subscribe for our shares or any other rights which are offered to holders of our outstanding shares. The JBS Foods International BDR Depositary will issue new JBS Foods International BDRs corresponding to any shares for which the preemptive right is exercised and shall credit such JBS Foods International BDRs to the respective holders.

Bonuses, Stock Split and Reverse Stock Split

In the event of a bonus or stock split, the JBS Foods International BDR Depositary will issue new JBS Foods International BDRs corresponding to the shares and will credit them to the holders of the JBS Foods International BDRs. Only whole JBS Foods International BDRs will be distributed. Any fractions of JBS Foods International BDRs will be aggregated and sold at auction on the BM&FBOVESPA, and the amount obtained through the auction process will be credited to the holders of the JBS Foods International BDRs on a pro rata basis. JBS Foods International may elect not to carry out the additional distribution of JBS Foods International BDRs to the holders and instead may choose to change the proportion between the JBS Foods International BDRs and the corresponding shares.

In the event of a reverse stock split, JBS Foods International BDRs will be automatically cancelled to the extent necessary to reflect the new quantities of shares deposited with the custodian. Only numerical value JBS Foods International BDRs will be cancelled. Any fractions that are not sufficient to create a BDR will be aggregated and sold at auction on the BM&FBOVESPA, and the amount obtained from the auction process will be credited to the holders of the JBS Foods International BDRs on a pro rata basis. JBS Foods International may elect not to cancel the JBS Foods International BDRs required in order to effect the reverse stock split with respect to the holders of JBS Foods International BDRs, and instead may choose to change the proportion between the JBS Foods International BDRs and the corresponding shares.

Voting

Holders of the JBS Foods International BDRs have the right to vote the amount of shares that are deposited with the custodian and represented by that holder’s JBS Foods International BDRs by instructing the JBS Foods International BDR Depositary as to how such holder wishes to vote. Holders may only vote on matters in which such the corresponding shares have the right to vote pursuant to our bylaws.

JBS Foods International will communicate to the market, the JBS Foods International BDR Depositary and the BM&FBOVESPA the call for shareholders’ meeting, which will include the list of matters to be voted, translated into Portuguese. BDR holders may use such notice to communicate their voting instructions to the JBS Foods International BDR Depositary to submit to the custodian. The custodian will appoint an attorney-in-fact to vote at the shareholders’ meeting in accordance with the instructions provided. The JBS Foods International BDR Depositary is not liable for a failure to vote as instructed in the event it does not receive the voting instructions at all or in time.

Termination

The term of the JBS Foods International BDR Deposit Agreement is indefinite, and the agreement may be terminated without penalty by either party upon 60 days’ prior written notice.

Unilateral Termination due to Contractual Breach

The JBS Foods International BDR Deposit Agreement may be terminated by either party in the event the other party is unable to comply with obligations contained therein and, after being notified in writing, is not able within five days from receipt of such notice to undertake one of the following measures: (1) cease or correct the infraction committed, without prejudice to indemnification to the party affected by the damages caused, or (2) indemnify the party affected by the damages when compliance with such obligations is no longer possible or is no longer able to meet the interests of the party affected.

Unilateral Termination by the JBS Foods International BDR Depositary

The JBS Foods International BDR Depositary may unilaterally terminate the JBS Foods International BDR Deposit Agreement, upon written notice to JBS Foods International, in the event (1) JBS Foods International requests that the JBS Foods International BDR Depositary perform an unlawful or suspicious transaction in accordance with the rules applicable to the financial and capital markets or procedures and practices of these markets; (2) JBS Foods International fails to comply with CVM or capital market regulations to which it is subject in its country and in the countries where the JBS Foods International ordinary shares are traded; or (3) JBS Foods International, its parent, subsidiary, associate and/or affiliate requested bankruptcy or filed a request for judicial or extrajudicial recovery, or another insolvency procedure, in its country.

Unilateral Termination by JBS Foods International

JBS Foods International may unilaterally terminate the JBS Foods International BDR Deposit Agreement, upon written notice to JBS Foods International BDR Depositary, in the event the JBS Foods International BDR Depositary (1) has declared bankruptcy; (2) has been subject to extrajudicial intervention, or (3) has been subject to judicial or extrajudicial settlement or dissolution.

Obligations Related to the Termination of the JBS Foods International Deposit Agreement

If the JBS Foods International BDR Deposit Agreement is terminated, JBS Foods International shall notify holders of the JBS Foods International BDRs in writing at least 30 days prior to the JBS Foods International BDR Deposit Agreement’s termination date. The JBS Foods International BDR Depositary shall continue to maintain the BDR registry and other related services for 15 days after the JBS Foods International BDR Deposit Agreement’s termination date. During this period, only the register and services requested or commenced through the termination date will be performed.

Upon termination of the JBS Foods International BDR Deposit Agreement, JBS Foods International will be required to contract a new depositary institution, and JBS Foods International will notify the previous depositary of such appointment. Immediately after the acknowledgement of such notification, the previous depositary will (1) transfer to the new depositary institution the registration of holders of JBS Foods International BDRs; (2) provide JBS Foods International and the new depositary institution the information and document related to the services provided within the scope of the JBS Foods International BDR Deposit Agreement; and (3) transfer to the new depositary institution the JBS Foods International BDRs deposited in the previous depositary’s system, as indicated by the BDR registry book.

Amendment

The JBS Foods International BDR Deposit Agreement may be amended without the approval of the holders of the JBS Foods International BDRs. In the event of an amendment, JBS Foods International will update the relevant information on its website.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of the JBS Foods International ordinary shares in the public market, including shares issued upon the exercise of outstanding options or warrants, or the anticipation of these sales, could adversely affect market prices prevailing from time to time and could impair JBS Foods International’s ability to raise capital through sales of equity securities.

Resales of “Control Securities”

The JBS Foods International ordinary shares distributed to holders of JBS S.A. common shares pursuant to the distribution will be freely transferable, except for those JBS Foods International ordinary shares received by persons who are affiliates of JBS Foods International. Persons who may be considered affiliates of JBS Foods International include those who control, are controlled by or are under common control with JBS Foods International, as those terms generally are interpreted for U.S. federal securities law purposes. FB, Banco Original, BNDESPar and some or all of JBS Foods International’s directors and executive officers may be considered affiliates of JBS Foods International. Such persons will hold “control securities” and will be permitted to sell their JBS Foods International ordinary shares (including those JBS Foods International ordinary shares underlying the JBS Foods International BDRs) only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144 thereunder (“Rule 144”). For example, under Rule 144, persons who hold “control securities” will be able to freely transfer their JBS Foods International ordinary shares (including ordinary shares underlying JBS Foods International BDRs) if the conditions and restrictions applicable to resales of securities by affiliates of an issuer, as described below under “—Resales of “Restricted Securities—Rule 144,” are met, except that the initial six-month holding period will not apply to resales involving securities that are not also “restricted securities” as defined below. The JBS Foods International ordinary shares (including those JBS Foods International ordinary shares underlying the JBS Foods International BDRs) that FB, BNDESPar and Banco Original will receive pursuant to the affiliate private capital contribution will also be considered “control securities.”

Resales of “Restricted Securities”

“Restricted securities” are securities acquired in unregistered, private sales from an issuer or from an affiliate of an issuer. A person who receives “restricted securities” is permitted to sell such securities only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144.

Rule 144

Rule 144 allows public resales of “restricted securities” if a number of conditions are met. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, who beneficially owns “restricted securities” of a company subject to the reporting requirements of the Exchange Act may not sell such securities until such person has beneficially owned them for at least six months.

Affiliates

After the initial six-month holding period has passed, an affiliate beneficial owner of “restricted securities” of JBS Foods International may sell within any three-month period a number of JBS Foods International ordinary shares that do not exceed the greater of: (1) 1% of the then-outstanding JBS Foods International ordinary shares as shown by the most recent report or statement published by JBS Foods International and (2) the average reported weekly trading volume of the JBS Foods International ordinary shares on the NYSE during the four calendar weeks preceding the filing of a notice with the SEC on Form 144 with respect to such sale. Sales under Rule 144 will also be subject to restrictions relating to manner of sale, notice and the availability of current public information about JBS Foods International and may be effected only through unsolicited brokers’ transactions.

Non-Affiliates

After the initial six-month holding period has passed, a non-affiliate beneficial owner of “restricted securities” of JBS Foods International (who has not been an affiliate for at least three months prior to the proposed resale) will be able to freely transfer such “restricted securities,” provided that JBS Foods International is current in its Exchange Act filings. After beneficially owning such “restricted securities” for at least one year, a non-affiliate beneficial holder of “restricted securities” of JBS Foods International may engage in unlimited resales thereof.

Registration Rights Agreement with BNDES

Prior to the distribution, JBS Foods International and BNDESPar expect to enter into a registration rights agreement pursuant to which BNDESPar will be able to demand that we register the JBS Foods International ordinary shares (including those JBS Foods International ordinary shares underlying the JBS Foods International BDRs) that BNDESPar is expected to receive in the distribution and the JBS Foods International capital increase. If BNDESPar exercises its registration rights pursuant to this registration rights agreement, purchasers of the JBS Foods International ordinary shares sold by BNDESPar in connection therewith will receive freely tradeable shares, except for those JBS Foods International ordinary shares received by persons who are affiliates of JBS Foods International. Such persons will hold “control securities” and will be permitted to sell their JBS Foods International ordinary shares only pursuant to an effective registration statement under the Securities Act, or an exemption from the registration requirements of the Securities Act, such as those afforded by Section 4(1) of the Securities Act or Rule 144, as described above. For more information about the registration rights agreement with BNDESPar, see “Principal Shareholders—Registration Rights Agreement with BNDES.”

TAXATION

The following description is not intended to constitute a complete analysis of all tax consequences relating to the distribution or the acquisition, ownership and disposition of the JBS Foods International ordinary shares. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Material U.S. Federal Income Tax Consequences

In General

The following discussion is a summary of the material U.S. federal income tax consequences generally applicable to U.S. Holders (as defined below) of (i) the distribution and (ii) owning and disposing of JBS Foods International ordinary shares or JBS Foods International BDRs (JBS Foods International BDRs together with the JBS Foods International ordinary shares, “JBS Foods International Shares”) received in the distribution, based on the description of the Global Reorganization set forth herein. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the U.S. Treasury Regulations promulgated thereunder, administrative guidance and court decisions, in each case as of the date hereof, all of which are subject to change, possibly with retroactive effect, and to differing interpretations. This discussion addresses only those holders that hold their JBS S.A. common shares or JBS S.A. ADSs (the “JBS S.A. shares”), and will hold their JBS Foods International Shares received in the distribution, as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address any aspect of non-U.S. tax law or U.S state, local, alternative minimum, estate, gift or other tax law that may be applicable to a holder. This discussion does not constitute tax advice and does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of JBS S.A. shares or JBS Foods International Shares in light of their personal circumstances, or to any holders subject to special treatment under the Code, such as:

•	banks, mutual funds and other financial institutions;

•	real estate investment trusts and regulated investment companies;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	tax-exempt organizations or governmental organizations;

•	insurance companies;

•	dealers or brokers in securities or foreign currency;

•	individual retirement and other deferred accounts;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	“passive foreign investment companies” or “controlled foreign corporations,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons subject to the alternative minimum tax;

•	U.S. Holders who own or are deemed to own 10% or more of JBS S.A. or JBS Foods International voting stock;

•	persons that own, actually or constructively, more than 5% (by vote or value) of JBS S.A. or JBS Foods International stock;

•	persons who hold their shares as part of a straddle, hedging, conversion, constructive sale or other risk reduction transaction;

•	persons who purchase or sell their shares as part of a wash sale for tax purposes;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes, or other pass-through entities (and investors therein); and

•	persons who received their shares through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of JBS S.A. shares or, after the completion of the distribution, JBS Foods International Shares, that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership, including for this purpose any arrangement or entity that is treated as a partnership for U.S. federal income tax purposes, holds JBS S.A. shares or, after the completion of the distribution, JBS Foods International Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A holder that is a partnership for U.S. federal income tax purposes and the partners in such partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of the distribution and the ownership and disposition of JBS Foods International Shares.

JBS S.A. expects to obtain an opinion from White & Case LLP to the effect that the distribution should qualify as a tax-free distribution to U.S. Holders under Sections 368(a)(1)(D) and 355 of the Code (the “Distribution Tax Opinion”). The Distribution Tax Opinion will be based on, among other things, current law and factual representations and assumptions, as well as certain undertakings made by JBS S.A. and JBS Foods International. The failure of any of those representations or assumptions to be true, correct and complete in any material respect or the failure to comply with any undertaking, could adversely affect the conclusions reached by counsel in the Distribution Tax Opinion. Opinions of counsel are not binding on the IRS or courts, and the IRS and applicable courts may not agree with the judgment, opinion or conclusions reached by JBS S.A.’s tax counsel in the Distribution Tax Opinion. JBS S.A. does not intend to request any ruling from the IRS as to the U.S. federal income tax consequences of the distribution. No assurance can be given that the IRS will not challenge the conclusions reflected herein or in the Distribution Tax Opinion or that a court would not sustain such a challenge.

This discussion is for informational purposes only and is not tax advice. Holders of JBS S.A. shares or, after the completion of the distribution, JBS Foods International Shares should consult their tax advisors with respect to the U.S. federal income tax consequences to them of the distribution and the ownership and disposition of JBS Foods International Shares in light of their particular circumstances, as well as any tax consequences of such matters arising under the U.S. federal tax laws other than those pertaining to income tax, including estate or gift tax laws, or under any state, local or non-U.S. tax laws or under any applicable income tax treaty.

U.S. Federal Income Tax Consequences of the Distribution

Assuming that the distribution qualifies as a tax-free distribution, the distribution of JBS Foods International Shares to U.S. Holders of JBS S.A. shares will result in the following tax consequences:

•	Except for any cash received in lieu of fractional shares of JBS Foods International Shares, a U.S. Holder will not recognize any income, gain or loss as a result of the receipt of JBS Foods International Shares in the distribution.

•	The aggregate tax basis in the shares of JBS S.A. shares and JBS Foods International Shares in the hands of each U.S. Holder of JBS S.A. shares immediately after the distribution will be the same as the aggregate tax basis of the JBS S.A. shares held by such holder immediately before the distribution, allocated between the shares of JBS S.A. shares and JBS Foods International Shares (including fractional shares) in proportion to their relative fair market values immediately following the distribution.

•	A U.S. Holder’s holding period in the JBS Foods International Shares received in the distribution will include the holding period of the JBS S.A. shares with respect to which the JBS Foods International Shares were received.

•	The receipt of cash in lieu of fractional shares of JBS Foods International Shares generally will be treated as a sale of the fractional shares of JBS Foods International Shares, and a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received and such holder’s basis in the fractional shares of JBS Foods International Shares, as determined above. The gain or loss will be long-term capital gain or loss if the holding period for the fractional shares of JBS Foods International Shares, as determined above, is more than one year. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as U.S. source gain or loss.

U.S. Holders of JBS S.A. shares that have acquired different blocks of JBS S.A. shares at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate tax basis in, and their holding period in, the JBS Foods International Shares distributed with respect to blocks of JBS S.A. shares.

If the distribution were determined not to qualify for non-recognition of gain and loss to U.S. Holders under Section 355 of the Code, each U.S. Holder of JBS S.A. shares who receives JBS Foods International Shares in the distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the JBS Foods International Shares (determined at the time of the distribution) received by such holder in the distribution (including fractional shares). In such event, such distribution will be treated as a taxable dividend to each U.S. Holder of JBS S.A. shares, but only to the extent that such distribution is paid out of JBS S.A.’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds JBS S.A.’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess would be treated first as a tax-free return of a U.S. Holder’s tax basis in such holder’s JBS S.A. common shares, and then, to the extent such excess amount exceeds such holder’s tax basis in such JBS S.A. common shares, as capital gain. JBS S.A., however, does not calculate its earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that the distribution of JBS Foods International Shares would be reported as a dividend even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above. The distribution of JBS Foods International Shares would not be eligible for either the dividends-received deduction generally available to U.S. corporations under the Code or for the lower rates applicable to “qualified dividend income” for non-corporate U.S. Holders.

Backup Withholding and Information Reporting

Payments of cash in lieu of fractional shares of JBS Foods International Shares to a U.S. Holder pursuant to the distribution may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences of Owning and Disposing of JBS Foods International Shares Received in the Distribution

Treatment of JBS Foods International BDRs

For U.S. federal income tax purposes, U.S. Holders of BDRs generally should be treated as owners of the ordinary shares represented by the BDRs. Accordingly, the U.S. federal income tax consequences below generally should apply equally to U.S. Holders of BDRs.

Distributions on JBS Foods International Shares

Subject to the discussion below under “—Passive Foreign Investment Company,” the gross amount of any distribution that JBS Foods International makes to a U.S. Holder with respect to JBS Foods International Shares (including the amount of any taxes withheld therefrom) will generally be includible in such holder’s gross income, in the year actually or constructively received, as dividend income, but only to the extent that such distribution is paid out of JBS Foods International’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent that the amount of the distribution exceeds JBS Foods International’s current and accumulated earnings and profits (as determined under U.S. federal income tax principles), such excess will be treated first as a tax-free return of a U.S. Holder’s tax basis in such holder’s JBS Foods International Shares, and then, to the extent such excess amount exceeds such holder’s tax basis in such JBS Foods International Shares, as capital gain. JBS Foods International, however, may not calculate its earnings and profits under U.S. federal income tax principles. In that case, a U.S. Holder should expect that any distribution JBS Foods International makes will be reported as a dividend even if such distribution would otherwise be treated as a tax-free return of capital or as capital gain under the rules described above. Dividends paid by JBS Foods International will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations.

With respect to certain non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (i) the JBS Foods International Shares are readily tradable on an established securities market in the United States or JBS Foods International is eligible for the benefits of a comprehensive income tax treaty with the United States, (ii) JBS Foods International is not a passive foreign investment company (as discussed below under “—Passive Foreign Investment Company”) for its taxable year in which the dividend is paid and the preceding taxable year, and (iii) certain holding period requirements are met. JBS Foods International expects that dividends it pays on its Shares generally will be qualified dividend income.

Subject to certain conditions and limitations, non-U.S. taxes withheld from dividends on the JBS Foods International Shares may be treated as foreign taxes eligible for a credit against the U.S. federal income tax liability of a U.S. Holder. For purposes of calculating the foreign tax credit, dividends paid on the JBS Foods International Shares will be treated as income from sources outside the United States and will generally constitute passive category income. Further, in certain circumstances, if a U.S. Holder holds its JBS Foods International Shares for less than a specified minimum period, the U.S. Holder will not be allowed a foreign tax credit for non-U.S. taxes imposed on dividends paid on its shares. The rules governing the foreign tax credit are complex. U.S. Holders should consult their own tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Dispositions of JBS Foods International Shares

Subject to the discussion below under “—Passive Foreign Investment Company,” a U.S. Holder will generally recognize capital gain or loss on any sale, exchange, redemption, or other taxable disposition of its JBS Foods International Shares in an amount equal to the difference between the amount realized for the Shares and such U.S. Holder’s tax basis in the Shares (as determined above). Any such capital gain or loss will be long-term if the U.S. Holder’s holding period in the shares exceeds one year. Long-term capital gains of non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss generally will be treated as U.S. source gain or loss.

Passive Foreign Investment Company

A non-U.S. corporation will be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes in any taxable year in which the corporation satisfies either of the following requirements:

•	at least 75% of its gross income is “passive income”; or

•	at least 50% of the average gross fair market value of its assets is attributable to assets that produce “passive income” or are held for the production of “passive income.”

Passive income for this purpose generally includes dividends, interest, royalties, rents and gains from commodities and securities transactions. In addition, there is a look-through rule for investments in subsidiary corporations. Under this rule, if a non-U.S. corporation owns (directly or indirectly) at least 25% of another corporation, the non-U.S. corporation is treated as owning a proportionate share of the assets of the other corporation and earning its proportionate share of the income of the other corporation for purposes of determining if the non-U.S. foreign corporation is a PFIC.

Based upon the composition of its income, its assets and the nature of its business, JBS Foods International expects that it will not be classified as a PFIC for its current taxable year or the foreseeable future. There can be no assurance, however, that JBS Foods International will not be considered to be a PFIC for any particular year because PFIC status is factual in nature, depends upon factors not wholly within JBS Foods International’s control, generally cannot be determined until the close of the taxable year in question, and is determined annually. If JBS Foods International were a PFIC for any taxable year during which a U.S. Holder owned the Shares, gains recognized by such U.S. Holder on a sale or other disposition of the Shares would be allocated ratably over the U.S. Holder’s holding period for such Shares. The amount allocated to the taxable year of the sale or other disposition and to any year before the JBS Foods International became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, and an interest charge would be imposed on the amount allocated to each such taxable year. Further, any distribution on the Shares in excess of 125% of the average of the annual distributions on such units or the underlying shares received by a U.S. Holder during the preceding three years or the U.S. Holder’s holding period, whichever is shorter, would be subject to taxation in the same manner as gain, as described immediately above. If JBS Foods International is classified as a PFIC in any year that a U.S. Holder is a shareholder, JBS Foods International generally will continue to be treated as a PFIC for that U.S. Holder in all succeeding years, even if JBS Foods International ceases to satisfy the requirements of being a PFIC. If a U.S. Holder the Shares during any taxable year in which JBS Foods International is a PFIC, that holder generally will be required to file an annual IRS Form 8621. Significant penalties are imposed for failure to file IRS Form 8621, and the failure to file such form may suspend the running of the statute of limitations. U.S. Holders should consult their tax advisers regarding the application of the PFIC rules to their investment in the Shares.

Backup Withholding and Information Reporting

Payments of dividends to a U.S. Holder and proceeds from the sale or other disposition of JBS Foods International Shares may, under certain circumstances, be subject to information reporting and backup withholding, unless the holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with all applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and generally will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Asset Reporting

Certain U.S. Holders are required to report information relating to an interest in the JBS Foods International Shares, subject to certain exceptions (including an exception for Shares held in accounts maintained by certain financial institutions) by filing IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their U.S. federal income tax return. U.S. Holders are urged to consult their tax advisors regarding their information reporting obligations, if any, with respect to their ownership and disposition of JBS Foods International Shares.

Material Brazilian Tax Consequences

In General

The following summary describes the material Brazilian tax consequences relating to the acquisition, ownership and disposition of JBS Foods International BDRs and JBS Foods International ordinary shares by (1) a holder that is not domiciled in Brazil for tax purposes (“Non-Resident Holder”) and (2) a holder that is an individual domiciled in Brazil for tax purposes, as defined by the applicable Brazilian tax legislation (“Brazilian Resident Holder”).

It is not a comprehensive discussion of all the tax consequences that may be relevant to a decision to acquire JBS Foods International BDRs and JBS Foods International ordinary shares and it is not applicable to all categories of investors, some of which may be subject to special tax rules not specifically addressed herein. It is based upon the tax laws of Brazil, in effect as of the date of this prospectus, which are subject to change, possibly with retroactive effect and to differing interpretations. Any change in the applicable Brazilian laws and regulations may impact the consequences described below.

The tax consequences described below will also apply to the investors that receive JBS Foods International BDRs and JBS Foods International ordinary shares as a consequence of the distribution carried out by JBS S.A.

The tax consequences described below do not take into account tax treaties entered into by Brazil and other countries. The discussion also does not address any tax consequences under the tax laws of any state or locality of Brazil.

Prospective purchasers of JBS Foods International BDRs and JBS Foods International ordinary shares are advised to consult their own tax advisors with respect to an investment in JBS Foods International BDRs and JBS Foods International ordinary shares in light of their particular investment circumstances.

Material Brazilian Tax Consequences for Holders of JBS Foods International BDRs and JBS Foods International Ordinary Shares

Non-Resident Holder

Income Tax

Dividends and Other Income

Dividends or other similar income arising from JBS Foods International BDRs and JBS Foods International ordinary shares and paid by JBS Foods International should not be subject to taxation in Brazil when paid in favor of a Non-Resident Holder.

Gains

According to Law No. 10,833/03, dated December 29, 2003, gains assessed on the sale or other disposition of assets located in Brazil are generally subject to income tax in Brazil, regardless of whether the sale or disposition is made by the Non-Resident Holder to a resident or person domiciled in Brazil or to other non-resident.

With respect to JBS Foods International BDRs, as they are assets registered in Brazil, they would most likely fall within the definition of assets located in Brazil for purposes of Law No. 10,833/03, notwithstanding the possibility of different interpretations of the matter. Given the lack of precedent on the matter and in light of the general and unclear scope of regulations dealing with the subject, we cannot predict which position will ultimately prevail in the courts of Brazil. Under this scenario, a conservative approach would recommend taxation in Brazil of JBS Foods International BDRs as an asset located in Brazil. On the other hand, JBS Foods International ordinary shares should not be treated as an asset located in Brazil and therefore, their disposal should not generate income tax in Brazil.

Taking the above into consideration, it is important to clarify that, for purposes of Brazilian taxation, the income tax rules on gains related to disposition of assets in Brazil, as JBS Foods International BDRs, vary depending on the domicile of the Non- Resident Holder, the form by which such Non-Resident Holder holds its investment and/or how the disposition is carried out, as described below.

As a general rule, capital gains realized on the disposition of assets located in Brazil is equal to the difference between the amount in Brazilian currency realized on the sale or exchange of the assets and their acquisition cost, without any correction for inflation.

Capital gains realized by a Non-Resident Holder on a sale or disposition of JBS Foods International BDRs carried out on the Brazilian stock exchange, which includes the transactions carried out on the organized over-the-counter market (“OTC”), are:

•	exempt from income tax when realized by a Non-Resident Holder that (1) holds its investment in Brazil under the rules of CMN Resolution No. 4,373 (“4,373 Holder”) of the Brazilian Monetary Council and (2) is not resident or domiciled in a jurisdiction that imposes income tax at a maximum rate of 20% (“Low or Nil Tax Jurisdiction”);

•	subject to income tax currently at a rate of 15% in case of gains realized by a Non-Resident Holder that is not a 4,373 Holder and/or is resident or domiciled in a Low or Nil Tax Jurisdiction. In this case, a withholding income tax (“WHT”) of 0.005% of the sale value shall be applicable and withheld by the intermediary institution (i.e., a broker) that receives the order directly from the Non-Resident Holder, which can be later offset against any income tax due on the capital gain earned by the Non-Resident Holder.

Capital gains assessed on a sale or disposition of JBS Foods International BDRs that is not carried out on the Brazilian stock exchange or the organized OTC are currently subject to: (1) income tax at a rate of 15% when realized by any Non-Resident Holder that is not resident or domiciled in a Low or Nil Tax Jurisdiction; and (2) income tax at a rate of 25% when realized by a Non-Resident Holder domiciled or resident in a Low or Nil Tax Jurisdiction. If these gains are related to transactions conducted on the Brazilian non-organized OTC market with an intermediary, a WHT of 0.005% on the sale value will also apply and can be used to offset the income tax due on the capital gain.

In the case of redemption of JBS Foods International BDRs or capital reduction by JBS Foods International, as well as on the withdrawal of JBS Foods International BDRs in exchange for JBS Foods International ordinary shares, the positive difference between the amount received by the Non-Resident Holder and the acquisition cost of the corresponding securities disposed will be treated as a capital gain derived from a transaction of JBS Foods International BDRs carried out outside a Brazilian stock exchange, subject to income tax accordingly, at a rate of 15% or up to 25%, as described above.

Notwithstanding the above, as a general rule, capital gains arising on disposals of JBS Foods International BDRs carried out since January 1, 2017 will be taxed based on progressive rates varying from 15% up to 22.5% (or 25% if the Non-Resident Holder is located in a Low or Nil Tax Jurisdiction). While such potential increase is not applicable to transactions carried out within the Brazilian stock exchange, there could be different interpretations on whether or not such rules would be applicable to Non-Resident Holder in non-organized OTC transactions.

Any exercise of preemptive rights relating to the JBS Foods International ordinary shares should not be subject to Brazilian income taxation. Gains realized by a Non-Resident Holder on the disposition of preemptive rights in Brazil should be subject to Brazilian income taxation according to the same rules applicable to the sale or disposition of shares. Tax authorities may attempt to tax such gains even when the sale or assignment of such right takes place outside Brazil, based on the provisions of Law No. 10,833/03.

Tax on Foreign Exchange Transactions (“IOF/FX”)

The conversion of Brazilian currency into foreign currency and the conversion of foreign currency into Brazilian currency may be subject to the tax on foreign exchange transactions (“IOF/FX”). The rate of IOF/FX applicable to inflow and outflow transactions for the investment/divestment in JBS Foods International BDRs is currently zero. The Brazilian government is permitted to increase the rate of the IOF/Exchange at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after the date of the increase in rate and not retroactively.

Tax on Transactions Involving Bonds and Securities (“IOF/Bonds”)

Brazilian law imposes a tax on transactions involving bonds and securities, or IOF/Bonds, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds applicable to transactions involving JBS Foods International BDRs is currently zero. The Brazilian government is permitted to increase such rate at any time up to 1.5% per day, but only in respect of future transactions.

Brazilian Resident Holder

Dividends and Other Income

Dividends or other similar income arising from JBS Foods International BDRs and JBS Foods International ordinary shares and earned by Brazilian Resident Holder are subject to income tax in accordance with applicable rules for investments held outside Brazil. Such earnings are subject to the individual income tax (“IRPF”) on a monthly basis in accordance with progressive rates, which vary up to 27.5%, being also subject to an annual adjustment on the corresponding income tax return.

Gains

Gains assessed by Brazilian Resident Holder arising from any disposal of JBS Foods International BDRs and JBS Foods International ordinary shares are generally subject to income tax at a flat rate of 15%. Since January 1, 2017, such gains are taxed based on progressive rates varying from 15% up to 22.5%, except for disposals of JBS Foods International BDRs carried out within the Brazilian stock exchange or the organized OTC, which will remain with the flat 15% rate.

Taking into consideration that exemptions and peculiarities concerning the IRPF calculation may apply, we advise Brazilian Resident Holders to consult their own lawyers and tax advisors, whom can provide specific advice regarding their particular situation on any exemption or peculiarity possibly applicable in disposal of JBS Foods International BDRs in Brazil.

If Brazilian Resident Holder decides to dispose JBS Foods International BDRs in Brazil, and considering that this disposal is carried out on the stock exchange or on the OTC market, this transaction might be subject to a WHT at a rate of 0.005% on its corresponding disposal amount. In this case, the paid amount of the WHT can be offset with the income tax.

IOF/FX

Conversions of Brazilian currency into foreign currency and foreign currency into Brazilian currency are subject to IOF/FX. As a rule, a Brazilian Resident Holder may be subject to IOF/FX currently at 0.38% in case of conversions involving flows relating to JBS Foods International BDRs and JBS Foods International ordinary shares. The Brazilian government is permitted to increase the rate of the IOF/Exchange at any time, up to 25% of the amount of the foreign exchange transaction. However, any increase in rates may only apply to transactions carried out after the date of the increase in rate and not retroactively.

IOF/ Bonds

Brazilian law imposes a tax on transactions involving bonds and securities, or IOF/Bonds, including those carried out on a Brazilian stock exchange. The rate of IOF/Bonds applicable to transactions involving JBS Foods International BDRs is currently zero. The Brazilian government is permitted to increase such rate at any time up to 1.5% per day, but only in respect of future transactions.

Offsetting of Taxes Potentially Withheld Abroad

We advise any Brazilian Resident Holder to consult their own lawyers and tax advisors about the viability of offsetting Brazil taxes potentially withheld abroad because of the ownership and transactions involving JBS Foods International BDRs and JBS Foods International ordinary shares.

Material Brazilian Tax Consequences on Distribution of JBS Foods International BDRs or JBS Foods International Ordinary Shares

Upon the distribution in benefit of the shareholders of JBS S.A., (i) the Non-Resident Holder of JBS S.A. common shares and the Brazilian Resident Holder of JBS S.A. common shares will receive JBS Foods International BDRs in return of the capital reduction implemented by JBS S.A; and (ii) the Non-Resident Holder of JBS S.A. ADSs will receive JBS Foods International ordinary shares in return of the capital reduction implemented by JBS S.A.

Based on the Brazilian legislation, there might be arguments to sustain that no income tax should apply to the Non-Resident Holder of JBS S.A. common shares and to the Brazilian Resident Holder of JBS S.A. common shares and of JBS S.A. ADSs as a consequence of the returned capital received. In this context, considering the value of the capital returned, the Non Resident Holder and the Brazilian Resident Holder would allocate part of their acquisition cost in JBS S.A common shares or JBS S.A. ADSs to the JBS Foods International BDRs received, reducing its acquisition cost on JBS S.A. common shares or JBS S.A. ADSs, as the case may be. Despite the above interpretation, given the lack of precedent on the matter and in light of the general and unclear scope of regulations dealing with the subject, it is not possible to predict which position will ultimately prevail in the courts of Brazil.

In respect to the Non-Resident Holder of JBS S.A. ADSs, there are arguments to sustain that no capital gain should be imposed in Brazil for the Non Resident Holder of JBS S.A. ADSs as JBS S.A. ADSs could not fall into the concept of assets located in Brazil. As such, the law in Brazil on non-taxation of such an asset is not clear in the legislation and a different interpretation might be taken by the authorities and the courts of Brazil.

Non Resident Holder and Brazilian Resident Holder should consult their own tax advisors with respect to all income tax implications on the distribution event, including the detailed rules related to its imposition and form of calculation and collection, as well as any other tax effect that might apply as a result of any particular circumstance.

Irish Tax Consequences

The following is a summary of certain Irish tax consequences for certain beneficial owners of JBS S.A. common shares who receive JBS Foods International ordinary shares pursuant to the distribution and who are the beneficial owners of such JBS Foods International ordinary shares. The summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to each of the shareholders. The summary is based upon Irish tax laws and the practice of the Irish Revenue Commissioners in effect on the date of this prospectus and correspondence with the Irish Revenue Commissioners and, in particular, assumes the receipt of a positive response from the Irish Revenue Commissioners that no Irish stamp duty would arise on transfers of JBS Foods International ordinary shares which are effected within DTC or by way of a transfer of BDRs representing book entry interests in JBS Foods International ordinary shares held through DTC. Changes in law and/or administrative practice may result in alteration of the tax consequences described below.

The summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and shareholders should consult their own tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the transactions and of the acquisition, ownership and disposal of JBS Foods International ordinary shares. The summary applies only to shareholders who will own JBS Foods International ordinary shares as capital assets and does not apply to other categories of shareholders, such as dealers in securities, trustees, insurance companies, collective investment schemes, pension funds and shareholders who have, or who are deemed to have, acquired their JBS Foods International ordinary shares by virtue of an Irish office or employment (performed or carried on in Ireland).

Irish Tax on Chargeable Gains

Non-Resident Shareholders

The rate of tax on chargeable gains (where applicable) in Ireland is 33%. Holders of JBS Foods International ordinary shares that are not resident or ordinarily resident in Ireland for Irish tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through an Irish branch or agency should not be liable for Irish tax on chargeable gains realized on a subsequent disposal of their JBS Foods International ordinary shares.

Stamp Duty

The rate of stamp duty (where applicable) on transfers of shares of Irish incorporated companies is 1% of the price paid or the market value of the shares acquired, whichever is greater. Where Irish stamp duty arises it is generally a liability of the transferee.

Irish stamp duty may, depending on the manner in which the JBS Foods International ordinary shares are held, be payable in respect of transfers of JBS Foods International ordinary shares after the transaction.

Shares Held Through DTC

A transfer of JBS Foods International ordinary shares effected by means of the transfer of book entry interests in DTC should not be subject to Irish stamp duty.

Shares Held Outside of DTC or Transferred Into or Out of DTC

A transfer of JBS Foods International ordinary shares where any party to the transfer holds such shares outside of DTC may be subject to Irish stamp duty. Shareholders wishing to transfer their shares into (or out of) DTC may do so without giving rise to Irish stamp duty provided:

•	there is no change in the beneficial ownership of such shares as a result of the transfer; and

•	the transfer into (or out of) DTC is not effected in contemplation of a subsequent sale of such shares by a beneficial owner to a third party.

Shares held in the form of BDRs representing book entry interests in JBS Foods International ordinary shares held through DTC

It is intended that certain interests in JBS Foods International ordinary shares be held and settled in the form of BDRs representing JBS Foods International ordinary shares that have been deposited with DTC and recorded in book entry form by DTC. In connection with this, JBS has sought confirmation from the Irish Revenue Commissioners that, amongst other things, a transfer of JBS Foods International ordinary shares effected by means of a transfer of BDRs representing book-entry interests in JBS Foods International ordinary shares held through DTC will not be subject to Irish stamp duty. No assurance can be given that the Irish Revenue Commissioners will give this confirmation or as to the timing of any confirmation.

Withholding Tax on Dividends

It is intended that JBS Foods International will not be resident in Ireland for Irish tax purposes. Provided that JBS Foods International is not resident in Ireland for Irish tax purposes, distributions made by JBS Foods International should not be subject to Irish dividend withholding tax.

Capital Acquisitions Tax

Irish capital acquisitions tax (“CAT”) comprises principally gift tax and inheritance tax. CAT could apply to a gift or inheritance of JBS Foods International ordinary shares irrespective of the place of residence, ordinary residence or domicile of the parties. This is because JBS Foods International ordinary shares may be regarded as property situated in Ireland for Irish CAT purposes as the share register of JBS Foods International must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.

CAT is levied at a rate of 33% above certain tax-free thresholds. The appropriate tax-free threshold is dependent upon (i) the relationship between the donor and the donee and (ii) the aggregation of the values of previous gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €280,000 in respect of taxable gifts or inheritances received from their parents. Holders of JBS Foods International ordinary shares should consult their own tax advisors as to whether CAT is creditable or deductible in computing any domestic tax liabilities.

There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.

THE IRISH TAX CONSEQUENCES SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY. EACH HOLDER OF JBS S.A. COMMON SHARES SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SHAREHOLDER.

United Kingdom Tax Consequences

The Transaction

The comments in this section are intended as a general guide to certain U.K. tax consequences and do not purport to be a complete analysis of all the potential U.K. tax consequences of the distribution. In particular, they do not deal with the tax effects in the event that any shareholder of JBS Foods International is U.K. tax resident or ordinarily resident at the time of the transaction. U.K. tax resident shareholders should seek advice from a professional advisor on the transaction.

The steps in the distribution involving the issue by, or transfer of, shares in JBS Food International, a company intended to be U.K. tax resident for corporate income tax purposes, are not expected to give rise to

U.K. taxation on a non- U.K. tax resident shareholder. In particular it is noted that: (a) the U.K. does not levy income taxes on any gains made by non- U.K. tax resident shareholders on a disposal of shares in U.K. tax resident companies; and (b) as JBS Foods International is not incorporated in the U.K., the issuance or transfer of shares should not be subject to UK stamp duty provided that all instruments of transfer are executed and retained outside the U.K. and the share register is not maintained in the U.K.

The Chancellor of the Exchequer presented the 2016 Budget to the House of Commons on March 16, 2016, and a Finance Bill giving effect to his announcement was published on March 24, 2016. The statements above are based on current U.K. tax law as applied in England and Wales, the Finance Bill 2016 in the form as published on March 24, 2016 (which it is assumed will be enacted without amendment), and the current published practice of HM Revenue and Customs (“HMRC”) (which may not be binding on HMRC) as at the date of this prospectus. These may change, possibly with retrospective effect.

Ongoing Ownership

The comments in this section are intended as a general guide to certain U.K. tax consequences and do not purport to be a complete analysis of all the potential U.K. tax consequences of acquiring, and holding JBS Foods International ordinary shares as investments and their subsequent disposal. For example, they do not deal with the tax effects in the event that any shareholder of JBS Foods International is U.K. tax resident (or ordinarily resident) and are instead limited to the effect of acquiring, holding or disposing of ordinary shares of JBS Foods International, a company that is intended to be U.K. tax resident for corporate income tax purposes. U.K. tax resident shareholders should seek advice from a professional advisor.

Holders of JBS Foods International ordinary shares that are not resident or ordinarily resident in the U.K. for tax purposes and do not hold their shares in connection with a trade carried on by such shareholders through a U.K. branch or agency should not be liable for U.K. income taxes on any gains realized on a subsequent disposal of their JBS Foods International ordinary shares.

It is intended that JBS Foods International will be U.K. tax resident for corporate income tax purposes. The U.K. does not impose withholding tax on dividends under domestic law, regardless of the status or identity of a shareholder and therefore dividends paid by JBS Foods International should be paid without taxes being withheld by JBS Foods International.

As JBS Foods International is not incorporated in the U.K., any future issuance or transfer of ordinary shares of JBS Foods International should not be subject to U.K. stamp duty, provided all instruments of transfer are executed and retained outside the UK and the share register is not maintained in the U.K.

The Chancellor of the Exchequer presented the 2016 Budget to the House of Commons on March 16, 2016, and a Finance Bill giving effect to his announcement was published on March 24, 2016. The statements above are based on current U.K. tax law as applied in England and Wales, the Finance Bill 2016 in the form as published on March 24, 2016 (which it is assumed will be enacted without amendment), and the current published practice of HMRC (which may not be binding on HMRC) as at the date of this prospectus. These may change, possibly with retrospective effect.

EXPENSES OF THE DISTRIBUTION

The following table sets forth all expenses payable by us in connection with the distribution. All the amounts shown are estimates except for the SEC registration fee and the NYSE listing fee.

Amount (in U.S. dollars)
SEC registration fee	309,884.63
NYSE listing fee
Financial, legal, accounting and advisory fees (1)
Printing and mailing expenses (1)
Miscellaneous fees and expenses (1)

Total

(1)	Includes expenses relating to the exchange offer.

DETERMINATION OF OFFERING PRICE

No consideration will be paid for the JBS Foods International ordinary shares (including JBS Foods International ordinary shares represented by JBS Foods International BDRs) distributed in the distribution.

LEGAL MATTERS

The validity of the JBS Foods International ordinary shares under Irish law will be passed upon for us by A&L Goodbody, Dublin, Ireland. Certain U.S. federal tax consequences in connection with the distribution will be passed upon for us by White & Case LLP, New York, New York. Certain Brazilian tax consequences in connection with the distribution will be passed upon for us by Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados, São Paulo, Brazil.

EXPERTS

The audited financial statements of JBS Foods International Designated Activity Company as of July 12, 2016 and for the period from May 9, 2016 (inception) to July 12, 2016 have been included in this prospectus in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firm as an experts in accounting and auditing.

The audited consolidated financial statements of JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 have been included in this prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, and BDO RCS Auditores Independentes S.S., independent registered public accounting firm, appearing elsewhere in this prospectus, and upon the authority of said firms as experts in accounting and auditing.

The separate financial statements of JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, not separately presented in this prospectus, have been audited by BDO RCS Auditores Independentes S.S., an independent registered public accounting firm, whose report thereon has been included in this prospectus. The audited consolidated financial statements of JBS Foods International Predecessor, to the extent they relate to JBS Foods International Predecessor as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015, have been so included in this prospectus in reliance on the report (which contains an explanatory paragraph relating to the Company’s restatement of its separate financial statements as described in Note 2 to the financial statements) of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seara Alimentos Ltda. as of December 31, 2015, and 2014 and for each of the years in the two-year period ended December 31, 2015, not separately presented in this prospectus, have been audited by BDO RCS Auditores Independentes S.S., an independent registered public accounting firm, whose report thereon has been included in this prospectus. The audited consolidated financial statements of JBS Foods International Predecessor, to the extent they relate to Seara Alimentos Ltda. as of December 31, 2015 and 2014 and for each of the years in the two-year period ended December 31, 2015, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

BDO RCS Auditores Independentes S.S., São Paulo, Brazil, is a member of the Brazilian Institute of Independent Accountants (Instituto dos Auditores Independentes do Brasil—IBRACON).

Other Considerations

In connection with JBS Foods International’s filing of the registration statement on Form F-1 of which this prospectus is a part, we requested that KPMG LLP affirm its independence relative to the rules and regulations of the PCAOB and the SEC.

In the course of its evaluation KPMG LLP identified a service by a member firm of the KPMG International Cooperative for an importing broker company that became a subsidiary of JBS S.A. on September 30, 2013. The KPMG member firm was engaged by the broker company in 2007 to pursue collection of a customs duty refund and the terms of the arrangement were not modified following the date of the broker company’s acquisition by JBS S.A. An impermissible contingent fee arrangement between the KPMG member firm and the broker company existed from the date of the broker company’s acquisition by JBS S.A. until February 2014. The KPMG member firm referenced above has not participated in any audit engagement by JBS S.A. or JBS Foods International or any of their subsidiaries or affiliates and the services provided by the KPMG member firm had no effect on KPMG LLP’s audit engagements.

KPMG LLP considered whether the matter noted above impacted its objectivity and ability to exercise impartial judgment with regard to its engagement as independent auditor of JBS S.A. and JBS Foods International and has concluded that there has been no impairment of KPMG LLP’s objectivity and ability to exercise impartial judgment on all matters encompassed within its audits. After taking into consideration the facts and circumstances of the above matter and KPMG LLP’s determination, those charged with governance of JBS S.A. and JBS Foods International also concluded that KPMG LLP’s objectivity and ability to exercise impartial judgment has not been impaired.

ENFORCEABILITY OF CIVIL LIABILITIES

Ireland

We have been advised by our Irish counsel that there is doubt as to the enforceability in Ireland against our company and our executive officers and directors who are non-residents of the United States, in original actions or in actions for enforcement of judgments of U.S. courts, of liabilities predicated solely upon the securities laws of the United States.

In particular, if you sought to bring proceedings in Ireland based on U.S. securities laws, the Irish court might consider that:

•	it did not have jurisdiction;

•	it was not the appropriate forum for such proceedings;

•	applying Irish conflict of laws rules, U.S. laws (including U.S. securities laws) did not apply to the relationship between you and us or our directors and officers; or

•	the U.S. securities laws were of a penal nature or violated Irish public policy and should not be enforced by the Irish court.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement (including amendments and exhibits thereto) on a Form F-1 under the Securities Act relating to the distribution of the JBS Foods International ordinary shares. This prospectus, which is part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC without charge at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet website that contains reports and other information regarding issuers that file electronically with the SEC. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of the distribution, we will be subject to the information reporting requirements of the Exchange Act that are applicable to foreign private issuers, and under those requirements will file reports with the SEC. Those other reports or other information may be inspected without charge at the locations described above. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies whose securities are registered under the Exchange Act. However, we will be required to file with the SEC, within four months after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. In addition, we will be required to promptly disclose on Form 6-K any material information that we (1) make or are required to make public pursuant to the law of our domicile, incorporation or organization, (2) file or are required to file with a stock exchange on which our securities are traded and which was made public by that exchange or (3) distribute or are required to distribute to our security holders.

Report of Independent Registered Public Accounting Firm

The Stockholder

JBS Foods International Designated Activity Company:

We have audited the accompanying statement of financial position of JBS Foods International Designated Activity Company (the Company) as of July 12, 2016, and the related statements of changes in equity and cash flows for the period from May 9, 2016 (Inception) to July 12, 2016. The financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International Designated Activity Company as of July 12, 2016, and the results of its cash flows for the period from May 9, 2016 (Inception) to July 12, 2016, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

/s/ KPMG LLP

Denver, Colorado

August 5, 2016

JBS Foods International Designated Activity Company

Statement of financial position

(In Brazilian reais)

Assets	Note	July 12, 2016	Liabilities and equity	Note	July 12, 2016
Current assets			Equity
Cash and cash equivalents	3	3	Share capital	4	3

Total current assets		3	Total equity		3

Total assets		3	Total liabilities and equity		3

The accompanying notes are an integral part of these financial statements.

JBS Foods International Designated Activity Company

Statement of changes in equity for the period from May 9 (Inception) to July 12, 2016

(In Brazilian reais)

	Note	Share capital	Total equity
Balance at May 9, 2016 (Inception)		—	—
Issuance of shares	4	3	3

Balance at July 12, 2016		3	3

The accompanying notes are an integral part of these financial statements.

JBS Foods International Designated Activity Company

Statement of cash flows for the period from May 9 (Inception) to July 12, 2016

(In Brazilian reais)

Period from May 9 (Inception) to July 12, 2016
Cash flows from financing activities
Issue of shares	3

Net cash provided by financing activities	3

Variance in cash and cash equivalents	3
Cash and cash equivalents at the beginning of the period	—

Cash and cash equivalents at end of the period	3

The accompanying notes are an integral part of these financial statements.

JBS Foods International Designated Activity Company

Notes to the financial statements for the period from May 9 (Inception) to July 12, 2016

(In Brazilian reais)

1	Description of business

JBS Foods International Designated Activity Company (“JBS Foods International DAC”, “JBS Foods International” or “Company”) is a private limited company, which was formed on May 9, 2016 under the Irish Companies Act 2014, but has not yet commenced operations. The Company’s registered address is 2nd Floor Building 1, Imperial Place, Maxwell Road, Borehamwood, Hertfordshire, United Kingdom.

The Company, controlled by Wesley Batista, is a related party of JBS S.A., which has as its ultimate controlling shareholder the FB Participações S.A.

At July 12, 2016, the Company was in pre-operational stage, having no employees, and its Directors have not received any remuneration. Therefore, it has not granted any compensation to the key management personnel during the period covered by these financial statements.

(a) Corporate reorganization

JBS S.A. has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.”

As of the date of authorization of these financial statements approximately 44% of the outstanding shares are held by FB Paricipacoes S.A. (“FB”), which is wholly-owned by J&F Investimentos S.A. and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participacoes S.A. (“BNDESPar”), which is in turn wholly-owned by the Brazilian Economic and Social Development Bank and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are widely dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A. will be contributed through a transfer of shares and net assets to JBS Foods International. The Company is designated to become the SEC registrant (Foreign Private Issuer) issuing new shares. The Company intends to register for trading on the New York Stock Exchange (“NYSE”) coupled with a Level II Brazilian Depositary Receipts program (“BDR”).

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, JBS S.A. and its subsidiaries will become subsidiaries of the JBS Foods International. In conjunction with this transaction there will be no capital raised and essentially the existing shareholders of JBS S.A. are exchanging their shares of JBS S.A. for newly issued shares by JBS Foods International. It is expected that upon effectiveness of the transaction approximately 47% of the outstanding shares will be held by FB, which will de facto will control the Successor, approximately 23% of the outstanding shares will be held by BNDESPar, which will exercise significant influence over the operating and investing policies of the JBS Foods International, while approximately 30% of the outstanding shares will be widely dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB, the JBS Foods International will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

JBS Foods International Designated Activity Company

Notes to the financial statements for the period from May 9 (Inception) to July 12, 2016

(In Brazilian reais)

2	Summary of significant accounting policies

(a) Basis of preparation

(i) Compliance with IFRS

The financial statements of the JBS Foods International have been prepared in accordance with International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) applicable to companies reporting under IFRS. The financial statements comply with IFRS as issued by the International Accounting Standards Board (IASB).

The JBS Foods International is not presenting statements of operations and comprehensive income, as it has not yet commenced operations, and has had no transactions other than those described below.

The financial statements were approved by the Directors of the Company on July 15, 2016.

(ii) Historical cost convention

The financial statements have been prepared on a historical cost basis, except for the financial assets, which are measured at fair value.

(b) Functional and presentation currency

The Company maintains its books and records in U.S. dollars (US$), which is the currency of the primary economic environment in which it will operate, or its functional currency. JBS Foods International’s presentation currency is the real (R$). JBS Foods International is a United Kingdom (UK) tax resident.

(c) Cash and cash equivalents

For the purpose of presentation in the statement of financial position and statement of cash flows, cash and cash equivalents includes only cash on hand.

3	Cash and cash equivalents

July 12, 2016
Cash on hand (US$1)	3

3

4	Equity

The contributed capital stock of the Company is R$3 (US$1), represented by 1,000 ordinary shares held by Mr. Wesley Batista, the sole owner of the Company.

*            *             *

JBS Foods International Predecessor

Interim consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	March 31, 2016	December 31, 2015
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	15,287,228	18,843,988
Trade accounts receivable	5	9,788,546	12,119,662
Inventories	6	10,624,334	11,109,744
Biological assets	7	2,869,028	2,873,447
Recoverable taxes	8	3,208,628	2,874,987
Derivative assets	28	—	737,891
Prepaid expenses and others		968,904	1,250,319

TOTAL CURRENT ASSETS		42,746,668	49,810,038

NON-CURRENT ASSETS
Biological assets	7	1,045,170	1,100,353
Recoverable taxes	8	1,588,330	1,558,612
Related parties receivables	9	1,797,903	1,968,043
Investments in associate and joint ventures	10	354,422	354,134
Property, plant and equipment	11	34,033,542	35,381,110
Intangible assets	12	6,338,505	6,892,534
Goodwill	12	23,333,960	24,411,441
Other non-current assets		1,049,700	1,026,702

TOTAL NON-CURRENT ASSETS		69,541,532	72,692,929

TOTAL ASSETS		112,288,200	122,502,967

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	March 31, 2016	December 31, 2015
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	13	10,027,004	12,421,018
Loans and financing	14	20,834,313	20,906,613
Accrued income taxes and other taxes	16	390,028	843,919
Payroll and social charges	16	2,477,496	2,891,953
Dividends payable	17	1,103,308	1,103,308
Other financial liabilities	18	685,023	901,916
Derivatives liabilities	28	1,723,631	—
Other current liabilities		892,847	1,068,740

TOTAL CURRENT LIABILITIES		38,133,650	40,137,467

NON-CURRENT LIABILITIES
Loans and financing	14	43,198,302	44,976,113
Accrued income taxes and other taxes	16	281,140	297,138
Payroll and social charges	16	587,228	597,699
Other financial liabilities	18	242,118	233,855
Deferred income taxes	19	2,914,863	4,310,495
Provisions	20	1,303,305	1,533,100
Other non-current liabilities		714,032	795,722

TOTAL NON-CURRENT LIABILITIES		49,240,988	52,744,122

TOTAL LIABILITIES		87,374,638	92,881,589

EQUITY	21
Share capital – common shares		23,576,206	23,576,206
Capital Reserve		99,944	112,341
Treasury shares		(1,669,033)	(903,571)
Retained earnings		2,094,386	4,838,003
Accumulated other comprehensive income (loss)		(721,392)	406,264

Attributable to controlling interest		23,380,111	28,029,243
Attributable to non-controlling interest		1,533,451	1,592,135

TOTAL EQUITY		24,913,562	29,621,378

TOTAL LIABILITIES AND EQUITY		112,288,200	122,502,967

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of income (loss) for the three-month periods ended

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

	Note	2016	2015
NET REVENUE	22	43,911,939	33,818,992
Cost of sales		(39,148,148)	(29,041,151)

GROSS PROFIT		4,763,791	4,777,841

General and administrative expenses		(1,122,910)	(841,204)
Selling expense		(2,678,493)	(1,955,216)

OPERATING EXPENSE		(3,801,403)	(2,796,420)

OPERATING PROFIT		962,388	1,981,421

Finance income	23	2,100,015	4,718,373
Finance expense	23	(6,865,290)	(4,634,511)

Finance expense, net		(4,765,275)	83,862

Share of profit of equity-accounted investees, net of tax	10	295	24,130

PROFIT (LOSS) BEFORE INCOME TAXES		(3,802,592)	2,089,413

Current income taxes	19	(72,858)	(840,154)
Deferred income taxes	19	1,230,806	278,826

		1,157,948	(561,328)

NET INCOME (LOSS)		(2,644,644)	1,528,085

ATTRIBUTABLE TO:
Controlling interests		(2,741,162)	1,393,719
Non-controlling interests		96,518	134,366

		(2,644,644)	1,528,085

Weighted average common shares outstanding (in thousands)
Basic	24	2,824,125	2,888,686
Diluted	24	2,824,125	2,891,951
Earnings per share – common shares (R$)
Basic	24	(0.97)	0.48
Diluted	24	(0.97)	0.48

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of comprehensive income for the three-month periods ended

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$)

	2016	2015
Net income (loss)	(2,644,644)	1,528,085
Other comprehensive income (loss)
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation adjustments	(1,280,571)	1,697,191

Total of other comprehensive income (loss)	(1,280,571)	1,697,191

Comprehensive income (loss)	(3,925,215)	3,225,276

Total of comprehensive income (loss) attributable to:
Controlling interest	(3,868,818)	2,664,642
Non-controlling interest	(56,397)	560,634

	(3,925,215)	3,225,276

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of changes in equity for the three-month periods ended

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$)

	Note	Share capital – common shares	Capital reserves	Treasury shares	Retained earnings (loss)	Accumulated Other comprehensive income (loss)	Total	Non- controlling interest	Total equity
DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030

Net income		—	—	—	1,393,719	—	1,393,719	134,366	1,528,085
Foreign currency translation Adjustments		—	—	—	—	1,270,923	1,270,923	426,268	1,697,191

Total comprehensive income (loss)		—	—	—	1,393,719	1,270,923	2,664,642	560,634	3,225,276
Acquisition or disposition of non-controlling interest without a change in control	21	—	8,795	—	—	—	8,795	—	8,795
Purchase of treasury shares	21	—	—	(31,986)	—	—	(31,986)	—	(31,986)
Stock option exercise	25	—	2,668	—	—	—	2,668	—	2,668
Share-based compensation	25	—	16,911	—	—	—	16,911	9,661	26,572
Pilgrim’s Pride dividend to non-controlling interest	17	—	—	—	—	—	—	(1,235,158)	(1,235,158)

MARCH 31, 2015		21,506,247	331,505	(483,686)	5,743,411	(332,119)	26,765,358	1,103,839	27,869,197

DECEMBER 31, 2015		23,576,206	112,341	(903,571)	4,838,003	406,264	28,029,243	1,592,135	29,621,378

Income (loss)		—	—	—	(2,741,162)	—	(2,741,162)	96,518	(2,644,644)
Foreign currency translation adjustments		—	—	—	—	(1,127,656)	(1,127,656)	(152,915)	(1,280,571)

Total comprehensive income (loss)		—	—	—	(2,741,162)	(1,127,656)	(3,868,818)	(56,397)	(3,925,215)
Acquisition or disposition of non-controlling interest without a change in control	21	—	(4,324)	—	—	—	(4,324)	—	(4,324)
Purchase of treasury shares	21	—	—	(821,139)	—	—	(821,139)	—	(821,139)
Stock option exercise		—	3,311	—	—	—	3,311	—	3,311
Share-based compensation	25	—	41,838	—	—	—	41,838	(2,287)	39,551
Treasury shares used in stock option plan	21	—	(53,222)	55,677	(2,455)	—	—	—	—

MARCH 31, 2016		23,576,206	99,944	(1,669,033)	2,094,386	(721,392)	23,380,111	1,533,451	24,913,562

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Interim consolidated statements of cash flows for the three-month periods ended

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$)

	Note	2016	2015
Cash flows from operating activities
Net income (loss)		(2,644,644)	1,528,085
Adjustments for:
Depreciation and amortization	7,11,12	1,165,855	776,390
Allowance for doubtful accounts	5	27,050	(672)
Share of profit of equity-accounted investees	10	(295)	(24,130)
(Gain) loss on sale of assets		(60,458)	774
Tax expense	19	(1,157,948)	561,328
Finance (income) expense, net	23	4,765,275	(83,862)
Provisions	20	22,397	23,501
Share-based compensation	25	39,551	—

		2,156,783	2,781,414
Changes in assets and liabilities:
Trade accounts receivable		940,460	580,764
Inventories		(155,768)	(329,557)
Recoverable taxes		(403,515)	(129,691)
Other current and non-current assets		53,668	(128,830)
Related parties receivables		10,008	(625,053)
Biological assets		(474,324)	(235,774)
Trade accounts payable		(1,541,100)	(902,280)
Other current and non-current liabilities		(451,296)	285

		(2,021,867)	(1,770,136)
Interest paid		(784,278)	(821,302)
Interest received		246,040	229,400
Income tax paid		(688,617)	(528,617)

Net cash used in operating activities		(1,091,939)	(109,241)

Cash flows from investing activities
Purchases of property, plant and equipment and intangible assets	11	(840,083)	(719,291)
Sale of property, plant and equipment	11	83,120	25,641
Acquisitions, net of cash acquired	3	(130,000)	(3,864,603)

Net cash used in investing activities		(886,963)	(4,558,253)

Cash flows from financing activities
Proceeds from loans and financings	14	10,203,716	10,695,945
Payments of loans and financings	14	(7,047,593)	(10,447,418)
Derivatives settled in cash		(3,356,263)	4,001,294
Dividends paid to non-controlling interest	17	—	(1,235,158)
Purchase of treasury shares	21	(821,139)	(31,986)
Stock option premium received upon exercise		3,311	2,668
Acquisition or disposition of non-controlling interest without a change in control		(4,324)	8,795
Other		—	16,911

Net cash (used in) provided by financing activities		(1,022,292)	3,011,051

Effect of exchange variation on cash and cash equivalents		(555,566)	866,840

Net change in cash and cash equivalents		(3,556,760)	(789,603)
Cash and cash equivalents at the beginning of the year		18,843,988	14,910,427

Cash and cash equivalents at the end of the year		15,287,228	14,120,824

The accompanying notes are an integral part of these interim consolidated financial statements.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

1	Reporting Entity

JBS S.A. (“JBS,” “Predecessor” or the “Company”) has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.” The Company’s registered office is Avenue Marginal Direita do Tiete, 500, Vila Jaguara, Sao Paulo, Brazil.

As of the date of authorization of these financial statements approximately 44% of the outstanding shares are held by FB Paricipacoes S.A. (“FB”), which is wholly-owned by J&F Investimentos S.A. (“J&F”) and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participacoes S.A. (“BNDESPar”), which is in turn wholly-owned by the Brazilian Economic and Social Development Bank (“BNDES”) and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are widely dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A. will be contributed through a transfer of shares and net assets to JBS Foods International Designated Activity Company (“Successor”). The Successor was established as a private limited company incorporated under the Laws of the Republic of Ireland on May 9, 2016 and is designated to become the SEC registrant (Foreign Private Issuer) issuing new shares. The Company meets the definition of a predecessor in accordance with SEC Rule 405 of Regulation C under the U.S. Securities Act of 1933.

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, the Predecessor and its subsidiaries will become subsidiaries of the Successor. In conjunction with this transaction there will be no capital raised and essentially the existing shareholders of the Predecessor are exchanging their shares of JBS S.A. for newly issued shares by JBS Foods International Designated Activity Company. It is expected that upon effectiveness of the transaction approximately 47% of the outstanding shares will be held by FB, which will have de facto control the Successor, approximately 23% of the outstanding shares will be held by BNDESPar, which will exercise significant influence over the operating and investing policies of the Successor, while approximately 30% of the outstanding shares will be widely dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB, the Successor will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

The issuance of these interim consolidated interim financial statements was authorized by the Board of Directors on August 3, 2016.

JBS and its subsidiaries (collectively, the “Group”) is the world’s largest protein company in terms of revenue.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The financial statements presented herein include the Company’s individual operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Company’s main operating activities by entity and geographic location, as well as ownership percentage as of March 31, 2016 and December 31, 2015.

Description	Activities
JBS S.A. (Company)

- Beef processing: slaughter, cold storage, industrialization and production of canned and beef and derivatives of beef.

- Leather industrialization, processing and commercialization.

- Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, fatty acid, collagen and wrapper derived from cattle tripe; management of industrial residue; soybeans purchase and sale, tallow, palm oil, caustic soda, stearin, transportation services, dog biscuits, direct sales to customers of beef and related items by stores named “Mercado da Carne”; production, cogeneration and commercialization of electric power.

- Distribution centers and harbors.

Main activities in Brazil

Description	Activities	Ownership	2016	2015
Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering and processing of broiler chickens and hogs; industrialization and commercialization of beef and food products; and production of pet food and concentrates. - Distribution centers and harbors.	Direct	100%	100%

Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	Indirect	50%	50%

Enersea Comercializadora de Energia Ltda. (Enersea)	- Commercialization of electric power.	Direct	99.99%	99.99%

JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services.	Direct	100%	100%

Brazservice Wet Leather S.A (Brazservice)	- Industrialization, processing and commercialization of wet blue leather.	Direct	100%	100%

Tannery do Brasil S.A (Tannery)	- Industrialization, processing and commercialization of wet blue leather.	Direct	99.51%	99.51%
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef pork and lambs processing; - Slaughter: Slaughter, refrigeration, industrialization and deriving by-products; - Chicken processing: raising, slaughter, industrialization and commercialization of products derived from processing operations; - Cattle fattening services; - Transportation services.	Indirect	100%	100%

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Description	Activities	Ownership	2016	2015

JBS Argentina S.A. (JBS Argentina)	- Beef processing; and industrialization of canned goods, fat, pet foods and beef products.	Indirect	100%	100%

JBS Global UK, Friboi (JBS Global UK)	- Meat “in natura” trading and processing for sale throughout the European Union.	Indirect	100%	100%

JBS Toledo NV (Toledo)	- Trading operations for the European market; cooked frozen meat commercialization; logistic operations; warehousing; customization and new products development.	Indirect	100%	100%

JBS Paraguay S.A (JBS Paraguay)	- Beef processing.	Indirect	100%	100%

Frigorífico Canelones S.A (Canelones)	- Beef processing.	Indirect	100%	100%
Rigamonti Salumificio SpA (Rigamonti)	- Bresaola production and sale.	Direct	100%	100%

Conceria Priante (Priante)	- Semi finished and finished leather industrialization and commercialization.	Direct	100%	100%

JBS Leather International (Leather International)	- Wet blue, semi-finished and finished leather industrialization and commercialization.	Direct	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading.	Indirect	100%	100%

Moy Park Holdings (Europe) Limited (Moy Park)	- Production of fresh, high quality locally farmed poultry and convenience food products.	Direct	100%	0%

2	Basis of presentation

The interim consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (IASB).

The presentation of our financial condition and results of operation in accordance with International Financial Reporting Standards (IFRS) requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by management.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Significant accounting policies related to property plant and equipment, inventory, revenue recognition, reportable segments and borrowings are described within the primary footnotes related thereto.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

(a)	Accounting for business combinations and impairment of long-lived assets, goodwill and intangible assets

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in note 12, including the acquisitions of Seara Alimentos, Primo, Cargill and Moy Park, among others as described in note 3.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations”, the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. The acquisition price consists of cash paid, the fair value of equity issued and the fair value of contingent consideration. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized but they should be tested annually for impairment at December 31.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in different estimates of value of assets acquired and liabilities assumed.

For impairment testing, assets are grouped together into the group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units (CGUs). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

CGUs are tested for impairment annually and whenever events and circumstances indicate that the undiscounted cash flows estimated to be generated by those CGUs are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in note 12. We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

(b)	Biological Assets

Management uses estimates and judgments in determining the fair value of live assets, poultry and hogs, related to market prices, average lifecycle growth and laying and reproduction profile. Biological assets are generally carried at cost unless an active market exists. Market prices for cattle and hogs are based on the

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

group’s knowledge of a limited market for transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in note 7.

(c)	Deferred and Current Income Taxes

We recognize deferred tax effects of tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review the deferred tax assets for recoverability and will only recognize if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and Current Income taxes are describe in note 19.

(d)	Provisions for Contingencies

The preparation of our financial statements requires our management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements and the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable, but reasonably possible losses are disclosed in the notes to our financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary. We discuss our material contingencies in note 20 to our financial statements.

(e)	Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded by its fair value, plus any costs of the transaction that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measuring

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

of financial instruments occurs as of each reporting date in accordance with the rules set forth depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) fair value through profit or loss; (2) loans and receivables; (3) liabilities at amortized cost; and (4) derivative financial instruments. We have not designated any of our derivative as cash flow hedges and therefore all fair value adjustments have been recorded in profit and loss for all periods presented. See Note 28.

(f)	Foreign currency translation

Functional and presentation currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. These consolidated financial statements are presented in Brazilian Reais (R$), which is the Company’s presentation and functional currency. All financial information is presented in thousands of reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income, under the caption “Finance income” or “Finance expense”.

Group companies with a different

Functional currency

The financial statements of the subsidiaries located abroad are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from the Group’s presentation currency are translated into the presentation currency as follows:

(i) assets and liabilities are translated at the current rate at the date of each closing period;

(ii) income and expenses are translated at the monthly average rate; and

(iii) all resulting exchange differences are recognized in Accumulated Other Comprehensive Income, and are presented in the statement of comprehensive income in foreign currency translation adjustments and in the equity.

(g)	Consolidated financial statements

The Company consolidates all majority-owned subsidiaries. The Company controls an entity when it is exposed or has the right to variable returns resulting from its involvement with the entity and it has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. The consolidation is discontinued from the date that control ceases.

Investments in associates and joint venture (“joint ventures”) are recorded using the equity method. An associate is an entity over which the Company has significant influence, but does not exercise control. Joint ventures are all entities over which the Company shares control with one or more parties.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expenses transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by the Group and is presented in the financial statements as part of shareholder’s equity, as well as the net income (loss) attributable to them in the statement of income.

When the Company acquires or disposes of shares of an entity that it already controls, any gains or losses resulting from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis are recorded within the capital reserve, a component of shareholders’ equity.

(h)	New standards, amendments and interpretations that are not yet effective

The following new standards have been issued by IASB but are not effective for 2016.

IFRS 9, “Financial instruments” addresses the classification, measurement and recognition of financial assets and financial liabilities and introduces new rules for hedge accounting. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 9 and has not determined the transition method that will be used.

IFRS 15, “Revenue from Contracts with Customers”, replaces IAS 11, “Construction Contracts”, IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize of revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a modified retrospective approach for the adoption. Under this approach entities will recognize transitional adjustments in retained earnings on the date of initial application (January 1, 2017), without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 15 and has not determined the transition method that will be used.

IFRS 16 – “Leases”: This standard supersedes the existing standard on leasing, IAS 17 – Leases, and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors the accounting treatment remains almost unchanged, with the classification of leases in operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 “Revenue from Contracts with Customers”. The Group is assessing the impacts of the adoption of IFRS 16 and has not defined the transition method that will be used.

There are no other IFRSs or IFRICs that are not yet effective that would be expected to have a material impact on the Group’s financial statements.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

3	Business Combination

The Company applies the acquisition method to account for business combinations with entities not under common control. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the cash or equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Generally all identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are measured initially at their fair values at the acquisition date. The group recognizes any non-controlling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisition costs are expensed as incurred.

Goodwill is initially measured as the excess of the consideration transferred and the fair value of any non-controlling interest in the acquiree (when applicable); and the fair value at the acquisition date, of any previous equity interest in the acquisition, over the fair value of net assets acquired. When the consideration is less than the fair value of the net assets acquired, the gain is recognized directly in the income statement of the period as ‘Bargain gain’.

The estimated fair values of assets acquired and liabilities assumed are adjusted during the measurement period (which shall not exceed one year, from the date of acquisition), or additional assets and liabilities are recognized to reflect new information relating to facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. The Company, and the acquiring subsidiaries as indicated, entered into the following business combinations during the period ended March 31, 2016 and the year ending December 31, 2015:

Acquired company	% of voting interests acquired	Acquirer	Date of acquisition	Background and reasons for the acquisition	Goodwill tax deductible
AMSE02 Holding Ltda. (Big Frango)	100%	JBS Aves	February 2015

- Vertically integrated in poultry business based in Rolândia, Brazil;

- Production capacity of 11,400 thousands birds per month in its plant;

- Big Frango’s acquisition further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

					No (1)

Australian Consolidated Food Holdings Pty. Limited (Primo)	100%	JBS Australia	March 2015

- Leader producer of ham, bacon and small goods in Australia and New Zealand;

- Primo’s acquisition allows JBS Australia to expand its pork operations as well as growth into the consumer ready, value-added markets.

					No

Provemex Holding LLC (Tyson Mexico)	100%	Pilgrim’s Pride Corporation	June 2015

- Vertically integrated poultry business based in Gomez Palacio, Durango, Mexico;

- It has a production capacity of three million birds per week in its three plants and employs more than 4,500 people in its plants, offices and seven distribution centers;

- Tyson Mexico’s acquisition further strengthens the PPC’s strategic position in the Mexico chicken market.

					No

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Cargill Inc.’s U.S. pork business (Cargill)	100%	Swift Pork	July 2015

- Acquisition of two meat-processing plants, five feed mills and four hog farms;

- Cargill’s acquisition strengthens Swift Pork’s strategic position in the U.S. pork market as well as enables expansion into hog production.

				Yes
Moy Park Holdings Europe Ltd. (Moy Park)	100%	JBS S.A.	September 2015

- Leader in high value added categories and a reference in the development and innovation of food products;

- Its customer base includes the main retailers and foodservice chains in UK and Continental Europe;

- Moy Park’s acquisition makes JBS the largest poultry processor in the world.

				No

FRS S/A Agroavícola Industrial (FRS)	100%	JBS Aves	December 2015

- Vertically integrated in poultry business based in Porto Alegre, Brazil;

- It has a production capacity of 12,000 tons per month in its plants;

- FRS’s acquisition further strengthens JBS Foods’ strategic position in the Brazilian chicken market.

				No (1)

(1)	– Criteria for goodwill deductibility in Brazil: All goodwill generated in these business combinations in Brazil are eligible for tax deductibility, but it becomes effectively tax deductible after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take all necessary actions in order to cause the goodwill arising from these acquisitions to be tax deductible.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The assets acquired and liabilities assumed in these significant business combinations have been measured at their fair values at as set forth below:

	Acquisitions in fiscal 2015
FAIR VALUE	Big Frango(3)	Primo(3)	Tyson Mexico	Cargill	Moy Park (2)	FRS
Cash and cash equivalents	18,746	15,168	17,173	—	732,196	636
Trade accounts receivable	76,402	356,662	74,999	310,456	373,530	—
Inventories	32,077	365,959	103,944	271,365	490,479	1,078
Biological assets	42,483	—	107,437	637,558	311,434	—
Other current and non-current assets	143,906	51,674	11,340	6,566	375,842	53,153
Property, plant and equipment	227,802	1,048,631	489,441	1,036,000	1,449,205	495,155
Intangible assets	156,318	551,696	81,943	911,618	2,164,568	221,333

ASSETS	697,734	2,389,790	886,277	3,173,563	5,897,254	771,355

Trade accounts payable	148,286	364,088	66,861	256,101	1,128,709	36,936
Loans and financing	553,345	—	—	—	1,877,720	—
Other liabilities	282,568	133,010	29,962	81,862	429,573	838,359
Deferred income taxes	89,353	4,556	99,119	—	680,560	206,291
Non-controlling interest	—	—	—	—	(4,480)	—

LIABILITIES	1,073,552	501,654	195,942	337,963	4,112,082	1,081,586

Net assets and liabilities	(375,818)	1,888,136	690,335	2,835,600	1,785,172	(310,231)
Acquisition price (1)	30,000	3,834,603	1,176,093	5,494,446	5,602,378	437,016

Goodwill	405,818	1,946,467	485,758	2,658,846	3,817,206	747,247

(1)	Acquisition price was settled with cash on hand, unless otherwise indicated below.
(2)	The Moy Park acquisition purchase price includes the fair value of contingent consideration of R$430,000, which relates to an earn-out arrangement. The earn-out is payable in installments on March 31, 2016, June 30, 2016 and September 30, 2016 and is based on whether a quarterly EBITDA margin target (EBITDA/Net revenue) is met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016.
(3)	The Big Frango and Primo acquisitions closed in the period ended March 31, 2015.

Other transactions:

As set forth below, the Company completed others non-material acquisitions. The excess of the purchase price over the fair values of the net tangible assets and identifiable intangible assets was recorded as goodwill.

Company	Date of acquisition	% of voting interests acquired	Acquisition price (2)	Goodwill	Goodwill tax deductible
Conceria Priante S.p.A	March 2015	100%	39.529	16.509	Yes
Knox International Trading Co Pty Limited	June 2015	100%	7.810	18.579	No
Seara Norte Alimentos Ltda.	December 2015	100%	71.987	26.606	No	(1)

(1)	Criteria for goodwill deductibility in Brazil: All goodwill generated in these business combinations in Brazil are eligible for tax deductibility, but they become effectively tax deductible after a merger in between parent company and acquired company occurs. Therefore, to become a tax benefit the merger process is mandatory.
(2)	Acquisitions were paid using cash on hand and the assumption of seller-financed notes.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

4	Cash and cash equivalents

Cash and cash equivalents include cash on hand and at banks and financial investments with original maturities of three months or less. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value. Cash and cash equivalents consisted of the following:

	March 31, 2016	December 31, 2015
Cash on hand and at banks	6,583,593	10,776,155
CDB (bank certificates of deposit)	6,152,406	4,285,299
Money market funds	330,240	353,802
National treasury bill – Tesouro Selic	2,220,989	3,428,732

	15,287,228	18,843,988

The bank certificates of deposit – CDB are held at high quality financial institutions and earn interest based on floating rates that approximate the overnight interbank lending rate (Certificado de Depósito Interbancário).

Money market funds – These are composed entirely of investments as part of a cash management service and are available on demand.

National treasury bill – also known as Tesouro Selic. These are purchased bonds with financial institutions having conditions and characteristics that are similar to the CDB’s.

5	Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less, the account receivable is classified as a current asset, otherwise the receivable is classified as a non-current asset. Accounts receivable are presented at amortized cost, less any impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the current exchange rate at the end of the reporting period. The age of accounts receivable along with the allowance for doubtful accounts are as follows at March 31, 2016 and December 31, 2015.

	March 31, 2016	December 31, 2015
Current receivables	8,315,877	9,906,767

Overdue receivables:
From 1 to 30 days	1,014,317	1,475,312
From 31 to 60 days	168,084	456,220
From 61 to 90 days	156,051	192,307
Above 90 days	420,807	355,789
Allowance for doubtful accounts	(286,590)	(266,733)

	1,472,669	2,212,895

	9,788,546	12,119,662

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The allowance for doubtful accounts is estimated based on an analysis of the age of the receivable balances. An allowance is recorded for long standing and overdue receivables, considering the probability of loss based on historical experience. The resulting bad debt expense is recognized in the income statement within “Selling Expenses”. Below are the changes in the allowance for doubtful accounts:

	March 31, 2016	December 31, 2015
Opening balance	(266,733)	(192,367)
Additions	(30,395)	(60,989)
Exchange variation	7,733	(16,888)
Write-offs	2,805	3,511

Closing balance	(286,590)	(266,733)

6	Inventories

Inventories are stated at the lower of the average cost of acquisition or production, and the net realizable value.

	March 31, 2016	December 31, 2015
Finished products	6,739,598	6,786,778
Work in process	1,005,241	1,079,250
Raw materials	1,218,448	1,449,727
Warehouse spare parts	1,661,047	1,793,989

	10,624,334	11,109,744

7	Biological assets

Chicken and eggs

Current (consumable) – Refers to broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to eventually produce fresh meat and / or industrialized products. Due to the broilers short development period, it is not possible to measure fair value reliably and therefore broilers are accounted for at acquisition costs plus the costs incurred during development which generally consists of feed and grower costs.

Non-current (bearer assets) – Refers to layer and breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks. The animals in this category are segregated between mature when they are in the breeding stage and immature when they are under development. The costs associated with layer and breeder chickens are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (eggs). There is no active market for layer and breeder chickens. Amortization of the mature hen is included in cost of sales in the statement of income.

Cattle

Current (consumable) – Refers to cattle in feedlots (intensive) and cattle in pastures (extensive) which remains under development for 90 to 120 days.

Cattle are carried at market value due to the existence of active markets. The gain or loss in fair value of biological assets is recognized in the statement of income in the period in which it occurs as a reduction of (or increase in) gross revenue.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Hogs and lambs

Current (consumable) – Refers to hogs and lambs that will be slaughtered upon maturity. Hogs and lambs remain in development for a period of 170 to 175 days to eventually produce fresh meat and / or industrialized products. The fair value of these hog biological assets in Brazil is approximated by its acquisition cost plus costs incurred during the maturing period. In the U.S., there exists an active market for consumable hogs and therefore these hog biological assets are carried at market value less costs to finish.

Non-current (bearer assets) – Refers to hogs that are intended for breeding which have an estimate useful life of 28 months. The costs associated with breeder hogs are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). There is no active market for breeder hogs. Amortization of the breeder hog is included in cost of sales in the statement of income.

Current biological assets (consumable):	March 31, 2016		December 31, 2015
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Chicken	1,619,067	561,371	1,639,042	548,226
Hogs	576,994	2,621	530,848	2,542
Lambs	2,121	5	23,628	29

	2,198,182	563,997	2,193,518	550,797

Carried at market value:
Hogs	618,021	1,813	612,351	1,802
Cattle	52,825	17	67,578	22

	670,846	1,830	679,929	1,824

Total current:
Chicken	1,619,067	561,371	1,639,042	548,226
Hogs	1,195,015	4,434	1,143,199	4,344
Cattle	52,825	17	67,578	22
Lambs	2,121	5	23,628	29

	2,869,028	565,827	2,873,447	552,621

Non-current biological assets (bearer assets):	March 31, 2016		December 31, 2015
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Mature chicken (breeding stage), net of amortization	399,824	19,019	401,555	19,057
Immature chicken (in development)	469,193	17,631	510,077	16,499
Hogs	176,153	384	188,721	369

Total non-current:	1,045,170	37,034	1,100,353	35,925

Total of biological assets:	3,914,198	602,861	3,973,800	588,546

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

	Current	Non-current
Changes in biological assets:
Balance at December 31, 2015	2,873,447	1,100,353

Increase by reproduction (born) and costs to mature	5,705,639	407,197
Increase by purchase	852,195	170,554
Fair value (adjustments)	14,939	—
Changes from current to non-current	205,296	(205,296)
Decrease by death	(4,302)	(6,498)
Reduction for slaughter, sale or consumption	(6,603,898)	(61,502)
Exchange rate variation	(174,288)	(58,658)
Amortization	—	(300,980)

Balance at March 31, 2016	2,869,028	1,045,170

8	Recoverable taxes

Recoverable taxes as of March 31, 2016 and December 31, 2015 was comprised of the following:

	March 31, 2016	December 31, 2015
Value-added tax on sales and services (ICMS / IVA / VAT / GST)	2,250,829	2,212,951
Excise tax – IPI	111,791	111,932
Social contribution on billings – PIS and COFINS	1,510,213	1,517,128
Withholding income tax – IRRF/IRPJ	794,076	456,788
Reintegra	50,396	49,002
Other	79,653	85,798

	4,796,958	4,433,599

Current	3,208,628	2,874,987
Non-current	1,588,330	1,558,612

	4,796,958	4,433,599

Value-added tax on sales and services (ICMS / IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales. The Company carries a substantial balance of ICMS recoverable taxes in Brazil since exports are not subject to the tax. The Company expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate for tax bookkeeping and the effective rate for ICMS collection in the state of origin). These excess credits do not expire.

Excise tax – IPI: Refers to value added taxes incurred upon the industrialization of foreign and domestic goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or reimbursed in cash.

Social contribution on billings – PIS and COFINS: Refers to value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such taxes are recovered through domestic sales in Brazil (as export sales are exempt from such taxes) and can be offset against other federal taxes. These social contribution on billings excess credits do not expire.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Withholding income tax – IRRF/IRPJ: Refers mainly to Brazilian withholding income tax levied on short-term investments, deductions and remaining foreign tax credits and prepayments of income tax and social contribution paid by estimate, which can be offset against income tax payable in each jurisdiction.

Reintegration of the Special Tax Values – Reintegra: Refers to tax incentives for exporting activities. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain industrial products. The tax credit is refundable and therefore the Company expects to recover such tax credits in cash.

9	Related parties transactions

The main balances of assets and liabilities, as well as the transactions resulting in income (loss) for any period, that relate to transactions between related parties or arose from transactions at prices and conditions established between the related parties. Transference of costs includes borrowing costs, interest and management fee, when applicable.

No expense for doubtful accounts or bad debts relating to related-party transactions were recorded for the three-month period ended on March 31, 2016 and year ended on December 31, 2015. The guarantees granted between related parties are described in note 14 on loans and financing.

The total amount of receivables from related parties were R$1,797,903 as of March 31, 2016 (R$1,968,043 at December 31, 2015) is the result of the use of a credit of up to USD675 million between the indirect subsidiary JBS Five Rivers (subsidiary of JBS USA) and J&F Oklahoma (subsidiary of J&F Investimentos S.A., which is not consolidated in the Company). The credit facility provides J&F Oklahoma with the ability to borrow up to USD675 million from JBS Five Rivers for the purchase cattle to be kept in; the JBS Five Rivers feed yards where they are fattened until ready for slaughter. Outstanding borrowings under this credit facility bear interest at 3.4%, which is payable on a quarterly basis, or at the time of any payment of principal.

Furthermore, JBS Five Rivers, JBS Australia and JBS Canada are party to commercial agreements with J&F Oklahoma, J&F Australia and J&F Canada, respectively, as follows:

a. cattle supply and feeding agreement: where JBS takes provides cattle fattening services to J&F and J&F pays JBS for the medicinal and feeding costs, including a daily yardage charge in line with market terms; and

b. sales and purchase cattle agreement whereby JBS is required to purchase from J&F a certain volume of animals per year. The minimum purchase commitments under those agreements are: i) JBS USA commitment of at least 800,000 animals/year, with a term from 2009 to 2019, ii) JBS Australia commitment of at least 200,000 animals year, with a term from 2011 to 2019, and iii) JBS Canada commitment of at least 50,000 animals/year, with a term from 2013 to 2019.

During the three months ended March 31, 2016 and 2015 the amounts received under these commercial agreements were USD208,425 thousand and USD214,285 thousand, respectively, and amounts paid were USD831,870 thousand and USD843,349 thousand, respectively.

Finally, JBS Five Rivers is the guarantor of a J&F Oklahoma revolving credit facility with financial institutions. The J&F Oklahoma credit line has total availability of USD1.4 billion and is guaranteed by the accounts receivable and inventories of J&F Oklahoma and also, by certain fixed assets, accounts receivable and inventories of JBS Five Rivers up to a value of USD250 million. Additionally, in the case of a J&F Oklahoma default under the revolving credit facility and the event of default is not covered by J&F

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Oklahoma’s collateral or a guarantee by J&F Oklahoma’s parent, JBS Five Rivers will be responsible for up to USD250 million of the secured loans. The guarantee has not been recorded on our condensed consolidated statement of financial position as the fair value is deemed insignificant.

The Company purchases products from an associate, Vigor Alimentos. During the three month periods ended March 31, 2016 and 2015, the Company paid $113,648 and $16,105, respectively, for these purchases. As of March 31, 2016 and December 31, 2015, payables on these purchases of $233,064 and $293,857, were included in trade accounts payable.

Included in loans and financings (see note 14) are R$20,660 and R$41,591 at March 31, 2016 and December 31, 2015, respectively, of bank notes issued by BNDES (Brazilian Development Bank) to two of the Company’s subsidiaries, Seara Alimentos and Macedo. Outstanding borrowings under these notes bear interest at an average rate of 6.77% at March 31, 2016, which is payable on a monthly basis. The notes are due in 2018 and 2019 and may be pre-paid at any time without penalty.

Remuneration of key management

Company’s key management is comprised of its Executive Officers. The aggregate amount of compensation received by the members of Company’s key management for the services provided in their respective areas of business by primary category during the three-month periods ended March 31, 2016 and 2015 is as follows:

	Three months ended March 31,
	2016	2015
Salaries and wages	2,299	2,254
Variable cash compensation	3,000	2,500
Stock based compensation	2,000	2,500

	7,299	7,254

The Institutional Relations Executive Officer, Administrative and Control Director and Investor Relations Director are parties to the Brazilian employment contract regime called CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

Except for those described above, the other members of the Executive Board, and Management Board are not party to any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT.

10	Investments in associate and joint ventures

The balance of investments in associate and joint ventures accounted for under the equity method at March 31, 2016 and December 31, 2015 was as follows:

	March 31, 2016	December 31, 2015
Investments in associate and joint ventures	354,422	354,134

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The following is information related to investments of the Company in associate and joint ventures during the period ended at March 31, 2016 and March 31, 2015:

March 31, 2016	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associate:
Vigor Alimentos	19.43%	4,527,953	25,034	88,026	2,166	1,347,636	1,593,556	1,193,835	(13,050)

In joint ventures:
Meat Snack Partners	50.00%	89,592	—	—	—	48,116	89,592	16,663	5,662

March 31, 2015	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associate:
Vigor Alimentos	19.43%	2,850,035	31,122	45,737	4,543	1,347,636	1,519,314	487,394	94,242

In joint ventures:
Meat Snack Partners	50.00%	73,716	—	—	—	43,372	73,713	74,050	11,636

	December 31, 2015	Changes in the Equity of investees	Proportionate share of income	March 31, 2016
Vigor Alimentos	312,162	—	(2,536)	309,626
Meat Snack Partners	41,972	(7)	2,831	44,796

Total	354,134	(7)	295	354,422

11	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the purchase price of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to the Group and they can be measured reliably. The carrying amount of the replaced items or parts are deducted. All other repairs and maintenance are charged to the statement of income during the financial period in which they are incurred.

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, such that the value of cost less its residual value after the useful life is fully depreciated (except for land and construction in progress). Land is not depreciated.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to the recoverable amount when it is higher than its estimated recoverable amount. The recoverable amount is the higher of the estimate of the assets’ net selling price and value in use. There were no impairments recorded during the three-month periods ended March 31, 2016 and 2015.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within the statement of income.

The Company’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the market. When these assets are completed and placed in service, they are transferred to property, plant and equipment and begin depreciating.

				Net amount
Description	Useful life	Cost	Accumulated depreciation	March 31, 2016	December 31, 2015
Buildings	5 to 50 years	15,213,838	(3,765,536)	11,448,302	11,751,395
Land	—	3,777,072	—	3,777,072	3,774,251
Machinery and equipment	5 to 25 years	21,693,613	(10,380,605)	11,313,008	11,609,603
Facilities	5 to 20 years	2,584,146	(795,453)	1,788,693	1,742,301
Computer equipment	2 to 17 years	708,210	(448,057)	260,153	281,114
Vehicles	2 to 10 years	1,028,411	(482,184)	546,227	554,466
Construction in progress	—	3,945,724	—	3,945,724	4,681,002
Other	5 to 15 years	1,665,578	(711,215)	954,363	986,978

		50,616,592	(16,583,050)	34,033,542	35,381,110

Changes in property, plant and equipment:

	December 31, 2015	Additions (1)	Disposals	Depreciation	Exchange rate variation and others	March 31, 2016
Buildings	11,751,395	413,448	(4,457)	(151,120)	(560,964)	11,448,302
Land	3,774,251	134,326	—	—	(131,505)	3,777,072
Machinery and equipment	11,609,603	670,575	(6,962)	(504,364)	(455,844)	11,313,008
Facilities	1,742,301	91,678	(164)	(38,599)	(6,523)	1,788,693
Computer equipment	281,114	19,170	(890)	(24,312)	(14,929)	260,153
Vehicles	554,466	35,032	(5,254)	(27,530)	(10,487)	546,227
Construction in progress	4,681,002	(582,864)	—	—	(152,414)	3,945,724
Other	986,978	58,718	(4,935)	(35,050)	(51,348)	954,363

	35,381,110	840,083	(22,662)	(780,975)	(1,384,014)	34,033,542

(1)	– Additions for each category includes transfer from construction in progress during the year.

For the three-month period ended March 31, 2016 and 2015, the amount of capitalized interest on construction in progress included the additions is R$ 92,949 (2015 – R$ 14,146).

12	Intangible assets and Goodwill

Intangibles

Intangible assets are carried at acquisition cost, net of accumulated amortization and impairment, if applicable. The intangible assets are recognized when there is an expectation of future economic benefits, considering the intangible assets’ economic and technological viability. Intangible assets are primarily comprised of trademarks, water and mineral rights, software and others.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The intangible assets that have finite useful lives are amortized over the period of effective use or based on a method that reflects the consumption of its economic benefits. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

The carrying value of indefinite-lived intangible assets, which relate to trademarks, are reviewed at least annually for impairment or more frequently if events or changes in circumstances indicate assets may be impaired. If impairment exists, a loss would be recorded to write down the indefinite-lived assets to their recoverable amount.

Management deemed that certain trademarks are indefinite life intangible assets due to verifiable history and expected use of the asset by the Company. The trademarks acquired have no legal, regulatory or contractual limits linked, and do not depend on the useful life of any asset or group of assets as they existed independently for a substantial time prior to the acquisitions, and they are not related to sectors subject to technological obsolescence or other forms of deterioration in value.

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques and often involve the use of third party valuation firm’s expertise in the calculation of discounted estimates of cash flows. Intangible assets at March 31, 2016 and December 31, 2015 were composed as follows:

		Net amount
	Useful life	March 31, 2016	December 31, 2015
Trademarks	Indefinite	3,685,182	3,961,742
Trademarks	2 to 20 years	43,774	46,591
Software	2 to 5 years	91,876	87,733
Water and mineral rights	Until 17 years	120,167	131,581
Client portfolio	4 to 20 years	2,389,873	2,657,261
Other	2 to 15 years	7,633	7,626

		6,338,505	6,892,534

Goodwill

Goodwill represents the positive difference between the amounts paid or payable to purchase a business and the net fair value of assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the accompanying condensed consolidated statement of financial position. Goodwill is related to an expectation of future earnings of the acquired subsidiary after assets and liabilities are consolidated with the Company.

Goodwill is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into cash generating units for purposes of impairment testing. Any impairment loss is recognized immediately in the statement of income and cannot be reversed later.

Upon sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Changes	in intangible assets and goodwill

	December 31, 2015	Additions	Disposals	Amortization	Exchange rate variation and others	March 31, 2016
Amortizing:
Trademarks	46,591	—	—	(2,796)	(21)	43,774
Software	87,733	10,831	(41)	(5,386)	(1,261)	91,876
Water and mineral rights	131,581	—	—	(43)	(11,371)	120,167
Client portfolio	2,657,261	—	—	(75,630)	(191,758)	2,389,873
Other	7,626	324	(39)	(45)	(233)	7,633
Non-amortizing:
Goodwill	24,411,441	—	—	—	(1,077,481)	23,333,960
Trademarks	3,961,742	26	—	—	(276,586)	3,685,182

	31,303,975	11,181	(80)	(83,900)	(1,558,711)	29,672,465

(1)	Acquired in business combinations: Refers to balances arising from business combination as stated in footnote 3 – Business Combinations.

Impairment test of goodwill

At December 31, 2015, the Company tested the recovery of the goodwill of each of its CGU groups containing goodwill using the concept of value in use through discounted cash flow models.

For the purposes of impairment testing CGUs have been aggregated into the following groups that have significant goodwill:

CGU Groups	March 31, 2016	December 31, 2015
Brazil Beef	9,069,926	9,069,926
Australia Smallgoods	2,090,053	2,216,380
Moy Park	3,253,213	3,679,084
US Pork	2,425,301	2,692,774
Seara	3,522,546	3,523,507
Others CGUs without significant goodwill	2,972,921	3,229,770

Total	23,333,960	24,411,441

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of each CGU group. For the three month period ended March 31, 2016 there were no indications that goodwill within any CGU group was impaired.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

13	Trade accounts payable

Trade accounts payable correspond to the amounts owed to suppliers in the ordinary course of business. If the payment period is equivalent to one year or less, suppliers are classified as current liabilities, otherwise the corresponding amount is classified as non-current liabilities. Accounts payable are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method. Accounts payable by major type of supplier is as follows at March 31, 2016 and December 31, 2015:

	March 31, 2016	December 31, 2015
Commodities	3,064,117	4,420,853
Materials and services	6,547,767	7,487,743
Finished products	415,120	512,422

	10,027,004	12,421,018

14	Loans and financial liabilities

Loans and financings are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, when applicable. Subsequent to the initial recording of loans and financings, charges, interests and monetary and exchange rate variation incurred that become contractually due are included in the balance, until the end of each period. Below is a chart showing the Company’s loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. Current amounts include accrued but unpaid interest at year-end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

	Annual average interest rate				Current		Non-current
Type		Currency	Indexer	Payment terms – non- current debt	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
Foreign currency
ACC – Advances on exchange contracts	2.99%	USD	—	*	9,866,262	10,022,326	—	—
Prepayment	4.19%	USD	Libor	2017-23	4,657,960	4,628,813	4,854,133	4,161,312
144-A Bonds	7.42%	USD	—	2016-24	1,128,341	1,304,101	8,954,184	9,826,060
Credit note – import	2.77%	USD	Libor	*	143,743	196,007	—	—
Credit note – export	8.58%	USD	—	*	37,109	81,413	—	—
FINIMP	3.97%	EUR/USD	Eurolibor & Libor	2018-19	3,382	151	29,431	14,278

					15,836,797	16,232,811	13,837,748	14,001,650

Local currency
FINAME	6.80%	BRL	TJLP	2017-25	93,324	90,056	220,731	217,962
JBS Mortgage	5.80%	USD	—	2020	612	660	7,737	8,665
Senior Secured Credit Facility JBS Lux	2.30%	USD	Libor	2019	1,662	2,038	1,291,646	—
Term loan JBS Lux 2018	3.80%	USD	ABR & Libor	2018	38,155	10,152	1,446,266	1,573,908
Term loan Five Rivers 2019	2.70%	USD	Libor	2019	18,556	20,313	314,418	349,749
Notes 8,25% JBS Lux 2020	8.25%	USD	—	2020	31,941	92,079	2,458,029	2,694,562

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

	Annual average interest rate				Current		Non-current
Type		Currency	Indexer	Payment terms – non- current debt	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
Notes 7,25% JBS Lux 2021	7.25%	USD	—	2021	95,610	24,417	4,035,483	4,424,697
Notes 5,875% JBS Lux 2024	5.88%	USD	—	2024	22,652	77,905	2,649,323	2,906,151
Notes 5,75% JBS Lux 2025	5.75%	USD	—	2025	52,184	7,298	3,175,001	3,482,758
Notes 5,75% PPC 2025	5.75%	USD	—	2025	3,694	32,121	1,763,677	1,934,614
PPC Term Loan	1.73%	USD	Libor	2020	929	1,050	1,745,569	1,912,138
Plainwell Bond	—	USD	—	2016	—	8,391	—	24,042
Marshaltown	2.34%	USD	—	2018	61	66	34,458	37,709
Working capital – Brazilian Reais	16.56%	BRL	CDI & TR	2017-21	772,814	848,404	183,722	330,900
Working capital – US Dollars	4.11%	USD	Eurolibor & Libor	2017-20	712,118	417,684	184,173	131,787
Working capital – Euros	2.42%	EUR	Eurolibor	2022-23	221,441	235,049	111,600	107,035
Working capital – Argentine pesos	37.00%	ARS	—	*	7,667	2,837	—	—
Credit note – export	16.55%	BRL	CDI	2017-20	1,460,132	1,597,890	1,984,920	2,299,818
Credit note – import	2.70%	USD/EUR	Libor	*	328,690	351,746	—	—
FCO – Middle West Fund	10.21%	BRL	—	2018	1,876	1,879	3,088	3,548
CDC – Direct credit to consumers	1.27%	BRL	—	2017-20	2,979	2,114	5,669	2,195
FINEP	7.06%	BRL	—	2019-21	15,029	11,542	75,921	80,796
ACC – Advances on exchange contracts	3.56%	USD	Libor	*	1,854	1,308	—	—
Rural – Credit note	8.52%	BRL	—	*	655,433	509,288	—	—
Term loan JBS Lux 2020	3.80%	USD	ABR & Libor	2020	39,550	34,073	1,705,368	1,874,995
CCB – BNDES	8.91%	BRL/USD	UMBNDES	2018-19	7,210	22,679	13,450	18,912
Moy Park Notes 2021	6.25%	GBP	—	2021	33,216	10,436	1,506,369	1,701,973
Term Loan JBS Lux 2022	4.00%	USD	ABR & Libor	2022	45,920	40,872	4,163,988	4,579,561
ANZ Credit line	3.00%	AUD	—	*	133,338	—	—	—
Canadian credit facility & revolving credit facility	4.50%	CAD/ USD	CDOR, RBC & Libor	2018	452	472	237,347	230,426
Canadian credit facility term loan	3.65%	CAD	—	2018	2,626	2,745	36,180	38,810
Canadian bank facility	3.50%	CAD	—	2018	2,609	13,058	—	—
Andrews Meat secured facility	3.30%	AUD	BBSY	*	32,140	34,073	—	—
Mexican credit facility	5.00%	MEX$	TIEE	2017	77,075	112,447	—	—
Others	2.00%	BRL/GBP	—	2017-19	83,967	56,660	6,421	6,752

					4,997,516	4,673,802	29,360,554	30,974,463

					20,834,313	20,906,613	43,198,302	44,976,113

(*)	Balances at December 31, 2015 are payable in 2016.

Annual average rate: Refers to the weighted average nominal cost of interest at base date. The loans and financings accrue interest at fixed rates or variable rates indexed to: CDI (Certificado de Depósito Interbancário – Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

As of March 31, 2016 and December 31, 2015, the availability under our revolving credit facilities was USD1,264 million and USD1,645 million, respectively. The Company was in compliance with all of its restrictive covenants at March 31, 2016 and December 31, 2015.

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	March 31, 2016	December 31, 2015
2017	3,108,786	4,308,593
2018	4,087,188	4,275,200
2019	2,175,135	856,773
2020	10,028,443	10,578,552
2021	5,957,527	6,191,477
Maturities thereafter 2021	17,841,223	18,765,518

	43,198,302	44,976,113

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

14.1	Guarantees and contractual restrictions (“covenants”)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
144 – A: JBS S.A. Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit the Company’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 4.75/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by the Company (except for debt instruments convertible or exchangeable for such amounts), if i) it is not in default in relation to the Notes; ii) the Company can incur at least USD1.00 of debt under the terms of the net debt/EBITDA ratio test established in the indenture of the Notes; and iii) the total value to be paid does not exceed

USD30 million or a. 50% of the amount of the net income accrued on a cumulative basis during a certain period, taken as one accounting period, (as defined in the indenture), or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes.

			The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes. The notes are unsecured debts.	446,204
144 – A: Bertin Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).			441,877
144 – A: JBS S.A. Notes 2020	- JBS S.A.			3,667,523
144 – A: JBS S.A. Notes 2023				2,768,251
144 – A: JBS S.A. Notes 2024				2,758,670

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
Senior Secured Credit Facility JBS Lux	- JBS S.A.; - JBS USA Holding Lux; - All US subsidiaries of JBS Lux except JBS Five Rivers and certain other immaterial subsidiaries; - All material subsidiaries of JBS Australia guarantee JBS Australia borrowings.

- The borrowings are collateralized by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories.

- The facility contains customary representations, warranties and a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greatest of 10% of the maximum borrowing amount and USD70 million.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien matters. If an event of default happens, the borrowers may, within other options, terminate the agreement, and demand repayments of the balance of the facility, including accrued interest.	1,293,308

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
Term Loan JBS Lux 2018	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher PTY Limited; - Certain subsidiaries that guarantee the Amended and Restated Revolving Facility (with certain exceptions).

- Secured by a perfected first priority security interest in all of JBS Lux and certain of its subsidiaries’ fixed assets.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1), listed under the Amended and Restated Revolving Facility.	1,484,421
Term Loan JBS Lux 2020				1,744,918
Term Loan JBS Lux 2022				4,209,908

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
Notes 8.25% JBS Lux 2020	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher Pty. Ltd; - Each of the subsidiaries that guarantee the Amended and Restated Revolving Facility (subject to certain exceptions).

The Notes contain negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- permit restrictions on dividends and other restricted payments to restricted subsidiaries

- prepay or cancel certain indebtedness;

- enter into certain transactions with affiliates;

- enter into certain sale/leaseback transactions; and

- undergo changes of control without making an offer to purchase the Notes.

The indenture governing the Notes also restricts JBS S.A. from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence and the application of the proceeds therefrom, it’s net debt to EBITDA ratio is less than 4.75 to 1.00. In addition, the indenture restricts JBS S.A.’s ability to make restricted payments and other distributions.

			The indenture also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand to payment immediately of the principal and accrued interest on the Notes. The notes are unsecured debts.	2,489,970
Notes 7.25% JBS Lux 2021				4,131,093
Notes 5.875% JBS Lux 2024				2,671,975
Notes 5.75% JBS Lux 2025				3,227,185
Notes 5.75% PPC 2025	- One of PPC’s subsidiaries.	The Notes contain negative covenants that may limit PPC ability and certain of our subsidiaries ability to, among other things: - incur certain additional indebtedness; - create certain liens; - pay certain dividends and other restricted payments; - sell or dispose of certain assets; - enter into certain transactions with affiliates; - consolidate, merge or dissolve substantial all the assets of PPC.	The facility also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes. The notes are unsecured debts.	1,767,371

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016

- Secured by a first priority lien on i) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, ii) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, iii) substantially all of the personal property and intangibles of the borrowers and guarantors under the U.S. Credit Facility and iv) substantially all of the real estate and fixed assets of PPC and the guarantors.

The facility also contains negative covenants that may limit PPC ability and certain of its subsidiaries ability to, among other things:

The facility also contains customary events of default (1).
PPC Term Loan	- Certain of PPC’s subsidiaries.

- incur certain additional indebtedness;

- create certain liens;

- pay certain dividends and other restricted payments;

- sell or dispose of certain assets;

- enter into certain transactions with affiliates; and

- consolidate, merge or dissolve substantial all the assets of PPC.

Covenants in the facility also require PPC to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the facility. The U.S. Credit Facility also provides that we may not incur capital expenditures in excess of USD500 million in any fiscal year.

1,746,498

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016

The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien, certain events related to the Employee Retirement Income Security Act of 1974 and failure to comply with the terms of the Executive Succession Plan of J&F Oklahoma Holdings.

Term Loan Five Rivers 2019	- J&F Oklahoma.

- Secured by certain fixed assets, accounts receivable and inventories of JBS Five Rivers and accounts receivables and inventories of J&F Oklahoma;

- The facility contains customary negative covenants that may limit JBS Five Rivers and its restricted subsidiaries’ ability to, among other things, incur certain additional indebtedness, enter into certain acquisitions or sell or dispose of certain assets.

- Collateralized by a first priority lien on JBS Canada’s accounts receivable, finished goods, feed, live inventory and supply inventories, machinery equipment and real estate.

- The facility contains a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and CAD$10.0 million.

The Canadian Credit Facility also contains negative covenants that may limit the ability of JBS Canada to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments

332,974

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
Canadian Credit Facility & Revolving Credit Facility	- JBS USA Holdings; - JBS S.A..

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

Customary negative covenants that may limit the Moy Park’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 3.5/1.0 and the net senior debt/EBITDA is lower than 3.0/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

			The facility also contains customary events of default (1). If an event of default happens, the borrowers may, within other options, terminate the agreement, demand the entire balance of the facility to be paid, including accrued interest.	237,799

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of March 31, 2016
Moy Park: Notes 2021	- Moy Park (Newco) Limited; - Moy Park Limited; - O’Kane Poultry Limited; - Any significant subsidiary (as defined in the indenture).

- enter into sale/leaseback transactions;

- make certain investments;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by Moy Park, if (i) it is not in default in relation to the Notes; (ii) Moy Park can incur at least GBP1.00 of debt under the terms of the net debt/EBITDA ratio test and the net senior debt/EBITDA ratio test established in the indenture of the Notes; and (iii) the total value to be paid does not exceed a. 50% of the amount of the net income accrued on a cumulative basis during the period from the issue date, taken as one accounting period, or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. the amount of certain guarantee unconditionally released in full if such guarantee was previously treated as restricted payment, plus the amount of an investment made in a person that becomes a restricted subsidiary, plus d. the amount by which indebtedness is reduced upon the conversion or exchange of any such indebtedness for capital stock, plus e. the amount equal to the net reduction of investments made by the Moy Park or any restricted subsidiary in any person.

			The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes. The notes are unsecured debts.	1,539,585

(1)	– Customary events of default includes failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

15	Operating and Finance leases

Leases in which the Company assumes substantially all the risks and benefits of ownership are classified as finance leases. Finance leases are considered a financed purchase. Under a finance lease, fixed assets are recognized at the lease inception along with a financial liability. If there is no significant transfer of the risks and inherent benefits of the property under a lease agreement, the lease is classified as an operating lease and the total minimum lease payments are recognized on a straight-line basis over the lease term.

a.	Operating Leases

JBS USA has operating lease agreements for warehouses, commercial offices, vehicles and equipment, off-road transportation vehicles and other assets. Also, Seara Alimentos, through its subsidiary JBS Aves, has operating lease agreements for productive areas in a few states in Brazil.

The future minimum payments of non-cancellable operating leases of with terms exceeding one year are as follows:

For the years ending in December 31:
2016	256,529
2017	291,374
2018	234,986
2019	319,337
Thereafter	257,415

Total	1,359,641

b.	Finance Leases

JBS USA has finance lease agreements for its wastewater treatment facilities in Kentucky and Texas. Moy Park has lease agreements for its commercial vehicles and machinery and equipment, for which the book value recognized on property, plant and equipment is detailed below:

	Useful Life	Cost	Accumulated Depreciation	March 31, 2016	December 31, 2015
Wastewater treatment facility	7 years	133,480	(48,472)	85,008	96,089
Vehicles/Machinery and equipment	10 years	222,520	(115,229)	107,291	130,168

Total		356,000	(163,701)	192,299	226,257

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The future minimum payments of non-cancellable finance leases with terms exceeding one year are as follows:

	Carrying Value	Future finance charges	Future minimum lease payments
For the years ending December 31:
2016	8,509	456	8,965
2017	41,515	306	41,821
2018	22,878	1,124	24,002
2019	22,538	1,860	24,398
Thereafter	60,556	1,836	62,392

Total	155,996	5,582	161,578

16	Accrued income taxes and other taxes and Payroll and social charges

Accrued income taxes and other taxes and Payroll and social charges and tax obligations is comprised of the following:

Accrued income taxes and other taxes	March 31, 2016	December 31, 2015
Accrued income taxes	57,786	477,601
Taxes in installments	228,179	233,206
Other	385,203	430,250

	671,168	1,141,057

Breakdown:
Current liabilities	390,028	843,919
Non-current liabilities	281,140	297,138

	671,168	1,141,057

Payroll and social charges	March 31, 2016	December 31, 2015
Salaries and related social charges	1,038,185	1,130,720
Payroll accruals and related social charges	1,904,180	2,198,232
Others	122,359	160,700

	3,064,724	3,489,652

Breakdown:
Current liabilities	2,477,496	2,891,953
Non-current liabilities	587,228	597,699

	3,064,724	3,489,652

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

17	Dividends payable

The bylaws of the Company require dividends of not less than 25% of the annual net income attributable to controlling interest; therefore, the Company records a liability at year-end for the minimum dividend amount that has not yet been paid during the year up to the limit of the mandatory minimum dividend. Dividend payables are recognized as liabilities at the time dividends are approved by the Board of Directors of the Company.

	March 31, 2016	December 31, 2015
Declared dividends on 2012 – Residual	230	230
Declared dividends on 2013 – Residual	251	251
Declared dividends on 2014 – Residual	800	800
Declared dividends on 2015	1,102,027	1,102,027

Total declared dividends	1,103,308	1,103,308

On February 17, 2015, the Company’s majority-owned subsidiary, Pilgrim’s Pride Corporation, paid a special cash dividend of approximately USD 1.5 billion to stockholders of record as of January 30, 2015. The Company owned approximately 75% of Pilgrim’s Pride Corporation at the record date and thus, approximately USD 371 million was paid to non-controlling interest holders.

18	Other financial liabilities

Other financial liabilities includes contingent consideration related to the purchase of Moy Park and seller-financed payables on the purchase of assets.

	Current		Non-current
	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
- Moy Park contingent consideration	300,000	430,000	—	—
- Seller-financed payables on the purchase of assets	385,023	471,916	242,118	233,855

Total	685,023	901,916	242,118	233,855

19	Income taxes

Current taxes

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company’s subsidiaries and associates operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Deferred taxes

Deferred income tax is provided in full, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be released; such reductions are reversed when the probability of future taxable profits improves.

Deferred tax assets and liabilities are presented net in the statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities, and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

a.	Reconciliation of income tax (expense) benefit:

	2016	2015
Profit (loss) before income taxes (PBT)	(3,802,592)	2,089,413
Nominal rate	34%	34%

Expected tax expense	1,292,881	(710,400)
Adjustments to reconcile taxable income:
Earnings and losses due to equity method	100	8,204
Prior year tax loss carryforwards	—	291,149
Domestic production activities deduction – USA	17,657	—
Foreign rate differential	(43,137)	(182,522)
Stock option plan	(14,225)
Other permanent differences	(95,328)	32,241

Current and deferred income tax (expense) benefit	1,157,948	(561,328)

Current income tax	(72,858)	(840,154)
Deferred income tax (1)	1,230,806	278,826

	1,157,948	(561,328)

Effective income tax rate	30.45%	(26.87)%

(1)	Deferred income tax liabilities are recorded related to amortization of the tax basis of goodwill, as determined by Brazilian tax regulators. The total amount of current income tax benefit related to amortization of goodwill tax basis was R$ 31,855 for the three-month period ended March 31, 2016 (2015 – R$ 131,020), resulting in an equivalent increase in the deferred tax liability. The Company does not expect any cash impact related to this deferred tax liability.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

b.	Composition of deferred income tax

	March 31, 2016	December 31, 2015
Tax losses and negative basis of social contribution	2,126,829	952,655
Temporary differences:
Provisions	213,064	274,569
Allowance for doubtful accounts	54,353	42,874
Tax credit carryforwards	38,077	78,647
Other temporary differences	816,548	681,014

ASSETS	3,248,871	2,029,759
Goodwill amortization	2,047,294	2,009,562
Temporary differences:
Long-lived assets	2,941,556	2,918,094
Market inventory valuation for absorption	167,802	197,099
Realization of / deemed cost	794,264	943,615
Other temporary differences	212,818	271,884

LIABILITIES	6,163,734	6,340,254

Total net deferred taxes liabilities	2,914,863	4,310,495

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be released; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized tax benefits:

The Company’s unrecognized tax benefits as of March 31, 2016 and December 31, 2015 was R$ 213,791 and R$ 602,012, respectively, related to net operating losses incurred in prior periods. These net operating losses were generated in Brazil and do not expire under Brazilian tax regulations. Deferred tax assets will be recorded related to the net operating losses in periods when it is determined it is probable that future taxable profits will be available to realize the deferred tax asset. Recognition of tax benefits would have affected effective tax rate for the three months period ended March 31, 2016 and 2015 on the amounts of R$ 76,652 and R$ 74,937, respectively.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

20	Provisions

Provisions are recognized when losses are probable and the amounts can be reliably estimated. Contingent liabilities determined to be possible but not probable are disclosed in these notes but not accrued and contingent liabilities classified as remote are neither accrued nor required to be disclosed. The Company and its subsidiaries are party to several lawsuits arising in the ordinary course of business for which provisions are recognized based on estimated costs determined by management, as follows:

	March 31, 2016	December 31, 2015
Labor	369,306	408,963
Civil	272,418	280,383
Tax and Social Security	661,581	843,754

Total	1,303,305	1,533,100

Changes in provisions

	December 31, 2015	Additions	Payments	Exchange rate variation	March 31, 2016
Labor	408,963	7,346	(45,187)	(1,816)	369,306
Civil	280,383	2,165	(9,074)	(1,056)	272,418
Tax and Social Security	843,754	1,385	(183,017)	(541)	661,581

Total	1,533,100	10,896	(237,278)	(3,413)	1,303,305

Tax and Social Security Proceedings

Social security proceedings: On March 31, 2016 the Company and its subsidiaries were party to 1,569 (2015- 1,508) social security proceedings, which individually were not material. Based on management’s judgment, the Company has provisioned an aggregate amount of R$ 655,670 as of March 31, 2016 (R$ 675,880 at December 31, 2015) for losses arising from these proceedings.

As of March 31, 2016, the Company had other ongoing tax proceedings, representing claims of approximately R$ 302,130 (R$ 204,183 as of December 31, 2015) in the aggregate, which according to management, represent losses that are reasonably possible but not probable for which the Company’s management does not consider necessary to set a provision for possible loss. Other than that, the Company and its subsidiaries have no relevant tax, civil or labor litigation involving risks of loss classified by management as possible.

Labor Proceedings

As of March 31, 2016 the Company and its subsidiaries were party to 34,453 (2015 – 31,332) labor proceedings, involving a total claims of R$ 3,652,542 (R$ 3,457,553 at December 31, 2015). Based on management’s judgment, the Group has provisioned an aggregate amount of R$ 356,448 as of March 31, 2016 (R$ 396,629 at December 31, 2015) for losses arising from these proceedings, which includes payroll taxes. Most of these lawsuits were filed by former employees of the Company and its subsidiaries seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Civil Proceedings

As of March 31, 2016 the Company and its subsidiaries were party to 2,855 (2015- 2,877) civil and administrative proceedings, involving approximately R$ 390,707 (R$ 377,629 at December 31, 2015). Based on management’s judgment, the Company has provisioned an aggregate amount of R$ 260,377 as of March 31, 2016 (R$ 268,658 at December 31, 2015) for losses arising from such proceedings. These lawsuits relate to improper termination of poultry and pig contract grower arrangements settlement of industry or trademark complaints and product quality claims.

21	Equity

Once the transaction referred to in note 1 occurs, there will be a change in the basis of accounting between the Predecessor and Successor companies such that the historical equity of JBS S.A. will not be presented in the Successor company financial statements. Rather, the Successor financial statements of JBS Foods International Designated Activity Company will only present its share capital, including the substantial share capital exchanged in return for the businesses and assets contributed to it by JBS S.A. The businesses and assets received from JBS S.A. and resulting carrying value of the share capital issued by the Successor will be accounted for at carryover basis as the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB.

a. Share capital: Share capital on March 31, 2016 was R$ 23,576,206 (R$ 23,576,206 at December 31, 2015) and was represented by 2,856,857,505 (2,856,857,505 at December 31, 2015) common shares, respectively, having no nominal value. Share Capital amount is net of R$ 54,865 capitalized transaction costs related to expenses incurred in 2010 consisting of R$37,477 related to the transaction costs for the Company’s Initial Public Offering, and expenses in the amount of R$ 17,388 regarding the issuance of debentures during 2011. The Company is authorized to increase its capital by an additional 1,375,853,183 common shares. During the year ending December 31, 2015, the Board of Directors authorized an increase of R$2,069,959 to share capital, which resulted in a decrease to the profit reserve. According to statute, the Board of Directors shall determine the number, price, payment term and other conditions of the issuance of shares. The Company may grant options to purchase shares to directors, employees or persons who will provide services, or the directors, employees or persons providing the services under its control, excluding the preemptive rights of shareholders in issuing and exercise of stock options.

b. Capital reserve: Composed of i) the share premium reserve that refers to the difference between the subscription price that the stockholders pay for the shares and their the share price authorized by the Board of Directors , ii) capital transactions related to gains or losses recorded on the purchase of additional shares in majority-owned subsidiaries (see basis of presentation – item (b) Consolidated financial statements), and iii) share based payment.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

c.	Treasury shares:

Treasury share activity during the three months period ended March 31, 2016 was as follows:

	Quantity	R$
Balance as of December 31, 2015	63,950,500	903,571
Purchase of treasury stocks	79,555,300	821,139
Treasury shares used in stock option plan	(4,623,214)	(55,677)

Balance as of March 31, 2016	138,882,586	1,669,033

Treasury shares cancelled have been recorded against the statutory reserve in accordance with the Company’s bylaws and approval by management.

d. Retained earnings: Includes the legal reserves and statutory reserves.

(i)	Legal reserve: Credited annually with 5% of the profit of the year.

(ii)	Statutory reserves: Consists of the remaining balance of net income accumulated over time after the computation of legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in assets.

e. Accumulated other comprehensive income (loss): Composed of accumulated foreign currency translation adjustments from exchange rate variation in the translation of the subsidiaries’ financial statements.

(f) Non-controlling interest: Material non-controlling interests at March 31, 2016 and December 31, 2015 consisted of the 23.3% of Pilgrim’s Pride Corporation (“PPC”) common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to 76.7% of shares owned. PPC is one of the largest chicken producers in the world, with operations in the United States, Mexico and Puerto Rico. The profit allocated to the PPC non-controlling interests during the three months ended March 31, 2016 and 2015 was USD 25 million and USD 47 million, respectively. At March 31, 2016, the accumulated non-controlling interest in PPC was USD 427 million. Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the periods indicated (amounts in USD thousands).

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
Net sales	1,962,937	2,052,919
Net income	118,011	204,193
Cash provided by operating activities	177,863	296,086

	Balance at March 31, 2016	Balance at December 31, 2015
Total assets	3,386,750	3,318,443
Total liabilities	2,015,561	2,056,633

22	Net revenue

Revenue is recognized when the risks and inherent benefits are transferred to the customer or when the probability that the economic benefits will be received by the Company can be measured reliably. Revenue is measured at the fair value of the payment received or receivable for sale of products and services in the

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Company’s normal course of business. The Company bases its estimate of return on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognised at the point that the risks and rewards of the inventory have passed to the customer, which is either at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. In the income statement, revenue is presented net of taxes associated with the sales, returns, rebates and discounts.

Revenue by significant category for the three-month period ending March 31, 2016 and 2015 are as follows:

	2016	2015
GROSS REVENUE
Sales of products
Domestic sales	32,876,595	25,023,998
Foreign sales	12,742,102	10,157,359

	45,618,697	35,181,357

SALES DEDUCTION
Returns and discounts	(1,037,535)	(765,530)
Sales taxes	(669,223)	(596,835)

	(1,706,758)	(1,362,365)

NET REVENUE	43,911,939	33,818,992

23	Finance income (expense)

Finance income (expense) includes (i) interest payable on borrowings and direct issue costs; (ii) results from the daily settlements of future contracts used to protect assets and liabilities, as well as the fair value adjustments for derivative instruments that are described under within note 31, (iii) finance income comprising interest receivable on funds invested which is recognized in profit or loss as it accrues using the effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

Finance income (expense), net consisted of the following for the three-month period ending March 31, 2016 and 2015 are as follows:

	2016	2015
Exchange rate variation	1,853,975	(3,756,983)
Fair value adjustments on derivatives	(5,823,061)	4,488,973
Interest expense	(1,000,460)	(825,577)
Interest income	246,040	229,400
Service fees and other	(41,769)	(51,951)

	(4,765,275)	83,862

Finance income	2,100,015	4,718,373
Finance expense	(6,865,290)	(4,634,511)

Total	(4,765,275)	83,862

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

24	Earnings per share

Basic: Earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period, excluding common shares purchased and held as treasury shares (shares in thousands).

	March 31, 2016	March 31, 2015
Net income (loss) attributable to shareholders	(2,741,162)	1,393,719

Weighted average common shares outstanding	2,944,426	2,943,644
Weighted average – treasury shares	(120,301)	(54,958)

Weighted average – common shares outstanding (basic)	2,824,125	2,888,686

Basic earnings (loss) per share – R$	(0.97)	0.48

Diluted: Diluted earnings per share is calculated by dividing net income of the period attributable to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the effects of all potential common shares that are dilutive and adjusted for treasury shares held. From May 2015, the Company had only one category of potential common shares that would cause dilution: outstanding options to purchase stock (shares in thousands).

	March 31, 2016	March 31, 2015
Net income (loss) attributable to shareholders	(2,741,162)	1,393,719

Weighted average common shares outstanding (basic)	2,824,125	2,888,686
Dilutive effect of conversion of outstanding stock options	—	3,265

Weighted average – common shares outstanding (diluted)	2,824,125	2,891,951

Diluted earnings (loss) per share – R$	(0.97)	0.48

For the three months ended March 31, 2016, 2,004,359 shares related to outstanding stock options have been excluded from the calculation of diluted weighted average common shares outstanding as the effect would be anti-dilutive.

25	Share-based compensation

The Company has in place a stock option plan, which is settled with shares. The Company grants stock options to employees as an incentive intended to create a sense of ownership and personal involvement with the development and financial success of JBS. Executive officers, directors and general managers are eligible to receive stock options under the plan. The Company’s Chairman establishes the criteria of granting the options and selecting the employees. The number of shares authorized to be granted under the plan is limited to 2% of the Company’s share capital, and also limited to 0.4% of the increase in the Company’s share capital per year.

The fair value of employees’ services received in exchange for the stock option grants is recognized as an expense with the offset to capital reserve. The total amount of expense is recognized during the period in which the right to exercise the stock option is acquired, which generally occurs when the option vests, and is equal to the grant date fair value of the underlying options granted. The number of stock options that each

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

employee is entitled was calculated based on the average of the Company’s stock price for the three months prior to the grant date. The stock option may only be exercised upon satisfaction of the service condition, and have the maximum term of ten years varying in accordance with each individual agreement. All options must be exercised by physical delivery of the shares of common stock.

At the reporting date, the Company reviews its estimates of the number of options, which will be exercised (not forfeited), and recognizes any impact from the change in estimate in the statement of income, with a corresponding adjustment to capital reserves within stockholders’ equity. The fair value of each stock option granted was estimated at the grant date based on the Black-Scholes-Merton pricing model. The primary assumptions considered in the model were:

Grants						Fair value assumptions
Year	Quantity of options	Fair value of the option	Exercise price in R$	Vesting term	Outstanding options at March 31, 2016	Risk free interest rate	Volatility	Share price on the grant date	Dividend Yield
2014	2,396,051	R$7.58 to R$9.99	0.00001	1 to 5 years	781,157	10.98% to 12.16%	42.16%	R$7.80 to R$10.10	1.05%
2015	1,916,859	R$15.36 to R$15.58	0.00001	1 to 3 years	1,223,202	13.25% to 13.68%	55.69%	R$15.66	0.72%
2016	3,350,000	R$11.12	0.00001	Immediately vested	—	14.16%	76.49%	R$11.12	4.45%

Vesting term: Represents the minimum period in which the options may be exercised (vesting). The majority of beneficiaries of the 2014 programs, according to the Plan´s terms established with each beneficiary, may exercise the first installment, equal to 1/3 of the total of the options in the 1st year, in February of the following year, and the remaining options vest in installments of 1/3 each, in the 2nd and 3rd year, the other beneficiaries, may exercise the first installment, equal to 1/5 of the total of the options after the 1st year and the remaining options vest in installments of 1/5 each, after each following year until the 5th year. The 2015 programs, follow the same criteria applied to the majority of 2014 programs. In 2016 the program was immediately vested. For the purpose of fair value calculations, its assumed that the beneficiaries will exercise their options as soon as allowed, as historically observed, such that the expected term equals the vesting term.

Risk free interest rate: The Company uses as a risk free interest rate the projection obtained from Interpolation of fixed x floating interest rate swap (BM&F’s index Pre x DI).

Volatility: The Company estimated the volatility of its own shares by calculating historical volatility over the expected term.

Dividends yield: The dividend yield was estimated based on the payment expectation of dividends per share for the next 12 months divided by the share price.

During the three months period ended March 31, 2016 and 2015, the stock-based compensation expense was R$41,838 and R$0 respectively, recorded under the caption “General and administrative expenses”, in the accompanying consolidated statements of income.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

26	Operating segments

Management has defined the reportable segments, based on the reports used to make strategic decisions, analyzed by the Chief of Operating Decisions (CODM) that is our Chief Executive Officer (CEO), which are segmented based on product and geography.

The modalities of commercialized products include Beef, Chicken and Pork. Geographically, Management considers the operational performance of its business in the USA (including Australia, Canada and Mexico) and South America (Brazil, Argentina, Paraguay and Uruguay).

The Beef segment operates slaughter facilities, cold storage and meat processing operations for the production of beef preservatives, fat, feed and derivate products having locations in Brazil, United States of America, Canada, Australia, Argentina, Uruguay, Paraguay, as well as in United States of America, Australia, Canada and Mexico.

The Chicken segment is represented by “in natura” products, refrigerated as a whole or in pieces, whose productive units are located in United States of America, Mexico and Brazil, and sold to restaurant chains, food processors, distributors, supermarkets, wholesale and other retail distributors, and also exported to Eastern Europe (including Russia), the Eastern Hemisphere (including China) and other international markets.

The Pork segment operations consist of slaughter facilities, processing, cold storage of pork meat, delivers “in natura” meat and manufacture of products and sub-products of the same origin. It operates in Brazil and the United States, addressing the U.S. domestic market as well as foreign markets. The products also include specific industrial standards cuts and refrigerated products.

Due to the significant percentage of business being derived from the above-mentioned reportable segments, the remaining segments and activities in which the Company acts are not significant and are presented as “Others”. In addition, all operations between segments are eliminated.

The accounting policies of the operational segments are the same as described in these financial statements. The Company evaluates its performance per segment, which according to the accounting policies, are disclosed with the breakdown of net revenue, depreciation and net operating income.

There are no revenues arising out of transactions with any single customer that represents 10% or more of the total revenues. Net revenue presented below is from external customers.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The measure of segment profitability reviewed by our chief operating decision maker is net operating income, which does not include finance income (expense), share of profit or loss of equity accounted investees or income taxes. The Company manages its loans and financings and income taxes at the corporate level and not by segment. The information per businesses operational segment, analyzed by the CODM, are as follows:

Segments presented by product modality for the three-month periods ended March 31, 2016 and 2015:
	Net revenue		Net operating income (1)		Depreciation and amortization
	2016	2015	2016	2015	2016	2015
Segments
Beef	24,537,226	20,936,657	(664,468)	246,329	308,500	246,925
Chicken	11,444,533	8,315,506	947,425	1,231,253	630,762	404,239
Pork	5,158,014	2,422,228	285,233	244,547	102,152	41,365
Others	2,772,166	2,144,601	403,148	259,275	124,441	83,861

Total	43,911,939	33,818,992	971,338	1,981,404	1,165,855	776,390

Total assets by product modality:
	March 31, 2016	December 31, 2015
Total of assets
Beef	56,896,916	66,132,131
Chicken	29,325,009	30,391,861
Pork	10,764,122	13,647,227
Others	15,302,153	12,331,748

Total	112,288,200	122,502,967

Segments presented by geographic area for the three-month periods ended March 31, 2016 and 2015:
	Net revenue		Net operating income (1)		Depreciation
	2016	2015	2016	2015	2016	2015
Segments
United States of America	30,089,824	22,637,483	(56,288)	1,368,068	677,760	422,137
South America	11,269,981	10,656,766	952,981	640,808	387,947	351,604
Others	2,552,134	524,743	74,645	(27,472)	100,148	2,649

Total	43,911,939	33,818,992	971,338	1,981,404	1,165,855	776,390

Total assets by geographic area:
	March 31, 2016	December 31, 2015
Total of assets
United States of America	39,920,845	45,812,569
South America	64,385,934	68,234,984
Others	7,981,421	8,455,414

Total	112,288,200	122,502,967

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

(1)	Net operating income is reconciled to consolidated net income (loss) as follows:

	Three months period ended March 31,
	2016	2015
Net income (loss)	(2,644,644)	1,528,085
Tax expense	(1,157,948)	561,328
Finance expense	4,765,275	(83,862)
Share of profit or loss of equity accounted investees	(295)	(24,130)
Restructuring, reorganization and other costs	8,950	(17)

	971,338	1,981,404

27	Expenses by nature

The Company’s policy is to disclose expenses by function and certain expenses by nature as required by IFRS.

Classification by nature	2016	2015
Depreciation and amortization	(1,165,855)	(776,390)
Personnel expense	(5,114,386)	(3,452,318)
Raw material use and consumption materials	(36,360,660)	(27,317,312)

Classification by function	2016	2015
Cost of goods sold	(39,148,148)	(29,041,151)
Selling expenses	(2,678,493)	(1,955,216)
General and administrative expenses	(1,227,613)	(843,290)

28	Risk management and financial instruments

The Company uses the measurement principles presented below at each statement of financial position date in accordance with the guidelines established under IFRS for each classification type of financial assets and liabilities. The company has not designated any of its derivatives as hedges.

Financial assets at fair value through profit or loss: Financial assets are carried at their fair value if they are classified as held for trading or designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the company manages such investments and makes purchase and sale decisions based on their fair values in accordance with the Company’s documented risk management and investment strategy. The fair value of derivatives are calculated based on daily settlements as a result of changes in market prices of futures and commodities. The fair value of the swap is estimated by its present value, obtained by discounting future cash flow of its assets and liabilities legs. For exchange traded derivatives like futures, as mentioned earlier, the fair value are based on daily settlements, and for OTC (over the counter) derivatives, the fair value must be estimated. For instance, for a NDF (non deliverable forward), the calculation of fair value requires the future value of the underlying asset and a yield curve and to get these data, the Company´s Risk Management Department uses a Bloomberg database.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized as finance expense of the period. The financial instruments classified in this category are “financial investments” and “derivatives”.

Loans and receivables: Loans granted and receivables are financial assets with fixed or estimated payment amounts that are not quoted on an active market. Such assets are initially recognized at fair value plus any relevant transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on impairment. The main assets of the Company classified in this category are “cash at banks”, “trade accounts receivables” and “related parties receivables”.

Liabilities at amortized costs: The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities (including liabilities designated at fair value recorded in income) are initially recognized on the trade date on which the Company becomes a party to the contractual provisions of the instrument. The Company writes-off a financial liability when its contractual obligations are cancelled or expired. The Company has the following non-derivative financial liabilities: loans and financing, trade accounts payable, debts with related parties, dividends payable and other financial liabilities and other payables.

Derivative financial instruments: Based on a risk management policy of the Group, the Company contracts financial derivatives instruments in order to minimize the risk of losses due to the exposure to fluctuation in exchange rates, interest rates, commodities prices, and others, which can affect the valuation of current and non-current assets and liabilities, future cash flow and profit. These financial instruments are recognized after the Company becomes a party to the contractual provisions of the instruments. The fair value of derivative instruments is calculated by the Company’s treasury department, based on information of each contracted transaction and market information on the reporting dates such as interest rates and exchange rates.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Financial instruments

Financial instruments are recognized in the consolidated financial statements as follows:

	Notes	March 31, 2016	December 31, 2015
Assets
Fair value through profit or loss
Financial investments and bank notes	4	8,703,635	8,067,833
Derivatives assets		—	737,891
Loans and receivables at amortized cost
Cash at banks	4	6,583,593	10,776,155
Trade accounts receivable, net	5	9,788,546	12,119,662
Related parties receivables	9	1,797,903	1,968,043

Total		26,873,677	33,669,584

Liabilities
Liabilities at amortized cost
Loans and financing	14	(64,032,615)	(65,882,726)
Trade accounts payable	13	(10,027,004)	(12,421,018)
Other financial liabilities	18	(627,141)	(705,771)
Fair value through profit or loss
Derivative liabilities, net		(1,723,631)	—
Other financial liabilities - contingent consideration	18	(300,000)	(430,000)

Total		(76,710,391)	(79,439,515)

During this period, there has been no reclassification between categories, shown in the table above.

a.	Fair value of assets and liabilities through profit or loss:

The Company determine fair value measurements in accordance with the hierarchical levels that reflect the significance of the inputs used in the measurement, according to the following levels:

Level 1 – Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Level 2 – Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

Level 3 – Inputs used for fair value calculations are not derived from an active market. The Company does not have any financial instruments that utilize level 3 inputs.

	Current assets						Current liabilities
	Financial investments		Bank notes		Derivative assets		Derivative liabilities		Moy Park contingent liability
	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015	March 31, 2016	December 31, 2015
Level 1	2,551,229	3,782,534	—	—	—	—	—	—	—	—
Level 2	—	—	6,152,406	4,285,299	—	737,891	(1,723,631)	—	(300,000)	(430,000)
Level 3	—	—	—	—	—	—	—	—	—	—

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

b.	Fair value of assets and liabilities carried at amortized cost:

The fair value of the Notes under Rule 144A and Regulation S are estimated using the closing sale price of these securities informed by a financial newswire in March 31, 2016 and December 31, 2015, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Company’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financings approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments.

Following, are the details of the estimated fair value of loans and financing:

Description	March 31, 2016			December 31, 2015
	Principal	Price (% of the Principal)	Market Value of the Principal	Principal	Price (% of the Principal)	Market Value of the Principal
JBS S.A. Notes 2016	439,506	102.75	451,592	513,583	103.00	528,990
Bertin Notes 2016	420,787	103.22	434,336	572,951	104.00	595,869
JBS S.A Notes 2020	3,558,900	99.36	3,536,123	3,904,800	97.00	3,787,656
JBS S.A Notes 2023	2,758,148	87.88	2,423,860	3,026,220	88.00	2,663,074
JBS S.A. Notes 2024	2,669,175	92.75	2,475,660	2,928,600	91.63	2,683,476
JBS Lux Notes 2020	2,491,230	101.75	2,534,827	2,733,360	100.00	2,733,360
JBS Lux Notes 2021	4,092,735	99.40	4,068,179	4,490,520	98.35	4,416,426
JBS Lux Notes 2024	2,669,175	91.50	2,442,295	2,928,600	89.50	2,621,097
JBS Lux Notes 2025	3,203,010	88.00	2,818,649	3,514,320	86.50	3,039,887
PPC Notes 2025	1,779,450	100.88	1,795,109	1,952,400	97.75	1,908,471
Moy Park Notes 2021	1,535,430	102.12	1,567,981	1,736,430	102.40	1,778,104

	25,617,546		24,548,611	28,301,784		26,756,410

Risk management:

The Company during the regular course of their operations is exposed to market, credit and liquidity risks. Those exposures are managed by the Company’s Risk Management Department, following directives from the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

The Risk Management Department is responsible for mapping all risk factors that may cause adverse financial results for the Company and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes, of 25% to 50%, in the relevant variables for each risk. For each probable scenario, the Company considers appropriate the use of the Value at Risk analysis Methodology (VaR), for the confidence interval (I.C.) of 99% and a horizon of one day. These do not take in consideration the effects related to the interest rate.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.	Market risk:

The exposure to market risk is continuously monitored, especially the risk factors related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets and liabilities, future cash flow and net investments in foreign subsidiaries. In these cases, the Company may use financial hedge instruments, including derivatives, given the approval by the Board of Directors.

It is the function of the Risk Management Department to ensure that other areas of operations from the Company are within the exposure limits set by Management, as well as they are financially protected against price fluctuations, centralizing the exposures and applying the Financial and Commodities Risk Management Policy.

The Risk Management Department uses proprietary and third party information systems specifically developed to control and manage market risk, applying stress scenario and VaR to measure the net exposure as well as the cash flow risk with BM&FBovespa and Chicago Mercantile Exchange.

a.1.	Interest rate risk

Interest rate risk is related to potentially adverse results that the Company may realize from changes in interest rates, which may be caused by economic crisis, sovereign monetary policy alterations, or market movements. The Company has limited assets and primarily liabilities exposed to interest rates like the CDI (Certificado de Depósito Interbancário – Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others. The Company’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

For informational purposes and in accordance to our Financial and Commodities Risk Management Policy, the notional amounts of assets and liabilities exposed to floating interest rates are presented below:

	March 31, 2016	December 31, 2015
Liabilities and assets exposure to the CDI rate net:
NCE / Compror / Others	(4,396,208)	(5,067,298)
Related parties	—	—
CDB-DI	3,828,970	1,976,791
National treasury bill	2,220,989	3,428,732

Total	1,653,751	338,225

Liabilities exposure to the EURIBOR rate:
Working Capital – Euro	(102,953)	(99,766)
Finimp	(9,037)	—

Total	(111,990)	(99,766)

Liabilities exposure to the LIBOR rate:
Working Capital – USD	(390,500)	(208,817)
Pre-payment	(10,072,098)	(9,633,688)
Others	(28,779)	(4,683)

Total	(10,491,377)	(9,847,188)

Liabilities exposure to TJLP rate:
FINAME	(303,671)	(306,529)
CDC	—	—

Total	(303,671)	(306,529)

Liabilities exposure to UMBNDES:
CCB – BNDES	(14,340)	(41,591)

Total	(14,340)	(41,591)

Management believes that exposure to interest rate fluctuations does not have a relevant effect on the Company’s results and does not use derivatives financial instruments to manage this risk, except in specific situations that may arise.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Sensitivity analysis:

			Scenario (I) VaR 99% I.C. 1 day		Scenario (II) Interest rate variation – 25%		Scenario (III) Interest rate variation – 50%
Contracts exposure	Risk	Current scenario	Rate	Effect on income	Rate	Effect on income	Rate	Effect on income

CDI	Decrease	14.1300%	14.0250%	(1,736)	10.5975%	(58,419)	7.0650%	(116,838)
Euribor	Increase	(0.0050)%	(0.0050)%	—	(0.0038)%	(1)	(0.0025)%	(3)
Libor	Increase	1.2104%	1.2107%	(31)	1.5130%	(31,747)	1.8156%	(63,494)
TJLP	Increase	7.5000%	7.5025%	(8)	9.3750%	(5,694)	11.2500%	(11,388)
UMBNDES	Increase	0.0705	0.0727	(441)	0.0881	(3,585)	0.1057	(7,170)

				(2,216)		(99,446)		(198,893)

a.2.	Exchange rate risk:

Exchange rate risk is related to potentially adverse results that the Company may realize from fluctuations in foreign currency exchange rates that may be caused by economic crisis, sovereign monetary policy alterations or market movements. The Company has assets and liabilities exposed to foreign exchange rates, however the Company’s Financial and Commodities Risk Management Policy states that the Company cannot simply net these exposures, since other issues should be considered such as maturities mismatches.

The Risk Management Department applies hedging instruments previously approved by the Board of Directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of future contracts, NDF’s (non deliverable forwards), options and swaps that may be applied to hedge loans, investments, flows from interest payments, export estimates, acquisitions of raw material, and other transactions, whenever they are quoted in currencies different than the Company’s functional currency. The Company’s primary exposures to exchange rate risk are in US Dollars (USD), Canadian Dollars (C$), Euro (€) and the British Pound (£).

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at March 31, 2016 and 2015 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Company’s Financial and Commodities Risk Management Policy. The exposure is in relation to the Brazilian Reais. However, it should be mentioned that during the period between disclosure dates (March 31, 2016 and December 31, 2015) there were considerable movement in hedging operations as a result of financial and commercial operations.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.1	EXPOSURE to the US Dollar (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	1,819,944	3,589,259
Trade accounts receivable	2,787,260	3,107,239
Sales orders	2,227,677	2,650,165
Trade accounts payable	(148,242)	(223,876)
Purchase orders	(841,865)	(469,607)

Subtotal	5,844,774	8,653,180

FINANCIAL
Related parties transaction (net)	(1,271,067)	81,055
Net debt in subsidiaries	(22,980,931)	(23,325,674)
Loans and financing	(29,383,766)	(29,668,891)

Subtotal	(53,635,764)	(52,913,510)

Total exposure	(47,790,990)	(44,260,330)

DERIVATIVES
Future contracts	18,056,080	23,557,854
Non Deliverable Forwards (NDF’s) (1)	23,626,936	23,668,231
Foreign Currency Swap (Assets)	1,424,507	1,601,944
Foreign Currency swap (Liabilities)	(1,108,130)	(1,180,226)
Overdue balance at ptax rate in 31.03 (*)	(8,363,415)	—

Total of derivatives	33,635,978	47,647,803

NET EXPOSURE IN R$	(14,155,012)	3,387,473

(1)	Non Deliverable Forwards (NDF’s) and swaps are net cash settled at maturity. Swaps may have amortizations and interest payment -schedules during the period.
(*)	The Company understands that quantitative movements in hedging contracts for foreign currency exposure risk on March 31, 2016 are in accordance with the Financial and Commodities Risk Management Policy. However, it should be mentioned that during the period there were representative movement in hedging operations for foreign currency exposure as a result of financial and commercial operations and strategic repositioning following the Risk Management Policy parameters with emphasis on the position of future contracts of BM&F and NDFs of American dollar (USD) equivalent to R$8,363,415, due April 1st 2016, that were not renewed for subsequent period.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Sensitivity analysis at March 31, 2016 (exchange rates are Brazilian Reais to US Dollar):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income

Operating	Appreciation	3.5589	3.4568	(141,331)	2.6692	(1,231,552)	1.7795	(2,463,105)
Financial	Depreciation	3.5589	3.4568	879,445	2.6692	7,663,493	1.7795	15,326,985
Derivatives	Appreciation	3.5589	3.4568	(964,970)	2.6692	(8,408,758)	1.7795	(16,817,516)

				(226,856)		(1,976,817)		(3,953,636)

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on equity	Exchange rate	Effect on equity	Exchange rate	Effect on equity
Net debt in foreign subsidiaries	Depreciation	3.5589	3.4568	632,943	2.6692	5,515,472	1.7795	11,030,943

				632,943		5,515,472		11,030,943

For hedging purposes, the Company includes in its exposure the net debt of foreign subsidiaries. Although these debts do not generate foreign exchange exposure in the Company’s result (for being abroad and in the functional currency of each country), these debts in the consolidation are affected by exchange effects, impacting the Company´s equity as exchange variation of investments, influencing the consolidated debt of the Company, and consequently the leverage indicators.

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Future Contracts BM&F	USD BRL	Short	(1,527,750)	(5,437,109)	77,838	2,036,750	7,953,102	37,540
	USD BRL (DDI)	Long	6,601,250	23,493,189	(280,901)	3,996,300	15,604,752	—
Non Deliverable Forwards	USD BRL	Long	6,638,831	23,626,936	(1,839,965)	6,061,317	23,668,231	63,184

			March 31, 2016					December 31, 2015
Instrument	Initial date	Expiry date	Notional (USD)	Notional (R$)	Fair value (assets) R$	Fair value (liabilities) R$	Fair value	Notional (USD)	Notional (R$)	Fair value (assets) R$	Fair value (liabilities) R$	Fair value
Swap	05.20.14	10.29.18	50,000	177,945	189,535	(127,254)	62,281	50,000	195,240	204,885	(124,727)	80,158
	11.27.13	10.23.18	100,000	355,890	283,221	(194,912)	88,309	100,000	390,480	306,317	(190,483)	115,834
	04.10.14	10.15.18	149,800	533,123	468,320	(302,062)	166,258	149,800	584,939	560,064	(333,910)	226,154
	09.08.15	09.08.16	135,000	480,452	483,431	(483,902)	(471)	135,000	527,148	530,678	(531,106)	(428)

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.2	EXPOSURE to C$ (Canadian Dollar) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	1,899	14,515
Trade accounts receivable	23,756	32,124
Trade accounts payable	(516)	(566)

Subtotal	25,139	46,073

Total exposure	25,139	46,073

DERIVATIVES
Future contracts	(4,446)	(5,071)
Non Deliverable Forwards (NDF´s)	(37,063)	(54,058)

Total derivatives	(41,509)	(59,129)

NET EXPOSURE IN R$	(16,370)	(13,056)

Sensitivity analysis at March 31, 2016 (exchange rates are Brazilian Reais to Canadian Dollar):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.7446	2.8205	695	3.4308	6,285	4.1169	12,570
Derivatives	Depreciation	2.7446	2.8205	(1,148)	3.4308	(10,378)	4.1169	(20,755)

				(453)		(4,093)		(8,185)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (CAD)	Notional (R$)	Fair value	Notional (CAD)	Notional (R$)	Fair value
Future Contracts BM&F	Canadian dollar	Short	(1,620)	(4,446)	32	(1,800)	(5,071)	—
Non Deliverable Forwards	Canadian dollar	Short	(13,504)	(37,063)	(46)	(19,189)	(54,057)	1,281

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.3	EXPOSURE in € (EURO) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	20,970	56,509
Trade accounts receivable	411,495	412,257
Sales orders	258,002	345,473
Trade accounts payable	(53,109)	(138,741)
Purchase orders	(34,823)	(20,419)

Subtotal	602,535	655,079

FINANCIAL
Related parties transaction (net)	131,075	333,623
Loans and financing	(7,818)	—

Subtotal	123,257	333,623

Total exposure	725,792	988,702

DERIVATIVES
Future contracts	(533,088)	(660,937)
Non Deliverable Forwards (NDF´s)	45,939	50,274

Total derivatives	(487,149)	(610,663)

NET EXPOSURE IN R$	238,643	378,039

Sensitivity analysis at March 31, 2016:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating Financial	Appreciations	4.0539	3.9266	(18,921)	3.0404	(150,637)	2.027	(301,260)
Operating Financial	Appreciations	4.0539	3.9266	(3,870)	3.0404	(30,815)	2.027	(61,627)
Derivatives	Depreciations	4.0539	3.9266	15,297	3.0404	121,790	2.027	243,568

				(7,494)		(59,662)		(119,319)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (EUR)	Notional (R$)	Fair value	Notional (EUR)	Notional (R$)	Fair value
Future Contracts BM&F	Euro	Short	(131,500)	(533,088)	1,515	(155,500)	(660,937)	(10,552)
Non Deliverable Forwards	Euro	Long	11,332	45,939	25	11,828	50,274	55

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.4	EXPOSURE in £ (British Pound) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Trade accounts receivable	90,280	75,998
Sales orders	11,605	4,821
Trade accounts payable	(37)	(41)

Subtotal	101,848	80,778

Total exposure	101,848	80,778

DERIVATIVES
Future contracts	(49,083)	(38,491)
Non Deliverable Forwards (NDF´s)	(61,284)	(50,001)

Total derivatives	(110,367)	(88,492)

NET EXPOSURE IN R$	(8,519)	(7,714)

Sensitivity analysis at March 31, 2016:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.1181	5.2614	2,852	6.3976	25,462	7.6772	50,925
Derivatives	Depreciation	5.1181	5.2614	(3,090)	6.3976	(27,591)	7.6772	(55,185)

				(238)		(2,129)		(4,260)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (GBP)	Notional (R$)	Fair value	Notional (GBP)	Notional (R$)	Fair value
Future Contracts BM&F	British pound	Short	(9,590)	(49,083)	427	(6,650)	(38,491)	—
Non Deliverable Forwards	British pound	Short	(11,974)	(61,284)	(367)	(8,639)	(50,003)	(238)

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.5	EXPOSURE in ¥ (Japanese Yen) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	1,801	5,650
Trade accounts receivable	19,410	23,472
Sales orders	729	1,354

Subtotal	21,940	30,476

Total exposure	21,940	30,476

DERIVATIVES
Non Deliverable Forwards (NDF´s)	(95,468)	(85,226)

Total derivatives	(95,468)	(85,226)

NET EXPOSURE IN R$	(73,528)	(54,750)

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.0317	0.0328	761	0.0396	5,468	0.0476	11,005
Derivatives	Depreciation	0.0317	0.0328	(3,313)	0.0396	(23,792)	0.0476	(47,885)

				(2,552)		(18,324)		(36,880)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (JPY)	Notional (R$)	Fair value	Notional (JPY)	Notional (R$)	Fair value
Non Deliverable Forwards	Japanese Yen	Short	(3,015,398)	(95,468)	242	(2,628,004)	(85,226)	(230)

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

a.2.6	EXPOSURE in NZD (New Zealand Dollar) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Cash and cash equivalents	719	6,423
Trade accounts receivable	1,018	4,983
Trade accounts payable	(189)	(394)

Subtotal	1,548	11,012

Total exposure	1,548	11,012

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(7,648)	(7,540)

Total derivatives	(7,648)	(7,540)

NET EXPOSURE IN R$	(6,100)	3,472

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	24.656	25.403	47	30.820	387	36.984	774
Derivatives	Depreciation	24.656	25.403	(232)	30.820	(1,912)	36.984	(3,824)

				(185)		(1,525)		(3,050)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (NZD)	Notional (R$)	Fair value	Notional (NZD)	Notional (R$)	Fair value
Non Deliverable Forwards	New Zealand dollar	Short	(3,102)	(7,648)	75	(2,822)	(7,541)	(1,109)

a.2.7	EXPOSURE in CHF (Suiss Franc) (amounts in thousands of R$):

	March 31, 2016	December 31, 2015
OPERATING
Trade accounts payable	(8,195)	—

Subtotal	(8,195)	—

Total exposure	(8,195)	—

NET EXPOSURE IN R$	(8,195)	—

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange rate	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	3.7153	3.8389	(273)	4.6441	(2,049)	5.573	(4,098)

				(273)		(2,049)		(4,098)

b.	Commodity price risk

The Company operates globally in different aspects related to Agribusiness (the entire livestock protein chain, biodiesel, among others) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybean and energy especially in the American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies, storage costs, among others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Company and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

A very important type of raw materials used by the Company are biological assets. In order to maintain future supply of these materials, the Company contracts for anticipated purchases from suppliers. To complement these forward purchases, the Company use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuation – on inventories and sales contracts. The Company deems appropriate to take the historical average amount spent with materials as an indication of operational value to be protected by firm contracts.

b.1.	Positions in commodities (cattle) contracts

Given the nature of its operations, the Company is exposed to volatility in cattle prices, where price fluctuations arise from factors beyond the Company’s control, such as climate, the supply volume, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Company may use future contracts at BM&FBovespa to balance these exposures.

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering the negotiated values and terms.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

The Company’s exposure to cattle price changes as of December 31, 2015 and 2014 are presented below in accordance with the Company’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

EXPOSURE in Commodities (Cattle)	March 31, 2016	December 31, 2015
Firm Contracts of cattle purchase	322,666	48,068

Subtotal	322,666	48,068

DERIVATIVES
Future contracts	(184,332)	(11,912)

Subtotal	(184,332)	(11,912)

TOTAL EXPOSURE	138,334	36,156

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) @ Variation – 25%		Scenario (ii) @ Variation – 50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income

Operational	Cattle depreciation	161.70	159.46	(4,468)	121.28	(80,667)	80.85	(161,333)
Derivatives of cattle	Cattle appreciation	161.70	159.46	2,552	121.28	46,083	80.85	92,166

				(1,916)		(34,584)		(69,167)

The exposure operating risk in firm contracts of cattle purchase is the rise of cattle price, thereby, it is calculated the risk of market price appreciation of the cattle market price.

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Cattle	Short	3,443	(184,332)	63	241	(11,912)	(9)

b.2.	Positions in commodities (corn) derivative financial instruments of Seara Alimentos:

Seara Alimentos is exposed to the price volatility of corn, which changes based on factors beyond management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

Seara Alimentos, in accordance with its policy of inventory management, started the strategy of risk management of corn’s price based on physical control, including expectations of future consumption, anticipated purchases, combined with future market operations, by hedging with corn futures on BM&F, CME and Over the Counter (OTC), through Non Deliverable Forwards (NDF’s), in order to fixed prices.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Management understands that quantitative figures regarding the exposure risk on the corn’s sacks price changes of Seara Alimentos on March 31, 2016 and December 31, 2015 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

	Seara Alimentos
EXPOSURE in Commodities (Corn)	March 31, 2016	December 31, 2015
OPERATING
Purchase orders	802,639	469,607

Subtotal	802,639	469,607

DERIVATIVES
Non Deliverable Forwards (NDF´s)	40,569	—

Subtotal	40,569	—

TOTAL EXPOSURE	843,208	469,607

Sensitivity analysis:

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
Exposure	Risk	Current price	Price	Effect on income	Price	Effect on income	Price	Effect on income
				Seara Alimentos		Seara Alimentos		Seara Alimentos
Operational	Depreciation of price	49.68	48.70	(15,833)	37.26	(200,660)	24.84	(401,320)
Derivatives	Depreciation of price	49.68	48.70	(800)	37.26	(10,142)	24.84	(20,285)

				(16,633)		(210,802)		(421,605)

Derivatives	financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Corn	Long	2,567	40,569	(1,409)	—	—	—

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

b.3.	Position balance in commodities derivative financial instruments of JBS USA:

Management believes that quantitative figures regarding the risk exposure of the commodities prices changes of the subsidiary JBS USA on March 31, 2016 and December 31, 2015 are accurately presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of exposure during the period.

	JBS USA
EXPOSURE in Commodities	March 31, 2016	December 31, 2015
OPERATIONAL
Forwards – commodities	8,660,580	5,294,296

Subtotal	8,660,580	5,294,296

DERIVATIVES
Future and option commodity contracts	582,944	9,692,155

Subtotal	582,944	9,692,155

TOTAL EXPOSURE	9,243,524	14,986,451

Sensitivity analysis:

		Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
Exposure	Risk	Price	Effect on income	Price	Effect on income	Price	Effect on income
			JBS USA		JBS USA		JBS USA
Operating	Commodities price depreciation	(1.10)	(95,266)	(25.00)	(2,165,145)	(50.00)	(4,330,290)
Derivatives	Commodities price depreciation	(1.10)	(6,412)	(25.00)	(145,736)	(50.00)	(291,472)

			(101,678)		(2,310,881)		(4,621,762)

Derivatives financial instruments breakdown:

			March 31, 2016			December 31, 2015
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Non Deliverable Forwards	Commodities	Long	163,799	582,944	2,463	2,482,113	9,692,155	232,632

c.	Credit risk

The Company is potentially subject to credit risk related to accounts receivable, investments and hedging contracts. In the case of trade accounts receivable, the Financial and Commodities Risk Management department understands that the diversity of the portfolio contributes significantly to reduce the credit risk, but parameters have been put in place when credit is provided to customers such as required minimum financial ratios and operational health of the customers, as well as references to credit monitoring entities.

If the counter party of a financial position is a financial institution (investments and hedging contracts), the Company employs exposure limits set by the Risk Management Committee, based on risk ratings (ratings) of specialized international agencies.

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

Amounts invested in private bonds (notably bank certificates of deposit) and accumulated fair values receivables in transactions contracted with banks must comply with the following table limits such that the total volume does not exceed a specified percentage of the equity of the financial institution (% Equity). Additionally, the maturity of the application should be no longer than the maximum horizon.

Category	% Equity	Maximum horizon
AAA	2%	5 years
AA	1%	3 years
A	0.5%	2 years
BBB	0.25%	1 year

The book value of financial assets that represent the maximum exposure to credit risk at the financial statement date was:

	Note	March 31, 2016	December 31, 2015
Assets
Cash and cash equivalents	4	15,287,228	18,843,988
Trade accounts receivable	5	9,788,546	12,119,662
Related parties receivables	9	1,797,903	1,968,043

		26,873,677	32,931,693

d.	Liquidity risk

Liquidity risk arises from the management of the Company’s working capital and the amortization of financing costs and principal of debt instruments. It is the risk that the Company is unable to meet its financial obligations as they become due.

The Company manages its capital by focusing on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Company manages its mainly through evaluating its acid test ratio, which is computed as cash plus financial investments divided by short-term debt. Liquidity is maintained by managing the overall leverage of the Company and monitoring the ratio of net debt to “EBITDA” at levels considered to be manageable for the continuity of operations.

Based on the analysis of these indicators, management of working capital has been defined to include the natural leverage of the Company at levels equal to or less than the leverage ratio that the Company would like to achieve.

The index of liquidity and leverage at the consolidated level are shown below:

	March 31, 2016	December 31, 2015
Cash and cash equivalents	15,287,228	18,843,988
Loans and financing – Current	(20,834,313)	(20,906,613)
Acid test ratio	0.73	0.9
Leverage indicator (*)	3,8x	3,1x

JBS Foods International Predecessor

Notes to the interim consolidated financial statements at

March 31, 2016 and 2015

In thousands of Brazilian Reais (R$) (except per share data)

(*)To calculate the leverage indicator the Company used the dollar and the euro correction rates of the last day of the year (closing rate). This criteria is intended to equalize the net debt and EBITDA at the same exchange rate.

The table below shows the contractual obligation amounts from financial liabilities of the Company according to their maturities:

	March 31, 2016
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	10,027,004	—	—	—	10,027,004
Loans and financing	20,834,313	4,130,583	16,758,351	22,309,368	64,032,615
Estimated interest on loans and financings(1)	2,906,462	4,756,771	3,697,267	3,277,609	14,638,109
Derivatives financing liabilities (assets)	2,040,479	(316,848)	—	—	1,723,631
Other financial liabilities	685,023	205,818	—	36,300	927,141

	December 31, 2015
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	12,421,018	—	—	—	12,421,018
Loans and financing	20,906,613	8,583,793	11,435,325	24,956,995	65,882,726
Estimated interest on loans and financings(1)	2,889,102	3,981,656	2,858,877	2,893,420	12,623,055
Derivatives financing assets	(315,745)	—	(422,146)	—	(737,891)
Other financial liabilities	901,916	129,194	66,711	37,950	1,135,771

(1)	includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at March 31, 2016 and 2015. Payments in foreign currencies are estimated using the March 31, 2016 and 2015 exchange rates.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at March 31, 2016 is R$355,890 (R$265,917 at December 31, 2015). This guarantee is larger than its collateral.

Other guarantees considered relevant are described in detail in the note for Loans and financing.

The Company and its subsidiaries have no guarantees received from third parties deemed relevant.

29. Subsequent Events

In April 2016, JBS USA acquired a majority stake in Scott Technology Limited (“Scott”), based in New Zealand, for approximately USD36 million in cash. Scott provides technology services to several different industries, including meat processing.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

JBS Foods International Predecessor:

We have audited the accompanying consolidated statements of financial position of JBS Foods International Predecessor (the Company) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain consolidated companies, which statements reflect total net revenue constituting 27 percent, 31 percent, and 21 percent of the related consolidated total net revenue for 2015, 2014, and 2013, respectively, and total assets constituting 55 percent and 68 percent of the related consolidated total assets for 2015 and 2014, respectively. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to the amounts included for these companies, is based solely on the reports of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International Predecessor as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2015, in conformity with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

/s/ KPMG LLP

Denver, Colorado

August 5, 2016

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders

JBS S.A.

São Paulo, Brazil

We have audited the accompanying statements of financial position of JBS S.A. (the “Company” or “JBS Foods International Predecessor”) as of December 31, 2015 and 2014, and the related statements of income, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2015. These separate financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the separate financial statements referred to above present fairly, in all material respects, the financial position of JBS Foods International Predecessor as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The separate financial statements as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015, have been restated to reflect adjustments relating to goodwill, other comprehensive income, cash flows from operating activities and cash flows from financing activities as described in Note 2 to the separate financial statements.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo

August 5, 2016

79

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholder

Seara Alimentos Ltda.

São Paulo, Brazil

We have audited the accompanying consolidated statements of financial position of Seara Alimentos Ltda. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seara Alimentos Ltda. as of December 31, 2015 and 2014, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2015, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ BDO RCS Auditores Independentes S.S.

BDO RCS Auditores Independentes S.S.

São Paulo

August 5, 2016

80

JBS Foods International Predecessor

Consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	December 31, 2015	December 31, 2014
ASSETS
CURRENT ASSETS
Cash and cash equivalents	4	18,843,988	14,910,427
Trade accounts receivable	5	12,119,662	9,577,548
Inventories	6	11,109,744	8,273,110
Biological assets	7	2,873,447	1,567,866
Recoverable taxes	8	2,874,987	2,300,624
Derivative assets	28	737,891	—
Prepaid expenses and others		1,250,319	912,657

TOTAL CURRENT ASSETS		49,810,038	37,542,232

NON-CURRENT ASSETS
Biological assets	7	1,100,353	633,689
Recoverable taxes	8	1,558,612	1,546,038
Related parties receivables	9	1,968,043	370,072
Investments in associate and joint ventures	10	354,134	295,350
Property, plant and equipment	11	35,381,110	24,188,927
Intangible assets	12	6,892,534	2,404,487
Goodwill	12	24,411,441	13,213,701
Other non-current assets		1,026,702	2,121,092

TOTAL NON-CURRENT ASSETS		72,692,929	44,773,356

TOTAL ASSETS		122,502,967	82,315,588

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of financial position

In thousands of Brazilian Reais (R$)

	Note	December 31, 2015	December 31, 2014
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Trade accounts payable	13	12,421,018	6,942,933
Loans and financing	14	20,906,613	13,686,975
Accrued income taxes and other taxes	16	843,919	749,759
Payroll and social charges	16	2,891,953	1,861,318
Dividends payable	17	1,103,308	484,013
Other financial liabilities	18	901,916	344,881
Derivative liabilities	28	—	241,899
Other current liabilities		1,068,740	556,223

TOTAL CURRENT LIABILITIES		40,137,467	24,868,001

NON-CURRENT LIABILITIES
Loans and financing	14	44,976,113	26,392,165
Accrued income taxes and other taxes	16	297,138	244,416
Payroll and social charges	16	597,699	394,698
Other financial liabilities	18	233,855	490,461
Deferred income taxes	19	4,310,495	2,881,367
Provisions	20	1,533,100	705,844
Other non-current liabilities		795,722	465,606

TOTAL NON-CURRENT LIABILITIES		52,744,122	31,574,557

TOTAL LIABILITIES		92,881,589	56,442,558

EQUITY	21
Share capital – common shares		23,576,206	21,506,247
Capital reserve		112,341	303,131
Treasury shares		(903,571)	(451,700)
Retained earnings		4,838,003	4,349,692
Accumulated other comprehensive income (loss)		406,264	(1,603,042)

Attributable to controlling interest		28,029,243	24,104,328
Attributable to non-controlling interest		1,592,135	1,768,702

TOTAL EQUITY		29,621,378	25,873,030

TOTAL LIABILITIES AND EQUITY		122,502,967	82,315,588

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of income for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$) (except per share data)

	Note	2015	2014	2013
NET REVENUE	22	162,914,526	120,469,719	92,902,798
Cost of sales		(140,324,213)	(101,796,347)	(81,056,088)

GROSS PROFIT		22,590,313	18,673,372	11,846,710

General and administrative expenses		(4,092,056)	(3,715,697)	(2,435,907)
Selling expenses		(9,377,895)	(7,154,335)	(5,262,199)

OPERATING EXPENSE		(13,469,951)	(10,870,032)	(7,698,106)

OPERATING INCOME		9,120,362	7,803,340	4,148,604

Finance income	23	11,573,979	1,538,276	1,255,895
Finance expense	23	(12,874,595)	(5,175,896)	(3,636,226)

Finance expense, net		(1,300,616)	(3,637,620)	(2,380,331)

Share of profit of equity-accounted of investees, net of tax	10	58,935	26,103	6,722

PROFIT BEFORE INCOME TAXES		7,878,681	4,191,823	1,774,995

Current income taxes	19	(2,979,735)	(1,656,879)	(166,231)
Deferred income taxes	19	229,701	(128,517)	(490,439)

		(2,750,034)	(1,785,396)	(656,670)

NET INCOME		5,128,647	2,406,427	1,118,325

ATTRIBUTABLE TO:
Controlling interest		4,640,114	2,035,910	926,907
Non-controlling interest		488,533	370,517	191,418

		5,128,647	2,406,427	1,118,325

Weighted average common shares outstanding (in thousands)
Basic	24	2,894,596	2,881,737	2,866,882
Diluted	24	2,898,331	2,884,173	2,866,882

Earnings per share – common shares (R$)
Basic	24	1.60	0.71	0.32
Diluted	24	1.60	0.71	0.32
The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of comprehensive income for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	2015	2014	2013
Net income	5,128,647	2,406,427	1,118,325
Other comprehensive income
Items that may be subsequently reclassified to profit or loss:
Foreign currency translation adjustments	2,675,752	473,653	786,371

Total of other comprehensive income	2,675,752	473,653	786,371

Comprehensive income	7,804,399	2,880,080	1,904,696

Total of comprehensive income attributable to:
Controlling interest	6,649,420	2,312,757	1,545,989
Non-controlling interest	1,154,979	567,323	358,707

	7,804,399	2,880,080	1,904,696

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Statements of changes in equity for the years ended December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	Share capital – common shares	Capital reserve	Treasury shares	Retained earnings	Accumulated other Comprehensive income (loss)	Total	Non - controlling interest	Total equity
DECEMBER 31, 2012		21,506,247	289,253	(776,526)	2,090,544	(2,498,971)	20,610,547	822,759	21,433,306

Net income		—	—	—	926,907	—	926,907	191,418	1,118,325
Foreign currency translation adjustments		—	—	—	—	619,082	619,082	167,289	786,371

Total of comprehensive income		—	—	—	926,907	619,082	1,545,989	358,707	1,904,696

Acquisition or disposition of non-controlling interest without a change in control	21	—	9,070	—	—	—	9,070	—	9,070
Treasury shares issued in exchange for property		—	—	180,677	—	—	180,677	—	180,677
Declared dividends		—	—	—	(220,140)	—	(220,140)	—	(220,140)

DECEMBER 31, 2013		21,506,247	298,323	(595,849)	2,797,311	(1,879,889)	22,126,143	1,181,466	23,307,609

Net income		—	—	—	2,035,910	—	2,035,910	370,517	2,406,427
Foreign currency translation adjustments		—	—	—	—	276,847	276,874	196,806	473,653

Total of comprehensive income (loss)		—	—	—	2,035,910	276,847	2,312,757	567,323	2,880,080

Acquisition or disposition of non-controlling interest without a change in control	21	—	3,894	—	—	—	3,894	—	3,894
Purchase of treasury shares	21	—	—	(64,235)	—	—	(64,235)	—	(64,235)
Treasury shares issued in acquisition	21	—	—	208,384	—	—	208,384	—	208,384
Stock option exercise		—	914	—	—	—	914	—	914
Declared dividends	17	—	—	—	(483,529)	—	(483,529)	—	(483,529)
Partial acquisition of a business		—	—	—	—	—	—	19,913	19,913

DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated Statements of changes in equity for the years ended on

December 31, 2015, 2014 and 2013

(In thousands of Reais)

	Note	Share capital – common shares	Capital Reserve	Treasury shares	Retained earnings	Accumulated other comprehensive income (loss)	Total	Non - controlling interest	Total equity
DECEMBER 31, 2014		21,506,247	303,131	(451,700)	4,349,692	(1,603,042)	24,104,328	1,768,702	25,873,030

Net income		—	—	—	4,640,114	—	4,640,114	488,533	5,128,647
Foreign currency translation adjustments		—	—	—	—	2,009,306	2,009,306	666,446	2,675,752

Total of comprehensive income		—	—	—	4,640,114	2,009,306	6,649,420	1,154,979	7,804,399

Pilgrim’s Pride share repurchase		—	(240,884)	—	—	—	(240,884)	(104,177)	(345,061)
Acquisition or disposition of non-controlling interest without a change in control	21	—	8,795	—	—	—	8,795	—	8,795
Purchase of treasury shares	21	—	—	(1,432,670)	—	—	(1,432,670)	—	(1,432,670)
Sale of treasury shares	21	—	—	982	—	—	982	—	982
Cancellation treasury shares	21	—	—	979,817	(979,817)	—	—	—	—
Stock option exercise		—	9,348	—	—	—	9,348	—	9,348
Share-based compensation	25	—	31,951	—	—	—	31,951	7,789	39,740
Declared dividends	17	—	—	—	(1,102,027)	—	(1,102,027)	—	(1,102,027)
Capitalization of reserve	21	2,069,959	—	—	(2,069,959)	—	—	—	—
Pilgrim’s Pride dividend to non-controlling interest	17	—	—	—	—	—	—	(1,235,158)	(1,235,158)

DECEMBER 31, 2015		23,576,206	112,341	(903,571)	4,838,003	406,264	28,029,243	1,592,135	29,621,378

The accompanying notes are an integral part of these consolidated financial statements.

JBS Foods International Predecessor

Consolidated statements of cash flows for the years ended

December 31, 2015, 2014 and 2013

In thousands of Brazilian Reais (R$)

	Note	2015	2014	2013
Cash flow from operating activities
Net income		5,128,647	2,406,427	1,118,325
Adjustments for:
Depreciation and amortization	7,11,12	3,692,830	2,546,777	2,038,817
Allowance for doubtful accounts	5	20,851	(9,218)	11,459
Share of profit of equity-accounted investees	10	(58,935)	(26,103)	(6,722)
(Gain) loss on sale of assets		(25,823)	1,905	7,984
Tax expense	19	2,750,034	1,785,396	656,670
Finance (income) expense, net	23	1,300,616	3,637,620	2,380,331
Provisions	20	(23,752)	(104,597)	52,477
Share-based compensation	25	39,740	—	—
Gain on bargain purchase		—	—	(72,337)

		12,824,208	10,238,207	6,187,004
Changes in assets and liabilities:
Trade accounts receivable		1,046,543	241,816	(2,026,347)
Inventories		405,551	(890,300)	(142,024)
Recoverable taxes		(307,594)	(22,302)	(171,962)
Other current and non-current assets		(396,038)	(717,206)	(297,446)
Related parties receivables		(1,380,683)	484,621	(84,879)
Biological assets		(1,272,239)	(720,305)	(338,899)
Trade accounts payable		1,370,182	1,113,016	340,744
Other current and non-current liabilities		(581,384)	68,243	279,063

		(1,115,662)	(442,417)	(2,441,750)
Interest paid		(4,144,834)	(2,635,839)	(2,089,504)
Interest received		970,690	556,265	575,992
Income tax paid		(2,530,300)	(918,124)	(88,348)

Net cash provided by operating activities		6,004,102	6,798,092	2,143,394

Cash flow from investing activities
Purchases of property, plant and equipment	11	(5,637,894)	(4,087,755)	(2,454,926)
Sale of property, plant and equipment	11	509,959	155,823	232,676
Proceeds from sale or redemption of investment securities		1,271,422	—	—
Acquisitions, net of cash acquired	3	(15,472,133)	(665,078)	(30,864)
Other		(46,612)	(38,356)	(7,083)

Net cash used in investing activities		(19,375,258)	(4,635,366)	(2,260,197)

Cash flow from financing activities
Proceeds from loans and financings	14	46,945,857	24,655,475	21,703,197
Payments of loans and financings	14	(37,943,363)	(22,170,318)	(18,788,506)
Derivatives settled in cash		9,639,339	1,216,276	707,403
Dividends paid	21	(482,732)	(219,885)	(170,396)
Dividends paid to non-controlling interest	17	(1,235,158)	—	—
Stock option premium received upon exercise		9,348	3,132	—
Shares repurchased by subsidiary		(345,061)	—	—
Sale of treasury shares		982	—	—
Purchase of treasury shares	21	(1,432,670)	(64,235)	—
Acquisition or disposition of non-controlling interest without a change in control		8,795	3,894	9,070
Other		—	—	(2,365)

Net cash provided by financing activities		15,165,337	3,424,339	3,458,403

Effect of exchange variation on cash and cash equivalents		2,139,380	310,215	288,460

Net change in cash and cash equivalents		3,933,561	5,897,280	3,630,060
Cash and cash equivalents at the beginning of the year		14,910,427	9,013,147	5,383,087

Cash and cash equivalents at the end of the year		18,843,988	14,910,427	9,013,147

Non-cash transactions:
Contingent consideration related to the acquisition of Moy Park	3	430,000	—	—
Acquisition of Zenda group and Seara Alimentos through assumption debt	3	—	—	(3,608,544)
Treasury shares issued as consideration for acquisitions	3	—	(208,384)	—
Treasury shares used as consideration for fixed assets	11	—	—	(180,677)
Treasury shares cancellation	21	(979,817)	—	—
Dividends declared but not paid	17	(1,102,027)	(483,529)	(220,140)
Capitalization of reserve	21	(2,069,959)	—	—

The accompanying notes are an integral part of the financial statements.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

1	Reporting Entity

JBS S.A. (“JBS,” “Predecessor” or the “Company”) has its shares publicly traded and is listed on the “Novo Mercado” segment of the Sao Paulo Stock Exchange (BM&FBOVESPA S.A. – Bolsa de Valores, Mercadorias & Futuros) under the ticker symbol “JBSS3.” In addition, American Depository Receipts related to shares issued by JBS S.A. are also traded over-the-counter in the United States of America under the symbol “JBSAY.” The Company’s registered office is Avenue Marginal Direita do Tiete, 500, Vila Jaguara, Sao Paulo, Brazil.

As of the date of authorization of these financial statements approximately 44% of the outstanding shares are held by FB Paricipacoes S.A. (“FB”), which is wholly-owned by J&F Investimentos S.A. (“J&F”) and has de facto control over JBS S.A., approximately 21% of the outstanding shares are held by BNDES Participacoes S.A. (“BNDESPar”), which is in turn wholly-owned by the Brazilian Economic and Social Development Bank (“BNDES”) and exercises significant influence over the operating and investing policies of JBS S.A., while approximately 35% of the outstanding shares are widely dispersed.

In conjunction with the preparation of a contemplated public listing in the United States of America and filing of a registration statement with the U.S. Securities and Exchange Commission (“SEC”), and the related global reorganization of the group instigated by the controlling shareholder of JBS S.A., substantially all of the business activities of JBS S.A. will be contributed through a transfer of shares and net assets to JBS Foods International Designated Activity Company (“Successor”). The Successor was established as a private limited company incorporated under the Laws of the Republic of Ireland on May 9, 2016 and is designated to become the SEC registrant (Foreign Private Issuer) issuing new shares. The Company meets the definition of a predecessor in accordance with SEC Rule 405 of Regulation C under the U.S. Securities Act of 1933.

As a result of the transfer of shares and net assets and upon effectiveness of the transaction, the Predecessor and its subsidiaries will become subsidiaries of the Successor. In conjunction with this transaction there will be no capital raised and essentially the existing shareholders of the Predecessor are exchanging their shares of JBS S.A. for newly issued shares by JBS Foods International Designated Activity Company. It is expected that upon effectiveness of the transaction approximately 47% of the outstanding shares will be held by FB, which will have de facto control the Successor, approximately 23% of the outstanding shares will be held by BNDESPar, which will exercise significant influence over the operating and investing policies of the Successor, while approximately 30% of the outstanding shares will be widely dispersed.

Given that the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB, the Successor will account for the acquisition of the business activities of JBS S.A. on a carryover basis of accounting and as a result, will not apply acquisition accounting.

The issuance of these consolidated financial statements was authorized by the Board of Directors on August 3, 2016.

JBS and its subsidiaries (collectively, the “Group”) is the world’s largest protein company in terms of revenue.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

The financial statements presented herein include the Company’s individual operations in Brazil as well as the activities of its subsidiaries. Below is a summary of the Company’s main operating activities by entity and geographic location, as well as ownership percentage as of December 31, 2015, 2014 and 2013:

Description	Activities
JBS S.A. (Company)	- Beef processing: slaughter, cold storage, industrialization and production of canned and beef by-products and derivatives of beef.
- Leather industrialization, processing and commercialization.

- Production and commercialization of steel cans, plastic resin, soap base for production, soap bar, biodiesel, glycerin, fatty acid, collagen and wrapper derived from cattle tripe; management of industrial residue; soybeans purchase and sale, tallow, palm oil, caustic soda, stearin, transportation services, dog biscuits, direct sales to customers of beef and related items by stores named “Mercado da Carne”; production, cogeneration and commercialization of electric power.

- Distribution centers and harbors.

Description	Activities	Ownership	2015	2014	2013
Seara Alimentos Ltda. (Seara Alimentos)	- Chicken and pork processing: raising, slaughtering and processing of broiler chickens and hogs; industrialization and commercialization of beef and food products; and production of pet food and concentrates. - Distribution centers and harbors.	Direct	100%	100%	100%

Meat Snacks Partners do Brasil Ltda (Meat Snacks)	- Beef Jerky production.	Indirect	50%	50%	50%

Enersea Comercializadora de Energia Ltda. (Enersea)	- commercialization of electric power.	Indirect	99.99%	99.99%	99.99%

JBS Confinamento Ltda. (JBS Confinamento)	- Cattle fattening services	Direct	100%	100%	100%

Brazservice Wet Leather S.A (Brazservice)	- Industrialization, processing and commercialization of wet blue leather.	Direct	100%	100%	100%

Tannery do Brasil S.A (Tannery)	- Industrialization, processing and commercialization of wet blue leather.	Direct	99.51%	99.51%	99.51%

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Main activities outside of Brazil

Description	Activities	Ownership	2015	2014	2013
JBS USA Holding Lux, S.à.r.l. (JBS USA)	- Beef pork and lambs processing; - Slaughter: Slaughter, refrigeration, industrialization and deriving by-products; - Chicken processing: raising, slaughter, industrialization and commercialization of products derived from processing operations; - Cattle fattening services; - Transportation services.	Indirect	100%	100%	100%

JBS Argentina S.A. (JBS Argentina)	- Beef processing; and industrialization of canned goods, fat, pet foods and beef products.	Indirect	100%	100%	100%

JBS Global UK, Friboi (JBS Global UK)	- Meat “in natura” trading and processing for sale throughout the European Union.	Indirect	100%	100%	100%

JBS Toledo NV (Toledo)	- Trading operations for the European market; cooked frozen meat commercialization; logistic operations; warehousing; customization and new products development.	Indirect	100%	100%	100%
JBS Paraguay S.A (JBS Paraguay)	- Beef processing.	Indirect	100%	100%	100%

Frigorífico Canelones S.A (Canelones)	- Beef processing.	Indirect	100%	100%	100%

Rigamonti Salumificio SpA (Rigamonti)	- Bresaola production and sale.	Direct	100%	100%	100%

Conceria Priante (Priante)	- Semi finished and finished leather industrialization and commercialization.	Direct	100%	100%	100%

JBS Leather International (Leather International)	- Wet blue, semi-finished and finished leather industrialization and commercialization.	Direct	100%	100%	100%

Seara Holding Europe B.V. (Seara Holding)	- Animal protein products trading.	Indirect	100%	100%	100%

Moy Park Holdings (Europe) Limited (Moy Park)	- Production of fresh, high quality locally farmed poultry and convenience food products.	Direct	100%	0%	0%

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

2	Basis of presentation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB).

The presentation of our financial condition and results of operation in accordance with IFRS requires that certain judgments and estimates be made regarding the effects of matters that are inherently uncertain and that impact the carrying value of assets and liabilities. Significant assets and liabilities that are subject to these estimates include the useful life of the property, plant and equipment, estimated recovery value of long-lived assets, allowance for doubtful accounts, inventories, deferred income tax, provision for tax, civil, and labor liabilities, determining the fair value of financial instruments (assets and liabilities) and other similar estimates regarding the selection of interest rates, and valuation of derivative financial instruments. The settlement of a transaction involving these estimates may result in values that are different from those estimated, due to the possible lack of precision inherent to the process. Certain of our accounting policies require higher degrees of judgment than others in their application. Actual results may differ from those estimated depending upon the variables, assumptions or conditions used by management.

Significant accounting policies related to property plant and equipment, inventory, revenue recognition, reportable segments and borrowings are described within the primary footnotes related thereto.

In order to provide an understanding regarding how our management forms its judgments about future events, including the variables and assumptions underlying the estimates and the sensitivity of those judgments to different variables and conditions, certain of our critical accounting policies are discussed below:

(a)  Accounting for business combinations and impairment of long-lived assets, goodwill and intangible assets

We have made acquisitions that generated a significant amount of goodwill and other intangible assets, with both indefinite and finite lives, as described in note 12, including the acquisitions of Seara Alimentos, Primo, Cargill and Moy Park, among others as described in note 3.

According to International Financial Reporting Standards (IFRS) 3 “Business Combinations”, the excess of the consideration paid, the amount of any non-controlling interests in the acquiree (when applicable), and the fair value, at the acquisition date, of any previous equity interest in the acquiree over the fair value of the net identifiable asset acquired at that date is recorded as goodwill. The acquisition price consists of cash paid, the fair value of equity issued and the fair value of contingent consideration. IFRS 3 does not permit that goodwill and intangible assets with indefinite useful lives be amortized but they should be tested annually for impairment generally at fourth quarter of each year.

Management uses judgment to identify tangible and intangible assets and liabilities, valuing such assets and liabilities, and in determining their remaining useful lives. We generally engage third party valuation firms to assist in valuing the acquired assets and liabilities. The valuation of these assets and liabilities is based on the assumptions and criteria which include in some cases estimates of future cash flows discounted at the appropriate rates. The use of different assumptions used for valuation purposes, including estimates of future cash flows or discount rates, may result in different estimates of value of assets acquired and liabilities assumed.

For impairment testing, assets are grouped together into the group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or cash generating units (CGUs). Goodwill arising from a business combination is allocated to CGUs or groups of CGUs that are expected to benefit from the synergies of the combination.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

CGUs are tested for impairment annually and whenever events and circumstances indicate that the undiscounted cash flows estimated to be generated by those CGUs are less than the carrying amount of those items. Our impairment analysis contains uncertainties due to judgment in assumptions, including revenue growth, costs and expenses, capital expenditures, working capital and discount rates as described in note 12. We do not believe there is a reasonable likelihood there will be a material change in the estimates or assumptions used to calculate impairments of assets, however, if actual results are not consistent with our estimates and assumptions used to calculate estimated future cash flows, we may be exposed to impairment losses that could be material.

(b)  Biological Assets

Management uses estimates and judgments in determining the fair value of live assets, poultry and hogs, related to market prices, average lifecycle growth and laying and reproduction profile. Biological assets are generally carried at cost unless an active market exists. Market prices for cattle and hogs are based on the group’s knowledge of a limited market for transactions at various points of the consumable and bearer assets’ lifecycle. Biological assets are described in note 7.

(c)  Deferred and Current Income Taxes

We recognize deferred tax effects of tax loss carry forwards and temporary differences between the financial statement carrying amounts and the tax basis of our assets and liabilities. We estimate our income taxes based on regulations in the various jurisdictions where we conduct business. This requires us to estimate our actual current tax exposure and to assess temporary differences that result from different treatment of certain items for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which we record on our statement of financial position.

A portion of the tax benefit corresponding to the tax losses carried forward was not recorded as an asset, as management cannot determine whether realization is probable. Tax losses and negative bases of social contribution in Brazil have no expiration date. However, the annual offset is limited to 30% of pretax income.

We regularly review the deferred tax assets for recoverability and will only recognize if we believe that it is probable that there will be sufficient taxable profit based on historical taxable income, projected future taxable income, and the expected timing of the reversals of existing temporary differences.

The carrying amount of a deferred tax asset is reviewed at the end of each reporting period. We reduce the carrying amount of a deferred tax asset to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of that deferred tax asset to be utilized. Any such reduction is reversed to the extent that it becomes probable that sufficient taxable profit will be available. Deferred and Current Income taxes are describe in note 19.

(d)  Provisions for Contingencies

The preparation of our financial statements requires our management to make estimates and assumptions regarding contingencies which affect the valuation of assets and liabilities at the date of the financial statements and the revenues and expenses during the reported period. In particular, given the uncertain nature of Brazilian tax legislation, the assessment of potential tax liabilities requires significant management judgment.

We are subject to lawsuits, investigations and other claims related to employment, environmental, product, taxing authorities and other matters. We are required to assess the likelihood of any adverse judgments or outcomes, as well as potential ranges of probable losses, to these matters.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Provisions for contingencies are recorded when losses are considered to be probable and the amount can be reliably measured. No provision is recorded if the risk of loss for a contingency is assessed to be reasonably possible but not probable, but reasonably possible losses are disclosed in the notes to our financial statements. If the risk of loss for a contingency is assessed as remote, no provision or disclosure is necessary. We discuss our material contingencies in note 20 to our financial statements.

(e)  Financial Instruments

Financial instruments are recorded only as of the date we become a party to the relevant instrument. The financial asset or liability is initially recorded by its fair value, plus any costs of the transaction that are directly attributable to the acquisition or issue of the financial assets or liability. The subsequent measuring of financial instruments occurs as of each reporting date in accordance with the rules set forth depending on the nature of the relevant financial assets and liabilities, which are classified as follows: (1) fair value through profit or loss; (2) loans and receivables; (3) liabilities at amortized cost; and (4) derivative financial instruments. We have not designated any of our derivative as cash flow hedges and therefore all fair value adjustments have been recorded in profit and loss for all periods presented. See Note 28.

(f)  Foreign currency translation

Functional and presentation currency

The functional currency of a company is the local currency within the primary economic environment in which it operates. These consolidated financial statements are presented in Brazilian Reais (R$), which is the Company’s presentation and functional currency. All financial information is presented in thousands of reais, except when otherwise indicated.

Transactions in foreign currencies other than a company’s functional currency are initially measured in the respective functional currencies of each entity using the exchange rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are remeasured at the closing exchange rate on the statement of financial position. Foreign exchange gains and losses resulting from the settlement of such transactions and from the remeasurement at period end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the statement of income, under the caption “Finance income” or “Finance expense”.

Group companies with a different

Functional currency

The financial statements of the subsidiaries located abroad are prepared using each subsidiary’s respective functional currency. The results and financial position of all entities with a functional currency different from the Group’s presentation currency are translated into the presentation currency as follows:

(i)	assets and liabilities are translated at the current rate at the date of each closing period;

(ii)	income and expenses are translated at the monthly average rate; and

(iii)	all resulting exchange differences are recognized in Accumulated Other Comprehensive Income, and are presented in the statement of comprehensive income in foreign currency translation adjustments and in the equity.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

(g)  Consolidated financial statements

The Company consolidates all majority-owned subsidiaries. The Company controls an entity when it is exposed or has the right to variable returns resulting from its involvement with the entity and it has the ability to affect those returns through its power to direct the activities of the entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. The consolidation is discontinued from the date that control ceases.

Investments in associates and joint venture (“joint ventures”) are recorded using the equity method. An associate is an entity over which the Company has significant influence, but does not exercise control. Joint ventures are all entities over which the Company shares control with one or more parties.

Accounting policies of subsidiaries have been changed where necessary to ensure consistency with policies adopted by the Group. Intercompany transactions, balances, income and expenses transactions between group companies are eliminated in consolidation.

The non-controlling interest represents the portion of consolidated subsidiaries not owned by the Group and is presented in the financial statements as part of shareholder’s equity, as well as the net income (loss) attributable to them in the statement of income.

When the Company acquires or disposes of shares of an entity that it already controls, any gains or losses resulting from the difference between the amount paid or received and the carrying amount of the non-controlling interest on a per share basis are recorded within the capital reserve, a component of shareholders’ equity.

(h)  New standards, amendments and interpretations that are not yet effective

The following new standards have been issued by IASB but are not effective for 2015.

IFRS 9, “Financial instruments” addresses the classification, measurement and recognition of financial assets and financial liabilities and introduces new rules for hedge accounting. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 9 and has not determined the transition method that will be used.

IFRS 15, “Revenue from Contracts with Customers”, replaces IAS 11, “Construction Contracts”, IAS 18, “Revenue” and related interpretations and introduces the principles to be applied by an entity to measure and recognize of revenue. The new standard is based on the principle that revenue is recognized when control of a good or service transfers to a customer – so the notion of control replaces the existing notion of risks and rewards. The standard permits a modified retrospective approach for the adoption. Under this approach entities will recognize transitional adjustments in retained earnings on the date of initial application ( January 1, 2017), without restating the comparative period. Companies will only need to apply the new rules to contracts that are not completed as of the date of initial application. The effective date is January 1, 2018. The Group is assessing the impacts on the adoption of IFRS 15 and has not determined the transition method that will be used.

IFRS 16 – “Leases”: This standard supersedes the existing standard on leasing, IAS 17 – Leases, and related interpretations, and establishes the principles for the recognition, measurement, presentation and disclosure on leasing for both parties to a contract, in other words, clients (lessee) and suppliers (lessor). Lessees are required to recognize a leasing liability reflecting future payments of the leasing and a “right to use an asset” for almost all leases contracts, excepting some short-term leases and contracts of assets of a small amount. For lessors the accounting treatment remains almost unchanged, with the classification of leases in

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

operational or financial leases, and the accounting of these two kinds of lease contracts in different manners. The standard comes into effect on January 1, 2019. A company can choose to apply IFRS 16 before that date but only if it also applies IFRS 15 “Revenue from Contracts with Customers”. The Group is assessing the impacts of the adoption of IFRS 16 and has not defined the transition method that will be used.

There are no other IFRSs or IFRIC interpretations that are not yet effective that would be expected to have a material impact on the Group’s financial statements.

3	Business Combination

The Company applies the acquisition method to account for business combinations with entities not under common control. The consideration transferred for the acquisition of a subsidiary is the fair values of the assets transferred, the liabilities incurred to the former owners of the acquiree and the cash or equity interests issued by the group. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Identifiable assets acquired and liabilities and contingent liabilities assumed in a business combination are generally measured initially at their fair values at the acquisition date. The group recognizes any non-controlling interest in the acquiree on an acquisition by acquisition basis, either at fair value or at the non-controlling interest’s proportionate share of the recognized amounts of the acquiree’s identifiable net assets. Acquisitions costs are expensed as incurred.

Goodwill is initially measured as the excess of the consideration transferred and the fair value of any non-controlling interest in the acquiree (when applicable); and the fair value at the acquisition date, of any previous equity interest in the acquisition, over the fair value of net assets acquired. When the consideration is less than the fair value of the net assets acquired, the gain is recognized directly in the statement of income of the period as ‘Bargain gain’.

The estimated fair values of assets acquired and liabilities assumed are adjusted during the measurement period (which shall not exceed one year, from the date of acquisition), or additional assets and liabilities are recognized to reflect new information relating to facts and circumstances existing at the acquisition date which, if known, would have affected the amounts recognized on that date. The Company, and the acquiring subsidiaries as indicated, entered into the following business combinations during the years ending December 31, 2015, 2014 and 2013:

Acquirer	Acquired company	Participation (%) acquired	Description of the business	Goodwill deductible for tax (1)	Date of acquisition
JBS S.A.	Columbus Netherlands BV. (Zenda group)	100%

- Operates in the leather/tannery sector with industrial sites in Uruguay, Argentine, Germany, South Africa and Mexico;

- It also has offices/warehouses in the US, Chile and Hong Kong;

- Zenda’s group acquisition makes JBS the largest leather processor in the world.

				No	June/2013

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Acquirer	Acquired company	Participation (%) acquired	Description of the business	Goodwill deductible for tax (1)	Date of acquisition
JBS S.A	Seara Holding Europe BV (Seara Alimentos)	100%

- Leader in the global food industry, mainly in the chicken and pork segment;

- Strong brand portfolio across value added food products and exports to more than 150 countries in six continents.

- Seara Alimentos’ acquisition makes JBS the largest chicken processor in the world.

				No	September/2013
	JBS Foods (Seara Alimentos)	100%
	Excelsior Alimentos S.A. (Seara Alimentos)	64.57%
Seara Alimentos	Comércio e Industria de Massas Alimentícias - Massa Leve Ltda. (Massa Leve)	100%

- Vertically integrated in foods industrialization and fresh pasta production business based in Rio Grande da Serra, Brazil;

- Production capacity of 6 tons per month in its plants;

- Massa Leve’s acquisition further strengthens JBS Foods strategic position in the Brazilian industrialized food market.

				No	June/2014
JBS Aves	Macedo Agroindustrial Ltda. (Macedo)	100%

- Vertically integrated in poultry business based in Curitiba, Brazil;

- Production capacity of 8,500 thousand birds per month in its 4 plants;

- Macedo’s further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

				No	November/2014

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Acquirer	Acquired company	Participation (%) acquired	Description of the business	Goodwill deductible for tax (1)	Date of acquisition
JBS Aves	AMSE02 Holding Ltda. (Big Frango)	100%

- Vertically integrated in poultry business based in Rolândia, Brazil;

- Production capacity of 11,400 thousands birds per month in its plant;

- Big Frango’s acquisition further strengthens Seara Alimentos’ strategic position in the Brazilian chicken market.

				No	February/2015
JBS Australia	Australian Consolidated Food Holdings Pty. Limited (Primo)	100%

- Leader producer of ham, bacon and small goods in Australia and New Zealand;

- Primo’s acquisition allows JBS Australia to expand its pork operations as well as growth into the consumer ready, value-added markets.

				No	March/2015
Pilgrim’s Pride Corporation	Provemex Holding LLC (Tyson Mexico)	100%

- Vertically integrated poultry business based in Gomez Palacio, Durango, Mexico;

- It has a production capacity of three million birds per week in its three plants and employs more than 4,500 people in its plants, offices and seven distribution centers;

- Tyson Mexico’s acquisition further strengthens the PPC’s strategic position in the Mexico chicken market.

				No	June/2015
Swift Pork	Cargill Inc.’s U.S. pork business (Cargill)	100%

- Acquisition of two meat processing plants, five feed mills and four hog farms;

- Cargill’s acquisition strengthens Swift Pork’s strategic position in the U.S. porkmarket as well as enables expansion into hog production.

				Yes	July/2015

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Acquirer	Acquired company	Participation (%) acquired	Description of the business	Goodwill deductible for tax (1)	Date of acquisition
JBS S.A.	Moy Park Holdings Europe Ltd. (Moy Park)	100%

- Leader in high value added categories and a reference in the development and innovation of food products;

- Its customer base includes the main retailers and foodservice chains in UK and Continental Europe;

- Moy Park’s acquisition makes JBS the largest poultry processor in the world.

				No	September/2015
JBS Aves	FRS S/A Agroavícola Industrial (FRS)	100%

- Vertically integrated in poultry business based in Porto Alegre, Brazil;

- It has a production capacity of 12.000 tons per month in its plants;

- FRS’s acquisition further strengthens JBS Foods’ strategic position in the Brazilian chicken market.

				No	December/2015

(1)	- Criteria for goodwill deductibility in Brazil: All goodwill generated in these business combinations in Brazil are eligible for tax deductibility, but it becomes effectively tax deductible after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes. The Company intends to take all necessary actions in order to cause the goodwill arising from these acquisitions to be tax deductible.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

The assets acquired and liabilities assumed in these significant business combinations have been measured at their fair values as set forth below:

	Acquisition in 2015
	Big Frango	Primo	Tyson Mexico	Cargill	Moy Park (2)	FRS
FAIR VALUE
Cash and cash equivalents	18,746	15,168	17,173	—	732,196	636
Trade accounts receivable	76,402	356,662	74,999	310,456	373,530	—
Inventories	32,077	365,959	103,944	271,365	490,479	1,078
Biological assets	42,483	—	107,437	637,558	311,434	—
Other assets	143,906	51,674	11,340	6,566	375,842	53,153
Property, plant and equipment	227,802	1,048,631	489,441	1,036,000	1,449,205	495,155
Intangible assets	156,318	551,696	81,943	911,618	2,164,568	221,333

ASSETS	697,734	2,389,790	886,277	3,173,563	5,897,254	771,355

Trade accounts payable	148,286	364,088	66,861	256,101	1,128,709	36,936
Loans and financings	553,345	—	—	—	1,877,720	—
Other liabilities	282,568	133,010	29,962	81,862	429,573	838,359
Current and deferred taxes	89,353	4,556	99,119	—	680,560	206,291
Non-controlling interest	—	—	—	—	(4,480)	—

LIABILITIES AND EQUITY	1,073,552	501,654	195,942	337,963	4,112,082	1,081,586
Net assets and liabilities	(375,818)	1,888,136	690,335	2,835,600	1,785,172	(310,231)

Acquisition price (1)	30,000	3,834,603	1,176,093	5,494,446	5,602,378	437,016

Goodwill	405,818	1,946,467	485,758	2,658,846	3,817,206	747,247

	Acquisitions in 2014		Acquisitions in 2013
	Massa Leve (3)	Macedo	Zenda group (4)	Seara Alimentos (4)
FAIR VALUE
Cash and cash equivalents	1,463	14,729	29,193	101,550
Trade accounts receivable	38,442	117,993	68,774	733,888
Inventories	9,641	86,357	126,584	747,147
Biological assets	—	46,880	—	662,669
Other assets	13,139	141,201	44,966	1,335,828
Property, plant and equipment	44,942	213,664	143,691	2,959,472
Intangible assets	44,179	25,812	—	1,563,379

ASSETS	151,806	646,636	413,208	8,103,933

Trade accounts payable	23,527	52,199	29,658	1,030,166
Loans and financings	13,971	116,126	142,931	2,310,616
Other liabilities	31,266	65,474	118,650	2,458,596
Current and deferred taxes	21,381	23,985		164,357
Non-controlling interest	—	—	—	16,132

LIABILITIES AND EQUITY	90,145	257,784	291,239	5,979,867
Net assets and liabilities	61,661	388,852	121,969	2,124,066

Acquisition price (1)	258,618	403,282	162,261	3,446,283

Goodwill	196,957	14,430	40,292	1,322,217

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

(1)	Acquisition price was paid with cash on hand, unless otherwise indicated below.
(2)	The Moy Park acquisition purchase price includes the fair value of contingent consideration of R$430,000, which relates to an earn-out arrangement. The earn-out is payable in installments on March 31, 2016, June 30, 2016 and September 30, 2016 and is based on whether a quarterly EBITDA margin target (EBITDA/Net revenue) is met during the quarters ended December 31, 2015, March 31, 2016 and June 30, 2016.
(3)	The Massa Leve acquisition price was paid with cash on hand and treasury shares on the amount of R$ 208,384, equivalent to 26,295,997 shares.
(4)	The Zenda group and Seara Alimentos Acquisition prices relates to the assumption of debt from the sellers in the total amount of R$3,608,544.

The individual net revenue and net income from the acquisition date through each period end for all business combinations are presented below:

	Net revenue			Net income (loss)
Company	From the acquisition date through each year ended on December 31,			From the acquisition date through each year ended on December 31,
	2013	2014	2015	2013	2014	2015
Zenda group	240,002	515,139	229,940	(22,083)	(21,342)	(21,166)
Seara Alimentos	2,891,651	12,890,298	18,715,125	(67,886)	963,412	1,627,557
Massa Leve	n/a	127,617	245,981	n/a	6,965	(3,246)
Macedo	n/a	108,616	1,323,402	n/a	7,445	182,084
Big Frango	n/a	n/a	1,040,296	n/a	n/a	190,362
Primo	n/a	n/a	2,903,436	n/a	n/a	22,654
Tyson Mexico	n/a	n/a	843,883	n/a	n/a	45,642
Cargill	n/a	n/a	1,006,791	n/a	n/a	41,977
Moy Park	n/a	n/a	1,925,773	n/a	n/a	68,377
FRS (1)	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Acquired on December 31, 2015.

Pro-forma information:

Net sales and net income on a pro-forma basis assuming the acquisitions occurred at the beginning of the year of each acquisition are as follows:

	2015	2014	2013
Pro-forma net revenue	180,759,061	121,829,453	103,226,511
Pro-forma net income (loss)	7,956,447	4,144,107	37,769

This pro-forma financial information is presented for informational purposes only and does not purport to represent what the Company’s results of operations would have been had it completed the acquisition on the date assumed, nor is it necessarily indicative of the results that may be expected in future periods.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Other transactions:

As set forth below, the Company completed other non-material acquisitions during the years ended December 31, 2015, 2014 and 2013. The excess of the purchase price over the fair values of the net tangible assets and identifiable intangible assets was recorded as goodwill.

Company	Date of acquisition	% of voting interests acquired	Acquisition price (2)	Goodwill	Goodwill tax deductible
Agil Armazéns Gerais Imbituba Ltda	March 2013	100%	2,386	47	No	(1)
Agrovêneto S.A. Indústria de Alimentos	June 2013	100%	108,564	33,618	No	(1)
Capital Joy Holding Limited	July 2013	73%	50,657	12,710	No
Sul Valle Alimentos Ltda.	March 2014	100%	24,000	2,035	No	(1)
Frinal Alimentos Ltda.	April 2014	100%	59,926	39,411	No	(1)
Andrews Meat Industries	July 2014	80%	76,720	52,370	No
Avebom Indústria de Alimentos Ltda.	August 2014	100%	24,909	47,658	No	(1)
Eleven Avícola Ltda.	September 2014	100%	7,800	2,874	No	(1)
Novagro Indústria e Comércio Ltda.	October 2014	100%	39,154	24,180	No	(1)
Conceria Priante S.p.A	March 2015	100%	39,529	16.509	No
Knox International Trading Co Pty Limited	June 2015	100%	7,810	18,579	No
Seara Norte Alimentos Ltda.	December 2015	100%	71,987	26,606	No	(1)

(1)	– Criteria for goodwill deductibility in Brazil: All goodwill generated in these business combinations in Brazil are eligible for tax deductibility, but it becomes effectively tax deductible after a merger between the parent company and acquired company occurs. Therefore, up until the merger is consummated, the goodwill is not deductible for tax purposes.
(2)	– Acquisitions were paid using cash on hand and the assumption of seller-financed notes.

4	Cash and cash equivalents

Cash and cash equivalents include cash on hand and at banks and financial investments with original maturities of three months or less. Cash equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an immaterial risk of changes in fair value. Cash and cash equivalents consisted of the following:

	December 31, 2015	December 31, 2014
Cash on hand and at banks	10,776,155	8,368,528
CDB (bank certificates of deposit)	4,285,299	4,775,249
Money market funds	353,802	961,912
National treasury bill – Tesouro Selic	3,428,732	804,738

	18,843,988	14,910,427

The bank certificates of deposit – CDB are held at high quality financial institutions and earn interest based on floating rates that approximate the overnight interbank lending rate (Certificado de Depósito Interbancário).

Money market funds – These are composed entirely of investments as part of a cash management service and are available on demand.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

National treasury bill – also known as Tesouro Selic. These are purchased bonds with financial institutions having conditions and characteristics that are similar to the CDB’s.

5	Trade accounts receivable

Trade accounts receivable correspond to amounts owed by customers in the ordinary course of business. If the receivable is due within one year or less, the account receivable is classified as a current asset. Accounts receivable are presented at amortized cost, less any impairment. Accounts receivable denominated in currencies other than the entities’ functional currency are remeasured using the current exchange rate at the end of the reporting period. The age of accounts receivable along with the allowance for doubtful accounts are as follows at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Current receivables	9,906,767	8,305,274

Overdue receivables:
From 1 to 30 days	1,475,312	1,085,777
From 31 to 60 days	456,220	127,764
From 61 to 90 days	192,307	59,952
Above 90 days	355,789	191,148
Allowance for doubtful accounts	(266,733)	(192,367)

	2,212,895	1,272,274

	12,119,662	9,577,548

The allowance for doubtful accounts is estimated based on an analysis of the age of the receivable balances. An allowance is recorded for long standing and overdue receivables, considering the probability of loss based on historical experience. The resulting bad debt expense is recognized in the statement of income within “Selling Expenses”. Below are the changes in the allowance for doubtful accounts:

	December 31, 2015	December 31, 2014
Opening balance	(192,367)	(210,443)
Additions	(60,989)	(2,674)
Exchange variation	(16,888)	(1,289)
Write-offs	3,511	22,039

Closing balance	(266,733)	(192,367)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

6	Inventories

Inventories are stated at the lower of the average cost of acquisition or production and net realizable value.

	December 31, 2015	December 31, 2014
Finished products	6,786,778	5,426,529
Work in process	1,079,250	754,389
Raw materials	1,449,727	1,047,788
Warehouse spare parts	1,793,989	1,044,404

	11,109,744	8,273,110

7	Biological assets

Chicken and eggs

Current (consumable) – Refers to broiler chickens that will be slaughtered upon maturity. Broiler chickens remain in development for a period of 30 to 48 days to eventually produce fresh meat and / or industrialized products. Due to the broilers short development period, it is not possible to measure fair value reliably and therefore broilers are accounted for at acquisition costs plus the costs incurred during development which generally consists of feed and grower costs.

Non-current (bearer assets) – Refers to layer and breeder chickens that are set aside for breeding and have an estimated useful life of 68 weeks. The animals in this category are segregated between mature when they are in the breeding stage and immature when they are under development. The costs associated with layer and breeder chickens are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (eggs). There is no active market for layer and breeder chickens. Amortization of the mature hen is included in cost of sales in the statement of income.

Cattle

Current (consumable) – Refers to cattle in feedlots (intensive) and cattle in pastures (extensive), which remains under development for 90 to 120 days.

Cattle are carried at market value due to the existence of active markets. The gain or loss in fair value of biological assets is recognized in the statement of income in the period in which it occurs as a reduction of (or increase in) gross revenue.

Hogs and lambs

Current (consumable) – Refers to hogs and lambs that will be slaughtered upon maturity. Hogs and lambs remain in development for a period of 170 to 175 days to eventually produce fresh meat and / or industrialized products. The fair value of these hog biological assets in Brazil is approximated by its acquisition cost plus costs incurred during the maturing period. In the U.S., there exists an active market for consumable hogs and therefore these hog biological assets are carried at market value less costs to finish.

Non-current (bearer assets) – Refers to hogs that are intended for breeding which have an estimated useful life of 28 months. The costs associated with breeder hogs are accumulated up to the production stage and amortized over their productive lives based on an estimate of their capacity to produce new assets (hogs). There is no active market for breeder hogs. Amortization of the breeder hog is included in cost of sales in the statement of income.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Current biological assets (consumable):	December 31, 2015		December 31, 2014
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Chicken	1,639,042	548,226	1,059,805	453,046
Hogs	530,848	2,542	396,371	2,348
Lambs	23,628	29	24,687	40

	2,193,518	550,797	1,480,863	455,434

Carried at market value:
Hogs	612,351	1,802	33,014	140
Cattle	67,578	22	53,989	25

	679,929	1,824	87,003	165

Total current:
Chicken	1,639,042	548,226	1,059,805	453,046
Hogs	1,143,199	4,344	429,385	2,488
Cattle	67,578	22	53,989	25
Lambs	23,628	29	24,687	40

	2,873,447	552,621	1,567,866	455,599

Non-current biological assets (bearer assets):	December 31, 2015		December 31, 2014
	Amount	Quantity (thousands)	Amount	Quantity (thousands)
Carried at cost:
Mature chicken (breeding stage), net of amortization	401,555	19,057	294,541	18,142
Immature chicken (in development)	510,077	16,499	271,935	13,978
Hogs	188,721	369	67,213	189

Total non-current:	1,100,353	35,925	633,689	32,309

Total of biological assets:	3,973,800	588,546	2,201,555	487,908

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Changes in biological assets:	Current	Non-current
Balance at December 31, 2013	1,419,343	496,903

Increase by reproduction (born) and costs to mature	15,275,995	863,021
Increase by purchase	590,401	247,478
Fair value adjustments	28,728	—
Changes from non-current to current	345,124	(345,124)
Decrease by death	(12,469)	(2,339)
Reduction for slaughter, sale or consumption	(16,233,175)	(113,868)
Exchange rate variation	78,654	(10,084)
Amortization	—	(599,724)
Acquired in business combinations	75,265	97,426

Balance at December 31, 2014	1,567,866	633,689

Increase by reproduction (born) and costs to mature	20,521,966	1,387,641
Increase by purchase	1,465,658	495,259
Fair value adjustments	21,308	—
Changes from non-current to current	606,639	(606,639)
Decrease by death	(40,071)	(8,342)
Reduction for slaughter, sale or consumption	(22,456,918)	(150,175)
Exchange rate variation	321,483	42,170
Amortization	—	(967,579)
Acquired in business combinations	865,516	274,329

Balance at December 31, 2015	2,873,447	1,100,353

8	Recoverable taxes

Recoverable taxes at December 31, 2015 and 2014 was comprised of the following:

	December 31, 2015	December 31, 2014
Value-added tax on sales and services (ICMS / IVA / VAT / GST)	2,212,951	1,791,298
Excise tax – IPI	111,932	110,688
Social contribution on billings – PIS and COFINS	1,517,128	1,552,775
Withholding income tax – IRRF/IRPJ	456,788	265,826
Reintegra	49,002	49,648
Other	85,798	76,427

	4,433,599	3,846,662

Current	2,874,987	2,300,624
Non-current	1,558,612	1,546,038

	4,433,599	3,846,662

Value-added tax on sales and services (ICMS / IVA / VAT / GST): Refers to excess credits derived from purchases of raw materials, packaging and other materials over tax charges due on domestic sales. The Company carries a substantial balance of ICMS recoverable taxes in Brazil since exports are not subject to

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

the tax. The Company expects to recover the total amount of the tax credit, including Brazilian ICMS credits from other states (based on the difference between the statutory rate for tax bookkeeping and the effective rate for ICMS collection in the state of origin). These excess credits do not expire.

Excise tax – IPI: Refers to value added taxes incurred upon the industrialization of foreign and domestic goods in Brazil. The rates may differ according to the type of product, volume or selling price. These credits do not expire and can be used to pay other federal taxes or reimbursed in cash.

Social contribution on billings – PIS and COFINS: Refers to value added taxes (non-cumulative PIS and COFINS credits) arising from purchases of raw materials, packaging and other materials used in products sold in markets outside of Brazil. Such taxes are recovered through domestic sales in Brazil (as export sales are exempt from such taxes) and can be offset against other federal taxes. These social contribution on billings excess credits do not expire.

Withholding income tax – IRRF/IRPJ: Refers mainly to Brazilian withholding income tax levied on short-term investments, deductions and remaining foreign tax credits and prepayments of income tax and social contribution paid by estimate, which can be offset against income tax payable in each jurisdiction.

Reintegration of the Special Tax Values – Reintegra: Refers to tax incentives for exporting activities. Tax credit amounts are calculated by multiplying the statutory rate by gross revenue from the export of certain industrial products. The tax credit is refundable and therefore the Company expects to recover such tax credits in cash.

9	Related parties transactions

The main balances of assets and liabilities, as well as the transactions resulting in income (loss) for any period, that relate to transactions between related parties or arose from transactions at prices and conditions established between the related parties. Transference of costs includes borrowing costs, interest and management fee, when applicable.

No expense for doubtful accounts or bad debts relating to related-party transactions were recorded for the years ended December 31, 2015, 2014 or 2013. The guarantees granted between related parties are described in note 14 on loans and financing.

The total amount of receivables from related parties were R$ 1,968,043 and R$ 370,072 as of December 31, 2015 and 2014, respectively, and are the result of the use of a credit facility between the indirect subsidiary JBS Five Rivers (subsidiary of JBS USA) and J&F Oklahoma (subsidiary of J&F Investimentos S.A., which is not consolidated in the Company). The credit facility provides J&F Oklahoma with the ability to borrow up to USD675 million from JBS Five Rivers for the purchase of cattle to be kept in the JBS Five Rivers feed yards where they are fattened until ready for slaughter. Outstanding borrowings under this credit facility bear interest at 3.08%, which is payable on a quarterly basis, or at the time of any payment of principal.

Furthermore, JBS Five Rivers, JBS Australia and JBS Canada are party to commercial agreements with J&F Oklahoma, J&F Australia and J&F Canada, respectively, as follows:

a. cattle supply and feeding agreement: where JBS provides cattle fattening services to J&F and J&F pays JBS for the medicinal and feeding costs, including a daily yardage charge in line with market terms; and

b. sales and purchase cattle agreement whereby JBS is required to purchase from J&F a certain volume of animals per year. The minimum purchase commitments under those agreements are: i) JBS USA

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

commitment of at least 800,000 animals/year, with a term from 2009 to 2019, ii) JBS Australia commitment of at least 200,000 animals year, with a term from 2011 to 2019, and iii) JBS Canada commitment of at least 50,000 animals/year, with a term from 2013 to 2019.

During the year ended December 31, 2015, the amounts received under these commercial agreements were USD 895,151 thousand, and the amounts paid were USD 3,476,432 thousand. During the year ended December 31, 2014, the amounts received under these commercial agreements were USD999,828 thousand, and the amounts paid were USD 3,349,920 thousand.

Finally, JBS Five Rivers is the guarantor of a J&F Oklahoma revolving credit facility with financial institutions. The J&F Oklahoma credit line has total availability of USD1.4 billion and is guaranteed by the accounts receivable and inventories of J&F Oklahoma and also, by certain fixed assets, accounts receivable and inventories of JBS Five Rivers up to a value of USD250 million. Additionally, in the case of a J&F Oklahoma default under the revolving credit facility, and the event of default is not covered by J&F Oklahoma’s collateral or a guarantee by J&F Oklahoma’s parent company, JBS Five Rivers will be responsible for up to USD250 million of the secured loans. The guarantee has not been recorded on our consolidated statement of financial position as the fair value is deemed insignificant.

The Company purchases products from an associate, Vigor Alimentos. During the years ended December 31, 2015 and 2014, the Company paid $562,929 and $90,348, respectively, for these purchases. As of December 31, 2015 and 2014, payables on these purchases of $293,857 and $345, respectively, were included in trade accounts payable.

Included in loans and financings (see note 14) are R$41,591 and R$57,080 at December 31, 2015 and 2014, respectively, of bank notes issued by BNDES (Brazilian Development Bank) to two of the Company’s subsidiaries, Seara Alimentos and Macedo. Outstanding borrowings under these notes bear interest at an average rate of 6.77% at December 31, 2015, which is payable on a monthly basis. The notes are due in 2018 and 2019 and may be pre-paid at any time without penalty.

Remuneration of key management

Company’s key management is comprised of its Executive Officers. The aggregate amount of compensation received by the members of Company’s key management for the services provided in their respective areas of business by primary category during the years ended December 31, 2015, 2014 and 2013 is as follows:

	2015	2014	2013
Salaries and wages	8,968	8,917	7,426
Variable cash compensation	2,500	1,300	—
Stock based compensation	2,500	1,900	—

	13,968	12,117	7,426

The Institutional Relations Executive Officer, Administrative and Control Director and Investor Relations Director are parties to the Brazilian employment contract regime called CLT (which is the Consolidation of Labor Laws), which follows all the legal prerogatives of payments and benefits.

Except for those described above, the other members of the Executive Board, and Management Board are not party to any employment contract or any other contracts for additional business benefits such as post-employment benefits or other long-term benefits, termination of work that does not conform to those requested by the CLT.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

10	Investments in associate and joint ventures

The balance of investments in associate and joint ventures accounted for under the equity method at December 31, 2015 and 2014 was as follows:

	December 31, 2015	December 31, 2014
Investments in associate and joint ventures	354,134	295,350

The following is information related to investments of the Company in associate and joint ventures during the year ended December 31, 2015 and 2014:

2015	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associate:
Vigor Alimentos	19.43%	4,557,962	26,198	82,535	3,689	1,347,636	1,606,606	5,219,559	218,572
In joint ventures:
Meat Snack Partners	50.00%	83,946	—	—	—	52,793	83,944	323,708	33,466

2014	Ownership	Total assets	Current assets	Current liabilities	Non-current liabilities	Share Capital	Equity	Net revenue	Net income
In associate:
Vigor Alimentos	21.12%	3,624,683	22,947	46,473	5,650	1,191,378	1,268,814	1,889,668	66,112
In joint ventures:
Meat Snack Partners	50.00%	56,909	—	—	—	35,912	54,651	259,865	3,024

	Balance at December 31, 2014	Addition (Disposal)	Changes in the Equity of investees	Proportionate share of income	Balance at December 31, 2015
Vigor Alimentos	268,026	(5,686)	7,620	42,202	312,162
Meat Snack Partners	27,324	(8,000)	5,915	16,733	41,972

Total	295,350	(13,686)	13,535	58,935	354,134

	Balance at December 31, 2013	Addition (Disposal)	Changes in the Equity of investees	Proportionate share of income	Balance at December 31, 2014
Vigor Alimentos	257,376	(3,316)	—	13,966	268,026
Meat Snack Partners	20,195	(3,000)	(2,008)	12,137	27,324

Total	277,571	(6,316)	(2,008)	26,103	295,350

11	Property, plant and equipment

Property, plant and equipment are stated at historical cost less accumulated depreciation. Historical cost includes expenditures that are directly attributable to the purchase price of the items and the costs attributable to bringing the asset to its working condition for its intended use. When parts of an item of property, plant and equipment have different useful lives, those components are accounted for as separate items of property, plant and equipment.

Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with these costs will flow to

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

the Group and they can be measured reliably. The carrying amount of the replaced items or parts are deducted. All other repairs and maintenance are charged to the statement of income during the financial period in which they are incurred.

Depreciation is recorded using the straight-line method over the estimated useful lives of the assets, such that the value of cost less its residual value after the useful life is fully depreciated (except for land and construction in progress). Land is not depreciated.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at the end of each reporting period.

An asset’s carrying amount is written down immediately to the recoverable amount when it is higher than its estimated recoverable amount. The recoverable amount is the higher of the estimate of the assets’ net selling price and value in use. There were no impairments recorded during the years ended December 31, 2015, 2014 or 2013.

Gains and losses on disposals are determined by comparing the proceeds with the carrying amount and are recognized within the statement of income.

The Company’s construction in progress relates to investments for expansion, modernization and adaptation of plants for the purposes of increasing productivity and obtaining new certifications required by the market. When these assets are completed and placed in service, they are transferred to property, plant and equipment and begin depreciating.

		December 31, 2015		Net amount
Description	Useful life	Cost	Accumulated depreciation	December 31, 2015	December 31, 2014
Buildings	5 to 50 years	15,502,166	(3,750,771)	11,751,395	7,858,691
Land	—	3,774,251	—	3,774,251	2,924,334
Machinery and equipment	5 to 25 years	22,207,100	(10,597,497)	11,609,603	8,051,993
Facilities	5 to 20 years	2,513,824	(771,523)	1,742,301	1,461,506
Computer equipment	2 to 17 years	728,934	(447,820)	281,114	198,991
Vehicles	2 to 10 years	1,046,826	(492,360)	554,466	526,763
Construction in progress	—	4,681,002	—	4,681,002	2,457,998
Other	5 to 15 years	1,732,691	(745,713)	986,978	708,651

		52,186,794	(16,805,684)	35,381,110	24,188,927

Changes in property, plant and equipment:

Description	December 31, 2014	Acquired in Business combinations (1)	Additions (2)	Disposals	Depreciation	Exchange rate variation and others	December 31, 2015
Buildings	7,858,691	2,078,411	964,334	(176,405)	(482,397)	1,508,761	11,751,395
Land	2,924,334	374,937	184,367	(41,512)	—	332,125	3,774,251
Machinery and equipment	8,051,993	1,967,504	1,996,114	(39,658)	(1,579,501)	1,213,151	11,609,603
Facilities	1,461,506	60,731	350,201	(2,961)	(128,034)	858	1,742,301
Computer equipment	198,991	52,691	106,862	(311)	(94,192)	17,073	281,114
Vehicles	526,763	62,368	127,238	(77,489)	(100,485)	16,071	554,466
Construction in progress	2,457,998	172,156	1,738,201	—	—	312,647	4,681,002
Other	708,651	67,233	170,577	(145,800)	(110,831)	297,148	986,978

	24,188,927	4,836,031	5,637,894	(484,136)	(2,495,440)	3,697,834	35,381,110

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

	December 31, 2013	Acquired in business combinations (1)	Additions (2)	Disposals	Depreciation	Exchange rate variation	December 31, 2014
Buildings	7,369,250	163,262	347,981	(20,444)	(349,085)	347,727	7,858,691
Land	2,399,488	34,461	469,350	(6,959)	—	27,994	2,924,334
Machinery and equipment	7,337,010	132,992	1,504,587	(62,588)	(1,139,136)	279,128	8,051,993
Facilities	1,195,665	15,594	357,851	(10,066)	(100,126)	2,588	1,461,506
Computer equipment	200,588	1,247	67,568	(608)	(75,311)	5,507	198,991
Vehicles	352,418	1,579	305,383	(52,020)	(84,086)	3,489	526,763
Construction in progress	1,430,774	6,813	944,561	—	—	75,850	2,457,998
Other	655,423	17,807	90,474	(5,043)	(83,852)	33,842	708,651

	20,940,616	373,755	4,087,755	(157,728)	(1,831,596)	776,125	24,188,927

(1)	Refers to balances arising from business combination as stated in footnote 3.
(2)	Additions for each category includes transfer from construction in progress during the year.

During the year ended on December 31, 2015, 2014 and 2013, the amount of capitalized interest on construction in progress included in additions above is R$ 52,446, R$ 38,229 and R$ 20,978, respectively.

12	Intangible assets and Goodwill

Intangibles

Intangible assets are carried at acquisition cost, net of accumulated amortization and impairment, if applicable. The intangible assets are recognized when there is an expectation of future economic benefits, considering the intangible assets’ economic and technological viability. Intangible assets are primarily comprised of trademarks, water and mineral rights, software and others.

The intangible assets that have finite useful lives are amortized over the period of effective use or based on a method that reflects the consumption of its economic benefits. Intangible assets that are subject to amortization are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recognized when the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use.

The carrying value of indefinite-lived intangible assets, which relate to trademarks, are reviewed at least annually for impairment or more frequently if events or changes in circumstances indicate assets may be impaired. If impairment exists, a loss would be recorded to write down the indefinite-lived assets to their recoverable amount.

Management deemed that certain trademarks are indefinite life intangible assets due to verifiable history and expected use of the asset by the Company. The trademarks acquired have no legal, regulatory or contractual limits linked, and do not depend on the useful life of any asset or group of assets as they existed independently for a substantial time prior to the acquisitions, and they are not related to sectors subject to technological obsolescence or other forms of deterioration in value.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Intangible assets acquired in a business combination are recognized at fair value based on valuation methodologies and techniques and often involve the use of third party valuation firm’s expertise in the calculation of discounted estimates of cash flows. Intangible assets at December 31, 2015 and 2014 were composed as follows:

		Net amount
	Useful life	December 31, 2015	December 31, 2014
Trademarks	indefinite	3,961,742	1,126,104
Trademarks	2 to 20 years	46,591	21,631
Software	2 to 15 years	87,733	52,780
Water and mineral rights	Up to 17 years	131,581	90,346
Client portfolio	4 to 20 years	2,657,261	1,107,952
Other	2 to 15 years	7,626	5,674

		6,892,534	2,404,487

Goodwill

Goodwill represents the positive difference between the amounts paid or payable to purchase a business and the net fair value of assets and liabilities of the acquired entity. Goodwill is recognized as an asset and included in “Goodwill” in the accompanying consolidated statement of financial position. Goodwill is related to an expectation of future earnings of the acquired subsidiary after assets and liabilities are consolidated with the Company.

Goodwill is required to be tested for impairment annually or whenever there is evidence of a decline in fair value. Assets and liabilities are grouped into cash generating units for purposes of impairment testing. Any impairment loss is recognized immediately in the statement of income and cannot be reversed later.

Upon sale of a business, the goodwill or corresponding portion of goodwill is included in the calculation of profit or loss on disposal.

Changes in intangible assets and goodwill

	December 31, 2014	Acquired in business combinations (1)	Additions	Disposals	Amortization	Exchange rate variation	December 31, 2015
Amortizing:
Trademarks	21,631	22,617	—	—	(9,592)	11,935	46,591
Software	52,780	495	59,838	(3,152)	(23,706)	1,478	87,733
Water and mineral rights	90,346	—	—	—	(150)	41,385	131,581
Client portfolio	1,107,952	1,444,745	—	—	(194,623)	299,187	2,657,261
Other	5,674	2,716	6,007	(2,395)	(1,740)	(2,636)	7,626
Non-amortizing:
Goodwill	13,213,701	10,104,457	—	—	—	1,093,283	24,411,441
Trademarks	1,126,104	2,619,736	—	—	—	215,902	3,961,742

	15,618,188	14,194,766	65,845	(5,547)	(229,811)	1,660,534	31,303,975

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

	December 31, 2013	Acquired in business combinations (1)	Additions	Disposals	Amortization	Exchange rate variation	December 31, 2014
Amortizing:
Trademarks	7,438	5,962	—	—	(4,208)	12,439	21,631
Software	34,672	2,852	34,190	(974)	(16,546)	(1,414)	52,780
Water and mineral rights	74,844	—	6,216	—	(104)	9,390	90,346
Client portfolio	1,109,271	51,614	—	—	(93,658)	40,725	1,107,952
Other	6,108	1,136	70	(1,146)	(941)	447	5,674
Non-amortizing:
Goodwill	12,877,326	379,915	—	—	—	(43,540)	13,213,701
Trademarks	1,133,763	44,798	—	—	—	(52,457)	1,126,104

	15,243,422	486,277	40,476	(2,120)	(115,457)	(34,410)	15,618,188

(1)	Acquired in business combinations: Refers to balances arising from business combination as stated in footnote 3 – Business Combinations.

Impairment test of goodwill

At December 31, 2015 and 2014, the Company tested the recovery of the goodwill of each of its CGU groups containing goodwill using the concept of value in use through discounted cash flow models. The determination of the value in use involves using assumptions about cash flows, such as rates of revenue growth, costs and expenses, capital expenditures, working capital and discount rates.

Management projects cash flows for a period of 10 years for the Brazil Beef and USA Pork CGU groups in order to better reflect the long cycle characteristic of the CGU groups relative to the life span of the livestock used in production. The terminal value was assigned based on an expected growth rate into perpetuity for the CGU groups. Weighted average rate of the cost of capital (WACC), or discount rate, was estimated on a post-tax basis based on the historical industry performance relative to each CGU group and external sources of information regarding market risks.

For the purposes of impairment testing, CGUs have been aggregated into the following groups that have significant goodwill:

CGU Groups	2015	2014
Brazil Beef(1)	9,069,926	9,069,926
Australia Smallgoods	2,216,380	—
Moy Park	3,679,084	—
USA Pork	2,692,774	—
Seara	3,523,507	2,335,550
Other CGUs without significant goodwill	3,229,770	1,808,225

Total	24,411,441	13,213,701

(1)	In addition to the Brazil Beef goodwill, indefinite lived intangibles related to such CGU group is R$452,878 at December 31, 2015 and 2014, respectively.

For Brazil Beef, Australia Smallgoods, USA Pork, and Seara CGU groups, management has identified that a reasonably possible change in discount rate could cause the carrying amount to exceed the recoverable

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

amount. For the Brazil Beef, Australia Smallgoods and USA Pork CGU groups, an increase in the discount rate of 3.2% and 3.9% as of December 31, 2015 and 2014, respectively, would result in the estimated recoverable amount to equal the carrying amount. For the Seara CGU group, an increase in the discount rate of 6.1% and 8.4% as of December 31, 2015 and 2014, respectively, would result in the estimated recoverable amount to equal the carrying amount.

Brazil Beef

The key assumptions used in the estimation of the recoverable amount are set out below. The values assigned to the key assumptions represent management’s assessment of future trends in the relevant industries and have been based on historical data from external and internal sources.

In percent	2015	2014
Discount rate	9.8	9.6
Terminal value growth rate	3.5	3.5
Estimated EBITDA growth rate (average for the next 10 years)	12.0	11.2

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from beef operations in Brazil. Revenues growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities, and price increases/decreases based on estimates of inflation for the domestic market and exchange rate variation for exports.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of the primary raw materials, especially cattle. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the years ended December 31, 2015 and 2014, estimated value in use exceeded the carrying amount of the CGU group.

Australia Smallgoods

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015
Discount rate	11.5
Terminal value growth rate	2.5
Estimated EBITDA growth rate (average for the next 5 years)	14.5

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from beef operations in Australia, which consists of the operations of Primo which was acquired in 2015. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities and price increases/decreases based on estimated inflation.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of the primary raw materials, especially cattle. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of the CGU group.

USA Pork

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015
Discount rate	12.0
Terminal value growth rate	2.0
Estimated EBITDA growth rate (average for the next 10 years)	7.3

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue of this CGU group includes sales from pork operations in the U.S., including the operations of Cargil’s acquired in 2015. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity and related utilization of facilities and prices increases/decreases based on estimated inflation.

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trends in the prices of primary raw materials, especially hogs and grains. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the year ended December 31, 2015, estimated value in use exceeded the carrying amount of the CGU group.

Seara

The key assumptions used in the estimation of the recoverable amount are set out below.

In percent	2015	2014
Discount rate	12.7	11.1
Terminal value growth rate	4.5	4.5
Estimated EBITDA growth rate (average for the next 10 years)	9.5	14.0

Estimated EBITDA was projected taking into account past experiences and forecasts as follows:

•	Revenue include sales from pork, chicken and processed food operations in Brazil. Revenue growth was projected taking into account the availability of livestock, total slaughtering capacity the related utilization of facilities and price increases/decreases based on estimated inflation for the domestic market and exchange rate variation for exports.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

•	Operating costs and expenses were projected taking into account the historical performance of the CGU group and trend in the price of primary raw materials, especially grains. In addition, we considered efficiency improvements related to the integration of acquisitions.

•	Capital expenditures were estimated assuming the maintenance of existing infrastructure in order to continue to be operated for an indefinite period.

For the years ended December 31, 2015 and 2014, estimated value in use exceeded the carrying amount of the CGU group.

Management has identified that a reasonably possible change in discount rate, greater than the range assumed, could cause the carrying amount to exceed the recoverable amount. For this CGU group, management has identified that a reasonably possible change in discount rate could cause the carrying amount to exceed the recoverable amount. An increase in the discount rate of 6.1% and 8.4% as of December 31, 2015 and 2014, would result in the estimated recoverable amount to equal the carrying amount.

Moy Park

In September 2015 the Company concluded the Moy Park acquisition. At that time the Company produced a 5 years discounted cash flow model assuming management of Moy Park’s assumptions. The key assumptions used in the estimation of the recoverable amount are set out below. These key assumptions were not modified for the impairment test conducted at December 31, 2015 given the proximity to the acquisition date

In percent	2015
Discount rate	7.2
Terminal value growth rate	3.0
Estimated EBITDA growth rate (average for the next 5 years)	5.8

13	Trade accounts payable

Trade accounts payable correspond to the amounts owed to suppliers in the ordinary course of business. If the payment period is equivalent to one year or less, suppliers are classified as current liabilities, otherwise the corresponding amount is classified as non-current liabilities. Accounts payable are recognized initially at their fair value and subsequently measured at amortized cost using the effective interest method. Accounts payable by major type of supplier is as follows at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Commodities	4,420,853	2,903,724
Materials and services	7,487,743	3,755,967
Finished products	512,422	283,242

	12,421,018	6,942,933

14	Loans and financial liabilities

Loans and financings are initially recognized at fair value upon receipt of the proceeds, net of transaction costs, when applicable. Subsequent to the initial recording of loans and financings, they are recognized at

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

amortized cost adjusted for charges, interest and monetary and exchange rate variation incurred that become contractually due are included in the balance until the end of each period. Below is a chart showing the Company’s loans and financing instruments by foreign and local currency. Local currency indicates loans denominated in the functional currency of the borrower. Current amounts include accrued but unpaid interest at year end. Premiums, discounts and transaction costs are amortized to finance expense using the effective interest method.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Average annual interest rate	Currency	Indexer	Payment terms / non- current debt	Current		Non-current
					December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Foreign currency
ACC – Advances on exchange contracts	2.61%	USD	—	*	10,022,326	6,456,114	—	—
Prepayment	4.04%	USD	Libor	2016-19	4,628,813	2,032,200	4,161,312	2,180,904
144-A – Bonds	7.46%	USD	—	2016-24	1,304,101	243,038	9,826,060	10,075,940
Credit note – import	3.28%	USD	Libor	*	196,007	17,029	—	—
Credit note – export	8.58%	USD	—	*	81,413	166,640	—	54,777
FINIMP	3.67%	EUR	Euribor	2018	151	—	14,278	—

					16,232,811	8,915,021	14,001,650	12,311,621
Local currency
FINAME	5.94%	BRL	TJLP	2016-25	90,056	109,856	217,962	288,529
JBS Mortgage	5.80%	USD	—	2020	660	29,101	8,665	6,338
Senior Secured Credit Facility JBS Lux	3.40%	USD	Libor	2019	2,038	507	—	335,024
Term loan JBS Lux 2018	3.80%	USD	ABR & Libor	2018	10,152	10,189	1,573,908	1,075,086
Term loan Five Rivers 2019	2.70%	USD	Libor	2019	20,313	13,831	349,749	250,697
Notes 8,25% JBS Lux 2020	8.25%	USD	—	2020	92,079	63,064	2,694,562	1,826,493
Notes 7,25% JBS Lux 2021	7.25%	USD	—	2021	24,417	17,225	4,424,697	3,001,673
Notes 5,875% JBS Lux 2024	5.87%	USD	—	2024	77,905	59,820	2,906,151	1,975,066
Notes 5,75% JBS Lux 2025	5.75%	USD	—	2025	7,298	—	3,482,758	—
Notes 5,75% PPC 2025	5.75%	USD	—	2025	32,121	—	1,934,614	—
PPC Term Loan	1.63%	USD	Libor	2020	1,050	—	1,912,138	—
PPC US bonds	—	USD	—	2015	—	449	—	9,342
Plainwell Bond	4.39%	USD	—	2019	8,391	5,533	24,042	21,834
Marshaltown	2.34%	USD	—	2018	66	—	37,709	25,675
Working capital line of credit – Brazilian Reais	16.57%	BRL	CDI & UMBNDES	2016-21	848,404	1,050,457	330,900	1,083,081
Working capital – US Dollars	3.70%	USD	Libor & Euribor	2020	417,684	286,365	131,787	29,883
Working capital – Euros	2.55%	EUR	Euribor	2022-23	235,049	162,874	107,035	35,421
Working capital – Argentine pesos	17.87%	ARS	—	*	2,837	3,096	—	2,689
Credit note – export	15.24%	BRL	CDI	2017-20	1,597,890	1,742,824	2,299,818	2,464,580
Credit note – import	2.78%	USD/EUR	Libor & Euribor	*	351,746	244,127	—	—
FCO – Middle West Fund	10.00%	BRL	—	2018	1,879	1,636	3,548	4,645
FNO – North Fund	—	BRL	—	2015	—	4,053	—	8,678
CDC – Direct credit to consumers	1.21%	BRL	—	2017-20	2,114	9,270	2,195	2,628
FINEP	7.02%	BRL	—	2019-21	11,542	5,719	80,796	92,154
Rural – Credit note	—	BRL	—	2015	—	203,829	—	4,008
ACC – Advances on exchange contracts	3.56%	USD	Libor	*	1,308	4,407	—	—
Rural – Credit note	6.70%	BRL	—	2016-17	509,288	442,225	—	—
Term loan JBS Lux 2020	3.80%	USD	ABR & Libor	2020	34,073	14,787	1,874,995	1,285,994
CCB – BNDES	6.77%	BRL	UMBNDES	2018-19	22,679	23,275	18,912	33,805
Moy Park Notes 2021	6.25%	GBP	—	2021	10,436	—	1,701,973	—
Debentures	—	BRL	—	—	—	245,286	—	—
Term Loan JBS Lux 2022	4.00%	USD	ABR & Libor	2022	40,872	—	4,579,561	—
Canadian credit facility & revolving credit facility	4.50%	CAD/USD	CDOR, RBC & LIBOR	2018	472	141	230,426	174,207
Canadian credit facility term loan	3.65%	CAD	—	2018	2,745	2,149	38,810	33,558
Canadian bank facility	3.50%	CAD	—	2018	13,058	2,869	—	—
Credit note LCAL	—	AUD	—	2015	—	32	—	9,456
Andrews Meat secured facility	3.30%	AUD	BBSY	*	34,073	12,941	—	—
Mexican credit facility	4.30%	MEX$	TIEE	2017	112,447	—	—	—
Others	1.34%	GBP	—	2019	56,660	17	6,752	—

					4,673,802	4,771,954	30,974,463	14,080,544

					20,906,613	13,686,975	44,976,113	26,392,165

(*)	Balances at December 31, 2015 are payable in 2016.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Annual average rate: Refers to the weighted average nominal cost of interest at base date. The loans and financings accrue interest at fixed rates or variable rates indexed to: CDI (Certificado de Depósito Interbancário –Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others.

As of December 31, 2015 and 2014, the availability under our revolving credit facilities was USD1,645 million and USD1,463 million, respectively. The Company was in compliance with all of its restrictive covenants at December 31, 2015 and 2014.

The non-current portion of the principal payment schedule of loans and financing is as follows:

Maturity	December 31, 2015	December 31, 2014
2016	—	4,625,423
2017	4,308,593	1,770,675
2018	4,275,200	4,773,027
2019	856,773	337,812
2020	10,578,552	5,747,090
2021	6,191,477	3,038,449
Maturities thereafter 2021	18,765,518	6,099,689

	44,976,113	26,392,165

14.1	Guarantees and contractual restrictions (“covenants”)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
144 – A: JBS S.A. Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).	Customary negative covenants that may limit the Company’s ability and the ability of certain subsidiaries to, among other things: - incur additional indebtedness unless the net debt/EBITDA ratio is lower than 4.75/1.0. - create liens; - sell or dispose of assets; - enter into certain transactions with affiliates; - dissolve, consolidate, merge or acquire the business or assets of other entities; - enter into sale/leaseback transactions; - undergo changes of control without making an offer to purchase the Notes; and	The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	536,225

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
144 – A: Bertin Notes 2016	- JBS Ansembourg Holding; - JBS Luxembourg; - JBS USA Food Company Holdings; - JBS USA Food Company; - Any significant subsidiary (as defined in the indenture).

- declare or pay any dividends or make any distributions related to securities issued by the Company (except for debt instruments convertible or exchangeable for such amounts), if i) it is not in default in relation to the Notes; ii) the Company can incur at least USD1.00 of debt under the terms of the net debt/EBITDA ratio test established in the indenture of the Notes; and iii) the total value to be paid does not exceed USD30 million or a. 50% of the amount of the net income accrued on a cumulative basis during a certain period, taken as one accounting period, (as defined in the indenture), or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes.

The notes are unsecured obligations.

				583,531
144 – A: JBS S.A. Notes 2020	- JBS S.A.			3,949,068
144 – A: JBS S.A. Notes 2023				3,086,602
144 – A: JBS S.A. Notes 2024				2,974,736

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Senior Secured Credit Facility JBS Lux	- JBS S.A.; - JBS USA Holding Lux; - All US subsidiaries of JBS Lux except JBS Five Rivers and certain other immaterial subsidiaries; - All material subsidiaries of JBS Australia guarantee JBS Australia borrowings.

- The borrowings are collateralized by a first priority perfected lien and interest in accounts receivable, finished goods and supply inventories.

- The facility contains customary representations, warranties and a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greatest of 10% of the maximum borrowing amount and USD70 million.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien matters. If an event of default happens, the borrowers may, within other options, terminate the agreement, and demand repayments of the balance of the facility, including accrued interest.	2,038

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Term Loan JBS Lux 2018	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher PTY Limited; - Certain subsidiaries that guarantee the Amended and Restated Revolving Facility (with certain exceptions).

- Secured by a perfected first priority security interest in all of JBS Lux and certain of its subsidiaries’ fixed assets.

The facility also contains negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1), listed under the Amended and Restated Revolving Facility.	1,584,060
Term Loan JBS Lux 2020				1,909,068
Term Loan JBS Lux 2022				4,620,433

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Notes 8.25% JBS Lux 2020	- JBS S.A.; - JBS USA Holding Lux; - JBS Global Lux; - Burcher Pty. Ltd; - Each of the subsidiaries that guarantee the Amended and Restated Revolving Facility (subject to certain exceptions).

The Notes contain negative covenants that may limit JBS Lux’s ability and certain of our subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- permit restrictions on dividends and other restricted payments to restricted subsidiaries

- prepay or cancel certain indebtedness;

- enter into certain transactions with affiliates;

- enter into certain sale/leaseback transactions; and

- undergo changes of control without making an offer to purchase the Notes.

The indenture governing the Notes also restricts JBS S.A. from incurring any debt (subject to certain permitted exceptions), unless on the date of such incurrence and the application of the proceeds therefrom, it’s net debt to EBITDA ratio is less than 4.75 to 1.00. In addition, the indenture restricts JBS S.A.’s ability to make restricted payments and other distributions.

The notes are unsecured obligations.

			The indenture also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand to payment immediately of the principal and accrued interest on the Notes.	2,786,641
Notes 7.25% JBS Lux 2021				4,449,114
Notes 5.875% JBS Lux 2024				2,984,056
Notes 5.75% JBS Lux 2025				3,490,056
Notes 5.75% PPC 2025	- One of PPC’s subsidiaries.	The Notes contain negative covenants that may limit PPC ability and certain of our subsidiaries ability to, among other things: - incur certain additional indebtedness; - create certain liens; - pay certain dividends and other restricted payments; - sell or dispose of certain assets; - enter into certain transactions with affiliates; - consolidate, merge or dissolve substantial all the assets of PPC. The notes are unsecured obligations.	The facility also contains customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,966,735

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
PPC Term Loan	- Certain of PPC’s subsidiaries.

- Secured by a first priority lien on i) the accounts receivable and inventories of PPC and its non-Mexico subsidiaries, ii) 100% of the equity interests in PPC’s domestic subsidiaries, To-Ricos, Ltd. and To-Ricos Distribution Ltd., and 65% of the equity interests in PPC’s direct foreign subsidiaries, iii) substantially all of the personal property and intangibles of the borrowers and guarantors under the U.S. Credit Facility and iv) substantially all of the real estate and fixed assets of PPC and the guarantors.

The facility also contains negative covenants that may limit PPC ability and certain of its subsidiaries ability to, among other things:

- incur certain additional indebtedness;

- create certain liens;

- pay certain dividends and other restricted payments;

- sell or dispose of certain assets;

- enter into certain transactions with affiliates; and

- consolidate, merge or dissolve substantial all the assets of PPC.

Covenants in the facility also require PPC to use the proceeds it receives from certain asset sales and specified debt or equity issuances and upon the occurrence of other events to repay outstanding borrowings under the facility. The U.S. Credit Facility also provides that we may not incur capital expenditures in excess of USD500 million in any fiscal year.

			The facility also contains customary events of default (1).	1,913,188
Term Loan Five Rivers 2019	- J&F Oklahoma.	- Secured by certain fixed assets, accounts receivable and inventories of JBS Five Rivers and accounts receivables and inventories of J&F Oklahoma; - The facility contains customary negative covenants that may limit JBS Five Rivers and its restricted subsidiaries’ ability to, among other things, incur certain additional indebtedness, enter into certain acquisitions or sell or dispose of certain assets.	The facility also contains customary events of default (1) and it includes failure of any collateral document to create or maintain a priority lien, certain events related to the Employee Retirement Income Security Act of 1974 and failure to comply with the terms of the Executive Succession Plan of J&F Oklahoma Holdings.	370,062

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Canadian Credit Facility & Revolving Credit Facility	- JBS USA Holdings; - JBS S.A.

- Collateralized by a first priority lien on JBS Canada’s accounts receivable, finished goods, feed, live inventory and supply inventories, machinery equipment and real estate.

- The facility contains a springing financial covenant that requires a minimum fixed charge coverage ratio of not less than 1.00 to 1.00. This ratio is applicable if borrowing availability causes a covenant trigger period, which only occurs when borrowing availability falls below the greater of 10% of the maximum borrowing amount and CAD$10.0 million.

The Canadian Credit Facility also contains negative covenants that may limit the ability of JBS Canada to, among other things:

- incur certain additional indebtedness;

- create certain liens on property, revenue or assets;

- make certain loans or investments

- sell or dispose of certain assets;

- pay certain dividends and other restricted payments;

- prepay or cancel certain indebtedness;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into joint ventures other than certain permitted joint ventures or create certain other subsidiaries;

- enter into new lines of business;

- enter into certain transactions with affiliates;

- agree to restrictions on the ability of the subsidiaries to make dividends;

- agree to enter into negative pledges in favor of any other creditor; and

- enter into certain sale/leaseback transactions.

			The facility also contains customary events of default (1). If an event of default happens, the borrowers may, within other options, terminate the agreement, demand the entire balance of the facility to be paid, including accrued interest.	230,898

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Type	Guarantors	Covenants / Guarantees	Customary events	Carrying value as of December 31, 2015
Moy Park: Notes 2021	- Moy Park (Newco) Limited; - Moy Park Limited; - O’Kane Poultry Limited; - Any significant subsidiary (as defined in the indenture).

Customary negative covenants that may limit the Moy Park’s ability and the ability of certain subsidiaries to, among other things:

- incur additional indebtedness unless the net debt/EBITDA ratio is lower than 3.5/1.0 and the net senior debt/EBITDA is lower than 3.0/1.0.

- create liens;

- sell or dispose of assets;

- enter into certain transactions with affiliates;

- dissolve, consolidate, merge or acquire the business or assets of other entities;

- enter into sale/leaseback transactions;

- make certain investments;

- undergo changes of control without making an offer to purchase the Notes; and

- declare or pay any dividends or make any distributions related to securities issued by Moy Park, if (i) it is not in default in relation to the Notes; (ii) Moy Park can incur at least GBP1.00 of debt under the terms of the net debt/EBITDA ratio test and the net senior debt/EBITDA ratio test established in the indenture of the Notes; and (iii) the total value to be paid does not exceed a. 50% of the amount of the net income accrued on a cumulative basis during the period from the issue date, taken as one accounting period, or if the aggregate net income is a loss, minus 100% of the amount of the loss, plus b. 100% of the net cash proceeds received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus 100% of the fair market value of property other than cash received from the issue or sale of its equity interests or other capital contributions subsequent to the issue date of the Notes, plus c. the amount of certain guarantee unconditionally released in full if such guarantee was previously treated as restricted payment, plus the amount of an investment made in a person that becomes a restricted subsidiary, plus d. the amount by which indebtedness is reduced upon the conversion or exchange of any such indebtedness for capital stock, plus e. the amount equal to the net reduction of investments made by the Moy Park or any restricted subsidiary in any person.

			The indentures of Notes contain customary events of default (1). In case any event of default occurs, the trustee or the holders of at least 25% of the notes principal amount at the time may demand repayment of the principal and accrued interest on the Notes.	1,712,409

(1)	- Customary events of default includes failure to perform or observe terms, covenants or other agreements in the facility, defaults on other indebtedness if the effect is to permit acceleration, failure to make a payment on other indebtedness waived or extended within the applicable grace period, entry of unsatisfied judgments or orders against the issuer or its subsidiaries and certain events related to bankruptcy and insolvency matters.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

15	Operating and Finance leases

Leases in which the Company assumes substantially all the risks and benefits of ownership are classified as finance leases. Finance leases are considered a financed purchase. Under a finance lease, fixed assets are recognized at the lease inception along with a financial liability. If there is no significant transfer of the risks and inherent benefits of the property under a lease agreement, the lease is classified as an operating lease and the total minimum lease payments are recognized on a straight-line basis over the lease term.

(a)	Operating Leases:

JBS USA has operating lease agreements for warehouses, commercial offices, vehicles and equipment, off-road transportation vehicles and other assets. Also, Seara Alimentos, through its subsidiary JBS Aves, has operating lease agreements for land used in production areas in a few states in Brazil.

The future minimum payments of non-cancellable operating leases with terms exceeding one year are as follows:

For the years ending December 31:
2016	372,387
2017	335,243
2018	277,878
2019	375,237
Thereafter	294,405

Total	1,655,150

(b)	Finance Leases:

JBS USA has finance lease agreements for its wastewater treatment facilities in Kentucky and Texas. Moy Park has lease agreements for its commercial vehicles and machinery and equipment, for which the book value recognized on property, plant and equipment is detailed below:

	Useful life	Cost	Accumulated Depreciation	December 31, 2015	December 31, 2014
Wastewater treatment facility	7 years	147,109	(51,020)	96,089	69,568
Vehicles/Machinery and equipment)	10 years	251,701	(121,533)	130,168	—

Total		398,810	(172,553)	226,257	69,568

The future minimum payments of non-cancellable finance leases with terms exceeding one year are as follows:

	Carrying value	Future finance charges	Future minimum lease payments
For the years ending December 31:
2016	54,158	793	54,951
2017	36,022	1,674	37,696
2018	27,747	1,850	29,597
2019	15,290	1,268	16,558
Thereafter	56,610	508	57,118

Total	189,827	6,093	195,920

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

16	Accrued income taxes and other taxes and Payroll and social charges

Accrued income taxes and other taxes and Payroll and social charges and tax obligations is comprised of the following:

Accrued income taxes and other taxes	December 31, 2015	December 31, 2014
Accrued income taxes	477,601	505,799
Taxes in installments	233,206	218,107
Other	430,250	270,269

	1,141,057	994,175

Breakdown:
Current liabilities	843,919	749,759
Non-current liabilities	297,138	244,416

	1,141,057	994,175

Payroll and social charges	December 31, 2015	December 31, 2014
Salaries and related social charges	1,130,720	637,780
Payroll accruals and related social charges	2,198,232	1,499,047
Other	160,700	119,189

	3,489,652	2,256,016

Breakdown:
Current liabilities	2,891,953	1,861,318
Non-current liabilities	597,699	394,698

	3,489,652	2,256,016

17	Dividends payable

The bylaws of the Company require dividends of not less than 25% of the annual net income attributable to controlling interest; therefore, the Company records a liability at year-end for the minimum dividend amount that has not yet been paid during the year up to the limit of the mandatory minimum dividend. Dividend payables are recognized as liabilities at the time dividends are approved by the Board of Directors of the Company.

	December 31, 2015	December 31, 2014
Declared dividends on 2012 – Residual	230	230
Declared dividends on 2013 – Residual	251	254
Declared dividends on 2014 – Residual	800	483,529
Declared dividends on 2015	1,102,027	—

Total declared dividends	1,103,308	484,013

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

The Company declared dividends at December 31, 2015 and 2014 of R$ 1,102,027 and R$ 483,529, respectively, which were approved by the Shareholders at its General Meeting according to the calculation presented below:

	December 31, 2015	December 31, 2014
Net income attributable to controlling interest for the year	4,640,114	2,035,910
Legal reserve – (5%)	(232,006)	(101,795)

Adjusted base for dividends calculation	4,408,108	1,934,115

Mandatory dividends (25%)	1,102,027	483,529

Declared dividends	1,102,027	483,529

The residual amount of dividends corresponds to the unpaid dividends due to lack of updated bank information. This pending information related to some minority shareholders precludes the Company from fully paying the dividends declared. The Company has sent notification to such shareholders to update their information so the amount would be paid. The liability will be maintained during the statutory period in the short term, since once the shareholder’s information is updated, the payment is automatic.

On February 17, 2015, the Company’s majority-owned subsidiary, Pilgrim’s Pride Corporation, paid a special cash dividend of approximately USD 1.5 billion to stockholders of record as of January 30, 2015. The Company owned approximately 75% of Pilgrim’s Pride Corporation at the record date and thus, approximately USD 371 million was paid to non-controlling interest holders.

18	Other financial liabilities

Other financial liabilities includes contingent consideration related to the purchase of Moy Park and seller-financed payables on the purchase of assets.

	Current		Non-current
	December 31, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Moy Park contingent consideration	430,000	—	—	—
Seller-financed payables on the purchase of assets	471,916	344,881	233,855	490,461

Total	901,916	344,881	233,855	490,461

19	Income taxes

Current taxes

Current tax comprises the expected tax payable or receivable on the taxable income or loss for the year and any adjustment to the tax payable or receivable in respect of previous years. The amount of current tax payable or receivable is the best estimate of the tax amount expected to be paid or received that reflects uncertainty related to income taxes, if any.

The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period in the countries where the company’s subsidiaries and associates operate and

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in which applicable tax regulation is subject to interpretation. It establishes provisions where appropriate on the basis of amounts expected to be paid to the tax authorities.

Deferred taxes

Deferred income tax is provided in full, using the asset and liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the end of the reporting period and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

Deferred tax assets are recognized only if it is probable that future taxable amounts will be available to utilize those temporary differences and losses.

Deferred tax assets and liabilities are presented net in the consolidated statement of financial position when there is a legally enforceable right to offset current tax assets against liabilities, and when they are related to income taxes levied by the same taxation authority on the same taxable entity or different taxable entities where there is an intention to settle the balances on a net basis.

(a)	Reconciliation of income tax:

	2015	2014	2013
Profit before income taxes (PBT)	7,878,681	4,191,823	1,774,995
Nominal rate	(34)%	(34)%	(34)%

Expected tax expense	(2,678,752)	(1,425,220)	(603,498)

Adjustments to reconcile taxable income:

Earnings and losses due to equity method	20,038	8,875	2,285
Prior year tax loss carryforwards (1)	400,326	—	—
Domestic production activities deduction – USA	77,213	23,108	21,087
Foreign rate differential	8,350	192,688	17,140
Taxable dividends received from subsidiary	(281,407)	—	—
Withholding income tax – JBS USA restructure (2)	(83,288)	—	—
Other permanent differences	(212,514)	(584,847)	(93,684)

Current and deferred income tax (expense) benefit	(2,750,034)	(1,785,396)	(656,670)

Current income tax	(2,979,735)	(1,656,879)	(166,231)
Deferred income tax (3)	229,701	(128,517)	(490,439)

	(2,750,034)	(1,785,396)	(656,670)

Effective income tax rate	(34.90)%	(42.59)%	(37.00)%

(1)	Effective tax rate for the year 2015, was affected by R$ 400,326 due to the recognition of tax loss carryforwards from prior periods. The amounts recognized were limited to the probable taxable future income, calculated based on the projection of five years profitability with estimated realization in 3 to 5 years.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

(2)	As of December 31, 2015, in connection with JBS USA restructure there was a distribution of assets from the United States to Luxembourg which was subject to a U.S. withholding tax payment of USD 25.0 million, equivalent to R$ 83.3 million as stated above.
(3)	Deferred income tax liabilities are recorded related to amortization of the tax basis of goodwill, as determined by Brazilian tax regulators. The total amount of current income tax benefit related to amortization of goodwill tax basis was R$ 732,552, R$ 0 and R$ 267,133 for the years ended December 2015, 2014 and 2013 ,respectively , resulting in an equivalent increase in the deferred tax liability. The Company does not expect any cash impact related to this deferred tax liability.

Composition of deferred income tax

	December 31, 2015	December 31, 2014
Tax losses and negative basis of social contribution	952,655	624,631
Temporary differences:
Provisions	274,569	248,979
Allowance for doubtful accounts	42,874	36,472
Tax credit carryforwards	78,647	42,615
Other temporary differences	681,014	9,597

ASSETS	2,029,759	962,294

Goodwill amortization	2,009,562	1,277,009
Temporary differences:
Long-lived assets	2,918,094	1,583,490
Market inventory valuation for absorption	197,099	74,346
Release of revaluation reserve	943,615	788,789
Other temporary differences	271,884	120,027

LIABILITIES	6,340,254	3,843,661

Total net deferred tax liabilities	4,310,495	2,881,367

Deferred tax assets are recognized for unused tax losses, unused tax credits and deductible temporary differences to the extent that it is probable that future taxable profits will be available against which they can be used. Future taxable profits are determined based on business plans for individual subsidiaries in the Group. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be released; such reductions are reversed when the probability of future taxable profits improves.

Unrecognized tax benefits:

The Company’s unrecognized tax benefits as of December 31, 2015 and 2014 was R$ 602,012 and R$ 1,400,270, respectively, related to net operating losses incurred in prior periods. These net operating losses were generated in Brazil and do not expire under Brazilian tax regulations. Deferred tax assets will be recorded related to the net operating losses in periods when it is determined it is probable that future taxable profits will be available to realize the deferred tax asset. Recognition of tax benefits would have affected effective tax rate on the amounts of R$ 217,417, R$ 488,003 and R$ 59,574 for the years 2015, 2014 and 2013.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

20	Provisions

Provisions are recognized when losses are probable and the amounts can be reliably estimated. Contingent liabilities determined to be possible but not probable are disclosed in these notes but not accrued and contingent liabilities classified as remote are neither accrued nor required to be disclosed. The Company and its subsidiaries are party to several lawsuits arising in the ordinary course of business for which provisions are recognized based on estimated costs determined by management, as follows:

	December 31, 2015	December 31, 2014
Labor	408,963	241,104
Civil	280,383	78,261
Tax and Social Security	843,754	386,479

Total	1,533,100	705,844

Changes in provisions

	December 31, 2014	Acquired in business combination (1)	Additions	Payments	Exchange rate variation	December 31, 2015
Labor	241,104	133,124	38,719	(5,434)	1,450	408,963
Civil	78,261	259,615	5,581	(65,373)	2,299	280,383
Tax and Social Security	386,479	485,239	10,076	(38,878)	838	843,754

Total	705,844	877,978	54,376	(109,685)	4,587	1,533,100

	December 31, 2013	Acquired in business combination (1)	Additions	Payments	Exchange rate variation	December 31, 2014
Labor	163,466	14,763	22,056	—	40,819	241,104
Civil	75,035	—	2,244	—	982	78,261
Tax and Social Security	610,823	3,905	—	(178,368)	(49,881)	386,479

Total	849,324	18,668	24,300	(178,368)	(8,080)	705,844

(1)	Acquired in business combinations: Refers to balances arising from business combination as stated in footnote 3 – Business Combinations.

Tax and Social Security Proceedings

Risk in the loss of claims – PIS/COFINS: Between 2003 and 2013 the Company’s subsidiary Seara Alimentos sent requests for reimbursement of PIS/COFINS payments to the Federal Revenue of Brazil. The tax authorities have assessed the applications for compensation for periods relating to the 4th quarter of 2009 and found an initial loss of about 47% of the value, resulting in probable losses of approximately R$ 161,492 and R$ 167,473 as of December 31, 2105 and 2014, respectively.

Social security proceedings: At December 31, 2015 and 2014 the Company and its subsidiaries were party to 1,508 and 1,404, respectively, social security proceedings, which individually were not material. Based on management’s judgment, the Company has accrued an aggregate amount of R$ 675,880 and R$ 212,818 as of December 31, 2015 and 2014, respectively, for losses arising from these proceedings.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

As of December 31, 2015, the Company had other ongoing tax proceedings, representing claims of approximately R$ 204,183 (R$ 105,969 as of December 31, 2014) in the aggregate, which according to management, represent losses that are reasonably possible but not probable for which the Company’s management does not consider necessary to set a provision for possible loss. Other than that, the Company and its subsidiaries have no relevant tax, civil or labor litigation involving risks of loss classified by management as possible.

Labor Proceedings

As of December 31, 2015 and 2014, the Company and its subsidiaries were party to 31,332 and 20,672 labor proceedings, respectively, involving a total claims of R$ 3,457,553 and R$ 2,650,177, respectively. Based on management’s judgment, the Group has provisioned an aggregate amount of R$ 396,629 and R$ 231,318 as of December 31, 2015 and 2014, respectively, for losses arising from these proceedings, which includes payroll taxes. Most of these lawsuits were filed by former employees of the Company and its subsidiaries seeking overtime payments and payments relating to their exposure to health hazards, commuting time, alleged work accidents and recovery time.

Civil Proceedings

As of December 31, 2015 and 2014, the Company and its subsidiaries were party to 2,877 and 2,326 civil and administrative proceedings, respectively, involving R$ 377,629 and R$ 287,867, respectively. Based on management’s judgment, the Company has provisioned an aggregate amount of R$ 268,658 and R$ 63,625 as of December 31, 2015 and 2014, respectively, for losses arising from such proceedings. These lawsuits relate to improper termination of poultry and pig contract grower arrangements settlement of industry or trademark complaints and product quality claims.

21	Equity

Once the transaction referred to in note 1 occurs, there will be a change in the basis of accounting between the Predecessor and Successor companies such that the historical equity of JBS S.A. will not be presented in the Successor company financial statements. Rather, the Successor financial statements of JBS Foods International Designated Activity Company will only present its share capital, including the substantial share capital exchanged in return for the businesses and assets contributed to it by JBS S.A. The businesses and assets received from JBS S.A. and resulting carrying value of the share capital issued by the Successor will be accounted for at carryover basis as the contemplated transaction qualifies as a common control transaction in accordance with IFRS as issued by the IASB.

(a)

Share capital: Share capital on December 31, 2015 and 2014 was R$ 23,576,206 and R$ 21,506,247, respectively, and was represented by 2,856,857,505 and 2,943,644,008 common shares, respectively, having no nominal value. Share Capital amount is net of R$ 54,865 capitalized transaction costs related to expenses incurred in 2010 consisting of R$ 37,477 related to the transaction costs for the Company’s Initial Public Offering, and expenses in the amount of R$ 17,388 regarding the issuance of debentures during 2011. The Company is authorized to increase its capital by an additional 1,375,853,183 common shares. During the year ending December 31, 2015, the Board of Directors authorized an increase of R$2,069,959 to share capital, which resulted in a decrease to the retained earnings. According to statute, the Board of Directors shall determine the number, price, payment term and other conditions of the issuance of shares. The

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Company may grant options to purchase shares to directors, employees or persons who will provide services, or the directors, employees or persons providing the services under its control, excluding the preemptive rights of shareholders in issuing and exercise of stock options.

	December 31, 2015		December 31, 2014
	Quantity	R$	Quantity	R$
Opening balance	2,943,644,008	21,506,247	2,943,644,008	21,506,247
Capitalization of reserve	—	2,069,959	—	—
Issuance of shares (share-based compensation)	745,262	—	—	—
Issuance of shares (share-based compensation)	36,290	—	—	—

Closing balance	2,944,425,560	23,576,206	2,943,644,008	21,506,247

(b)	Capital reserve: Composed of i) the share premium reserve that refers to the difference between the subscription price that the stockholders pay for the shares and the share price authorized by the Board of Directors, ii) capital transactions related to gains or losses recorded on the purchase of additional shares in majority-owned subsidiaries (see basis of presentation – item (b) Consolidated financial statements), and iii) share based payment.

(c)	Treasury shares:

Treasury share activity during the years ended December 31, 2015 and 2014 was as follows:

	December 31, 2015		December 31, 2014
	Quantity	R$	Quantity	R$
Opening balance	54,829,482	451,700	75,190,179	595,849
Purchase of treasury shares	96,776,800	1,432,670	5,935,300	64,235
Sale of treasury shares	(87,727)	(982)	(26,295,997)	(208,384)
Cancellation of treasury shares	(87,568,055)	(979,817)	—	—

Closing balance	63,950,500	903,571	54,829,482	451,700

Treasury shares cancelled have been recorded against the statutory reserve in accordance with the Company’s bylaws and approval by management.

(d)	Retained earnings: Includes the legal reserves and statutory reserves.

(i) Legal reserve: Credited annually with 5% of the profit of the year.

(ii) Statutory reserves: Consists of the remaining balance of net income accumulated over time after the computation of legal reserve and dividend distribution. The purpose of this reserve is to provide funds for the investment in assets.

(e)	Accumulated other comprehensive income (loss): Composed of accumulated foreign currency translation adjustments from exchange rate variation in the translation of the subsidiaries’ financial statements.

(f)

Non-controlling interest: Material non-controlling interests at December 31, 2015 and 2014 consisted of the 23.3% of Pilgrim’s Pride Corporation (“PPC”) common stock not owned by JBS USA. JBS USA’s voting rights in PPC are limited to the 76.7% of shares owned. PPC is one of the largest chicken producers in the world, with operations in the United States, Mexico and Puerto Rico. The profit allocated to the PPC non-controlling interests during the years ended December 31, 2015, 2014 and 2013 was USD 148 million, USD 158 million and USD 91 million, respectively. At December 31, 2015, the accumulated non-

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

controlling interest in PPC was USD 404 million. Below are the PPC total net sales, net income, cash provided by operations, total assets and total liabilities for the periods indicated (amounts in USD thousands).

	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013
Net sales	8,180,104	8,583,365	8,411,148
Net income	645,962	711,438	549,713
Cash provided by operating activities	976,828	1,066,692	878,533

	Balance at December 31, 2015	Balance at December 31, 2014
Total assets	3,318,443	3,091,718
Total liabilities	2,056,633	894,817

22	Net revenue

Revenue is recognized when the risks and inherent benefits are transferred to the customer or when the probability that the economic benefits will be received by the Company can be measured reliably. Revenue is measured at the fair value of the payment received or receivable for sale of products and services in the Company’s normal course of business. The Company bases its estimate of return on historical results, taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

Revenue is recognized at the point that the risks and rewards of the inventory have passed to the customer, which is either at the point of dispatch or on delivery of the products. This varies from customer to customer according to the terms of sale. In the statement of income, revenue is presented net of taxes associated with the sales, returns, rebates and discounts.
Revenue by significant category for the years ending December 31, 2015, 2014 and 2013 are as follows:

	2015	2014	2013
Gross revenue
Sale of products
Domestic sales	117,978,215	86,957,361	70,562,815
Export sales	51,416,968	38,185,927	25,461,185

	169,395,183	125,143,288	96,024,000

Sale deductions
Returns and discounts	(3,671,087)	(2,561,113)	(1,730,467)
Sales taxes	(2,809,570)	(2,112,456)	(1,390,735)

	(6,480,657)	(4,673,569)	(3,121,202)

Net revenue	162,914,526	120,469,719	92,902,798

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

23	Finance income (expense)

Finance income (expense) includes(i) interest payable on borrowings and direct issue costs; (ii) results from the daily settlements of future contracts used to protect assets and liabilities, as well as the fair value adjustments for derivative instruments that are described under within note 28, (iii) finance income comprising interest receivable on funds invested which is recognized in profit or loss as it accrues using the effective interest method; and (iv) gains and losses associated with transactions denominated in foreign currencies.

Finance income (expense), net consisted of the following for the years ending December 31, 2015, 2014 and 2013:

	2015	2014	2013
Exchange rate variation	(9,224,831)	(1,891,811)	(1,369,979)
Fair value adjustments on derivatives	10,603,289	982,011	679,903
Interest expense	(3,430,708)	(3,167,087)	(2,165,588)
Interest income	970,690	556,265	575,992
Service fees and other	(219,056)	(116,998)	(100,659)

	(1,300,616)	(3,637,620)	(2,380,331)

Finance income	11,573,979	1,538,276	1,255,895
Finance expense	(12,874,595)	(5,175,896)	(3,636,226)

	(1,300,616)	(3,637,620)	(2,380,331)

Interest expense of for the year ended December 31, 2015 includes a premium payment of USD37,125 (R$ 144,966) in June, 2015 from the redemption of certain notes due 2018.

24	Earnings per share

Basic: Earnings per share is calculated by dividing net income attributable to common shareholders by the weighted average number of common shares outstanding during the period, excluding common shares purchased and held as treasury shares (shares in thousands).

	2015	2014	2013
Net income attributable to shareholders	4,640,114	2,035,910	926,907

Weighted average common shares outstanding	2,944,348	2,943,644	2,943.644
Weighted average – treasury shares	(49,752)	(61,907)	(76,762)

Weighted average – common shares outstanding (basic)	2,894,596	2,881,737	2,866,882

Basic earnings per share – R$	1.60	0.71	0.32

Diluted: Diluted earnings per share is calculated by dividing net income of the period attributable to common shareholders by the weighted average number of common shares outstanding during the period, adjusted for the effects of all potential common shares that are dilutive, and adjusted for treasury shares

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

held. From January 2015, the Company had only one category of potential common shares that would cause dilution: outstanding options to purchase stock (shares in thousands).

	2015	2014	2013
Net income attributable to shareholders	4,640,114	2,035,910	926,907

Weighted average common shares outstanding (basic)	2,894,596	2,881,737	2,866,882
Dilutive effect of outstanding stock options	3,735	2,436	—

Weighted average – common shares outstanding (diluted)	2,898,331	2,884,173	2,866,882

Diluted earnings per share – R$	1.60	0.71	0.32

25	Share-based compensation

The Company has in place a stock option plan that is settled with shares. The Company grants stock options to employees and Directors, as an incentive intended to create a sense of ownership and personal involvement with the development and financial success of JBS. Executive officers, directors and general managers are eligible to receive stock options under the plan. The Company’s Chairman establishes the criteria of granting the options and selecting the employees. The number of shares authorized to be granted under the plan is limited to 2% of the Company’s share capital, and also limited to 0.4% of the increase in the Company’s share capital per year.

The fair value of employees’ services received in exchange for the stock option grants is recognized as an expense with the offset to capital reserve. The total amount of expense is recognized during the period in which the right to exercise the stock option is acquired, which generally occurs when the option vests, and is equal to the grant date fair value of the underlying options granted. The number of stock options that each employee is entitled was calculated based on the average of the Company’s stock price for the three months prior to the grant date. The stock option may only be exercised upon satisfaction of the service condition, and have the maximum term of ten years varying in accordance with each individual agreement. All options must be exercised by physical delivery of the shares of common stock.

At the reporting date, the Company reviews its estimates of the number of options which will be exercised (not forfeited) and recognizes any impact from the change in estimate in the statement of income, with a corresponding adjustment to capital reserves within stockholders’ equity. The fair value of each stock option granted was estimated at the grant date based on the Black-Scholes-Merton pricing model. The primary assumptions considered in the model were:

Grants						Fair value assumptions
Year	Quantity of options	Fair value of the option	Exercise price in R$	Vesting term	Outstanding options at December 31, 2015	Risk free interest rate	Volatility	Share price on the grant date	Dividend Yield
2014	2,396,053	R$7.58 to R$9.99	0.00001	1 to 5 years	1,501,919	10.98% to 12.16%	42.16%	R$7.80 to R$10,10	1.05%
2015	1,916,859	R$15.36 to R$15.58	0.00001	1 to 3 years	1,834,818	13.25% to 13.68%	55.69%	R$15.66	0.72%

Vesting term: Represents the minimum period in which the options may be exercised (vesting). The majority of beneficiaries of the 2014 programs, according to the Plan´s terms established with each beneficiary, may exercise the first installment, equal to 1/3 of the total of the options in the 1st year, in

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

February of the following year, and the remaining options vest in installments of 1/3 each, in the 2nd and 3rd year, the other beneficiaries, may exercise the first installment, equal to 1/5 of the total of the options after the 1st year and the remaining options vest in installments of 1/5 each, after each following year until the 5th year. The 2015 programs, follow the same criteria applied to the majority of 2014 programs. For the purpose of fair value calculations, its assumed that the beneficiaries will exercise their options as soon as allowed, as historically observed, such that the expected term equals the vesting term.

Risk free interest rate: The Company uses as a risk free interest rate the projection obtained from Interpolation of fixed x floating interest rate swap (BM&F’s index Pre x DI).

Volatility: The Company estimated the volatility of its own shares by calculating historical volatility over the expected term.

Dividends yield: The dividend yield was estimated based on the payment expectation of dividends per share for the next 12 months divided by the share price.

During the years ending December 31, 2015, 2014 and 2013, the stock-based compensation expense was R$31,951, R$0 and R$0, respectively, recorded under the caption “General and administrative expenses” in the accompanying consolidated statements of income.

26	Operating segments

Management has defined the reportable segments, based on the reports used to make strategic decisions, analyzed by the Chief of Operating Decisions (CODM) that is our Chief Executive Officer (CEO), which are segmented based on product and geography.

The modalities of commercialized products include Beef, Chicken and Pork. Geographically, Management considers the operational performance of its business in the USA (including Australia, Canada and Mexico) and South America (Brazil, Argentina, Paraguay and Uruguay).

The Beef segment operates slaughter facilities, cold storage and meat processing operations for the production of beef, preservatives, fat, feed and derivative products having locations in Brazil, United States of America, Canada, Mexico, Australia, Argentina, Uruguay, and Paraguay.

The Chicken segment is represented by “in natura” products, refrigerated as a whole or in pieces, whose productive units are located in United States of America, Mexico and Brazil, and sold to restaurant chains, food processors, distributors, supermarkets, wholesale and other retail distributors, and also exported to Eastern Europe (including Russia), the Eastern Hemisphere (including China) and other international markets.

The Pork segment operations consist of slaughter facilities, processing, cold storage of pork meat, “in natura” meat and manufacture of products and sub-products of the same origin. It operates in Brazil and the United States, addressing the U.S. domestic market as well as foreign markets. The products also include specific industrial standards cuts and refrigerated products.

Due to the significant percentage of business being derived from the above-mentioned reportable segments, the remaining segments and activities in which the Company acts are not significant and are presented as “Others”. In addition, all operations between segments are eliminated.

The accounting policies of the operational segments are the same as described in these financial statements. The Company evaluates its performance per segment, which according to the accounting policies, are disclosed with the breakdown of net revenue, depreciation and net operating income.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

There are no revenues arising out of transactions with any single customer that represents 10% or more of the total revenues. Net revenue presented below is from external customers.

The measure of segment profitability reviewed by our chief operating decision maker is net operating income, which does not include finance income (expense), share of profit or loss of equity accounted investees and amortization or income taxes. The Company manages its loans and financings and income taxes at the corporate level and not by segment. The information per businesses operational segment, analyzed by the CODM, are as follows.

Segments presented by product modality:
	Net revenue			Net operating income (1)			Depreciation
	2015	2014	2013	2015	2014	2013	2015	2014	2013
Segments
Beef	99,715,255	74,296,387	60,428,280	2,711,147	3,081,020	1,948,131	1,128,458	827,963	763,589
Chicken	40,223,393	27,873,606	21,038,991	5,518,101	3,973,736	1,481,634	1,949,046	1,201,624	957,224
Pork	12,829,206	10,446,372	7,927,262	1,013,874	988,410	410,603	220,818	165,194	93,156
Others	10,146,672	7,853,354	3,508,265	364,468	500,060	251,098	394,508	351,996	224,848

Total	162,914,526	120,469,719	92,902,798	9,607,590	8,543,226	4,091,466	3,692,830	2,546,777	2,038,817

Total assets by product modality:
	December 31, 2015	December 31, 2014
Total of assets
Beef	66,132,131	39,067,382
Chicken	30,391,861	18,375,681
Pork	13,647,227	5,261,728
Others	12,331,748	19,610,797

Total	122,502,967	82,315,588

Geographic information:
	Net revenue			Net operating income(1)			Depreciation
	2015	2014	2013	2015	2014	2013	2015	2014	2013
United States of America	111,225,119	79,206,777	65,126,919	5,498,811	5,323,240	2,109,488	2,115,940	1,411,684	1,305,725
South America	47,337,328	39,082,053	25,820,529	4,217,353	3,234,774	1,997,055	1,469,548	1,125,484	715,315
Others	4,352,079	2,180,889	1,955,350	(108,574)	(14,788)	(15,077)	107,342	9,609	17,777

Total	162,914,526	120,469,719	92,902,798	9,607,590	8,543,226	4,091,466	3,692,830	2,546,777	2,038,817

Total assets by geographic area:
	December 31, 2015	December 31, 2014
Total of assets
United States of America	45,812,569	23,823,509
South America	68,234,984	57,980,876
Others	8,455,414	511,203

Total	122,502,967	82,315,588

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

(1)	Net operating income is reconciled to consolidated net income as follows:

	2015	2014	2013
Net income	5,128,647	2,406,427	1,118,325
Tax expense	2,750,034	1,785,396	656,670
Finance expense	1,300,616	3,637,620	2,380,331
Share of profit or loss of equity accounted investees	(58,935)	(26,103)	(6,722)
Restructuring, reorganization and other costs	170,110	409,183	(57,138)
Non-recurring tax contingencies	317,118	330,703	—

Total	9,607,590	8,543,226	4,091,466

27	Expenses by nature

The Company’s policy is to disclose expenses by function and certain expenses by nature as required by IFRS.

Classification by nature	December 31, 2015	December 31, 2014	December 31, 2013
Depreciation and amortization	(3,692,830)	(2,546,777)	(2,038,817)
Personnel expense	(16,719,732)	(11,846,712)	(9,260,005)
Raw material use and consumption materials	(131,295,705)	(96,349,744)	(77,239,518)

Classification by function	December 31, 2015	December 31, 2014	December 31, 2013
Cost of goods sold	(140,324,213)	(101,796,347)	(81,056,088)
Selling expenses	(9,377,895)	(7,154,335)	(5,262,199)
General and administrative expenses	(4,025,330)	(3,330,042)	(2,519,993)

28	Risk management and financial instruments

The Company uses the measurement principles presented below at each statement of financial position date in accordance with the guidelines established under IFRS for each classification type of financial assets and liabilities. The company has not designated any of its derivatives as hedges.

Financial assets at fair value through profit or loss: Financial assets are carried at their fair value if they are classified as held for trading or designated as such upon initial recognition. Financial assets are designated at fair value through profit or loss if the company manages such investments and makes purchase and sale decisions based on their fair values in accordance with the Company’s documented risk management and investment strategy. The fair value of derivatives are calculated based on daily settlements as a result of changes in market prices of futures and commodities. The fair value of the swap is estimated by its present value, obtained by discounting future cash flows of its assets and liabilities legs. For exchange traded derivatives like futures, as mentioned earlier, the fair value are based on daily settlements, and for OTC (over the counter) derivatives, the fair value must be estimated. For instance, for a NDF (non deliverable forward), the calculation of fair value requires the future value

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

of the underlying asset and a yield curve and to get these data, the Company’s Risk Management Department uses a Bloomberg database. Financial assets recorded at fair value through profit or loss are measured at fair value and changes in fair value of these assets are recognized as finance income or expense of the period. The financial instruments classified in this category are “financial investments” and “derivatives”.

Loans and receivables: Loans granted and receivables are financial assets with fixed or estimated payment amounts that are not quoted on an active market. Such assets are initially recognized at fair value plus any relevant transaction costs. After initial recognition, loans and receivables are measured at amortized cost using the effective interest method, decreased by any loss on impairment. The main assets of the Company classified in this category are “cash at banks”, “trade accounts receivables” and “related parties receivables”.

Liabilities at amortized costs: The Company recognizes debt securities and subordinated debt on the date on which they originated. All other financial liabilities (including liabilities designated at fair value recorded in income) are initially recognized on the trade date on which the Company becomes a party to the contractual provisions of the instrument. The Company writes-off a financial liability when its contractual obligations are canceled or expired. The Company has the following non-derivative financial liabilities: loans and financing, trade accounts payable, debts with related parties, dividends payables, and payables on the acquisitions of facilities.

Derivative financial instruments: Based on a risk management policy of the Group, the Company contracts financial derivatives instruments in order to minimize the risk of losses due to the exposure to fluctuation in exchange rates, interest rates, commodities prices, and others, which can affect the valuation of current and non-current assets and liabilities, future cash flow and profit. These financial instruments are recognized after the Company becomes a party to the contractual provisions of the instruments. The fair value of derivative instruments is calculated by the Company’s treasury department, based on information of each contracted transaction and market information on the reporting dates such as interest rates and exchange rates.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Financial instruments:

Financial instruments are recognized in the consolidated financial statements as follows:

	Notes	December 31, 2015	December 31, 2014
Assets
Fair value through profit or loss
Financial investments and bank notes	4	8,067,833	6,541,899
Derivative assets, net		737,891	—
Loans and receivables at amortized cost
Cash at banks	4	10,776,155	8,368,528
Trade accounts receivable	5	12,119,662	9,577,548
Related parties receivables	9	1,968,043	370,072

Total		33,669,584	24,858,047

Liabilities
Liabilities at amortized cost
Loans and financing	14	(65,882,726)	(40,079,140)
Trade accounts payable	13	(12,421,018)	(6,942,933)
Other financial liabilities	18	(705,771)	(835,342)

Fair value through profit or loss
Derivative liabilities, net		—	(241,899)
Other financial liabilities—contingent consideration	18	(430,000)	—

Total		(79,439,515)	(48,099,314)

During this period there has been no reclassification between categories, shown in the table above.

a.	Fair value measurements:

The Company determine fair value measurements in accordance with the hierarchical levels that reflect the significance of the inputs used in the measurement, according to the following levels:

Level 1 – Quoted prices in active markets (unadjusted) for identical assets or liabilities;

Level 2 – Inputs other than Level 1, in which prices are quoted for similar assets and liabilities, either directly by obtaining prices in active markets or indirectly through valuation techniques that use data from active markets;

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Level 3 – Inputs used for fair value calculations are not derived from an active market. The Company does not have any financial instruments that utilize level 3 inputs.

	Current Assets						Current liabilities
	Financial Investments		Bank Notes		Derivative assets		Derivative liabilities		Moy Park contingent liability
	At December 31,
	2015	2014	2015	2014	2015	2014	2015	2014	2015	2014
Level 1	3,782,534	1,766,650	—	—	—	—	—	—	—	—
Level 2	—	—	4,285,299	4,775,249	737,891	—	—	(241,899)	(430,000)	—
Level 3	—	—	—	—	—	—	—	—	—	—

b.	Fair value of assets and liabilities carried at amortized cost:

The fair value of the Notes under Rule 144A and Regulation S are estimated using the closing sale price of these securities informed by a financial newswire at December 31, 2015 and 2014, considering there is an active market for these financial instruments. The book value of the remaining fixed-rate loans approximates fair value since the interest rate market, the Company’s credit quality, and other market factors have not significantly changed since entering into the loans. The book value of variable-rate loans and financings approximates fair value given the interest rates adjust for changes in market conditions and the quality of the Company’s credit rating has not substantially changed. For all other financial assets and liabilities, book value approximates fair value due to the short duration of the instruments.

Following, are the details of the estimated fair value of loans and financing:

Description	December 31, 2015			December 31, 2014
	Principal	Price (% of the principal)	Fair value	Principal	Price (% of the principal)	Fair value
JBS S.A. Notes 2016	513,583	103.00	528,990	487,713	110.99	541,313
Bertin Notes 2016	572,951	104.00	595,869	537,307	108.50	582,978
JBS S.A. Notes 2020	3,904,800	97.00	3,787,656	2,656,200	103.55	2,750,495
JBS S.A. Notes 2023	3,026,220	88.00	2,663,074	2,058,555	94.63	1,948,011
JBS S.A. Notes 2024	2,928,600	91.63	2,683,476	1,992,150	99.38	1,979,799
JBS Lux Notes 2020	2,733,360	100.00	2,733,360	1,859,340	105.25	1,956,955
JBS Lux Notes 2021	4,490,520	98.35	4,416,426	3,054,630	105.00	3,207,362
JBS Lux Notes 2024	2,928,600	89.50	2,621,097	1,992,150	102.00	2,031,993
JBS Lux Notes 2025	3,514,320	86.50	3,039,887	—	—	—
PPC Notes 2025	1,952,400	97.75	1,908,471	—	—	—
Moy Park Notes 2021	1,736,430	102.40	1,778,104	—	—	—

	28,301,784		26,756,410	14,638,045		14,998,906

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Risk management:

The Company, during the regular course of their operations, is exposed to market, credit and liquidity risks. Those exposures are managed by the Company’s Risk Management Department, following directives from the Financial and Commodities Risk Management Policy defined by the Risk Management Committee and approved by the Board of Directors.

The Risk Management Department is responsible for mapping all risk factors that may cause adverse financial results for the Company and proposing strategies to mitigate those risks. Their proposals are submitted to the Risk Management Committee for submission to the Board of Directors, who supervises the implementation of new solutions, noting limitations of scope and guidelines of the Financial and Commodities Risk Management Policy.

Below are the risks and operations to which the Company is exposed and a sensitivity analysis for each type of risk, consisting in the presentation of the effects in the finance income (expense), net, when subjected to possible changes of 25% to 50% in the relevant variables for each risk. For each probable scenario, the Company considers appropriate the use of the Value at Risk analysis Methodology (VaR), for the confidence interval (I.C.) of 99% and a horizon of one day. These do not take in consideration the effects related to the interest rate.

a.	Market risk:

The exposure to market risk is continuously monitored, especially the risk factors related to foreign exchange, interest rates and commodity prices, which directly affect the value of financial assets and liabilities, future cash flow and net investments in foreign subsidiaries. In these cases, the Company may use financial hedge instruments, including derivatives, given the approval by the Board of Directors.

It is the function of the Risk Management Department to ensure that other areas of operations from the Company are within the exposure limits set by Management, as well as if they are financially protected against price fluctuations, centralizing the exposures and applying the Financial and Commodities Risk Management Policy.

The Risk Management Department uses proprietary and third party information systems specifically developed to control and manage market risk, applying stress scenario and VaR to measure the net exposure as well as the cash flow risk with BM&FBovespa and Chicago Mercantile Exchange.

a.1. Interest rate risk

Interest rate risk is related to potentially adverse results that the Company may realize from changes in interest rates, which may be caused by economic crisis, sovereign monetary policy alterations, or market movements. The Company has limited assets and primarily liabilities exposed to interest rates like the CDI (Certificado de Depósito Interbancário – Interbank Deposit Certificate), TJLP (Taxa de Juros de Longo Prazo – Long Term Interest Rate), UMBNDES (Unidade Monetária do BNDES – BNDES Monetary Unit), LIBOR (London Interbank Offer Rate) and EURIBOR (Euro Interbank Offer Rate), among others. The Company’s Financial and Commodities Risk Management Policy does not define the proportion between float and fixed exposures, but the Risk Management Department monitors market conditions and may propose to the Risk Management Committee strategies to rebalance the exposure.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

For informational purposes and in accordance to our Financial and Commodities Risk Management Policy, the notional amounts of assets and liabilities exposed to floating interest rates are presented below.

	December 31, 2015	December 31, 2014
Liabilities and assets exposure to the CDI rate, net:
NCE / Compror / Others	(5,067,298)	(6,807,645)
CDB-DI	1,976,791	4,775,249
National treasury bill	3,428,732	1,766,650

Total	338,225	(265,746)

Liabilities exposure to the EURIBOR rate:
Working Capital – Euro	(99,766)	(198,295)

Total	(99,766)	(198,295)

Liabilities exposure to the LIBOR rate:
Working Capital – USD	(208,817)	(916,307)
Pre-payment	(9,633,688)	(4,213,104)
Others	(4,683)	(418,475)

Total	(9,847,188)	(5,547,886)

Liabilities exposure to TJLP rate:
FINAME	(306,529)	(398,385)
CDC	—	(11,898)

Total	(306,529)	(410,283)

Liabilities exposure to UMBNDES:
CCB – BNDES	(41,591)	(57,080)

Total	(41,591)	(57,080)

Management believes that exposure to interest rate fluctuations does not have a relevant effect on the Company’s results and does not use derivative financial instruments to manage this risk, except in specific situations that may arise.

Sensitivity analysis:

Contracts exposure	Risk	Current scenario	Scenario (I) VaR 99% I.C. 1 day		Scenario (II) Interest rate variation – 25%		Scenario (III) Interest rate variation – 50%
			Rate	Effect on income	Rate	Effect on income	Rate	Effect on income
CDI	Decrease	14.1400%	14.0416%	(333)	10.6050%	(11,956)	7.0700%	(23,913)
Euribor	Increase	0.0600%	0.0600%	—	0.0750%	(15)	0.0900%	(30)
Libor	Increase	1.1780%	1.1783%	(30)	1.4725%	(29,000)	1.7670%	(58,000)
TJLP	Increase	7.0000%	7.0023%	(7)	8.7500%	(5,364)	10.5000%	(10,729)
UMBNDES	Increase	0.0762	0.0784	(1,212)	0.0952	(10,398)	0.1143	(20,796)

				(1,582)		(56,733)		(113,468)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2. Exchange rate risk:

Exchange rate risk is related to potentially adverse results that the Company may realize from fluctuations in foreign currency exchange rates that may be caused by economic crisis, sovereign monetary policy alterations or market movements. The Company has assets and liabilities exposed to foreign exchange rates, however the Company’s Financial and Commodities Risk Management Policy states that the Company cannot simply net these exposures, since other issues should be considered such as maturities mismatches.

The Risk Management Department applies hedging instruments previously approved by the Board of Directors to protect financial assets and liabilities and future cash flow from commercial activities and net investments in foreign operations. The Board of Directors has approved the use of future contracts, NDFs (non-deliverable forwards), options and swaps that may be applied to hedge loans, investments, flows from interest payments, export estimates, acquisitions of raw material, and other transactions, whenever they are quoted in currencies different than the Company’s functional currency. The Company’s primary exposures to exchange rate risk are in US Dollars (USD), Canadian Dollars (C$), Euro (€) and the British Pound (£).

The carrying amounts of assets and liabilities and other positions exposed to foreign currency risk at December 31, 2015 and 2014 are presented below along with the notional amounts of derivative contracts intended to offset the exposure, in accordance with the Company’s Financial and Commodities Risk Management Policy. The exposure is in relation to the Brazilian Reais. However, it should be mentioned that during the period between disclosure dates (December 31, 2015 and 2014) there were considerable movement in hedging operations as a result of financial and commercial operations.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.1 EXPOSURE to the US Dollar (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	3,589,259	3,448,839
Trade accounts receivable	3,107,239	3,384,133
Sales orders	2,650,165	1,271,129
Trade accounts payable	(223,876)	(140,452)
Purchase orders	(469,607)	(256,393)

Subtotal	8,653,180	7,707,256

FINANCIAL
Related parties transaction (net)	666,725	—
Net debt in subsidiaries	(23,325,674)	—
Loans and financing	(29,668,891)	(22,299,809)

Subtotal	(52,327,840)	(22,299,809)

Total exposure	(43,674,660)	(14,592,553)

DERIVATIVES
Future contracts	23,557,854	7,786,253
Non Deliverable Forwards (NDF’s) (1)	23,668,231	13,662,776
Foreign Currency Swap (Assets)	1,601,944	139,460
Foreign Currency Swap (Liabilities)	(1,180,226)	(22,758)

Total of derivatives	47,647,803	21,565,731

NET EXPOSURE IN R$	3,973,143	6,973,178

(1)	Non Deliverable Forwards (NDF’s) and swaps are net cash settled at maturity. Swaps may have amortizations and interest payment schedules during the period.

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to US Dollar):

Exposure of R$	Risk	Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
			Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	3.9048	3.7970	(205,946)	2.9286	(1,864,976)	1.9524	(3,729,952)
Financial	Depreciation	3.9048	3.7970	800,664	2.9286	7,250,541	1.9524	14,501,083
Derivatives	Appreciation	3.9048	3.7970	(1,325,775)	2.9286	(12,005,764)	1.9524	(24,011,527)

				(731,057)		(6,620,199)		(13,240,396)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Derivatives financial instruments breakdown:

Instrument	Risk factor	Nature	December 31, 2015			December 31, 2014
			Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Future Contracts BM&F	USD BRL	Long	2,036,750	7,953,102	37,540	1,101,500	2,925,805	(49,679)
	USD BRL (DDI)	Long	3,996,300	15,604,752	—	1,829,850	4,860,448	(117,438)
Non Deliverable Forwards	USD BRL	Long	6,061,317	23,668,231	63,184	5,143,730	13,662,776	(153,390)

Instrument	Initial date	Expiry date	December 31, 2015
			Notional (USD)	Notional (R$)	Fair value (assets) R$	Fair value (liabilities) R$	Fair value
Swap	05.20.14	10.29.18	50,000	195,240	204,885	(124,727)	80,158
	11.27.13	10.23.18	100,000	390,480	306,317	(190,483)	115,834
	04.10.14	10.15.18	149,800	584,939	560,064	(333,910)	226,154
	09.08.15	09.08.16	135,000	527,148	530,678	(531,106)	(428)

Instrument	Initial date	Expiry date	December 31, 2014
			Notional (USD)	Notional (R$)	Fair value (assets) R$	Fair value (liabilities) R$	Fair value
Swap	05.20.14	10.29.18	50,000	132,810	143,410	(124,972)	18,438
	11.27.13	10.23.18	100,000	265,620	281,012	(252,056)	28,956
	04.10.14	10.15.18	149,800	397,899	419,821	(364,952)	54,869
	09.08.15	09.08.16	135,000	358,587	358,070	(359,901)	(1,831)
	11.29.13	11.19.15	60,000	159,372	161,608	(145,044)	16,564
	02.03.09	02.04.15	26,317	69,903	22,464	(22,758)	(294)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.2 EXPOSURE to C$ (Canadian Dollar) (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	14,515	3,277
Trade accounts receivable	32,124	10,217
Trade accounts payable	(566)	(10)

Subtotal	46,073	13,484

Total exposure	46,073	13,484

DERIVATIVES
Future contracts	(5,071)	(4,126)
Non Deliverable Forwards (NDF’s)	(54,058)	(32,360)

Total of derivatives	(59,129)	(36,486)

NET EXPOSURE IN R$	(13,056)	(23,002)

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Canadian Dollar):

Exposure of R$	Risk	Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
			Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.8171	2.8951	1,276	3.5214	11,519	4.2257	23,037
Derivatives	Depreciation	2.8171	2.8951	(1,637)	3.5214	(14,783)	4.2257	(29,566)

				(361)		(3,264)		(6,529)

Derivatives financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (CAD)	Notional (R$)	Fair value	Notional (CAD)	Notional (R$)	Fair value
Future Contracts BM&F	Canadian dollar	Short	(1,800)	(5,071)	—	(1,800)	(4,126)	71
Non Deliverable Forwards	Canadian dollar	Short	(19,189)	(54,057)	1,281	(14,119)	(32,361)	(96)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.3 EXPOSURE to the EURO (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	56,509	44,061
Trade accounts receivable	412,257	73,603
Sales orders	345,473	3,153
Trade accounts payable	(138,741)	(30,384)
Purchase orders	(20,419)	(9,898)

Subtotal	655,079	80,535

FINANCIAL
Related parties transaction (net)	333,623	706,148

Subtotal	333,623	706,148

Total exposure	988,702	786,683

DERIVATIVES
Future contracts	(660,937)	48,405
Non Deliverable Forwards (NDF’s)	50,274	(1,474)

Total of derivatives	(610,663)	46,931

NET EXPOSURE IN R$	378,039	833,614

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Euro):

			Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$	Risk	Current exchange	Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income

Operating	Appreciation	4.2504	4.1194	(20,190)	3.1878	(163,770)	2.1252	(327,540)
Financial	Appreciation	4.2504	4.1194	(10,282)	3.1878	(83,406)	2.1252	(166,812)
Derivatives	Depreciation	4.2504	4.1194	18,821	3.1878	152,666	2.1252	305,332

				(11,651)		(94,510)		(189,020)

Derivatives financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (EUR)	Notional (R$)	Fair Value	Notional (EUR)	Notional (R$)	Fair Value
Future Contracts BM&F	Euro	Short	(155,500)	(660,937)	(10,552)	—	—	—
		Long	—	—	—	15,000	48,405	(961)
Non Deliverable Forwards	Euro	Long	11,828	50,274	55	(457)	(1,474)	(60)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.4 EXPOSURE to the British Pound (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	—	4,126
Trade accounts receivable	75,998	104,154
Sales orders	4,821	97,186
Trade accounts payable	(41)	(195)

Subtotal	80,778	205,271

Total exposure	80,778	205,271

DERIVATIVES
Future contracts	(38,491)	(31,158)
Non Deliverable Forwards (NDF’s)	(50,001)	(186,025)

Total of derivatives	(88,492)	(217,183)

NET EXPOSURE IN R$	(7,714)	(11,912)

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to British Pound):

Exposure of R$	Risk	Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
			Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	5.7881	5.9515	2,280	7.2351	20,194	8.6822	40,390
Derivatives	Depreciation	5.7881	5.9515	(2,498)	7.2351	(22,123)	8.6822	(44,247)

				(218)		(1,929)		(3,857)

Derivatives financial instruments breakdown:

	Risk factor	Nature	December 31, 2015			December 31, 2014
Instrument			Nocional (GBP)	Nocional (R$)	Fair value	Nocional (GBP)	Nocional (R$)	Fair value
Future Contracts BM&F	British pound	Short	(6,650)	(38,491)	—	(7,525)	(31,158)	579
Non Deliverable Forwards	British pound	Short	(8,639)	(50,003)	(238)	(44,928)	(186,025)	(2,885)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.5 EXPOSURE to the Japanese Yen (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	5,650	—
Trade accounts receivable	23,472	—
Sales orders	1,354	—

Subtotal	30,476	—

Total exposure	30,476	—

DERIVATIVES
Non Deliverable Forwards (NDF´s)	(85,226)	—

Total derivatives	(85,226)	—

NET EXPOSURE IN R$	(54,750)	—

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to Japanese Yen):

	Risk	Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation – 25%		Scenario (iii) Interest rate variation – 50%
Exposure of R$			Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	0.0324	0.0335	1,035	0.0405	7,619	0.0486	15,238
Derivatives	Depreciation	0.0324	0.0335	(2,893)	0.0405	(21,307)	0.0486	(42,613)

				(1,858)		(13,688)		(27,375)

Derivatives financial instruments breakdown:

	Risk factor	Nature	December 31, 2015			December 31, 2014
Instrument			Notional (JPY)	Notional (R$)	Fair value	Notional (JPY)	Notional (R$)	Fair value
Non Deliverable Forwards	Japanese Yen	Short	(2,628,004)	(85,226)	(230)	—	—	(137)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

a.2.6 EXPOSURE to the New Zealand Dollar (amounts in thousands of R$):

	December 31, 2015	December 31, 2014
OPERATING
Cash and cash equivalents	6,423	—
Trade accounts receivable	4,983	—
Trade accounts payable	(394)	—

Subtotal	11,012	—

Total exposure	11,012	—

DERIVATIVES
Non Deliverable Forwards (NDF’s)	(7,540)	—

Total derivatives	(7,540)	—

NET EXPOSURE IN R$	3,472	—

Sensitivity analysis at December 31, 2015 (exchange rates are Brazilian Reais to New Zealand Dollar):

Sensitivity analysis:

	Risk	Current exchange rate	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Interest rate variation - 25%		Scenario (iii) Interest rate variation - 50%
Exposure of R$			Exchange rate	Effect on income	Exchange rate	Effect on income	Exchange rate	Effect on income
Operating	Appreciation	2.6721	2.5920	(330)	2.0041	(2,753)	1.3361	(5,506)
Derivatives	Depreciation	2.6721	2.5920	226	2.0041	1,885	1.3361	3,770

				(104)		(868)		(1,736)

Derivatives financial instruments breakdown:

	Risk factor	Nature	December 31, 2015			December 31, 2014
Instrument			Notional (NZD)	Notional (R$)	Fair value	Notional (NZD)	Notional (R$)	Fair value
Non Deliverable Forwards	New Zealand dollar	Short	(2,822)	(7,541)	(1,109)	—	—	(49)

b.	Commodity price risk

The Company operates globally in different aspects related to Agribusiness (the entire livestock protein chain, biodiesel, among others) and during the regular course of its operations is exposed to price fluctuations in feeder cattle, live cattle, lean hogs, corn, soybean and energy especially in the American, Australian and Brazilian markets. Commodity markets are characterized by volatility arising from external factors including climate, supply levels, transportation costs, agricultural policies, storage costs, among

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

others. The Risk Management Department is responsible for mapping the exposures to commodity prices of the Company and proposing strategies to the Risk Management Committee, in order to mitigate such exposures.

A very important type of raw materials used by the Company are biological assets. In order to maintain future supply of these materials, the Company contracts for anticipated purchases from suppliers. To complement these forward purchases, the Company use derivative instruments to mitigate each specific exposure, most notably futures contracts, to mitigate the impact of price fluctuation – on inventories and sales contracts. The Company deems appropriate to take the historical average amount spent with materials as an indication of operational value to be protected by firm contracts.

b.1. Positions in commodities (cattle) contracts

Given the nature of its operations, the Company is exposed to volatility in cattle prices, where price fluctuations arise from factors beyond the Company’s control, such as climate, the supply volume, transportation costs and agricultural policies among others. Forward purchases of cattle can be negotiated at floating (prices marked at the delivery day current price) or fixed prices. The Company may use future contracts at BM&FBovespa to balance these exposures.

The factors that influence the commodity price risk reduction strategy are the timing of term contracts for cattle purchases considering the negotiated values and terms.

The Company’s exposure to cattle price changes as of December 31, 2015 and 2014 are presented below in accordance with the Company’s Financial and Commodities Risk Management Policy and are representative of the exposure at each period end.

EXPOSURE	December 31, 2015	December 31, 2014
Firm Contracts of cattle purchases	48,068	36,953

TOTAL	48,068	36,953

Sensitivity analysis:

Exposure	Risk	Current price	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) @ Variation – 25%		Scenario (ii) @ Variation – 50%
			Price	Effect on income	Price	Effect on income	Price	Effect on income
Operational	Cattle depreciation	152.63	150.62	(632)	114.47	(12,017)	76.32	(24,034)
Derivatives of cattle	Cattle appreciation	152.63	150.62	157	114.47	2,978	76.32	5,956

				(475)		(9,039)		(18,078)

The exposure operating risk in firm contracts of cattle purchase is the rise of cattle price, thereby, it is calculated the risk of market price appreciation of the cattle market price.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

Derivative financial instruments breakdown:

Instrument	Risk factor	Nature	December 31, 2015			December 31, 2014
			Quantity	Notional	Fair value	Quantity	Notional	Fair value
Future Contracts BM&F	Cattle	Short	241	(11,912)	(9)	555	(25,871)	9

b.2. Positions in commodities (corn) derivative financial instruments of Seara Alimentos:

Seara Alimentos is exposed to the price volatility of corn, which changes based on factors beyond management’s control, such as climate, the supply volume, transportation costs, agricultural policies and others.

Seara Alimentos, in accordance with its policy of inventory management, started the strategy of risk management of corn’s price based on physical control, including expectations of future consumption, anticipated purchases, combined with future market operations, by hedging with corn futures on BM&F, CME and Over the Counter (OTC), through Non Deliverable Forwards (NDF’s), in order to fixed prices.

Management understands that quantitative figures regarding the exposure risk on the corn’s sacks price changes of Seara Alimentos on December 31, 2015 and December 31, 2014 are presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of the exposure incurred during the period.

Seara Alimentos
EXPOSURE in Commodities (Corn)	December 31, 2015
OPERATING
Purchase orders	469,607

Subtotal	469,607

DERIVATIVES
Non Deliverable Forwards (NDF´s)	—

Subtotal	—

TOTAL EXPOSURE	469,607

Sensitivity analysis:

Exposure	Risk	Current price	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
			Price	Effect on income	Price	Effect on income	Price	Effect on income
Operational	Depreciation of corn price	358.75	346.08	(16,585)	269.06	(117,405)	179.38	(234,797)
Derivatives	Appreciation of corn price	358.75	346.08	—	269.06	—	179.38	—

				(16,585)		(117,405)		(234,797)

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

b.3. Position balance in commodities derivative financial instruments of JBS USA:

Management believes that quantitative figures regarding the risk exposure of the commodities prices changes of the subsidiary JBS USA on December 31, 2015 and December 31, 2014 are accurately presented below in accordance with the Financial and Commodities Risk Management Policy and are representative of exposure during the period.

EXPOSURE in Commodities	December 31, 2015	December 31, 2014
OPERATIONAL
Forwards – commodities	5,294,296	5,662,129

Subtotal	5,294,296	5,662,129

DERIVATIVES
Future and option commodity contracts	9,692,155	(3,936,680)

Subtotal	9,692,155	(3,936,680)

TOTAL EXPOSURE	14,986,451	1,725,449

Sensitivity analysis:

Exposure	Risk	Scenario (i) VaR 99% I.C. 1 day		Scenario (ii) Price variation – 25%		Scenario (ii) Price variation – 50%
		Price	Effect on income	Price	Effect on income	Price	Effect on income
			JBS USA		JBS USA		JBS USA
Operating	Commodities price depreciation	(1.06)%	(56,120)	(25.00)%	(1,323,574)	(50.00)%	(2,647,148)
Derivatives	Commodities price depreciation	(1.06)%	(102,737)	(25.00)%	(2,423,039)	(50.00)%	(4,846,078)

			(158,857)		(3,746,613)		(7,493,226)

Derivatives financial instruments breakdown:

			December 31, 2015			December 31, 2014
Instrument	Risk factor	Nature	Notional (USD)	Notional (R$)	Fair value	Notional (USD)	Notional (R$)	Fair value
Non Deliverable Forwards	Commodities	Long	2,482,113	9,692,155	232,632	(1,482,072)	(3,936,680)	26,049

c.	Credit risk

The Company is potentially subject to credit risk related to accounts receivable, investments and hedging contracts. In the case of trade accounts receivable, the Financial and Commodities Risk Management department understands that the diversity of the portfolio contributes significantly to reduce the credit risk, but parameters have been put in place when credit is provided to customers such as required minimum financial ratios and operational health of the customers, as well as references to credit monitoring entities.

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

If the counter party of a financial position is a financial institution (cash and cash equivalents, investments and derivative contracts), the Company employs exposure limits set by the Risk Management Committee, based on risk ratings (ratings) of specialized international agencies.

Amounts invested in bank certificates of deposit and accumulated fair values receivables in transactions contracted with banks must comply with the following table limits such that the total volume does not exceed a specified percentage of the equity of the financial institution (% Equity). Additionally, the maturity of the instrument should be no longer than the maximum horizon.

Category(*)	% Equity	Maximum horizon
AAA	2	5 years
AA	1	3 years
A	0.5	2 years
BBB	0.25	1 year

(*)	Financial instruments categories are assessed by reference to external credit ratings (such as: Standard & Poor’s, Fitch and Moody’s), if available or to historical information about counterparty default rates.

Additional policies:

•	If there are different ratings for the same financial institution, the Company uses the most conservative rating;

•	The head office ratings will be assumed in the case of unrated subsidiaries;

•	Financial institutions without a rating are not eligible;

•	In the absence of rating in the national scale, use the global rating scale;

•	If the Company holds debt and investments with particular counterparty, the net value of the transactions should be considered;

•	Exceptions can occur if previously approved by the Risk Management Committee.

Besides private bonds, the Company can also invest funds in the following Brazilian federal national Treasury bill: LFT, LTN, NTN-F and NTN-B. For these cases there is no pre-established limits. It is also permitted to invest in fixed income funds of low risk that have a policy of investment applications in assets directly related to the basic interest rate (SELIC).

The book value of financial assets that represent the maximum exposure to credit risk at the financial statement date was:

	Note	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	4	18,843,988	14,910,427
Trade accounts receivable	5	12,119,662	9,577,548
Related parties receivables	9	1,968,043	370,072

		32,931,693	24,858,047

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

d.	Liquidity risk

Liquidity risk arises from the management of the Company’s working capital and the payment of financing costs and principal of debt instruments. It is the risk that the Company is unable to meet its financial obligations as they become due.

The Company manages its capital by focusing on liquidity and leverage metrics that enable a return to shareholders over the medium term, consistent with the risks assumed in the transaction.

The Company manages its liquidity through evaluating its acid test ratio, which is computed as cash plus financial investments divided by short-term debt. Liquidity is maintained by managing the overall leverage of the Company and monitoring the ratio of net debt to “EBITDA” at levels considered to be manageable for the continuity of operations.

Based on the analysis of these indicators, management of working capital has been defined to include the natural leverage of the Company at levels equal to or less than the leverage ratio that the Company would like to achieve.

The index of liquidity and leverage at the consolidated level are shown below:

	December 31, 2015		December 31, 2014
Cash and cash equivalents	18,843,988		14,910,427
Loans and financing – Current	(20,906,613)		(13,686,975)
Acid test ratio	0.9		1.09
Leverage indicator (*)	3.1	x	2.1	x

(*)	To calculate the leverage indicator the Company used the dollar and the euro exchange rates of the last day of the year (closing rate). This criteria is intended to equalize the net debt and EBITDA at the same exchange rate.

The table below shows the contractual obligation amounts from financial liabilities of the Company according to their maturities:

	December 31, 2015
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	12,421,018	—	—	—	12,421,018
Loans and financing	20,906,613	8,583,793	11,435,325	24,956,995	65,882,726
Estimated Interest on loans and financings (1)	3,367,387	5,006,448	4,141,151	3,844,912	16,359,898
Derivatives financing assets	(315,745)	—	(422,146)	—	(737,891)
Other financial liabilities	901,916	129,194	66,711	37,950	1,135,771

	December 31, 2014
	Less than 1 year	Between 1 and 3 years	Between 4 and 5 years	More than 5 years	Total
Trade accounts payable	6,942,933	—	—	—	6,942,933
Loans and financing	13,686,975	6,396,098	5,110,839	14,885,228	40,079,140
Estimated interest on loans and financings(1)	2,460,750	3,216,383	2,210,579	2,095,245	9,982,957
Derivatives financing liabilities	241,899	—	—	—	241,899
Other financial liabilities	344,881	197,304	248,253	44,904	835,342

JBS Foods International Predecessor

Notes to the consolidated financial statements at

December 31, 2015, 2014 and 2013

(Expressed in thousands of Brazilian Reais) (except per share data)

(1)	Includes interest on all loans and financing outstanding. Payments are estimated for variable rate debt based on effective interest rates at December 31, 2015 and 2014. Payments in foreign currencies are estimated using the December 31, 2015 and 2014 exchange rates.

The Company has securities pledged as collateral for derivative transactions with the commodities and futures whose balance at December 31, 2015 and 2014 is R$ 3,444,021 and R$ 1,122,266, respectively. The amount pledged is larger than its required collateral.

The indirect subsidiary JBS USA and its subsidiaries, has securities pledged as collateral for derivative transactions for commodities and futures whose balance at December 31, 2015 and 2014 is R$ 265,917 and R$ 316,088, respectively. The amount pledged is larger than its required collateral.

Other material guarantees are described in detail in note 14 for Loans and financing.

The Company and its subsidiaries have no material guarantees received from third parties.

Ordinary Shares

                    , 2016

Part II

Information not required in prospectus

Item 6.	Indemnification of Directors and Officers

Pursuant to the registrant’s articles of association, its directors and officers are indemnified by the registrant to the extent permitted by the Irish Companies Acts. Furthermore, the registrant’s directors and officers are expected to benefit from insurance against civil liabilities, including civil liabilities in connection with the registration, offering and sale of the securities.

Item 7.	Recent Sales of Unregistered Securities

The following transactions were or will be made in reliance upon the exclusion from registration provided by Regulation S under the Securities Act.

JBS Foods International was incorporated on May 9, 2016, with a total issued and outstanding share capital of US$0.001, consisting of one ordinary share with a par value of US$0.001. JBS Foods International’s sole shareholder at the time of its formation was Drever Limited, a company registered in England and Wales. On June 3, 2016, Drever Limited transferred its equity interest in JBS Foods International to Mr. Wesley Mendonça Batista, chief executive officer of JBS S.A., in exchange for cash. On June 30, 2016, JBS Foods International issued an additional 999 ordinary shares, with a par value of US$0.001 per share, to Mr. Wesley Mendonça Batista.

Upon our re-registration in Ireland as a public limited company, we will issue 25,000 euro deferred shares, with a par value of €1.00 per share, to Mr. Wesley Mendonça Batista in order to satisfy statutory requirements for the incorporation of an Irish public limited company. Prior to the distribution, Mr. Wesley Mendonça Batista will transfer all of his equity interests in us to JBS S.A. in exchange for cash. Immediately following the distribution, JBS S.A. will transfer our 25,000 euro deferred shares to certain of our executives, and we will repurchase the one original U.S. dollar-denominated ordinary share issued at our incorporation. Following these transactions, JBS S.A. will no longer hold any equity interest in us.

Item 8.	Exhibits and Financial Statement Schedules

A list of the exhibits included as part of this registration statement is set forth in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof), which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4) to file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering.

(5) that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6) that for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on this 5th day of August, 2016.

JBS FOODS INTERNATIONAL DESIGNATED ACTIVITY COMPANY

By:	/s/ Russell Colaco
	Name:	Russell Colaco
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints Russell Colaco, his or her true and lawful attorney-in-fact and agent, with full power to act separately and full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on August 5, 2016 in the capacities indicated:

Signatures			Title

/s/ Wesley Mendonça Batista			Wesley Mendonça Batista Chief Executive Officer (Principal Executive Officer)

/s/ Russell Colaco			Russell Colaco Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Marcus Enda O’Sullivan			Marcus Enda O’Sullivan Director

/s/ Ian Geoffrey Kemp			Ian Geoffrey Kemp Director

By:	/s/ Donald J. Puglisi		Puglisi & Associates Authorized Representative in the United States
	Name:	Donald J. Puglisi
	Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

2.1*	Form of Contribution Agreement to be entered into between JBS S.A. and the Registrant.

3.1	Form of Memorandum and Articles of Association of the Registrant upon re-registration as an Irish public limited company.

4.1	Specimen share certificate for the Registrant’s ordinary shares upon re-registration as an Irish public limited company.

4.2*	Form of Shareholders’ Agreement to be entered into by and among the Registrant, FB Participações S.A. and BNDES Participações S.A.—BNDESPar.

4.3*	Form of Registration Rights Agreement to be entered into by and between the Registrant and BNDES Participações S.A.—BNDESPar.

4.4*	Form of Deposit Agreement with respect to Brazilian Depositary Receipt to be entered into between the Registrant and , as depositary (English translation).

5.1*	Opinion of A&L Goodbody, Irish counsel to the Registrant, as to the validity of the JBS Foods International ordinary shares (including consent).

8.1*	Opinion of White & Case LLP with respect to the material U.S. tax consequences of the distribution (including consent).

8.2*	Opinion of Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados with respect to the material Brazilian tax consequences of the distribution (including consent).

10.1	Cattle Purchase and Sale Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated January 24, 2013.

10.2	Cattle Supply and Feeding Agreement, by and between JBS Food Canada Inc. and J&F Ranch Canada Inc., dated January 24, 2013.

10.3	Amended and Restated Shared Services and Feeding Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated January 21, 2013.

10.4	Deed of Amendment Shared Services and Feeding Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated November 10, 2014.

10.5	Amended and Restated Cattle Purchase and Sale Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated January 21, 2013.

10.6	Deed of Amendment to Cattle Purchase and Sale Agreement, by and between JBS Australia Pty Limited and J&F Australia Pty Limited, dated November 10, 2014.

10.7	Amended and Restated Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated October 23, 2008.

10.8	First Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated September 22, 2010.

10.9	Second Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated May 23, 2013.

10.10	Second Amendment to Cattle Purchase and Sale Agreement, by and between JBS USA, LLC (currently known as JBS USA Lux S.A.) and J&F Oklahoma Holdings Inc., dated November 7, 2014.

10.11	Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated October 23, 2008.

Exhibit No.	Description

10.12	First Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated September 21, 2010.

10.13	Second Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated January 24, 2013.

10.14	Third Amendment to Cattle Supply and Feeding Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated November 7, 2014.

10.15	Cattle Supply and Feeding Incentive Program Agreement, by and between Five Rivers Ranch Cattle Feeding LLC (currently known as JBS Five Rivers Cattle Feeding LLC) and J&F Oklahoma Holdings Inc., dated January 1, 2011.

21.1	List of subsidiaries of the Registrant (following completion of the transaction).

23.1	Consent of KPMG LLP.

23.2	Consent of BDO RCS Auditores Independentes S.S. independent registered public accountants.

23.3	Consent of BDO RCS Auditores Independentes S.S. independent registered public accountants.

23.4*	Consent of A&L Goodbody (included in Exhibit 5.1).

23.5*	Consent of White & Case LLP (included in Exhibit 8.1).

23.6*	Consent of Mattos Filho, Veiga Filho, Marrey Jr e Quiroga Advogados (included in Exhibit 8.2).

24.1	Power of Attorney (included in signature page to Registration Statement).

*	To be filed by amendment.

Certain debt instruments of the Registrant and its subsidiaries have been omitted as exhibits because the amounts involved in such debt instruments are less than 10% of the Registrant’s total assets. Copies of debt instruments for which the related debt is less than 10% of the Registrant’s total assets will be furnished to the Commission upon request.